Exhibit 4.1

EXECUTION VERSION

ODEON FINCO PLC

AND

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

AS TRUSTEE AND SECURITY AGENT

12.750% SENIOR SECURED NOTES DUE 2027

INDENTURE

DATED AS OF OCTOBER 20, 2022

TABLE OF CONTENTS

Page

Article I. Definitions and Incorporation by Reference	1

Article II. The Notes Section	51

Article III. Redemption	57

i

Article IV. Covenants	66

Article V. Successors	94

Section 5.01	Merger, Consolidation, Amalgamation and Sale of All or Substantially All Assets	94
Section 5.02	Successor Substituted	95

Article VI. Defaults and Remedies	96

Article VII. Trustee	102

Article VIII. Discharge of Indenture; Defeasance	107

Article IX. Amendments	110

Article X. Reserved	115

Article XI. Guarantee	115

Article XII. Collateral	120

Article XIII. Miscellaneous	133

Exhibit A	Provisions Relating to Initial Notes

Appendix I to Exhibit A	Form of Initial Notes

Exhibit B	Form of Certificate to Be Delivered in Connection with Transfers Pursuant to Regulation S

Exhibit C	Form of Supplemental Indenture to Add Guarantors

Exhibit D	Agreed Security Principles

Exhibit E	Intercreditor Agreement

INDENTURE dated as of October 20, 2022, among ODEON FINCO PLC (the “Issuer”), a direct subsidiary of ODEON CINEMAS GROUP LIMITED (the “Company”) and an indirect subsidiary of AMC ENTERTAINMENT HOLDINGS, INC., a Delaware corporation (“AMC”), the Guarantors party hereto from time to time and U.S. Bank Trust Company, National Association, a national banking association, as Trustee (in such capacity, the “Trustee”) and Security Agent (in such capacity, the “Security Agent”).

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders of (i) the Issuer’s 12.750% Senior Secured Notes due 2027 issued on the date hereof (the “Initial Notes”) and the guarantees thereof by AMC (pursuant to the terms of the AMC Guarantee (as defined herein)), the Company and certain of the Company’s subsidiaries and (ii) if and when issued, an unlimited principal amount of additional notes that may be offered from time to time in one or more series subsequent to the Issue Date as provided for in this Indenture (the “Additional Notes”) and the guarantees thereof by AMC (pursuant to the terms of the AMC Guarantee (as defined herein)), the Company and certain of the Company’s subsidiaries:

Article I.
Definitions and Incorporation by Reference

Section 1.01      Definitions.

“Acquired EBITDA” means, with respect to any Pro Forma Entity for any period, as the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to the Company and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” were references to such Pro Forma Entity and its Subsidiaries which will become Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity.

“Acquired Entity or Business” has the meaning given to such term in the definition of “Consolidated EBITDA.”

“Additional Amounts” has the meaning ascribed to that term under Section 3.09.

“Additional First Lien Obligations” means the Obligations with respect to any Indebtedness permitted under this Indenture having First Lien Priority (but without regard to the control of remedies) relative to the Notes with respect to the Collateral; provided that an authorized representative of the holders of such Indebtedness shall have executed a joinder to the Intercreditor Agreement or any Additional Intercreditor Agreement.

“Additional First Lien Secured Parties” means the holders of any Additional First Lien Obligations and any trustee, authorized representative or agent of such Additional First Lien Obligations.

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“Adjusted Treasury Rate” means, as of any redemption date, the weekly average for each Business Day during the most recent week that has ended at least two Business Days prior to such redemption date (or in the case of satisfaction and discharge, two Business Days prior to the deposit with the Trustee or Paying Agent) of the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the Federal Reserve Statistical Release H.15 (or, if such statistical release is not so published or the applicable information is not applicable thereon, any publicly available source of similar market data as selected by the Company in good faith)) most nearly equal to the period from the redemption date to November 1, 2024 (if no maturity is within three months before or after November 1, 2024, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, plus, in the case of each of clause (i) and (ii), 0.50%.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Agreed Security Principles” means the agreed security principles attached to this Indenture as Exhibit D.

“AMC” means AMC Entertainment Holdings, Inc. and its successors or assigns.

“Applicable Premium” means, at any redemption date, the excess of (i) the present value at such redemption date of (a) the redemption price of the Notes on November 1, 2024 (as set forth in paragraph 6 of the Notes) plus (b) all required remaining scheduled interest payments due on the Notes through November 1, 2024 (excluding accrued and unpaid interest), computed using a discount rate equal to the Adjusted Treasury Rate, over (ii) the principal amount of the Notes on such redemption date.

“Asset Sale” means:

(i)           the sale, transfer, lease, license or other disposition of any asset of the Company or any of its Restricted Subsidiaries, including of any Equity Interest owned by it; or

(ii)          the issuance by any Restricted Subsidiary of any additional Equity Interest in such Restricted Subsidiary (including, in each case, pursuant to a Delaware LLC Division) (other than issuing directors’ qualifying shares, nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law and other than issuing Equity Interests to the Company or a Restricted Subsidiary in compliance with clause (c) of the definition of “Permitted Investments”) (each of (i) and (ii), a “Disposition”);

in each case, except:

(a)            Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful, or economically practicable to maintain, in the conduct of the business of the Company and the Restricted Subsidiaries (including allowing any registration or application for registration of any intellectual property that is no longer used or useful, or economically practicable to maintain, to lapse or go abandoned or be invalidated);

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(b)            Dispositions of inventory and other assets in the ordinary course of business;

(c)            Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, (ii) an amount equal to the Net Proceeds of such Disposition are promptly applied to the purchase price of such replacement property or (iii) such Disposition is allowable under Section 1031 of the Code, or any comparable or successor provision, for like property (excluding any boot thereon) for use in a Similar Business;

(d)            Dispositions of property to the Company or a Restricted Subsidiary (including as a result of a Delaware LLC Division);

(e)            (A) the Disposition of all or substantially all of the assets of the Company or any Restricted Subsidiary in a manner permitted pursuant to Section 5.01 or any Disposition that constitutes a Change of Control pursuant to this Indenture, (B) Permitted Investments, (C) Restricted Payments permitted by Section 4.07 or (D) Liens permitted by Section 4.08, in each case, other than by reference to this clause (e);

(f)             any issuance, sale, pledge or other Disposition of Equity Interests in, or Indebtedness, or other securities of, an Unrestricted Subsidiary;

(g)            Dispositions of Cash Equivalents;

(h)            Dispositions of (A) accounts receivable in connection with the collection or compromise thereof (including sales to factors or other third parties) and (B) receivables and related assets pursuant to any Permitted Receivables Financing;

(i)             leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and that do not materially interfere with the business of the Company and the Restricted Subsidiaries, taken as a whole;

(j)             transfers of property subject to Casualty Events upon receipt of the Net Proceeds of such Casualty Event;

(k)            [reserved];

(l)             Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(m)           Dispositions of any assets (including Equity Interests) (A) acquired in connection with any acquisition or other Investment permitted hereunder, which assets are not used or useful to the core or principal business of the Company and the Restricted Subsidiaries and (B) made to obtain the approval of any applicable antitrust authority or otherwise required by a Governmental Authority in connection with an acquisition permitted hereunder;

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(n)            transfers of condemned property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of property arising from foreclosure or similar action or that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement;

(o)            Dispositions of property for Fair Market Value in a single transaction or a series of related transactions having an aggregate purchase price not to exceed the greater of (A) $20,000,000 and (B) 10% of Consolidated EBITDA for the most recently ended Test Period at the time of such Disposition;

(p)            the sale or discount (with or without recourse) (including by way of assignment or participation) of other receivables (including, without limitation, trade and lease receivables) and related assets in connection with a Permitted Receivables Financing; and

(q)            the unwinding of any Swap Obligations or Cash Management Obligations.

“Available Cash” means, as of any date of determination, the aggregate amount of cash and Cash Equivalents of the Company or any Restricted Subsidiary to the extent the use thereof for the application to payment of Indebtedness is not prohibited by law or any contract binding on the Company or any Restricted Subsidiary.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Laws” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors, or any arrangement, reorganization, insolvency, moratorium, assignment for the benefit of creditors, any other marshalling of the assets or liabilities of the Company or any of its Subsidiaries, or similar law affecting creditors’ rights generally.

“Board of Directors” means the Board of Directors of the Company or any committee of such Board of Directors duly authorized to act under this Indenture.

“Business Day” means any day other than a Saturday or Sunday or other day on which banks in New York, New York, Leawood, Kansas, London, United Kingdom or the city in which the Trustee’s office is located are authorized or required to be closed, or, if no Security is outstanding, the city in which the principal corporate trust office of the Trustee is located.

“Capital Lease Obligations” means an obligation that is a Capitalized Lease; and the amount of Indebtedness represented thereby at any time shall be the amount of the liability in respect thereof that would at that time be required to be capitalized on a balance sheet in accordance with GAAP as in effect on December 31, 2018, subject to the proviso in the definition of GAAP; for the avoidance of doubt, any obligation relating to a lease that would have been accounted for by such Person as an operating lease as of December 31, 2018 shall be accounted for as obligations relating to an operating lease and not as Capital Lease Obligations.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, as in effect on December 31, 2018, recorded as capitalized leases.

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“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Company and the Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Company and the Restricted Subsidiaries.

“Capital Stock” of any Person means any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock, including preferred stock, any rights (other than debt securities convertible into capital stock), warrants or options to acquire such capital stock, whether now outstanding or issued after the date of this Indenture.

“Cash Equivalents” means:

(a)            dollars, euro, pounds sterling, Australian dollars, Swiss Francs, Canadian dollars, Yuan, Pesos or such other currencies held by the Company or any Restricted Subsidiary from time to time in the ordinary course of business;

(b)            readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States or (ii) any Permissible Jurisdiction rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, having average maturities of not more than 24 months from the date of acquisition thereof; provided that the full faith and credit of the United States or any Permissible Jurisdiction is pledged in support thereof;

(c)            time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that has combined capital and surplus of at least (x) $250,000,000 in the case of U.S. banks and (y) $100,000,000 (or the dollar equivalent as of the date of determination) in the case of non-U.S. banks (any such bank meeting the requirements of clause (i) or (ii) above being an “Approved Bank”), in each case with average maturities of not more than 24 months from the date of acquisition thereof;

(d)            commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than 24 months from the date of acquisition thereof;

(e)            repurchase agreements and reverse repurchase agreements entered into by any Person with an Approved Bank, a bank or trust company or recognized securities dealer, in each case, having capital and surplus in excess of (i) $250,000,000 in the case of U.S. banks and (ii) $100,000,000 (or the dollar equivalent as of the date of determination) in the case of non-U.S. banks, in each case, for direct obligations issued by or fully guaranteed or insured by the government or any agency or instrumentality of the United States or any Permissible Jurisdiction, in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a Fair Market Value of at least 100% of the amount of the repurchase obligations;

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(f)             marketable short-term money market and similar highly liquid funds either (i) having assets in excess of (x) $250,000,000 in the case of U.S. banks or other U.S. financial institutions and (y) $100,000,000 (or the dollar equivalent as of the date of determination) in the case of non-U.S. banks or other non-U.S. financial institutions or (ii) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(g)            securities with average maturities of 24 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States or a Permissible Jurisdiction, or by any political subdivision or taxing authority of any such state, commonwealth or territory having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);

(h)            investments with average maturities of 24 months or less from the date of acquisition in mutual funds rated A (or the equivalent thereof) or better by S&P or A2 (or the equivalent thereof) or better by Moody’s;

(i)             instruments equivalent to those referred to in clauses (a) through (h) above denominated in any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction;

(j)             investments, classified in accordance with GAAP as current assets, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions having capital of at least $250,000,000, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (i) of this definition;

(k)            auction rate securities issued by any domestic corporation or any domestic government instrumentality, in each case rated at least “A-1” (or its equivalent) by S&P or at least “P-1” (or its equivalent) by Moody’s and maturing within six months of the date of acquisition (or with interest rates or dividend yields that are re-set at least every 35 days);

(l)             qualified purchaser funds regulated by the exemption provided by Section 3(c)(7) of the Investment Company Act of 1940, as amended, which funds possess a “AAA” rating from at least two nationally recognized agencies and provide daily liquidity;

(m)            with respect to any Restricted Subsidiary of the Company: (i) obligations of the national government of the country in which such Subsidiary maintains its chief executive office and principal place of business, provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Subsidiary maintains its chief executive office and principal place of business, provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-2” or the equivalent thereof or from Moody’s is at least “P-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 24 months from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank; and

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(n)            investment funds investing at least 90% of their assets in securities of the types described in clauses (a) through (m) above.

“Cash Management Obligations” means obligations of the Company or any Restricted Subsidiary in respect of (a) any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management or treasury services or any automated clearing house transfers of funds, (b) other obligations in respect of netting services, employee credit or purchase card programs and similar arrangements and (c) other services related, ancillary or complementary to the foregoing.

“Casualty Event” means any event that gives rise to the receipt by the Company or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Change of Control” means the occurrence of, after the date of this Indenture, any of the following events:

(a)            any “person” or “group” as such terms are used in Sections 13(d) and 14(d) of the Exchange Act other than one or more Permitted Holders is or becomes the “beneficial owner”(as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, by way of merger, consolidation or other business combination or purchase of 50% or more of the total voting power of the Voting Stock of AMC or the Company;

(b)            the adoption of a plan relating to the liquidation or dissolution of AMC or the Company; or

(c)            the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of AMC and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole, in each case, to any Person other than one or more Permitted Holders.

Notwithstanding anything to the contrary in this definition or any provision of Rule 13d-3 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Voting Stock (x) to be acquired by such Person or group pursuant to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement or (y) solely as a result of veto or approval rights in any joint venture agreement, shareholder agreement, investor rights agreement or other similar agreement, (ii) if any group (other than a Permitted Holder) includes one or more Permitted Holders, the issued and outstanding Voting Stock of AMC or the Company owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred, (iii) a Person or group (other than Permitted Holders) will not be deemed to beneficially own Voting Stock of another Person as a result of its ownership of Equity Interests or other securities of such other Person’s parent (or related contractual rights) unless it owns more than 50% of the total voting power of the Voting Stock of such Person’s parent and (iv) the right to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner.

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“Clearing System Business Day” means any day on which each clearing system for which the Global Notes are being held is open for business.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Secured Notes Obligations; provided that any property or asset of an Odeon Guarantor subject only to a floating charge (and not any other Lien) under any Security Document to the extent such charge has not crystallized into a fixed charge shall not be deemed Collateral for purposes of determining whether a Permitted Lien is permitted over such asset or property pursuant to the covenant described under Section 4.08; provided, further, that nothing in this Indenture shall prohibit such property or asset being released from such floating charge to the extent a Permitted Lien is granted if such release is required by the grantee of such Permitted Lien and provided, further, that such assets and property are not Collateral which are subject to a fixed charge in favor of the Holders.

“Company” means Odeon Cinemas Group Limited and its successors or assigns.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term from the redemption date to November 1, 2024, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to November 1, 2024.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (ii) of the definition of Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the Company, Reference Treasury Dealer Quotations for the redemption date.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period, plus:

(a)            without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i)            total interest expense and, to the extent not reflected in such total interest expense, (A) any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or such derivative instruments, (B) bank and letter of credit fees and costs of surety bonds in connection with financing activities, (C) cash dividend payments in respect of preferred stock (including any JV Preferred Equity Interests) and any Disqualified Equity Interests and (D) other items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (i) through (xiii) thereof,

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(ii)            provision for taxes based on income, profits, revenue or capital, including federal, foreign and state income, franchise, excise, value added and similar taxes based on income, profits, revenue or capital and foreign withholding taxes paid or accrued during such period (including in respect of repatriated funds) including (A) penalties and interest related to such taxes or arising from any tax examinations and (B) other fees, taxes and expenses to maintain corporate existence,

(iii)           depreciation and amortization (including amortization of intangible assets, Capitalized Software Expenditures, internal labor costs and amortization of deferred financing fees, OID or costs),

(iv)           other non-cash charges (including the excess of GAAP rent expense over actual cash rent paid during such period due to the use of straight line rent for GAAP purpose) (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) such Person may elect not to add back such non-cash charges in the current period and (B) to the extent such Person elects to add back such non-cash charges in the current period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period),

(v)            the amount of any non-controlling interest consisting of income attributable to non-controlling interests of third parties in any non-wholly-owned subsidiary deducted (and not added back in such period to Consolidated Net Income) excluding cash distributions in respect thereof,

(vi)           (A) the amount of payments made to option, phantom equity or profits interest holders of the Company or any of its direct or indirect parent companies in connection with, or as a result of, any distribution being made to shareholders of such person or its direct or indirect parent companies, which payments are being made to compensate such option, phantom equity or profits interest holders as though they were shareholders at the time of, and entitled to share in, such distribution, including any cash consideration for any repurchase of equity, in each case to the extent permitted in this Indenture and (B) the amount of fees, expenses and indemnities paid to directors, including of the Company or any direct or indirect parent thereof,

(vii)          losses or discounts on sales of receivables and related assets in connection with any Permitted Receivables Financing,

(viii)         cash receipts (or any netting arrangements resulting in reduced cash expenditures) not included in the calculation of Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (d) below for any previous period and not added back,

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(ix)           any costs or expenses incurred by the Company or any Restricted Subsidiary pursuant to any management equity plan or stock option or phantom equity plan or any other management or employee benefit plan or agreement, any severance agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are non-cash or otherwise funded with cash proceeds contributed to the capital of the Company or Net Proceeds of an issuance of Equity Interests of the Company (other than Disqualified Equity Interests),

(x)            any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification 715, and any other items of a similar nature, and

(xi)           expenses consisting of internal software development costs that are expensed but could have been capitalized under alternative accounting policies in accordance with GAAP,

plus

(b)            without duplication, the amount of “run rate” cost savings, operating expense reductions and synergies related to any Specified Transaction, any restructuring, cost saving initiative or other initiative and any Consolidated EBITDA attributable to any of the foregoing, in each case projected by the Company in good faith to be realized as a result of actions that have been taken or initiated or are expected to be taken (in the good faith determination of the Company) (any such projected benefit, a “Projected Benefit”), including any Projected Benefit (including restructuring and integration charges) in connection with, or incurred by or on behalf of, any joint venture of the Company or any of the Restricted Subsidiaries (whether accounted for on the financial statements of any such joint venture or the Company) with respect to any Specified Transaction, any restructuring, cost saving initiative or other initiative whether initiated before, on or after the Issue Date, within 24 months after such Specified Transaction, restructuring, cost saving initiative or other initiative (which Projected Benefit shall be added to Consolidated EBITDA until fully realized and calculated on a Pro Forma Basis as though such Projected Benefit had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions; provided that (A) such Projected Benefit is reasonably quantifiable and factually supportable, (B) no Projected Benefit shall be added pursuant to this clause (b) to the extent duplicative of any expenses or charges relating to such Projected Benefit that are included in clause (a) above (it being understood and agreed that “run rate” shall mean the full recurring benefit that is associated with any action taken), (C) the share of any such Projected Benefit with respect to a joint venture that are to be allocated to the Company or any of the Restricted Subsidiaries shall not exceed the total amount thereof for any such joint venture multiplied by the percentage of income of such venture expected to be included in Consolidated EBITDA for the relevant Test Period and (D) the aggregate amount of Projected Benefits added pursuant to this clause (b) for any Test Period when taken together shall not exceed 25% of Consolidated EBITDA for such Test Period (giving pro forma effect to the relevant transaction and determined after giving effect to any Pro Forma Adjustments pursuant to this clause (b));

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plus

(c)            amount of Consolidated EBITDA (estimated in good faith by the Company) attributable to any completed New Project that has completed less than a full Test Period of operations, calculated on a Pro Forma Basis as though such New Project had been completed on the first day of the relevant Test Period;

less

(d)            without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i)             non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period),

(ii)            the amount of any non-controlling interest consisting of loss attributable to non-controlling interests of third parties in any non-wholly-owned subsidiary added (and not deducted in such period from Consolidated Net Income), in each case, as determined on a consolidated basis for the Company and the Restricted Subsidiaries in accordance with GAAP; provided that,

(I)            there shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any Person, property, business or asset acquired by the Company or any Restricted Subsidiary during such period (other than any Unrestricted Subsidiary) whether such acquisition occurred before or after the Issue Date to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to a transaction consummated prior to the Issue Date, and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis, and

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(II)           there shall be (A) excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than any Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Company or any Restricted Subsidiary during such period (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, at the Company’s election only when and to the extent such operations are actually disposed of), including any division, product line, theatre, screen or other facility used for operations of the Company or any Restricted Subsidiary, which was closed for business or disposed of during such period (other than any theatre closed in the ordinary course of business within 120 days of lease expiration) (each such Person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical Pro Forma Basis and (B) included in determining Consolidated EBITDA for any period in which a Sold Entity or Business is disposed, an adjustment equal to the Pro Forma Disposal Adjustment with respect to such Sold Entity or Business (including the portion thereof occurring prior to such disposal).

“Consolidated First Lien Debt” means, as of any date of determination, (a) the amount of Consolidated Total Debt (including in respect of the Notes) that is secured by a material portion of the Collateral on an equal or super priority basis (but without regard to the control of remedies) with Liens securing the Secured Notes Obligations (excluding, in any event, all Capital Lease Obligations and any subordinated Indebtedness) minus (b) Available Cash.

“Consolidated Interest Expense” means the sum of (a) cash interest expense (including that attributable to Capitalized Leases), net of cash interest income, of the Company and the Restricted Subsidiaries with respect to all outstanding Indebtedness of the Company and the Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under hedging agreements plus (b) the amount of cash dividends or distributions made by the Company and the Restricted Subsidiaries in respect of Disqualified Equity Interests and other preferred Equity Interests issued in accordance with Section 4.06, but excluding, for the avoidance of doubt, (i) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest (including as a result of the effects of acquisition method accounting or pushdown accounting), (ii) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments pursuant to FASB Accounting Standards Codification No. 815-Derivatives and Hedging, (iii) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates, (iv) commissions, discounts, yield and other fees and charges (including any interest expense) incurred in connection with any Permitted Receivables Financing, (v) all non-recurring cash interest expense or “additional interest” for failure to timely comply with registration rights obligations, (vi) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect to any acquisition or any other Investment, all as calculated on a consolidated basis in accordance with GAAP, (vii) any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, (viii) penalties and interest relating to taxes, (ix) accretion or accrual of discounted liabilities not constituting Indebtedness, (x) any interest expense attributable to a direct or indirect parent entity resulting from push down accounting, (xi) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting, (xii) any pay-in-kind interest expense or other non-cash interest expenses and (xiii) any payments made in respect of any operating leases (as determined under GAAP as in effect on December 31, 2018).

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“Consolidated Net Income” means, for any period, the net income (loss) of the Company and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication:

(a)            extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives and any accruals or reserves in respect of any extraordinary, non-recurring or unusual items), severance, relocation costs, integration and facilities’ or offices’ opening costs, start-up costs and other business optimization expenses (including related to new product introductions, costs incurred in connection with any New Project (including costs incurred in connection with unconsummated theatre acquisitions) and other strategic or cost saving initiatives), restructuring charges, accruals or reserves (including restructuring and integration costs related to acquisitions consummated prior to or after the Issue Date and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements, signing costs, retention or completion bonuses, other executive recruiting and retention costs, transition costs, costs related to the closure or disposition of any theatre or a screen within a theatre, costs related to closure/consolidation of facilities or offices, internal costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgements thereof),

(b)            the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period to the extent included in Consolidated Net Income,

(c)            Transaction Costs,

(d)            the net income for such period of any Person that is an Unrestricted Subsidiary and any Person that is not a Subsidiary or that is accounted for by the equity method of accounting; provided that Consolidated Net Income shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or, if not paid in cash or Cash Equivalents, but later converted into cash or Cash Equivalents, upon such conversion) by such Person to the Company or a Restricted Subsidiary thereof during such period,

(e)            any fees and expenses (including any transaction or retention bonus or similar payment, any earnout, contingent consideration obligation or purchase price adjustment) incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with FASB Accounting Standards Codification 805 and gains or losses associated with FASB Accounting Standards Codification 460),

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(f)            any income (loss) for such period attributable to the early extinguishment of Indebtedness, hedging agreements or other derivative instruments,

(g)            accruals and reserves that are established or adjusted as a result of the Transactions in accordance with GAAP (including any adjustment of estimated payouts on existing earn-outs) or changes as a result of the adoption or modification of accounting policies during such period,

(h)            all Non-Cash Compensation Expenses,

(i)             any income (loss) attributable to deferred compensation plans or trusts,

(j)             any income (loss) from investments recorded using the equity method of accounting (but including any cash dividends or distributions actually received by the Company or any Restricted Subsidiary in respect of such investment),

(k)            any gain (loss) on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business) or income (loss) from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of),

(l)             any non-cash gain (loss) attributable to the mark to market movement in the valuation of hedging obligations or other derivative instruments pursuant to FASB Accounting Standards Codification 815-Derivatives and Hedging or mark to market movement of other financial instruments pursuant to FASB Accounting Standards Codification 825-Financial Instruments in such Test Period; provided that any cash payments or receipts relating to transactions realized in a given period shall be taken into account in such period,

(m)           any non-cash gain (loss) related to currency remeasurements of Indebtedness, net loss or gain resulting from hedging agreements for currency exchange risk and revaluations of intercompany balances and other balance sheet items,

(n)            any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures (provided, in each case, that the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income for the period in which such cash payment was made),

(o)            the impact of capitalized, accrued or accreting or pay-in-kind interest or principal on Subordinated Shareholder Funding;

(p)            any impairment charge or asset write-off or write-down (including related to intangible assets (including goodwill), long-lived assets, film television costs and investments in debt and equity securities), and

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(q)            solely for the purpose of calculating Section 4.07(a)(C), the net income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its net income is not at the date of determination wholly permitted without any prior Governmental Approval (which has not been obtained) or, directly or indirectly, is otherwise restricted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Company will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Cash Equivalents to the Company or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein.

There shall be excluded from Consolidated Net Income for any period the effects from applying acquisition method accounting, including applying acquisition method accounting to inventory, property and equipment, loans and leases, software and other intangible assets and deferred revenue (including deferred costs related thereto and deferred rent) required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Company and the Restricted Subsidiaries), as a result of the any acquisition or Investment consummated prior to (or after) the Issue Date and any acquisitions or other Investment or the amortization or write-off of any amounts thereof.

In addition, to the extent not already included in Consolidated Net Income, Consolidated Net Income shall include (i) the amount of proceeds received, due or otherwise estimated in good faith to be received from business interruption insurance, liability or casualty events insurance or reimbursement of expenses and charges that are covered by indemnification, insurance and other reimbursement provisions in connection with any acquisition or other Investment or any disposition of any asset permitted hereunder (occurring prior to or after the Issue Date (net of any amount so added back in any prior period to the extent not so reimbursed within a two-year period)) and (ii) the amount of any cash tax benefits related to the tax amortization of intangible assets in such period.

“Consolidated Total Assets” means, as at any date of determination, the amount that would be set forth opposite the caption “total assets” (or any like caption) on the most recent consolidated balance sheet of the Company and the Restricted Subsidiaries in accordance with GAAP.

“Consolidated Total Debt” means, as of any date of determination, the outstanding principal amount of all third party Indebtedness for borrowed money (including purchase money Indebtedness), unreimbursed drawings under letters of credit, Capital Lease Obligations, third party Indebtedness obligations evidenced by notes or similar instruments (and excluding, for the avoidance of doubt, Swap Obligations), in each case of the Company and the Restricted Subsidiaries on such date, on a consolidated basis and determined in accordance with GAAP (excluding, in any event, the effects of any discounting of Indebtedness resulting from the application of acquisition method or pushdown accounting in connection with any acquisition or other Investment); provided, in determining the amount of Consolidated Total Debt for the purpose of this definition, the amount of Consolidated Total Debt consisting of a revolving line of credit shall be deemed to be the aggregate outstanding principal amount thereof on the last day of each fiscal quarter of the Company ending during the Test Period most recently ended on or prior to such date, divided by four (4).

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“Consolidated Total Net Debt” means, as of any date of determination, (a) Consolidated Total Debt minus (b) Available Cash.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Converted Restricted Subsidiary” has the meaning given to such term in the definition of “Consolidated EBITDA.”

“Corporate Trust Office” means the office of the Trustee at which at any particular time its corporate trust business shall be principally administered, which office at the date of execution of this Indenture is located at 60 Livingstone Avenue, St. Paul, MN 55107-1419, Attention: Donald Hurrelbrink.

“Credit Facilities” means one or more (i) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (ii) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (iii) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Default” means any event which is, or after notice or the passage of time or both, would be, an Event of Default.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or a Subsidiary in connection with an Asset Sale that is designated as Designated Non-Cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed, sold or otherwise disposed of or returned in exchange for consideration in the form of cash or Cash Equivalents in compliance with Section 4.17.

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“Disposed EBITDA” means, with respect to any Sold Entity or Business or Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Company and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its subsidiaries or to such Converted Unrestricted Subsidiary and its subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a)            matures or is mandatorily redeemable (other than solely for Equity Interests in such Person or in any Parent Entity that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b)            is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person or in any Parent Entity that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c)            is redeemable (other than solely for Equity Interests in such Person or in any Parent Entity that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date 91 days after the Maturity Date; provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale,” “condemnation event,” a “change in control” or similar event shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Notes and Secured Notes Obligations that are accrued and payable, (ii) if an Equity Interest in any Person is issued pursuant to any plan for the benefit of employees of the Company (or any direct or indirect parent thereof), the Company or any of the Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by the Company (or any direct or indirect parent company thereof), the Company or any of the Subsidiaries in order to satisfy applicable statutory or regulatory obligations of such Person or as a result of such employee’s termination, death, or disability and (iii) any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Equity Interest shall not be deemed to be Disqualified Equity Interest.

“DTC” means The Depository Trust Company, or any successor thereof.

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“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“Equity Offering” means a public or private sale for cash by the Company or of a direct or indirect parent of the Company (the proceeds of which have been contributed to the Company) of common stock or preferred stock (other than Redeemable Capital Stock), or options, warrants or rights with respect to such Person’s common stock or preferred stock (other than Redeemable Capital Stock), other than public offerings with respect to such Person’s common stock, preferred stock (other than Redeemable Capital Stock), or options, warrants or rights, registered on Form S-4 or S-8.

“euro,” “€” or “EUR” means single currency of the member states of the European Union.

“European Union” means the European Union as of the Issue Date.

“Event of Default” has the meaning set forth under Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rate” means on any day, for purposes of determining the dollar equivalent of any amount denominated in a currency other than dollars, the rate at which such currency may be exchanged into dollars as set forth at approximately 11:00 a.m. on such day as set forth on the Reuters World Currency Page for such currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be determined by the Company in good faith, or, such Exchange Rate shall instead be the spot rate of exchange of the applicable issuing bank under the Senior Credit Facilities through its principal foreign exchange trading office, at or about 11:00 a.m., New York City time on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the applicable issuing bank may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Contribution Amount” means a cumulative amount equal to (without duplication):

(a)            the Net Proceeds of new public or private issuances of Qualified Equity Interests in the Company or any parent of the Company which are contributed to (or received by) the Company after the Issue Date, plus

(b)            capital contributions received by the Company after the Issue Date in cash or Cash Equivalents (other than in respect of any Disqualified Equity Interest) and the Fair Market Value of any in-kind contributions, plus

(c)            the net cash proceeds received by the Company or any Restricted Subsidiary from Indebtedness and Disqualified Equity Interest issuances issued after the Issue Date and which have been exchanged or converted into Qualified Equity Interests, plus

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(d)            returns, profits, distributions and similar amounts received in cash or Cash Equivalents and the Fair Market Value of any in-kind amounts received by Company and the Restricted Subsidiaries on Investments made after the Issue Date using the Excluded Contribution Amount (not to exceed the amount of such Investments), plus

(e)            the net cash proceeds received by the Company from Subordinated Shareholder Funding after the Issue Date (as defined below);

provided that the Excluded Contribution Amount shall not include any amounts used to incur Indebtedness pursuant to Section 4.06(b)(xxv), any amounts used to make Restricted Payments pursuant to Section 4.07(b)(vi)(c) or any amounts used to make Investments pursuant to clause (n) of the definition of “Permitted Investments.”

“Existing AMC Loans” means, collectively, (i) the £130 million treasury facility agreement between American Multi-Cinema, Inc., as lender, and the Company, as borrower, dated as of February 19, 2021, (ii) the £130 million treasury facility agreement between American Multi-Cinema, Inc., as lender, and the Company, as borrower, dated as of July 22, 2020 and (iii) the £300 million promissory note between American Multi-Cinema, Inc., as payee, and Odeon and UCI Cinemas Holdings Limited, as payor, dated September 17, 2019.

“Existing Odeon Credit Agreement” means that certain term loan facility agreement dated as of February 15, 2021, between the Company, the guarantors party thereto, the lenders and other loan parties thereto and Lucid Agency Services Limited as agent and Lucid Trustee Services Limited as security agent.

“Fair Market Value” means with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset. Except as otherwise expressly set forth herein, such value shall be determined in good faith by the Company.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

“First Lien Leverage Ratio” means, on any date, the ratio of (a) Consolidated First Lien Debt as of such date to (b) Consolidated EBITDA for the Test Period as of such date.

“First Lien Priority” means, with respect to specified Indebtedness, such Indebtedness is secured by a Lien that is equal in priority to the Liens on specified Collateral (but without regard to control of remedies) and is subject to the Intercreditor Agreement or any Additional Intercreditor Agreement.

“First Lien Obligations” means, collectively, (1) the Secured Notes Obligations and (2) any Additional First Lien Obligations.

“Fixed Charge Coverage Ratio” means, on any date, the ratio of (a) Consolidated EBITDA for the Test Period as of such date to (b) Consolidated Interest Expense as of such date.

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“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that the Company may elect, as evidenced by a written notice of the Company to the Trustee to eliminate the effect of any change occurring after the Issue Date in GAAP or in the application thereof on the operation of any provision hereof, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn. Notwithstanding any other provision contained herein, (a) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB Accounting Standards Codification 825-Financial Instruments, or any successor thereto (including pursuant to the FASB Accounting Standards Codification), to value any Indebtedness of the Company or any subsidiary at “fair value,” as defined therein and (b) the amount of any Indebtedness or other balance sheet items or income statement items under GAAP with respect to Capital Lease Obligations and any other leases shall be determined in accordance with the definition of Capital Lease Obligations and otherwise in accordance with GAAP as in effect on December 31, 2018 (and, in any event, shall exclude the impact on rent expense resulting from the adoption of ASC 842).

“Government Securities” means direct obligations (or certificates representing an ownership interest in such obligations) of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, with respect to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

(a)            to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

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(b)            entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means (i) the Issue Date Guarantors, (ii) the Post-Closing Subsidiary Guarantors and (iii) each Subsidiary of the Company that provides a Subsidiary Guarantee on the Issue Date and any other Subsidiary of the Company that provides a Subsidiary Guarantee in accordance with this Indenture; provided that upon the release or discharge of such Guarantor from its Guarantee in accordance with this Indenture and the AMC Guarantee, as applicable, such Guarantor shall cease to be a Guarantor.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books, which shall initially be the nominee of DTC.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts or similar obligations payable in the ordinary course of business and any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid within 60 days after being due and payable), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; provided that the term “Indebtedness” shall not include (i) deferred or prepaid revenue, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller, (iii) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, (iv) Indebtedness of any Parent Entity appearing on the balance sheet of the Company solely by reason of push down accounting under GAAP, (v) accrued expenses and royalties, (vi) asset retirement obligations and other pension related obligations (including pensions and retiree medical care) that are not overdue by more than 60 days, (vii) any obligations under any operating leases (as determined under GAAP as in effect on December 31, 2018) and (viii) Subordinated Shareholder Funding. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

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The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith. For all purposes hereof, the Indebtedness of the Company and the Restricted Subsidiaries shall exclude intercompany liabilities arising from their cash management, tax, and accounting operations and intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business.

“Independent Financial Advisor” means an investment banking or accounting firm of international standing or any third party appraiser of international standing; provided, however, that such firm or appraiser is not an Affiliate of the Company.

“Intercreditor Agreement” means the intercreditor agreement dated on or about the Issue Date between, among others, the Issuer, the Company, the Issue Date Subsidiary Guarantors, the Security Agent and the Trustee, as amended from time to time, attached to this Indenture as Exhibit E.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or Indebtedness or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of the Company and the Restricted Subsidiaries, (i) intercompany advances arising from their cash management, tax, and accounting operations and (ii) intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. The amount, as of any date of determination, of (i) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by such investor representing interest in respect of such Investment (to the extent any such payment to be deducted does not exceed the remaining principal amount of such Investment and without duplication of amounts increasing Section 4.07(a)(C) or the Excluded Contribution Amount), but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (ii) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by a Financial Officer, (iii) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the Fair Market Value of such Equity Interests or other property as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment and without duplication of amounts increasing Section 4.07(a)(C) or the Excluded Contribution Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (iv) any Investment (other than any Investment referred to in clause (i), (ii) or (iii) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus (A) the cost of all additions thereto and minus (B) the amount of any portion of such Investment that has been repaid to the investor in cash as a repayment of principal or a return of capital, and of any cash payments actually received by such investor representing interest, dividends or other distributions in respect of such Investment (to the extent the amounts referred to in this clause (B) do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto and without duplication of amounts increasing Section 4.07(a)(C) or the Excluded Contribution Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment. For purposes of the definition of “Permitted Investments,” if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by a Financial Officer.

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“Issue Date” means October 20, 2022.

“Issue Date Guarantors” means, collectively, AMC (pursuant to the terms of the AMC Guarantee), the Company and the Issue Date Subsidiary Guarantors and their respective successors and assigns.

“Issue Date Subsidiary Guarantors” means, collectively, ABC Cinemas Limited, Odeon and UCI Cinemas Holdings Limited, Odeon Cinemas Limited, Odeon Cinemas Holdings Limited, Odeon Cinemas (RL) Limited, United Cinemas International Acquisitions Limited and United Cinemas International (UK) Limited and their respective successors and assigns.

“Issuer” means Odeon Finco PLC and its successors and assigns.

“Junior Financing” means any Material Indebtedness (other than any permitted intercompany Indebtedness owing to the Company or any Restricted Subsidiary) that is subordinated in right of payment to the Notes.

“JV Preferred Equity Interests” means preferred Equity Interests (other than Disqualified Equity Interests) issued to and held by joint venture partners after the Issue Date.

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“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Transaction” means any acquisition or Investment not prohibited by this Indenture, in each case whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Management Investors” means current and/or former directors, officers, partners, members and employees of any Parent Entity, the Company and/or any of their respective subsidiaries who (directly or indirectly through one or more investment vehicles) held Equity Interests in the Company on the Issue Date.

“Material Adverse Effect” means any event, circumstance or condition that has had, or could reasonably be expected to have, a materially adverse effect on (a) the business or financial condition of the Company and the Restricted Subsidiaries, taken as a whole, (b) the ability of the Issuer and the Guarantors, taken as a whole, to perform their payment obligations under this Indenture or (c) the rights and remedies of the Holders.

“Material Indebtedness” means any Indebtedness for borrowed money (other than the Secured Notes Obligations), Capital Lease Obligations, unreimbursed drawings under letters of credit, third party Indebtedness obligations evidenced by notes or similar instruments or obligations in respect of one or more Swap Agreements, of any one or more of the Company and the Restricted Subsidiaries in an aggregate principal amount exceeding the greater of (a) $60,000,000 and (b) 30% of Consolidated EBITDA for the most recently ended Test Period at such time; provided that in no event shall any Permitted Receivables Financing be considered Material Indebtedness for any purpose. For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Intellectual Property” means, as of any date of determination, material registered patents, material registered trademarks or material registered copyrights, in each case, that are owned by the Company or any of the Restricted Subsidiaries.

“Maturity Date” means the date specified in the Notes as the fixed date on which the principal of the Notes is due and payable.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgaged Property” means any real property of the Issuer or an Odeon Guarantor that becomes subject to a mortgage, deed of trust or other real estate Security Document.

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“Net Proceeds” means, with respect to any event, (a) the proceeds received in respect of such event in cash or Cash Equivalents, including (i) any cash or Cash Equivalents received in respect of any non-cash proceeds, including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out (but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds that are actually received and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments that are actually received, minus (b) the sum of (i) all fees and out-of-pocket expenses paid by the Company and the Restricted Subsidiaries in connection with such event (including attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, accountant and other customary fees), (ii) in the case of an Asset Sale (including pursuant to a Sale Leaseback or similar proceeding), (A) any funded escrow established pursuant to the documents evidencing any Asset Sale to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition; provided that the amount of any subsequent reduction of such escrow (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds occurring on the date of such reduction solely to the extent that the Company and/or any Restricted Subsidiaries receives cash in an amount equal to the amount of such reduction, (B) the amount of all payments that are permitted hereunder and are made by the Company and the Restricted Subsidiaries as a result of such event to repay Indebtedness (other than the Notes) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (C) the pro rata portion of net cash proceeds thereof (calculated without regard to this clause (C)) attributable to minority interests and not available for distribution to or for the account of the Company and the Restricted Subsidiaries as a result thereof and (D) the amount of any liabilities directly associated with such asset and retained by the Company or the Restricted Subsidiaries and (iii) the amount of all taxes paid (or reasonably estimated to be payable, including any withholding taxes estimated to be payable in connection with the repatriation of such Net Proceeds), and the amount of any reserves established by the Company and the Restricted Subsidiaries to fund contingent liabilities reasonably estimated to be payable, that are associated with such event, provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by the Company at such time of Net Proceeds in the amount of such reduction.

“New Project” means (a) each facility, theatre or other project which is either a new facility, a new theatre or an expansion, renovation, relocation, remodeling or other improvement or modernization of an existing theatre or facility owned by a Company or the Subsidiaries which in fact commences operations and (b) each creation (in one or a series of related transactions) of a business unit to the extent such business unit commences operations or each expansion (in one or a series of related transactions) of business into a new market.

“Non-Cash Compensation Expense” means any non-cash expenses and costs that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements.

“Not Otherwise Applied” means, with reference to Section 4.07(a)(C), Section 4.07(a)(C)(1) or the Excluded Contribution Amount, as applicable, that was not previously applied pursuant to clause (n) of the definition of “Permitted Investments,” Section 4.07(b)(viii) or Section 4.07(c)(iv).

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“Obligations” means any principal, interest (including any interest, fees, or expenses accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest, fees, or expenses is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, premium, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any indebtedness; provided, that any of the foregoing (other than principal and interest) shall no longer constitute “Obligations” after payment in full of such principal and interest.

“Odeon Group” means the Company and its Subsidiaries.

“Odeon Guarantor” means each of the Company and the Subsidiary Guarantors.

“Officer” means (1) the chief executive officer, chief marketing officer, chief financial officer, president, vice president, treasurer or assistant treasurer, secretary or assistant secretary, or other similar officer, manager or a director of the Issuer or any Guarantor, as applicable, and with respect to certain limited liability companies or partnerships that do not have officers, any manager, sole member, managing member or general partner thereof or (2) any other individual designated as an Officer for the purposes of this Indenture by the Board of Directors of such Person.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means a written opinion from legal counsel reasonably satisfactory to the Trustee. The counsel may be an employee of or counsel to the Issuer, the Company or its Subsidiaries.

“Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Parent Entity” means any Person that is a direct or indirect parent of the Company.

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“Parent Expenses” means, without duplication:

(1)            to the extent relating to the Company and its Subsidiaries, costs (including all professional fees and expenses, audit and accounting costs) incurred by any Parent Entity in connection with reporting obligations under or otherwise incurred in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, this Indenture or any other agreement or instrument relating to Indebtedness of the Company or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act or the Exchange Act or the respective rules and regulations promulgated thereunder;

(2)            customary indemnification obligations of any Parent Entity owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person or applicable law to the extent relating to the Company and its Subsidiaries;

(3)            obligations of any Parent Entity in respect of director and officer insurance (including premiums therefor) to the extent relating to the Company and its Subsidiaries;

(4)            fees, costs and expenses payable by any Parent Entity in connection with the Transactions;

(5)            to the extent relating to the Company and its Subsidiaries, general corporate overheads, fees, costs and expenses including (a) professional and advisory fees and expenses, regulatory costs and other operational expenses of any Parent Entity related to the ownership or operation of the business of the Company or any of its Restricted Subsidiaries, (b) with respect to any litigation or other dispute relating to the Transactions or the ownership of the Company or any of its Restricted Subsidiaries, directly or indirectly, by any Parent Entity, (c) any Taxes and other fees and expenses required to maintain such Parent’s corporate existence and to provide for other ordinary course operating costs, including customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, directors, officers and employees of such Parent Entity, (d) customary salary, bonus, severance and other benefits payable to current or former directors, officers, members of management, managers, employees or consultants (or any immediate family member thereof) of any Parent Entity plus any reasonable and customary indemnification claims made by current or former directors, officers, members of management, managers, employees or consultants of any Parent Entity, to the extent such salary, bonuses, severance and other benefits or claims in respect of any of the foregoing are directly attributable and reasonably allocated to the ownership or operations of such Parent Entity, (e) to reimburse reasonable out-of-pocket expenses of the Board of Directors of such Parent Entity and (f) insurance premiums to the extent relating to such Parent Entity, the Company or any of its Restricted Subsidiaries;

(6)            other fees, expenses and costs relating directly or indirectly to the ownership of or to activities or management of the Company and its Subsidiaries or any Parent Entity or any other Person established for purposes of or in connection with the Transactions or an Equity Offering or which holds directly or indirectly any Capital Stock or Subordinated Shareholder Funding of the Company, in an amount not to exceed $2.5 million in any fiscal year;

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(7)           any income taxes of a Parent Entity, to the extent such income taxes are attributable to the income of the Issuer and its Restricted Subsidiaries and, to the extent of the amount actually received in cash from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries, up to an amount not to exceed with respect to such taxes the sum of the amount of any such taxes that the Issuer, the Company and their Subsidiaries would have been required to pay on a separate company basis or on a consolidated basis if the Issuer, the Company and their Restricted Subsidiaries had paid tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of the Issuer, the Company and their Restricted Subsidiaries; and

(8)           to the extent relating to the Company and its Subsidiaries, fees, costs and expenses (including, without limitation, in respect of underwriting, commitment or arrangement) incurred by any Parent Entity in connection with any actual or contemplated public offering or other sale of Capital Stock or Indebtedness: (x) where the net proceeds of such offering or sale are intended to be received by or contributed to the Company or a Restricted Subsidiary, (y) in a pro-rated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed, or (z) otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Company or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

“Permissible Jurisdiction” means any member state of the European Union, the United Kingdom, Canada or any province of Canada, Norway or Switzerland.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Company or a Restricted Subsidiary and another Person.

“Permitted Collateral Liens” means:

(1)           Liens on the Collateral that are described the definition of “Permitted Encumbrances” or one or more of clauses (iii), (v), (vi), (vii), (viii) (ix), (x), (xi), (xii), (xiii), (xiv), (xv) (xvi), (xvii), (xviii), (xx), (xxi), (xxii), (xiii), (xxvi), (xxix), (xxxi), (xxxii) and (xxxiii) of the definition of “Permitted Liens” and, in each case, arising by law or that would not materially interfere with the ability of the Security Agent to enforce the Security Interests in the Collateral;

(2)           Liens on the Collateral to secure:

(a)            Indebtedness described under Section 4.06(b)(i);

(b)            Indebtedness described under Sections 4.06(b)(ii), 4.06(b)(iv) (to the extent such guarantee is in respect of Indebtedness otherwise permitted to be secured and specified in another clause of this definition of “Permitted Collateral Liens”), 4.06(b)(vi), 4.06(b)(viii) and 4.06(b)(xxviii);

(c)            Indebtedness described under Sections 4.06(b)(vii) and 4.06(b)(xiv) (in respect of Cash Management Obligations only), which Indebtedness may have super senior priority status pursuant to the Intercreditor Agreement;

(d)            Indebtedness secured on a junior priority basis to the Notes and the Odeon Guarantees; and

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(e)            any Permitted Refinancing of Indebtedness referred to in the foregoing clauses (a) to (d) and this clause (e),

provided that each of the secured parties to any such Indebtedness (acting directly or through its respective creditor representative) will have entered into the Intercreditor Agreement or an Additional Intercreditor Agreement; provided, further that subject to the Agreed Security Principles and clauses (a) and (c) above, all property and assets (including, without limitation, the Collateral) of the Company or any Restricted Subsidiary securing such Indebtedness (including any Odeon Guarantees thereof) or Refinancing Indebtedness secure the Notes and the Odeon Guarantees and this Indenture on a senior or pari passu basis (including by application of payment order, turnover or equalization provisions substantially consistent with the corresponding provisions set forth in the Intercreditor Agreement or any Additional Intercreditor Agreement).

In the event that a Permitted Collateral Lien meets the criteria of more than one of the types of Permitted Collateral Liens (at the time of Incurrence or at a later date), the Issuer in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Permitted Collateral Lien in any manner that complies with this Indenture and such Permitted Collateral Lien shall be treated as having been made pursuant only to the clause or clauses of the definition of Permitted Collateral Lien to which such Permitted Collateral Lien has been classified or reclassified.

“Permitted Encumbrances” means:

(a)            Liens for taxes, assessments or other governmental charges that are not overdue for a period of more than 60 days or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(b)            Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or construction contractors’ Liens and other similar Liens arising in the ordinary course of business that secure amounts not overdue for a period of more than 60 days or, if more than 60 days overdue, are unfiled and no other action has been taken to enforce such Liens or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, in each case so long as such Liens do not individually or in the aggregate have a Material Adverse Effect;

(c)            Liens incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) insurance carriers providing property, casualty or liability insurance to the Company or any Restricted Subsidiary or otherwise supporting the payment of items set forth in the foregoing clause (i);

(d)            Liens incurred or deposits made to secure the performance of bids, trade contracts, governmental contracts and leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds, bankers acceptance facilities and other obligations of a like nature (including those to secure health, safety and environmental obligations) and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, incurred in the ordinary course of business or consistent with past practices;

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(e)            easements, encumbrances, rights-of-way, reservations, restrictions, restrictive covenants, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes building codes, encroachments, protrusions, zoning restrictions, and other similar encumbrances and minor title defects or other irregularities in title and survey exceptions affecting real property that, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Company and the Restricted Subsidiaries, taken as a whole;

(f)             Liens securing, or otherwise arising from, judgments not constituting an Event of Default under Section 6.01(g);

(g)            Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Company or any of its Subsidiaries or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments, provided that such Lien secures only the obligations of the Company or such subsidiaries in respect of such letter of credit to the extent such obligations are permitted by Section 4.06;

(h)            rights of set-off, banker’s lien, netting agreements and other Liens arising by operation of law or by of the terms of documents of banks or other financial institutions in relation to the maintenance of administration of deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments; and

(i)             Liens arising from precautionary Uniform Commercial Code financing statements or any similar filings made in respect of operating leases entered into by the Company or any of its subsidiaries.

“Permitted Holder” means (i) AMC and any of its Restricted Subsidiaries, (ii) the Management Investors and their Permitted Transferees, and (iii) any “group” as such term is used in Section 13(d) and 14(d) of the Exchange Act or any successor provision of which any of the foregoing are members and any member of such group; provided that, in the case of such group and any member of such group and without giving effect to the existence of such group or any other group, no Person or other group (other than the Permitted Holders specified in clauses (i), (ii) or (iii) of this definition) owns, directly or indirectly, more than 50% of the total voting power of the Voting Stock of the Company.

“Permitted Investments” means the following:

(a)            Investments that were Cash Equivalents at the time made;

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(b)            loans or advances to officers, directors and employees of the Company and the Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests in the Company (or any direct or indirect parent thereof) (provided that the amount of such loans and advances made in cash to such Person shall be contributed to the Company in cash as common equity, Qualified Equity Interests or Subordinated Shareholder Funding) and (iii) for purposes not described in the foregoing clauses (i) and (ii); provided that at the time of incurrence thereof and after giving Pro Forma Effect thereto, the aggregate principal amount outstanding in reliance on this clause (iii) shall not exceed the greater of $2,000,000 and 1% of Consolidated EBITDA for the most recently ended Test Period as of such time;

(c)            Investments (i) by the Company or any Restricted Subsidiary in any Subsidiary Guarantor (including as a result of a Delaware LLC Division), (ii) by any Restricted Subsidiary that is not a Guarantor in any other Restricted Subsidiary that is also not a Guarantor, (iii) by the Company or any Restricted Subsidiary (including as a result of a Delaware LLC Division) (A) in any Restricted Subsidiary; provided that the aggregate amount of such Investments made by the Company or any Guarantor after the Issue Date in Restricted Subsidiaries that are not Guarantors in reliance on this clause (c) (other than any Investment made in a Restricted Subsidiary to fund capital and operating expenditures in the ordinary course of business) shall not exceed $50,000,000, in any Restricted Subsidiary that is not a Guarantor or (B) constituting Guarantees of Indebtedness of Restricted Subsidiaries that are not Guarantors (provided that any actual payment on account of such Guarantee would constitute an Investment in such Restricted Subsidiary that is not a Guarantor at the time such payment is made);

(d)            Investments consisting of prepayments to suppliers in the ordinary course of business;

(e)            Investments consisting of extensions of trade credit in the ordinary course of business;

(f)             Investments (i) existing or contemplated on the Issue Date and any modification, replacement, renewal, reinvestment or extension thereof and (ii) Investments existing on the date hereof by the Company or any Restricted Subsidiary in the Company or any Restricted Subsidiary and any modification, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment as otherwise permitted under this Indenture;

(g)            Investments in Swap Agreements permitted under Section 4.06;

(h)            promissory notes and other non-cash consideration received in connection with Asset Sales permitted under Section 4.17 or any other disposition not constituting an Asset Sale;

(i)             Investments in a Person if as a result of such Investment, (a) such Person becomes a Restricted Subsidiary or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated, or amalgamated with or into, or transfers or conveys substantially all of its assets (or all or substantially all the assets constituting a business unit, division, product line or line of business) to, or is liquidated into, the Company or a Restricted Subsidiary, and, in each case, any Investment held by such Person;

(j)             [reserved];

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(k)            Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(l)             Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers, from financially troubled account debtors or in settlement of delinquent obligations of, or other disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m)            loans and advances to a Parent Entity (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to a Parent Entity (or such parent) in accordance with Section 4.07;

(n)            other Investments and other acquisitions; (A) so long as at the time any such Investment or other acquisition is made, the aggregate outstanding amount of all Investments made in reliance on this clause (A) together with the aggregate amount of all consideration paid in connection with all other acquisitions made in reliance on this clause (A) after the Issue Date (including the aggregate principal amount of all Indebtedness assumed in connection with any such other acquisition), shall not exceed the greater of $10,000,000 and 5% of Consolidated EBITDA for the most recently ended Test Period after giving Pro Forma Effect to the making of such Investment or other acquisition, (B) so long as immediately after giving effect to any such Investment no Event of Default described under Section 6.01(a), (b), (e) or (f) has occurred and is continuing, in an amount not to exceed the amount under Section 4.07(a)(C) that is Not Otherwise Applied as in effect immediately prior to the time of making of such Investment and (C) in an amount not to exceed the Excluded Contribution Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Investment;

(o)            any Investment to the extent made using Capital Stock of the Company (other than Disqualified Equity Interest), Subordinated Shareholder Funding or Capital Stock of any Parent Entity as consideration;

(p)            advances of payroll payments to employees in the ordinary course of business;

(q)            Investments and other acquisitions to the extent that payment for such Investments is made with Equity Interests of the Company; provided that (i) such amounts used pursuant to this clause (q) shall not increase the Excluded Contribution Amount or be applied to increase any other basket hereunder and (ii) any amounts used for such an Investment or other acquisition that are not Equity Interests of the Company shall otherwise be permitted pursuant hereunder;

(r)             Investments of a Subsidiary acquired after the Issue Date or of a Person merged or consolidated with any Subsidiary in accordance with the provisions of this Indenture to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

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(s)            non-cash Investments in connection with tax planning and reorganization activities; provided that after giving effect to any such activities, the security interests of the Holders in the Collateral, taken as a whole, would not be materially impaired;

(t)             Investments consisting of Liens, Indebtedness, consolidation, dispositions and Restricted Payments permitted (other than by reference to this clause (t)) under Sections 4.06, 4.07, 4.08, 4.10 and 5.01, respectively, in each case, other than by reference to this clause (t);

(u)            additional Investments; provided that after giving effect to such Investment on a Pro Forma Basis, (A) the Total Leverage Ratio is less than or equal to 3.0 to 1.0 and (B) there is no continuing Event of Default;

(v)            contributions to a “rabbi” trust for the benefit of employees, directors, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Company;

(w)            to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, intellectual property, or other rights, in each case in the ordinary course of business;

(x)             Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”;

(y)             any Investment in a Similar Business; provided that at the time any such Investment is made, the aggregate outstanding amount of all Investments made in reliance on this clause (y) together with the aggregate amount of all consideration paid in connection with all other acquisitions made in reliance on this clause (y) after the Issue Date, shall not exceed the greater of (A) $10,000,000 and (B) 5% of Consolidated EBITDA for the most recently ended Test Period after giving Pro Forma Effect to the making of such Investment;

(z)             Investments in Unrestricted Subsidiaries; provided that at the time any such Investment is made, the aggregate outstanding amount of all Investments made in reliance on this clause (z) together with the aggregate amount of all consideration paid in connection with all other acquisitions made in reliance on this clause (z) after the Issue Date, shall not exceed, the greater of (A) $5,000,000 and (B) 2.5% of Consolidated EBITDA for the most recently ended Test Period after giving Pro Forma Effect to the making of such Investment;

(aa)          Investments in Subsidiaries in the form of receivables and related assets required in connection with a Permitted Receivables Financing (including the contribution or lending of cash and cash equivalents to Subsidiaries to finance the purchase of such assets from the Company or other Restricted Subsidiaries or to otherwise fund required reserves);

(bb)           Investments consisting of advances or extensions of credit on terms customary in the industry in the form of accounts or other receivables incurred or pre-paid film rentals, and loans and advances made in settlement of such accounts receivable;

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(cc)            Investments consisting of refundable construction advances made with respect to the construction of motion picture exhibition theatres in the ordinary course of business; and

(dd)           Investments pursuant to or in order to comply with the requirements pursuant to section 7(d) and/or section 7(f) of the Fourth Book of the German Social Security Code (Sozialgesetzbuch (IV)).

For purposes of determining compliance with this definition, in the event that a proposed Investment (or portion thereof) meets the criteria of clauses (a) through (dd) above (or any sub-clause therein), the Company will be entitled to classify or later reclassify (based on circumstances existing on the date of such reclassification) such Investment (or portion thereof) between such clauses (a) through (dd) (or any sub-clause therein), in a manner that otherwise complies with this definition; provided that for the most recently ended Test Period following the making of any Investment under this definition (other than clause (u) above), if all or any portion of such Investment could, based on the financial statements for such Test Period, have been made in reliance on clause (u) above, such Investment (or the relevant portion thereof) shall automatically be reclassified as having been made in reliance on such clause (u).

“Permitted Liens” means:

(i)            Liens securing Indebtedness permitted to be Incurred pursuant to Section 4.06(b)(i) to the extent the Agreed Security Principles would permit such Lien to be granted to such Indebtedness and not to the Notes;

(ii)            Permitted Encumbrances;

(iii)           Liens existing on the Issue Date and any modifications, replacements, substitutions, renewals or extensions thereof; provided that (A) such modified, replacement, substitution, renewal or extension Lien does not extend to any additional property other than (i) after-acquired property that is affixed or incorporated into the property covered by such Lien and (ii) proceeds and products thereof, and (B) the obligations secured or benefited by such modified, replacement, substitution, renewal or extension Lien are permitted by Section 4.06;

(iv)           Liens securing Indebtedness permitted under Section 4.06(b)(vi) or Section 4.06(b)(xxviii); provided that (A) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens, (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, except for accessions to such property and the proceeds and the products thereof, and any lease of such property (including accessions thereto) and the proceeds and products thereof and (C) with respect to Capital Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to or proceeds of such assets) other than the assets subject to such Capital Lease Obligations; provided, further, that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

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(v)            leases, licenses, subleases or sublicenses granted to others that do not (A) interfere in any material respect with the business of the Company and the Restricted Subsidiaries, taken as a whole or (B) secure any Indebtedness;

(vi)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(vii)          Liens (A) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (B) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking industry;

(viii)         Liens (A) on cash advances or escrow deposits in favor of the seller of any property to be acquired in a Permitted Investment to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment or any disposition permitted under this Indenture (including any letter of intent or purchase agreement with respect to such Investment or disposition), (B) consisting of an agreement to dispose of any property in a disposition permitted under this Indenture, in each case, solely to the extent such Investment or disposition, as the case may be, would have been permitted on the date of the creation of such Lien or (C) with respect to escrow deposits consisting of the proceeds of Indebtedness (and related interest and fee amounts) otherwise permitted pursuant to Section 4.06 in connection with customary redemption terms relating to escrow arrangements, and contingent on the consummation of any Investment, disposition or Restricted Payment permitted under this Indenture;

(ix)            Liens on property of any Restricted Subsidiary that is not a Guarantor, which Liens secure Indebtedness of such Restricted Subsidiary or another Restricted Subsidiary that is not a Guarantor, in each case permitted under Section 4.06;

(x)            Liens granted by a Restricted Subsidiary that is not a Guarantor in favor of the Issuer or any Guarantor, Liens granted by a Restricted Subsidiary that is not a Guarantor in favor of any Restricted Subsidiary that is not a Guarantor and Liens granted by the Issuer or any Guarantor in favor of the Company or any other Guarantor;

(xi)            Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (including by the designation of an Unrestricted Subsidiary as a Restricted Subsidiary), in each case after the date hereof; provided that (A) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (B) such Lien does not extend to or cover any other assets or property (other than, with respect to such Person, any replacements of such property or assets and additions and accessions, proceeds and products thereto, after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require or include, pursuant to their terms at such time, a pledge of after-acquired property of such Person, and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (C) the Indebtedness secured thereby is permitted under Section 4.06(b)(vi) or Section 4.06(b)(viii);

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(xii)          any interest or title of a lessor under leases (other than leases constituting Capital Lease Obligations) entered into by the Company or any of the Restricted Subsidiaries and rights of landlords thereunder;

(xiii)          Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods by the Company or any of the Restricted Subsidiaries in the ordinary course of business;

(xiv)          Liens deemed to exist in connection with Investments in repurchase agreements permitted under clause (e) of the definition of “Cash Equivalents;”

(xv)           Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xvi)          Liens that are contractual rights of setoff (A) relating to the establishment of depository relations with banks not given in connection with the incurrence of Indebtedness, (B) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and the Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Company or any Restricted Subsidiary in the ordinary course of business;

(xvii)         ground leases in respect of real property on which facilities owned or leased by the Company or any of the Restricted Subsidiaries are located;

(xviii)        Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(xix)          [reserved];

(xx)           other Liens; provided that at the time of incurrence of the obligations secured thereby (after giving Pro Forma Effect to any such obligations) the aggregate outstanding face amount of obligations secured by Liens existing in reliance on this clause (xx) shall not exceed the greater of $15,000,000 and 7.5% of Consolidated EBITDA for the Test Period then last ended;

(xxi)           Liens on cash and Cash Equivalents used to satisfy or discharge Indebtedness; provided such satisfaction or discharge is permitted hereunder (including Liens on any amounts held by a trustee under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions);

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(xxii)         Liens on receivables and related assets incurred in connection with Permitted Receivables Financings;

(xxiii)        (A) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof and (B) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods in the ordinary course of business;

(xxiv)        Liens on cash or Cash Equivalents securing Swap Agreements in the ordinary course of business in accordance with applicable Requirements of Law;

(xxv)         Liens on equipment of the Company or any Restricted Subsidiary granted in the ordinary course of business to the Company’s or such Restricted Subsidiary’s client at which such equipment is located;

(xxvi)        security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of such Person in the ordinary course of business;

(xxvii)       [reserved];

(xxviii)      (A) Liens on Equity Interests in joint ventures; provided that any such Lien is in favor of a creditor of such joint venture and such creditor is not an Affiliate of any partner to such joint venture and (B) purchase options, call, and similar rights of, and restrictions for the benefit of, a third party with respect to Equity Interests held by the Company or any Restricted Subsidiary in joint ventures;

(xxix)         with respect to any Mortgaged Property, the matters listed as exceptions to title on Schedule B of the title policy covering such Mortgaged Property and the matters disclosed in any survey delivered to the Security Agent with respect to such Mortgaged Property;

(xxx)          Liens securing Permitted Refinancing of Indebtedness that was previously so secured, and permitted to be secured under this Indenture; provided that no such Lien extends to any property or asset of the Company or any Restricted Subsidiary that did not secure the Indebtedness being refinanced other than (A) after-acquired property that is affixed to or incorporated into the property covered by such Lien and, (B) in the case of any property or assets financed by Indebtedness or subject to a Lien securing Indebtedness, in each case, permitted by “—Certain Covenants—Limitation on Indebtedness and Certain Equity Securities,” the terms of which Indebtedness require or include a pledge of after-acquired property to secure such Indebtedness and related obligations, any such after acquired property and (C) the proceeds and products thereof, accessions thereto and improvements thereon;

(xxxi)         Liens securing obligations pursuant to, and/or created and/or subsisting in order to comply with the requirements pursuant to section 8(a) of the German Act on Partial Retirement (Altersteilzeitgesetz), section 7(b) and/or 7(e) of the Fourth Book of the German Social Security Code (Sozialgesetzbuch (IV));

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(xxxii)        Liens granted pursuant to or arising in connection with standard terms and conditions of financial institutions; and

(xxxiii)       Liens in connection with the termination of a domination and/or profit and loss pooling agreement (Beherrschungs- und/ oder Gewinnabführungsvertrag).

“Permitted Receivables Financing” means receivables securitizations or other receivables financings (including any factoring program) that are non-recourse to the Company and the Restricted Subsidiaries (except for (a) recourse to any Subsidiaries that own the assets underlying such financing (or have sold such assets in connection with such financing), (b) any customary limited recourse or, to the extent applicable only to an entity other than the Issuer or any Guarantor, that is customary in the relevant local market, (c) any performance undertaking or Guarantee, to the extent applicable only to an entity other than the Issuer or any Guarantor, that is customary in the relevant local market, and (d) an unsecured parent Guarantee by the Company or a Restricted Subsidiary that is a parent company of a Subsidiary of obligations of Subsidiaries, and, in each case, reasonable extensions thereof); provided that, with respect to Permitted Receivables Financings incurred in the form of a factoring program, the outstanding amount of such Permitted Receivables Financing for the purposes of this definition shall be deemed to be equal to the Permitted Receivables Net Investment for the last Test Period.

“Permitted Receivables Net Investment” means the aggregate cash amount paid by the purchasers under any Permitted Receivables Financing in the form of a factoring program in connection with their purchase of accounts receivable and customary related assets or interests therein, as the same may be reduced from time to time by collections with respect to such accounts receivable and related assets or otherwise in accordance with the terms of such Permitted Receivables Financing (but excluding any such collections used to make payments of commissions, discounts, yield and other fees and charges incurred in connection with any Permitted Receivables Financing in the form of a factoring program which are payable to any Person other than a Company or a Restricted Subsidiary).

“Permitted Reorganization” means any (a) amalgamation, demerger, merger, voluntary liquidation, consolidation, reorganization, winding up or corporate reconstruction (for the purposes of this definition each a reorganization) of any member of the Odeon Group (other than the Company) with or into another member of the Odeon Group (other than the Company) including, without limitation, pursuant to liquidation or winding up, or (b) any reorganization involving the business or assets of, or shares of (or other interests in) any member of the Odeon Group (other than the Company) which is implemented to comply with any applicable law or regulation (including all intermediate steps or actions necessary to implement such reorganization), in each case provided that (to the greatest extent permissible by law or regulation):

(i)             if the relevant member of the Odeon Group was the Issuer or an Odeon Guarantor immediately prior to such reorganization being implemented, all of the assets, business or shares of that member remain with one or more other members of the Odeon Group that are Odeon Guarantors and provided that the Security Agent will receive (subject to the Agreed Security Principles) substantially the same or equivalent guarantees from it (or its successor) (ignoring for the purpose of assessing such equivalency any hardening periods and/or limitations required in accordance with the Agreed Security Principles which do not materially and adversely affect the value of those guarantees taken as a whole, other than guarantees from any entity which has ceased to exist as part of such reorganization) promptly after the reorganization; and

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(ii)             if the assets or the shares of the relevant member of the Odeon Group were subject to Transaction Security immediately prior to such reorganization, the Security Agent will receive (subject to the Agreed Security Principles) substantially the same or equivalent Security over the same assets and over the same shares (or other interests) in it (or in each case its successor) (ignoring for the purpose of assessing such equivalency any hardening periods and/or limitations required in accordance with the Agreed Security Principles which do not materially and adversely affect the value of enforceability of the security taken as a whole, other than security from any entity which has ceased to exist as part of such reorganization) promptly after the reorganization (excluding, without limitation, any Security over any shares, other interests or contractual claims which cease to exist as part of such reorganization), and for the avoidance of doubt, to the extent any provision of clause (i) or (ii) above is not permitted by law or regulation, this shall not constitute a Default or Event of Default.

“Permitted Transferees” means, with respect to any Person that is a natural person (and any Permitted Transferee of such Person), (a) such Person’s Immediate Family Members, including his or her spouse, ex-spouse, children, step-children and their respective lineal descendants and (b) without duplication with any of the foregoing, such Person’s heirs, legatees, executors and/or administrators upon the death of such Person and any other Person who was an Affiliate of such Person upon the death of such Person and who, upon such death, directly or indirectly owned Equity Interests in the Company.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Post-Closing Subsidiary Guarantors” means, collectively, Finnkino Oy, United Cinemas International Kinoplex GmbH, United Cinemas International Multiplex GmbH, United Cinemas International Novoplex GmbH, Cinesa Compañía de Iniciativas y Espectáculos, S.A., NCG Holding AB, Filmstaden AB, Filmstaden Media AB and their respective successors and assigns (unless merged into Filmstaden AB).

“pounds sterling,” “£,” “British pound” or “GBP ”means the lawful currency of the United Kingdom.

“Pro Forma Adjustment” means, for any Test Period, any adjustments to Consolidated EBITDA made in accordance with clauses (b) and (c) of the definition of that term.

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“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” means, with respect to compliance with any test, financial ratio or covenant hereunder required by the terms of this Indenture to be made on a Pro Forma Basis, that (a) to the extent applicable, the Pro Forma Adjustment shall have been made and (b) all Specified Transactions and the following transactions in connection therewith that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made shall be deemed to have occurred as of the first day of the applicable period of measurement in such test, financial ratio or covenant: (i) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (A) in the case of a disposition of all or substantially all Equity Interests in any subsidiary of the Company or any division, product line, or facility used for operations of the Company or any of the Restricted Subsidiaries, shall be excluded, and (B) in the case of an acquisition or Investment described in the definition of “Specified Transaction” or any New Project shall be included, (ii) any retirement of Indebtedness, (iii) any Indebtedness incurred or assumed by the Company or any of the Restricted Subsidiaries in connection therewith (but without giving effect to any simultaneous incurrence of any Indebtedness pursuant to any fixed dollar basket or Consolidated EBITDA grower basket or under any revolving Credit Facility) and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination and (iv) Available Cash shall be calculated on the date of the consummation of the Specified Transaction after giving pro forma effect to such Specified Transaction (other than, for the avoidance of doubt, the cash proceeds of any Indebtedness the incurrence of which is a Specified Transaction or that is incurred to finance such Specified Transaction); provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (a) above, the foregoing pro forma adjustments may be applied to any such test, financial ratio or covenant solely to the extent that such adjustments are consistent with the definition of “Consolidated EBITDA” (and subject to the provisions set forth in clause (b) thereof) and give effect to events (including cost savings, operating expense reductions and synergies) that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Company and any of the Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the adjustments comprising the “Pro Forma Adjustment.”

“Pro Forma Disposal Adjustment” means, for any Test Period that includes all or a portion of a fiscal quarter included in any eight full consecutive quarter period immediately following the disposal of any Sold Entity or Business, the pro forma increase or decrease in Consolidated EBITDA projected by the Company in good faith as a result of contractual arrangements between the Company or any Restricted Subsidiary entered into with such Sold Entity or Business at the time of its disposal or within such eight quarter period and which represent an increase or decrease in Consolidated EBITDA which is incremental to the Disposed EBITDA of such Sold Entity or Business for the most recent Test Period prior to its disposal.

“Pro Forma Entity” means any Acquired Entity or Business or any Converted Restricted Subsidiary.

“Qualified Equity Interests” means Equity Interests in the Company or any parent of the Company other than Disqualified Equity Interests.

“Quotation Agent” means the Reference Treasury Dealer selected by the Company.

“Receivables Subsidiary” means any Special Purpose Entity established in connection with a Permitted Receivables Financing and any other subsidiary (other than any Guarantor) involved in a Permitted Receivables Financing which is not permitted by the terms of such Permitted Receivables Financing to guarantee the Obligations or provide Collateral.

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“Redeemable Capital Stock” means any Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of an event or passage of time would be required to be redeemed prior to the Maturity Date or is mandatorily redeemable at the option of the holder thereof at any time prior to such Maturity Date (except for any such Capital Stock that would be required to be redeemed or is redeemable at the option of the holder if the issuer thereof may redeem such Capital Stock for consideration consisting solely of Capital Stock that is not Redeemable Capital Stock), or is convertible into or exchangeable for debt securities at any time prior to such Maturity Date at the option of the holder thereof.

“Reference Treasury Dealer” means any three nationally recognized investment banking firms selected by the Company that are primary dealers of Government Securities.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business (which may consist of securities of a Person, including the Equity Interests of any Subsidiary).

“Related Taxes” means:

(1)           any Taxes, including sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, registration, business, customs, net worth, gross receipts, excise, occupancy, intangibles or similar Taxes (other than (x) Taxes measured by income and (y) withholding imposed on payments made by any Parent Entity), required to be paid (provided that such Taxes are in fact paid) by any Parent Entity by virtue of its:

(a)            being incorporated or otherwise being established or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than, directly or indirectly, the Issuer, the Company or any of their Subsidiaries);

(b)            issuing or holding Subordinated Shareholder Funding;

(c)            being a holding company parent, directly or indirectly, of the Issuer, the Company or any of their Subsidiaries;

(d)            receiving dividends from or other distributions in respect of the Capital Stock of, directly or indirectly, the Issuer, the Company or any of their Subsidiaries; or

(e)            having made any payment with respect to any of the items for which the Issuer is permitted to make payments to any Parent Entity pursuant to Section 4.07; or

(2)            if and for so long as the Issuer or the Company a member of a group filing a consolidated or combined Tax return with any Parent Entity (or an entity disregarded for U.S. federal income tax purposes as separate from such a member), any Taxes measured by income for which such Parent Entity is liable up to an amount not to exceed with respect to such Taxes the sum of the amount of any such Taxes that the Issuer, the Company and their Subsidiaries would have been required to pay on a separate company basis or on a consolidated basis if the Issuer, the Company and their Restricted Subsidiaries had paid tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of the Issuer, the Company and their Restricted Subsidiaries and the amount actually received in cash from their Unrestricted Subsidiaries.

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“Requirements of Law” means, with respect to any Person, any statutes, laws, treaties, rules, regulations, official administrative pronouncements, orders, decrees, writs, injunctions or determinations of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Retained Declined Proceeds” has the meaning ascribed to that term under Section 4.17.

“S&P” means Standard & Poor’s Ratings Service or any successor to the rating agency business thereof. “Sale Leaseback” means any transaction or series of related transactions pursuant to which the Company or any other Restricted Subsidiary (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed of.

“SEC” means the United States Securities and Exchange Commission.

“Secured Notes Obligations” means Obligations in respect of the Notes, this Indenture, the Guarantees and the Security Documents relating to the Notes.

“Secured Notes Secured Parties” means the Trustee, the Security Agent and the Holders.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agent” means U.S. Bank Trust Company, National Association, as security agent for the holders of the Notes under this Indenture, the Intercreditor Agreement the Security Documents and any successor pursuant to the provisions of this Indenture, the Intercreditor Agreement and the Security Documents.

“Security Documents” means, collectively, the security agreements, pledge agreements, mortgage agreements, collateral assignments, and any other instrument and document executed and delivered pursuant to this Indenture or otherwise or any of the foregoing, as the same may be amended, confirmed, supplemented or otherwise modified from time to time, creating the Liens in the Collateral as contemplated by this Indenture, each for the benefit of the Security Agent, as amended, amended and restated, modified, renewed, replaced or otherwise modified from time to time.

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“Senior Indebtedness” means:

(1)            all Indebtedness of the Issuer or any Odeon Guarantor represented by the Notes (including Additional Notes) or the Odeon Guarantees, or that ranks pari passu with the Notes or the Odeon Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Issuer or any Odeon Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of the Issuer or any Odeon Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2)            (a) all Swap Obligations (and all guarantees thereof) of the Issuer or any Odeon Guarantor and (b) Cash Management Obligations (and guarantees thereof) of the Issuer or any Odeon Guarantor; provided that such Swap Obligations and Cash Management Obligations, as the case may be, are permitted to be incurred under the terms of this Indenture;

(3)            any other Indebtedness of the Issuer or any Odeon Guarantor permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes; and

(4)            all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3); provided, however, that Senior Indebtedness shall not include:

(a)            any obligation of such Person to the Company or any of its Subsidiaries;

(b)            any liability for federal, state, local or other taxes owed or owing by such Person;

(c)            any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d)            any Indebtedness or other Obligation of such Person which is subordinate or junior in right of payment to any other Indebtedness or other Obligation of such Person; or

(e)            that portion of any Indebtedness which at the time of incurrence is incurred in violation of this Indenture.

“Significant Subsidiary” means any Restricted Subsidiary that, or any group of Restricted Subsidiaries that, taken together, as of the last day of the fiscal quarter of the Company most recently ended for which financial statements are available, had revenues or total assets for such quarter in excess of 10.0% of the consolidated revenues or total assets, as applicable, of the Company for such quarter; provided that solely for purposes of the Events of Default under Sections 6.01(e) and 6.01(f), each Restricted Subsidiary forming part of such group is subject to an Event of Default under one or more of such clauses.

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“Similar Business” means any business conducted or proposed to be conducted by the Company and the Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, synergistic, incidental, or ancillary thereto.

“Special Purpose Entity” means a direct or indirect subsidiary of the Company, whose organizational documents contain restrictions on its purpose and activities and impose requirements intended to preserve its separateness from the Company and/or one or more Subsidiaries of the Company.

“Specified Transaction” means, with respect to any period, any Investment, disposition, incurrence or repayment of Indebtedness, Restricted Payment, subsidiary designation, New Project or other event that by the terms of this Indenture requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis.”

“Subordinated Shareholder Funding” means, collectively, (i) the Existing AMC Loans (provided that the Existing AMC Loans shall be subordinated to the Notes in accordance with clause (5) below) and (ii) any funds provided to the Company by any Parent Entity, any Affiliate of any Parent Entity or any Permitted Holder or any Affiliate thereof, in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, in each case issued to and held by any of the foregoing Persons, together with any such security, instrument or agreement and any other security or instrument other than Capital Stock issued in payment of any obligation under any Subordinated Shareholder Funding; provided, however, that such Subordinated Shareholder Funding described in clause (ii) above:

(1)            does not mature or require any amortization, redemption or other repayment of principal or any sinking fund payment prior to the first anniversary of the stated maturity of the Notes (other than through conversion or exchange of such funding into Capital Stock (other than Disqualified Equity Interest) of the Company or any funding meeting the requirements of this definition) or the making of any such payment prior to the first anniversary of the stated maturity of the Notes is restricted by the Intercreditor Agreement, an Additional Intercreditor Agreement or another intercreditor agreement;

(2)            does not require, prior to the first anniversary of the stated maturity of the Notes, payment of cash interest, cash withholding amounts or other cash gross-ups, or any similar cash amounts or the making of any such payment prior to the first anniversary of the stated maturity of the Notes is restricted by the Intercreditor Agreement or an Additional Intercreditor Agreement;

(3)            contains no change of control or similar provisions and does not accelerate and has no right to declare a default or event of default or take any enforcement action or otherwise require any cash payment, in each case, prior to the first anniversary of the stated maturity of the Notes or the payment of any amount as a result of any such action or provision or the exercise of any rights or enforcement action, in each case, prior to the first anniversary of the stated maturity of the Notes is restricted by the Intercreditor Agreement or an Additional Intercreditor Agreement;

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(4)            does not provide for or require any security interest or encumbrance over any asset of the Company or any of its Subsidiaries; and

(5)            pursuant to its terms or to the Intercreditor Agreement, an Additional Intercreditor Agreement or another intercreditor agreement, is fully subordinated and junior in right of payment to the Notes pursuant to subordination, payment blockage and enforcement limitation terms which are customary in all material respects for similar funding or are no less favorable in any material respect to Holders than those contained in the Intercreditor Agreement as in effect on the Issue Date.

“subsidiary” of any person means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

Notwithstanding the foregoing, for purposes hereof, an Unrestricted Subsidiary shall not be deemed a Subsidiary of the Company other than for purposes of the definition of “Unrestricted Subsidiary” unless the Company shall have designated in writing to the Trustee an Unrestricted Subsidiary as a Subsidiary.

“Subsidiary” means any subsidiary of the Company.

“Subsidiary Guarantee” means, individually, any Guarantee of payment of the Notes and this Indenture by a Subsidiary Guarantor and any supplemental indenture applicable thereto, and, collectively, all such Subsidiary Guarantees. Each such Subsidiary Guarantee will be in the form prescribed in this Indenture.

“Subsidiary Guarantor” means (i) the Issue Date Subsidiary Guarantors, (ii) the Post-Closing Subsidiary Guarantors and (iii) each Subsidiary of the Company that Guarantees the Notes under the terms of this Indenture from time to time.

“Surviving Entity” has the meaning set forth in Section 5.01.

“Swap” means any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

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“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any Swap.

“Tax” or “Taxes” means all present and future taxes and levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature (including interest and penalties with respect thereto) that are imposed or collected by any taxing authority.

“Test Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Company ending on or prior to such date for which financial statements of AMC have been (or were required to have been) delivered pursuant to Section 4.13(a); provided that prior to the first date financial statements have been delivered pursuant to Section 4.13(a), the Test Period in effect shall be the period of four consecutive fiscal quarters of the Company ended June 30, 2022.

“Total Leverage Ratio” means, on any date, the ratio of (a) Consolidated Total Net Debt as of such date to (b) Consolidated EBITDA for the Test Period as of such date.

“Transaction Costs” means any fees or expenses incurred or paid by, or attributable to, the Company or any Subsidiary in connection with the Transactions.

“Transactions” means, collectively, (a) the issuance of the Notes and the application of proceeds thereof, (b) the repayment of all amount outstanding under, and the cancelation of, the Existing Odeon Credit Agreement, (c) the consummation of any other transactions in connection with the foregoing and (d) the payment of the fees and expenses incurred in connection with any of the foregoing (including the Transaction Costs).

“Trust Officer” means any officer within the Corporate Trust Administration department of the Trustee (or any successor group of the Trustee) with direct responsibility for the administration of this Indenture and also means, with respect to a particular corporate trust matter, any other officers to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Trustee” means the Person named as the “Trustee” in the first paragraph of this instrument, until a successor Trustee shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Trustee” shall mean such successor Trustee.

“U.S. Dollars,” “United States Dollars,” “US$” and the symbol “$” each mean currency of the United States of America.

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“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Security Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a U.S. jurisdiction other than the State of New York, the term “UCC” means the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Unrestricted Subsidiary” means (a) any Subsidiary designated by the Company as an Unrestricted Subsidiary, as provided below, and (b) any Subsidiary of any such Unrestricted Subsidiary.

The Company may at any time designate any Restricted Subsidiary (other than the Issuer) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that immediately before and after such designation on a Pro Forma Basis as of the end of the most recent Test Period, no Event of Default under Sections 6.01(a), (b), (e) or (f) shall have occurred and be continuing. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Company therein at the date of designation in an amount equal to the Fair Market Value of the Company’s or its Subsidiary’s (as applicable) investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Company or the applicable Subsidiary in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the Fair Market Value at the date of such designation of the Company’s or its Subsidiary’s (as applicable) Investment in such Subsidiary.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, all of the Capital Stock (other than directors’ qualifying shares) or other ownership interests of which shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

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Section 1.02          Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	4.17
“Action”	12.08
“Additional Notes”	Preamble and Exhibit A
“Advance Offer”	4.17
“Advance Portion” “AMC Guarantee”	4.17 11.01
“Applicable Proceeds”	4.17
“Asset Sale Proceeds Application Period”	4.17
“CERCLA”	12.08
“Change of Control Offer”	4.12
“Change of Control Payment”	4.12
“Change of Control Payment Date”	4.12
“Commitment Application Period” “Company Guarantee”	4.17 11.01
“covenant defeasance option”	8.01
“Depository”	Exhibit A
“Event of Default”	6.01
“Excess Proceeds”	4.17
“Global Note”	Exhibit A
“Guarantor Obligations”	11.01
“legal defeasance option”	8.01
“Legal Holiday” “Odeon Guarantees” “Odeon Guarantors”	13.08 11.01 11.01
“Offer Amount”	3.08
“Offer Period”	3.0
“Pari Passu Indebtedness”	4.17
“Paying Agent”	2.04
“Permitted Refinancing”	4.06
“Purchase Date”	3.08
“QIB”	Exhibit A
“Refinancing Indebtedness”	4.06
“Registrar”	2.04
“Restricted Payments”	4.07(a)
“Second Change of Control Payment Date”	4.12
“Security Document Order”	12.08
“Securities Custodian” “Subsidiary Guarantees”	Exhibit A 11.01
“Surviving Entity”	5.01
“withdrawal deadline”	4.12

Section 1.03          Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the Trust Indenture Act of 1939, as amended (“TIA”) , the provision is incorporated by reference in and made a part of this Indenture.

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The following Trust Indenture Act term used in this Indenture has the following meaning:

“obligor” on the Notes and the Subsidiary Guarantees means the Issuer and the Guarantors, respectively, and any successor obligor upon the Notes and the Subsidiary Guarantees, respectively.

All other terms used in this Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by SEC rule under the Trust Indenture Act have the meanings so assigned to them. Notwithstanding any other provision in this Indenture, no obligation or requirement under the Trust Indenture Act shall be applicable to the Company or any Guarantor.

Section 1.04          Rules of Construction.

Unless the context otherwise requires:

(a)            a term has the meaning assigned to it;

(b)            an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)            “or” is not exclusive;

(d)            “including” means including without limitation;

(e)            words in the singular include the plural and words in the plural include the singular;

(f)            unsecured Indebtedness shall not be deemed to be subordinate or junior to secured Indebtedness merely by virtue of its nature as unsecured Indebtedness; and

(g)            the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the Company dated such date prepared in accordance with GAAP.

Section 1.05          Limited Condition Transactions.

In connection with any action being taken solely in connection with a Limited Condition Transaction, for purposes of:

(i)             determining compliance with any provision of this Indenture which requires the calculation of any financial ratio;

(ii)            determining whether a Default or Event of Default shall have occurred and be continuing (or any subset of Defaults or Events of Default); or

(iii)           testing availability under baskets set forth in this Indenture (including baskets measured as a percentage of Consolidated EBITDA or Consolidated Total Assets or by reference to Section 4.07(a)(C) or the Excluded Contribution Amount); in each case, at the option of the Company (the Company’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), with such option to be exercised on or prior to the date of execution of the definitive agreements related to such Limited Condition Transaction, the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”), and if, after giving Pro Forma Effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness or Liens and the use of proceeds thereof) as if they had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date, the Company could have taken such action on the relevant LCT Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with.

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For the avoidance of doubt, if the Company has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA of the Company or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations; however, if any ratios improve or baskets increase as a result of such fluctuations, such improved ratios or baskets may be utilized. If the Company has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of the incurrence ratios subject to the LCT Election on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness or Liens and the use of proceeds thereof) have been consummated.

Section 1.06          Certain Compliance Determinations.

(a)            Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or utilization of any basket contained in this Indenture, Consolidated EBITDA, Consolidated Total Assets, the Fixed Charge Coverage Ratio, the Total Leverage Ratio and the First Lien Leverage Ratio shall be calculated on a Pro Forma Basis to give effect to all Specified Transactions that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made and to the extent the proceeds of any new Indebtedness are to be used to repay other Indebtedness (including by repurchase, redemption, retirement, extinguishment, defeasance, discharge or pursuant to escrow or similar arrangements) no later than 60 days following the incurrence of such new Indebtedness, the Company shall be permitted to give Pro Forma Effect to such repayment of Indebtedness.

(b)            For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or test (including, without limitation, any First Lien Leverage Ratio test, any Fixed Charge Coverage Ratio test and/or any Total Leverage Ratio test, the amount of Consolidated EBITDA and/or Consolidated Total Assets), such financial ratio or test shall be calculated at the time such action is taken (subject to Section 1.05), such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

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(c)            Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision in any covenant (including any constituent definition thereof) of this Indenture that does not require compliance with a financial ratio or test (including, without limitation, any First Lien Leverage Ratio test, any Fixed Charge Coverage Ratio test and/or any Total Leverage Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture that requires compliance with a financial ratio or test (including, without limitation, any First Lien Leverage Ratio test, any Fixed Charge Coverage Ratio test and/or any Total Leverage Ratio test) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts.

(d)            Notwithstanding anything herein to the contrary, for purposes of any determination under this Indenture expressly requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than U.S. Dollars shall be translated into U.S. Dollars at the spot rate of exchange (rounded to the nearest currency unit, with 0.5 or more of a currency unit being rounded upward); provided, however, that for purposes of determining compliance with respect to the amount of any Indebtedness, Investment, disposition or Restricted Payment in a currency other than U.S. Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred or disposition or Restricted Payment made; provided, further, that, for the avoidance of doubt, this Section 1.06 shall otherwise apply to such provisions, including with respect to determining whether any Indebtedness or Investment may be incurred or disposition or Restricted Payment made at any time under such provisions. For purposes of any determination of Consolidated Total Debt, amounts in currencies other than U.S. Dollars shall be translated into U.S. Dollars at the currency exchange rates used in preparing the most recently delivered financial statements pursuant to Section 4.13 (or, prior to the first such delivery, the most recent internally available financial statements).

Article II.
The Notes Section

Section 2.01          Amount of Notes; Issuable in Series.

As provided for in Exhibit A hereto, the aggregate principal amount of the Notes which may be authenticated and delivered under this Indenture is unlimited. All Notes shall be substantially identical in all respects other than issue prices, issuance dates, first interest payment amount, first interest payment date and denominations. Additional Notes may be issued from time to time by the Issuer without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes; provided, such Additional Notes will not be issued with the same ISIN and CUSIP numbers as the Initial Notes unless such Additional Notes are fungible with the Initial Notes for U.S. federal income tax purposes; provided, further, that the Issuer’s ability to issue Additional Notes shall be subject to the Issuer’s compliance with Section 4.06 and Section 4.08. All Notes issued under this Indenture shall be treated as a single class for all purposes of this Indenture, including waivers, amendments, redemptions and offers to purchase.

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Subject to Section 2.03, the Trustee shall authenticate the Initial Notes for original issue on the Issue Date in the aggregate principal amount of $400,000,000. With respect to any Notes issued after the Issue Date (except for Notes authenticated and delivered upon registration of transfer of or in exchange for, or in lieu of, Initial Notes pursuant to Section 2.07, 2.09 or 3.06 or Exhibit A), there shall be established in or pursuant to a resolution of the Board of Directors, and subject to Section 2.03, set forth, or determined in the manner provided in an Officers’ Certificate, or established in one or more indentures supplemental hereto, prior to the issuance of such Notes:

(a)            whether such Notes shall be issued as part of a new or existing series of Notes and the title of such Notes (which shall distinguish the Notes of the series from Notes of any other series);

(b)            the aggregate principal amount of such Notes that may be authenticated and delivered under this Indenture (which shall be calculated without reference to any Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes of the same series pursuant to Section 2.07, 2.09 or 3.06 or Exhibit A or any Notes which, pursuant to Section 2.03, are deemed never to have been authenticated and delivered hereunder);

(c)            the issue price and issuance date of such Notes, including the date from which interest on such Notes shall accrue; and

(d)            if applicable, that such Notes shall be issuable in whole or in part in the form of one or more Global Notes and, in such case, the respective depositories for such Global Notes, the form of any legend or legends that shall be borne by any such Global Notes in addition to or in lieu of that set forth in Appendix I to Exhibit A and any circumstances in addition to or in lieu of those set forth in Section 2.3 of Exhibit A in which any such Global Notes may be exchanged in whole or in part for Notes registered, and any transfer of such Global Notes in whole or in part may be registered, in the name or names of Persons other than the depository for such Global Note or a nominee thereof.

If any of the terms of any series are established by action taken pursuant to a resolution of the Board of Directors, a copy of an appropriate record of such action shall be certified by the Secretary or any Assistant Secretary of the Issuer and delivered to the Trustee at or prior to the delivery of the Officers’ Certificate or the trust indenture supplemental hereto setting forth the terms of the series.

Section 2.02          Form and Dating.

Provisions relating to the Notes are set forth in Exhibit A, which is hereby incorporated in and expressly made part of this Indenture. The Notes of each series and the Trustee’s certificate of authentication shall be substantially in the form of Appendix I to Exhibit A which is hereby incorporated in and expressly made a part of this Indenture. Without limiting the generality of the foregoing, Notes offered and sold to QIBs in reliance on Rule 144A shall include the form of assignment set forth in Appendix I to Exhibit A and Notes offered and sold in offshore transactions in reliance on Regulation S (other than Initial Notes offered on the Issue Date) shall include the form of certificate set forth in Exhibit B. The Notes of each series may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Company is subject, if any, or usage; provided that any such notation, legend or endorsement is in a form reasonably acceptable to the Company. Each Notes shall be dated the date of its authentication. The terms of the Notes of each series set forth in Appendix I to Exhibit A are part of the terms of this Indenture.

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Section 2.03          Execution and Authentication.

Two Officers shall sign the Notes for the Issuer by manual, electronic or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

At any time and from time to time after the execution and delivery of this Indenture, the Issuer may deliver Additional Notes executed by the Issuer to the Trustee for authentication, together with a written order of the Issuer in the form of an Officers’ Certificate for the authentication and delivery of such Notes, and the Trustee in accordance with such written order of the Issuer shall authenticate and deliver such Notes.

A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee may appoint an authenticating agent reasonably acceptable to the Issuer to authenticate the Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

The Trustee shall not be required to authenticate such Notes if the issue thereof will adversely affect the Trustee’s own rights, duties, indemnities or immunities under the Notes and this Indenture.

Section 2.04          Registrar and Paying Agent.

The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Issuer may have one or more registrars for so long as the Notes are held in registered form, and one or more co-registrars. The initial Paying Agent will be U.S. Bank Trust Company, National Association, in New York.

The initial Registrar and transfer agent for the Notes will be U.S. Bank Trust Company, National Association in New York.

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The Registrars and the transfer agents will maintain a register reflecting ownership of Notes in the form of Definitive Notes (as defined in Exhibit A) outstanding from time to time, if any, and will make payments on and facilitate transfers of Definitive Notes on behalf of the Issuer. Each transfer agent shall perform the functions of a transfer agent.

The Issuer may change any Paying Agent, Registrar or transfer agent for the Notes without prior notice to the Holders of the Notes. The Issuer or any of its Subsidiaries may act as Paying Agent or Registrar in respect of the Notes.

The Issuer shall enter into an appropriate agency agreement with any Registrar, Paying Agent or transfer agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuer shall notify the Trustee of the name and address of any such agent. If the Issuer fails to maintain a Registrar, Paying Agent or transfer agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07. The Issuer or any of its domestic Wholly Owned Subsidiaries may act as Paying Agent, Registrar or transfer agent.

Section 2.05          Paying Agent To Hold Money in Trust. Prior to each due date of the principal and interest on any Note, the Issuer shall deposit with the Paying Agent for such Note a sum sufficient to pay such principal and interest so becoming due. The Issuer shall require each Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal of or interest on the Notes and shall notify the Trustee of any default by the Issuer or any Guarantor in making any such payment. If the Issuer or a Wholly Owned Subsidiary acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by such Paying Agent. Upon complying with this Section, the Paying Agent (if other than the Issuer or a Wholly Owned Subsidiary) shall have no further liability for the money delivered to the Trustee.

Section 2.06          Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders and shall otherwise comply with TIA Section 312(a). If the Trustee is not the Registrar, the Issuer on its own behalf and on the behalf of each of the Guarantors shall furnish to the Trustee, in writing at least five Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders and the Issuer and the Guarantors shall otherwise comply with TIA Section 312(a).

Section 2.07          Replacement Notes. If a mutilated security is surrendered to a Registrar or if the Holder of a Note claims that such Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met and the Holder satisfies any other reasonable requirements of the Trustee. If required by the Trustee or the Issuer, such Holder shall furnish an indemnity bond sufficient in the judgment of the Issuer and the Trustee to protect the Issuer, the Trustee, the Paying Agent for such Note, the Registrar for such Note and any co-registrar from any loss which any of them may suffer if a Note is replaced. The Issuer and the Trustee may charge the Holder for their expenses in replacing a Note.

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Every replacement Note is an additional obligation of the Issuer.

Section 2.08          Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section as not outstanding. A Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee and the Issuer receive proof satisfactory to them that the replaced Note is held by a protected purchaser.

If a Paying Agent segregates and holds in trust, in accordance with this Indenture, on a redemption date or maturity date money sufficient to pay all principal and interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and such Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

Section 2.09          Temporary Notes. Until definitive Notes are ready for delivery, the Issuer may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate definitive Notes and deliver them in exchange for temporary Notes. After the preparation of definitive Notes, the temporary Notes shall be exchangeable for definitive Notes upon surrender of the temporary Notes at any office or agency maintained by the Issuer for that purpose and such exchange shall be without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Issuer shall execute, and the Trustee shall authenticate and make available for delivery in exchange therefor, one or more definitive Notes representing an equal principal amount of Notes. Until so exchanged, the Holder of temporary Notes shall in all respects be entitled to the same benefits under this Indenture as a Holder of definitive Notes.

Section 2.10          Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. Any Registrar and any Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel (subject to the record retention requirements of the Exchange Act) all Notes surrendered for registration of transfer, exchange, payment or cancellation and deliver cancelled Notes to the Issuer upon a written direction of the Issuer. Except as expressly permitted herein, the Issuer may not issue new Notes to replace Notes it has redeemed, paid or delivered to the Trustee for cancellation.

If the Issuer or any Guarantor acquires any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.10. The Issuer may not issue new Notes to replace Notes it has paid or delivered to the Trustee for cancellation for any reason other than in connection with a registration of transfer or exchange of such Notes.

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At such time as all beneficial interests in a Global Note have either been exchanged for definitive Notes, transferred, redeemed, repurchased or canceled, such Global Note shall be returned by the Securities Custodian with respect to such Global Note to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Securities Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Securities Custodian, to reflect such reduction.

Section 2.11          Defaulted Interest. If the Issuer defaults in a payment of interest on the Notes, the Issuer shall pay the defaulted interest (plus interest on such defaulted interest at the rate borne by the Notes to the extent lawful) in any lawful manner. The Issuer shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Notes and the date (not less than 30 days after such notice) of the proposed payment (the “Special Interest Payment Date”), and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as in this clause provided. Thereupon the Trustee shall fix a record date (the “Special Record Date”) for the payment of such defaulted interest, which date shall be not more than 15 days and not less than 10 days prior to the Special Interest Payment Date and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Trustee shall promptly notify the Issuer of such Special Record Date, and in the name and at the expense of the Issuer, shall cause notice of the proposed payment of such defaulted interest and the Special Record Date and Special Interest Payment Date therefor to be given in the manner provided for in Section 13.02, not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such defaulted interest and the Special Record Date and Special Interest Payment Date therefor having been so given, such defaulted interest shall be paid on the Special Interest Payment Date to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable.

The Issuer may make payment of any defaulted interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Issuer to the Trustee of the proposed payment pursuant to this clause, such manner of payment shall be deemed practicable by the Trustee.

Subject to the foregoing provisions of this Section, each Note delivered under this Indenture upon registration of, transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.12          CUSIP Numbers or ISINs. The Issuer in issuing the Notes may use “CUSIP” numbers, “ISINs” or other similar numbers (if then generally in use) and, if so, the Trustee shall use “CUSIP” numbers, “ISINs” or other similar numbers in notices of redemption as a convenience to Holders; provided, however, that neither the Issuer nor the Trustee shall have any responsibility for any defect in the “CUSIP” number, “ISIN” or other similar number that appears on any Note, check, advice of payment or redemption notice, and any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer shall promptly notify the Trustee in writing of any change in the CUSIP number, ISIN or other similar numbers.

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Section 2.13          Computation of Interest. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

Article III.
Redemption

Section 3.01          Notices to Trustee. If the Issuer elects to redeem Notes pursuant to paragraph 6 of the Notes, it shall notify the Trustee in writing of the redemption date, the principal amount of Notes to be redeemed, the redemption price and that such redemption is being made pursuant to paragraph 6 of the Notes.

The Issuer shall give notice to the Trustee provided for in this Section 3.01 at least 2 Business Days before the redemption date unless the Trustee consents to a shorter period. Such notice shall be accompanied by an Officers’ Certificate and an Opinion of Counsel from the Issuer to the effect that such redemption will comply with the conditions herein.

Section 3.02          Selection of Notes To Be Redeemed. If less than all of the Notes are to be redeemed at any time, the Paying Agent or the Registrar, as applicable, will select the Notes for redemption in compliance with the procedures of DTC, unless otherwise required by law or applicable securities exchange, or depositary requirements, or, if the Notes are not so listed or such exchange prescribes no method of selection and the Notes are not held in Global Note form through DTC or DTC prescribes no method of selection, on a pro rata basis; provided, however, that no Note of $200,000 in aggregate principal amount or less shall be redeemed in part and only Notes in integral multiples of $1,000 will be redeemed. None of the Trustee, the Paying Agent or the Registrar will be liable for any selections made in accordance with this Section.

Section 3.03          Notice of Redemption.

The Issuer may redeem the Notes pursuant to one or more of the relevant provisions in this Indenture, and a single notice of redemption may be delivered with respect to redemptions made pursuant to different provisions. Any such notice may provide that redemptions made pursuant to different provisions will have different redemption dates and, with respect to redemptions that occur on the same date, may specify the order in which such redemptions are deemed to occur. In addition, notice of any redemption of, or any offer to purchase, the Notes may, at the Issuer’s discretion, be given in connection with an Equity Offering, other transaction (or series of related transactions) or an event that constitutes a Change of Control and prior to the completion or the occurrence thereof, and any such redemption or purchase may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of the related Equity Offering, transaction or event, as the case may be. In addition, if such redemption or purchase is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the redemption date or purchase date may be delayed until such time (including more than 60 days after the date the notice of redemption or offer to purchase was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied or waived, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the redemption date or purchase date or by the redemption date or purchase date as so delayed, or such notice or offer may be rescinded at any time in the Issuer’s discretion if the Issuer reasonably believes that any or all of such conditions will not be satisfied or waived. In addition, the Issuer may provide in such notice or offer that payment of the redemption or purchase price and performance of the Issuer’s obligations with respect to such redemption or offer to purchase may be performed by another Person.

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If and for so long as the Notes are listed on the Official List of The International Stock Exchange of the Channel Islands (the “Exchange”) and the rules of the Exchange so require, the Issuer will notify the Exchange of such redemption and, in addition to such notification, not less than 10 nor more than 60 days prior to the redemption date, mail, or at the expense of the Issuer, cause to be mailed, such notice to Holders of Definitive Registered Notes by first-class mail, postage prepaid, at their respective addresses as they appear on the registration books of the Registrar. For Notes which are held in Global Note form held on behalf of DTC, notices may be given by delivery of the relevant notices to DTC for communication to entitled account holders in substitution for the aforesaid mailing in accordance with the applicable procedures of DTC.

The notice shall identify the Notes (or portion thereof) to be redeemed (including CUSIP numbers if any) and shall state:

(a)           the redemption date;

(b)           the redemption price;

(c)           the name and address of the Paying Agent;

(d)           that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(e)           if fewer than all the outstanding Notes are to be redeemed, or if a Note is to be redeemed in part only, the identification and principal amounts of the particular Notes (or portion thereof) to be redeemed;

(f)            that, unless the Issuer defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the redemption date;

(g)           that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes; and

(h)           any conditions to such redemption.

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At the Issuer’s written request, the Trustee shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense. In such event, the Issuer shall provide the Trustee with the information required by this Section at least 2 Business Days before the redemption date, unless the Trustee consents to a shorter period.

Section 3.04          Effect of Notice of Redemption. Once notice of redemption is sent in accordance with Section 3.03, Notes called for redemption become due and payable on the redemption date or purchase date, as applicable, and at the redemption price or purchase price, as applicable, stated in the notice, unless such redemption or purchase is conditioned on the happening of a future event. The notice, if sent in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. Upon surrender to the Paying Agent, such Notes shall be paid at the redemption price or purchase price, as applicable, stated in the notice, plus accrued and unpaid interest to the redemption date or purchase date (subject to the right of Holders of record on the relevant record date to receive interest due on the related interest payment date that is on or prior to the redemption date or repurchase date, as applicable). Subject to Section 3.05, on and after the redemption date or the purchase date, unless the Issuer defaults in payment of the redemption or purchase price, interest shall cease to accrue on Notes or portions of Notes called for redemption, unless such redemption or purchase remains conditioned on the occurrence of a future event that has not occurred. Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.

Section 3.05          Deposit of Redemption Price. Prior to noon, New York City time, on the redemption date or purchase date, the Issuer shall deposit with the Paying Agent (or, if the Issuer or a domestic Wholly Owned Subsidiary is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price or purchase price of and accrued and unpaid interest (subject to the right of Holders of record on the relevant record date to receive interest due on the related interest payment date that is on or prior to the redemption date or purchase date) on all Notes to be redeemed or purchased on that date other than Notes or portions of Notes called for redemption that have been delivered by the Issuer to the Trustee for cancellation.

Section 3.06          Notes Redeemed in Part. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed, in which case a portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. In the case of a Global Note, an appropriate notation will be made on such Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof. In the case of a Definitive Registered Note, a new Definitive Registered Note in principal amount equal to the unredeemed portion of any Definitive Registered Note redeemed in part will be issued in the name of the Holder thereof upon cancellation of the original Definitive Registered Note. Subject to the terms of the applicable redemption notice (including any conditions contained therein), Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption unless the Issuer defaults in the payment of the redemption date.

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Section 3.07          Mandatory Redemption. The Issuer shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.08          Redemption for Taxation Reasons. The Issuer may redeem the Notes in whole, but not in part, at any time upon giving not less than 10 nor more than 60 days’ prior written notice to the Holders of the Notes (which notice will be irrevocable) at a redemption price equal to 100% of the outstanding principal amount thereof, together with accrued and unpaid interest, if any, to, but not including, the date fixed for redemption (a “Tax Redemption Date”) and all Additional Amounts, if any, then due and that will become due on the Tax Redemption Date as a result of the redemption or otherwise, if the Issuer determines in good faith that, as a result of:

(1)            any change in, or amendment to, the laws or treaties (or any regulations, protocols, or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction (as defined below) affecting taxation, which has not been publicly announced before and becomes effective on or after the date of this Indenture (or, if a Tax jurisdiction was not a Relevant Tax Jurisdiction on the Issue Date, the date on which such jurisdiction became a Relevant Tax Jurisdiction under this Indenture); or

(2)            any amendment to, or change in existing official written position regarding the application, administration or interpretation of such laws, treaties, regulations, protocols or rulings (including a holding, judgment or order by a court of competent jurisdiction or a change in published practice), which has not been publicly announced before and becomes effective on or after the date of this Indenture (or, if a Tax jurisdiction was not a Relevant Tax Jurisdiction on the Issue Date, the date on which such jurisdiction became a Relevant Tax Jurisdiction under this Indenture) (each of the foregoing in clauses (1) and (2), a “Change in Tax Law”), the Issuer or any Guarantor (including, in each case, any successor entity) with respect to any Guarantee, as the case may be, is, or on the next interest payment date in respect of the Notes would be, required to pay Additional Amounts (but in the case of any Guarantor, only if such amount payable cannot be paid by the Issuer or another Guarantor who can pay such amount without the obligation to pay Additional Amounts), and such obligation cannot be avoided by taking reasonable measures available to the Issuer or such Guarantor (including, for the avoidance of doubt, the appointment of a new Paying Agent where this would be reasonable).

Notice of redemption for taxation reasons will be published in accordance with the procedures described under Sections 3.02, 3.03 and 3.04. Notwithstanding the foregoing, no such notice of redemption for taxation reasons will be given (a) earlier than 90 days prior to the earliest date on which the Payor (as defined below) would be obliged to make such payment of Additional Amounts and (b) unless at the time such notice is given, such obligation to pay (at the time of the related payment) such Additional Amounts remains in effect. Prior to the publication or mailing of any notice of redemption of the Notes pursuant to the foregoing, the Issuer will deliver to the Trustee an opinion from an unaffiliated third-party counsel of recognized standing, to the effect that there has been such change or amendment which would entitle the Issuer to redeem the notes hereunder. Prior to the publication or mailing of any notice of redemption of the Notes pursuant to the foregoing, the Issuer will deliver to the Registrar, the Trustee and the relevant Paying Agent an Officer’s Certificate stating that it is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right so to redeem have been satisfied. The Trustee will accept such Officer’s Certificate and Opinion of Counsel as sufficient evidence of the satisfaction of the conditions precedent described above, without further inquiry, in which event it will be conclusive and binding on the Holders.

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Section 3.09      Withholding Taxes. All payments of principal or interest made by or on behalf of the Issuer or any of the Guarantors or a successor of the Issuer or Guarantor (each, a “Payor”) under or with respect to the Notes or any Guarantee, as applicable, will be made free and clear of and without withholding or deduction for, or on account of, any Taxes unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of:

(1)            the United Kingdom or any political subdivision or Governmental Authority thereof or therein having the power to tax;

(2)            any other jurisdiction in which a Payor is incorporated, organized, carrying on a business for tax purposes or resident for tax purposes, or any political subdivision or governmental authority thereof or therein having the power to tax; or

(3)            any jurisdiction from or through which payment is made by or on behalf of a Payor under or with respect to the Notes or the Guarantees (including the jurisdiction of any Paying Agent) or any political subdivision thereof or therein,

(each of clause (1), (2) or (3), a “Relevant Taxing Jurisdiction”),

will at any time be required by law to be made from any payments, including, without limitation, payments of principal, redemption or repurchase price, premium or interest made by or on behalf of the Payor under or with respect to any Note or Guarantee, the Payor will pay (together with such payments) such additional amounts (the “Additional Amounts”) as may be necessary in order to ensure that the net amounts received by each relevant Holder or beneficial owner of a Note, after such withholding or deduction (including any such deduction or withholding from such Additional Amounts), will not be less than the amounts which would have been received in respect of such payments on any such Note or Guarantee (as applicable) in the absence of such withholding or deduction; provided, however, that no such Additional Amounts will be payable for or on account of:

(1)            any Taxes that would not have been so imposed but for the existence of any present or former connection between the relevant Holder or the beneficial owner of a Note (or between a fiduciary, settlor, beneficiary, partner of, member or shareholder of, or possessor of power over the relevant Holder or beneficial owner, if the relevant Holder or beneficial owner is an estate, nominee, trust, partnership, limited liability company or corporation) and the Relevant Taxing Jurisdiction (including, but not limited to, being a citizen or resident (including for tax purposes) or national or domiciliary of, carrying on a trade or business therein, or having a permanent establishment, a dependent agent, a place of business or a place of management in the Relevant Taxing Jurisdiction) but excluding, in each case, any connection arising solely from the acquisition, ownership or holding of such Note or Guarantee or the enforcement of rights or receipt of payment under or in respect of a Note or Guarantee;

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(2)            any Taxes that are imposed, withheld or deducted by reason of any failure by the Holder or the beneficial owner of the Note to comply with a written request of the Payor addressed to the Holder or the beneficial owner, after reasonable notice (and in any event at least 30 days before any such Taxes would be payable), to provide certification, information, documents or other evidence or to make any declaration or similar claim or satisfy any certification, identification, information or other reporting requirements relating to such matters, in each case, required by any applicable law, regulation, treaty or administrative practice of the Relevant Taxing Jurisdiction as a precondition to exemption from, or a reduction in the rate of, such Tax (provided, in each case, the Holder or beneficial owner is legally entitled to do so);

(3)           any Taxes that are payable otherwise than by deduction or withholding from a payment under or with respect to the Notes or any Guarantee;

(4)            any estate, inheritance, gift, value added, sales, transfer, personal property or similar Taxes;

(5)           any Taxes imposed, withheld or deducted under or in connection with Sections 1471-1474 of the Code as of the Issue Date (or any substantially similar successor version of such sections that is substantively comparable) and regulations or official interpretations thereunder, any intergovernmental agreement between the United States and any other jurisdiction implementing or relating to FATCA or any similar non-U.S. law, regulation or guidance enacted or issued with respect to such intergovernmental agreement (“FATCA”);

(6)            any Taxes imposed in connection with a Note presented for payment (where presentation is permitted or required for payment) by or on behalf of a Holder or beneficial owner who would have been able to avoid such Tax by presenting the relevant Note to, or otherwise accepting payment from, another paying agent;

(7)           any Taxes which would not have been imposed if the Holder had presented the Note for payment (where presentation is permitted or required for payment) within 30 days after the date on which the relevant payment was first made available for payment to the Holder (except for Additional Amounts with respect to Taxes that would have been imposed had the Holder presented the Note for payment within such 30-day period);

(8)            any Taxes imposed on or with respect to a payment to a Holder that is a fiduciary or partnership or any Person other than the beneficial owner of such payment or Note, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such partnership or the beneficial owner of such payment or Note would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual Holder of such Note;

(9)            any withholding tax (Kapitalertragsteuer) currently levied in the Federal Republic of Germany at the level of a custodian bank acting on behalf of the Holder (including solidarity surcharge (Solidaritätszuschlag) and church tax (Kirchensteuer), if any, imposed thereon); or

(10)            any combination of the above.

The Payor will (i) make any required withholding or deduction and (ii) remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction in accordance with applicable law. The Payor will use all reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes and will provide such certified copies as soon as reasonably practicable to the Trustee. Such copies shall be made available to the Holders upon request and will be made available at the offices of the Paying Agent. The Payor will attach to each such certified copy of such payments a certificate stating that the amount of withholding Taxes evidenced by the certified copy was paid in connection with payments in respect of the principal amount of Notes then outstanding.

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If any Payor will be obligated to pay Additional Amounts under or with respect to any payment made on any Note, at least 30 days prior to the date of such payment, the Payor will deliver to the Trustee and the Paying Agent an Officer’s Certificate stating the fact that Additional Amounts will be payable and the amount so payable and such other information necessary to enable the Paying Agent to pay Additional Amounts to Holders on the relevant payment date (unless such obligation to pay Additional Amounts arises less than 45 days prior to the relevant payment date, in which case the Payor may deliver such Officer’s Certificate as promptly as practicable after the date that is 30 days prior to the payment date). The Trustee and the Paying Agent shall be entitled to rely solely on such Officer’s Certificate as conclusive proof that such payments are necessary.

The Payor will pay the Holder or beneficial owner any present or future stamp, issue, registration, transfer, court or documentary taxes, or similar charges or levies (including any related interest, penalties and any other reasonable expenses with respect thereto) or any other excise, property or similar taxes, charges or levies (including any related interest, penalties and any other reasonable expenses with respect thereto) that arise in any Relevant Taxing Jurisdiction (in the case of enforcement, any jurisdiction) from or in connection with the execution, issuance, delivery, registration or enforcement of any Notes, the Guarantees, this Indenture, the Security Documents, the Intercreditor Agreement, any Additional Intercreditor Agreement or any other document or instrument in relation thereto (other than in each case, (A) in connection with a transfer of the Notes (or any rights in or relating to them) after the Issue Date or (B) to the extent that such stamp, issue registration court or documentary taxes, or any other excise, property or similar taxes or similar charges or levies becomes payable upon a voluntary registration or filing made by the Holder if such registration or filing is not required by any applicable law or not necessary to enforce the rights or obligations of any Holder in relation to the Notes, any Guarantees, this Indenture, the Security Documents, the Intercreditor Agreement, any Additional Intercreditor Agreement or any other document or instrument in relation thereto), and the Payor agrees to indemnify the Holders for any such taxes, charges or levies paid by such Holders or beneficial owners of the Notes.

Whenever this Indenture mentions the payment of amounts based on the principal amount, interest of any other amount payable under, or with respect to, any of the Notes or any Guarantee, such mention shall be deemed to include the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The foregoing obligations will survive any termination, defeasance or discharge of this Indenture, and any transfer by a Holder or beneficial owner, and will apply mutatis mutandis to any jurisdiction in which any successor to a Payor is incorporated, organized, carrying on a business for tax purposes or resident for tax purposes, or any political subdivision or taxing authority or agency thereof or therein having the power to tax or any jurisdiction from or through which payment is made under or with respect to the Notes or any Guarantee.

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Section 3.10      Offers to Repurchase by Application of Excess Proceeds.

(a)            In the event that, pursuant to Section 4.17, the Issuer shall be required to commence an Asset Sale Offer or elects to commence an Advance Offer, it shall follow the procedures specified below.

(b)            The Asset Sale Offer or Advance Offer, as the case may be, shall remain open for a period of at least 20 Business Days following its commencement (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer shall apply all Excess Proceeds (or in the case of an Advance Offer, the Advance Portion) (the “Offer Amount”), to the purchase of Notes and, if required or permitted by the terms of any other First Lien Obligations and/or, to the extent that the assets or property disposed of in the Asset Sale were not Collateral, Pari Passu Indebtedness (on a pro rata basis, if applicable), or, if less than the Offer Amount has been tendered, all Notes and, if applicable, First Lien Obligations and/or other Pari Passu Indebtedness tendered in response to the Asset Sale Offer or Advance Offer, as the case may be. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

(c)            If the Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest and Additional Amounts, if any, up to but excluding the Purchase Date, shall be paid on the Purchase Date to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer or Advance Offer, as the case may be.

(d)            Upon the commencement of an Asset Sale Offer or an Advance Offer, as the case may be, the Issuer shall send, electronically or by first-class mail, a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer or Advance Offer, as the case may be. The Asset Sale Offer or Advance Offer, as the case may be, shall be made to all Holders and, if required or permitted by the terms thereof, holders of other First Lien Obligations and, to the extent that the assets and property disposed of in the Asset Sale were not Collateral, any other Pari Passu Indebtedness. The notice, which shall govern the terms of the Asset Sale Offer or Advance Offer, as the case may be, shall state:

(i)            that the Asset Sale Offer or Advance Offer, as the case may be, is being made pursuant to this Section 3.10 and Section 4.17 and the length of time the Asset Sale Offer or Advance Offer, as the case may be, shall remain open;

(ii)            the Offer Amount, the purchase price and the Purchase Date;

(iii)            that any Note not tendered or accepted for payment shall continue to accrue interest;

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(iv)            that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer or Advance Offer, as the case may be, shall cease to accrue interest after the Purchase Date;

(v)            that Holders electing to have a Note purchased pursuant to an Asset Sale Offer or an Advance Offer, as the case may be, may elect to have Notes purchased in amounts of $1,000 or whole multiples of $1,000 in excess thereof only;

(vi)            that Holders electing to have a Note purchased pursuant to any Asset Sale Offer or Advance Offer, as the case may be, shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer by book-entry transfer, to the Issuer, DTC, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(vii)          that, if the aggregate principal amount (or accreted value, as applicable) of Notes and, if applicable, other First Lien Obligations and, to the extent that the assets and property disposed of in the Asset Sale were not Collateral, other Pari Passu Indebtedness, in each case, surrendered by the holders thereof exceeds the Offer Amount, the Trustee shall select the Notes (subject to applicable DTC procedures as to Global Notes) and the Issuer or the representative of such other First Lien Obligations and such other Pari Passu Indebtedness shall select such other First Lien Obligations and Pari Passu Indebtedness to be purchased or repaid on a pro rata basis based on the accreted value or principal amount of the Notes or such other First Lien Obligations and such other Pari Passu Indebtedness tendered (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of $200,000, or integral multiples of $1,000 in excess thereof, shall be purchased; provided that no Notes of $200,000 or less can be redeemed or purchased in part, except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes of such Holder, even if not a multiple of $1,000, shall be redeemed or purchased); and

(viii)            that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased.

(e)            On or before the Purchase Date, the Issuer shall, to the extent lawful, (1) accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof validly tendered pursuant to the Asset Sale Offer or Advance Offer, as the case may be, or if less than the Offer Amount has been tendered, all Notes tendered and (2) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof so tendered.

(f)            The Issuer, DTC or the Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes properly tendered by such Holder and accepted by the Issuer for purchase, and the Issuer shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officers’ Certificate is required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered representing the same indebtedness to the extent not repurchased; provided, that each such new Note shall be in a principal amount of $200,000 or an integral multiple of $1,000 in excess thereof. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer shall publicly announce the results of the Asset Sale Offer or Advance Offer, as the case may be, on or as soon as practicable after the Purchase Date.

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Other than as specifically provided in this Section 3.10 or Section 4.17, any purchase pursuant to this Section 3.10 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.08.

Article IV.
Covenants

Section 4.01      Payment of Notes. The Issuer shall promptly pay the principal of, premium, if any, and interest on the Notes, in immediately available funds, on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal, premium, if any, and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

The Company shall pay interest on overdue principal at the rate specified therefore in the Notes, and it shall pay interest on overdue installments of interest at the rate borne by the Notes to the extent lawful.

Section 4.02      [Reserved].

Section 4.03      Payment of Taxes and Other Claims. The Company will, and will cause each Restricted Subsidiary to, pay its obligations in respect of taxes before the same shall become delinquent or in default, except where the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 4.04      Maintenance of Properties. The Company will, and will cause each Restricted Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition (ordinary wear and tear excepted), except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.05      Maintenance of Listing. The Issuer will use its commercially reasonable efforts to maintain the listing of the Notes on the Official List of the Exchange for so long as the Notes are outstanding; provided that if the Issuer is unable to obtain admission to listing of the Notes on the Exchange or if at any time the Issuer determines that it will not maintain such listing, it will use its commercially reasonable efforts to obtain and maintain a listing of such Notes on another “recognised stock exchange” (within the meaning of Section 1005 of the Income Tax Act of 2007 of the United Kingdom (“ITA”) for the purposes of Section 987 of the ITA) (in which case, references herein to the Exchange will be deemed to refer to such other “recognised stock exchange”). In no event will the Company be required to obtain or maintain the listing of the Notes on any exchange that requires financial reporting for any fiscal period in addition to the fiscal periods required by Section 4.13.

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Section 4.06      Limitation on Indebtedness and Certain Equity Securities.

(a)            The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Equity Interests and the Company will not permit any of the Restricted Subsidiaries (other than a Subsidiary Guarantor and the Issuer) to issue any shares of preferred stock; provided, however, that the Company and the Restricted Subsidiaries may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Equity Interests, and any Restricted Subsidiary of the Company that is not a Subsidiary Guarantor or the Issuer may Incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Equity Interests or issue shares of preferred stock if after giving Pro Forma Effect to the incurrence of such Indebtedness or issuance of such Disqualified Equity Interests or preferred stock, the Fixed Charge Coverage Ratio would have been (x) on or prior to December 31, 2023, at least 1.50 to 1.00 or (y) after December 31, 2023, at least 2.00 to 1.00, in each case for the Test Period then ended determined, as if the additional Indebtedness had been Incurred, or the Disqualified Equity Interests or preferred stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such Test Period; provided, further that the amount of Indebtedness, Disqualified Equity Interests and preferred stock that may be incurred pursuant to the foregoing, together with any amounts incurred under clauses (viii), (xv), (xxv) and (xxvi) of Section 4.06(b), by Restricted Subsidiaries that are not Subsidiary Guarantors shall not at any one time outstanding exceed the greater of $30,000,000 and 15.0% of Consolidated EBITDA at the time of any incurrence or issuance pursuant to this Section 4.06(a).

(b)            The provisions of Section 4.06(a) shall not apply to:

(i)            Indebtedness under Credit Facilities by the Company and the Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate outstanding principal amount not to exceed the sum of (x) the greater of (i) $50,000,000 and (ii) 25% of Consolidated EBITDA for the Test Period then ended plus (y) an additional amount such that, after giving Pro Forma Effect to the incurrence of such additional amount and the application of the proceeds therefrom, the First Lien Leverage Ratio would be no greater than 3.00 to 1.00; provided that for purposes of determining that amount that may be incurred under clause (i)(y), all Indebtedness incurred under clause (i)(y) and all Indebtedness incurred under clause (i)(x) that constitutes First Lien Obligations shall be deemed to be included in clause (a) of the definition of “First Lien Leverage Ratio;”

(ii)            Indebtedness represented by the Notes (but excluding any Additional Notes);

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(iii)          Indebtedness (A) outstanding on the Issue Date after giving pro forma effect to the Transactions (other than Indebtedness described in clauses (i) or (ii) above) and (B) that is intercompany Indebtedness among the Company and/or the Restricted Subsidiaries outstanding on the Issue Date;

(iv)          Guarantees by the Company and the Restricted Subsidiaries in respect of Indebtedness of the Company or any Restricted Subsidiary not otherwise prohibited by any other provision of this Indenture; provided that (A) such Guarantee is otherwise permitted under this Indenture, (B) no Guarantee by any Restricted Subsidiary of any Junior Financing shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Notes and (C) if the Indebtedness being guaranteed is subordinated to the Notes, such Guarantee shall be subordinated to the Guarantee of the Notes on terms at least as favorable to Holders as those contained in the subordination of such Indebtedness;

(v)            Indebtedness of the Company or of any Restricted Subsidiary owing to any other Restricted Subsidiary or the Company to the extent not otherwise prohibited by any other provision of this Indenture; provided that all such Indebtedness of the Issuer or any Guarantor owing to any Restricted Subsidiary that is not a Guarantor shall be subordinated to the Notes (but only to the extent permitted by applicable law and not giving rise to material adverse tax consequences);

(vi)            (A) Indebtedness (including Capital Lease Obligations and purchase money Indebtedness (including Indebtedness in respect of mortgage, industrial revenue bond, industrial development bond and similar financings)) of the Company or any of the Restricted Subsidiaries financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets (whether through the direct purchase of property or any Person owning such property); provided that such Indebtedness is incurred concurrently with or within 270 days after the applicable acquisition, construction, repair, replacement or improvement;

(vii)            Indebtedness in respect of Swap Agreements (other than Swap Agreement entered into for speculative purposes);

(viii)          Indebtedness of any Person (a) outstanding on the date on which such Person becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into the Company or a Restricted Subsidiary) after the date hereof as a result of an acquisition or Investment, in each case not prohibited by any other provision of this Indenture, or Indebtedness of any Person that is assumed the Company or any Restricted Subsidiary in connection with an acquisition of assets by the Company or such Restricted Subsidiary not prohibited by any other provision of this Indenture or (b) incurred to provide all or a portion of the funds utilized to consummate a transaction or series of related transactions pursuant to which (i) any Person became a Restricted Subsidiary or was otherwise acquired by the Company or a Restricted Subsidiary or (ii) any assets are acquired and related liabilities are assumed by the Company or any Restricted Subsidiary, provided, however, that Indebtedness incurred pursuant to this clause (viii) is in an aggregate amount then outstanding not to exceed unlimited additional Indebtedness to the extent that after giving Pro Forma Effect to such acquisition or other transaction and to the related incurrence of Indebtedness (when aggregated with the aggregate principal amount of Refinancing Indebtedness incurred pursuant to clause (xxii) below in respect of such Indebtedness then outstanding) either (I) the Company would have been able to incur $1.00 of additional Indebtedness pursuant to Section 4.06(a); and (II) in the case of Indebtedness representing First Lien Obligations, the First Lien Leverage Ratio is equal to or less than 3.00 to 1.00 after giving Pro Forma Effect to the incurrence or issuance of such Indebtedness; provided, further that the amount of Indebtedness, Disqualified Equity Interests and preferred stock that may be incurred pursuant to the foregoing, together with any amounts incurred under clauses (xv), (xxv) and (xxvi) of this Section 4.06(b) and Section 4.06(a), by Restricted Subsidiaries that are not Subsidiary Guarantors shall not at any one time outstanding exceed the greater of $30,000,000 and 15.0% of Consolidated EBITDA at the time of any incurrence or issuance pursuant to this clause (viii);

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(ix)             Indebtedness in respect of Permitted Receivables Financing;

(x)            Indebtedness representing deferred compensation to employees, consultants and independent contractors of the Company and the Restricted Subsidiaries incurred in the ordinary course of business;

(xi)            Indebtedness consisting of unsecured promissory notes issued by the Issuer or any Guarantor to current or former officers, directors and employees or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests in the Company (or any direct or indirect parent thereof) permitted by Section 4.07;

(xii)            Indebtedness constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments (including earnout or similar obligations) incurred in connection with any acquisition, Investment or disposition, in each case not prohibited by any other provision of this Indenture;

(xiii)            Indebtedness consisting of obligations under deferred compensation or other similar arrangements incurred in connection with any acquisition or Investment permitted under this Indenture;

(xiv)          Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements and Indebtedness arising from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, (including Indebtedness owed on a short term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of the Company and their Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Company and their Restricted Subsidiaries);

(xv)            Indebtedness of the Company or any Restricted Subsidiary; provided that at the time of the incurrence thereof and after giving Pro Forma Effect thereto, the aggregate principal amount of Indebtedness outstanding in reliance on this clause (xv) (when aggregated with the aggregate principal amount of Refinancing Indebtedness incurred pursuant to clause (xxii) of this Section 4.06(b) in respect of such Indebtedness then outstanding) shall not exceed, except as contemplated by clause (xxii) of this Section 4.06(b), the greater of $80,000,000 and 40% of Consolidated EBITDA for the most recently ended Test Period as of such time; provided, further that the amount of Indebtedness that may be incurred pursuant to the foregoing, together with any amounts incurred under clauses (viii), (xxv) and (xxvi) of this Section 4.06(b) and Section 4.06(a), by Restricted Subsidiaries that are not Guarantors shall not at any one time outstanding exceed the greater of $30,000,000 and 15.0% of Consolidated EBITDA at the time of any incurrence or issuance pursuant to this clause (xv);

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(xvi)          Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xvii)          Indebtedness incurred by the Company or any of the Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created, or related to obligations or liabilities incurred, in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other reimbursement-type obligations regarding workers compensation claims;

(xviii)         obligations in respect of performance, bid, appeal and surety bonds and performance, bankers acceptance facilities and completion guarantees and similar obligations provided by the Company or any of the Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(xix)            [reserved];

(xx)            any JV Preferred Equity Interests;

(xxi)            Indebtedness supported by a letter of credit, bank guarantee or similar instrument permitted by this Section 4.06 in a principal amount not to exceed the face amount of such letter of credit, bank guarantee or such other instrument;

(xxii)            any modification, refinancing, refunding, replacement, substitution, renewal or extension (a “Permitted Refinancing”) of all or any portion of Indebtedness, Disqualified Equity Interest or preferred stock incurred under Section 4.06(a) or any of clauses (ii), (iii), (vi), (viii), (xv), (xxii), (xxv), (xxvi) and (xxviii) of this Section 4.06(b) (the Indebtedness incurred in respect of such Permitted Refinancing, “Refinancing Indebtedness”); provided that:

(A)            the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of such Indebtedness so modified, refinanced, refunded, replaced, substituted, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon, tax gross-up amounts plus other amounts paid, and fees and expenses incurred, in connection with such modification, refinancing, refunding, replacement, substitution, renewal or extension and by an amount equal to any existing revolving commitments unutilized thereunder to the extent that the portion of any existing and unutilized revolving commitment being refinanced was permitted to be drawn immediately prior to such refinancing and such drawing shall be deemed to have been made,

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(B)            other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 4.06(a) and clauses (ii), (iii), (vi), (viii) or (xxviii) of this Section 4.06(b), Indebtedness resulting from such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended (other than customary bridge loans),

(C)            if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Notes, Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Notes on terms at least as favorable to Holders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended.

For the avoidance of doubt, it is understood that a Permitted Refinancing may constitute a portion of an issuance of Indebtedness in excess of the amount of such Permitted Refinancing; provided that such excess amount is otherwise permitted to be incurred under this Section 4.06. For the avoidance of doubt, it is understood and agreed that a Permitted Refinancing includes successive Permitted Refinancings of the same Indebtedness.

(xxiii)            [reserved];

(xxiv)            [reserved];

(xxv)          additional Indebtedness in an aggregate principal amount, measured at the time of incurrence and after giving Pro Forma Effect thereto and the use of the proceeds thereof, not to exceed 100% of the aggregate amount of direct or indirect equity investments in cash or Cash Equivalents in the form of common Equity Interests, Qualified Equity Interests, or Subordinated Shareholder Funding, received by the Company or any Parent Entity after the Issue Date (to the extent contributed to the Company in the form of common Equity Interests, Qualified Equity Interests or Subordinated Shareholder Funding) to the extent not included as an Excluded Contribution Amount or applied to increase any other basket hereunder; provided that the amount of Indebtedness that may be incurred pursuant to the foregoing, together with any amounts incurred under clauses (viii), (xv) and (xxvi) of this Section 4.06(b) and Section 4.06(a), by Restricted Subsidiaries that are not Guarantors shall not at any one time outstanding exceed the greater of $30,000,000 and 15.0% of Consolidated EBITDA at the time of any incurrence or issuance pursuant to this clause (xxv);

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(xxvi)          Indebtedness of any Restricted Subsidiary that is not a Guarantor; provided that the aggregate principal amount of Indebtedness of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Guarantor outstanding in reliance on this clause (xxvi) shall not exceed, at the time of incurrence thereof and after giving Pro Forma Effect thereto, the greater of $10,000,000 and 5% of Consolidated EBITDA for the most recently ended Test Period as of such time; provided, further that the amount of Indebtedness that may be incurred pursuant to the foregoing, together with any amounts incurred under clauses (viii), (xv) and (xxv) of this Section 4.06(b) and Section 4.06(a), by Restricted Subsidiaries that are not Guarantors shall not at any one time outstanding exceed the greater of $30,000,000 and 15.0% of Consolidated EBITDA at the time of any incurrence or issuance pursuant to this clause (xxvi);

(xxvii)            [reserved];

(xxviii)            Indebtedness in the form of Capital Lease Obligations arising out of any Sale Leaseback;

(xxix)            [reserved];

(xxx)            Indebtedness incurred by the Company or any of its Restricted Subsidiaries to the extent that the net proceeds thereof are promptly deposited with the Trustee to satisfy and discharge the Notes or exercise the Company’s legal defeasance option or covenant defeasance options set forth in Article 8 in each case, in accordance with this Indenture; and

(xxxi)          Indebtedness incurred pursuant to, or in order to comply with, Section 8(a) of the German Act on Partial Retirement (Altersteilzeitgesetz), Section 7(b) and/or 7(e) of the Fourth Book of the German Social Security Code (Sozialgesetzbuch (IV)); and

(xxxii)            all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxxi) above.

(c)            [reserved].

(d)            For purposes of determining compliance with this Section 4.06, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in this Section 4.06, the Company shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that if any such portion of such Indebtedness could, based on the financial statements for such Test Period, have been incurred in reliance on Section 4.06(a), such portion of such Indebtedness shall automatically be reclassified as having been incurred under the applicable provisions of Section 4.06(a) (in each case, subject to satisfying any other applicable provision of Section 4.06(a) and, in the case of any such portion of such Indebtedness incurred by any Subsidiary that is not a Subsidiary Guarantor, to availability under the cap applicable therein to the incurrence of such Indebtedness by a non-Subsidiary Guarantor).

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(e)            If Indebtedness originally incurred in reliance upon a percentage of Consolidated EBITDA or the First Lien Leverage Ratio under Section 4.07(b)(i) is being refinanced under such clause and such refinancing would cause the maximum amount of Indebtedness thereunder to be exceeded at such time, then such refinancing will nevertheless be permitted thereunder and such additional Indebtedness will be deemed to have been incurred, and permitted to be incurred, under such Section 4.07(b)(i), so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of Indebtedness being refinanced plus amounts permitted by the next sentence. Any Refinancing Indebtedness and any Indebtedness incurred to Refinance Indebtedness incurred pursuant to Section 4.07(b)(i) shall be permitted to include additional Indebtedness incurred to pay premiums (including tender premiums), defeasance costs, underwriting discounts, accrued and unpaid interest, dividends, tax gross-up amounts and fees, costs and expenses (including upfront fees, original issue discount or similar fees) in connection with such Refinancing.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness or Disqualified Equity Interests will not be deemed to be an incurrence of Indebtedness or Disqualified Equity Interests for purposes of this Section 4.06.

Section 4.07      Limitation on Restricted Payments and Prepayments of Junior Financing.

(a)            The Company will not, and will not permit any Restricted Subsidiary to, pay or make, directly or indirectly:

(i)            any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Restricted Subsidiary,

(ii)            any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Company or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests;

(iii)            any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Subordinated Shareholder Funding (other than any payment of interest thereon in the form of additional Subordinated Shareholder Funding); or

(iv)            any Restricted Investment;

(such payments or any other actions described in clauses (i) through (iv) above are collectively referred to as “Restricted Payments”) unless at the time of and after giving effect to the proposed Restricted Payment:

(A)            in the case of a Restricted Payment under any of clauses (i), (ii) and (iii) above (other than with respect to amounts attributable to subclause (1) of clause (C) below), no Event of Default described under Section 6.01 shall have occurred or be continuing, provided that with respect to amounts attributable under subclause (1) of clause (C) below, no Event of Default described under Section 6.01(a), (b), (e) or (f) shall have occurred or be continuing; and

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(B)            immediately after giving effect to such transaction on a pro forma basis, the Company could incur $1.00 of additional Indebtedness pursuant to Section 4.06(a);

(C)          the aggregate amount of all Restricted Payments declared or made after the Issue Date (including the proposed Restricted Payment) does not exceed the sum of (without duplication):

(1)            $5,000,000; plus

(2)            [reserved]; plus

(3)            an amount, equal to 50% of Consolidated Net Income for each quarter commencing with the fiscal quarter commencing October 1, 2022 through the most recently ended fiscal quarter of the Company (or in the case such Consolidated Net Income for such period is a deficit, 100% of such deficit); plus

(4)            returns, profits, distributions and similar amounts received in cash or Cash Equivalents and the Fair Market Value of any in-kind amounts received by the Company and the Restricted Subsidiaries on Investments made after the Issue Date using the amount under this clause (C) (not to exceed the amount of such Investments); plus

(5)            Investments of the Company or any of the Restricted Subsidiaries in any Unrestricted Subsidiary made after the Issue Date that has been re-designated as a Restricted Subsidiary or that has been merged or consolidated with or into the Company or any of the Restricted Subsidiaries up to the Fair Market Value of the Investments of the Company or a Restricted Subsidiary in such Unrestricted Subsidiary at the time of such re-designation or merger or consolidation; plus

(6)           the Net Proceeds of a sale or other disposition of any Unrestricted Subsidiary after the Issue Date (including the issuance or sale of Equity Interests of an Unrestricted Subsidiary) received by the Company or any Restricted Subsidiary; plus

(7)            to the extent not included in Consolidated Net Income, dividends or other distributions or returns on capital received by the Company or any Restricted Subsidiary from an Unrestricted Subsidiary after the Issue Date; plus

(8)            the aggregate amount of any Retained Declined Proceeds since the Issue Date.

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(b)            Notwithstanding Section 4.07(a), the following shall be permitted:

(i)            the Company and each Restricted Subsidiary may make Restricted Payments to the Company or any other Restricted Subsidiary; provided that in the case of any such Restricted Payment by a Restricted Subsidiary that is not a wholly-owned Subsidiary of the Company, such Restricted Payment is made to the Company, any Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests;

(ii)          Restricted Payments to satisfy appraisal or other dissenters’ rights, pursuant to or in connection with a consolidation, amalgamation, merger, transfer of assets or acquisition that is not prohibited by this Indenture;

(iii)          the Company may declare and make dividend payments or other distributions payable solely in the Equity Interests of such Person or in Subordinated Shareholder Funding;

(iv)            [reserved];

(v)            repurchases of Equity Interests in the Company (or Restricted Payments by the Company to allow repurchases of Equity Interest in any direct or indirect parent of the Company) deemed to occur upon exercise of stock options or warrants or other incentive interests if such Equity Interests represent a portion of the exercise price of such stock options or warrants or other incentive interest;

(vi)            Restricted Payments to redeem, acquire, retire or repurchase its Equity Interests (or any options, warrants, restricted stock units or stock appreciation rights or other equity-linked interests issued with respect to any of such Equity Interests) (or make Restricted Payments to allow any of the Company’s direct or indirect parent companies to so redeem, retire, acquire or repurchase their Equity Interests) held by current or former officers, managers, consultants, directors and employees (or their respective Affiliates, spouses, former spouses, other Permitted Transferees, successors, executors, administrators, heirs, legatees or distributees) of the Company (or any direct or indirect parent thereof) and the Restricted Subsidiaries, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, profits interest, employment termination agreement or any other employment agreements or equity holders’ agreement; provided that, except with respect to non-discretionary repurchases, the aggregate amount of Restricted Payments permitted by this clause (vi) after the Issue Date, together with the aggregate amount of loans and advances made pursuant to clause (m) of the definition of “Permitted Investments” in lieu thereof, shall not exceed the sum of (a) the greater of $5,000,000 and 2.5% of Consolidated EBITDA for the most recently ended Test Period in any fiscal year of the Company (net of any proceeds from the reissuance or resale of such Equity Interests to another Person received by the Company or any Restricted Subsidiary), (b) the amount in any fiscal year equal to the cash proceeds of key man life insurance policies received by the Company or the Restricted Subsidiaries after the Issue Date, and (c) the cash proceeds from the sale of Equity Interests (other than Disqualified Equity Interests) of the Company (to the extent contributed to the Company in the form of common Equity Interests or Qualified Equity Interests) and, to the extent contributed to the Company, the cash proceeds from the sale of Equity Interests of any direct or indirect Parent Entity or management investment vehicle, in each case to any future, present or former employees, directors, managers or consultants of the Company, any of its Subsidiaries or any direct or indirect Parent Entity or management investment vehicle that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests are contributed to the Company in the form of common Equity Interests or Qualified Equity Interests and have not otherwise been applied to the payment of Restricted Payments by virtue of the Excluded Contribution Amount or are otherwise applied to increase any other basket hereunder; provided that any unused portion of the preceding basket calculated pursuant to clauses (a) and (b) above for any fiscal year (including the fiscal year in which the Issue Date occurred and each fiscal year thereafter) may be carried forward to succeeding fiscal years;

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(vii)            [reserved];

(viii)            in addition to the foregoing Restricted Payments, the Company may make additional Restricted Payments, (A) in an aggregate amount, when taken together with the aggregate amount of loans and advances to a Parent Entity made pursuant to clause (m) of the definition of “Permitted Investments” in lieu of Restricted Payments permitted by this clause (A), not to exceed an amount at the time of making any such Restricted Payment and together with any other Restricted Payment made utilizing this clause (A) after the Issue Date not to exceed the greater of $10,000,000 and 5% of Consolidated EBITDA for the most recently ended Test Period after giving Pro Forma Effect to the making of such Restricted Payment and (B) in an amount not to exceed the Excluded Contribution Amount that is Not Otherwise Applied;

(ix)            redemptions in whole or in part of any of its Equity Interests for another class of its Equity Interests or with proceeds from Subordinated Shareholder Funding or substantially concurrent equity contributions or issuances of new Equity Interests or Subordinated Shareholder Debt Funding; provided that such new Equity Interests contain terms and provisions at least as advantageous to Holders in all respects material to their interests as those contained in the Equity Interests redeemed thereby;

(x)            (a) payments made or expected to be made in respect of withholding or similar taxes payable in respect of any future, present or former employee, director, manager or consultant, (b) any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options and the vesting of restricted stock and restricted stock units and (c) payments or other adjustments to outstanding Equity Interests in accordance with any management equity plan, stock option plan or any other similar employee benefit plan, agreement or arrangement in connection with any Restricted Payment;

(xi)          the Company may (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any acquisition (or other similar Investment) not prohibited by any other provision of this Indenture and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

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(xii)            the declaration and payment of Restricted Payments may be made to pay dividends and make distributions to, or repurchase or redeem shares from, the Company’s equity holders in an annual amount equal to 6.0% of the net cash proceeds received by the Company from any public offering of common stock of the Company or any direct or indirect parent of the Company from the date of the initial public offering of the Company’s common stock through but not including the Issue Date;

(xiii)            payments made or expected to be made by the Company or any Restricted Subsidiary in respect of withholding or similar taxes payable upon exercise of Equity Interests by any future, present or former employee, director, officer, manager or consultant (or their respective controlled Affiliates, Immediate Family Members or Permitted Transferees) and any repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants or required withholding or similar taxes;

(xiv)            additional Restricted Payments; provided that after giving effect to such Restricted Payment (A) on a Pro Forma Basis, the Total Leverage Ratio is less than or equal to 3.00 to 1.0 and (B) there is no continuing Event of Default;

(xv)            any payments by the Issuer or any Restricted Subsidiary in amounts equal to any Parent Expenses or any Related Taxes, without duplication, payable to any Parent Entity;

(xvi)            the distribution, by dividend or otherwise, of shares of Equity Interests of, or Indebtedness owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are Cash Equivalents); and

(xvii)            the declaration and payment of dividends in respect of Disqualified Equity Interests and preferred stock issued in accordance with Section 4.06 to the extent such dividends are included in the calculation of Consolidated Interest Expense.

For purposes of determining compliance with this Section 4.07, in the event that a proposed Restricted Payment (or a portion thereof) meets the criteria of Sections 4.07(a) or any of clauses (i) through (xvii) of Section 4.07(b) above (or any sub-clause therein), the Company will be entitled to classify or later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment (or portion thereof) between Section 4.07(a) and clauses (i) through (xvii) of Section 4.07(b) (or any sub-clause therein), in a manner that otherwise complies with this Section 4.07; provided, that for the most recently ended Test Period following the making of any Restricted Payment under this Section 4.07 (other than Section 4.07(b)(xiv)), if all or any portion of such Restricted Payment could, based on the financial statements for such Test Period, have been made in reliance on Section 4.07(b)(xiv), such Restricted Payment (or the relevant portion thereof) shall automatically be reclassified as having been made in reliance on Section 4.07(b)(xiv).

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(c)            The Company will not, and will not permit any Restricted Subsidiary to, make or pay, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Junior Financing, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Junior Financing, except:

(i)            payments of regularly scheduled interest and principal payments as, in the form of payment and when due in respect of any Indebtedness, other than payments in respect of any Junior Financing prohibited by the subordination provisions thereof or the Intercreditor Agreement or any Additional Intercreditor Agreement;

(ii)            refinancings of Junior Financing Indebtedness with proceeds of other Junior Financing Indebtedness permitted to be incurred under Section 4.06;

(iii)            the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of the Company or any of its direct or indirect parent companies;

(iv)            prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity: (A) in an aggregate amount, when taken together with the aggregate amount of loans and advances to a Parent Entity made pursuant to clause (m) of “Permitted Investments” in lieu of Restricted Payments permitted by this clause (A) not to exceed the greater of $15,000,000 and 7.5% of Consolidated EBITDA for the most recently ended Test Period after giving Pro Forma Effect to the making of such prepayment, redemption, purchase, defeasance or other payment, (B) so long as no Event of Default shall have occurred and be continuing or would result therefrom (or, in the case of the use of subclause (1) of Section 4.07(a)(C), no Event of Default under Section 6.01(a), (b), (e) or (f)), in an amount not to exceed the amount under Section 4.07(a)(C) that is Not Otherwise Applied and (C) in an amount not to exceed the Excluded Contribution Amount that is Not Otherwise Applied; and

(v)            prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity; provided that after giving effect to such Restricted Payment (A) on a Pro Forma Basis, the Total Leverage Ratio is less than or equal to 3.0 to 1.0 and (B) there is no continuing Event of Default.

For purposes of determining compliance with this Section 4.07, in the event that any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Junior Financing, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Junior Financing (or a portion thereof) meets the criteria of Sections 4.07(a) or clauses (i) through (v) of Section 4.07(c) (or any sub-clause therein), the Company will be entitled to classify or later reclassify (based on circumstances existing on the date of such reclassification) such payment (or portion thereof) between Section 4.07(a) and clauses (i) through (v) of Section 4.07(c) (or any sub-clause therein), in a manner that otherwise complies with this Section 4.07; provided that for the most recently ended Test Period following the making of any Junior Financing under this Section 4.07 (other than Section 4.07(c)(v)), if all or any portion of such Junior Financing could, based on the financial statements for such Test Period, have been made in reliance on Section 4.07(c)(v), such Junior Financing (or the relevant portion thereof) shall automatically be reclassified as having been made in reliance on Section 4.07(c)(v).

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(d)            The Company will not, and will not permit any Restricted Subsidiary to, amend or modify any documentation governing any Junior Financing, in each case if the effect of such amendment or modification (when taken as a whole) is materially adverse to Holders.

(e)            Notwithstanding anything herein to the contrary, the foregoing provisions of this Section 4.07 will not prohibit the payment of any Restricted Payment or the consummation of any irrevocable redemption, purchase, defeasance or other payment within 60 days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Indenture.

(f)            For the avoidance of doubt, the distribution of (a) non-fungible tokens, (b) crypto-currency issued by the Company or any of its Subsidiaries, or (c) similar property that does not result in a diminution of the Company’s Capital Stock, is not a Restricted Payment.

Section 4.08      Limitation on Liens.

(a)            The Company will not and will not permit any Restricted Subsidiary to create, incur or assume any Lien (each, an “Initial Lien”) that secures obligations under any Indebtedness on any asset or property of the Company or any Restricted Subsidiary, except (a) in the case of Initial Liens on any asset or property that is not Collateral, (1) Permitted Liens or (2) unless the Notes are equally and ratably secured with (or, in the event the Lien relates to Junior Financing, are secured on a senior basis to) the obligations so secured, and (b) in the case of Initial Liens on any asset or property that is Collateral, Permitted Collateral Liens.

(b)            Any Lien created for the benefit of Holders of the Notes pursuant to this Section 4.08 shall provide by its terms that such Lien be deemed automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien. In addition, in the event that an Initial Lien is or becomes a Permitted Lien, the Company may, at its option and without consent from any Holder, elect to release and discharge any Lien created for the benefit of the Holders pursuant to the preceding clause (a) in respect of such Initial Lien.

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Section 4.09      Limitation on Transactions with Affiliates.

(a)            The Company will not, and will not permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions respect thereto with, any of its Affiliates, except:

(i)            (A) transactions with the Company or any Restricted Subsidiary and (B) transactions involving aggregate payments or consideration of less than the greater of $6,000,000 and 3% of Consolidated EBITDA for the most recently ended Test Period prior to such transaction;

(ii)            on terms substantially as favorable to the Company or such Restricted Subsidiary as would be obtainable by the Company or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(iii)            the payment of fees and expenses related to the Transactions;

(iv)            issuances of Equity Interests of the Company to the extent not otherwise prohibited by this Indenture;

(v)            employment and severance arrangements (including salary or guaranteed payments and bonuses) between the Company and the Restricted Subsidiaries and their respective officers and employees in the ordinary course of business or otherwise in connection with the Transactions;

(vi)            payments by the Company and the Restricted Subsidiaries pursuant to Tax sharing agreements or Tax grouping among the Company and the Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Company and the Restricted Subsidiaries, to the extent payments are permitted by Section 4.07;

(vii)            any Parent Expense and the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers and employees of a Parent Entity (or any direct or indirect parent company thereof), the Company and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Company and the Restricted Subsidiaries;

(viii)            transactions pursuant to any agreement or arrangement in effect as of the Issue Date, or any amendment, modification, supplement or replacement thereto (so long as any such amendment, modification, supplement or replacement is not disadvantageous in any material respect to Holders when taken as a whole as compared to the applicable agreement or arrangement as in effect on the Issue Date as determined by the Company in good faith);

(ix)            Restricted Payments permitted under Section 4.07 (or Investments made pursuant to clause (m) of the definition of “Permitted Investments”);

(x)            customary payments by the Company and any of the Restricted Subsidiaries made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions, divestitures or financings) and any subsequent transaction or exit fee, which payments are approved by the majority of the members of the Board of Directors or a majority of the disinterested members of the Board of Directors of such Person in good faith;

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(xi)                the issuance, transfer or sale of Subordinated Shareholder Funding or Equity Interests (other than Disqualified Equity Interests) of the Company to any Permitted Holder or to any former, current or future director, manager, officer, employee or consultant (or any Affiliate of any of the foregoing) of the Company, any of the Subsidiaries or any direct or indirect parent thereof;

(xii)              dispositions of Equity Interests in an Unrestricted Subsidiary to the extent otherwise permitted hereunder;

(xiii)             Affiliate repurchases of the loans and/or commitments under any Credit Facilities to the extent permitted under agreements governing such Credit Facilities, of the Notes, and the holding of such loans, the Notes and the payments and other related transactions in respect thereof;

(xiv)             transactions in connection with any Permitted Receivables Financing;

(xv)              loans, Investments and other transactions by the Company and its Restricted Subsidiaries to the extent permitted under this Indenture;

(xvi)             loans, advances and other transactions between or among the Company, any Restricted Subsidiary and/or any joint venture (regardless of the form of legal entity) in which the Company or any Subsidiary has invested (and which Subsidiary or joint venture would not be an Affiliate of a Parent Entity but for such Parent Entity’s or a Subsidiary’s ownership of Equity Interests in such joint venture or Subsidiary) to the extent not otherwise prohibited hereunder; and

(xvii)            the existence and performance of agreements and transactions with any Unrestricted Subsidiary that were entered into prior to the designation of a Restricted Subsidiary as such Unrestricted Subsidiary to the extent that the transaction was permitted at the time that it was entered into with such Restricted Subsidiary and transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary; provided that such transaction was not entered into in contemplation of such designation or redesignation, as applicable.

Section 4.10    Negative Pledge. The Company shall not, and shall not permit any of its Restricted Subsidiaries to enter into any agreement, instrument, deed or lease that prohibits or limits the ability of the Issuer or any Odeon Guarantor to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, for the benefit of the Holders with respect to the Secured Notes Obligations.

The provisions of the first paragraph of this Section 4.10 shall not apply to restrictions and conditions imposed by:

(a)           (i) Requirements of Law, (ii) any documentation governing Indebtedness incurred pursuant to Section 4.07(b)(i), (iii) this Indenture, (iv) the Security Documents, (v) any documentation relating to any Permitted Receivables Financing, (vi) any Indebtedness arising under any other indentures, agreements or similar documents evidencing senior or subordinated notes or other debt securities of the Company or any of its Subsidiaries not prohibited by this Indenture, (vii) any documentation governing Indebtedness incurred pursuant to Section 4.06(b)(xxviii) and (viii) any documentation governing any Permitted Refinancing incurred to refinance any such Indebtedness referenced in clauses (i) through (vii) above; provided that with respect to Indebtedness referenced in (A) clauses (ii) and (vi) above, such restrictions shall be no materially more restrictive in any material respect than the restrictions and conditions in this Indenture or, in the case of Junior Financing, are market terms at the time of issuance and (B) clause (vi) above, such restrictions shall not expand the scope in any material respect of any such restriction or condition contained in the Indebtedness being refinanced;

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(b)          customary restrictions and conditions existing on the Issue Date and any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;

(c)          restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale; provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder;

(d)          customary provisions in leases, licenses and other contracts restricting the assignment thereof;

(e)          restrictions imposed by any agreement relating to secured Indebtedness not prohibited by this Indenture to the extent such restriction applies only to the property securing by such Indebtedness;

(f)           any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Restricted Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition); provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary and the restriction or condition set forth in such agreement does not apply to the Company or any Restricted Subsidiary;

(g)          restrictions or conditions in any Indebtedness permitted pursuant to Section 4.06 that is incurred or assumed by Restricted Subsidiaries that are not Guarantors to the extent such restrictions or conditions are no more restrictive in any material respect than the restrictions and conditions in this Indenture or are market terms at the time of issuance and are imposed solely on such Restricted Subsidiary and its Subsidiaries;

(h)          restrictions on cash (or Cash Equivalents) or other deposits imposed by agreements entered into in the ordinary course of business (or other restrictions on cash or deposits constituting Permitted Encumbrances);

(i)           [reserved];

(j)           customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted by Section 4.06 and applicable solely to such joint venture and entered into in the ordinary course of business;

(k)          customary net worth provisions contained in real property leases entered into by Subsidiaries, so long as the Company has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Company and its Subsidiaries to meet their ongoing obligations.

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(l)           Section 8(a) of the German Act on Partial Retirement (Altersteilzeitgesetz), Section 7(b) and/or 7(e) of the Fourth Book of the German Social Security Code (Sozialgesetzbuch (IV));

(m)         a financial institution’s standard terms and conditions; and

(n)         German law in respect of the termination of a domination and/or profit and loss pooling agreement (Beherrschungs- und/ oder Gewinnabführungsvertrag).

Section 4.11    Future Guarantors. After the Issue Date, and subject to the Agreed Security Principles, the Company will cause each Restricted Subsidiary which guarantees obligations under any Credit Facility incurred by the Issuer or any Guarantor under Section 4.06(b)(i) in an aggregate principal amount in excess of $55,000,000 or any other capital markets debt securities of the Issuer or any Guarantor in an aggregate principal amount in excess of $55,000,000 to execute and deliver a supplemental indenture to this Indenture, providing for a Subsidiary Guarantee by such Restricted Subsidiary and joinders to the Intercreditor Agreement, any Additional Intercreditor Agreement (if applicable) and applicable Security Documents or new Intercreditor Agreement and security documents, together with any filings and agreements to the extent required by the Security Documents to create or perfect the security interests for the benefit of the Holders in the Collateral of such Subsidiary, within 90 days of the date of such Subsidiary’s guarantee of such other Indebtedness, pursuant to which such Guarantor will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest, if any, on the Notes on a senior secured basis. Each Subsidiary Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Subsidiary without rendering the Subsidiary Guarantee as it relates to such Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Section 4.12    Change of Control. Upon the occurrence of a Change of Control, unless the Issuer has previously or concurrently delivered a redemption notice with respect to all the outstanding Notes as described under Section 3.03, the Issuer will be required to make an offer (a “Change of Control Offer”) to purchase all outstanding Notes (as described in this Indenture) at a purchase price equal to 101% of their principal amount (or such higher amount as the Company may determine (any Change of Control Offer at a higher amount, an “Alternate Offer”)) (such price, the “Change of Control Payment”) plus accrued and unpaid interest and Additional Amounts, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 60 days following the date upon which the Change of Control occurred, the Issuer must send, electronically or by first class mail to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of the Depository, a notice to each Holder of Notes, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice will state:

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(1)                that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2)                the purchase price and the purchase date, which will be no earlier than 20 Business Days nor later than 60 days from the date such notice is sent (the “Change of Control Payment Date”); provided, that the Change of Control Payment Date shall be delayed until such time (including more than 60 days after the date such notice is sent) as any or all such conditions referred to in clause (8) below shall be satisfied or waived;

(3)                that any Notes not properly tendered will remain outstanding and continue to accrue interest;

(4)                that unless the Issuer defaults in the payment of the Change of Control Payment plus accrued and unpaid interest and Additional Amounts, if any, on all properly tendered Notes, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5)                that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed or otherwise in accordance with the procedures of DTC, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)                until the close of business on the tenth Business Day after the date such notice is sent (or such later time and date as the Issuer may decide in its sole discretion) (such time and date, the “withdrawal deadline”), that Holders shall be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided that the paying agent receives, not later than the withdrawal deadline, as electronic transmission (in PDF), a facsimile transmission or letter or other communication in accordance with the procedures of DTC setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7)                that if less than all of such Holder’s Notes are tendered for purchase, such Holder will be issued new Notes (or, in the case of Global Notes, such Notes shall be reduced by such amount of Notes that the Holder has tendered) and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered (the unpurchased portion of the Notes must be equal to $200,000 or an integral multiple of $1,000 in excess thereof);

(8)                if such notice is sent prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control or such other conditions specified therein and describing each such condition, and, if applicable, stating that, in the Issuer’s discretion, the Change of Control Payment Date may be delayed until such time (including more than 60 days after the notice is mailed or delivered) as any or all such conditions shall be satisfied or waived, or that such purchase may not occur and such notice may be rescinded in the event that the Issuer reasonably believes that any or all such conditions (including the occurrence of such Change of Control) will not be satisfied or waived by the Change of Control Payment Date, or by the Change of Control Payment Date as so delayed; and

(9)                such other instructions, as determined by the Issuer, consistent with this Section 4.12, that a Holder must follow.

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If a notice relating to a Change of Control Offer that is subject to one or more conditions precedent (other than the occurrence of a Change of Control) is later rescinded as described in clause (8) above as a result of the failure of such condition(s) to be satisfied or waived (or as a result of the Issuer reasonably believing that such will be the case), the offer described in such notice will not be deemed a valid “Change of Control Offer” for purposes of this Section.

On the Change of Control Payment Date, if the Change of Control shall have occurred, the Issuer will, to the extent lawful:

(1)           accept for payment all Notes properly tendered pursuant to the Change of Control Offer;

(2)          deposit with the relevant Paying Agent an amount equal to the Change of Control Payment in respect of all Notes so tendered;

(3)          deliver or cause to be delivered to the Trustee and the Paying Agent an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Issuer in the Change of Control Offer;

(4)           in the case of Global Notes, deliver, or cause to be delivered, to the relevant Paying Agent the Global Notes in order to reflect thereon the portion of such Notes or portions thereof that have been tendered to and purchased by the Issuer; and

(5)           in the case of Definitive Registered Notes, deliver, or cause to be delivered, to the relevant Registrar for cancellation all Definitive Registered Notes accepted for purchase by the Issuer.

If any Definitive Registered Notes have been issued, the relevant Paying Agent will promptly mail (or cause to be delivered) to each Holder of Definitive Registered Notes so tendered the Change of Control Payment for such Notes, and the Paying Agent or an authentication agent appointed by the Trustee will promptly authenticate (or cause to be authenticated) and mail or deliver (or cause to be transferred by book-entry) to each Holder of Definitive Registered Notes a new Note equal in aggregate principal amount to the unpurchased portion of the Notes surrendered, if any; provided that, subject to the provisions relating to any Additional Notes that may be issued in the future, each such new Note will be in an aggregate principal amount that is at least $200,000 and integral multiples of $1,000 in excess thereof.

If and for so long as the Notes are listed on the Exchange and the rules of the Exchange so require, the Issuer will notify the Exchange of any Change of Control Offer.

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The Issuer will not be required to make a Change of Control Offer following a Change of Control if (i) a third party approved in writing by the Issuer makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer, (ii) a notice of redemption to the Holders of the Notes has been given pursuant to this Indenture pursuant to Section 3.03 herein or (iii) in the event that upon the consummation of such Change of Control, the Issuer defeases or discharges the Notes as provided for under Article Eight herein. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuer, or any third party approved in writing by the Issuer making a Change of Control Offer in lieu of the Issuer as described above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right, upon not less than 10 nor more than 60 days’ prior notice (except that such notice may be delivered or mailed more than 60 days prior to the redemption date or purchase date if the notice is subject to one or more conditions precedent as described therein and such date is delayed until such time as any and all such conditions are satisfied or waived), given not more than 60 days following such purchase pursuant to the Change of Control Offer described above, to redeem (with respect to the Issuer) or purchase (with respect to a third party) all of the Notes that remain outstanding following such purchase on a date (the “Second Change of Control Payment Date”) at a price in cash equal to the Change of Control Payment in respect of the Second Change of Control Payment Date, including, to the extent not included in the Change of Control Payment, accrued and unpaid interest and Additional Amounts, if any, thereon, to, but excluding, the Second Change of Control Payment Date, subject to the right of Holders of record of Notes on the relevant record date to receive interest due on the relevant interest payment date falling on or prior to the Second Change of Control Payment Date.

If an offer is made to repurchase the Notes pursuant to a Change of Control Offer pursuant to this Section, the Issuer will comply with all tender offer rules under state and federal securities laws, including, but not limited to, Section 14(e) under the Exchange Act and Rule 14e-1 thereunder, to the extent applicable to such offer. To the extent that the provisions of any securities laws or regulations, including Section 14(e) of, and Rule 14e-1 under, the Exchange Act, conflict with the change of control provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the change of control provisions of this Indenture by virtue of such compliance.

A Change of Control Offer (including, for the avoidance of doubt, an Alternate Offer) may be made at the same time as consents are solicited with respect to an amendment, supplement or waiver of this Indenture, the Notes and/or the Guarantees so long as the tender of Notes by a Holder is not conditioned upon the delivery of consents by such Holder. In addition, the Issuer, the Company or any third party approved in writing by the Issuer that is making the Change of Control Offer (including, for the avoidance of doubt, an Alternate Offer) may, subject to applicable law, increase or decrease the Change of Control Payment (or decline to pay any early tender or similar premium) being offered to Holders at any time in its sole discretion, so long as the Change of Control Payment is at least equal to 101% of the aggregate principal amount of the Notes being repurchased, plus accrued and unpaid interest and Additional Amounts, if any, thereon.

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Section 4.13    Reports.

(a)          The Company shall provide the Trustee and Holders of Notes with such annual reports of AMC and such information, documents and other reports of AMC as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and reports to be filed by AMC at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that the Company shall not be so obligated to provide such information, documents and reports of AMC to the Trustee and the Holders of the Notes if the SEC does not permit such filings.

(b)          In addition, to the extent not satisfied by the foregoing, the Issuer shall furnish to prospective investors, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act for so long as the Notes are not freely transferable under the Securities Act.

(c)           If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries if taken together as one Subsidiary, would constitute a Significant Subsidiary of the Company, then the annual and quarterly information required above shall include a reasonably detailed presentation, either on the face of the financial statements, in the footnotes thereto or in an “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

(d)          Notwithstanding the foregoing, if at any time the AMC Guarantee is released according to the terms thereof (other than in connection with the Issuer exercising its legal defeasance option or covenant defeasance option in accordance with “—Legal Defeasance and Covenant Defeasance” or this Indenture being discharged in accordance with the terms of this Indenture), so long as any Notes are outstanding, the Company shall provide the Trustee and Holders of Notes:

(1) within 150 days after the end of the Company’s fiscal year beginning with the fiscal year during which the AMC Guarantee is released, and within 120 days after the end of each of the Company’s fiscal years thereafter, annual reports containing: (i) an operating and financial review of the audited financial statements, including a discussion of the financial condition, results of operations and consolidated EBITDA and a discussion of liquidity and capital resources, material commitments and contingencies and critical accounting policies of the Company; (ii) unaudited pro forma income statement and balance sheet information of the Company, together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations that have occurred since the beginning of the most recently completed fiscal year as to which such annual report relates (unless such pro forma information has been provided in a previous report pursuant to clause (2) or (3) below); provided that such pro forma financial information will be provided only to the extent available without unreasonable expense or burden, in which case, the Company will provide, in the case of a material acquisition, acquired company financials; (iii) the audited consolidated balance sheet of the Company as at the end of the most recent fiscal year with comparative balance sheet information as at the end of the prior fiscal year and audited consolidated income statements and statements of cash flow of the Company for the most recent two fiscal years, including appropriate footnotes to such financial statements, for and as at the end of such fiscal years and the report of the independent auditors on the financial statements; (iv) a description of the management and shareholders of the Company, all material affiliate transactions and a description of all material debt instruments; and (v) a description of material risk factors and material subsequent events; provided that the information described in clauses (iv) and (v) may be provided in the footnotes to the audited financial statements;

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(2) within 60 days following the end of the first, second and third fiscal quarters in each fiscal year of the Company (or, with respect to the first two of such quarters ending on or after the date on which the AMC Guarantee is released, 90 days), quarterly financial statements of the Company containing the following information: (i) the Company’s unaudited condensed consolidated balance sheet as at the end of such quarter and unaudited condensed statements of income and cash flow for the most recent quarter end year-to-date period ending on the unaudited condensed balance sheet date and the comparable prior period, together with condensed footnote disclosure; (ii) unaudited pro forma income statement and balance sheet information of the Company, together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations that have occurred since the beginning of the most recently completed fiscal year as to which such quarterly report relates; provided that such pro forma financial information will be provided only to the extent available without unreasonable expense or burden, in which case the Company will provide, in the case of a material acquisition, acquired company financials; and (iii) an operating and financial review of the unaudited financial statements, including a discussion of the results of operations, consolidated EBITDA and material changes in liquidity and capital resources of the Company; and

(3) promptly after the occurrence of any material acquisition, disposition or restructuring or any senior executive officer changes at the Company or change in auditors of the Company or any other material event that the Company or any Restricted Subsidiary announces publicly, a report containing a description of such event.

(e)          Notwithstanding the foregoing, (a) the obligations in this Section may be satisfied in respect of a parent of AMC or the Company, as applicable; provided that to the extent such information relates to a parent of AMC or the Company, as applicable, such information is accompanied by consolidating information, which may be unaudited, that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to AMC or the Company, as applicable, and the relevant Subsidiaries on a stand-alone basis, on the other hand, and to the extent such information is in lieu of information required to be provided under this Section, such materials are accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than any exception or explanatory paragraph, but not a qualification, that is expressly solely with respect to, or expressly resulting solely from, (i) an upcoming maturity date of any Indebtedness occurring within one year from the time such opinion is delivered or (ii) any potential inability to satisfy a financial maintenance covenant on a future date or in a future period) and (b) (i) in no event shall any financial statements or reports be required to comply with (w) Rule 3-10 of Regulation S-X promulgated by the SEC (or such other rule or regulation that amends, supplements or replaces such Rule 3-10, including for the avoidance of doubt, Rules 13-01 or 13-02 of Regulation S-X promulgated by the SEC), (x) Rule 3-09 of Regulation S-X (or such other rule or regulation that amends, supplements or replaces such Rule 3-09) or (y) Rule 3-16 of Regulation S-X (or such other rule or regulation that amends, supplements or replaces such Rule 3-16) and (ii) in no event shall such financial statements or reports be required to comply with Regulation G under the Exchange Act or Item 10(e) of Regulation S-K promulgated by the SEC with respect to any non-GAAP financial measures contained therein..

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Section 4.14    Statement as to Compliance. The Company shall deliver to the Trustee, within 90 days after the end of each fiscal year ending after the date hereof, a brief certificate of its principal executive officer, principal financial officer or principal accounting officer stating whether, to such officer’s knowledge, the Company is in compliance with all covenants and conditions to be complied with by it under this Indenture. For purposes of this Section 4.14, such compliance shall be determined without regard to any period of grace or requirement of notice under this Indenture.

When a Default has occurred and is continuing or if the Trustee, any Holder or the trustee for or the holder of any other evidence of Indebtedness of the Company or any Subsidiary gives any notice or takes any other action with respect to a claimed Default, the Company shall deliver to the Trustee an Officers’ Certificate specifying such Default, notice or other action within 10 Business Days of its occurrence.

Section 4.15    Waiver of Certain Covenants. The Company may omit in any particular instance to comply with any covenant or condition set forth in Sections 4.03 to 4.12, Section 4.13(a) and Section 4.17, if the Holders of a majority in aggregate principal amount of the Notes at the time outstanding shall, by written direction of such Holders, waive such compliance in such instance with such covenant or condition, but no such waiver shall extend to or affect such covenant or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Company and the duties of the Trustee in respect of any such covenant or condition shall remain in full force and effect.

Section 4.16    [Reserved].

Section 4.17    Asset Sales.

(a)          The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate, directly or indirectly, an Asset Sale (including (x) the sale or issuance of Equity Interests in a Restricted Subsidiary and (y) any Sale Leaseback) unless:

(1)           such Asset Sale is made for Fair Market Value; and

(2)           except in the case of a Permitted Asset Swap or a Sale Leaseback, in any such Asset Sale with a purchase price in excess of the greater of (x) $10,000,000 and (y) 5% of Consolidated EBITDA for the most recently ended Test Period, at least 75% of the consideration for such Asset Sale, together with all other Asset Sales completed or contractually agreed upon since the Issue Date, received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

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(b)          Within 450 days after receipt of any Net Proceeds from any Asset Sale (the “Asset Sale Proceeds Application Period”), the Company or such Restricted Subsidiary, at its option, may apply an amount equal to the Net Proceeds from such Asset Sale (the “Applicable Proceeds”),

(1)           to the extent the assets or property disposed of in the Asset Sale constituted Collateral, to repay (i) Obligations under the Notes or (ii) any Additional First Lien Obligations and in each case, in the case of revolving obligations, to correspondingly reduce commitments with respect thereto;

(2)           to the extent the assets or property disposed of in the Asset Sale did not constitute Collateral:

(i)           to repay (x) Obligations under the Notes or (y) any Additional First Lien Obligations; or

(ii)          to repay Obligations under any Senior Indebtedness (other than any Senior Indebtedness referred to in clause 4.17(b)(2)(i) above) and in each case, in the case of revolving obligations, to correspondingly reduce commitments with respect thereto; provided that the Company or such Restricted Subsidiary will either (A) reduce the aggregate principal amount of Obligations under the Notes on a ratable basis with any such Senior Indebtedness repaid pursuant to this clause 4.17(b)(2)(ii) by, at its option, (x) redeeming Notes as provided under Article 3 and/or (y) purchasing Notes through open-market purchases or in privately negotiated transactions (which may be below par) and/or (B) make an offer (in accordance with the provisions set forth below for an Asset Sale Offer) to all Holders to purchase their Notes on a ratable basis with any Senior Indebtedness repaid pursuant to this clause 4.17(b)(2)(ii) for no less than 100% of the principal amount thereof, plus the amount of accrued and unpaid interest and Additional Amounts, if any, thereon (which offer shall be deemed to be an Asset Sale Offer for purposes hereof); or

(iii)         to repay Obligations under any Indebtedness of a Restricted Subsidiary that is not a Guarantor;

(3)           to invest in the business of the Company and its Subsidiaries (including any acquisition or other Investment permitted under this Indenture); or

(4)           any combination of the foregoing;

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provided that, in the case of clause (3) above, a binding commitment or letter of intent shall be treated as a permitted application of the Applicable Proceeds from the date of such commitment or letter of intent so long as the Company or such Restricted Subsidiary enters into such commitment or letter of intent with the good faith expectation that such Applicable Proceeds will be applied to satisfy such commitment or letter of intent within 180 days of the expiration of the Asset Sale Proceeds Application Period (an “Acceptable Commitment”) and such Applicable Proceeds are actually applied in such manner within 180 days of the expiration of the Asset Sale Proceeds Application Period (the period from the consummation of the Asset Sale to such date, the “Commitment Application Period”), and, in the event any Acceptable Commitment is later cancelled or terminated for any reason after the expiration of the Asset Sale Proceeds Application Period and before the Applicable Proceeds are applied in connection therewith, then such Applicable Proceeds shall constitute Excess Proceeds unless the Company or such Restricted Subsidiary reasonably expects to enter into another Acceptable Commitment prior to the expiration of the Asset Sale Proceeds Application Period and such Applicable Proceeds are actually applied in such manner prior to the expiration of the Commitment Application Period. To the extent Applicable Proceeds from an Asset Sale exceed amounts that are invested or applied as provided and within the time period set forth in Section 4.17(b), such excess amount will be deemed to constitute “Excess Proceeds”; provided that any amount of Applicable Proceeds offered to Holders of any Notes pursuant to clause (2) above shall not be deemed to be Excess Proceeds without regard to whether such offer is accepted by any Holders.

If at any time the aggregate amount of Excess Proceeds exceeds $25,000,000, then the Issuer shall within 20 Business Days make an offer to all Holders and, if required or permitted by the terms of any other First Lien Obligations and/or, to the extent that the assets or property disposed of in the Asset Sale were not Collateral, Indebtedness that is pari passu in right of payment with the Notes (“Pari Passu Indebtedness”), to the Holders of such First Lien Obligations and/or Pari Passu Indebtedness, as applicable (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount (or accreted value, as applicable) of the Notes and such First Lien Obligations and/or Pari Passu Indebtedness, as applicable, out of the amount of the Excess Proceeds (in the case of any First Lien Obligations and/or Pari Passu Indebtedness, if applicable, is in accordance with the documents governing such First Lien Obligations and/or Pari Passu Indebtedness). The Issuer shall commence an Asset Sale Offer by sending the notice required pursuant to the terms of Section 3.11. The Issuer may satisfy the foregoing obligation with respect to such Applicable Proceeds from an Asset Sale by making an Asset Sale Offer in advance of being required to do so by this Indenture (an “Advance Offer”) with respect to all or part of the available Applicable Proceeds (the “Advance Portion”).

(c)          If the aggregate principal amount (or accreted value, as applicable) of Notes and, if applicable, First Lien Obligations and/or Pari Passu Indebtedness, tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion), the Company or any Restricted Subsidiary may use any remaining Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion) (such remaining Excess Proceeds or Advance Portion, as applicable, “Retained Declined Proceeds”) in any manner not prohibited by this Indenture. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero (regardless of whether there are any remaining Excess Proceeds upon such completion), and in the case of an Advance Offer, the Advance Portion shall be excluded in subsequent calculations of Excess Proceeds.

(d)          Pending the final application of an amount equal to the Applicable Proceeds pursuant to this Section 4.17, the holder of such Applicable Proceeds may apply any Applicable Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Applicable Proceeds in any manner not prohibited by this Indenture. For the avoidance of doubt, the Company or any Restricted Subsidiary may apply any Retained Declined Proceeds in any manner not prohibited by this Indenture and such Retained Declined Proceeds shall in no event and under no circumstances constitute Excess Proceeds.

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(e)          Notwithstanding anything in this Indenture to the contrary, (i) to the extent that any of or all the Applicable Proceeds received by a Restricted Subsidiary are prohibited or delayed under any Requirements of Law from being repatriated to the Company, the portion of such Applicable Proceeds so affected will not be required to be applied in compliance with this Section 4.17 and shall not constitute Excess Proceeds and may be retained by the applicable Restricted Subsidiary so long, but only so long, as the applicable Requirement of Law will not permit repatriation to the Company (the Company hereby agreeing to cause the applicable Restricted Subsidiary to promptly take all actions reasonably required by the applicable Requirement of Law to permit such repatriation), and once such repatriation of any of such affected Net Proceeds is permitted under the applicable Requirement of Law, such repatriation will be promptly effected and such repatriated Applicable Proceeds will be promptly applied (net of additional taxes payable or reserved against as a result thereof) in compliance with this Section 4.17, and (ii) to the extent that and for so long as the Company has determined in good faith that repatriation of any of or all the Applicable Proceeds would have a material adverse tax consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation), the Applicable Proceeds so affected will not be required to be applied in compliance with this Section 4.17 and shall not constitute Excess Proceeds and may be retained by the applicable Restricted Subsidiary; provided that when the Company determines in good faith that repatriation of any of or all the Applicable Proceeds received by a Restricted Subsidiary would no longer have a material adverse tax consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation), such Applicable Proceeds shall be promptly applied (net of additional taxes payable or reserved against as a result thereof) in compliance with this Section 4.17.

(f)          For purposes of clause 4.17(a)(2) of this Section (and no other provision), the following shall be deemed to be cash or Cash Equivalents:

(1)           the greater of the principal amount and carrying value of any liabilities (as reflected on the most recent balance sheet of the Company (or a Parent Entity) provided thereunder or in the footnotes thereto), or if incurred, accrued or increased subsequent to the date of such balance sheet, such liabilities that would have been reflected on the balance sheet of the Company ((or Parent Entity) or in the footnotes thereto) if such incurrence, accrual or increase had taken place on or prior to the date of such balance sheet, as determined in good faith by the Company of the Company or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Secured Notes Obligations, that are assumed by the transferee of any such assets (or are otherwise extinguished in connection with the transactions relating to such Asset Sale) pursuant to a written agreement which releases the Company or such Restricted Subsidiary from such liabilities;

(2)           any securities received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Asset Sale; and

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(3)           any Designated Non-Cash Consideration received by the Company or such Restricted Subsidiary in respect of such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (3) that is at that time outstanding, not in excess (at the time of receipt of such Designated Non-Cash Consideration) of 5% of Consolidated Total Assets for the most recently ended Test Period as of the time of receipt of such Designated Non-Cash Consideration, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

Notwithstanding any of the definitions or covenants contained in this Indenture to the contrary, the Company will not, and will not permit any Restricted Subsidiary to, consummate any transaction that results in the transfer (whether by way of any Restricted Payment, Investment, or any disposition, whether in a single transaction or a series of related transactions), directly or indirectly, of the ownership of any Material Intellectual Property to any Unrestricted Subsidiary.

(g)          The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer or an Advance Offer. To the extent that the provisions of any securities laws or regulations conflict with the asset sale provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the asset sale provisions of this Indenture by virtue of such compliance.

(h)          The provisions of this Indenture relating to the Issuer’s obligation to make an offer to repurchase the Notes as a result of an Asset Sale may be waived or modified at any time with the written consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding. An Asset Sale Offer or Advance Offer may be made at the same time as consents are solicited with respect to an amendment, supplement or waiver of this Indenture, the Notes and/or the Guarantees so long as the tender of the Notes by a Holder is not conditioned upon the delivery of consents by such Holder.

Section 4.18    After-Acquired Collateral. From and after the Issue Date, and subject to the applicable limitations and exceptions set forth in the Security Documents and this Indenture (including with respect to Excluded Assets), if the Company or any Guarantor creates any additional security interest upon any property or asset that would constitute Collateral to secure any First Lien Obligations, the Company and each of the Guarantors shall concurrently grant a first-priority perfected security interest (subject to Permitted Liens) upon any such Collateral, as security for the Secured Notes Obligations.

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Article V.
Successors

Section 5.01    Merger, Consolidation, Amalgamation and Sale of All or Substantially All Assets. The Company and the Issuer shall not, consolidate or amalgamate with or merge with or into any other Person or sell, assign, transfer, lease or otherwise dispose of all or substantially all of their respective properties and assets to any Person unless at the time and after giving effect thereto:

(a)           either: (i) the Company or the Issuer, as applicable, shall be the continuing corporation; or (ii) the Person (if other than the Company or the Issuer, as applicable) formed by such consolidation or into which the Issuer or the Company, as applicable, is merged or the Person which acquires by conveyance, transfer, lease or disposition the properties and assets of the Company or the Issuer, as applicable, substantially as an entirety (the “Surviving Entity”) shall be an entity organized or existing under the laws of the United States of America or any Permissible Jurisdiction, or in each case any political subdivision thereof, and shall, in either case, expressly assume all the Obligations of the Company or the Issuer, as applicable, under the Notes, this Indenture, the Security Documents, the Intercreditor Agreement and any Additional Intercreditor Agreement, as applicable;

(b)          immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing;

(c)           immediately after giving effect to such transaction and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, except in the case of the consolidation or merger of any Subsidiary with or into the Company or the Issuer, the Company (or the Surviving Entity if the Company is not the continuing corporation) will (i) be permitted to incur at least $1.00 of additional Indebtedness pursuant to Section 4.06(a) or (ii) have a Fixed Charge Coverage Ratio not less than the Fixed Charge Coverage Ratio immediately prior to such transaction;

(d)          to the extent any assets of the Person who is merged, consolidated or amalgamated with or into the Surviving Entity are assets of the type that would constitute Collateral under the Security Documents, the Surviving Entity will take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the applicable Security Documents in the manner and to the extent required in this Indenture or the applicable Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the applicable Security Documents; and

(e)          each Guarantor (unless it is the other party to the transactions above, in which case clause (a)(ii) shall apply) shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations in respect of the Notes outstanding and this Indenture pursuant to supplemental indentures.

In connection with any consolidation, merger, transfer or lease contemplated in Section 5.01(a), the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, transfer or lease and the supplemental indenture in respect thereto comply with the provisions described herein and that all conditions precedent herein provided for or relating to such transaction have been complied with.

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In addition, the Company shall not permit any Subsidiary Guarantor to consolidate with or merge with or into any person (other than another Guarantor or the Company) and shall not permit the conveyance, transfer or lease of substantially all of the assets of any Subsidiary Guarantor unless:

(i)                the resulting, surviving or transferee Person shall be an entity organized or existing under the laws of the United States of America or a Permitted Jurisdiction or, in each case, any political subdivision thereof, and such Person (if not such Subsidiary Guarantor) shall expressly assume all the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee by supplemental indenture, executed and delivered to the Trustee, and joinders to the applicable Security Documents, the Intercreditor Agreement and any Additional Intercreditor Agreement;

(ii)                immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the resulting, surviving or transferee Person or any Subsidiary as a result of such transaction as having been incurred by such Person or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(iii)                the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture;

(iv)                to the extent any assets of the Person who is merged, consolidated or amalgamated with or into the Subsidiary Guarantor are assets of the type that would constitute Collateral under the Security Documents, the Subsidiary Guarantor will promptly as reasonably practicable using commercially reasonable efforts take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the applicable Security Documents in the manner and to the extent required in this Indenture or the applicable Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the applicable Security Documents; and

(v)                the transaction is made in compliance with Section 4.17.

Section 5.02    Successor Substituted. Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company or the Issuer, as applicable, in accordance with Section 5.01, the successor entity formed by such a consolidation or into which the Company or the Issuer, as applicable, is merged or to which such transfer is made shall succeed to, shall be substituted for and may exercise every right and power of the Company or the Issuer, as applicable, under the Notes and this Indenture, with the same effect as if such successor entity had been named as the Company or the Issuer, as applicable, therein. In the event of any transaction (other than a lease) described and listed in the immediately preceding paragraphs in which the Company the Issuer, as applicable, is not the continuing entity, the successor Person formed or remaining shall succeed to, be substituted for and may exercise every right and power of the Company or the Issuer, as applicable, and the Company, the Issuer, as applicable, shall be discharged from all obligations and covenants under the Notes and this Indenture.

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Article VI.
Defaults and Remedies

Section 6.01    Events of Default. “Event of Default,” wherever used herein, means any one of the following events:

(a)          default in the payment of the principal of or premium, if any, on any Note when and as the same shall become due and payable and in the currency required hereunder, whether at the due date thereof or upon acceleration, redemption or otherwise;

(b)          default in the payment of any interest on any Note when it becomes due and payable, and continuance of such default for a period of 30 days;

(c)          default in the performance, or breach, of any covenant or agreement of the Company or any Restricted Subsidiary contained in this Indenture or the Security Documents (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in clause (a) or (b)) and continuance of such default or breach for a period of 30 days after written notice shall have been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 30% in aggregate principal amount of the Notes then outstanding;

(d)          (i) one or more defaults in the payment of principal on Indebtedness of the Company or any Restricted Subsidiary, in an aggregate amount of the greater of $50,000,000 or 25% of Consolidated EBITDA, when the same becomes due and payable at the stated maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived or (ii) Indebtedness of the Company or any Restricted Subsidiary, in an aggregate amount of the greater of $50,000,000 or 25% of Consolidated EBITDA, shall have been accelerated or otherwise declared due and payable, or required to be prepaid or repurchased (other than by regularly scheduled prepayment) prior to the stated maturity thereof;

(e)          an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, court protection, reorganization or other relief in respect of AMC, the Company or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary or any group of such Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or its debts, or of a material part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, examiner, sequestrator, conservator or similar official for AMC, the Company or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary or any group of such Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or for a material part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

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(f)           AMC, the Company or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary or any group of such Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary shall (other than in connection with a Permitted Reorganization) (i) voluntarily commence any proceeding or file any petition seeking liquidation, court protection, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (e) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, examiner, custodian, sequestrator, conservator or similar official for AMC, the Company or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary or any group of such Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or for a material part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;

(g)          one or more enforceable judgments for the payment of money in an aggregate amount in excess of the greater of (a) $50,000,000 and (b) 25% of Consolidated EBITDA for the most recently ended Test Period (to the extent not covered by insurance or indemnities as to which the applicable insurance company or third party has not denied its obligation) shall be rendered against the Company, any of the Restricted Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any judgment creditor shall legally attach or levy upon assets of the Issuer or any Subsidiary Guarantor that are material to the businesses and operations of the Company and the Restricted Subsidiaries, taken as a whole, to enforce any such judgment;

(h)          (i) any Lien purported to be created under any Security Document (x) shall cease to be, or (y) shall be asserted by the Company or any applicable Guarantor not to be, a valid and perfected Lien on any material portion of the Collateral, except (A) in accordance with the terms of the relevant Security Document and this Indenture, (B) as a result of the failure of the Security Agent to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents, (C) as to Collateral consisting of real property, to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage or (D) as a results of acts or omissions of the Security Agent; and (ii) such default continues for 30 days after receipt of written notice given by the Trustee or the Holders of not less than 30% in aggregate principal amount of the then outstanding Notes;

(i)           any material provision of any Security Document or any Guarantee shall for any reason be asserted by the Issuer or any Guarantor not to be a legal, valid and binding obligation of the Issuer or such Guarantor other than as expressly permitted hereunder or thereunder; or

(j)           except as permitted by this Indenture, the Guarantee of any Guarantor shall cease to be in full force and effect.

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Section 6.02    Acceleration; Rescission and Annulment.

(a)           If the Notes are accelerated or otherwise become due prior to the stated maturity of the Notes, in each case, as a result of an Event of Default (including, but not limited to, upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), the amount of principal of, accrued and unpaid interest and premium on the Notes that becomes due and payable shall equal the redemption price applicable with respect to an optional redemption of the Notes, in effect on the date of such acceleration as if such acceleration were an optional redemption of the Notes accelerated.

(b)          Without limiting the generality of the foregoing, it is understood and agreed that if the Notes are accelerated or otherwise become due prior to the stated maturity of the Notes, in each case, in respect of any Event of Default (including, but not limited to, upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), the premium applicable with respect to an optional redemption of the Notes (which, for all purposes of the paragraphs under this Section, shall be understood to include the applicable redemption price) will also be due and payable as though the Notes were optionally redeemed and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each holder’s lost profits as a result thereof. Any premium payable above shall be presumed to be the liquidated damages sustained by each holder as the result of the early redemption and the Issuer agrees that it is reasonable under the circumstances currently existing. The premium shall also be payable in the event the Notes (and/or this Indenture) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. THE ISSUER EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Issuer expressly agrees (to the fullest extent it may lawfully do so) that: (A) the premium is reasonable and is the product of an arm’s length transaction between sophisticated business entities, ably represented by counsel; (B) the premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between holders and the Issuer giving specific consideration in this transaction for such agreement to pay the premium; and (D) the Issuer shall be estopped hereafter from claiming differently than as agreed to in this Section. The Issuer expressly acknowledges that its agreement to pay the premium to Holders as herein described is a material inducement to Holders to purchase the Notes.

(c)           If an Event of Default (other than an Event of Default specified in Section 6.01(e) or (f)) occurs and is continuing, then and in every such case the Trustee, by notice to AMC, or the Holders of not less than 30% in aggregate principal amount of the Notes outstanding, by notice to the Issuer and the Trustee, may declare the principal of, premium, if any, and accrued and unpaid interest, if any, on, all the Notes to be due and payable. If an Event of Default specified in Section 6.01(e) or (f) occurs and is continuing, then the principal of, premium, if any, and accrued and unpaid interest, if any, on, all the Notes shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Trustee shall have no obligation to accelerate the Notes if in the reasonable judgment of the Trustee, acceleration is not in the interest of the Holders.

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(d)          At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee as provided hereinafter in this Article, the Holders of a majority in aggregate principal amount of the Notes then outstanding, by written notice to the Issuer and the Trustee, may rescind and annul such declaration and its consequences if:

(i)            the Issuer has paid or deposited, or caused to be paid or deposited, with the Trustee a sum sufficient to pay:

(A)          all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel;

(B)          all overdue interest on all Notes;

(C)          the principal of (and premium, if any, on) any Notes that has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes; and

(D)          to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes; and

(ii)           all Events of Default, other than the non-payment of principal of the Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in Section 6.04.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

(e)           In the event of a declaration of acceleration in respect of the Notes because an Event of Default specified in Section 6.01(d) shall have occurred and be continuing, such declaration of acceleration shall be automatically annulled if the Indebtedness that is the subject of such Event of Default (i) is Indebtedness in the form of an operating lease entered into by the Company or its Subsidiaries after May 21, 1998 and required to be reflected on a consolidated balance sheet pursuant to EITF 97-10 or any subsequent pronouncement having similar effect, (ii) has been discharged or the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness, and (iii) written notice of such discharge or rescission, as the case may be, shall have been given to the Trustee by the Company and countersigned by the holders of such Indebtedness or a trustee, fiduciary or agent for such holders, within 30 days after such declaration of acceleration in respect of the Notes, and no other Event of Default has occurred during such 30-day period which has not been cured or waived during such period.

Section 6.03    Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

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Section 6.04    Waiver of Past Defaults. Subject to Section 6.02, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting together as a single class by notice to the Trustee may waive an existing Default and its consequences under this Indenture and the Security Documents, except (a) a Default in the payment of the principal of or interest on a Note held by a non-consenting Holder, (b) a Default arising from a failure to make or consummate a Change of Control Offer in accordance with the provisions of Section 4.12, or (c) a Default in respect of a provision that under Section 9.02 cannot be amended without the consent of each Holder affected, each of which may only be waived with the consent of each Holder affected. When a Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.

Section 6.05    Control by Majority. Subject to the Intercreditor Agreement, Holders of a majority in aggregate principal amount of the Notes then outstanding voting together as a single class may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or Security Agent or of exercising any trust or power conferred on the Trustee or Security Agent with respect to the Notes. However, the Trustee or the Security Agent, as applicable may refuse to follow any direction that conflicts with law or this Indenture or, subject to Section 7.01, that the Trustee or Security Agent, as applicable, determines is unduly prejudicial to the rights of other Holders or would involve the Trustee or Security Agent, as applicable in personal liability. Prior to taking any action hereunder, the Trustee shall be entitled to reasonable indemnification, in its sole discretion, against all losses and expenses caused by taking or not taking such action.

Section 6.06    Limitation on Suits. Subject to the Intercreditor Agreement, a Holder may not pursue any remedy with respect to this Indenture or the Notes unless:

(a)          such Holder shall have previously given to the Trustee written notice of a continuing Event of Default;

(b)          the Holders of at least 30% in aggregate principal amount of the Notes then outstanding voting together as a single class shall have made a written request, and such Holder or Holders shall have offered, to the extent satisfactory to the Trustee, security or indemnity against the loss, liability or expense (including attorneys’ fees) to be incurred in compliance with such request, to the Trustee to pursue such proceeding as trustee; and

(c)           the Trustee has failed to institute such proceeding and has not received from the Holders of at least a majority in aggregate principal amount of the Notes outstanding a direction inconsistent with such request, within 60 days after such notice, request and offer.

The foregoing limitations on the pursuit of remedies by a Holder shall not apply to a suit instituted by a Holder of Notes for the enforcement of payment of the principal of or interest on such Notes on or after the applicable due date specified in such Note. A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

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Section 6.07    Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to bring suit for the enforcements of the payment of principal of and interest on the Notes held by such Holder, on or after the respective due dates expressed in the Notes, shall not be impaired or affected without the consent of such Holder.

Section 6.08    Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a) or (b) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.07.

Section 6.09    Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Holders allowed in any judicial proceedings relative to the Issuer, its creditors or its property and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.07.

Section 6.10    Priorities. Subject to the provisions of the Intercreditor Agreement, if the Trustee collects any money or property pursuant to this Article Six, it shall pay out the money or property in the following order:

FIRST: to the Trustee and the Security Agent, in each case for amounts due under Section 7.07;

SECOND: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

THIRD: to the Issuer.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section. At least 15 days before such record date, the Issuer shall mail to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.

Section 6.11    Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 or a suit by Holders of more than 10% in aggregate principal amount of the Notes.

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Section 6.12    Waiver of Stay or Extension Laws. The Issuer (to the extent it may lawfully do so) shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

Article VII.
Trustee

Section 7.01    Duties of Trustee.

(a)            If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(b)            Except during the continuance of an Event of Default:

(i)            the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii)           in the absence of bad faith on its part, the Trustee may conclusively rely, and will be protected in acting or refraining from acting upon, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)            The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i)            this subsection (c) does not limit the effect of subsection (b) of this Section;

(ii)           the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)          the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

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(d)           Every provision of this Indenture that in any way relates to the Trustee is subject to subsections (a), (b) and (c) of this Section.

(e)           The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer.

(f)            Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g)           No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

(h)           The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

Section 7.02    Rights of Trustee. Subject to the provisions of Section 7.01:

(a)            The Trustee may rely on any document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document. The Trustee may, however, in its discretion make such further inquiry or investigation into such facts or matters as it may see fit and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney.

(b)            Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officers’ Certificate or Opinion of Counsel.

(c)            The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)            The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s conduct does not constitute willful misconduct or negligence.

(e)            The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders, unless such Holders have offered to the Trustee, to the extent satisfactory to the Trustee, security or indemnity against the loss, liability or expense (including attorneys’ fees) that might be incurred by it in compliance with such request or direction.

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(f)            In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(g)           The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(h)           The Trustee shall not be required to give a note, bond or surety in respect of the trusts and powers under this Indenture.

(i)            The Trustee may consult with counsel of its selection, and the advice or Opinion of Counsel with respect to legal matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(j)            Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer or the Company shall be sufficient if signed by an Officer of the Issuer or the Company, as applicable.

(k)           The permissive rights of the Trustee to do things enumerated in this Indenture shall not be construed as a duty unless so specified herein.

Section 7.03    Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or its Affiliate with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar or co-registrar may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11.

Section 7.04    Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity, priority or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes, and it shall not be responsible for any statement of the Issuer or any Guarantor in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.

Section 7.05    Notice of Defaults. If a Default or Event of Default occurs and is continuing and if it is known to a Trust Officer of the Trustee, the Trustee shall mail to each Holder notice of the Default or Event of Default within 90 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default or Event of Default in payment of principal of or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is in the interests of Holders.

Section 7.06    Reports by Trustee to Holders. As promptly as practicable after each December 31 beginning with December 31, 2022, and in any event prior to March 31 in each year thereafter, the Trustee shall mail to each Holder a brief report dated as of March 31 each year that complies with TIA Section 313(a), if and to the extent required by such subsection. The Trustee shall also comply with TIA Section 313(b) and (c).

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A copy of each report at the time of its mailing to Holders shall be filed with the SEC and each stock exchange (if any) on which the Notes are listed. The Issuer agrees to notify promptly the Trustee whenever the Notes become listed on any stock exchange and of any delisting thereof.

Section 7.07    Compensation and Indemnity. The Issuer shall pay to the Trustee and any predecessor Trustee from time to time such compensation for its services as shall from time to time be agreed to in writing by the Issuer and the Trustee. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee upon request for all documented out-of-pocket expenses incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the documented compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. The Issuer shall indemnify the Trustee against any and all loss, liability or expense (including documented attorneys’ fees) incurred by it in connection with the acceptance and administration of this trust and the performance of its duties hereunder. The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim and the Trustee may have separate counsel and the Issuer shall pay the fees and expenses of such counsel. The Issuer need not reimburse any expenses or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct, negligence or bad faith. The Issuer need not pay for any settlement made by the Trustee without the Issuer’s consent, such consent not to be unreasonably withheld. All indemnifications and releases from liability granted hereunder to the Trustee shall extend to its officers, directors, employees, agents, successors and assigns.

To secure the Issuer’s payment obligations in this Section, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes.

The Issuer’s payment obligations pursuant to this Section shall survive the resignation or removal of the Trustee and the discharge of this Indenture. When the Trustee incurs expenses after the occurrence of a Default specified in Section 6.01(e) or (f) with respect to the Issuer, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

The provisions of this Section shall survive the resignation or removal of the Trustee and the termination of this Indenture.

Section 7.08    Replacement of Trustee. The Trustee may resign at any time by so notifying the Issuer and the Company. The Holders of a majority in aggregate principal amount of the Notes then outstanding may remove the Trustee by so notifying the Trustee and may appoint a successor Trustee. The Issuer shall remove the Trustee if:

(a)            the Trustee fails to comply with Section 7.10;

(b)            the Trustee is adjudged bankrupt or insolvent;

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(c)            a receiver or other public officer takes charge of the Trustee or its property; or

(d)            the Trustee otherwise becomes incapable of acting.

If the Trustee resigns, is removed by the Issuer or by the Holders a majority in aggregate principal amount of the Notes then outstanding and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuer shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.07.

If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of 10% in aggregate principal amount of the Notes then outstanding may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, any Holder who has been a bona fide Holder of a Note for at least six months may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section, the Issuer’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

Section 7.09    Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation or banking association without any further act shall be the successor Trustee. In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated; any such successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

Section 7.10    Eligibility; Disqualification. The Trustee shall at all times satisfy the requirements of TIA Section 310(a). The Trustee shall have (or, in the case of a corporation included in a bank holding company system, the related bank holding company shall have) a combined capital and surplus of at least $50,000,000 as set forth in its (or its related bank holding company’s) most recent published annual report of condition. The Trustee shall comply with TIA Section 310(b), subject to the penultimate paragraph thereof; provided, however, that there shall be excluded from the operation of TIA Section 310(b)(1) any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Issuer are outstanding if the requirements for such exclusion set forth in TIA Section 310(b)(1) are met.

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Section 7.11    Preferential Collection of Claims Against Issuer. The Trustee shall comply with TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b): A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated.

Article VIII.
Discharge of Indenture; Defeasance

Section 8.01    Discharge of Liability on Notes; Defeasance.

(a)            When (i) either (A) all outstanding Notes that have been authenticated (other than Notes replaced pursuant to Section 2.08 and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer) have been delivered to the Trustee for cancellation or (B) all Notes under this Indenture that have not been delivered to the Trustee for cancellation have become due and payable, whether at the Maturity Date or upon redemption or will become due and payable within one year or are to be called for redemption within one year and the Issuer irrevocably deposits or causes to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium and accrued interest to the Maturity Date or redemption date; (ii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound; (iii) the Issuer or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture and the Notes; and (iv) the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes issued thereunder at the Maturity Date or the redemption date, as the case may be, then upon demand of the Issuer (accompanied by an Officers’ Certificate and an Opinion of Counsel, at the cost and expense of the Issuer, to the Trustee stating that all conditions precedent specified herein relating to the satisfaction and discharge of this Indenture have been complied with) this Indenture shall cease to be of further effect with respect to the Notes and the Liens on the Collateral securing the Notes will be released and the Trustee shall acknowledge satisfaction and discharge of this Indenture.

(b)           Subject to Sections 8.01(c) and 8.02, the Issuer may, at its option, and at any time elect to (i) have the obligations of the Company discharged with respect to all outstanding Notes and the applicable Security Documents and all obligations of the Issuer or the Guarantors discharged with respect to their Guarantee, and have Liens on the Collateral securing the Notes released (“legal defeasance option”) or (ii) the Issuer’s and the Guarantors’ obligations under Sections 4.03, 4.04, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.17, 4.18, 5.01(b), 5.01(c), 5.01(d), 5.01(e), 5.01(f) and 5.01(g) (“covenant defeasance option”). The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

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If the Issuer exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default. If the Issuer exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in Sections 6.01(c), (d), (e) (solely with respect to Restricted Subsidiaries), (f) (solely with respect to Restricted Subsidiaries), (g), (h), (i) and (j).

Upon satisfaction of the conditions set forth herein and upon request of the Issuer, the Trustee shall acknowledge in writing the discharge of those obligations that the Issuer terminates.

(c)            Notwithstanding subsections (a) and (b) above, the Issuer’s obligations in Sections 2.03, 2.04, 2.06, 2.07, 2.08, 2.09, 2.10, 4.01, 7.07, 7.08, 8.03, 8.04, 8.05 and 8.06 shall survive until the Notes have been paid in full. Thereafter, the Issuer’s obligations in Sections 7.07, 8.04, 8.05 and 8.06 shall survive.

Section 8.02    Conditions to Defeasance. The Issuer may exercise its legal defeasance option or its covenant defeasance option only if:

(a)            The Issuer shall irrevocably have deposited or caused to be deposited with the Trustee (or another trustee satisfying the requirements of Section 7.10 who shall agree to comply with the provisions of this Article Eight applicable to it) as trust funds in trust for the benefit of the Holders of the Notes, cash in U.S. dollars or non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge and which shall be applied by the Trustee (or other qualifying trustee) to pay the principal of (and premium, if any) and interest on the outstanding Notes on the Maturity Date (or redemption date, if applicable) of such principal (and premium, if any) or installment of interest; provided that the Trustee shall have been irrevocably instructed to apply such money or the proceeds of such Government Securities to said payments with respect to the Notes. Before such a deposit, the Issuer may give the Trustee, in accordance with Section 3.01 hereof, a notice of its election to redeem all of the outstanding Notes at a future date in accordance with Article Three;

(b)            in the case of the legal defeasance option, the Issuer shall have delivered to the Trustee an Opinion of Counsel stating that (i) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since the date of this Indenture there has been a change in the applicable U.S. Federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders and beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

(c)            in the case of the covenant defeasance option, the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders and beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

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(d)            No Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness, and, in each case the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit; and

(e)            the Issuer delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes as contemplated by this Article Eight have been complied with.

Section 8.03    Application of Trust Money.

The Trustee shall hold in trust money or Government Securities deposited with it pursuant to this Article Eight. It shall apply the deposited money and the money from Government Securities, through the Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes.

Section 8.04    Repayment to Issuer. The Trustee and the Paying Agent shall promptly turn over to the Issuer upon request any excess money or securities held by them at any time.

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Issuer upon request any money held by them for the payment of principal, premium, if any, or interest that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Issuer for payment as general creditors.

Section 8.05    Indemnity for Government Obligations. The Issuer shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited Government Securities, or the principal and interest received on such Government Securities, other than such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Section 8.06    Reinstatement. If the Trustee or Paying Agent is unable to apply any money, Government Securities in accordance with this Article Eight by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article Eight until such time as the Trustee or Paying Agent is permitted to apply all such money or Government Securities in accordance with this Article Eight; provided, however, that, if the Issuer has made any payment of interest on or principal of any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

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Article IX.
Amendments

Section 9.01    Without Consent of Holders. The Issuer, any Guarantor (with respect to its Guarantee, this Indenture, the Intercreditor Agreement, any Additional Intercreditor Agreement or the Security Documents to which it is a party and excluding any amendment or supplement the sole purpose of which is to add an additional Guarantor), the Trustee and the Security Agent, without the consent of any Holders, may amend the Notes, the Guarantees, this Indenture, the Intercreditor Agreement, any Additional Intercreditor Agreement or the Security Documents, for any of the following purposes:

(a)            to cure any ambiguity, omission, defect or inconsistency;

(b)            to comply with Section 5.01;

(c)            to provide for uncertificated Notes in addition to or in place of certificated Notes; provided, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code;

(d)            to provide for the assumption of the Issuer or any Guarantor’s obligations to the Holders pursuant to the terms of this Indenture, the Intercreditor Agreement, any Additional Intercreditor Agreement or any Security Document;

(e)            to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power herein conferred upon the Company;

(f)            to comply with any requirements of the SEC in connection with qualifying, or maintaining the qualification of, this Indenture under the TIA;

(g)            to make any change that does not adversely affect the rights of any Holder;

(h)            to provide for the issuance of Additional Notes in accordance with the terms of this Indenture;

(i)            to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee, a successor Security Agent or a successor paying agent hereunder pursuant to the requirements hereof;

(j)            to add a Guarantor, a guarantee of a Parent Entity or a co-obligor of the Notes under this Indenture, the Intercreditor Agreement, any Additional Intercreditor Agreement and/or the Security Documents;

(k)            to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of the Notes; provided, however, that such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

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(l)             to add Collateral with respect to any or all of the Notes and/or the Subsidiary Guarantees;

(m)           to release any Guarantor from its Guarantee pursuant to this Indenture when permitted or required by this Indenture;

(n)            to release any Collateral from the Lien securing the Notes when permitted or required by the Security Documents, this Indenture (including pursuant to Section 4.08) and including any release of any Lien that is not then otherwise required by this Indenture to be pledged as security for the Notes), the Intercreditor Agreement or any Additional Intercreditor Agreement;

(o)            to comply with the rules of any applicable securities depositary;

(p)            to add any Additional First Lien Secured Parties to any Security Documents, the Intercreditor Agreement or any Additional Intercreditor Agreement or add any junior lien secured parties to any Intercreditor Agreement or any Additional Intercreditor Agreement;

(q)            in the case of any Security Document, to include therein any legend required to be set forth therein pursuant to the Intercreditor Agreement or any Additional Intercreditor Agreement, or to modify any such legend as required by the Intercreditor Agreement or any Additional Intercreditor Agreement;

(r)             with respect to the Security Documents, the Intercreditor Agreement and any Additional Intercreditor Agreement, as provided in the relevant Security Document, Intercreditor Agreement or any Additional Intercreditor Agreement, as applicable; or

(s)            to provide for the succession of any parties to the Security Documents, the Intercreditor Agreement or any Additional Intercreditor Agreement (and any amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of the Senior Credit Facilities or any other agreement that is not prohibited by this Indenture;

(t)             as provided in Section 12.08 or Section 12.09; or

(u)            conform to the text of any Notes, any Additional Notes, the Guarantees, this Indenture, the Intercreditor Agreement, any Additional Intercreditor Agreement or the Security Documents to any provision of this Indenture to the extent that such provision in such documents was intended to be a verbatim recitation of a provision in this Indenture.

Upon the request of the Issuer, and upon receipt by the Trustee of the documents described in Section 9.06, the Trustee and/or the Security Agent shall join with the Issuer and the Guarantors in the execution of any amended or supplemental indenture or security documents or Intercreditor Agreement authorized or permitted by the terms of this Indenture (provided, that any such intercreditor agreement may reflect that any additional Indebtedness referenced therein has Liens either senior to or junior to the Secured Notes Obligations or any Consolidated First Lien Debt, as applicable, so long as such Liens are permitted under this Indenture, or any joinder with respect to any of the foregoing upon the receipt of an Officer’s Certificate stating that such execution and delivery is permitted by this Indenture and all conditions precedent relating to such execution and delivery have been satisfied) and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee and/or the Security Agent shall not be obligated to enter into such amended or supplemental indenture or security documents or Intercreditor Agreement that affect its own rights, duties or immunities under this Indenture or otherwise.

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After an amendment under this Section becomes effective, the Issuer shall mail to Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section.

Section 9.02    With Consent of Holders. The Issuer, the Guarantors and the Trustee and the Security Agent may modify or amend this Indenture, the Notes, any Subsidiary Guarantee, the Intercreditor Agreement, any Additional Intercreditor Agreement and the other Security Documents and any existing Default or Event of Default or compliance with any provision of this Indenture, the Notes, any Subsidiary Guarantee, the Intercreditor Agreement, any Additional Intercreditor Agreement or any Security Document may be waived, in each case, with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including any consents or waivers obtained in connection with a purchase of, or tender offer (including a Change of Control Offer) or exchange offer for, the Notes). However, without the consent of each Holder affected, a modification or amendment may not:

(a)            change the Maturity Date of the principal of, or the time for payment of any installment of interest on, any Notes, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which the principal of any Notes or any premium or the interest thereon is payable;

(b)            reduce the amount of, or change the coin or currency of, or impair the right to institute suit for the enforcement of, the Change of Control Payment;

(c)            amend the contractual right expressly set forth in this Indenture or any Note of any Holder to institute suit for the enforcement of any payment of principal of, premium, if any, or interest on such Note on or after the stated maturity or redemption date of any such Notes;

(d)            reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of this Indenture or certain defaults hereunder and their consequences) provided for in this Indenture;

(e)            make any change to the provisions described in Section 3.10 that would result in a reduction of the Issuer’s obligation to pay Additional Amounts or indemnity amounts for Taxes or;

(f)            modify any of the provisions of this Section or Sections 6.04 and 6.05, except to increase the percentage of outstanding Notes the consent of whose Holders is required for such actions or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each Note affected thereby.

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Notwithstanding the foregoing, without the consent of the Holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding, no amendment or waiver may (A) make any change in any Security Document or the provisions in this Indenture dealing with Collateral or application of trust proceeds of the Collateral with the effect of releasing the Liens on all or substantially all of the Collateral which secure the Secured Notes Obligations or (B) change or alter the priority of the Liens securing the Secured Notes Obligations in any material portion of the Collateral in any way materially adverse, taken as a whole, to the Holders, other than, in each case, as provided under the terms of this Indenture or the Security Documents.

Upon the request of the Issuer and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 9.06, the Trustee and/or the Security Agent shall join with the Issuer in the execution of such amended or supplemental indenture or security documents or Intercreditor Agreement (provided, that any such intercreditor agreement may reflect that any additional Indebtedness referenced therein has Liens either senior to or junior to the Secured Notes Obligations or any Consolidated First Lien Debt, as applicable, so long as such Liens are permitted under this Indenture, or any joinder with respect to any of the foregoing upon the receipt of an Officer’s Certificate stating that such execution and delivery is permitted by this Indenture and all conditions precedent relating to such execution and delivery have been satisfied) unless such amended or supplemental indenture or security documents or Intercreditor Agreement directly affect the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

In addition, Holders will be deemed to have consented for purposes of the Security Documents and the Intercreditor Agreement or any Additional Intercreditor Agreement, and the Security Agent and the Trustee will be authorized, to amend or supplement the Security Documents or enter into a new intercreditor agreement to add additional secured parties to the extent Liens securing Indebtedness and other Obligations held by such parties are permitted under this Indenture. In executing any such amendment, supplement, joinder, consent or waiver to the Intercreditor Agreement or any Additional Intercreditor Agreement or Security Document or in entering into a new intercreditor agreement or Security Document, the Trustee and Security Agent shall be entitled to receive and (subject to their duties set forth in this Indenture) shall be fully protected in relying upon an Officers’ Certificate stating that the execution of such amendment, supplement, joinder, consent or waiver or new agreement is authorized or permitted by the Intercreditor Agreement or any Additional Intercreditor Agreement, as applicable, and/or Security Document, as the case may be, and complies with the provisions thereof and of this Indenture. Notwithstanding anything in this Indenture to the contrary, no opinion of counsel shall be required in connection with the execution by the Trustee or Security Agent of any such amendment, supplement, joinder, consent waiver or other modification to the Intercreditor Agreement, any Additional Intercreditor Agreement and/or the Security Documents or the entering into of a new intercreditor agreement or Security Document.

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After an amendment under this Section becomes effective, the Issuer shall mail to Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section.

Section 9.03    [Reserved].

Section 9.04    Revocation and Effect of Consents and Waivers. A consent to an amendment or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the date the amendment or waiver becomes effective. After an amendment or waiver becomes effective, it shall bind every Holder. An amendment or waiver becomes effective upon the execution of such amendment or waiver by the Trustee.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. Such record date shall be a date not more than 30 days prior to the first solicitation of Holders generally in connection therewith and no later than the date such solicitation is completed. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 180 days after such record date.

For all purposes of this Indenture, all Initial Notes and Additional Notes shall vote together as one series of Notes under this Indenture.

Section 9.05    Notation on or Exchange of Notes. If an amendment changes the terms of a Note, the Trustee may require the Holder of the Note to deliver such Note to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return such Note to the Holder. Alternatively, if the Issuer or the Trustee so determines, the Issuer in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.

Section 9.06    Trustee To Sign Amendments. The Trustee and the Security Agent shall sign any amendment authorized pursuant to this Article Nine if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee and the Security Agent. If it does, the Trustee may but need not sign it. In signing such amendment the Trustee shall be entitled to receive indemnity reasonably satisfactory to it, in its sole discretion, and to receive, in addition to the documents required by Section 13.04 and (subject to Section 7.01) shall be fully protected in relying upon and shall be entitled to receive, an Officers’ Certificate and an Opinion of Counsel stating that such amendment is authorized or permitted by this Indenture. Notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel shall be required in connection with the execution by the Trustee or Security Agent of any such amendment, supplement, joinder, consent waiver or other modification to the Intercreditor Agreement, any Additional Intercreditor Agreement and/or the Security Documents or the entering into of a new intercreditor agreement or Security Document.

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Article X.
Reserved

Article XI.
Guarantee

Section 11.01     Guarantee. The Notes will be Guaranteed by each of AMC, pursuant to the terms of the guarantee agreement dated as of the Issue Date (the “AMC Guarantee”), the Company (the “Company Guarantee”) and certain Restricted Subsidiaries of the Company (the “Subsidiary Guarantees” and, together with the Company Guarantee, the “Odeon Guarantees;” the Subsidiary Guarantees, collectively with the AMC Guarantee and the Company Guarantee, the “Guarantees”). The Company and the Subsidiary Guarantors (collectively, the “Odeon Guarantors”) will, jointly and severally, fully and unconditionally guarantee, whether at maturity, by acceleration, by redemption or otherwise, the principal of, premium, if any, and interest, if any, on the Notes and all other obligations and liabilities of the Issuer under this Indenture and the Notes on the terms set forth in this Indenture. Pursuant to the AMC Guarantee, on the Issue Date AMC will, on a standalone basis, fully and unconditionally guarantee, whether at maturity, by acceleration, by redemption or otherwise, the principal of, premium, if any, and interest, if any, on the Notes and all other obligations and liabilities of the Issuer under this Indenture and the Notes on the terms set forth in the AMC Guarantee.

Subject to the provisions of this Article 11, each Odeon Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, jointly and severally with each other Odeon Guarantor, to each Holder of the Notes and the Trustee, the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Notes and all other obligations and liabilities of the Issuer under this Indenture and the Notes (including, without limitation, any interest, fees or expenses accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding, whether or not such interest, fees or expenses is an allowed claim under applicable state, federal or foreign law and the obligations under Section 7.07) (all the foregoing being hereinafter collectively called the “Guarantor Obligations”). Each Odeon Guarantor agrees that the Guarantor Obligations will rank equally in right of payment with other indebtedness of such Odeon Guarantor, except to the extent such other Indebtedness is subordinate to the Guarantor Obligations. Each Odeon Guarantor further agrees (to the extent permitted by law) that the Guarantor Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Article 11 notwithstanding any extension or renewal of any Guarantor Obligation.

Each Odeon Guarantor waives presentation to, demand of payment from and protest to the Issuer of any of the Guarantor Obligations and also waives notice of protest for non-payment. Each Odeon Guarantor waives notice of any default under the Notes or the Guarantor Obligations.

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Each Odeon Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Guarantor Obligations.

Except as set forth in Section 11.02, the obligations of each Odeon Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guarantor Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guarantor Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Odeon Guarantor herein shall not be discharged or impaired or otherwise affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Issuer or any other person under, this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal granted; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder or the Trustee for the Guarantor Obligations or any of them; (e) the failure of any Holder to exercise any right or remedy against any other Odeon Guarantor; (f) any change in the ownership of the Issuer; (g) any default, failure or delay, willful or otherwise, in the performance of the Guarantor Obligations; or (h) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Odeon Guarantor or would otherwise operate as a discharge of such Odeon Guarantor as a matter of law or equity.

Subject to the provisions of Section 4.11, each Odeon Guarantor agrees that its Guarantee herein shall remain in full force and effect until payment in full of all the Guarantor Obligations or such Odeon Guarantor is released from its Guarantee in compliance with Section 11.03 hereof. Each Odeon Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any of the Guarantor Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Issuer or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Odeon Guarantor by virtue hereof, upon the failure of the Issuer to pay any of the Guarantor Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Odeon Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders an amount equal to the sum of (i) the unpaid amount of such Guarantor Obligations then due and owing and (ii) accrued and unpaid interest on such Guarantor Obligations then due and owing (but only to the extent not prohibited by law).

Each Odeon Guarantor further agrees that, as between such Odeon Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Guarantor Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guarantor Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Guarantor Obligations, such Guarantor Obligations (whether or not due and payable) shall forthwith become due and payable by the Odeon Guarantor for the purposes of this Guarantee.

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Each Odeon Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under this Section.

Section 11.02    Execution and Delivery. To further evidence its Guarantee, each Guarantor (other than AMC) and other Person that is required to become a Guarantor hereby agrees to (x) execute this Indenture or (y) in the case of any Person that becomes a Guarantor after the date hereof, execute a supplement to this Indenture, substantially in the form of Exhibit C hereto and deliver it to the Trustee. Concurrently with the execution and delivery of (x) this Indenture or (y) in the case of any Person that becomes a Guarantor after the date hereof, any supplemental indenture to this Indenture, each Guarantor who executes such supplemental indenture agrees that its Guarantee set forth in Section 11.01 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

Each of the Odeon Guarantors hereby agrees that its Guarantee set forth in Section 11.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee.

If an Officer of an Odeon Guarantor whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note or at any time thereafter, such Odeon Guarantor’s Guarantee of such Note shall nevertheless be valid,

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of any Guarantee set forth in this Indenture on behalf of each Odeon Guarantor.

Section 11.03    Limitation on Liability; Termination, Release and Discharge.

(a)            Any term or provision of this Indenture to the contrary notwithstanding, the obligations of each Odeon Guarantor hereunder will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Odeon Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Odeon Guarantor in respect of the obligations of such other Odeon Guarantor under its Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Odeon Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

(b)            The obligations and liabilities of each Guarantor incorporated in Sweden (each a “Swedish Subsidiary Guarantor”) in its capacity as a Guarantor under this Indenture shall be limited if (and only if) and to the extent required by the provisions of the Swedish Companies Act (Sw. Aktiebolagslagen (2005:551)) in force from time to time regulating (i) distribution of assets (including profits and dividends and any other form of transfer of value (Sw. värdeöverföring) within the meaning of the Swedish Companies Act), and (ii) unlawful financial assistance (assuming, in each case, that all steps open to each Swedish Subsidiary Guarantor and all its shareholders to authorise its obligations under the Indenture have been taken), and it is understood that the liability and obligation of each Swedish Subsidiary Guarantor under this Indenture only applies to the extent permitted by the above mentioned provisions of the Swedish Companies Act and the guarantee and the obligations of NCG Holding AB (reg. no. 559094-8328), Filmstaden AB (reg. no. 556035-1651) and Filmstaden Media AB (reg. no. 556379-4014) under this Indenture and any other debt document shall be limited to its own, any wholly-owned subsidiaries’ and the Issuer’s obligations and liabilities under this Indenture and any other debt document.

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(c)           Notwithstanding anything set out to the contrary in this Indenture, the Guarantee and any other obligations, liabilities and indemnities of, and any Liens granted by, any Guarantor incorporated in Finland shall not include any obligations or liabilities to the extent that it would be contrary to the mandatory provisions of the Finnish Companies Act (Osakeyhtiölaki, 624/2006, as amended) regulating: (i) unlawful financial assistance within the meaning of Chapter 13 Section 10 of the Finnish Companies Act or (ii) distribution of assets within the meaning of Chapter 13 Section 1 of the Finnish Companies Act and the obligations and liabilities of each Guarantor incorporated in Finland shall apply only to the maximum extent permitted by the aforementioned provisions of the Finnish Companies Act.

(d)           Each Guarantor shall be automatically and unconditionally released and discharged from its obligations under this Indenture and its Guarantee and such Guarantee shall be Issuer and unconditionally terminate, and no further action by such Guarantor, the Company or the Trustee is required for the release of such Guarantor or the termination of such Guarantee:

(i)            in the case of a Subsidiary Guarantor only, upon any sale, exchange, issuance, transfer or other disposition (by merger, consolidation, amalgamation, dividend, distribution or otherwise) of (x) the Capital Stock of such Subsidiary Guarantor (including any sale, exchange or transfer), after which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary or (y) all or substantially all of the assets of such Subsidiary Guarantor to a Person that is not the Issuer or a Guarantor, in each case, if such sale, exchange, issuance, transfer or other disposition is made in compliance with the applicable provisions of this Indenture (including any amendments thereof);

(ii)           in the case of a Subsidiary Guarantor only, upon the release or discharge of such other guarantee that required such Subsidiary Guarantor to provide a Subsidiary Guarantee pursuant to Section 4.11 except, in each case, (x) a discharge or release by or as a result of payment and (y) if at the time of the release and discharge of such Subsidiary Guarantee, such Subsidiary Guarantor would be required to guarantee the Notes pursuant to Section 4.11;

(iii)          in the case of a Subsidiary Guarantor only, upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of this Indenture;

(iv)          in the case of AMC only, upon a Change of Control occurring pursuant to which (x) AMC ceases to hold, directly or indirectly, 50% or more of the total voting power of the Voting Stock of the Company or (y) the sale, lease, transfer or other conveyance, in one or more series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole;

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(v)          upon the Issuer exercising its legal defeasance option or covenant defeasance option in accordance with Article 8 or this Indenture being discharged in accordance with the terms of this Indenture;

(vi)         in accordance with the terms of the Intercreditor Agreement or any Additional Intercreditor Agreement;

(vii)        upon the merger, amalgamation, consolidation or winding up of such Guarantor with and into the Company or another Guarantor that is the surviving Person in such merger, amalgamation, consolidation or winding up, or upon the liquidation of such Guarantor; or

(viii)       as described under Article 9 hereof.

Section 11.04    Right of Contribution. Each Odeon Guarantor hereby agrees that to the extent that any Guarantor shall have paid more than its proportionate share of any payment made on the obligations under the Guarantees, such Odeon Guarantor shall be entitled to seek and receive contribution from and against the Issuer, or any other Odeon Guarantor who has not paid its proportionate share of such payment. The provisions of this Section 11.04 shall in no respect limit the obligations and liabilities of each Odeon Guarantor to the Trustee and the Holders and each Odeon Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Odeon Guarantor hereunder.

Section 11.05    No Subrogation. Notwithstanding any payment or payments made by each Odeon Guarantor hereunder, no Odeon Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Company or any other Odeon Guarantor or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the Guarantor Obligations, nor shall any Odeon Guarantor seek or be entitled to seek any contribution or reimbursement from the Company or any other Odeon Guarantor in respect of payments made by such Odeon Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Issuer on account of the Guarantor Obligations are paid in full. If any amount shall be paid to any Odeon Guarantor on account of such subrogation rights at any time when all of the Guarantor Obligations shall not have been paid in full, such amount shall be held by such Odeon Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Odeon Guarantor, and shall, forthwith upon receipt by such Odeon Guarantor, be turned over to the Trustee in the exact form received by such Odeon Guarantor (duly indorsed by such Odeon Guarantor to the Trustee, if required), to be applied against the Guarantor Obligations.

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Article XII.
Collateral

Section 12.01    Security Documents.

(a)            The due and punctual payment of the principal of, premium and interest on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium and interest on the Notes and performance of all other Obligations of the Issuer and the Odeon Guarantors to the Holders or the Trustee under this Indenture, the Notes, the Odeon Guarantees and the Security Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Security Documents, which define the terms of the Liens that secure the Secured Notes Obligations, subject to the terms of the Intercreditor Agreement. The Trustee, the Issuer and the Odeon Guarantors hereby acknowledge and agree that the Security Agent holds the Collateral in trust for the benefit of the Holders, the Trustee and the Security Agent and pursuant to the terms of the Security Documents and the Intercreditor Agreement. Each Holder, by accepting a Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) and the Intercreditor Agreement as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture and the Intercreditor Agreement, and authorizes and directs the Security Agent to enter into the Security Documents and the Intercreditor Agreement on the Issue Date and to perform its obligations and exercise its rights thereunder in accordance therewith. In the event of conflict between an Intercreditor Agreement and any of the other Security Documents, the applicable Intercreditor Agreement shall control. Each Holder, by its acceptance of a Note, (a) agrees that it will be subject to and bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (b) authorizes and instructs the Security Agent to enter into the Intercreditor Agreement on the Issue Date as the Security Agent, and on behalf of such Holder, including without limitation, making the representations of the Holders contained therein. The Company shall deliver to the Security Agent copies of all documents required to be filed pursuant to the Security Documents, and will do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 12.01, to assure and confirm to the Security Agent the security interest in the Collateral contemplated hereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. The Issuer and the Odeon Guarantors shall, at their sole expense, take all actions and make all filings (including filing Uniform Commercial Code (including amendments and continuation statements) and other financing statements, mortgages and deeds of trust) that may be required under applicable law, or that the Trustee or the Security Agent may reasonably request, in order to ensure the creation, perfection and priority (or continuance thereof), as security for the Obligations of the Issuer and the Odeon Guarantors to the secured parties under this Indenture, the Notes, the Odeon Guarantees, the Intercreditor Agreement and the Security Documents, of a valid and enforceable perfected Lien and security interest in and on all of the Collateral (subject to the terms of the Intercreditor Agreement and the Security Documents), in favor of the Security Agent for the benefit of the Holders and the Trustee subject to no Liens other than Permitted Liens.

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Section 12.02      Release of Liens.

(a)            Collateral may be released from the Liens and security interests created by the Security Documents at any time and from time to time in accordance with the provisions of the Security Documents, the Intercreditor Agreement and this Indenture. Notwithstanding anything to the contrary in the Security Documents, the Intercreditor Agreement and this Indenture, the Issuer and the Odeon Guarantors will be entitled to the release of property and other assets constituting Collateral from the Liens securing the Notes and the Odeon Guarantees under any one or more of the following circumstances:

(i)            upon consummation of the sale, transfer or other disposition of such Collateral by the Issuer or an Odeon Guarantor to any Person other than the Issuer or an Odeon Guarantor, to the extent such sale, transfer or other disposition is not prohibited under this Indenture;

(ii)            in the case of a Subsidiary Guarantor that is released from its Subsidiary Guarantee pursuant to the terms of this Indenture, with respect to the property and other assets of such Subsidiary Guarantor, upon the release of such Subsidiary Guarantor from its Subsidiary Guarantee;

(iii)            with respect to Collateral that is Capital Stock, upon (i) the dissolution or liquidation of the issuer of that Capital Stock that is not prohibited by this Indenture or (ii) upon the designation by the Company of such issuer of Capital Stock as an Unrestricted Subsidiary under this Indenture;

(iv)            in accordance with Section 4.08(b);

(v)            in accordance with the terms of the Intercreditor Agreement or any Additional Intercreditor Agreement; or

(vi)            as described under Article 9; or

(vii)            as permitted by Section 4.17.

(b)            The Liens on the Collateral securing the Notes and the Subsidiary Guarantees also shall automatically and without the need for any further action by any Person be terminated and released:

(i)            upon payment in full of the principal of, together with accrued and unpaid interest and Additional Amounts, if any, on, the Notes and all other Obligations in respect of the Notes under this Indenture, the Subsidiary Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest and Additional Amounts, if any, are paid;

(ii)            upon a legal defeasance or covenant defeasance with respect to the Notes under this Indenture as described below under Sections 8.01(b) and 8.02, or a satisfaction and discharge of this Indenture as described under Section 8.01(a); or

(iii)            pursuant to the Intercreditor Agreement, any Additional Intercreditor Agreement and the Security Documents with respect to the Notes.

(c)            In addition, any Lien on any Collateral may be (i) released or subordinated to the holder of any Lien on such Collateral that is created, incurred or assumed pursuant to clauses (iv), (viii)(A) or (xxii) of the definition of “Permitted Liens” to the extent required by the terms of the obligations secured by such Liens and (ii) subordinated to any Lien on any Mortgaged Property if required under the terms of any lease, easement, right of way or similar agreement effecting the Mortgaged Property provided such lease, easement, right of way or similar agreement is permitted by Section 4.08.

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(d)            With respect to any release of Collateral, upon receipt of an Officers’ Certificate stating that all conditions precedent under this Indenture and the Security Documents to such release have been met and that it is permitted for the Trustee or Security Agent to execute and deliver the documents requested by the Issuer in connection with such release and any necessary or proper instruments of termination, satisfaction or release prepared by the Issuer, the Trustee and the Security Agent shall execute, deliver or acknowledge (at the Issuer’s expense) such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Security Documents and shall do or cause to be done (at the Issuer’s expense) all acts reasonably requested of them to release such Lien as soon as is reasonably practicable. Neither the Trustee nor the Security Agent shall be liable for any such release undertaken in reliance upon any such Officers’ Certificate, and notwithstanding any term hereof or in any Security Document to the contrary, the Trustee and the Security Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction or termination, unless and until it receives such Officers’ Certificate.

Section 12.03      Suits to Protect the Collateral.

Subject to the provisions of Article 7 and the Security Documents, the Trustee may or may direct the Security Agent to take all actions it determines in order to:

(a)            enforce any of the terms of the Security Documents; and

(b)            collect and receive any and all amounts payable in respect of the Obligations hereunder.

Subject to the provisions of the Security Documents, the Trustee and the Security Agent shall have power to institute and to maintain such suits and proceedings as the Trustee may determine to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Security Documents or this Indenture, and such suits and proceedings as the Trustee may determine to preserve or protect its interests and the interests of the Holders in the Collateral. Nothing in this Section 12.03 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Security Agent.

Section 12.04      Authorization of Receipt of Funds by the Trustee Under the Security Documents.

Subject to the provisions of the Intercreditor Agreement, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

Section 12.05      Purchaser Protected.

In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Security Agent or the Trustee to execute the applicable release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article 12 to be sold be under any obligation to ascertain or inquire into the authority of the Issuer or the applicable Odeon Guarantor to make any such sale or other transfer.

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Section 12.06      Power Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 12 upon the Issuer or an Odeon Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuer or an Odeon Guarantor or of any Officer or Officers thereof required by the provisions of this Article 12; and if the Trustee shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee.

Section 12.07      Security Agent.

(a)            The Issuer and each of the Holders by acceptance of the Notes hereby designates and appoints the Security Agent as its agent under this Indenture, the Security Documents and the Intercreditor Agreement, and the Issuer and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the Security Agent to take such action on its behalf under the provisions of this Indenture, the Security Documents and the Intercreditor Agreement and to exercise such powers and perform such duties as are expressly delegated to the Security Agent by the terms of this Indenture, the Security Documents and the Intercreditor Agreement, and consents and agrees to the terms of the Intercreditor Agreement and each Security Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms. The Security Agent agrees to act as such on the express conditions contained in this Section 12.07. Each Holder agrees that any action taken by the Security Agent in accordance with the provision of this Indenture, the Intercreditor Agreement and the Security Documents, and the exercise by the Security Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Security Documents and the Intercreditor Agreement, the duties of the Security Agent shall be ministerial and administrative in nature, and the Security Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the Security Documents and the Intercreditor Agreement to which the Security Agent is a party, nor shall the Security Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder or any Grantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Security Documents and the Intercreditor Agreement or otherwise exist against the Security Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Security Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

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(b)            The Security Agent may perform any of its duties under this Indenture, the Security Documents or the Intercreditor Agreement by or through receivers, agents, employees, attorneys-in-fact or with respect to any specified Person, such Person’s Affiliates, and the respective officers, directors, employees, agents, advisors and attorneys-in-fact of such Person and its Affiliates (a “Related Person”), and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel. The Security Agent shall not be responsible for the negligence or misconduct of any receiver, agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made in good faith and with due care.

(c)            None of the Security Agent or any of its respective Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or under or in connection with any Security Document or the Intercreditor Agreement or the transactions contemplated thereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Issuer or any other Grantor or Affiliate of any Grantor, or any Officer or Related Person thereof, contained in this Indenture, the Security Documents or the Intercreditor Agreement, or in any certificate, report, statement or other document referred to or provided for in, or received by the Security Agent under or in connection with, this Indenture, the Security Documents or the Intercreditor Agreement, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture, the Security Documents or the Intercreditor Agreement, or for any failure of any Grantor or any other party to this Indenture, the Security Documents or the Intercreditor Agreement to perform its obligations hereunder or thereunder. None of the Security Agent or any of its respective Related Persons shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture, the Security Documents or the Intercreditor Agreement or to inspect the properties, books, or records of any Grantor or any Grantor’s Affiliates.

(d)            The Security Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Issuer or any other Grantor), independent accountants and other experts and advisors selected by the Security Agent. The Security Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document. The Security Agent shall be fully justified in failing or refusing to take any action under this Indenture, the Security Documents or the Intercreditor Agreement unless it shall first receive such advice or concurrence of the Trustee or the Holders of a majority in aggregate principal amount of the Notes as it determines and, if it so requests, it shall first be indemnified to its reasonable satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Security Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture, the Security Documents or the Intercreditor Agreement in accordance with a request, direction, instruction or consent of the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

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(e)            The Security Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a Responsible Officer of the Security Agent shall have received written notice from the Trustee or the Issuer referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Security Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article 6 or the Holders of a majority in aggregate principal amount of the Notes (subject to this Section 12.07).

(f)            The Security Agent may resign at any time by notice to the Trustee and the Issuer, such resignation to be effective upon the acceptance of a successor agent to its appointment as Security Agent. If the Security Agent resigns under this Indenture, the Issuer shall appoint a successor Security Agent. If no successor Security Agent is appointed prior to the intended effective date of the resignation of the Security Agent (as stated in the notice of resignation), the Trustee, at the direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding, may appoint a successor Security Agent, subject to the consent of the Company (which consent shall not be unreasonably withheld and which shall not be required during a continuing Event of Default). If no successor Security Agent is appointed and consented to by the Company pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Security Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor. Upon the acceptance of its appointment as successor Security Agent hereunder, such successor Security Agent shall succeed to all the rights, powers and duties of the retiring Security Agent, and the term “Security Agent” shall mean such successor Security Agent, and the retiring Security Agent’s appointment, powers and duties as the Security Agent shall be terminated. After the retiring Security Agent’s resignation hereunder, the provisions of this Section 12.07 shall continue to inure to its benefit and the retiring Security Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Security Agent under this Indenture.

(g)            The Trustee shall initially act as Security Agent and shall be authorized to appoint co-Security Agents as necessary in its sole discretion. Except as otherwise explicitly provided herein or in the Security Documents or the Intercreditor Agreement, neither the Security Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Security Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Security Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.

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(h)            The Security Agent is authorized and directed to (i) enter into the Security Documents to which it is party, whether executed on or after the Issue Date, (ii) enter into the Intercreditor Agreement, including joinders and supplements thereto, whether executed on or after the Issue Date, (iii) make the representations of the Holders set forth in the Security Documents and Intercreditor Agreement, (iv) bind the Holders on the terms as set forth in the Security Documents and the Intercreditor Agreement and (v) perform and observe its obligations under the Security Documents and the Intercreditor Agreement.

(i)            If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Security Agent pursuant to the terms of this Indenture, or (ii) payments from the Security Agent in excess of the amount required to be paid to the Trustee pursuant to Article 6, the Trustee shall promptly turn the same over to the Security Agent, in kind, and with such endorsements as may be required to negotiate the same to the Security Agent such proceeds to be applied by the Security Agent pursuant to the terms of this Indenture, the Security Documents and the Intercreditor Agreement.

(j)            The Security Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon request from the Issuer, the Trustee shall notify the Security Agent thereof and promptly shall deliver such Collateral to the Security Agent or otherwise deal with such Collateral in accordance with the Security Agent’s instructions.

(k)            The Security Agent shall have no obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by any Grantor or is cared for, protected, or insured or has been encumbered, or that the Security Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of the Grantor’s property constituting Collateral intended to be subject to the Lien and security interest of the Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Security Agent pursuant to this Indenture, any Security Document or the Intercreditor Agreement other than pursuant to the instructions of the Trustee or the Holders of a majority in aggregate principal amount of the Notes or as otherwise provided in the Security Documents.

(l)            If the Issuer or any Odeon Guarantor (i) incurs any obligations in respect of junior priority obligations at any time when no Additional Intercreditor Agreement is in effect and (ii) delivers to the Security Agent an Officers’ Certificate so stating and requesting the Security Agent to enter into any Additional Intercreditor Agreement in favor of a designated agent or representative for the holders of the junior priority obligations so incurred, the Security Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Issuer, including legal fees and expenses of the Security Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder; provided that neither an Officer’s Certificate nor an Opinion of Counsel shall be required pursuant to this Section 12.07(l) in connection with the applicable Intercreditor Agreement (including pursuant to a joinder thereto) to be entered into.

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(m)            No provision of this Indenture, the Intercreditor Agreement or any Security Document shall require the Security Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee in the case of the Security Agent) unless it shall have received indemnity reasonably satisfactory to the Security Agent and the Trustee against potential costs and liabilities incurred by the Security Agent relating thereto. Notwithstanding anything to the contrary contained in this Indenture, the Intercreditor Agreement or the Security Documents, in the event the Security Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Security Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Security Agent has determined that the Security Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances. The Security Agent shall at any time be entitled to cease taking any action described in this clause if it no longer reasonably deems any indemnity, security or undertaking from the Issuer or the Holders to be sufficient.

(n)            The Security Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture, the Intercreditor Agreement and the Security Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, (ii) shall not be liable for interest on any money received by it except as the Security Agent may agree in writing with the Issuer (and money held in trust by the Security Agent need not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Security Agent shall not be construed to impose duties to act.

(o)            Neither the Security Agent nor the Trustee shall be liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. Neither the Security Agent nor the Trustee shall be liable for any indirect, special, punitive, incidental or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

(p)            The Security Agent does not assume any responsibility for any failure or delay in performance or any breach by the Issuer or any other Grantor under this Indenture, the Intercreditor Agreement and the Security Documents. The Security Agent shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in this Indenture, the Security Documents, the Intercreditor Agreement or in any certificate, report, statement, or other document referred to or provided for in, or received by the Security Agent under or in connection with, this Indenture, the Intercreditor Agreement or any Security Document; the execution, validity, genuineness, effectiveness or enforceability of the Intercreditor Agreement and any Security Documents of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture, the Intercreditor Agreement and the Security Documents. The Security Agent shall have no obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture, the Intercreditor Agreement and the Security Documents, or the satisfaction of any conditions precedent contained in this Indenture, the Intercreditor Agreement and any Security Documents. The Security Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture, the Intercreditor Agreement and the Security Documents unless expressly set forth hereunder or thereunder. The Security Agent shall have the right at any time to seek instructions from the Holders with respect to the administration of this Indenture, the Security Documents and the Intercreditor Agreement.

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(q)            The parties hereto and the Holders hereby agree and acknowledge that neither the Security Agent nor the Trustee shall assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the Intercreditor Agreement, the Security Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture, the Intercreditor Agreement and the Security Documents, the Security Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Security Agent in the Collateral and that any such actions taken by the Security Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral. In the event that the Security Agent or the Trustee is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Security Agent or the Trustee’s sole discretion may cause the Security Agent or the Trustee to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., or otherwise cause the Security Agent or the Trustee to incur liability under CERCLA or any other federal, state or local law, the Security Agent and the Trustee reserves the right, instead of taking such action, to either resign as the Security Agent or the Trustee or arrange for the transfer of the title or control of the asset to a court-appointed receiver. Neither the Security Agent nor the Trustee shall be liable to the Issuer, the Odeon Guarantors or any other Person for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Security Agent or the Trustee’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment. If at any time it is necessary or advisable for property to be possessed, owned, operated or managed by any Person (including the Security Agent or the Trustee) other than the Issuer or the Odeon Guarantors, a majority in interest of Holders shall direct the Security Agent or the Trustee to appoint an appropriately qualified Person (excluding the Security Agent or the Trustee) who they shall designate to possess, own, operate or manage, as the case may be, the property.

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(r)            Upon the receipt by the Security Agent of a written request of the Issuer signed by an Officer (a “Security Document Order”), the Security Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder or the Trustee, any Security Document or amendment or supplement thereto, to be executed after the Issue Date. Such Security Document Order shall (i) state that it is being delivered to the Security Agent pursuant to, and is a Security Document Order referred to in, this Section 12.07(r), and (ii) instruct the Security Agent to execute and enter into such Security Document or amendment or supplement thereto. Any such execution of a Security Document or amendment or supplement thereto shall be at the direction and expense of the Issuer, upon delivery to the Security Agent of an Officer’s Certificate stating that all conditions precedent to the execution and delivery of the Security Document or amendment or supplement thereto have been satisfied. The Holders, by their acceptance of the Notes, hereby authorize and direct the Security Agent to execute such Security Documents or amendment or supplement thereto.

(s)            Subject to the provisions of the applicable Security Documents and the Intercreditor Agreement, each Holder, by acceptance of the Notes, agrees that the Security Agent shall execute and deliver the Intercreditor Agreement and the Security Documents to which it is a party and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof. For the avoidance of doubt, the Security Agent shall have no discretion under this Indenture, the Intercreditor Agreement or the Security Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes or the Trustee, as applicable.

(t)            After the occurrence and continuance of an Event of Default, the Trustee, acting at the direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding, may direct the Security Agent in connection with any action required or permitted by this Indenture, the Security Documents or the Intercreditor Agreement.

(u)            The Security Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Security Documents or the Intercreditor Agreement and to the extent not prohibited under the Intercreditor Agreement, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.10 and the other provisions of this Indenture.

(v)            In each case that the Security Agent may or is required hereunder or under any Security Document or any Intercreditor Agreement to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any Security Document or any Intercreditor Agreement, the Security Agent may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. The Security Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. If the Security Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Security Agent shall be entitled to refrain from such Action unless and until the Security Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, and the Security Agent shall not incur liability to any Person by reason of so refraining.

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(w)            Notwithstanding anything to the contrary in this Indenture or in any Security Document or any Intercreditor Agreement, in no event shall the Security Agent or the Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture, the Security Documents or the Intercreditor Agreement (including without limitation the filing or continuation of any UCC financing or continuation statements or similar documents or instruments), nor shall the Security Agent or the Trustee be responsible for, and neither the Security Agent nor the Trustee makes any representation regarding, the validity, effectiveness or priority of any of the Security Documents or the security interests or Liens intended to be created thereby.

(x)            Before the Security Agent acts or refrains from acting in each case at the request or direction of the Issuer or the Odeon Guarantors, it may require an Officer’s Certificate, which shall conform to the provisions of this Section 12.07 and Sections 13.04 and 13.05; provided that no Officer’s Certificate shall be required in connection with the Security Documents and the Intercreditor Agreement to be entered by the Security Agent on the Issue Date. The Security Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate.

(y)            Notwithstanding anything to the contrary contained herein, the Security Agent shall act pursuant to the instructions of the Holders and the Trustee solely with respect to the Security Documents and the Collateral.

(z)            The rights, privileges, benefits, immunities, indemnities and other protections given to the Trustee are extended to, and shall be enforceable by, the Security Agent as if the Security Agent were named as the Trustee herein and the Security Documents were named as this Indenture herein.

(aa)      The Issuer and the Odeon Guarantors shall furnish to the Trustee and the Security Agent, within 120 days after the end of each fiscal year (beginning with the first fiscal year ending after the Issue Date and after giving effect to any fiscal year end change effected on or after the Issue Date), an Officer’s Certificate (which may be the same certificate required to be delivered by the Issuer pursuant to Section 4.14) either (i) (x) stating that such action has been taken with respect to the recording, filing, re-recording, and refiling of this Indenture or the Security Documents, as applicable, as are necessary to maintain the perfected Liens of the applicable Security Documents securing the Obligations under applicable law to the extent required by the Security Documents other than any action as described therein to be taken, and (y) stating that on the date of such Officer’s Certificate, all financing statements, financing statement amendments and continuation statements have been or will be executed and filed that are necessary, as of such date or promptly thereafter and during the succeeding 12 months, fully to maintain the perfection (to the extent required by the Security Documents) of the security interests of the Security Agent securing the Obligations thereunder and under the Security Documents with respect to the Collateral; provided that if there is a required filing of a continuation statement or other instrument within such 12-month period and such continuation statement or amendment is not effective if filed at the time of the Officer’s Certificate, such Officer’s Certificate may so state and in that case the Issuer and the Odeon Guarantors shall cause a continuation statement or amendment to be timely filed and become effective so as to maintain such Liens and security interests securing Obligations or (ii) stating that no such action is necessary to maintain such Liens or security interests.

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(bb)      In the event of a conflict of inconsistency between the terms of this Section 12.07 and the terms of the Intercreditor Agreement, the terms of the Intercreditor Agreement shall control.

Section 12.08      Impairment of Security Interests. The Company shall not, and shall not permit any Restricted Subsidiary to, take or knowingly or negligently omit to take any action that would have the result of materially impairing the security interests with respect to the Collateral (it being understood, subject to the proviso below, that the incurrence of Permitted Collateral Liens shall under no circumstances be deemed to materially impair the security interests with respect to the Collateral), and the Company shall not, and shall not permit any Restricted Subsidiary to, grant to any Person other than the Security Agent, for the benefit of the Trustee and the Holders and the other beneficiaries described in the Security Documents and the Intercreditor Agreement or any Additional Intercreditor Agreement, any interest whatsoever in any of the Collateral, except that (1) the Company, its Restricted Subsidiaries may amend, extend, renew, restate, supplement, release or otherwise modify or replace any Security Documents for the purposes of incurring Permitted Collateral Liens; (2) the Collateral may be discharged or released or released and retaken in accordance with this Indenture, the applicable Security Documents or the Intercreditor Agreement or any Additional Intercreditor Agreement; and (3) the applicable Security Documents may be amended, extended, renewed, restated, supplemented or otherwise modified, replaced or released and retaken, from time to time (i) to cure any ambiguity, mistake, omission, defect, manifest error or inconsistency therein, (ii) to comply with the terms of the Intercreditor Agreement or any Additional Intercreditor Agreement, (iii) to add Collateral, (iv) to evidence the succession of another Person to the Issuer or any Guarantor and the assumption by such successor of the obligations under this Indenture, the Notes, the Intercreditor Agreement, any Additional Intercreditor Agreement and the Security Documents, in each case, including in accordance with “—Certain Covenants—Merger, Consolidation, Amalgamation and Sale of All or Substantially All Assets,” (v) to evidence and provide for the acceptance of the appointment of a successor Trustee or Security Agent, (vi) in connection with any Permitted Reorganization or (vii) in any manner that does not adversely affect the Holders in any material respect; provided, however, that, except with respect to any discharge, amendment, extension, renewal, restatement, supplement or modification, replacement, release or release and retaking in accordance with this Indenture or the Intercreditor Agreement or any Additional Intercreditor Agreement, the incurrence of Permitted Collateral Liens or any action expressly permitted by this Indenture or the Intercreditor Agreement or any Additional Intercreditor Agreement (including for the avoidance of doubt, clause (3) above), the Security Documents may not be amended, extended, renewed, restated, supplemented, released or otherwise modified or replaced, unless contemporaneously with any such action, the Company delivers to the Trustee and the Security Agent, either (i) a solvency opinion reasonably satisfactory to the Trustee from an Independent Financial Advisor confirming the solvency of the relevant Person and its Subsidiaries, taken as a whole, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, release, modification or replacement, (ii) a certificate from the Board of Directors of the relevant Person which confirms the solvency of the person granting such security interest after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, release, modification or replacement, or (iii) an Opinion of Counsel reasonably satisfactory to the Trustee, confirming that, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, release, modification or replacement, the Lien or Liens created under the Security Documents, so amended, extended, renewed, restated, supplemented, released, modified or replaced are valid Liens not otherwise subject to any limitation, imperfection or new hardening period, in equity or at law, that such Lien or Liens were not otherwise subject to immediately prior to such amendment, extension, renewal, restatement, supplement, release, modification or replacement. In the event that the Issuer or the relevant Restricted Subsidiary complies with the requirements of this Section, the Trustee and the Security Agent shall (subject to customary protections and indemnifications) consent to such amendments without the need for instructions from the Holders.

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Section 12.09      Additional Intercreditor Agreements. At the request of the Issuer, in connection with the incurrence by the Issuer or its Restricted Subsidiaries of any Indebtedness, the Issuer, the relevant Restricted Subsidiaries, the Trustee and the Security Agent shall enter into with the holders of such Indebtedness (or their duly authorized representatives) an intercreditor agreement or a restatement, amendment or other modification of the existing Intercreditor Agreement (an “Additional Intercreditor Agreement”) on substantially the same terms as the Intercreditor Agreement (or terms not materially less favorable to the Holders), including containing substantially the same terms with respect to release of Guarantees and priority and release of security interests in the Collateral; provided that such Additional Intercreditor Agreement will not impose any personal obligations on the Trustee or Security Agent or, in the opinion of the Trustee or Security Agent, as applicable, adversely affect the rights, duties, liabilities or immunities of the Trustee or Security Agent under this Indenture or the Intercreditor Agreement; it being understood that, for the avoidance of doubt, an increase in the amount of Indebtedness being subject to the terms of the Intercreditor Agreement or Additional Intercreditor Agreement will be deemed to be on substantially similar terms to the Intercreditor Agreement and will be deemed not to adversely affect the rights of the Holders and will be permitted by this provision if, in each case, the incurrence of such Indebtedness (and any Lien in its favor) is permitted by the covenants described under Section 4.06 and Section 4.08.

At the direction of the Issuer and without the consent of Holders, the Trustee and the Security Agent shall from time to time enter into one or more amendments to any Intercreditor Agreement or any Additional Intercreditor Agreement to: (1) cure any ambiguity, omission, defect, manifest error or inconsistency of any such agreement, (2) increase the amount or types of Indebtedness covered by any such agreement that may be incurred by the Issuer or any Restricted Subsidiary that is subject to any such agreement (including with respect to any Intercreditor Agreement or Additional Intercreditor Agreement, the addition of provisions relating to new Indebtedness ranking junior in right of payment to the Notes), (3) add Restricted Subsidiaries or Guarantors to the Intercreditor Agreement or an Additional Intercreditor Agreement, (4) further secure the Notes (including Additional Notes) and the Guarantees, (5) make provision for equal and ratable pledges of the Collateral to secure Additional Notes, (6) implement any Permitted Collateral Liens, (7) amend the Intercreditor Agreement or any Additional Intercreditor Agreement in accordance with the terms thereof or (8) make any other change to any such agreement that does not adversely affect the Holders in any material respect. The Issuer shall not otherwise direct the Trustee or the Security Agent to enter into any amendment to the Intercreditor Agreement or any Additional Intercreditor Agreement, except as otherwise permitted under Section [9.02], and the Issuer may only direct the Trustee and the Security Agent to enter into any amendment to the extent such amendment does not impose any personal obligations on the Trustee or Security Agent or, in the opinion of the Trustee or the Security Agent, as applicable, adversely affect their respective rights, duties, liabilities or immunities under this Indenture or the Intercreditor Agreement or an Additional Intercreditor Agreement.

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In relation to the Intercreditor Agreement or any Additional Intercreditor Agreement, the Trustee (and Security Agent, if applicable) shall consent on behalf of the Holders to the payment, repayment, purchase, repurchase, defeasance, acquisition, retirement or redemption of any obligations subordinated to the Notes thereby; provided, however, that such transaction would comply with Section 4.07.

Article XIII.
Miscellaneous

Section 13.01      [Reserved].

Section 13.02      Notices. Any notice or communication shall be in writing and delivered in person or mailed by first-class mail or sent by facsimile (with a hard copy delivered in person or by mail promptly thereafter) and addressed as follows:

if to AMC:

AMC Entertainment Holdings, Inc.

One AMC Way

11500 Ash Street

Leawood, KS 66211

Attention: General Counsel

if to the Issuer:

Odeon Finco PLC

8th Floor, 1 Stephen Street

London W1T 1AT

United Kingdom

if to the Trustee:

U.S. Bank Corporate Trust Services

60 Livingston Avenue

EP-MN-WS3C

St. Paul, MN 55107

Attention of: Donald T. Hurrelbrink

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provided, however, that any reports provided pursuant to Section 4.13 may be communicated via email to the following address: donald.hurrelbrink@usbank.com (or to the email address of the then current representative of the Trustee).

The Issuer or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications. Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

Any notice or communication mailed to a Holder shall be mailed to the Holder at the Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

All notices, approvals, consents, requests and any communications under this Indenture must be in writing (provided that any communication sent to the Trustee must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign (or such other digital signature provider as specified in writing to the Trustee by the Issuer)), in English. The party providing electronic instructions agrees to assume all risks arising out of the use of digital signatures and electronic methods to submit communications to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties; provided, however, that the Trustee’s conduct does not constitute willful misconduct, negligence or bad faith.

Section 13.03      Communication by Holders with Other Holders. Holders may communicate pursuant to TIA Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Issuer, the Trustee, the Registrar and anyone else shall have the protection of TIA Section 312(c).

Section 13.04      Certificate and Opinion as to Conditions. Except as otherwise specified in this Indenture, upon any request or application by the Issuer to the Trustee to take or refrain from taking any action under this Indenture, the Issuer shall furnish to the Trustee:

(a)            an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b)            an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

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Section 13.05      Statements Required in Certificate or Opinions. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture shall include:

(a)            a statement that the individual making such certificate or opinion has read such covenant or condition;

(b)            a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)            a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)            a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by, the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

Any certificate or opinion of an officer of the Issuer may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous. Any such certificate or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of the Issuer stating that the information with respect to such factual matters is in the possession of the Issuer, unless such counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument

Section 13.06      When Notes Disregarded. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer or the Guarantors or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with of them shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Trust Officer knows are so owned shall be so disregarded. Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

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Section 13.07      Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by or a meeting of Holders. The Registrar and the Paying Agent or co-registrar may make reasonable rules for their functions.

Section 13.08      Legal Holidays. A “Legal Holiday” is a Saturday, a Sunday or a day on which banking institutions are not required to be open in the States of New York, London or Missouri. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.

Section 13.09      Governing Law. THIS INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 13.10      Consent to Jurisdiction and Service. The Issuer and each Odeon Guarantor (if any) (i) agree that any legal suit, action or proceeding against the Issuer or any Odeon Guarantor arising out of or based upon this Indenture, the Notes or any Odeon Guarantee or the transactions contemplated hereby may be instituted in any U.S. Federal or state court in the Borough of Manhattan, The City of New York court and (ii) waive, to the fullest extent they may effectively do so, any objection which they may now or hereafter have to the laying of venue of any such proceeding. The Issuer and each Odeon Guarantor has appointed (and any Subsidiary Guarantor becoming a Guarantor shall appoint) AMC as their authorized agent (the “Authorized Agent”) upon whom process may be served in any such action arising out of or based on this Indenture, the Notes or the transactions contemplated hereby which may be instituted in any New York court, expressly consent to the jurisdiction of any such court in respect of any such action, and waive any other requirements of or objections to personal jurisdiction with respect thereto. The Issuer and each Odeon Guarantor represents and warrants that the Authorized Agent has agreed to act as such agent for service of process and agrees to take any and all action, including the filing of any and all documents and instruments that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent and written notice of such service to the Issuer and each Odeon Guarantor, if any, shall be deemed, in every respect, effective service of process upon the Issuer and each Odeon Guarantor, if any.

Section 13.11      No Recourse Against Others. A director, officer, employee or stockholder, as such, of the Issuer and the Guarantors shall not have any liability for any obligations of the Issuer or the Guarantors under the Notes or this Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the Notes.

Section 13.12      Successors. All agreements of the Issuer and each Guarantor in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.

Section 13.13      Separability Clause. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

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Section 13.14      Reliance on Financial Data. In computing any amounts under this Indenture: (a) to the extent relevant, the Company shall use audited financial statements of the Company, its Subsidiaries, any Person that would become a Subsidiary in connection with the transaction that requires the computation and any Person from which the Company or a Subsidiary has acquired an operating business, or is acquiring an operating business in connection with the transaction that requires the computation (each such Person whose financial statements are relevant in computing any particular amount, a “Relevant Person”) for the period or portions of the period to which the computation relates for which audited financial statements are available on the date of computation and unaudited financial statements and other current financial data based on the books and records of the Relevant Person or Relevant Persons, as the case may be, to the extent audited financial statements for the period or any portion of the period to which the computation relates are not available on the date of computation; and (b) the Company shall be permitted to rely in good faith on the financial statements and other financial data derived from the books and records of any Relevant Person that are available on the date of the computation.

Section 13.15      Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Indenture or any document to be signed in connection with this Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Section 13.16      Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

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IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

ODEON FINCO PLC

By:	/s/ Mark J. Way
Name: Mark J. Way
Title: Director

Odeon Cinemas Group Limited

By:	/s/ Mark J. Way
Name: Mark J. Way
Title: Director

Odeon and UCI Cinemas Holdings Limited

By:	/s/ Mark J. Way
Name: Mark J. Way
Title: Director

Odeon Cinemas Holdings Limited

By:	/s/ Mark J. Way
Name: Mark J. Way
Title: Director

United Cinemas International Acquisitions Limited

By:	/s/ Mark J. Way
Name: Mark J. Way
Title: Director

United Cinemas International (UK) Limited

By:	/s/ Mark J. Way
Name: Mark J. Way
Title: Director

Odeon Cinemas Limited

By:	/s/ Mark J. Way
Name: Mark J. Way
Title: Director

ABC Cinemas Limited

By:	/s/ Mark J. Way
Name: Mark J. Way
Title: Director

Odeon Cinemas (RL) Limited

By:	/s/ Mark J. Way
Name: Mark J. Way
Title: Director

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee and Security Agent

By:	/s/ Donald T. Hurrelbrink
	Name:	Donald T. Hurrelbrink
	Title:	Vice President

Exhibit A

PROVISIONS RELATING TO INITIAL NOTES

I.	DEFINITIONS

For the purposes of this Exhibit A the following terms shall have the meanings indicated below:

“Additional Notes” means the 12.750% Senior Secured Notes due 2027, to be originally issued from time to time in one or more series as provided for in this Indenture.

“Applicable Procedures” means, with respect to any transfer or transaction involving a Regulation S Global Note or beneficial interest therein, the rules and procedures of the Depository for such Global Note, Euroclear and Clearstream, in each case to the extent applicable to such transaction and as in effect from time to time.

“Clearstream” means Clearstream Banking, société anonyme.

“Definitive Note” means a certificated Note bearing, if required, the restricted securities legend set forth in Section 2.3(e)(i).

“Depository” means The Depository Trust Company, its nominees and their respective successors.

“Distribution Compliance Period”, with respect to any Notes, means the period of 40 consecutive days beginning on and including the later of (i) the day on which such Notes are first offered to persons other than distributors (as defined in Regulation S under the Securities Act) in reliance on Regulation S, notice of which day shall be promptly given by the Issuer to the Trustee and (ii) the Issue Date, and with respect to any Additional Notes that are Transfer Restricted Notes, it means the comparable 40 consecutive days.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear Clearance System or any successor securities clearing agency.

“Global Notes” means the Rule 144A Global Note and the Regulation S Global Note with respect to the notes.

“Global Notes Legend” means the legend appearing under such title on Appendix 1 to this Exhibit A.

“Initial Notes” means the 12.750% Senior Secured Notes due 2027 in the aggregate principal amount of $400,000,000, issued on October 20, 2022.

“OID Legend” means the legend appearing under such title on Appendix 1 to this Exhibit A.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Notes” means all Initial Notes offered and sold outside the United States in reliance on Regulation S.

“Restricted Notes Legend” means any of the restricted securities legends set forth in Section 2.3(e)(i) herein.

“Rule 144A” means Rule 144A under the Securities Act.

“Rule 144A Notes” means all Notes offered and sold to QIBs in reliance on Rule 144A.

“Notes” means the Initial Notes and the Additional Notes treated as a single class.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Custodian” means the custodian with respect to a Global Note or any successor person thereto, who shall initially be the Trustee, with respect to the Global Notes.

“Transfer Restricted Notes” means Definitive Notes and any other Notes that bear or are required to bear the legend set forth in Section 2.3(e)(i) hereto.

1.1            Other Definitions.

Term	Defined in Section
“Agent Members”	2.1(b)
“Global Notes”	2.1(b)
“Regulation S Global Notes”	2.1(b)
“Rule 144A Global Notes”	2.1(b)

II.	THE NOTES

2.1            Form and Dating. (a) The Initial Notes and any Additional Notes will be offered and sold by the Issuer, from time to time, pursuant to one or more purchase agreements. Unless registered or exempt from registration under the Securities Act, the Initial Notes and any Additional Notes will be resold, initially only to QIBs in reliance on Rule 144A and to non-U.S. persons in reliance on Regulation S. Initial Notes and Additional Notes so issued may thereafter be transferred to, among others, QIBs and purchasers in reliance on Regulation S, subject to the restrictions on transfers set forth herein.

(b)            Global Notes. Each series of Rule 144A Notes shall be issued initially in the form of one or more permanent global notes in fully registered form (the “Rule 144A Global Note”) and Regulation S Notes shall be issued initially in the form of one or more global Regulation S Global Notes (the “Regulation S Global Note”), in each case without interest coupons and bearing the Global Notes Legend, OID Legend and Restricted Notes Legend, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Securities Custodian, and registered in the name of the Depository or a nominee of the Depository, duly executed by the Issuer and authenticated by the Trustee as provided in this Indenture. The Rule 144A Global Note and the Regulation S Global Note are each referred to herein as a “Global Note” and are collectively referred to herein as “Global Notes.” The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depository or its nominees and on the schedules thereto as hereinafter provided.

(c)            Book-Entry Provisions. This Section 2.1(c) shall apply only to a Global Note deposited with or on behalf of the Depository.

The Issuer shall execute and the Trustee shall, in accordance with this Section 2.1(c) and pursuant to an order of the Issuer, authenticate and deliver initially one or more Global Notes that (a) shall be registered in the name of the Depository for such Global Note or Global Notes or the nominee of the Depository and (b) shall be delivered by the Trustee to the Depository pursuant to instructions of the Depository, or held by the Securities Custodian.

Members of, or participants in, the Depository (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository or by the Securities Custodian or under such Global Note, and the Depository may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices of the Depository governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(d)            Definitive Notes. Except as provided in Section 2.3, owners of beneficial interests in Global Notes will not be entitled to receive physical delivery of certificated Notes.

2.2            Authentication. The Trustee shall authenticate and deliver: (a) Initial Notes for original issue in an aggregate principal amount of $400,000,000, (b) any Additional Notes, if and when issued pursuant to this Indenture; in each case upon a written order of the Issuer signed by two Officers. Such order shall specify the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated and whether the Notes are to be Initial Notes or Additional Notes.

2.3            Transfer and Exchange. (a) Transfer and Exchange of Definitive Notes. When Definitive Notes are presented to the Registrar or a co-registrar with a request:

(i)            to register the transfer of such Definitive Notes; or

(ii)            to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations, the Registrar or co-registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:

(1)            shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer and the Registrar or co-registrar, duly executed by the Holder thereof or his attorney duly authorized in writing; and

(2)            are being transferred, or exchanged pursuant to an effective registration statement under the Securities Act or pursuant to clause (A), (B) or (C) below, and are accompanied by the following additional information and documents, as applicable:

(A)            if such Definitive Notes are being delivered to the Registrar by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect; or

(B)            if such Definitive Notes are being transferred to the Issuer, a certification to that effect; or

(C)            if such Definitive Notes are being transferred pursuant to an exemption from registration in accordance with Rule 144 under the Securities Act or pursuant to or in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904, (i) a certification to that effect and (ii) if the Issuer so requests, an Opinion of Counsel or other evidence reasonably satisfactory to it as to the compliance with the restrictions set forth in the legend set forth in Section 2.3(e)(i).

(b)            Restrictions on Transfer of a Definitive Note for a Beneficial Interest in a Global Note. A Definitive Note may not be exchanged for a beneficial interest in a Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Note, duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer and the Registrar, together with;

(i)            certification (in the form set forth on the reverse side of the Initial Note) that such Definitive Note is being transferred (1) to a QIB in accordance with Rule 144A or (2) outside the United States in an offshore transaction within the meaning of Regulation S and in compliance with Rule 904 under the Securities Act, which certification shall be accompanied by a signed letter substantially in the form of Exhibit B; and

(ii)            written instructions directing the Trustee to make, or to direct the Securities Custodian to make, an adjustment on its books and records with respect to such Global Note to reflect an increase in the aggregate principal amount of the Note represented by the Global Note, such instructions to contain information regarding the Depository to be credited with such increase, then the Trustee shall cancel such Definitive Note and cause, or direct the Securities Custodian to cause, in accordance with the standing instructions and procedures existing between the Depository and the Securities Custodian, the aggregate principal amount of Notes represented by the Global Note to be increased by the aggregate principal amount of the Definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Global Note equal to the principal amount of the Definitive Note so canceled. If no Global Notes are then outstanding and the Global Note has not been previously exchanged for certificated securities pursuant to Section 2.4, the Issuer shall issue and the Trustee shall authenticate, upon written order of the Issuer in the form of an Officers’ Certificate, a new Global Note in the appropriate principal amount.

(c)            Transfer and Exchange of Global Notes.

(i)            The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depository in accordance with this Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depository therefor. A transferor of a beneficial interest in a Global Note shall deliver a written order given in accordance with the procedures of the Depository containing information regarding the participant account of the Depository to be credited with a beneficial interest in the Global Note and such account shall be credited in accordance with such instructions with a beneficial interest in the Global Note and the account of the Person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Note being transferred. Transfers by an owner of a beneficial interest in the Rule 144A Global Note to a transferee who takes delivery of such interest through the Regulation S Global Note, whether before or after the expiration of the Distribution Compliance Period, shall be made only upon receipt by the Trustee of a certification in the form provided on the reverse of the Initial Notes from the transferor to the effect that such transfer is being made in accordance with Regulation S or (if available) Rule 144 under the Securities Act or pursuant to or in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and that, if such transfer is being made prior to the expiration of the Distribution Compliance Period, the interest transferred shall be held immediately thereafter through Euroclear or Clearstream.

(ii)            If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of Global Note from which such interest is being transferred.

(iii)            Notwithstanding any other provisions of this Exhibit A (other than the provisions set forth in Section 2.4), a Global Note may not be transferred as a whole except by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor depository or a nominee of such successor depository.

(iv)            In the event that a Global Note is exchanged for Notes in definitive registered form pursuant to Section 2.4, such Notes may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of this Section 2.3 (including the certification requirements set forth on the reverse, of the Initial Notes or Additional Notes intended to ensure that such transfers comply with Rule 144A, Regulation S or such other applicable exemption from registration under the Securities Act, as the case may be) and such other procedures as may from time to time be adopted by the Issuer.

(d)            Restrictions on Transfer of Regulation S Global Note. (i) Prior to the expiration of the Distribution Compliance Period, interests in the Regulation S Global Note may only be held through Euroclear or Clearstream. During the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note may only be sold, pledged or transferred through Euroclear or Clearstream in accordance with the Applicable Procedures and only (1) so long as such security is eligible for resale pursuant to Rule 144A, to a person whom the selling holder reasonably believes is a QIB that purchases for its own account or for the account of a QIB to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, (2) in an offshore transaction in accordance with Regulation S, (3) pursuant to an exemption from registration under the Securities Act provided by Rule 144 (if applicable) under the Securities Act, or (4) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States. Prior to the expiration of the Distribution Compliance Period, transfers by an owner of a beneficial interest in the Regulation S Global Note to a transferee who takes delivery of such interest through the Rule 144A Global Note shall be made only in accordance with Applicable Procedures and upon receipt by the Trustee of a written certification from the transferor of the beneficial interest in the form provided on the reverse of the Initial Notes to the effect that such transfer is being made to a QIB within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A. Such written certification shall no longer be required after the expiration of the Distribution Compliance Period.

(ii)            Upon the expiration of the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note shall be transferable in accordance with applicable law and the other terms of this Indenture.

(e)            Legend.

(i)            Except as permitted by the following paragraphs (ii) and (iii), each certificate evidencing the Global Notes and the Definitive Notes and the Regulation S Global Note (prior to the expiration of the Distribution Compliance Period) (and all Notes issued in exchange therefor or in substitution thereof), shall bear a legend in substantially the following form:

THIS SECURITY (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), AND THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS SECURITY IS HEREBY NOTIFIED THAT THE SELLER OF THIS SECURITY MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE ISSUER THAT

(A) THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) IN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (II) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT, (III) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (IV) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (IV) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.

Prior to the Distribution Compliance Period, each Regulation S Global Note will also bear the following additional legend:

THIS SECURITY (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.

Each Definitive Note will also bear the following additional legend:

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

(ii)            Upon any sale or transfer of a, Transfer Restricted Note (including any Transfer Restricted Note represented by a Global Note) pursuant to Rule 144 under the Securities Act or pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904:

(A)            in the case of any Transfer Restricted Note that is a Definitive Note, the Registrar shall permit the Holder thereof to exchange such Transfer Restricted Note for a Definitive Note that does not bear the legends set forth above and rescind any restriction on the transfer of such Transfer Restricted Note; and

(B)            in the case of any Transfer Restricted Note that is represented by a Global Note, the Registrar shall permit the beneficial owner thereof to exchange such Transfer Restricted Note for a beneficial interest in a Global Note that does not bear the legends set forth above and rescind any restriction on the transfer of such Transfer Restricted Note, in either case, if the Holder certifies in writing to the Registrar that its request for such exchange was made in reliance on Rule 144 or in reliance on an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 (such certification to be in the form set forth on the reverse of the Initial Note).

(iii)            Upon a sale or transfer after the expiration of the Distribution Compliance Period of any Initial Note acquired pursuant to Regulation S, all requirements that such Initial Note bear any Restricted Notes Legend shall cease to apply and the requirements requiring any such Initial Note be issued in global form shall continue to apply.

(iv)            Each certificate evidencing the Global Notes and the Definitive Notes and the Regulation S Global Note (and all Notes issued in exchange therefor or in substitution thereof), shall bear a legend in substantially the following form:

THIS NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. FOR INFORMATION REGARDING THE ISSUE PRICE, THE TOTAL AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE, AND THE YIELD TO MATURITY OF THIS NOTE, PLEASE CONTACT THE COMPANY AT: C/O AMC ENTERTAINMENT HOLDINGS, INC., ONE AMC WAY, 11500 ASH STREET LEAWOOD, KS 66211, ATTN: CHIEF FINANCIAL OFFICER.

(f)            Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for certificated or Definitive Notes, redeemed, repurchased or canceled, such Global Note shall be returned by the Depository to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for certificated or Definitive Notes, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Securities Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Securities Custodian, to reflect such reduction.

(g)            Obligations with Respect to Transfers and Exchanges of Notes.

(i)            To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate certificated Notes, Definitive Notes and Global Notes at the Registrar’s or co-registrar’s request.

(ii)            No service charge shall be made for any registration of transfer or exchange, but the Issuer or the Trustee may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon exchange or registration of transfer pursuant to Sections 3.06, 4.12 and 9.05 of this Indenture).

(iii)            The Registrar or co-registrar shall not be required to register the transfer of or exchange of any Note for a period beginning 10 days before the mailing of a notice of redemption or an offer to repurchase Notes or 10 days before an interest payment date.

(iv)            Prior to the due presentation for registration of transfer of any Note, the Issuer, the Trustee, the Paying Agent, the Registrar or any co-registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuer, the Trustee, the Paying Agent, the Registrar or any co-registrar shall be affected by notice to the contrary.

(v)            All Notes issued upon any registration of transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such registration of transfer or exchange.

(h)            No Obligation of the Trustee.

(i)            The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depository or any other Person with respect to the accuracy of the records of the Depository or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depository) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to the registered Holders (which shall be the Depository or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depository subject to the applicable rules and procedures of the Depository. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its members, participants and any beneficial owners.

(ii)            The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depository participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

2.4            Certificated Notes.

(a)            Any Global Note deposited with the Depository or with the Trustee as Securities Custodian pursuant to Section 2.1(b) shall be transferred to the beneficial owners thereof in the form of certificated Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if (i) the Depository notifies the Issuer that it is unwilling or unable to continue as a depository for such Global Note or if at any time the Depository ceases to be a “clearing agency” registered under the Exchange Act, and a successor depositary is not appointed by the Issuer within 90 days of such notice, or (ii) a Default or an Event of Default has occurred and is continuing under this Indenture or (iii) the Issuer, in its sole discretion, notifies the Trustee in writing that it elects to cause the issuance of certificated Notes under this Indenture.

(b)            Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.4 shall be surrendered by the Depository to the Trustee located in the Borough of Manhattan, The City of New York, to be so transferred, in whole or from time to time in part, without charge (although the Issuer may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith), and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of certificated Notes of authorized denominations. Certificated Notes issued in exchange for any portion of a Global Notes transferred pursuant to this Section shall be executed, authenticated and delivered only in denominations of $200,000, and integral multiples of $1,000, in excess thereof and registered in such names as the Depository shall direct. Any certificated Note delivered in exchange for an interest in the Global Note shall, except as otherwise provided by Section 2.3(c), bear the restricted securities legend set forth in Appendix I to this Exhibit A.

(c)            The registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action that a Holder is entitled to take under this Indenture or the Notes.

(d)            In the event of the occurrence of any of the events specified in Section 2.4(a)(i), (ii) or (iii), the Issuer will promptly make available to the Trustee a reasonable supply of certificated Notes in definitive, fully registered form without interest coupons.

APPENDIX I
to EXHIBIT A

[FORM OF FACE OF INITIAL NOTE]
[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[Transfer Restricted Notes Legend]

THIS SECURITY (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), AND THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS SECURITY IS HEREBY NOTIFIED THAT THE SELLER OF THIS SECURITY MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE ISSUER THAT (A) THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) IN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (II) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT, (III) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (IV) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (IV) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.

[Regulation S Legend]

THIS SECURITY (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.

[Definitive Notes Legend]

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

[OID Legend]

THIS NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. FOR INFORMATION REGARDING THE ISSUE PRICE, THE TOTAL AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE, AND THE YIELD TO MATURITY OF THIS NOTE, PLEASE CONTACT THE COMPANY AT: C/O AMC ENTERTAINMENT HOLDINGS, INC., ONE AMC WAY, 11500 ASH STREET LEAWOOD, KS 66211, ATTN: CHIEF FINANCIAL OFFICER.

[FORM OF FACE OF INITIAL NOTE]

12.750% SENIOR SECURED NOTES DUE 2027

No.	CUSIP No.:
ISIN:

ODEON FINCO PLC, a public limited liability company incorporated under the laws of England and Wales, promises to pay to CEDE & CO., or registered assigns, the principal sum of $ (      ) on November 1, 2027.

Interest Payment Dates: May 1 and November 1, commencing May 1, 2023.

Record Dates: April 15 and October 15.

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed as of the _____ day of _______________

ODEON FINCO PLC

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF
AUTHENTICATION

U.S. Bank Trust Company, National Association as Trustee,
certifies that this is one of the Notes
referred to in the Indenture.

By:
Authorized Officer

Additional provisions of this Note are set forth on the other side of this Note.

[FORM OF REVERSE SIDE OF INITIAL NOTE]

12.750% Senior Secured Note due 2027

1.               Interest. Odeon Finco PLC, a public limited liability company incorporated under the laws of England and Wales (the “Issuer”), a direct subsidiary of Odeon Cinemas Group Limited (the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Issuer will pay interest semiannually, in arrears, on May 1 and November 1 of each year, commencing May 1, 2023, in immediately available funds. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

2.               Method of Payment

The Issuer will pay interest on the Notes (except defaulted interest) to the Persons who are registered holders of Notes at the close of business on the April 15 or October 15 next preceding the interest payment date even if the Notes are canceled after the record date and on or before the interest payment date. Holders must surrender the Notes to a Paying Agent to collect principal payments. The Issuer will pay principal and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Note (including principal, premium and interest) will be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company (the “Depository”). The Issuer will make all payments in respect of a certificated Note (including principal, premium and interest) by mailing a check to the registered address of each Holder thereof; provided, however, that payments on the Notes may also be made, in the case of a Holder of at least $2,000,000 aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3.               Paying Agent and Registrar

Initially, U.S. Bank Trust Company, National Association, a national banking association (the “Trustee”), will act as Paying Agent and Registrar. The Issuer may appoint and change any Paying Agent, Registrar or co-registrar without notice. The Issuer or any of its domestic Wholly Owned Subsidiaries may act as Paying Agent, Registrar or co-registrar.

4.               Indenture

The Issuer issued the Notes under an Indenture dated as of October 20, 2022 (the “Indenture”), among the Issuer, the Company, the Guarantors party thereto from time to time, the Trustee and the Security Agent. The terms of the Notes include those stated in the Indenture and the AMC Guarantee and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. 77aaa-77bbbb) as in effect on the date of the Indenture (the “TIA”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of those terms.

The Notes are senior secured obligations of the Issuer and can be issued in an initial amount of up to $400,000,000 and additional amounts as part of the same series under the Indenture which are unlimited (subject to Sections 2.01 and 2.10 of the Indenture). The Indenture imposes certain limitations on the ability of the Issuer and its Subsidiaries to, among other things, incur additional indebtedness, pay dividends or make distributions in respect of their capital stock, purchase or redeem capital stock, enter into transactions with stockholders or certain affiliates, create liens or consolidate, merge or sell all or substantially all of the Issuer’s assets. These limitations are subject to significant exceptions.

5.               Mandatory Redemption.

The Issuer shall not be required to make any mandatory redemption with respect to the Notes.

6.               Optional Redemption

Except as set forth herein, the Notes may not be redeemed prior to November 1, 2024. On and after that date, the Issuer may redeem the Notes in whole at any time or in part from time to time at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the date of redemption), if redeemed during the 12-month period beginning on November 1 of the years set forth below:

Period	Redemption Price
2024	106.375%
2025	103.188%
2026 and thereafter	100.000%

Prior to November 1, 2024 the Issuer may on any one or more occasions redeem up to 35% of the original aggregate principal amount of the Notes at a redemption price of 112.75% of the principal amount thereof with the net cash proceeds of one or more Equity Offerings, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that:

(1)              at least 65% of the original aggregate principal amount of the Initial Notes remains outstanding after each such redemption; and

(2)              the redemption occurs within 120 days after the closing of such Equity Offering.

In addition, at any time and from time to time prior to November 1, 2024, the Issuer may, at its option, redeem all or a portion of the Notes at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium with respect to the Notes plus accrued and unpaid interest, if any, thereon to the redemption date. Notice of such redemption must be sent to Holders of the Notes called for redemption not less than 10 or more than 60 days prior to the redemption date. The notice need not set forth the Applicable Premium but only the manner of calculation of the redemption price. The Indenture provides that, with respect to any such redemption, the Issuer will notify the Trustee of the Applicable Premium with respect to the Notes promptly after the calculation and that the Trustee will not be responsible for such calculation.

The Issuer may redeem the Notes pursuant to one or more of the relevant provisions in the Indenture, and a single notice of redemption may be delivered with respect to redemptions made pursuant to different provisions. Any such notice may provide that redemptions made pursuant to different provisions will have different redemption dates and, with respect to redemptions that occur on the same date, may specify the order in which such redemptions are deemed to occur. In addition, notice of any redemption of, or any offer to purchase, the Notes may, at the Issuer’s discretion, be given in connection with an Equity Offering, other transaction (or series of related transactions) or an event that constitutes a Change of Control and prior to the completion or the occurrence thereof, and any such redemption or purchase may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of the related Equity Offering, transaction or event, as the case may be. In addition, if such redemption or purchase is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the redemption date or purchase date may be delayed until such time (including more than 60 days after the date the notice of redemption or offer to purchase was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied or waived, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the redemption date or purchase date or by the redemption date or purchase date as so delayed, or such notice or offer may be rescinded at any time in the Issuer’s discretion if the Issuer reasonably believes that any or all of such conditions will not be satisfied or waived. In addition, the Issuer may provide in such notice or offer that payment of the redemption or purchase price and performance of the Issuer’s obligations with respect to such redemption or offer to purchase may be performed by another Person.

If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest will be paid to the Person in whose name the Notes are registered at the close of business on such record date, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Issuer.

On and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

7.               Sinking Fund

The Notes are not subject to any sinking fund.

8.               Notice of Redemption

Notice of redemption shall be sent to the holders electronically or by first class mail, with a copy to the Trustee or the Registrar, as applicable, to each holder of Notes to the address of such holder appearing in the security register or otherwise in accordance with the procedures of the Depository not less than 10 nor more than 60 days prior to the redemption date. Notice of any redemption upon any Equity Offering may be given prior to the completion of the related Equity Offering. Notes in denominations larger than $200,000 may be redeemed in part but only in integral multiples of $1,000. If money sufficient to pay the redemption price of and accrued interest on all Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date interest ceases to accrue on such Notes (or such portions thereof) called for redemption.

9.               Repurchase at the Option of Holders upon Change of Control

Upon a Change of Control, the Issuer will be required to make an offer, subject to certain conditions specified in the Indenture, to repurchase all the Notes of each Holder at a purchase price equal to 101% of the principal amount of Notes to be repurchased plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the interest payment date that is on or prior to the date of purchase) as provided in, and subject to the terms of, the Indenture.

10.             Denominations; Transfer; Exchange

The Notes are in registered form in minimum denominations of $200,000 and integral multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or to transfer or exchange any Note for a period of 10 days prior to a selection of Notes to be redeemed or 10 days before an interest payment date.

11.             Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

12.             Unclaimed Money

If money for the payment of principal, premium or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Issuer at its written request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Issuer and not to the Trustee for payment.

13.             Discharge and Defeasance

Subject to certain conditions set forth in the Indenture, the Issuer at any time may terminate some of or all its obligations under the Notes and the Indenture if the Issuer deposits with the Trustee money or Government Securities for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

14.             Amendment, Supplement and Waiver

The Indenture, the Notes or the Subsidiary Guarantees may be amended or supplemented as provided in the Indenture.

15.             Defaults and Remedies

If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 30% in aggregate principal amount of the Notes then outstanding, subject to certain limitations, may declare all the Notes to be immediately due and payable. Certain events of bankruptcy or insolvency are Events of Default and shall result in the Notes being immediately due and payable upon the occurrence of such Events of Default without any further act of the Trustee or any Holder.

Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives reasonable indemnity or security. Subject to certain limitations, Holders of a majority in aggregate principal amount of the Notes then outstanding may direct the Trustee in its exercise of any trust or power under the Indenture. The Holders of a majority in aggregate principal amount of the Notes then outstanding, by written notice to the Issuer and the Trustee, may rescind any declaration of acceleration and its consequences if the rescission would not conflict with any judgment or decree, and if all existing Events of Default have been cured or waived except non-payment of principal or interest that has become due solely because of the acceleration.

16.             Security.

The Notes will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture and the Security Documents. The Trustee and the Security Agent, as the case may be, hold the Collateral in trust for the benefit of the Holders of the Notes, in each case pursuant to the Security Documents. Each Holder, by accepting this Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture and authorizes and directs the Security Agent to enter into the Security Documents on the Issue Date, and at any time after Issue Date, as applicable, and to perform its obligations and exercise its rights thereunder in accordance therewith.

17.             Trustee Dealings with the Issuer

Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Issuer or its Affiliates and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee.

18.             No Recourse Against Others

A director, officer, employee or stockholder, as such, of the Issuer shall not have any liability for any obligations of the Issuer under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

19.             Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

20.             Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

21.             Governing Law

THE INDENTURE, THIS NOTE AND THE SUBSIDIARY GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

22.             ISINs and CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused ISINs and/or CUSIP numbers to be printed on the Notes and has directed the Trustee to use ISINs and/or CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

A Holder of Notes may upon written request and without charge to the Holder receive a copy of the Indenture which has in it the text of this Note. Requests may be made to: Kevin M. Connor, General Counsel, One AMC Way, 11500 Ash Street, Leawood, Kansas 66211.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to (Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint _____________________ agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:

Sign exactly as your name appears on the other side of this Note.

In connection with any transfer of any of the Notes evidenced by this certificate occurring while the Notes are Transfer Restricted Notes after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Issuer or any Affiliate of the Issuer, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

☐     (1)     pursuant to an effective registration statement under the Securities Act of 1933; or

☐     (2)     to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933; or

☐     (3)     outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act of 1933 in compliance with Rule 904 under the Securities Act of 1933; or

☐     (4)     pursuant to another available exemption from registration provided by Rule 144 under the Securities Act of 1933; or

☐     (5)     (i) pursuant to and in compliance with an exemption from the registration requirements of the Securities Act of 1933 other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State in the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered holder thereof; provided, however, that if boxes (3), (4) or (5) are checked, the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Issuer has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

Date:

Your Signature:

Signature Guarantee:

Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of this Global Note is $65,063,000. The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Securities Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.12 (Change of Control) of the Indenture, check the box: ☐

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.12 of the Indenture, state the amount:

$

Date:	Your Signature:

(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee:

Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee.

TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:

Exhibit B

Form of Certificate To Be Delivered
in Connection with Transfers
Pursuant to Regulation S

U.S. Bank Trust Company, National Association

60 Livingston Avenue

St. Paul, Minnesota, 55107-1419

Attention: Donald T. Hurrelbrink

Re:	Odeon Finco PLC (the “Company”) 12.750 % Senior Secured Notes due 2027 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $[______] aggregate principal amount of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(1)           the offer of the Notes was not made to a person in the United States;

(2)           either (a) at the time the buy offer was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States, or (b) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither we nor any person acting on our behalf knows that the transaction has been prearranged with a buyer in the United States;

(3)           no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable;

(4)           the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act; and

(5)           we have advised the transferee of the transfer restrictions applicable to the Notes.

B-1

You, the Company and counsel for the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:
Authorized Signature

B-2

Exhibit C

FORM OF SUPPLEMENTAL INDENTURE TO ADD GUARANTORS

This Supplemental Indenture, dated as of [______], 20__ (this “Supplemental Indenture”) among [name of future Guarantor] (the “Subsidiary Guarantor”), a subsidiary of Odeon Cinemas Group Limited (together with its successors and assigns, the “Company”) and U.S. Bank Trust Company, National Association, as Trustee and Security Agent under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company, Odeon Finco PLC, a wholly-owned subsidiary of the Company (the “Issuer”), the Odeon Guarantors and the Trustee and Security Agent have heretofore executed and delivered an Indenture, dated as of October 20, 2022 (as amended, supplemented, waived or otherwise modified, the “Indenture”) providing for the issuance of 12.750% Senior Secured Notes due 2027 of the Issuer (the “Notes”);

WHEREAS, Section 4.11 of the Indenture provides that under certain circumstances the Subsidiary Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary Guarantor will unconditionally Guarantee, on a joint and several basis with the other Odeon Guarantors, the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Notes and all other obligations and liabilities of the Issuer under the Indenture on the terms and conditions set forth herein and under the Indenture (the “Subsidiary Guarantee”); and

WHEREAS, pursuant to Section 9.01 of this Indenture, the Trustee, the Company, the Issuer and the Odeon Guarantors are authorized to execute and deliver this Supplemental Indenture to amend or supplement this Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Subsidiary Guarantor, the Company, the Issuer, the other Odeon Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I

Definitions

SECTION 1.1 Defined Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

ARTICLE II

Agreement to be Bound; Guarantee

SECTION 2.1 Agreement to be Bound. The Subsidiary Guarantor hereby becomes a party to this Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under this Indenture. The Subsidiary Guarantor agrees to be bound by all of the provisions of this Indenture applicable to a Guarantor and to perform all of the obligations and agreements of a Guarantor under this Indenture.

SECTION 2.2 Guarantee. The Subsidiary Guarantor agrees, on a joint and several basis with all the existing Odeon Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes and the Trustee the Guarantor Obligations pursuant to Articles Eleven of this Indenture on a senior secured basis.

[Limitation of Guarantee Language for Subsidiary Guarantors incorporated in Germany to be added]

ARTICLE III

Miscellaneous

SECTION 3.1 Notices. All notices and other communications to the Subsidiary Guarantor shall be given as provided in the Indenture to the Subsidiary Guarantor, at its address set forth below, with a copy to AMC as provided in the Indenture for notices to AMC.

SECTION 3.2 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental indenture or this Indenture or any provision herein or therein contained.

SECTION 3.3 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.4 Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, this Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of this Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 3.5 Trustee not Responsible. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this [First] Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company and the Guarantors.

SECTION 3.6 Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

SECTION 3.7 Headings. The headings of the Articles and the Sections in this Guarantee are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written

[GUARANTOR],
as a Guarantor

By:
Name:
Title:
[Address]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

EXHIBIT D

AGREED SECURITY PRINCIPLES

AGREED SECURITY PRINCIPLES

The parties have agreed and acknowledged that their rights and obligations in relation to this transaction in respect of (i) the giving or taking of guarantees; (ii) the giving or taking of security; and (iii) all the rights and obligations associated with such giving or taking of guarantees and security, shall be subject to and limited by the agreed security principles set out in this Schedule (the “Agreed Security Principles”).

1	Description of security

(a)	Subject to these Agreed Security Principles, the parties agree that the overriding intention is for security in respect of the Finance Documents only to be granted:

(i)	by each Obligor incorporated in England and Wales (A) by way of fixed charge over its shares, certain intellectual property (as described in sub-paragraph (iii) below), receivables, bank accounts, intercompany receivables, any hedging agreements, licenses, consents and agreements held by it in connection with the use of its assets and goodwill and uncalled capital and (B) by way of assignment of its material insurance policies;

(ii)	by each Obligor incorporated in Finland, Germany, Spain and Sweden over (A) shares it owns in any entity in accordance with sub-paragraph (v) below, (B) any intercompany receivables and (C) bank accounts (without control over use and, in relation to Spanish law governed bank account pledges, without control over use until a Declared Default occurs);

(iii)	by each relevant Obligor incorporated in (A) England and Wales over its intellectual property in the Odeon brand; (B) Sweden over its intellectual property in the Filmstaden brand; (C) Germany, namely United Cinemas International Multiplex GmbH over its intellectual property in the UCI brand; and (D) Finland over its intellectual property in the Finnkino brand;

(iv)	using commercially reasonable efforts, by each Obligor (other than in relation to any Obligor incorporated under the laws of Germany or Ireland) over certain rights under (i) lease agreements and (ii) loyalty agreements (“Contracts”), provided that, without prejudice to paragraph 2(e) below, in each case, such security is permitted under the terms of the relevant Contract and any law or regulation applicable to the relevant Obligor; and

(v)	over shares in: (A) each Obligor incorporated in England and Wales (including the shares of Odeon Cinemas Group Limited pursuant to a third party share pledge) and (B) NCG Holding AB, Filmstaden AB, Filmstaden Media AB, United Cinemas International Multiplex GmbH, United Cinemas International Novoplex GmbH, United Cinemas International Kinoplex GmbH, Cinesa – Compañía de Iniciativas y Espectáculos, S.A. and Finnkino Oy (the “Transaction Share Pledges”),

and that no other security shall be required to be given by any other person or in relation to any other asset, save, in each case, as provided in paragraph (b) below (the “Overriding Principle”).

(b)	Obligors incorporated in England and Wales and Finland will grant a customary floating charge over all or substantially all of their assets located in their jurisdiction of incorporation, subject to customary carve-outs, which are required as a matter of law and/or contractual arrangements which impose restrictions on the provision of security over certain assets, in accordance with and subject to these Agreed Security Principles. In respect of any floating charge provided in Finland, the relevant Obligor will deliver an original signed business mortgage promissory note to the Finnish Patent and Registration Authority (or the Finnish legal counsel of the Security Agent) without undue delay after the security over the relevant intellectual property rights has been registered.

2	Certain Principles

The Agreed Security Principles embody the recognition by all parties that there may be certain legal and practical difficulties in obtaining effective or commercially reasonable guarantees and security from UK Newco and all members of the Group in which it has been agreed that guarantees and security will be granted by UK Newco (for the avoidance of doubt, UK Newco is not and will not be a Guarantor) and those members. In particular:

(a)	general legal and statutory limitations, regulatory restrictions, financial assistance, capital maintenance, corporate benefit, equity subordination, detrimental transactions and management insolvency liability rules, fraudulent preference, limitations of the granting of guarantee by holding companies, “interest stripping”, “earnings stripping”, “controlled foreign corporation”, transfer pricing or “thin capitalisation” rules, tax restrictions, exchange control restrictions, capital maintenance rules and “liquidity impairment” rules, retention of title claims and similar principles may prohibit, limit or otherwise restrict the ability of a member of the Group to provide a guarantee or security or may require that the guarantee or security be limited by an amount or otherwise. The Company and/or relevant security and/or guarantee provider will use reasonable efforts to assist in demonstrating that adequate corporate benefit accrues to each guarantor of guarantees and security. If any such limit applies, the guarantees and security provided (or the enforceability thereof) will be subject to customary limitation language and limited to the maximum amount which the relevant member of the Group may provide having regard to applicable law (including any jurisprudence) and the rules and principles outlined above and subject to fiduciary and applicable legal duties of management;

(b)	certain supervisory board, works council, regulator or regulatory board (or equivalent), or another external body’s or person’s consent, approval or advice may be required to enable a member of the Group to provide a guarantee or security. Such guarantee and/or security shall not be required unless such consent has been received provided that reasonable efforts have been used by the relevant member of the Group to obtain the relevant consent or advice to the extent permissible by law, regulation and custom and such consent has no material adverse impact on relationships with third parties;

(c)	the giving of a guarantee, the granting and the terms of security or the perfection of the security granted will not be required to the extent that it would, as reasonably determined by the Company, incur any legal fees, registration fees, notarisation and registration fees, stamp duty, taxes (including any corporate tax applicable to any guarantee fee that may due under applicable transfer pricing regulations) and any other fees or costs directly associated with such security or guarantee or limit the deductibility of interest expenses in amounts which are disproportionate to the benefit obtained by the Finance Parties;

(d)	where there is material incremental cost involved in creating security over all assets owned by an Obligor in a particular category the principle stated at paragraph (c) above shall apply and, subject to these Agreed Security Principles, only the material assets in that category shall be subject to security;

(e)	any assets subject to a legal requirement (including any requirement to obtain consent from customers pursuant to applicable data protection laws or regulations), contract, lease, licence, instrument, regulatory constraint (including any agreement with any government or regulatory body) or other third party arrangements (including shareholder agreements, joint venture agreements and cash pool arrangements relating to bank accounts) which may prevent those assets from being charged or assigned (or assets which, if charged or assigned, would give a third party the right to terminate or otherwise amend any rights, benefits and/or obligations of the Group in respect of those assets) will be excluded from any relevant security document and any requirement to give security or guarantee provided that, if the relevant asset is material and the Company determines (acting reasonably) that such efforts will not jeopardise commercial relationships with third parties, the relevant member of the Group will use reasonable efforts to obtain any necessary consent or waiver within forty five (45) days, provided further that if the relevant member of the Group has not been able to obtain such consent or waver, its obligation to obtain any consent or waiver will cease on the expiry of that forty five (45) day period;

(f)	members of the Group will not be required to give guarantees or enter into Transaction Security Documents if (i) it is not within the legal capacity of the relevant members of the Group to do so (ii) it results in the security document being null and void, or (iii) it would conflict with the fiduciary and legal duties of their directors, officers or employees, contravene any legal or regulatory prohibition, or regulatory condition or result in a risk of personal civil or criminal liability on the part of any director, officer or employee. The Security Agent or the other secured parties, as the case may be, shall discharge any guarantees and release any security which is or are subject to any legal or regulatory prohibition as is referred to in this paragraph as soon as reasonably practicable after becoming aware of such prohibition;

(g)	the giving of a guarantee, the granting of security or the perfection of security granted will not be required if it would be unduly burdensome or restrict the ability of the relevant member of the Group to conduct its operations and business in the ordinary course or as otherwise permitted by the Finance Documents and any requirement under these Agreed Security Principles to seek the consent of any person or to take or not take any other action shall be subject to this paragraph (g);

(h)	it is acknowledged that in certain jurisdictions, it may be impossible, impractical, or disproportionately costly to create guarantees or security over certain categories of assets, in which event guarantees or security will not be taken over such assets;

(i)	the security will be first ranking, to the extent possible, subject to any non-consensual liens and other liens mandatorily preferred by any applicable law and permitted under the Finance Documents;

(j)	information, such as lists of assets (including, without limitation, receivables), will be provided if, and only to the extent, required by local law to be provided to perfect or register the relevant security interests and when required, unless required to be provided by local law more frequently, will be provided annually or, following an Event of Default which is continuing, at the Security Agent’s reasonable request;

(k)	the maximum guaranteed or secured amount may be limited to minimise stamp duty, notarisation, registration or other applicable fees, taxes and duties where the benefit of increasing the guaranteed or secured amount is disproportionate to the level of such fees, taxes and duties (and, in any event, the maximum aggregate amount payable by the Group in respect of fees, costs, expenses, disbursements and VAT relating to the provision of guarantees and security shall be limited to an amount to be agreed between the Security Agent and the Company);

(l)	no perfection action will be required in jurisdictions where Obligors are not incorporated but perfection action may be required in respect of the Transaction Share Pledges in the jurisdiction of incorporation of the entity whose shares are being charged;

(m)	all security (other than share security, which shall in each case be subject in all respects to paragraph 7 below) shall be governed by the law of and secure assets located in the jurisdiction of incorporation of the Obligor;

(n)	subject to paragraph 4(c) below, the Security Agent will hold one set of security interests for the Secured Obligations (as defined in the Intercreditor Agreement) to the extent reasonably practicable taking into account local law considerations;

(o)	no guarantee or security will be required from or over ownership interests in, or over the assets of, (i) any entity incorporated in an Excluded Jurisdiction or (ii) any joint venture or similar arrangement or any company in which a member of the Group owns a minority interest;

(p)	security shall not be created to the extent that it would result in a Lender becoming subject to German non-resident tax liability as regards interest payable under a Facility and/or trigger a German withholding tax deduction (including any withholding tax deduction upon issuance of an administrative order by the competent German tax authorities), unless in each case such taxes are for the account of the relevant Lender and are not subject to any indemnification or gross- up obligation by any Obligor;

(q)	members of the Group will not be required to give guarantees or enter into security documents if they are not wholly owned by another member or members of the Group and no member of the Group will be required to grant security over shares in any entity which is not wholly-owned by members of the Group; and

(r)	no member of the Group that is subject to a license under any law or regulation that would prohibit or materially restrict the granting of security or giving of guarantees shall be required to grant any security or give any guarantees, provided that reasonable efforts to obtain consent or waivers from any relevant party shall be used by the relevant member of the Group if the relevant member of the Group is an Obligor and if, in the view of the Company (acting reasonably), granting such security or giving such guarantee will have no material adverse impact on relationships with third parties or otherwise force the relevant member of the Group or the Group to incur any material cost.

3	Terms of Guarantee and Security Documents

The following principles will be reflected in the terms of any guarantee and or security taken as part of this transaction:

(a)	security will not be enforceable or crystallise until the giving of notice by the Agent under paragraph (a) of Clause 23.16 (Acceleration) or by virtue of an automatic acceleration pursuant to paragraph (b) of Clause 23.16 (Acceleration) (a “Declared Default”);

(b)	subject to the Intercreditor Agreement, no claims will be made under guarantees, and security will not be enforceable, until the occurrence of a Declared Default;

(c)	no notices (and/or acknowledgement) of pledges or security interests will need to be delivered to third parties until the occurrence of a Declared Default (unless under the law applicable to such security, such notice (and/or acknowledgement) is required to be delivered in order to create or perfect the security and such notice (and/or acknowledgement) continues to allow the Obligor to freely deal with the relevant asset);

(d)	each security document (other than security documents which are required to be notarized in order to be valid and/or enforceable and may not consequently contain such a provision) will, to the extent legally possible under the law of the relevant jurisdiction, contain a clause which records that if there is a conflict between the security document and the Intercreditor Agreement then (to the extent permitted by law) the provisions of the Intercreditor Agreement shall take priority over the provisions of the security document;

(e)	the Security Agent will not have any rights to vote any of the shares held by the Group which are pledged to them or to block any funds being transferred between Group members prior to the date on which a Declared Default has occurred;

(f)	the security documents will not be unduly burdensome on the Obligor or interfere unreasonably with the operation of its business and should only operate to create or perfect security rather than to impose new commercial obligations;

(g)	with the exception of the tax and/or costs provisions which is advisable and/or required by law to repeat and/or include in the Transaction Security Documents governed by Italian law and/or to be perfected in Italy, in the Transaction Security Documents there will be no repetition or extension of clauses set out in the Finance Documents such as those relating to notices, access, cost and expenses, indemnities, tax gross up, distribution of proceeds and release of security; representations and undertakings shall be included in the security documents only to the extent relating to title or required by local law in order to create or perfect or ensure the priority of the security interest expressed to be created thereby (to the extent perfection is required by these Agreed Security Principles) (including customary provisions relating to the creation or perfection of security over the relevant class of assets);

(h)	representations in any Transaction Security Document shall be given only on the date on which such security document is executed and shall not otherwise repeat;

(i)	the Security Agent shall only be able to exercise any power of attorney granted to it under the security documents following the occurrence of a Declared Default;

(j)	the Transaction Security Documents should not operate so as to prevent transactions which are permitted under the Finance Documents or to require additional consents or authorisations;

(k)	where an Obligor is free to dispose of an asset forming part of the Transaction Security pursuant to the terms of the Finance Documents, the Security Agent is under an obligation to release such asset upon request by the Company and will be entitled to do so without the consent of any other Finance Party;

(l)	the Transaction Security Documents will not accrue interest on any amount in respect of which interest is accruing under the Finance Documents;

(m)	any rights of set off will not be exercisable until the occurrence of a Declared Default. Such rights shall apply only to reciprocal matured obligations due and payable to any Finance Party by an Obligor under a Finance Document;

(n)	the security documents will, where possible and practical, automatically create security over future assets of the same type as those already secured; where local law requires supplemental pledges to be delivered in respect of future acquired assets in order for effective security to be created over that class of asset, such supplemental pledges shall be provided at intervals no more frequently than annually (unless required more frequently under local law), except following a Declared Default;

(o)	no security will be taken over livestock, moveable plant, equipment or vehicles if it would require labelling, segregation, periodic listing, notification, mapping or specification of such livestock, moveable plant, equipment or vehicles prior to a Declared Default, unless required beforehand under local law in order to perfect the relevant security interests; and

(p)	no security governed by Italian law and/or granted by an entity incorporated in Italy shall secure the performance of obligations in violations of Italian mandatory rules, including, inter alia, any obligations to pay (i) any portion of interest exceeding the thresholds of the interest rate permitted under the Italian Usury Law (i.e., Italian Law No. 108 of 7 March 1996, as subsequently amended, supplemented and implemented from time to time) and related implementing rules and regulations and (ii) any portion of interest deriving from any compounding of interest which does not comply with Italian law.

4	Guarantees/Security

(a)	Subject to the due execution of all relevant security documents, completion of relevant perfection formalities within statutorily prescribed time limits, payment of all registration fees and documentary taxes, any other rights arising by operation of law and subject to any guarantee limitation and qualifications which may be set out in the Finance Documents and subject to the requirements of the Agreed Security Principles and any third party arrangements, including in paragraph 4(b) below, it is further acknowledged that the Security Agent (or, in the case of any Transaction Security Document governed by Finnish, Italian or Swedish law, the relevant secured parties represented by the Security Agent and in the case of any Transaction Security Document governed by Spanish law, the relevant secured parties) shall receive the benefit of an upstream, cross stream and downstream guarantee and the security will be granted to secure all liabilities of the Obligors under the Finance Documents subject to the Agreed Security Principles.

(b)	The maximum guaranteed or secured amount provided by a member of the Group may be limited to comply with any law or regulation in such member’s jurisdiction of incorporation, including laws relating to “corporate benefit” or insolvency directors liability as may be required by management to comply with its duties (fiduciary or otherwise).

(c)	To the extent legally effective, all security shall be given in favour of the Security Agent and not any secured party individually (or, in the case of any Transaction Security Document governed by Finnish, Italian or Swedish law, the relevant secured parties represented by the Security Agent and in the case of any Transaction Security Document governed by Spanish law, the relevant secured parties). “Parallel debt” provisions will be used where necessary (except with respect to any Transaction Security Documents governed by Spanish or Italian law); such provisions will be contained in the Intercreditor Agreement and not the individual Transaction Security Documents unless required under local laws.

(d)	There shall be no action required to be taken by any Obligor in relation to the guarantees or security when a secured party makes any transfer, unless required by law (and notwithstanding anything to the contrary, no member of the Group shall bear or otherwise be liable for any transfer taxes, any notarial, registration or perfection fees or any other costs, fees or expenses that result from any assignment or transfer following primary syndication of the Facilities, provided that this paragraph (d) shall be without prejudice to Clause 13 (Tax Gross Up and Indemnities) and paragraph (f) of Clause 24.2 (Conditions of Assignment or Transfer)). Notwithstanding the foregoing, it is stated that no member of the Group shall bear any costs related with the notarisation of any assignment or transfer done by any Finance Party under any Finance Document (if any).

(e)	Transaction Security Documents governed by Spanish law shall be notarized before a Spanish public notary together with the Finance Documents.

5	Bank Accounts

(a)	If an Obligor grants security over its bank accounts it shall be free to deal, operate and transact business in relation to those accounts (including opening and closing accounts) in the course of its business until the occurrence of a Declared Default and, in particular, will not be obliged to maintain a minimum (or positive) balance in the relevant bank account at all time. For the avoidance of doubt, there will be no “fixed” security over bank accounts, cash or receivables or any obligation to hold or pay cash or receivables in a particular account until the occurrence of a Declared Default. It is acknowledged and agreed that security over any Swedish bank accounts will consequently not be perfected.

(b)	Prior to the occurrence of a Declared Default, no notice (and/or acknowledgement) of security may be prepared or served if this would have a detrimental effect on the Obligor’s ability to carry out its ordinary course business operations.

(c)	Subject to paragraphs (a) and (b) above, any notification of security over bank accounts will be given to the bank(s) with whom the accounts are maintained within five (5) Business Days following execution of the relevant Transaction Security Document. If required under local law to perfect the security over bank accounts, the relevant Obligor shall use commercially reasonable efforts for a maximum period of 20 Business Days from the date of the notice to such bank to obtain an acknowledgment of the notice from the account bank.

(d)	Any security over bank accounts shall be subject to any security interests and any other rights (including but not limited to set off rights) in favour of the account bank which are created either by law or in the standard terms and conditions of the account bank (from time to time). Neither the Obligor nor the account bank shall be required to change its banking arrangements or standard terms and conditions in connection with the granting of bank account security. There will be no requirement to obtain any acknowledgements and/or consents from the relevant account bank.

(e)	Prior to the occurrence of a Declared Default, any Obligor shall be free to close any bank account at any time without any prior consent or notification requirement. If so closed, the security over such bank account shall be released.

(f)	If required under local law, security over bank accounts will be registered subject to the general principles set out in these Agreed Security Principles.

(g)	Bank account pledges governed by Spanish law shall be notarised by a Spanish notary.

6	Intercompany Receivables

(a)	Without prejudice to the Overriding Principle, if an Obligor grants security over its intercompany receivables, it shall be free to deal with those receivables in the course of its business or as otherwise permitted under the Finance Documents until the occurrence of a Declared Default.

(b)	No notice of security shall be prepared or served until the occurrence of a Declared Default (except in relation to any receivables pledged under a Transaction Security Document governed by Finnish, Spanish, German or Swedish law, however subject in all cases to the principle set out in paragraph (a) above). In relation to any receivables pledged under a Transaction Security Document governed by Finnish law, the relevant debtors which have already been notified of the pledges shall only be served a subsequent notice upon the occurrence of a Declared Default.

(c)	Subject to local law requirements, the execution by a debtor of a Transaction Security Document to which the creditor is a party (or, the execution of the Intercreditor Agreement by a debtor to the extent the debtor and creditor relating to the intercompany receivables are a party thereto) shall be deemed to be sufficient notification of Transaction Security to the relevant debtors provided that (i) a specific acknowledgement provision is included therein; and (ii) a German law governed security over intercompany receivables shall always be separately notified promptly (unverzüglich) after the execution of the relevant Transaction Security Document by using the relevant form attached to the respective Transaction Security Document..

(d)	If required under local law, security over intercompany receivables will be registered subject to the general principles set out in these Agreed Security Principles.

(e)	No list of receivables shall be required (except, in each case in relation to any receivables pledged under a Transaction Security Document governed by Finnish, Spanish or Swedish law) until a Declared Default has occurred.

(f)	Receivables pledges governed by Spanish law shall be notarised by a Spanish notary.

7	Shares

(a)	Security will be granted over shares in each Obligor, in accordance with and subject to these Agreed Security Principles. The shares held by an Obligor in a member of the Group that is not an Obligor shall not be required to be the subject of security.

(b)	The relevant security document will be governed by the laws of the jurisdiction of incorporation of the Obligor whose shares are subject to security, and not by the law of the jurisdiction of incorporation of the entity granting the security.

(c)	Where required for creation or perfection of security purposes by local law (and in relation to any shares pledged under a Transaction Security Document governed by English, Finnish, Spanish and/or Swedish law, on or promptly), following execution of the share charge, any existing share certificate(s) and a stock transfer form executed in blank (if applicable) will be provided to the Security Agent (or the secured parties in case of a Transaction Security Document governed by Spanish Law) and, where required by law, the share certificate or shareholders’ register will be endorsed or written up and the endorsed share certificate or a copy of the written up register provided to the Security Agent. If no share certificates have been issued in relation to the shares of a Finnish entity, such entity will not be required under the terms of the Transaction Security Documents to issue share certificates, however, a notice of pledge shall be served on the entity by the pledgor.

(d)	Unless a Declared Default has occurred, the pledgors shall be permitted to retain and to exercise voting rights attaching to any shares pledged by them in a manner which does not adversely affect the validity or enforceability of the security or cause an Event of Default to occur and the pledgors shall be permitted to receive and retain dividends on pledged shares and the company whose shares have been charged will be permitted to pay dividends upstream on pledged shares to the extent permitted under the Finance Documents with the proceeds to be available to the Group. The voting rights shall remain with the pledgors at all times prior to the occurrence of a Declared Default, provided that with respect to Security over shares in an entity incorporated in Germany, the voting rights remain with the pledgor at all times.

(e)	If required by law or regulation to perfect or enforce the security, the constitutional documents of the company whose shares have been pledged shall be amended to remove any restriction on the transfer or the registration of the transfer of the shares on the taking or enforcement of the security granted over them and shall not contain any provision in respect of redemption of its shares (Einziehung in Germany) or restrictions on the assignability and pledgeability of distribution rights (Gewinnbezugsrechte in Germany).

(f)	Any share pledge shall include therein, to the extent applicable, references to any financial collateral regulations applicable in the relevant jurisdiction (including, in the case of a pledge granted over the shares of any Spanish Entity, to the Spanish Royal Decree-law 5/2005, of 11 March on financial collateral, provided the pledgees are eligible to benefit of that security) and, particularly, to the sale and appropriate enforcement mechanism envisaged therein.

(g)	Share pledges over a member of the Group incorporated in Spain or Germany as a GmbH shall be notarized by a Spanish or German notary, respectively.

8	Insurance Policies

Without prejudice to the Overriding Principle, if an Obligor grants security over its material insurance policies which may be secured under the terms of the relevant policy:

(a)	insurance claims will be collected by the Obligor in the ordinary course of business until the occurrence of a Declared Default;

(b)	notice of any security interest over insurance policies will only be served on an insurer of the Group’s assets upon written request of the Security Agent, which may only be given after the occurrence of a Declared Default;

(c)	prior to a Declared Default, no loss payee or other annotation or endorsement shall be made on the insurance policy and no Finance Party shall be named as co-insured; and

(d)	no security will be granted with respect to insurance policies in respect of which the principal beneficiary is someone other than a member of the Group.

9	Intellectual Property

Without prejudice to the Overriding Principle, if an Obligor grants security over its intellectual property:

(a)	it shall be free to deal with, use and licence and otherwise commercialise those assets in the course of its business (including, without limitation, allowing its intellectual property to lapse if no longer material to its business or as otherwise permitted by the Finance Documents) or as otherwise permitted by the terms of the Finance Documents until the occurrence of a Declared Default;

(b)	no security shall be granted over any intellectual property which cannot be secured under the terms of the relevant licensing agreement. No notice shall be served to any third party from whom intellectual property is licensed until the occurrence of a Declared Default;

(c)	notice of any security interest over intellectual property will only be served on a third party from whom intellectual property is licensed upon written request of the Security Agent, which may only be given after the occurrence of a Declared Default;

(d)	if required by local law to perfect security, security over intellectual property will be required to be registered under the law of that security document, subject to the general principles set out in these Agreed Security Principles, save that no security over intellectual property shall be required to be registered in Spain until the occurrence of a Declared Default; and

(e)	security over intellectual property rights will be taken on an “as is, where is” basis and the Group will not be required to procure any changes to, or corrections of filings on, external registers.

(f)	Security and promissory security over intellectual property governed by Spanish law shall be notarised by a Spanish notary.

10	Trade Receivables

Without prejudice to the Overriding Principle, if an Obligor grants security over its material trade receivables:

(a)	it shall be free to deal with those receivables in the course of its business or as otherwise permitted under the Finance Documents until the occurrence of a Declared Default;

(b)	no notice of security may be served until the occurrence of a Declared Default;

(c)	no security will be granted over any trade receivables which cannot be secured under the terms of the relevant contract; and

(d)	trade receivables that are permitted to be sold or discounted (“qualified receivables financings”) shall not be pledged or secured, to the extent such financing is permitted under the Finance Documents. To the extent any property or assets (including trade receivables) are required to be released from the security in connection with or pursuant to such a “qualified receivables financing”, such property or assets shall be released automatically, if possible under the relevant law, or otherwise, at the request (and cost) of the relevant Obligor.

11	Contracts

Without prejudice to the Overriding Principle, if an Obligor grants security over its Contracts,

(a)	it shall be free to deal with those Contracts in the course of its business or as otherwise permitted under the Finance Documents until the occurrence of a Declared Default;

(b)	no perfection of security over Contracts shall be required and no notice of security may be served until the occurrence of a Declared Default; and

(c)	no security will be granted over any Contract which, without prejudice to paragraph 2(e) above, cannot be secured under the terms of the relevant contract or if it would have a material detrimental impact on the Obligor’s business relationship with the counterparty to the Contract.

12	Real Estate

(a)	No Obligor will be required to grant security over its real estate, provided that this shall not restrict any real property being secured under a floating charge (or other similar security) including under a security document which charges all of the assets of an Obligor.

(b)	There will be no obligation to investigate title, provide surveys or carry out any other insurance or environmental due diligence.

13	Release of Security

Unless required by local law, the circumstances in which the security shall be released shall not be dealt with in individual Transaction Security Documents but, if so required, shall, except to the extent required by local law, be the same as, or not conflict with, those set out in the Intercreditor Agreement.

Execution Version

EXHIBIT E

INTERCREDITOR AGREEMENT

___ October 2022

ODEON CINEMAS GROUP LIMITED
as the Company

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION
as Original Senior Secured Notes Trustee amd Security Agent

and others

INTERCREDITOR AGREEMENT

1

Execution Version

1.	Definitions and interpretation	1

2.	Ranking and priority	75

3.	Senior Lender Liabilities and Senior Secured Notes Liabilities	78

4.	Cash Management Providers and Cash Management Liabilities	85

5.	Hedge Counterparties and Hedging Liabilities	88

6.	Issue of Senior Secured Notes	96

7.	Second Lien Creditors and Second Lien Liabilities	97

8.	Senior Unsecured Creditors and Senior Unsecured Liabilities	112

9.	Investor Liabilities	128

10.	Intra-Group Lenders and Intra-Group Liabilities	132

11.	Effect of Insolvency Event	138

12.	Turnover of Receipts	141

13.	Redistribution	146

14.	Enforcement of Transaction Security prior to the Super Senior Designation Date	148

15.	Enforcement of Transaction Security on or after the Super Senior Designation Date	154

16.	Enforcement of Senior Unsecured Only Security	161

17.	Proceeds of Disposals and adjustment of Mandatory Prepayments	163

18.	Application of proceeds	177

19.	Equalisation	185

20.	New Debt Financings	191

21.	The Security Agent	195

22.	Change of Security Agent	217

23.	Changes to the Parties	221

24.	Costs and expenses	230

25.	Indemnities	232

26.	Information	233

27.	Notices	236

28.	Preservation	238

29.	Consents, Amendments and Override	240

30.	Notes Trustees	251

31.	Contractual recognition of bail in	258

32.	Acknowledgement Regarding any Supported QFCs	260

33.	Counterparts	261

34.	Governing law	261

35.	Enforcement	262

36.	Special Provisions Regarding Enforcement under the Laws of Spain	263

37.	Spanish Public Document	266

THIS AGREEMENT (this Agreement) is dated _______________ 2022 and made

BETWEEN:

(1)	ODEON CINEMAS GROUP LIMITED, a private limited company incorporated in England and Wales with company number 10246724 (the Company);

(2)	ODEON FINCO PLC, a public limited company incorporated in England and Wales with company number 13832770 as the Original Senior Secured Notes Issuer (the Original Senior Secured Notes Issuer);

(3)	THE COMPANIES listed in Schedule 5 (Original Debtors) as Original Debtors (the Original Debtors);

(4)	THE COMPANIES listed in Schedule 6 (Original Intra-Group Lenders) as Original Intra-Group Lenders (the Original Intra-Group Lenders);

(5)	AMERICAN MULTI-CINEMA, INC and AMC UK HOLDING LIMITED as Original Investors (the Original Investors);

(6)	AMC UK HOLDING LIMITED as Original Third Party Security Provider and Original Holdco (the Original Third Party Security Provider and the Original Holdco);

(7)	U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION as the Original Senior Secured Notes Trustee (the Original Senior Secured Notes Trustee);

(8)	U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION as Security Agent for the Secured Parties (the Security Agent); and

(9)	UPON ACCESSION, each other person that becomes a Party in accordance with the terms hereof.

IT IS AGREED as follows

1.	Definitions and interpretation

1.1	Definitions

In this Agreement:

1992 ISDA Master Agreement means the Master Agreement (Multicurrency Cross-Border) as published by the International Swaps and Derivatives Association, Inc;

2002 ISDA Master Agreement means the 2002 Master Agreement as published by the International Swaps and Derivatives Association, Inc;

Acceleration Event means a Senior Acceleration Event, a Senior Secured Notes Acceleration Event, a Second Lien Acceleration Event or a Senior Unsecured Acceleration Event;

Accession Undertaking means a deed substantially in the form set out in Schedule 2 (Form of Creditor/Agent Accession Undertaking);

Affiliate has the meaning given to the term Affiliate in the Original Senior Secured Notes Indenture;

Affiliated Debt Fund means any Affiliate of the Company (other than its Subsidiaries and other than any portfolio companies which are excluded in the definition of Ultimate Parent) that is a bona fide debt fund or an investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and with respect to which (a) any such Affiliated Debt Fund has in place customary information screens between it and the Ultimate Parent and any Affiliate of the Ultimate Parent that is not primarily engaged in the investing activities described above and (b) the Ultimate Parent and investment vehicles managed or advised by the Ultimate Parent that are not engaged primarily in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course do not make investment decisions for such entity;

Affiliated Lender means, at any time, any Senior Lender, Second Lien Lender or Senior Unsecured Lender that is the Ultimate Parent or any of its respective Affiliates at such time but excluding (in each case) the Company or any of its Subsidiaries, a natural person and any Affiliated Debt Fund;

Agent means each of the Senior Agent, each Senior Secured Notes Trustee, each Second Lien Creditor Representative, each Senior Unsecured Representative and the Security Agent;

Agent Liabilities means:

(a)	all present and future liabilities and obligations whether actual or contingent, and whether incurred solely or jointly, of any Debtor and Third Party Security Provider to any Agent under the Debt Documents (but, for the avoidance of doubt, excluding any such liabilities or obligations owed to the Security Agent in its capacity as the Parallel Debt Creditor); and

(b)	the Senior Secured Security Agent Claim or Senior Unsecured Security Agent Claim corresponding to the Liabilities referred to in paragraph (a) above;

Agreed Security Principles has the meaning given to the term Agreed Security Principles in the Original Senior Secured Notes Indenture;

Ancillary Document has the meaning given to the term Ancillary Document in the Senior Facilities Agreement;

Ancillary Facility has the meaning given to the term Ancillary Facility in the Senior Facilities Agreement;

Ancillary Lender means each Senior Lender (or Affiliate of a Senior Lender) which makes an Ancillary Facility available pursuant to the terms of the Senior Facilities Agreement;

Arranger means each Senior Arranger, each Senior Secured Arranger, each Second Lien Arranger and each Senior Unsecured Arranger.

Arranger Liabilities means:

(a)	all present and future liabilities and obligations (whether actual and contingent and whether incurred solely or jointly) of any Debtor and Third Party Security Provider to any Arranger under the Debt Documents; and

(b)	the Senior Secured Security Agent Claim corresponding to the Liabilities referred to in paragraph (a) above;

Available Commitment:

(a)	in relation to a Senior Lender, has the meaning given to the term Available Commitment in the Senior Facilities Agreement;

(b)	in relation to a Pari Passu Lender, has the meaning given to the term Available Commitment in the Pari Passu Facilities Agreement;

(c)	in relation to a Second Lien Lender, has the meaning given to the term Available Commitment in the Second Lien Facilities Agreement; and

(d)	in relation to a Senior Unsecured Lender, has the meaning given to the term Available Commitment in the Senior Unsecured Facilities Agreement;

Borrowing Liabilities means, in relation to a Group Company, the liabilities (not being Guarantee Liabilities) it may have as a principal debtor to a Creditor or Debtor in respect of Liabilities arising under the Debt Documents (whether incurred solely or jointly and including, without limitation, liabilities as a Borrower under and as defined (or its equivalent definition having the same commercial effect) in the Senior Finance Documents, the Second Lien Loan Finance Documents, the Senior Unsecured Loan Finance Documents and any Cash Management Agreement and liabilities as issuer or as a borrower (as applicable) under the Senior Secured Notes Finance Documents, the Senior Secured Notes Proceeds Loan Agreement, the Second Lien Notes Finance Documents, the Second Lien Notes Proceeds Loan Agreement, the Senior Unsecured Notes Finance Documents and the Senior Unsecured Proceeds Loan Agreement);

Business Day has the meaning given to the term Business Day in the Original Senior Secured Notes Indenture;

Cash Management Agreement means any agreement or arrangement pursuant to which a Cash Management Provider provides: (a) any treasury, cash pooling and/or other cash management services, including treasury, depository, overdraft, credit card processing, credit or debit card, purchase card, electronic funds transfer, the collection of cheques and direct debits, cash pooling and other cash management arrangements, to a Debtor which, in each case, (at the time it was entered into) does not result in a breach of any Senior Secured Finance Documents; or (b) any documentary letter of credit, performance bond, advance payment bond or bank guarantee facilities or similar facilities or services in each case issued or provided in respect of the obligations of any Group Company arising in the ordinary course of trading of that Group Company, in each case to a Debtor which is a Group Company and which, in each case, (at the time it was entered into) does not result in a breach of any Senior Secured Finance Documents;

Cash Management Discharge Date means the first date on which all Cash Management Liabilities have been fully and finally discharged, whether or not as the result of an enforcement, and the Cash Management Providers (in that capacity) are under no further obligation to provide financial accommodation to any of the Debtors under the Debt Documents;

Cash Management Facility Cash Cover has the meaning given to any substantially equivalent term, in any Cash Management Agreement, to the term cash cover in paragraph (bb) of clause 1.2 (Construction) of this Agreement;

Cash Management Facility Hedging Document means a Cash Management Agreement which relates to or evidences the terms of a Cash Management Hedging Facility;

Cash Management Guarantor means, at any time, each Debtor which is a Transaction Guarantor;

Cash Management Hedging Facility means a Cash Management Agreement in the form of a hedging or derivatives facility;

Cash Management Facility Hedging Creditor means a Cash Management Provider in respect of a Cash Management Hedging Facility;

Cash Management Liabilities means:

(a)	the Liabilities owed by any Group Company or Third Party Security Provider to any Cash Management Provider under or in connection with any Cash Management Agreement;

(b)	the Senior Secured Security Agent Claim corresponding to the Liabilities referred to in paragraph (a) above;

Cash Management Provider means any bank or financial institution which is a creditor of any Cash Management Liabilities and which (with the Company’s consent) becomes a Party pursuant to Clause 23.18 (New Cash Management Provider) as a Cash Management Provider and which has not ceased to be a Cash Management Provider in accordance with this Agreement;

Charged Property means all of the assets which from time to time are, or are expressed to be, the subject of the Transaction Security or (where the context requires) the Senior Unsecured Only Security;

Close-Out Netting means:

(a)	in respect of a Hedging Agreement, a Hedging Ancillary Document or a Cash Management Facility Hedging Document based on a 1992 ISDA Master Agreement, any step involved in determining the amount payable in respect of an Early Termination Date (as defined in the 1992 ISDA Master Agreement) under section 6(e) of the 1992 ISDA Master Agreement before the application of any subsequent Set-off (as defined in the 1992 ISDA Master Agreement);

(b)	in respect of a Hedging Agreement, a Hedging Ancillary Document or a Cash Management Facility Hedging Document based on a 2002 ISDA Master Agreement, any step involved in determining an Early Termination Amount (as defined in the 2002 ISDA Master Agreement) under section 6(e) of the 2002 ISDA Master Agreement; and

(c)	in respect of a Hedging Agreement, a Hedging Ancillary Document or a Cash Management Facility Hedging Document not based on an ISDA Master Agreement, any step involved on a termination of the hedging transactions under that Hedging Agreement, Hedging Ancillary Document or Cash Management Facility Hedging Document pursuant to any provision of that Hedging Agreement, Hedging Ancillary Document or Cash Management Facility Hedging Document which has a similar effect to either provision referenced in paragraph (a) and paragraph (b) above;

Commitment means a Senior Commitment, a Pari Passu Loan Commitment, a Second Lien Commitment or a Senior Unsecured Commitment;

Commodity Exchange Act means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute;

Common Assurance means any guarantee, indemnity or other assurance against loss in respect of any of the Liabilities, the benefit of which (however conferred) is, to the extent legally possible and subject to any Agreed Security Principles, given to all the Senior Secured Parties in respect of their Senior Secured Liabilities and their Second Lien Liabilities;

Common Currency means euro or €;

Common Currency Amount means, in relation to an amount, that amount converted (to the extent not already denominated in the Common Currency) into the Common Currency at the Security Agent’s Spot Rate of Exchange on the Business Day prior to the relevant calculation;

Common Transaction Security means any Transaction Security which to the extent legally possible and subject to any Agreed Security Principles:

(a)	is created in favour of the Security Agent as security agent (or, for the purposes of Italian law, as mandatario con rappresentanza) or trustee for the other Senior Secured Parties in respect of the Senior Secured Liabilities and the Second Lien Liabilities and (to the extent it is Senior Unsecured Shared Security) the Senior Unsecured Liabilities; or

(b)	is created in favour, or for the benefit, of the Senior Secured Parties in respect of the Senior Secured Liabilities and the Second Lien Liabilities and (to the extent it is Senior Unsecured Shared Security) the Senior Unsecured Liabilities; or

(c)	in the case of any jurisdiction in which effective Security cannot be granted in favour of the Security Agent as security agent or trustee for the Senior Secured Parties or (in respect of Senior Unsecured Shared Security only) the Senior Unsecured Creditors, is created in favour of:

(i)	all the Senior Secured Parties in respect of the Senior Secured Liabilities and the Second Lien Liabilities and the Senior Unsecured Creditors (in respect of the Senior Unsecured Shared Security only); or

(ii)	to the extent recognised and permitted by applicable law, the Security Agent under a parallel debt or joint and several creditorship structure (or otherwise) for the benefit of all the Senior Secured Parties and (in respect of the Senior Unsecured Shared Security only) the Senior Unsecured Creditors, and which ranks in the order of priority contemplated in Clause 2.2 (Transaction Security) provided that Transaction Security may only be granted over an asset in favour of the Second Lien Creditors only (or the Security Agent as agent or trustee for the Second Lien Creditors only) or (in respect of the Senior Unsecured Shared Security) the Senior Unsecured Creditors only (or the Security Agent as agent or trustee for the Senior Unsecured Creditors only) pursuant to a Security Document if, in each case, before or simultaneously with such Security Document being executed, Transaction Security is granted over the same asset in favour of the Senior Secured Creditors and, in the case of Senior Unsecured Shared Security, the Second Lien Creditors (or the Security Agent as agent or trustee for the Senior Secured Creditors and/or (if applicable) the Second Lien Creditors), and in all cases which ranks in the order of priority contemplated in Clause 2.2 (Transaction Security) and/or is expressed to be subject to the terms of this Agreement;

Competitive Process means a public or private auction or other competitive sale process in which more than one bidder participates or is invited to participate (including any person invited that is a Primary Creditor at the time of such invitation), which may or may not be conducted through a court or other legal proceeding, and which is conducted with the advice of a reputable internationally recognised investment bank, firm of accountants or independent third party professional firm which is regularly engaged in such sale processes;

Consent means any consent, approval, release or waiver or agreement to any amendment.

Credit Related Close-Out means any Permitted Hedge Close-Out which is not a Non-Credit Related Close-Out;

Creditor Conflict means, at any time prior to the Senior Secured Discharge Date, a conflict between:

(a)	the interests of any Senior Secured Creditor;

(b)	the interests of any Second Lien Creditor; and

(c)	the interests of any Senior Unsecured Creditor; and

at any time after the Senior Secured Discharge Date, a conflict between:

(i)	the interests of any Second Lien Creditor; and

(ii)	the interests of any Senior Unsecured Creditor;

Creditor Representative means an Agent or a Notes Trustee;

Creditor/Agent Accession Undertaking means:

(a)	an undertaking substantially in the form set out in Schedule 2 (Form of Creditor/Agent Accession Undertaking);

(b)	a Transfer Certificate or an Assignment Agreement (each as defined in the relevant Facilities Agreement); or

(c)	an Increase Confirmation or an Incremental Facility Accession Certificate (as each such term is defined in the relevant Facilities Agreement),

as the context may require (and provided that, in the case of paragraphs (b) and (c) above, to the extent such document is in respect of an English law governed document or is governed by English law, such document includes accession wording to this Agreement substantially in the form set out in the undertaking referred to in paragraph (a) above); or

(d)	in the case of an acceding Debtor which is expressed to accede as an Intra-Group Lender in the relevant Debtor/Third Party Security Provider Accession Deed, that Debtor/Third Party Security Provider Accession Deed;

Creditors means the Senior Lenders, the Second Lien Lenders, the Senior Unsecured Lenders, the Hedge Counterparties, the Agents, the Arrangers, the Senior Secured Noteholders, the Second Lien Noteholders, the Senior Unsecured Noteholders, the Cash Management Providers, the Intra-Group Lenders, the Investors, the Senior Secured Notes Issuer (only in respect of any Senior Secured Notes Proceeds Loan Liabilities), the Second Lien Notes Issuer or Second Lien Borrower (only in respect of any Second Lien Proceeds Loan Liabilities) and any Senior Unsecured Notes Issuer or any Senior Unsecured Borrower (only in respect of any Senior Unsecured Proceeds Loan Liabilities);

Debt Document means each of this Agreement, the Senior Secured Finance Documents, the Second Lien Finance Documents, the Senior Unsecured Finance Documents, the Security Documents, the Senior Unsecured Only Security Documents, any document, agreement or instrument evidencing the terms of the Investor Liabilities, any Senior Unsecured Proceeds Loan Liabilities, the Intra-Group Liabilities, the Senior Secured Notes Proceeds Loan Liabilities or the Second Lien Notes Proceeds Loan Liabilities and any other document designated as such by the Security Agent and the Company;

Debtor means the Original Debtors and any Group Company which becomes a Party as a Debtor in accordance with the terms of Clause 23 (Changes to the Parties);

Debtor/Third Party Security Provider Accession Deed means:

(a)	a deed substantially in the form set out in Schedule 1 (Form of Debtor/Third Party Security Provider Accession Deed); or

(b)	(only in the case of a Group Company which is acceding as a borrower or guarantor under the relevant Facilities Agreement) an Accession Deed (as defined in the relevant Facilities Agreement);

Debtor Liabilities means, in relation to a Group Company, any liabilities owed to any Debtor (whether actual or contingent and whether incurred solely or jointly) by that Group Company;

Debtor Resignation Request means a notice substantially in the form set out in Schedule 3 (Form of Debtor Resignation Request);

Default means an Event of Default or any event which would (with the expiry of a grace period or the giving of notice provided for in the relevant definition of event of default under the relevant Debt Document or any combination of the foregoing) be an Event of Default provided that any such event or circumstance which requires any determination as to materiality before it may become an Event of Default shall not be a Default or an Event of Default until such determination is made;

Defaulting Lender means:

(a)	in relation to a Senior Lender, a Senior Lender which is a Defaulting Lender under, and as defined in the Senior Facilities Agreement (or any equivalent definition having the same commercial effect); and

(b)	in relation to a Pari Passu Lender, a Pari Passu Lender which is a Defaulting Lender under, and as defined in, the Pari Passu Facilities Agreement; and

(c)	in relation to a Second Lien Lender, a Second Lien Lender which is a Defaulting Lender under, and as defined in, the Second Lien Facilities Agreement; and

(d)	in relation to a Senior Unsecured Lender, a Senior Unsecured Lender which is a Defaulting Lender under, and as defined in, the Senior Unsecured Facilities Agreement;

Delegate means any delegate, agent, attorney or co-trustee appointed by the Security Agent;

Designated Gross Amount means, in relation to a Multi-account Overdraft Facility, that Multi-account Overdraft Facility’s maximum gross amount;

Designated Net Amount means, in relation to a Multi-account Overdraft Facility, that Multi account Overdraft Facility’s maximum net amount;

Disposal Proceeds has the meaning given to that term in Clause 17 (Proceeds of Disposals and Adjustment of Mandatory Prepayments);

Distress Event means any of:

(a)	an Acceleration Event; or

(b)	the enforcement of any Transaction Security;

Distressed Disposal means a disposal of an asset or shares of, or other financial securities issued by, a Group Company or (to the extent subject to the Senior Unsecured Shared Security) Senior Unsecured Security Provider, or (in the case of assets or shares or financial securities that are subject to the Transaction Security) a Third Party Security Provider, which is:

(a)	being effected at the request of an Instructing Group in circumstances where the Transaction Security has become enforceable;

(b)	being effected by enforcement of the Transaction Security; or

(c)	being effected after the occurrence of a Distress Event, by a Debtor or Senior Unsecured Security Provider or a Third Party Security Provider to a person or persons which is not a Group Company;

Enforcement means:

(a)	the enforcement of any Transaction Security, the requesting of a Distressed Disposal and/or the release or disposal of claims and/or Transaction Security on a Distressed Disposal under Clause 17.2 (Distressed Disposals), the giving of instructions as to actions with respect to the Transaction Security and/or the Charged Property following an Insolvency Event under Clause 11.7 (Security Agent instructions) and the taking of any other actions consequential on (or necessary to effect) any of those actions; or

(b)	as the context so requires, the enforcement of the Senior Unsecured Only Security, the giving of instructions as to actions with respect to the Senior Unsecured Only Security and/or the Senior Unsecured Only Security Property following an Insolvency Event under Clause 16.7 (Alternative Enforcement Actions with respect to Senior Unsecured Only Security) and the taking of any other actions consequential on (or necessary to effect) any of those actions;

Enforcement Action means:

(a)	in relation to any Liabilities:

(i)	the acceleration of any Liabilities or the making of any declaration that any Liabilities are prematurely due and payable (other than as a result of it becoming unlawful for a Primary Creditor to perform its obligations under, or of any voluntary or mandatory prepayment arising under, the Debt Documents);

(ii)	the making of any declaration that any Liabilities are payable on demand;

(iii)	the making of a demand in relation to a Liability that is payable on demand (other than the making of a demand for the payment of Agent Liabilities that are due at the time of such demand);

(iv)	the making of any demand against any Group Company in relation to any Guarantee Liabilities of that Group Company;

(v)	the exercise of any right to require any Group Company or Third Party Security Provider to acquire any Liability (including exercising any put or call option against any Group Company or Third Party Security Provider for the redemption or purchase of any Liability but excluding any such right which arises as a result of any equivalent provisions to clause 31 (Debt Purchase Transactions) of the LMA Reference Document or any similar provisions in the Senior Finance Documents, the Second Lien Finance Documents, Senior Secured Notes Finance Documents or the Senior Unsecured Finance Documents (and excluding any mandatory offer arising as a result of a change of control, asset sale or escrow special mandatory redemption (howsoever described) as set out in the Notes Finance Documents);

(vi)	the exercise of any right of set-off, account combination or payment netting against any Group Company or Third Party Security Provider in respect of any Liabilities other than the exercise of any such right:

(A)	as Close-Out Netting by a Hedge Counterparty or by a Hedging Ancillary Lender or by a Cash Management Facility Hedging Creditor;

(B)	as Payment Netting by a Hedge Counterparty or by a Hedging Ancillary Lender or by a Cash Management Facility Hedging Creditor;

(C)	as Inter-Hedging Agreement Netting by a Hedge Counterparty;

(D)	as Inter-Hedging Ancillary Document Netting by a Hedging Ancillary Lender;

(E)	as Inter-Cash Management Facility Hedging Document Netting by a Cash Management Facility Hedging Creditor; and

(F)	which is otherwise permitted or not prohibited under the Senior Facilities Agreement, the Second Lien Facilities Agreement, the Senior Unsecured Facilities Agreement or otherwise not prohibited under the Senior Secured Notes Finance Documents, the Second Lien Notes Finance Documents or the Senior Unsecured Notes Finance Documents, in each case, to the extent that the exercise of that right gives effect to a Permitted Payment; and

(vii)	the suing for, or commencing or joining of, any legal or arbitration proceedings against (i) any Group Company or Third Party Security Provider which owes any Liabilities or has given any Security, guarantee, indemnity or other assurance against loss in respect of any of the Liabilities to recover any Liabilities or (ii) any assets of a Senior Unsecured Security Provider which are subject to Transaction Security;

(b)	the premature termination or close-out of any hedging transaction under any Hedging Agreement save to the extent permitted by this Agreement;

(c)	the taking of any steps to enforce or require the enforcement of any Transaction Security or (as the case may be) the Senior Unsecured Only Security (including the crystallisation of any floating charge forming part of the Transaction Security or (as the case may be) the Senior Unsecured Only Security);

(d)	the entering into of any composition, compromise, assignment or similar arrangement with any Group Company, Third Party Security Provider or (to the extent the Senior Unsecured Shared Security is affected) Senior Unsecured Security Provider which owes any Liabilities, or has given any Security, guarantee or indemnity or other assurance against loss in respect of the Liabilities (other than any action permitted under Clause 23 (Changes to the Parties) or any debt buy-backs pursuant to open market debt repurchases, tender offers or exchange offers not undertaken as part of an announced restructuring or turnaround plan or while a Default was outstanding under the relevant Senior Secured Finance Documents, Second Lien Finance Documents or Senior Unsecured Finance Documents); or

(e)	the petitioning, applying or voting for, or the taking of any steps (including the appointment of any liquidator, receiver, administrator, judicial manager or similar officer) in relation to, the commencement of insolvency proceedings, the winding-up, dissolution, administration, judicial management or financial restructuring, of (i) any Group Company or Third Party Security Provider which owes any Liabilities, or has given any Security, guarantee, indemnity or other assurance against loss in respect of any of the Liabilities, or any assets of such Group Company or Third Party Security Provider or any suspension of payments or moratorium of any indebtedness of any such Group Company or Third Party Security Provider, or (ii) any Senior Unsecured Security Provider to the extent the Senior Unsecured Shared Security is affected, or any analogous procedure or step in any jurisdiction), (including, without limitation, the opening of any proceedings under the German Insolvency Code (Insolvenzordnung)), except that the following shall not constitute Enforcement Action:

(i)	the taking of any action falling within paragraphs (a)(vii) or (e) above (in respect of a person incorporated under the laws of Germany, prior to the opening of any proceedings (Insolvenzeröffnung) under the German Insolvency Code (Insolvenzordnung)) which is necessary (but only to the extent necessary) to preserve the validity, existence or priority of claims in respect of Liabilities, including the registration of such claims before any court or governmental authority and the bringing, supporting or joining of proceedings to prevent any loss of the right to bring, support or join proceedings by reason of applicable limitation periods; or

(ii)	a Primary Creditor bringing legal proceedings against any person solely for the purpose of:

(A)	obtaining injunctive relief (or any analogous remedy outside England and Wales) to restrain any actual or putative breach of any Debt Document to which it is party;

(B)	obtaining specific performance (other than specific performance of an obligation to make a payment) with no claim for damages; or

(C)	requesting judicial interpretation of any provision of any Debt Document to which it is party with no claim for damages; or

(iii)	bringing legal proceedings against any person in connection with any securities violation, securities or listing regulations or common law fraud or to restrain any actual or putative breach of the Senior Secured Finance Documents or the Second Lien Finance Documents or the Senior Unsecured Finance Documents or for specific performance with no claims for damages;

Enforcement Instructions means, on or after the Super Senior Designation Date, instructions as to Enforcement (including the manner and timing of such Enforcement) given by the Majority Senior Creditors or the Majority Pari Passu Creditors to the Security Agent provided that instructions not to undertake an enforcement or an absence of instructions as to an enforcement shall not constitute Enforcement Instructions;

Enforcement Objective has the meaning given to that term in Schedule 4 (Enforcement Principles);

Enforcement Principles means the principles set out in Schedule 4 (Enforcement Principles);

Enforcement Proceeds means any amount paid to or otherwise realised by a Secured Party under or in connection with any Enforcement and, following the occurrence of a Distress Event, any other proceeds of, or arising from, any of the Charged Property;

Entrenched Second Lien Permitted Payments means the payment of amounts referred to in sub-paragraphs (A)(III), (D), (E), (G), (J), (K), (L), (M), (N), (O) and (P) of paragraph (a)(i) of Clause 7.5 (Permitted Second Lien Payments);

Event of Default means any event or circumstance specified as such in any of the Senior Facilities Agreement, the Second Lien Facilities Agreement, the Senior Unsecured Facilities Agreement, a Senior Secured Notes Indenture, a Second Lien Notes Indenture or a Senior Unsecured Notes Indenture, as the context requires;

Equitably Subordinated Creditor means any Creditor whose Commitments, any other participation rights (including by way of sub participation) and/or any other claims under the Debt Documents against any of the Debtors incorporated in Germany or which has its centre of main interest (as that term is used in Article 3(1) of the Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings) in Germany, which, prior to or in an insolvency of the Debtor, would be subordinated or could be subject to potential avoidance claims pursuant to Section 39 paragraph 1 no. 5, Section 39 paragraph 2 or Section 135 of the German Insolvency Code (Insolvenzordnung) or Section 6 of the German Avoidance Act (Anfechtungsgesetz);

Equitably Subordinated Liabilities means the Liabilities owed to an Equitably Subordinated Creditor;

Excluded Swap Obligation means, with respect to any Debtor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Debtor of, or the grant by such Debtor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Debtor’s failure for any reason to constitute an eligible contract participant as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Debtor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal;

Existing Investor Document means:

(a)	the £130 million treasury facility agreement between with American Multi-Cinema, Inc., as lender, and the Company, as borrower, dated as of February 19, 2021, as amended and restated from time to time;

(b)	the £130 million treasury facility agreement between with American Multi-Cinema, Inc., as lender, and the Company, as borrower, dated as of July 22, 2020, as amended and restated from time to time;

(c)	the £300 million promissory note between American Multi-Cinema, Inc., as payee, and Odeon and UCI Cinemas Holdings Limited, as payor, dated September 17, 2019, as amended and restated from time to time; and

(d)	the £100 million treasury facility agreement between American Multi-Cinema, Inc., as lender, and the Company, as borrower, dated on or around the date of this Agreement, as amended and restated from time to time;

Exposure has the meaning given to that term in Clause 19.1 (Equalisation definitions);

Facilities Agreement means the Senior Facilities Agreement, the Second Lien Facilities Agreement and the Senior Unsecured Facilities Agreement;

Final Discharge Date means the later to occur of the Senior Secured Discharge Date, the Second Lien Discharge Date and the Senior Unsecured Discharge Date;

Financial Adviser has the meaning given to that term in Schedule 4 (Enforcement Principles);

German Creditor has the meaning given to that term in paragraph (a) of Clause 17.2 (Distressed Disposals);

German Security Document means any Transaction Security Document or Senior Unsecured Only Security Document governed by German law;

German Transaction Security has the meaning given to that term in paragraph (f) of Clause 21.1 (Appointment by Secured Parties);

Group means the Company and each of its Restricted Subsidiaries from time to time;

Group Company means any entity that is a member of the Group;

Group Recoveries has the meaning given to that term in Clause 18.1 (Order of application of Group Recoveries);

Guarantee Liabilities means, in relation to a Group Company, the liabilities under the Debt Documents (present or future, actual or contingent and whether incurred solely or jointly) it may have to a Creditor or Debtor as or as a result of it being a guarantor or surety (including, without limitation, liabilities arising by way of guarantee, indemnity, surety, parallel debt, contribution or subrogation and in particular any guarantee, indemnity or surety arising under or in respect of the Senior Finance Documents, the Senior Secured Notes Finance Documents, the Second Lien Finance Documents, the Senior Unsecured Finance Documents or any Cash Management Agreement);

Guarantee Limitations means, in respect of a Debtor and any payment (each a relevant payment) such Debtor is required to make to a Senior Secured Party in respect of its Guarantee Liabilities under the Secured Debt Documents, the limitations and restrictions applicable to that Debtor as set out in the Original Senior Secured Notes Indenture and any supplemental indenture to the Original Senior Secured Notes Indenture or this Agreement to the extent that such limitations and restrictions would apply to those relevant payments;

Hedge Counterparty means any person that becomes Party as a Hedge Counterparty pursuant to Clause 23.20 (Creditor/Agent Accession Undertaking);

Hedge Counterparty Obligations means the obligations owed by any Hedge Counterparty to the Debtors under or in connection with the Hedging Agreements;

Hedge Transfer means a transfer to one or more of the Senior Secured Notes Creditors or the Second Lien Creditors or the Senior Unsecured Creditors (or to a nominee or nominees of such Senior Secured Notes Creditors or such Second Lien Creditors or such Senior Unsecured Creditors) of each Hedging Agreement together with:

(a)	all the rights and benefits in respect of the Hedging Liabilities owed by the Debtors and Third Party Security Providers to each Hedge Counterparty; and

(b)	all the Hedge Counterparty Obligations owed by each Hedge Counterparty to the Debtors and Third Party Security Providers,

in accordance with Clause 23.13 (Change of Hedge Counterparty) as described in, and subject to, Clause 3.11 (Hedge Transfer: Senior Secured Notes Creditors) or Clause 7.18 (Hedge Transfer: Second Lien Creditors) or Clause 8.16 (Hedge Transfer: Senior Unsecured Creditors) (as applicable);

Hedged Currency means the currency (other than euro) in which a portion of the Relevant Debt is denominated;

Hedging Agreement means:

(a)	any master agreement, confirmation, schedule or other agreement (including, without limitation, any cap or collar agreements) entered into between a Debtor and a Hedge Counterparty in relation to a derivative or hedging arrangement for the purpose of hedging:

(i)	floating interest rate exposures in relation to the Relevant Debt; or

(ii)	foreign exchange exposures in relation to the Relevant Debt denominated in a Hedged Currency; or

(b)

(i)	any master agreement, confirmation, schedule or other agreement (including, without limitation, any cap or collar agreements) entered into between a Debtor and a Hedge Counterparty in relation to a derivative or hedging arrangement for any purpose of hedging any interest rate exposures and/or foreign exchange exposures other than the interest rate exposures and/or foreign exchange exposures referred to in paragraph (a) above; and/or

(ii)	any commodity purchase contract, commodity futures or forward contract, commodities option contract or other similar contract (including commodities derivative agreements or arrangements) entered into between a Debtor and a Hedge Counterparty, provided that, in each case, such arrangements were entered into by a Debtor in its ordinary course of business and not for speculative purposes and, in each case, to the extent permitted (at the time the relevant Hedging Agreement is entered into (or, if such arrangements were entered into prior to the date on which the provider of such arrangements becomes a Hedge Counterparty, on the date on which the provider of such arrangements becomes a Hedge Counterparty in accordance with the terms of this Agreement)) by the Secured Debt Documents to share in the Transaction Security as contemplated by this Agreement;

Hedging Ancillary Document means an Ancillary Document which relates to or evidences the terms of a Hedging Ancillary Facility;

Hedging Ancillary Facility means an Ancillary Facility which is made available by way of a hedging or derivatives facility;

Hedging Ancillary Lender means an Ancillary Lender to the extent that that Ancillary Lender makes available a Hedging Ancillary Facility;

Hedging Guarantor means, at any time, each Debtor which is a Transaction Guarantor;

Hedging Liabilities means:

(a)	prior to the Super Senior Designation Date:

(i)	the Liabilities owed by any Debtor to the Hedge Counterparties under or in connection with the Hedging Agreements; and

(ii)	the Senior Secured Security Agent Claim corresponding to the Liabilities referred to in paragraph (i) above; and

(b)	on and from the Super Senior Designation Date, the Super Senior Hedging Liabilities and the Pari Passu Hedging Liabilities;

Hedging Purchase Amount means, in respect of a hedging transaction under a Hedging Agreement, the amount that would be payable to (expressed as a positive number) or by (expressed as a negative number) the relevant Hedge Counterparty on the relevant date if:

(a)	that date was an Early Termination Date (as defined in the relevant Hedging Agreement); and

(b)	the relevant Debtor was the Defaulting Party (under and as defined in the Hedging Agreement),

in each case as certified by the relevant Hedge Counterparty and as calculated in accordance with the relevant Hedging Agreement;

Holdco means (i) the Original Holdco, and (ii) any entity that is the direct holder of any shares issued by the Company from time to time and that accedes to this Agreement as Holdco in accordance with Clause 23.3 (Accession of Holdco);

Holding Company means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary;

Indebtedness has the meaning given to the term Indebtedness in the Original Senior Secured Notes Indenture;

Insolvency Event means:

(a)	in relation to any Group Company, Third Party Security Provider or Senior Unsecured Security Provider:

(i)	any resolution is passed or order made for the bankruptcy, winding-up, dissolution, administration or judicial management of that Group Company, Third Party Security Provider or Senior Unsecured Security Provider, or an administrator or a judicial manager is appointed to that Group Company, Third Party Security Provider or Senior Unsecured Security Provider; or

(ii)	other than on a solvent basis, the appointment of any liquidator, receiver, administrator, judicial manager, examiner, administrative receiver, compulsory manager or other similar officer in respect of that Group Company, Third Party Security Provider or Senior Unsecured Security Provider or all or a material part of their respective assets; or

(b)	any other analogous event to any of those set out under paragraph (a) above occurs in respect of a Group Company, Third Party Security Provider or Senior Unsecured Security Provider in any jurisdiction (including, for the avoidance of doubt, any proceedings under the German Insolvency Code (Insolvenzordnung)) and in each case, including in the context of a preventive restructuring framework;

(c)	in respect of a Group Company, Third Party Security Provider or Senior Unsecured Security Provider incorporated in Spain or whose centre of main interests is in Spain, any filing for voluntary insolvency (solicitud de declaración de concurso voluntario) or declaration of insolvency (auto de declaración de concurso necesario o voluntario), in each case, other than:

(A)	any matters which are frivolous or vexatious proceedings or appointments which the Security Agent (acting on the instructions of the Instructing Group) is satisfied will be withdrawn or unsuccessful;

(B)	any matters in relation to a reorganisation, merger or liquidation that is permitted under the Debt Documents; or

(C)	any liquidation of a Group Company which is not required to be a Debtor.

Instructing Group means:

(a)	if the Super Senior Designation Date has not occurred:

(i)	prior to the Senior Secured Discharge Date, the Majority Senior Secured Creditors;

(ii)	on or after the Senior Secured Discharge Date but prior to the Second Lien Discharge Date, the Majority Second Lien Creditors; and

(iii)	on or after the later of the Senior Secured Discharge Date and the Second Lien Discharge Date but prior to the Senior Unsecured Discharge Date, the Majority Senior Unsecured Creditors;

(b)	at any time on or after the occurrence of the Super Senior Designation Date and:

(i)	prior to the Senior Secured Discharge Date:

(A)	subject to paragraph (B) below, the Majority Senior Creditors and the Majority Pari Passu Creditors; and

(B)	in relation to instructions relating to Enforcement, the group of Primary Creditors entitled to give such instructions under Clause 15.4 (Instructions to enforce);

(ii)	on or after the Senior Secured Discharge Date but prior to the Second Lien Discharge Date, the Majority Second Lien Creditors; and

(iii)	on or after the later of the Senior Secured Discharge Date and the Second Lien Discharge Date but prior to the Senior Unsecured Discharge Date, the Majority Senior Unsecured Creditors;

Intercreditor Amendment means any amendment or waiver that is subject to Clause 29 (Consents, Amendments and Override);

Inter-Cash Management Facility Hedging Document Netting means the exercise of any right of set-off, account combination, close-out netting or payment netting (whether out of a cross agreement, netting agreement or otherwise) by a Cash Management Facility Hedging Creditor against liabilities owed to a Debtor by that Cash Management Facility Hedging Creditor under a Cash Management Facility Hedging Document in respect of Cash Management Liabilities owed to that Cash Management Facility Hedging Creditor by that Debtor under another Cash Management Facility Hedging Document;

Inter-Hedging Agreement Netting means the exercise of any right of set-off, account combination, close-out netting or payment netting (whether arising out of a cross agreement netting agreement or otherwise) by a Hedge Counterparty against liabilities owed to a Debtor by that Hedge Counterparty under a Hedging Agreement in respect of Hedging Liabilities owed to that Hedge Counterparty by that Debtor under another Hedging Agreement;

Inter-Hedging Ancillary Document Netting means the exercise of any right of set-off, account combination, close-out netting or payment netting (whether arising out of a cross agreement netting agreement or otherwise) by a Hedging Ancillary Lender against liabilities owed to a Debtor by that Hedging Ancillary Lender under a Hedging Ancillary Document in respect of Senior Lender Liabilities owed to that Hedging Ancillary Lender by that Debtor under another Hedging Ancillary Document;

Intra-Group Lenders means:

(a)	the Original Intra-Group Lender; and

(b)	each Group Company which has made a loan available to, granted credit to or made any other financial arrangement having similar effect with a Debtor and which becomes a party as an Intra-Group Lender in accordance with the terms of Clause 23 (Changes to the Parties), provided that, for the avoidance of doubt, (i) a Senior Secured Notes Issuer that is a Senior Secured Notes Issuer within paragraph (c)(ii) of the definition of Senior Secured Notes Issuer (a SPV SSN Issuer), (ii) a Second Lien Notes Issuer that is a Second Lien Notes Issuer within paragraph (b)(ii) of the definition of Second Lien Notes Issuer, (iii), a Second Lien Borrower that is a Second Lien Borrower within paragraph (b)(ii) of the definition of Second Lien Borrower (each of (ii) and (iii) above, a SPV 2LN Borrower/Issuer), shall not be an Intra-Group Lender in respect of any Senior Secured Notes Proceeds Loan Liabilities or Second Lien Proceeds Loan Liabilities (as applicable);

Intra-Group Liabilities means the Liabilities owed by any Debtor to any of the Intra-Group Lenders;

Investor means (a) the Original Investors, (b) any Senior Unsecured Borrower or Senior Unsecured Notes Issuer and (c) any Holding Company of the Company or any other creditor in respect of Subordinated Shareholder Funding (as defined in the Original Senior Secured Notes Indenture) to which, in each case, Investor Liabilities are owed by a Group Company and which, in each case, is an Original Investor or becomes a Party as an Investor pursuant to Clause 23 (Changes to the Parties) and which, in each case, is not a Group Company;

Investor Documents means each Existing Investor Document and each other document evidencing any loan, credit or other financial arrangement made by an Investor to any Group Company which is notified in writing by the Company to each Agent as an Investor Debt Document or which is otherwise specified as an Investor Debt Document in the Creditor/Agent Accession Undertaking delivered by the relevant Investor in accordance with clause 23.2 (Accession of Investor);

Investor Liabilities means all money and liabilities now or in the future due or owing to any Investor by any Group Company under or in connection with any Investor Document in any currency, whether actual or contingent, whether incurred solely or jointly with any other person and whether as principal or surety, other than any Senior Unsecured Proceeds Loan Liabilities;

ISDA Master Agreement means a 1992 ISDA Master Agreement or a 2002 ISDA Master Agreement;

Issuing Bank has the meaning given to it in the Senior Facilities Agreement;

Italian Civil Code means the Italian civil code enacted by Italian Royal Decree No. 262 of 16 March 1942, as subsequently amended, supplemented and implemented from time to time;

Italian Crisis and Insolvency Code means the Italian Legislative Decree No. 14 of 12 January 2019 (Codice della crisi d'impresa e dell'insolvenza in attuazione della legge 19 ottobre 2017, n. 155), as amended and supplemented from time to time (including by virtue of the Italian Legislative Decree No. 83 of 17 June 2022 implementing the EU Directive 2019/1023 of 20 June 2019, as supplemented from time to time);

Italian Insolvency Law means Italian Royal Decree No. 267 of 16 March 1942 (Disciplina del fallimento, del concordato preventivo e della liquidazione coatta amministrativa), as subsequently amended and supplemented from time to time (including by virtue of Decree Law No. 118 of 24;

Italian Security Documents means all Security Documents governed by Italian law and Italian Security Document means any of them;

Italian Transaction Security means the Transaction Security governed by Italian law;

Legal Reservations has the meaning given to it in the Senior Facilities Agreement;

Letter of Credit has the meaning given to it in the Senior Facilities Agreement;

Liabilities means all present and future liabilities and obligations at any time of any Group Company or any Third Party Security Provider (or, for the purposes of paragraph (b) of Clause 2.1 (Creditor Liabilities) only, Holdco, any other Senior Unsecured Borrower or other Senior Unsecured Notes Issuer) to any Creditor under the Debt Documents, both actual and contingent and whether incurred solely or jointly or in any other capacity together with any of the following matters relating to or arising in respect of those liabilities and obligations:

(a)	any refinancing, novation, deferral or extension;

(b)	any claim for breach of representation, warranty or undertaking or on an event of default or under any indemnity given under or in connection with any document or agreement evidencing or constituting any other liability or obligation falling within this definition;

(c)	any claim for damages or restitution; and

(d)	any claim as a result of any recovery by any Debtor or Third Party Security Provider of a Payment on the grounds of preference or otherwise,

and any amounts which would be included in any of the above but for any discharge, non-provability, unenforceability or non-allowance of those amounts in any insolvency or other proceedings;

Liabilities Acquisition means, in relation to a person and to any Liabilities, a transaction where that person:

(a)	purchases by way of assignment or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

the rights and benefits in respect of those Liabilities;

Lower Ranking Security means all Transaction Security or Senior Unsecured Only Security (as applicable) which, in accordance with the applicable law of such Transaction Security or Senior Unsecured Only Security (as applicable), is not expressed to be first ranking;

LMA Reference Document means the Senior Multicurrency Term and Revolving Facilities Agreement for Leveraged Acquisition Finance Transactions dated 20

March 2020 and published by the Loan Market Association;

Majority Pari Passu Creditors means, on or after the Super Senior Designation Date, those Senior Secured Noteholders and Pari Passu Hedge Counterparties whose Pari Passu Credit Participations at that time aggregate more than 50 % of the total Pari Passu Credit Participations at that time;

Majority Second Lien Creditors means, at any time, those Second Lien Creditors whose Second Lien Credit Participations at that time aggregate more than 50% of the total Second Lien Credit Participations at that time;

Majority Second Lien Lenders has the meaning given to the term Majority Lenders in (and after having given effect to the terms of) a Second Lien Facilities Agreement. If, at any time, there is more than one Second Lien Facilities Agreement, any reference in this Agreement to the Majority Second Lien Lenders shall be construed so as to refer to the Majority Second Lien Lenders under each such Second Lien Facilities Agreement (in each case, construed in accordance with the foregoing provisions of this definition, to the extent applicable);

Majority Senior Creditors means, at any time, those Senior Creditors (other than the Cash Management Providers) whose Senior Credit Participations at that time aggregate more than 50 % of the total Senior Credit Participations at that time.

Majority Senior Lenders has the meaning given to the term Majority Lenders in the Senior Facilities Agreement after the application of provisions in the Senior Facilities Agreement equivalent to:

(a)	paragraph (c) of clause 42.4 (Other exceptions) of the LMA Reference Document;

(b)	clause 31.2 (Disenfranchisement of Sponsor Affiliates) of the LMA Reference Document; and

(c)	clause 42.9 (Disenfranchisement of Defaulting Lenders) of the LMA Reference Document.

If, at any time, there is more than one Senior Facilities Agreement, any reference in this Agreement to the Majority Senior Lenders shall be construed so as to refer to the Majority Lenders under each such Senior Facilities Agreement (in each case, construed in accordance with the foregoing provisions of this definition, to the extent applicable);

Majority Senior Secured Creditors means, at any time, those Senior Secured Creditors (other than the Cash Management Providers) whose Senior Secured Credit Participations at that time aggregate more than 50 % of the total Senior Secured Credit Participations at that time;

Majority Senior Unsecured Creditors means, at any time, those Senior Unsecured Creditors whose Senior Unsecured Credit Participations at that time aggregate more than 50 % of the total Senior Unsecured Credit Participations at that time;

Majority Senior Unsecured Lenders has the meaning given to the term Majority Lenders in (and after having given effect to the terms of) a Senior Unsecured Facilities Agreement. If, at any time, there is more than one Senior Unsecured Facilities Agreement, any reference in this Agreement to the Majority Senior Unsecured Lenders shall be construed so as to refer to the Majority Senior Unsecured Lenders under each such Senior Unsecured Facilities Agreement (in each case, construed in accordance with the foregoing provisions of this definition, to the extent applicable);

Mandatory Prepayment means a Senior Mandatory Prepayment or a Senior Secured Notes Mandatory Prepayment or a Second Lien Loan Mandatory Prepayment or a Second Lien Notes Mandatory Prepayment or a Senior Unsecured Loan Mandatory Prepayment or a Senior Unsecured Notes Mandatory Prepayment;

Material Event of Default means an Event of Default under the Senior Facilities Agreement in respect of clauses in the Senior Facilities Agreement equivalent to:

(a)	clause 28.3 (Other obligations) of the LMA Reference Document (but only to the extent that the Senior Agent, acting on the instructions of the Majority Senior Lenders (acting reasonably), determines that the Event of Default has a Material Adverse Effect as defined in the Senior Facilities Agreement (or any equivalent definition having the same commercial effect), and

(b)	clauses 28.7 (Insolvency), 28.8 (Insolvency proceedings) or 28.9 (Similar events elsewhere) of the LMA Reference Document;

Multi-account Overdraft Facility means an Ancillary Facility or Cash Management Agreement which is, or documents, an overdraft facility comprising more than one account;

Multi-account Overdraft Liabilities means:

(a)	Liabilities arising under any Multi-account Overdraft Facility; and

(b)	the Senior Secured Security Agent Claim corresponding to the Liabilities referred to in paragraph (a) above;

New Debt Financing means any existing, additional, supplemental or new financing, guarantee or debt arrangement and related security including, without limitation, by way of refinancing, replacement, exchange, set-off, discharge or increase of any new, existing, additional or supplemental financing, guarantee or debt arrangement under a Secured Debt Document (in each case, whether or not in existence at the time of any accessions to this Agreement in respect thereof and including arrangements existing at the time a person becomes a Group Company (whether by acquisition, merger, consolidation or combination) or is assumed in connection with the acquisition of assets, merger, consolidation or combination or otherwise); including by way of any loan, note (including senior or second lien secured, senior unsecured, senior subordinated or subordinated notes, whether in each case in a public or private offering, Rule 144A or other offering), bond or otherwise (including, in each case, term or revolving); issued or incurred, and together with any guarantee, security or other credit support by any Group Company and including any Structural Adjustment, Incremental Facility, Incremental Equivalent Debt or Credit Agreement Refinancing Indebtedness (each as defined in the Senior Facilities Agreement or any substantially equivalent term in any other Debt Document);

Non-Credit Related Close-Out means a Permitted Hedge Close-Out described in any of paragraphs (a)(i), (a)(iii) or (a)(vi) of Clause 5.10 (Permitted enforcement: Hedge Counterparties);

Non-Distressed Transaction has the meaning given to that term in Clause 17.1 (Non-Distressed Transactions);

Noteholders means the Senior Secured Noteholders, the Second Lien Noteholders and the Senior Unsecured Noteholders;

Notes Finance Documents means:

(a)	in respect of the Senior Secured Notes, the Senior Secured Notes Finance Documents;

(b)	in respect of the Second Lien Notes, the Second Lien Notes Finance Documents; and

(c)	in respect of the Senior Unsecured Notes, the Senior Unsecured Notes Finance Documents;

Notes Indenture means:

(a)	in respect of the Senior Secured Notes, each Senior Secured Notes Indenture;

(b)	in respect of the Second Lien Notes, each Second Lien Notes Indenture; and

(c)	in respect of the Senior Unsecured Notes, each Senior Unsecured Notes Indenture;

Notes Security Costs means necessary costs and expenses of any holder of Security in relation to the protection, preservation or enforcement of such Security;

Notes Trustee means:

(a)	in respect of the Senior Secured Notes, each Senior Secured Notes Trustee;

(b)	in respect of the Second Lien Notes, each Second Lien Notes Trustee; and

(c)	in respect of the Senior Unsecured Notes, each Senior Unsecured Notes Trustee;

Notes Trustee Amounts means the Senior Secured Notes Trustee Amounts, the Second Lien Notes Trustee Amounts and the Senior Unsecured Notes Trustee Amounts;

Original Senior Secured Notes Indenture means the indenture governing the Original Senior Secured Notes dated on or about the date of this Agreement and made between, among others, the Original Senior Secured Notes Issuer, the Original Senior Secured Note Trustee, and the Security Agent;

Original Senior Secured Notes means:

(a)	the 12.750% Senior Secured Notes due 2027 issued or to be issued by the Original Senior Secured Note Issuer pursuant to the Original Senior Secured Note Indenture; and

(b)	any other senior secured notes issued by the Senior Secured Note Issuer pursuant to the Original Senior Secured Note Indenture provided that the Company has confirmed in writing that the incurrence of those notes will not breach the terms of any of its existing Debt Documents;

Other Liabilities means, in relation to a Group Company or Third Party Security Provider, any trading and other liabilities (not being Borrowing Liabilities or Guarantee Liabilities) it may have to any Agent or any Arranger under the Debt Documents or to an Investor under the Debt Documents, Intra-Group Lender or Debtor or Third Party Security Provider (and in the case of the Original Third Party Security Provider, only in relation to any trading and other liabilities under the Investor Documents) or a SPV SSN Issuer (only in respect of a Senior Secured Notes Proceeds Loan) or a SPV 2LN Borrower/Issuer (only in respect of a Second Lien Proceeds Loan) or a SUN Borrower/Issuer (only in respect of any Senior Unsecured Proceeds Loan);

Parallel Debt means any amount the subject of a Security Agent Claim;

Parallel Debt Creditor means the Security Agent in its capacity as creditor of the Parallel Debt, where applicable;

Parent Entity means any Holding Company of a company that owns 100% of the      equity of the Company;

Pari Passu Credit Participations means, on or after the Super Senior Designation Date:

(a)	in relation to a Senior Secured Noteholder referred to in paragraph (a) of the definition thereof:

(i)	the aggregate outstanding principal amount of the Senior Secured Notes held by it, if any; and

(ii)	to the extent not falling within paragraph (a)(i) above, the aggregate outstanding principal amount of any Senior Secured Notes Liabilities in respect of which it is the creditor, if any;

(b)	in relation to a Pari Passu Lender aggregate (drawn and undrawn) Pari Passu Loan Commitments, if any; and

(c)	in relation to a Pari Passu Hedge Counterparty, in respect of any hedging transaction of that Pari Passu Hedge Counterparty under any Hedging Agreement constituting Pari Passu Hedging Liabilities that has, as of the date the calculation is made:

(i)	been terminated or closed out in accordance with the terms of this Agreement, the amount, if any, payable to it under any Hedging Agreement constituting Pari Passu Hedging Liabilities in respect of that termination or close-out as of the date of termination or close-out (and before taking into account any interest accrued on that amount since the date of termination or close-out) to the extent that amount is unpaid (that amount to be certified by the relevant Pari Passu Hedge Counterparty and as calculated in accordance with the relevant Hedging Agreement constituting Pari Passu Hedging Liabilities); and

(ii)	not been terminated or closed out, the amount, if any, which would be payable to it under that Hedging Agreement constituting Pari Passu Hedging Liabilities in respect of that hedging transaction, if the date on which the calculation is made was deemed to be an Early Termination Date (as defined in the relevant Hedging Agreement) for which the relevant Debtor is the Defaulting Party (as defined in the relevant Hedging Agreement (or equivalent thereto in the case of a Hedging Agreement not based on an ISDA Master Agreement)), that amount, in each case, to be certified by the relevant Pari Passu Hedge Counterparty and as calculated in accordance with the relevant Hedging Agreement constituting Pari Passu Hedging Liabilities;

Pari Passu Facilities means any facility agreement, credit agreement or other facility that is or evidences any Financial Indebtedness which is incurred prior to the Super Senior Designation Date as Senior Lender Liabilities and redesignated on the Super Senior Designation Date as Senior Secured Notes or which is incurred on or after the Super Senior Designation Date and which in each case Financial Indebtedness is permitted under the terms of the then existing Senior Finance Documents, Senior Secured Notes Finance Documents, Second Lien Finance Documents and Senior Unsecured Finance Documents to rank pari passu in right of payment, security and the proceeds of the Transaction Security with the then existing Senior Secured Notes;

Pari Passu Facilities Agreement means each facility or credit agreement setting out the terms of any Pari Passu Facilities;

Pari Passu Hedge Counterparty means, on or after the Super Senior Designation Date, each Hedge Counterparty to the extent it is owed Pari Passu Hedging Liabilities;

Pari Passu Hedging Liabilities means, on or after the Super Senior Designation Date, the Hedging Liabilities to the extent they are not Super Senior Hedging Liabilities;

Pari Passu Lenders means each Lender under and as defined in the relevant Pari Passu Facilities Agreement provided that such Lender has become a Party as Senior Secured Noteholder pursuant to Clause 23.20 (Creditor/Agent Accession Undertaking) or has been redesignated as a Senior Secured Noteholder on the Super Senior Designation Date;

Pari Passu Loan Commitments means any Commitment under and as defined in a Pari Passu Facilities Agreement;

Party means a party to this Agreement;

Payment means, in respect of any Liabilities (or any other liabilities or obligations), a payment, prepayment, repayment, redemption, repurchase, defeasance or discharge of those Liabilities (or other liabilities or obligations);

Payment Netting means:

(a)	in respect of a Hedging Agreement, Hedging Ancillary Document or a Cash Management Facility Hedging Document based on an ISDA Master Agreement, netting under section 2(c) of the relevant ISDA Master Agreement; and

(b)	in respect of a Hedging Agreement, Hedging Ancillary Document or a Cash Management Facility Hedging Document not based on an ISDA Master Agreement, netting pursuant to any provision of that Hedging Agreement, Hedging Ancillary Document or Cash Management Facility Hedging Document which has a similar effect to the provision referenced in paragraph (a) above;

Perfection Requirements has the meaning given to that term in the Senior Facilities Agreement;

Permitted Administrative Costs means, without double counting, the reasonable and ordinary course of business operating costs and expenses of:

(a)	any Holding Company of the Company which, directly or indirectly, owns 100 % of the equity of the Company (in acting as a holding company for the Group) and any other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, attributable to the ownership or operations by such Holding Company in acting as a holding company for the Group; and

(b)	any Senior Unsecured Borrower or Senior Unsecured Notes Issuer and any other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, attributable to the Senior Unsecured Borrower or Senior Unsecured Notes Issuer in their capacity as Senior Unsecured Borrower or Senior Unsecured Notes Issuer (as applicable);

Permitted Cash Management Payment means the Payments permitted by Clause 4.2 (Permitted Payments: Cash Management Liabilities);

Permitted Gross Amount means, in relation to a Multi-account Overdraft Facility, any amount, not exceeding the Designated Gross Amount, which is the aggregate gross debit balance of overdrafts comprised in that Multi-account Overdraft Facility;

Permitted Hedge Close-Out means, in relation to a hedging transaction under a Hedging Agreement, a termination or close-out of that hedging transaction which is permitted pursuant to Clause 5.10 (Permitted enforcement: Hedge Counterparties);

Permitted Hedge Payments means the Payments permitted by Clause 5.3 (Permitted Payments: Hedging Liabilities);

Permitted Intra-Group Payments means the Payments permitted by Clause 10.2 (Permitted Payments: Intra-Group Liabilities);

Permitted Investor Payments means the Payments permitted by Clause 9.2 (Permitted Payments: Investor Liabilities);

Permitted Issuer/Borrower Activity means:

(a)	activities relating to maintenance of corporate existence;

(b)	in the case of a Senior Unsecured Borrower or a Senior Unsecured Notes Issuer only, the ownership of shares in the Company (in the case of Holdco) or shares in a Parent Entity, as applicable;

(c)	the ownership of cash, cash equivalents and other assets for the purpose of transferring those assets to any Investor or any other person (to the extent not prohibited by the terms of the Senior Finance Documents, the Second Lien Finance Documents or the Senior Unsecured Finance Documents (as applicable));

(d)	the incurrence of any Liabilities to the extent permitted or not prohibited by the terms of the Debt Documents;

(e)	any reasonable activity relating to the servicing, purchase, redemption, amendment, exchange, refinancing or retirement of the Senior Unsecured Notes, the Senior Secured Notes, the Second Lien Notes or the Senior Unsecured Facility (as applicable);

(f)	entering into and performing any rights or obligations in respect of (i) contracts and agreements with its officers, directors and employees, (ii) subscription or purchase agreements for securities or preferred equity certificates, public offering rights agreements, voting and other shareholder agreements, engagement letters, underwriting agreements, agreements with rating agencies and other agreements in respect of its securities or any offering, issuance or sale thereof and (iii) engagement letters and reliance letters in respect of legal, accounting and other advice or reports received or commissioned by it, in each case, provided such transactions and/or activities are permitted or not prohibited by the terms of the Debt Documents;

(g)	activities that are directly related or reasonably incidental to such entity having equity securities listed on an internationally recognised exchange or traded on an internationally recognised market;

(h)	other activities that are de minimis in nature and are permitted or not prohibited by the terms of the Debt Documents;

(i)	ownership of any liabilities incurred or payments made by the relevant company in respect of its share capital and professional fees, employee costs, administration costs and Taxes in each case incurred in the ordinary course of its business as an issuer of Senior Secured Notes, Second Lien Notes or Senior Unsecured Notes or a Senior Unsecured Borrower (as applicable) and not expressly prohibited under this Agreement or the Debt Documents;

(j)	incurring liabilities arising by operation of law;

(k)	making claims (and the receipt of any related proceeds) for rebates or indemnification with respect to Taxes;

(l)	activities in connection with any litigation or court or other proceedings that are, in each case, being contested in good faith;

(m)	activities desirable to maintain Tax status;

(n)	incurring liabilities for, or in connection with, Taxes; and

(o)	the making of or receipt of any Payment permitted under this Agreement;

Permitted Payment means a Permitted Hedge Payment, a Permitted Cash Management Payment, a Permitted Intra-Group Payment, a Permitted Senior Unsecured Payment, a Permitted Investor Payment, a Permitted Senior Secured Credit Payment or a Permitted Second Lien Payment;

Permitted Second Lien Payment means each Payment permitted by Clause 7.5 (Permitted Second Lien Payments);

Permitted Senior Secured Credit Payment means the Payments permitted by Clause 3.1 (Payments of Senior Secured Creditor Liabilities);

Permitted Senior Unsecured Payment means the Payments permitted by Clause 8.3 (Permitted Senior Unsecured Payments);

Post-Closing Secured Liability means:

(a)	any liability incurred under the Secured Debt Documents owed by any Group Company which is increased, amended, redesignated, redenominated, extended, discharged or exchanged, repriced or otherwise modified after the date of this Agreement; or

(b)	any new or additional liability owed by any Group Company which arises under the Secured Debt Documents (including any new Secured Debt Documents or pursuant to any refinancing which is permitted under this Agreement) after the date of this Agreement, including (without limitation):

(i)	any liability incurred under provisions in the Senior Facilities Agreement equivalent to clause 2.3 (Increase) of the LMA Reference Document;

(ii)	any liability incurred under provisions in the Senior Facilities Agreement equivalent to clause 2.2 (Incremental Facilities) of the LMA Reference Document;

(iii)	any liability incurred in connection with the implementation of any Structural Adjustment under and in accordance with the Senior Facilities Agreement;

(iv)	any liability incurred under any Hedging Agreement;

(v)	any secured financing, refinancing or replacement liabilities referred to in Clause 2.4 (Additional and/or Refinancing Debt);

(vi)	any secured financing of Senior Secured Creditor Liabilities, Second Lien Liabilities or Senior Unsecured Liabilities (as applicable and as described in Clause 20 (New Debt Financings)); and/or

(vii)	any other similar provision of any other Secured Debt Document;

Primary Creditors means:

(a)	the Senior Secured Creditors;

(b)	the Second Lien Creditors;

(c)	the Parallel Debt Creditor; and

(d)	the Senior Unsecured Creditors;

Receiver means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

Relevant Ancillary Lender means, in respect of any SFA Cash Cover, the Ancillary Lender (if any) for which that SFA Cash Cover is provided;

Relevant Cash Management Facility Creditor means, in respect of any Cash Management Facility Cash Cover, each Cash Management Provider for which that Cash Management Facility Cash Cover is provided;

Relevant Debt means Term Outstandings, the aggregate principal amount outstanding under any Second Lien Term Facilities or any term loan facility made available under a Senior Unsecured Facilities Agreement (as applicable) and the aggregate principal amount of the Senior Secured Notes Liabilities, Second Lien Notes Liabilities and Senior Unsecured Notes Liabilities;

Relevant Issuing Bank means, in respect of any SFA Cash Cover, the Issuing Bank (if any) for which that SFA Cash Cover is provided;

Relevant Liabilities means:

(a)	in the case of a Creditor:

(i)	the Arranger Liabilities owed to an Arranger ranking (in accordance with the terms of this Agreement) pari passu with or in priority to that Creditor;

(ii)	the Liabilities owed to Creditors ranking (in accordance with the terms of this Agreement) pari passu with or in priority to that Creditor together with all Agent Liabilities owed to the Agent of those Creditors; and

(iii)	all present and future liabilities and obligations, actual and contingent, of the Debtors and Third Party Security Providers to the Security Agent; and

(b)	in the case of a Debtor or Third Party Security Provider, the Liabilities owed to the Creditors together with the Agent Liabilities owed to the Agent of those Creditors, the Arranger Liabilities and all present and future liabilities and obligations, actual and contingent, of the Debtors, or, as the case may be, Third Party Security Providers, to the Security Agent;

Reports has the meaning given to the term Reports in the Senior Facilities Agreement and Report shall be construed accordingly;

Restricted Subsidiary has the meaning given to the term Restricted Subsidiary in the Original Senior Secured Notes Indenture;

Responsible Officer means any officer within the corporate trust and agency department (however described) of any Notes Trustee, including any director, associate director, vice president, assistant vice president, assistant treasurer, trust officer or any other officer of such Notes Trustee who customarily performs functions similar to those performed by such officers, or to whom any corporate trust matter is referred because of such individual’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Agreement and any Senior Secured Notes Indenture, Second Lien Notes Indenture or Senior Unsecured Notes Indenture (as applicable) to which that Notes Trustee is a party;

Retiring Security Agent has the meaning given to that term in Clause 22 (Change of Security Agent);

Revolving Facility has the meaning given to the term Revolving Facility in the Senior Facilities Agreement;

Second Lien Acceleration Event means:

(a)	if applicable, the Second Lien Agent, the Second Lien Notes Trustee or any of the Second Lien Noteholders exercising any of their rights (excluding placing amounts on demand but including making a demand on amounts placed on demand) to accelerate amounts outstanding under the Second Lien Facilities Agreement and/or the Second Lien Notes Indenture (as applicable); or

(b)	any Second Lien Liabilities becoming due and payable by operation of any automatic acceleration provisions in any Second Lien Finance Documents;

Second Lien Agent means any facility agent in respect of the Second Lien Lender Liabilities that accedes as a Party in accordance with Clause 23 (Changes to the Parties);

Second Lien Agent Liabilities means:

(a)	the Agent Liabilities owed by the Debtors and Third Party Security Providers to the Second Lien Agent under or in connection with the Second Lien Finance Documents; and

(b)	the Senior Secured Security Agent Claim corresponding to the Liabilities referred to in paragraph (a) above;

Second Lien Arranger means any Arranger under and as defined in a Second Lien Facilities Agreement;

Second Lien Arranger Liabilities means:

(a)	all present and future liabilities and obligations (whether actual and contingent and whether incurred solely or jointly) of any Debtor and Third Party Security Provider to any Second Lien Arranger under or in connection with the Second Lien Finance Documents; and

(b)	the Senior Secured Security Agent Claim corresponding to the Liabilities referred to in paragraph (a) above;

Second Lien Borrower has the meaning given to the term Borrower in any Second Lien Facilities Agreement or any equivalent definition having the same commercial effect provided that any such Borrower shall be:

(a)	the Company; or

(b)	a limited liability company which:

(i)	is a wholly-owned Subsidiary of the Company and (to the extent the Original Senior Secured Notes is in place) is an Issuer (as defined in the Original Senior Secured Notes); or

(ii)	is a special purpose vehicle incorporated to borrow the Second Lien Facility as a direct wholly-owned Subsidiary of the Company and which (A) is a guarantor of the Senior Liabilities and (B) does not hold any shares in any other person and has no principal purpose, and does not conduct any business or own any other assets, other than (1) to borrow the Second Lien Facility and activities related thereto and (2) any Permitted Issuer/Borrower Activities, and which, in each case, accedes to this Agreement (as a Debtor and, if applicable, as a Creditor of Second Lien Proceeds Loan Liabilities (in respect of a Second Lien Borrower within the definition of paragraph (b)(ii) above)) in accordance with Clause 23.7 (Accession of Second Lien Borrower);

Second Lien Commitment has the meaning given to the term Commitment in the Second Lien Facilities Agreement (or any equivalent definition having the same commercial effect);

Second Lien Credit Participation means:

(a)	in relation to a Second Lien Lender, its Second Lien Loan Credit Participation; and

(b)	in relation to a Second Lien Noteholder, the principal amount of outstanding Second Lien Notes held by that Second Lien Noteholder;

Second Lien Creditor means a Second Lien Loan Creditor or a Second Lien Notes Creditor;

Second Lien Creditor Liabilities Transfer means a transfer of the Second Lien Liabilities to one or more of the Senior Unsecured Creditors (or to a nominee or nominees of such Senior Unsecured Creditors) as described in Clause 8.15 (Option to purchase: Senior Unsecured Creditors);

Second Lien Creditor Representative(s) means:

(a)	on and from entry into of any Second Lien Facilities Agreement, the Second Lien Agent; and

(b)	on and from the first Second Lien Notes Issue Date, the Second Lien Notes Trustee(s) in respect of any Second Lien Notes that are outstanding.

Second Lien Debt Purchase Transaction has the meaning given to the term Debt Purchase Transaction (or any substantially similar term) in the Second Lien Facilities Agreement;

Second Lien Default means a Second Lien Loan Default or a Second Lien Notes Default;

Second Lien Discharge Date means the latest of:

(a)	the Second Lien Lender Discharge Date; and

(b)	the Second Lien Notes Discharge Date;

Second Lien Enforcement Notice has the meaning given to that term in Clause 7.13 (Permitted Second Lien Enforcement);

Second Lien Event of Default means a Second Lien Loan Event of Default or a Second Lien Notes Event of Default;

Second Lien Facilities Agreement means any second lien facilities agreement or agreements under which Second Lien Liabilities are made available and:

(a) entry into of which does not breach the terms of any other Second Lien Finance Document or any Senior Secured Finance Document at that time;

(b) which is designated as a Second Lien Facilities Agreement by the Company by written notice to each Agent who is a Party at such time; and

(c) where each agent, arranger and lender under that second lien facilities agreement has become a Party as a Second Lien Agent, Second Lien Arranger or Second Lien Lender (as applicable) pursuant to Clause 23.20 (Creditor/Agent Accession Undertaking),

and (unless the context requires otherwise) references to the Second Lien Facilities Agreement include each Second Lien Facilities Agreement;

Second Lien Facility has the meaning given to the term Facility in any Second Lien Facilities Agreement;

Second Lien Finance Documents means the Second Lien Loan Finance Documents and the Second Lien Notes Finance Documents;

Second Lien Guarantee means each guarantee and/or indemnity by a Second Lien Guarantor to the Second Lien Creditors (or any of them) for the Second Lien Liabilities (or any of them) and/or for the obligations (or any of them) of any issuer or borrower under any Second Lien Finance Document;

Second Lien Guarantor means each Group Company which is or becomes a guarantor of any Second Lien Liabilities in accordance with a Second Lien Finance Document;

Second Lien Lender Discharge Date means the first date on which all Second Lien Lender Liabilities have been fully and finally discharged, whether or not as the result of an enforcement, and the Second Lien Lenders (in that capacity) are under no further obligation to provide financial accommodation to any of the Debtors or Third Party Security Providers under any of the Second Lien Loan Finance Documents;

Second Lien Lender Liabilities means:

(a)	the Liabilities owed by the Debtors and (if any such Liabilities are owed by them) the Third Party Security Providers to the Second Lien Lenders under the Second Lien Loan Finance Documents; and

(b)	the Senior Secured Security Agent Claim corresponding to the Liabilities referred to in paragraph (a) above;

Second Lien Lenders has the meaning given to the term Lender in the Second Lien Facilities Agreement;

Second Lien Liabilities means the Second Lien Lender Liabilities and the Second Lien Notes Liabilities;

Second Lien Liabilities Outstandings means the principal amount of outstanding Second Lien Liabilities held by the Second Lien Creditors;

Second Lien Loan Credit Participation means, in relation to a Second Lien Lender, the aggregate of its (drawn and undrawn) Second Lien Commitments;

Second Lien Loan Creditors means the Second Lien Lenders, the Second Lien Agent (on behalf of itself and the Second Lien Lenders which it represents) and the Security Agent;

Second Lien Loan Default means a Default under the Second Lien Facilities Agreement;

Second Lien Loan Event of Default means an Event of Default under the Second Lien Facilities Agreement;

Second Lien Loan Finance Documents has the meaning given to the term Finance Documents in the Second Lien Facilities Agreement;

Second Lien Loan Finance Party has the meaning given to the term Finance Party in the Second Lien Facilities Agreement;

Second Lien Loan Mandatory Prepayment means a mandatory prepayment of any of the Second Lien Liabilities which is of the same type as a Senior Mandatory Prepayment;

Second Lien Loan Payment Default means any Second Lien Loan Default arising by reason of any non-payment under the Second Lien Facilities Agreement other than in respect of an amount not (a) constituting principal, interest or fees and (b) exceeding €1,000,000 (or its equivalent in other currencies);

Second Lien Noteholders means the registered holders, from time to time, of the Second Lien Notes as determined in accordance with the Second Lien Notes Indenture(s) prior to the applicable Second Lien Notes Discharge Date;

Second Lien Notes means any high yield, exchange notes, securities or other debt instruments issued or to be issued by a Second Lien Notes Issuer to the extent that they are permitted to be issued in accordance with, or such issuance is not prohibited by, the terms of the Debt Documents at the time of issue and which are designated by the Company as Second Lien Notes for the purposes of this Agreement on or before the date on which the Second Lien Notes Trustee(s) for such Second Lien Notes becomes a Party;

Second Lien Notes Creditor means each Second Lien Noteholder, the Second Lien Notes Trustee(s) and (in its capacity as creditor of the Senior Secured Security Agent Claim corresponding to the Second Lien Notes Liabilities) the Security Agent;

Second Lien Notes Default means a Second Lien Notes Event of Default or any event or circumstances which would (with the expiry of a grace period, the giving of notice provided for in the relevant definition of such Second Lien Notes Event of Default or the combination of the foregoing) be a Second Lien Notes Event of Default, provided that any such event or circumstance which requires any determination as to materiality before it may become a Second Lien Notes Event of Default shall not be a Second Lien Notes Default until such determination is made;

Second Lien Notes Discharge Date means the first date on which all the Second Lien Notes Liabilities have been fully and finally discharged, whether or not as the result of an enforcement, and the Second Lien Noteholders are under no further obligation to provide financial accommodation to any of the Debtors under the Second Lien Notes Finance Documents or, as the context so requires, such discharge has occurred in relation to the Second Lien Notes Liabilities under the Second Lien Notes Indenture(s);

Second Lien Notes Event of Default means an event of default (however described) under the Second Lien Notes Indenture(s);

Second Lien Notes Finance Documents means the Second Lien Notes, the Second Lien Notes Indenture(s), the Second Lien Guarantees in respect of the Second Lien Notes, this Agreement, the Security Documents (to the extent only that such Security Documents secure Second Lien Notes Liabilities), and any other document entered into in connection with the Second Lien Notes (which, for the avoidance of doubt, excludes any document to the extent it sets out rights of the initial purchasers of Second Lien Notes (in their capacities as initial purchasers) against any Group Company) and designated a Second Lien Notes Finance Document by the Company and the Second Lien Notes Trustee(s);

Second Lien Notes Finance Party means any Second Lien Notes Trustee (on behalf of itself and the Second Lien Noteholders which it represents) and the Security Agent;

Second Lien Notes Indenture means each indenture pursuant to which any Second Lien Notes are issued;

Second Lien Notes Issue Date means, in respect of the Second Lien Notes Indenture(s), the first date on which a Second Lien Note is issued pursuant to that Second Lien Notes Indenture;

Second Lien Notes Issuer means the issuer of the relevant Second Lien Notes provided that it is:

(a)	the Company; or

(b)	a limited liability company which:

(i)	is a wholly-owned Subsidiary of the Company and (to the extent the Original Senior Secured Notes is in place) is an Issuer (as defined in the Original Senior Secured Notes Indenture); or

(ii)	is a special purpose vehicle incorporated for the issuance of the relevant Second Lien Notes as a direct wholly-owned Subsidiary of the Company and which (A) is a guarantor of the Senior Liabilities and (B) does not hold any shares in any other person and has no principal purpose, and does not conduct any business or own any other assets, other than (1) to issue, or for the purposes of, Second Lien Notes and activities related thereto or (2) any Permitted Issuer/Borrower Activities, and which, in each case, accedes to this Agreement as a Debtor and, if applicable, as a Creditor of Second Lien Proceeds Loan Liabilities (in respect of a Second Lien Notes Issuer within the definition of paragraph (b)(ii) above) in accordance with Clause 23.6 (Accession of Second Lien Notes Issuer);

Second Lien Notes Liabilities means:

(a)	the Liabilities owed by the Debtors and (if any such Liabilities are owed by them) the Third Party Security Providers to any Second Lien Notes Creditor under or in connection with the Second Lien Notes Finance Documents (in each case, whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently, and whether as principal, surety or otherwise); and

(b)	the Senior Secured Security Agent Claim corresponding to the Liabilities referred to in paragraph (a) above,

provided, however, that the definition of Second Lien Notes Liabilities shall not include Second Lien Notes Trustee Amounts;

Second Lien Notes Mandatory Prepayment means a mandatory prepayment, repurchase or redemption (including any requirement to make an offer to repurchase) of any of the Second Lien Notes Liabilities which is of the same type as a Second Lien Loan Mandatory Prepayment;

Second Lien Notes Payment Default means any Second Lien Notes Default arising by reason of any non-payment under a Second Lien Notes Finance Document other than in respect of an amount not (a) constituting principal, interest or fees and (b) exceeding €1,000,000 (or its equivalent in other currencies);

Second Lien Notes Trustee means any entity acting as trustee under any issue of Second Lien Notes and which accedes as a Party in accordance with Clause 23 (Changes to the Parties);

Second Lien Notes Trustee Amounts means, in relation to a Second Lien Notes Trustee, amounts payable to that Second Lien Notes Trustee or any adviser, receiver, delegate, attorney, agent or appointee thereof under the Second Lien Notes Finance Documents, any provisions (including indemnity provisions) for costs and expenses in favour of that Second Lien Notes Trustee or any adviser, receiver, delegate, attorney, agent or appointee thereof contained in Second Lien Notes Finance Documents, all compensation for services provided by that Second Lien Notes Trustee or any adviser, receiver, delegate, attorney, agent or appointee thereof which is payable to that Second Lien Notes Trustee or any adviser, receiver, delegate, attorney, agent or appointee thereof pursuant to the terms of the Second Lien Notes Finance Documents and all out-of-pocket costs and expenses properly incurred by that Second Lien Notes Trustee or any adviser, receiver, delegate, attorney, agent or appointee thereof in carrying out its duties or performing any service pursuant to the terms of Second Lien Notes Finance Documents, including, without limitation (a) compensation for the costs and expenses of the collection by that Second Lien Notes Trustee of any amount payable to that Second Lien Notes Trustee for the benefit of the Second Lien Noteholders, and (b) costs and expenses of that Second Lien Notes Trustee’s advisers, receivers, delegates, attorneys, agents or appointees (but excluding: (i) any payment in relation to any unpaid costs and expenses incurred in respect of any litigation initiated by that Second Lien Notes Trustee or any adviser, receiver, delegate, attorney, agent or appointee on behalf of that Second Lien Notes Trustee against any of the Senior Finance Parties; and (ii) any payment made, directly or indirectly, on or in respect of any amounts owing under any Second Lien Notes (including principal, interest, premium or any other amounts to any of the Second Lien Noteholders)) including VAT where applicable;

Second Lien Payment Default means any Second Lien Loan Payment Default or any Second Lien Notes Payment Default;

Second Lien Payment Stop Notice has the meaning given to that term in Clause 7.6 (Issue of Second Lien Payment Stop Notice);

Second Lien Proceeds Loan means any loan or promissory note pursuant to which any proceeds of any Second Lien Notes or proceeds of any Second Lien Facility are lent by a SPV 2LN Borrower/Issuer to the Second Lien Proceeds Loan Borrower;

Second Lien Proceeds Loan Agreement means each agreement between a SPV 2LN Borrower/Issuer and the Second Lien Proceeds Loan Borrower evidencing the terms of a Second Lien Proceeds Loan;

Second Lien Proceeds Loan Borrower means the Company in its capacity as the borrower of a Second Lien Proceeds Loan;

Second Lien Proceeds Loan Liabilities means:

(a)	the Liabilities owed by the Second Lien Proceeds Loan Borrower to a SPV 2LN Borrower/Issuer under any Second Lien Proceeds Loan Agreement; and

(b)	the Senior Secured Security Agent Claim corresponding to the Liabilities referred to in paragraph (a) above;

Second Lien Standstill Period has the meaning given to that term in Clause 7.14 (Second Lien Standstill Period);

Second Lien Term Facility means each term loan facility made available under a Second Lien Facilities Agreement.

Secured Debt Documents means the Senior Finance Documents, the Senior Secured Notes Finance Documents, the Second Lien Loan Finance Documents, the Second Lien Notes Finance Documents, the Senior Unsecured Finance Documents, the Cash Management Agreements and the Hedging Agreements;

Secured Obligations means:

(a)	in the case of the Transaction Security other than Senior Unsecured Shared Security, all the Liabilities and all other present and future obligations at any time due, owing or incurred by any Group Company, each Debtor and each Third Party Security Provider to any Senior Secured Party under the Secured Debt Documents other than the Senior Unsecured Finance Documents (including its Liabilities in respect of any Senior Secured Security Agent Claim, but excluding its Liabilities in respect of any Senior Unsecured Security Agent Claim), both actual and contingent and whether incurred solely or jointly and as principal or surety or in any other capacity;

(b)	in the case of the Senior Unsecured Shared Security, all the Liabilities and all other present and future obligations at any time due, owing or incurred by any Group Company, each Debtor and each Third Party Security Provider to any Secured Party under the Secured Debt Documents (including its Liabilities in respect of any Security Agent Claim), both actual and contingent and whether incurred solely or jointly and as principal or surety or in any other capacity; and

(c)	in the case of the Senior Unsecured Only Security, all the Liabilities and all other present and future obligations at any time due, owing or incurred by any Group Company, each Debtor and each Third Party Security Provider to any Senior Unsecured Finance Party under the Senior Unsecured Finance Documents (including its Liabilities in respect of any Senior Unsecured Security Agent Claim, but excluding its Liabilities in respect of any Senior Secured Security Agent Claim), both actual and contingent and whether incurred solely or jointly and as principal or surety or in any other capacity;

Secured Parties means:

(a)	in relation to the Transaction Security, the Security Agent (including as Parallel Debt Creditor, if applicable), any Receiver or Delegate and each of the Agents, the Arrangers and the Primary Creditors from time to time; and

(b)	in relation to the Senior Unsecured Only Security, the Senior Unsecured Creditors, the Senior Unsecured Arrangers, the Security Agent (including the Parallel Debt Creditor, if applicable) and any Receiver or Delegate from time to time, but, in the case of each Agent, Arranger or Primary Creditor, only if it is a Party or (in the case of an Agent or a Primary Creditor) has acceded to this Agreement, in the appropriate capacity, pursuant to Clause 23.20 (Creditor/Agent Accession Undertaking) and in each case subject to Clause 18.2 (Equitably Subordinated Creditors);

Security means a mortgage, land charge (Grundschuld), charge, pledge, lien, assignment, (extended) retention of title arrangement or security transfer for security purposes or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect;

Security Agent Claims means the Senior Secured Security Agent Claims and the Senior Unsecured Security Agent Claims;

Security Agent’s Spot Rate of Exchange means, in respect of the conversion of one currency (the First Currency) into another currency (the Second Currency), the Security Agent’s spot rate of exchange for the purchase of the Second Currency with the First Currency in the London foreign exchange market at or about 11.00 a.m. (London time) on a particular day, which shall be notified by the Security Agent in accordance with paragraph (d) of Clause 21.9 (Security Agent’s obligations);

Security Documents means:

(a)	each of the Transaction Security Documents;

(b)	each of the Additional Transaction Security Documents (as defined in paragraph (c) of Clause 20.2 (Transaction Security: New Debt Financings);

(c)	any other document entered into at any time by any of the Debtors or a Senior Unsecured Security Provider or a Third Party Security Provider creating any Security in favour of any of the Secured Parties as security for any of the Secured Obligations; and

(d)	any Security granted under any covenant for further assurance in any of the documents set out in paragraphs (a) to (c) above,

which in each case, to the extent legally possible:

(i)	is created in favour of the Security Agent as security agent (or, for the purposes of Italian law, as mandatario con rappresentanza) or trustee for the Secured Parties in respect of their Liabilities; or

(ii)	is created in favour, or for the benefit, of the Secured Parties in respect of the Senior Secured Liabilities, the Second Lien Liabilities and (in respect of any Senior Unsecured Shared Security) the Senior Unsecured Liabilities; or

(iii)	in the case of any jurisdiction in which effective Security cannot be granted in favour of the Security Agent as agent or trustee for the Secured Parties, is created in favour of:

(A)	all the Secured Parties in respect of their Liabilities; and/or

(B)	to the extent recognised and permitted by applicable law, the Security Agent under a parallel debt structure for the benefit of all the Secured Parties; and/or

(e)	any amendment, extension or ratification of any of the foregoing documents,

but not any Senior Unsecured Only Security Document or, for the avoidance of doubt, (unless expressly designated as a Transaction Security Document by the Company and the Security Agent) any document creating Security granted by a SUN Borrower/Issuer or other Holding Company of the Company over any assets directly owned by it (which are not (x) assets of any Group Company, (y) financial securities owed by any Group Company or (z) subject to the Transaction Security) or any document providing any guarantees from a SUN Borrower/Issuer or other Holding Company of the Company;

Security Property means:

(a)	the Transaction Security expressed to be granted in favour of the Security Agent as security agent, trustee and/or as Parallel Debt Creditor (or for itself to secure any of the obligations described in paragraph (b) below), if applicable, for (and/or, for the purposes of any Italian Transaction Security, as agent with representative powers (mandatario con rappresentanza) for and on behalf of) the Secured Parties (or pursuant to any joint and several creditorship or other arrangement set out in Clause 21 (The Security Agent) for the benefit of the Secured Parties) or the relevant Secured Parties, as applicable, and all proceeds of that Transaction Security;

(b)	all obligations expressed to be undertaken by a Debtor, Third Party Security Provider or a Senior Unsecured Security Provider to pay amounts in respect of the Liabilities to the Security Agent as security agent, trustee and/or as Parallel Debt Creditor, if applicable, for (and/or, for the purposes of any Italian Transaction Security, as agent with representative powers (mandatario con rappresentanza) for and on behalf of) the Secured Parties (or pursuant to any joint and several creditorship or other arrangement set out in Clause 21 (The Security Agent)) and secured by the Transaction Security together with all representations and warranties expressed to be given by a Debtor, Third Party Security Provider or a Senior Unsecured Security Provider in favour of the Security Agent as security agent, trustee and/or as Parallel Debt Creditor, if applicable, for (or otherwise for the benefit of and/or, for the purposes of any Italian Transaction Security, as agent with representative powers (mandatario con rappresentanza) for and on behalf of) the Secured Parties;

(c)	the Security Agent’s interest in any trust fund created pursuant to Clause 12 (Turnover of Receipts); and

(d)	any other amounts or property, whether rights, entitlements, choses in action or otherwise, actual or contingent, which the Security Agent is required by the terms of the Debt Documents to hold as trustee on trust for (or otherwise for the benefit of or, for the purposes of any Italian Transaction Security, as agent with representative powers (mandatario con rappresentanza) for and on behalf of) the Secured Parties and/or which it holds in its own name as Parallel Debt Creditor, if applicable, but not any Senior Unsecured Only Security Property;

Senior Acceleration Event means

(a)	a Senior Agent exercising any of its rights (excluding placing amounts on demand but including making a demand on amounts placed on demand) under any acceleration provision(s) of the Senior Facilities Agreement; or

(b)	any automatic cancellation and/or acceleration under the Senior Facilities Agreement following a Senior Event of Default.

Senior Agent means any facility agent in respect of the Senior Lender Liabilities that accedes as a Party in accordance with Clause 23 (Changes to the Parties) and which is not redesignated as a Senior Secured Note Trustee on the Super Senior Designation Date;

Senior Agent Liabilities means the Agent Liabilities owed by the Debtors and Third Party Security Providers to the relevant Senior Agent under or in connection with the related Senior Finance Documents;

Senior Arranger means any Arranger under and as defined in the Senior Facilities Agreement (or any equivalent definition having the same commercial effect) and which has not been redesignated as a Senior Secured Arranger on the Super Senior Designation Date;

Senior Arranger Liabilities means:

(a)	all present and future liabilities and obligations (whether actual and contingent and whether incurred solely or jointly) of any Debtor and Third Party Secuirty Provider to any Senior Arranger under or in connection with the Senior Finance Documents; and

(b)	the Senior Secured Security Agent Claim corresponding to the Liabilities referred to in paragraph (a) above;

Senior Borrower has the meaning given to the term Borrower in the Senior Facilities Agreement;

Senior Commitment has the meaning given to the term Commitment in the Senior Facilities Agreement;

Senior Credit Participation means, in relation to a Senior Creditor, the aggregate of:

(a)	prior to the Super Senior Designation Date:

(i)	its aggregate (drawn and undrawn) Senior Commitments, if any;

(ii)	in respect of any hedging transaction of that Senior Creditor under any Hedging Agreement that has, as of the date the calculation is made, been terminated or closed out in accordance with the terms of this Agreement, the amount, if any, payable to it under any Hedging Agreement in respect of that termination or close-out as of the date of termination or close-out (and before taking into account any interest accrued on that amount since the date of termination or close-out) to the extent that amount is unpaid (that amount to be certified by the relevant Senior Creditor and as calculated in accordance with the relevant Hedging Agreement); and

(iii)	in respect of any hedging transaction of that Senior Creditor under any Hedging Agreement that has, as of the date the calculation is made, not been terminated or closed out, the amount, if any, which would be payable to it under that Hedging Agreement in respect of that hedging transaction, if the date on which the calculation is made was deemed to be an Early Termination Date (as defined in the relevant Hedging Agreement) for which the relevant Debtor is the Defaulting Party (as defined in the relevant Hedging Agreement (or equivalent thereto in the case of a Hedging Agreement not based on an ISDA Master Agreement)), that amount, in each case, to be certified by the relevant Senior Creditor and as calculated in accordance with the relevant Hedging Agreement; and

(b)	on and following the Super Senior Designation Date:

(i)	its aggregate (drawn and undrawn) Senior Commitments, if any;

(ii)	in respect of any hedging transaction of that Senior Creditor under any Hedging Agreement constituting Super Senior Hedging Liabilities that has, as of the date the calculation is made, been terminated or closed out in accordance with the terms of this Agreement, the amount, if any, payable to it under any Hedging Agreement constituting Super Senior Hedging Liabilities in respect of that termination or close-out as of the date of termination or close-out (and before taking into account any interest accrued on that amount since the date of termination or close-out) to the extent that amount is unpaid (that amount to be certified by the relevant Senior Creditor and as calculated in accordance with the relevant Hedging Agreement constituting Super Senior Hedging Liabilities); and

(iii)	in respect of any hedging transaction of that Senior Creditor under any Hedging Agreement constituting Super Senior Hedging Liabilities that has, as of the date the calculation is made, not been terminated or closed out, the amount, if any, which would be payable to it under that Hedging Agreement constituting Super Senior Hedging Liabilities in respect of that hedging transaction, if the date on which the calculation is made was deemed to be an Early Termination Date (as defined in the relevant Hedging Agreement) for which the relevant Debtor is the Defaulting Party (as defined in the relevant Hedging Agreement (or equivalent thereto in the case of a Hedging Agreement not based on an ISDA Master Agreement)), that amount, in each case, to be certified by the relevant Senior Creditor and as calculated in accordance with the relevant Hedging Agreement constituting Super Senior Hedging Liabilities;

Senior Creditors means:

(a)	prior to the Super Senior Designation Date, the Senior Lenders, the Cash Management Providers and the Hedge Counterparties; and

(b)	on or after the Super Senior Designation Date, the Senior Lenders, the Cash Management Providers and the Super Senior Hedge Counterparties;

Senior Debt Purchase Transaction has the meaning given to the term Debt Purchase Transaction in the Senior Facilities Agreement;

Senior Default means a Default under the Senior Facilities Agreement;

Senior Discharge Date means the first date on which all Senior Liabilities have been fully and finally discharged, whether or not as the result of an enforcement, and the Senior Creditors (in that capacity) are under no further obligation to provide financial accommodation to any of the Debtors under the Senior Finance Documents;

Senior Event of Default means an Event of Default under the Senior Facilities Agreement;

Senior Facilities Agreement means any facilities agreement or agreements:

(a)	entry into of which does not breach the terms of any other Senior Secured Finance Document at that time;

(b)	which is designated as a Senior Facilities Agreement by the Company by written notice to each Agent who is a Party at such time;

(c)	which is not redesignated as a Pari Passu Facilities Agreement on the Super Senior Designation Date;

(d)	where each agent, arranger and lender under that Additional Senior Facilities Agreement has become a Party as a Senior Agent, Senior Arranger or Senior Lender (as applicable) pursuant to Clause 23.20 (Creditor/Agent Accession Undertaking),

and references to the Senior Facilities Agreement include each Senior Facilities Agreement provided further that a Senior Facilities Agreement shall only be a Senior Facilities Agreement under this Agreement after the Super Senior Designation Date to the extent that the creditors of (and in respect of) such Senior Facilities Agreement are permitted under the terms of the Secured Debt Documents to receive payments from the proceeds of an Enforcement in priority to the Senior Secured Notes;

Senior Facility has the meaning given to the term Facility in the Senior Facilities Agreement;

Senior Finance Documents has the meaning given to the term Finance Documents in the Senior Facilities Agreement;

Senior Finance Party has the meaning given to the term Finance Party in the Senior Facilities Agreement;

Senior Guarantor has the meaning given to the term Guarantor in the Senior Facilities Agreement;

Senior Lender means each Lender (as defined in the Senior Facilities Agreement or any equivalent definition having the same commercial effect), Issuing Bank and Ancillary Lender, but excluding any Lender that has been redesignated as a Senior Secured Noteholder on the Super Senior Designation Date;

Senior Lender Cash Collateral means any cash collateral provided by a Senior Lender to an Issuing Bank pursuant to provisions in the Senior Facilities Agreement equivalent to clause 7.4 (Cash Collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover) of the LMA Reference Document;

Senior Lender Discharge Date means the first date on which all Senior Lender Liabilities have been fully and finally discharged, whether or not as the result of an enforcement, and the Senior Lenders (in that capacity) are under no further obligation to provide financial accommodation to any of the Debtors or Third Party Security Providers under any of the Debt Documents;

Senior Lender Liabilities means:

(a)	the Liabilities owed by the Debtors and Third Party Security Providers to the Senior Lenders under the Senior Finance Documents; and

(b)	the Senior Secured Security Agent Claim corresponding to the Liabilities referred to in paragraph (a) above;

Senior Lender Liabilities Transfer means a transfer of the Senior Lender Liabilities to one or more of the Senior Secured Notes Creditors (or to a nominee or nominees of such Senior Secured Notes Creditors) described in Clause 3.10 (Option to purchase: Senior Secured Notes Creditors);

Senior Liabilities means:

(a)	prior to the Super Senior Designation Date, the Senior Lender Liabilities, the Cash Management Liabilities and the Hedging Liabilities; and

(b)	on and after the Super Senior Designation Date, the Senior Lender Liabilities, the Cash Management Liabilities and the Super Senior Hedging Liabilities;

Senior Mandatory Prepayment means a mandatory prepayment of any of the Senior Lender Liabilities pursuant to provisions in the Senior Facilities Agreement equivalent to clause 13.2 (Disposal, Insurance and Acquisition Proceeds and Excess Cashflow) of the LMA Reference Document;

Senior Mandatory Prepayment Waiver means any amendment or waiver of the requirement to make a Senior Mandatory Prepayment (excluding a waiver of a prepayment by a Senior Lender where, within six months of the date of the waiver, the prepayment amount so waived is applied to repay any Senior Secured Liabilities outstanding with any other Senior Secured Creditor in accordance with the Senior Secured Finance Documents), the amount thereof being the amount which would have been required to be prepaid pursuant to that Senior Mandatory Prepayment in the absence of that amendment or waiver;

Senior Payment Default means an Event of Default under provisions in the Senior Facilities Agreement equivalent to clause 29.1 (Payment default) of the LMA Reference Document other than in respect of an amount (a) not constituting principal, interest or fees and (b) not exceeding €1,000,000 (or its equivalent in other currencies);

Senior Principal Increase means any increase in the principal amount of the Senior Facilities (including, without limitation, any increase under provisions in the Senior Facilities Agreement equivalent to clause 2.2 (Incremental Facilities) or 2.3 (Increase) of the LMA Reference Document);

Senior Secured Arranger means any Arranger under and as defined in a Pari Passu Facilities Agreement (or any equivalent definition having the same commercial effect);

Senior Secured Arranger Liabilities means:

(a)	all present and future liabilities and obligations (whether actual and contingent and whether incurred solely or jointly) of any Debtor and Third Party Secuirty Provider to any Senior Secured Arranger under or in connection with the Senior Secured Finance Documents; and

(b)	the Senior Secured Security Agent Claim corresponding to the Liabilities referred to in paragraph (a) above;

Senior Secured Credit Participation means:

(a)	in relation to a Senior Creditor, its Senior Credit Participation; and

(b)	in relation to a Senior Secured Noteholder, the principal amount of outstanding Senior Secured Notes (under paragraph (a) of the definition thereof) held by that Senior Secured Noteholder or its aggregate commitments under any Senior Secured Notes (under paragraphs (a) and (b) of the definition thereof);

Senior Secured Creditor Liabilities means the Senior Lender Liabilities, the Cash Management Liabilities, the Super Senior Hedging Liabilities, and the Senior Secured Notes Liabilities;

Senior Secured Creditor Liabilities Transfer means:

(a)	a transfer of the Senior Lender Liabilities and the Senior Secured Notes Liabilities to one or more of the Second Lien Creditors (or to a nominee or nominees of such Second Lien Creditors) as described in Clause 7.17 (Option to purchase: Second Lien Creditors); or

(b)	a transfer of the Senior Lender Liabilities and the Senior Secured Notes Liabilities to one or more of the Senior Unsecured Creditors (or to a nominee or nominees of such Senior Unsecured Creditors) as described in Clause 8.15 (Option to purchase: Senior Unsecured Creditors),

(as applicable);

Senior Secured Creditor Representative(s) means:

(a)	with regard to any Senior Facilities Agreement, the Senior Agent; and

(b)	the Senior Secured Notes Trustee(s) in respect of any Senior Secured Notes that are outstanding;

Senior Secured Creditors means:

(a)	prior to the Super Senior Designation Date, the Senior Secured Notes Creditors and the Senior Creditors; and

(b)	on and from the Super Senior Designation Date, the Senior Secured Notes Creditors, the Senior Creditors and the Pari Passu Hedge Counterparties;

Senior Secured Discharge Date means the first date on which all Senior Secured Liabilities have been fully and finally discharged, whether or not as the result of an enforcement, and the Senior Secured Creditors are under no further obligation to provide financial accommodation to any of the Debtors under any of the Debt Documents;

Senior Secured Event of Default means a Senior Event of Default or a Senior Secured Notes Event of Default;

Senior Secured Finance Documents means the Senior Secured Notes Finance Documents, the Senior Finance Documents, the Cash Management Agreements and the Hedging Agreements;

Senior Secured Liabilities means:

(a)	prior to the Super Senior Designation Date, the Senior Secured Notes Liabilities and the Senior Liabilities; and

(b)	on and from the Super Senior Designation Date, the Senior Liabilities, the Cash Management Liabilities, the Senior Secured Notes Liabilities and the Pari Passu Hedging Liabilities;

Senior Secured Noteholders means:

(a)	the registered holders, from time to time, of the Senior Secured Notes referred to in paragraph (a) of the definition thereof, as determined in accordance with the relevant Senior Secured Notes Indenture; and

(b)	each Pari Passu Lender;

Senior Secured Notes means:

(a)	any high yield notes, exchange notes, securities or other debt instruments issued or to be issued by the Senior Secured Notes Issuer that are permitted to be issued in accordance with, or such issuance is not prohibited by, the Senior Secured Finance Documents; and

(b)	any Pari Passu Facilities,

in each case, which are designated by the Company as Senior Secured Notes for the purposes of this Agreement as applicable, on the Super Senior Designation Date or on or before the date on which the Senior Secured Notes Trustee(s) for such Senior Secured Notes or the Senior Secured Noteholders (as applicable) become a Party;

Senior Secured Notes Acceleration Event means:

(a)	the Senior Secured Notes Trustee (or any of the Senior Secured Noteholders) exercising any rights to accelerate amounts outstanding under the Senior Secured Notes pursuant to any Senior Secured Notes Indenture; or

(b)	any Senior Secured Notes Liabilities becoming due and payable by operation of any automatic acceleration provisions in any Senior Secured Notes Finance Documents,

excluding, in each case, placing amounts on demand but including making a demand on amounts placed on demand;

Senior Secured Notes Creditor means each Senior Secured Noteholder, the Senior Secured Notes Trustee(s) and (in its capacity as creditor of the Senior Secured Security Agent Claim corresponding to the Senior Secured Notes Liabilities) the Security Agent;

Senior Secured Notes Default means a Senior Secured Notes Event of Default or any event or circumstances which would (with the expiry of a grace period, the giving of notice, the making of any determination provided for in the relevant definition of such Senior Secured Notes Event of Default or any combination of the foregoing) be a Senior Secured Notes Event of Default, provided that any such event or circumstance which requires any determination as to materiality before it may become a Senior Secured Notes Event of Default shall not be a Senior Secured Notes Default until such determination is made;

Senior Secured Notes Discharge Date means the first date on which all Senior Secured Notes Liabilities have been fully and finally discharged to the satisfaction of each Senior Secured Notes Trustee;

Senior Secured Notes Event of Default means an event of default under the relevant Senior Secured Notes Indenture;

Senior Secured Notes Finance Documents means the Senior Secured Notes, each Senior Secured Notes Indenture, the Senior Secured Notes Guarantees in respect of the Senior Secured Notes, this Agreement, the Security Documents and any other document entered into in connection with the Senior Secured Notes (which for the avoidance of doubt excludes any document to the extent it sets out rights of the initial purchasers or underwriters of the Senior Secured Notes (in their capacities as initial purchasers or underwriters (as applicable)) against any Group Company) and designated a Senior Secured Notes Finance Document by the Company and a Senior Secured Notes Trustee;

Senior Secured Notes Finance Parties means any Senior Secured Notes Trustee (on behalf of itself and the Senior Secured Noteholders which it represents) and the Security Agent;

Senior Secured Notes Guarantee means each guarantee and/or indemnity by a Senior Secured Notes Guarantor to the Senior Secured Notes Creditors (or any of them) for the Senior Secured Notes (or any of them) and/or for the obligations (or any of them) of any issuer or borrower under any Senior Secured Notes Finance Document;

Senior Secured Notes Guarantors means each Group Company which is or becomes a guarantor of Senior Secured Notes in accordance with a Senior Secured Notes Indenture;

Senior Secured Notes Indenture means:

(a)	the Original Senior Secured Notes Indenture;

(b)	any other indenture or other debt instrument pursuant to which any Senior Secured Notes are issued; and

(c)	each Pari Passu Facilities Agreement;

Senior Secured Notes Issue Date means, in respect of each Senior Secured Notes Indenture, the first date on which a Senior Secured Note is issued pursuant to or, as the case may be, there are borrowings under the relevant facility, each pursuant to that Senior Secured Notes Indenture;

Senior Secured Notes Issuer means

(a)	the Original Senior Secured Notes Issuer;

(b)	the Company; or

(c)	a limited liability company which:

(i)	is a wholly-owned Subsidiary of the Company and (to the extent the Original Senior Secured Notes Indenture is in place) is an Issuer (as defined in the Original Senior Secured Notes Indenture); or

(ii)	is a special purpose vehicle incorporated for the issuance of the relevant Senior Secured Notes as a direct wholly-owned Subsidiary of the Company and which (A) is a guarantor of the Senior Liabilities and (B) does not hold any shares in any other person and has no principal purpose, and does not conduct any business or own any other assets, other than (A) to issue, or for the purposes of, Senior Secured Notes and activities related thereto or (B) any Permitted Issuer/Borrower Activities, and which in each case, accedes to this Agreement as a Debtor and, if applicable, as a Creditor of Senior Secured Notes Proceeds Loan Liabilities (in respect of a Senior Secured Notes Issuer within the definition of paragraph (c)(ii) above) in accordance with Clause 23.3 (Accession of Senior Secured Notes Issuer);

Senior Secured Notes Liabilities means:

(a)	all present and future moneys, debts and liabilities due, owing or incurred by the Debtors to any Senior Secured Notes Finance Party or Senior Secured Noteholder under or in connection with the Senior Secured Notes or the Senior Secured Notes Finance Documents (in each case, whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently, and whether as principal, surety or otherwise); and

(b)	the Senior Secured Security Agent Claim corresponding to the Liabilities referred to in paragraph (a) above,

provided, however, that the definition of Senior Secured Notes Liabilities shall not include the Senior Secured Notes Trustee Amounts or any Agent Liabilities owed to the Security Agent;

Senior Secured Notes Mandatory Prepayment means a mandatory prepayment, repurchase or redemption (including any requirement to make an offer to repurchase) of any of the Senior Secured Notes Liabilities which is of the same type as a Senior Mandatory Prepayment;

Senior Secured Notes Outstandings means the principal amount of outstanding Senior Secured Notes held by the Senior Secured Noteholders;

Senior Secured Notes Proceeds Loan means any loan or promissory note pursuant to which any proceeds of any Senior Secured Notes issued by a SPV SSN Issuer are lent by that SPV SSN Issuer to the Senior Secured Notes Proceeds Loan Borrower;

Senior Secured Notes Proceeds Loan Agreement means each agreement between a SPV SSN Issuer and the Senior Secured Notes Proceeds Loan Borrower evidencing the terms of a Senior Secured Notes Proceeds Loan;

Senior Secured Notes Proceeds Loan Borrower means the Company or any other Group Company that is a Borrower (as defined in the Senior Facilities Agreement or any equivalent definition having the same commercial effect) of a Senior Term Facility, in each case, in its capacity as the borrower of a Senior Secured Notes Proceeds Loan;

Senior Secured Notes Proceeds Loan Liabilities means:

(a)	the Liabilities owed by the Senior Secured Notes Proceeds Loan Borrower to a SPV SSN Issuer under any Senior Secured Notes Proceeds Loan Agreement; and

(b)	the Senior Secured Security Agent Claim corresponding to the Liabilities referred to in paragraph (a) above;

Senior Secured Notes Trustee means:

(a)	in the case of any issue of the Original Senior Secured Notes, the Original Senior Secured Notes Trustee (and any successor or replacement thereof in accordance with the terms of this Agreement);

(b)	in the case of any issue of Senior Secured Notes referred to in paragraph (a) of the definition thereof (other than the Original Senior Secured Notes), any entity acting as trustee under such issue of Senior Secured Notes and which accedes to this Agreement as a Senior Secured Notes Trustee pursuant to Clause 23.23 (Accession of Senior Secured Notes Trustee); and

(c)	in the case of any issue of any Pari Passu Facilities, any entity acting as agent for the Pari Passu Lenders in respect of such Facilities and which accedes to this Agreement as a Senior Secured Notes Trustee pursuant to Clause 23.23 (Accession of Senior Secured Notes Trustee) or which is redesignated as a Senior Secured Notes Trustee on the Super Senior Designation Date;

Senior Secured Notes Trustee Amounts means, in relation to a Senior Secured Notes Trustee, amounts payable to that Senior Secured Notes Trustee or any adviser, receiver, delegate, attorney, agent or appointee thereof under the Senior Secured Notes Finance Documents, any provisions (including indemnity provisions) for costs and expenses in favour of that Senior Secured Notes Trustee or any adviser, receiver, delegate, attorney, agent or appointee thereof contained in Senior Secured Notes Finance Documents, all compensation for services provided by that Senior Secured Notes Trustee or any adviser, receiver, delegate, attorney, agent or appointee thereof which is payable to that Senior Secured Notes Trustee or any adviser, receiver, delegate, attorney, agent or appointee thereof pursuant to the terms of the Senior Secured Notes Finance Documents and all out-of-pocket costs and expenses properly incurred by that Senior Secured Notes Trustee or any adviser, receiver, delegate, attorney, agent or appointee thereof in carrying out its duties or performing any service pursuant to the terms of Senior Secured Notes Finance Documents, including, without limitation (a) compensation for the costs and expenses of the collection by that Senior Secured Notes Trustee of any amount payable to that Senior Secured Notes Trustee for the benefit of the Senior Secured Noteholders, and (b) costs and expenses of that Senior Secured Notes Trustee’s advisers, receivers, delegates, attorneys, agents or appointees (but excluding: (i) any payment in relation to any unpaid costs and expenses incurred in respect of any litigation initiated by that Senior Secured Notes Trustee or any adviser, receiver, delegate, attorney, agent or appointee on behalf of that Senior Secured Notes Trustee against any of the Senior Finance Parties; and (ii) any payment made directly or indirectly on or in respect of any amounts owing under any Senior Secured Notes (including principal, interest, premium or any other amounts to any of the Senior Secured Noteholders)) including VAT where applicable;

Senior Secured Parties means the Secured Parties other than the Senior Unsecured Finance Parties;

Senior Secured Payment Default means:

(a)	a Senior Payment Default; or

(b)	any Senior Secured Notes Default arising by reason of any non-payment under a Senior Secured Notes Finance Document other than in respect of an amount (i) not constituting principal, interest or fees and (ii) not exceeding €1,000,000 (or its equivalent in other currencies);

Senior Secured Security Agent Claim has the meaning given to that term in Clause 21.3(b) (Senior Secured Security Agent Claim (Covenant to pay the Security Agent));

Senior Secured Term Facility means each term loan facility made available under a Pari Passu Facilities Agreement;

Senior Unsecured Acceleration Event means:

(a)	the Senior Unsecured Agent exercising any of its rights to accelerate amounts outstanding under the Senior Unsecured Facilities Agreement;

(b)	the Senior Unsecured Notes Trustee (or any of the Senior Unsecured Noteholders) exercising any rights to accelerate amounts outstanding under the Senior Unsecured Notes pursuant to any Senior Unsecured Notes Indenture; or

(c)	any Senior Unsecured Liabilities becoming due and payable by operation of any automatic acceleration provisions in any Senior Unsecured Finance Documents,

excluding, in each case, placing amounts on demand but including making a demand on amounts placed on demand;

Senior Unsecured Agent means each Agent under and as defined in a Senior Unsecured Facilities Agreement which accedes to this Agreement pursuant to Clause 23.20 (Creditor/Agent Accession Undertaking);

Senior Unsecured Agent Liabilities means the Agent Liabilities owed by the Debtors and the Third Party Security Providers to the relevant Senior Unsecured Agent under or in connection with the related Senior Unsecured Loan Finance Documents;

Senior Unsecured Arranger means any Arranger under and as defined in the Senior Unsecured Facilities Agreement;

Senior Unsecured Arranger Liabilities means:

(a)	all present and future liabilities and obligations (whether actual and contingent and whether incurred solely or jointly) of any Debtor and Third Party Security Provider to any Senior Unsecured Arranger under the Debt Documents; and

(b)	the Senior Unsecured Security Agent Claim corresponding to the Liabilities referred to in paragraph (a) above;

Senior Unsecured Borrower has the meaning given to the term Borrower in the Senior Unsecured Facilities Agreement provided that it is a limited liability company which is:

(a)	Holdco; or

(b)	a limited liability company which:

(i)	is (A) a Holding Company of the Company; or (B) a wholly-owned Subsidiary of a Holding Company of the Company which is not a Group Company;

(ii)	other than any Permitted Issuer/Borrower Activity, has no principal purpose, and does not conduct any business or own any other assets, other than to borrow the Senior Unsecured Facility and activities related thereto;

(iii)	is not a borrower or issuer (or co-borrower or co-issuer) of any Senior Secured Liabilities or any Second Lien Liabilities; and

(iv)	accedes to this Agreement as a Senior Unsecured Borrower in accordance with Clause 23.9 (Accession of Senior Unsecured Borrower);

Senior Unsecured Commitment has the meaning given to the term Commitment in the Senior Unsecured Facilities Agreement;

Senior Unsecured Credit Participation means:

(a)	in relation to the Senior Unsecured Lenders, its aggregate (drawn and undrawn) Senior Unsecured Commitment; and

(b)	in relation to a Senior Unsecured Noteholder, the principal amount of outstanding Senior Unsecured Notes held by that Senior Unsecured Noteholder;

Senior Unsecured Creditors means:

(a)	the Senior Unsecured Lenders;

(b)	prior to the Senior Unsecured Notes Discharge Date, the Senior Unsecured Noteholders and each Senior Unsecured Notes Trustee; and

(c)	(in its capacity as creditor of the Security Agent Claim corresponding to the Senior Unsecured Liabilities) the Security Agent;

Senior Unsecured Debt Purchase Transaction has the meaning given to the term Debt Purchase Transaction (or any substantially similar term) in the Senior Unsecured Facilities Agreement;

Senior Unsecured Default means a Senior Unsecured Event of Default or any event which would (with the expiry of a grace period or the giving of notice provided for in the relevant definition of event of default in the relevant Senior Unsecured Finance Documents or any combination of the foregoing) be a Senior Unsecured Event of Default, provided that any such event or circumstance which any determination as to materiality before it becomes a Senior Unsecured Event of Default shall not be a Senior Unsecured Default unless such determination is made;

Senior Unsecured Discharge Date means the date on which all Senior Unsecured Liabilities have been unconditionally discharged in full;

Senior Unsecured Enforcement Notice has the meaning given to it in Clause 8.11(b) (Permitted Senior Unsecured Enforcement);

Senior Unsecured Event of Default means:

(a)	prior to the Senior Unsecured Loan Discharge Date, an event of default under the Senior Unsecured Facilities Agreement; and

(b)	prior to the Senior Unsecured Notes Discharge Date, an event of default under the relevant Senior Unsecured Notes Indenture;

Senior Unsecured Facilities Agreement means any senior unsecured facilities agreement made between, among others, a Senior Unsecured Borrower, the Senior Unsecured Lenders and the Senior Unsecured Agent and which:

(a)	is permitted or not prohibited by the Senior Secured Finance Documents, the Second Lien Finance Documents and any other Senior Unsecured Finance Document at that time;

(b)	which is designated as a Senior Unsecured Facilities Agreement by the Company by written notice to each Agent who is a Party at such time and

(c)	where each agent, arranger, and lender under that facilities agreement has become a Party as a Senior Unsecured Agent, Senior Unsecured Arranger or Senior Unsecured Lender (as applicable) pursuant to Clause 23.20 (Creditor/Agent Accession Undertaking),

and (unless the context requires otherwise) references in this Agreement to provisions of, or terms defined under, the Senior Unsecured Facilities Agreement shall be construed as including reference to the corresponding provision(s) or term(s) (if any) from each Senior Unsecured Facilities Agreement and references to the Senior Unsecured Facilities Agreement shall include each Senior Unsecured Facilities Agreement;

Senior Unsecured Facility has the meaning given to the term Facility in the Senior Unsecured Facilities Agreement;

Senior Unsecured Finance Documents means the Senior Unsecured Loan Finance Documents and the Senior Unsecured Notes Finance Documents;

Senior Unsecured Finance Parties means the Senior Unsecured Loan Finance Parties and the Senior Unsecured Notes Finance Parties;

Senior Unsecured Group Liabilities means the Senior Unsecured Liabilities and the Senior Unsecured Proceeds Loan Liabilities;

Senior Unsecured Guarantee means each guarantee by a Senior Unsecured Guarantor of the obligations of the Senior Unsecured Notes Issuer and/or the Senior Unsecured Borrower under the Senior Unsecured Finance Documents which contains provisions in relation to payment blockage, subordination and turnover that substantially replicate those provisions of this Agreement relating to each Senior Unsecured Guarantee or shall be made expressly subject to the provisions of this Agreement in a legally binding manner;

Senior Unsecured Guarantors means each Group Company that is a guarantor of any Senior Unsecured Liabilities;

Senior Unsecured Lender means each Lender as defined in the Senior Unsecured Facilities Agreement;

Senior Unsecured Liabilities means the Senior Unsecured Notes Liabilities and the Senior Unsecured Loan Liabilities;

Senior Unsecured Loan Discharge Date means the first date on which all Senior Unsecured Loan Liabilities have been fully and finally discharged, whether or not as a result of an enforcement, and the Senior Unsecured Lenders (in that capacity) are under no further obligation to provide financial accommodation to any of the Debtors or any Senior Unsecured Borrower under the Senior Unsecured Loan Finance Documents;

Senior Unsecured Loan Finance Documents has the meaning given to the term Finance Documents in the Senior Unsecured Facilities Agreement;

Senior Unsecured Loan Finance Parties means the Finance Parties under and as defined in the Senior Unsecured Facilities Agreement;

Senior Unsecured Loan Liabilities means:

(a)	Liabilities owed by the Debtors (or, for the purposes of paragraph (b) of Clause 2.1 (Creditor Liabilities) only, Holdco or any other Senior Unsecured Borrower) to the Senior Unsecured Lenders under the Senior Unsecured Loan Finance Documents; and

(b)	the Senior Unsecured Security Agent Claim corresponding to the Liabilities referred to in paragraphs (a) above;

Senior Unsecured Loan Mandatory Prepayment means a mandatory prepayment of any of the Senior Unsecured Loan Liabilities which is of the same type as a Senior Mandatory Prepayment;

Senior Unsecured Noteholders means the registered holders, from time to time, of the Senior Unsecured Notes, as determined in accordance with the relevant Senior Unsecured Notes Indenture;

Senior Unsecured Notes means any unsecured notes, exchange notes, securities or other debt instruments issued or to be issued by the Senior Unsecured Notes Issuer that are permitted to be issued in accordance with, or such issuance is not prohibited by, the Senior Secured Finance Documents, the Second Lien Finance Documents and any other Senior Unsecured Finance Document which are designated by the Company as Senior Unsecured Notes for the purposes of this Agreement on or before the date on which the Senior Unsecured Notes Trustee(s) for such Senior Unsecured Notes becomes a Party;

Senior Unsecured Notes Creditors means each Senior Unsecured Noteholder, the Senior Unsecured Notes Trustee(s) and (in its capacity as creditor of the Senior Secured Security Agent Claim corresponding to the Senior Unsecured Notes Liabilities) the Security Agent;

Senior Unsecured Notes Discharge Date means the first date on which all Senior Unsecured Notes Liabilities have been fully and finally discharged;

Senior Unsecured Notes Finance Documents means the Senior Unsecured Notes, each Senior Unsecured Notes Indenture, the Senior Unsecured Guarantees in respect of the Senior Unsecured Notes, this Agreement, the Security Documents (to the extent creating Senior Unsecured Shared Security), the Senior Unsecured Only Security Documents (to the extent securing the Senior Unsecured Liabilities) and any other document entered into in connection with the Senior Unsecured Notes (which for the avoidance of doubt excludes any document to the extent it sets out rights of the initial purchasers of the Senior Unsecured Notes (in their capacities as initial purchasers) against any Group Company) and designated a Senior Unsecured Notes Finance Document by the Senior Unsecured Notes Issuer and a Senior Unsecured Notes Trustee;

Senior Unsecured Notes Finance Parties means any Senior Unsecured Notes Trustee (on behalf of itself and the Senior Unsecured Noteholders that it represents) and the Security Agent to the extent of the Senior Unsecured Shared Security or any Senior Unsecured Only Security;

Senior Unsecured Notes Indenture means the indenture or other debt instrument pursuant to which any Senior Unsecured Notes are issued;

Senior Unsecured Notes Issue Date means, in respect of each Senior Unsecured Notes Indenture, the first date on which a Senior Unsecured Note is issued pursuant to that Senior Unsecured Notes Indenture;

Senior Unsecured Notes Issuer means:

(a)	Holdco; or

(b)	a limited liability company which:

(i)	is (A) a Holding Company of the Company; or (B) a wholly-owned Subsidiary of a Holding Company of the Company, which, in each case, is not a Group Company;

(ii)	other than any Permitted Issuer/Borrower Activity, has no principal purpose, and does not conduct any business or own any other assets, other than to issue, or for the purposes of, Senior Unsecured Notes and activities related thereto;

(iii)	is not a borrower or issuer (or co-borrower or co-issuer) of any Senior Secured Liabilities or any Second Lien Liabilities; and

(iv)	accedes to this Agreement as a Senior Unsecured Notes Issuer in accordance with Clause 23.8 (Accession of Senior Unsecured Notes Issuer);

Senior Unsecured Notes Liabilities means:

(a)	all present and future moneys, debts and liabilities due, owing or incurred by the Debtors (or, for the purposes of paragraph (b) of Clause 2.1 only, Holdco or any other Senior Unsecured Notes Issuer) to any Senior Unsecured Notes Finance Party or Senior Unsecured Noteholder under or in connection with the Senior Unsecured Notes or the Senior Unsecured Notes Finance Documents (in each case, whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently, and whether as principal, surety or otherwise); and

(b)	the Senior Unsecured Security Agent Claim corresponding to the Liabilities referred to in paragraph (a) above,

provided, however, that the definition of Senior Unsecured Notes Liabilities shall not include the Senior Unsecured Notes Trustee Amounts;

Senior Unsecured Notes Mandatory Prepayment means a mandatory prepayment, repurchase or redemption (including any requirement to make an offer to repurchase) of any of the Senior Unsecured Liabilities which is of the same type as a Senior Mandatory Prepayment;

Senior Unsecured Notes Outstandings means the principal amount of outstanding Senior Unsecured Notes held by the Senior Unsecured Noteholders;

Senior Unsecured Notes Trustee means any entity acting as trustee or representative under any issue of Senior Unsecured Notes and which accedes to this Agreement pursuant to Clause 23 (Changes to the Parties);

Senior Unsecured Notes Trustee Amounts means, in relation to a Senior Unsecured Notes Trustee, amounts payable to that Senior Unsecured Notes Trustee or any adviser, receiver, delegate, attorney, agent or appointee thereof under the Senior Unsecured Notes Finance Documents, any provisions (including indemnity provisions) for costs and expenses in favour of that Senior Unsecured Notes Trustee or any adviser, receiver, delegate, attorney, agent or appointee thereof contained in the Senior Unsecured Notes Finance Documents, all compensation for services provided by that Senior Unsecured Notes Trustee or any adviser, receiver, delegate, attorney, agent or appointee thereof which is payable to that Senior Unsecured Notes Trustee or any adviser, receiver, delegate, attorney, agent or appointee thereof pursuant to the terms of the Senior Unsecured Notes Finance Documents and all out-of-pocket costs and expenses properly incurred by that Senior Unsecured Notes Trustee or any adviser, receiver, delegate, attorney, agent or appointee thereof in carrying out its duties or performing any service pursuant to the terms of Senior Unsecured Notes Finance Documents, including, without limitation (a) compensation for the costs and expenses of the collection by that Senior Unsecured Notes Trustee of any amount payable to that Senior Unsecured Notes Trustee for the benefit of the Senior Unsecured Noteholders, and (b) costs and expenses of that Senior Unsecured Notes Trustee’s advisers, receivers, delegates, attorneys, agents or appointees (but excluding: (i) any payment in relation to any unpaid costs and expenses incurred in respect of any litigation initiated by that Senior Unsecured Notes Trustee or any adviser, receiver, delegate, attorney, agent or appointee on behalf of that Senior Unsecured Notes Trustee against any of the Senior Finance Parties; and (ii) any payment made directly or indirectly on or in respect of any amounts owing under any Senior Unsecured Notes (including principal, interest, premium or any other amounts to any of the Senior Unsecured Noteholders)) including VAT where applicable;

Senior Unsecured Only Recoveries has the meaning given to that term in Clause 18.5 (Treatment of Senior Unsecured Only Security);

Senior Unsecured Only Security refers to Security (other than Transaction Security and any asset subject to Transaction Security) that:

(a)	is created, or expressed to be created, in favor of the Security Agent as agent or trustee (or, for the purposes of Italian law, as mandatario con rappresentanza) for the Senior Unsecured Secured Parties (or a class of Senior Unsecured Secured Parties);

(b)	in the case of any jurisdiction in which effective Security cannot be granted in favor of the Security Agent as agent or trustee (or, for the purposes of Italian law, as mandatario con rappresentanza) for the other Senior Unsecured Secured Parties (or a class of Senior Unsecured Secured Parties), is created, or expressed to be created, in favor of:

(i)	all the Senior Unsecured Secured Parties (or a class of Senior Unsecured Secured Parties); or

(ii)	other than for the Security governed by Italian law and to the extent recognised and permitted by applicable law, the Security Agent under a parallel debt and/or joint and several creditorship or similar structure for the benefit of all the Senior Unsecured Secured Parties (or a class thereof).

Senior Unsecured Only Security Documents means the Security granted in favour, or for the benefit, of the Senior Unsecured Finance Parties by a Senior Unsecured Security Provider over any of its assets that is not Senior Unsecured Shared Security;

Senior Unsecured Only Security Property means:

(a)	the Senior Unsecured Only Security expressed to be granted in favour of the Security Agent as security agent, trustee and/or Parallel Debt Creditor, if applicable, for (and/or, for the purposes of Italian law, as agent with representative powers (mandatario con rappresentanza) for and on behalf of) the Senior Unsecured Creditors (or pursuant to any joint and several creditorship or other arrangement set out in Clause 21 (The Security Agent) for the benefit of the Senior Unsecured Creditors) for the relevant Secured Parties and all proceeds of that Senior Unsecured Only Security;

(b)	all obligations expressed to be undertaken by a Debtor or a Senior Unsecured Security Provider to pay amounts in respect of the Senior Unsecured Liabilities to the Security Agent as security agent, trustee and/or Parallel Debt Creditor, if applicable, for (and/or, for the purposes of Italian law, as agent with representative powers (mandatario con rappresentanza) for and on behalf of) the Senior Unsecured Creditors (or pursuant to any joint and several creditorship or other arrangement set out in Clause 21 (The Security Agent) for the benefit of the Senior Unsecured Creditors) and secured by the Senior Unsecured Only Security, together with all representations and warranties expressed to be given by a Debtor or Senior Unsecured Security Provider in favour of the Security Agent as security agent, trustee and/or Parallel Debt Creditor, where applicable, for (or otherwise for the benefit of and/or, for the purposes of Italian law, as agent with representative powers (mandatario con rappresentanza) for and on behalf of) the Senior Unsecured Creditors in respect of the Senior Unsecured Only Security; and

(c)	any other amounts or property, whether rights, entitlements, choses in action or otherwise, actual or contingent, which the Security Agent is required by the terms of the Debt Documents to hold as trustee on trust for (or otherwise for the benefit of or, for the purposes of Italian law, as agent with representative powers (mandatario con rappresentanza) for and on behalf of)) the Senior Unsecured Creditors and/or which it holds in its own name as Parallel Debt Creditor, if applicable, but which, in each case, relate to the Senior Unsecured Liabilities only;

Senior Unsecured Payment Stop Notice has the meaning given to that term in Clause 8.4 (Issue of Senior Unsecured Payment Stop Notice);

Senior Unsecured Proceeds Loan means any loan or promissory note pursuant to which any proceeds of the issue of any Senior Unsecured Notes or the proceeds of the Senior Unsecured Facility are lent by a SUN Borrower/Issuer to the Senior Unsecured Proceeds Loan Borrower;

Senior Unsecured Proceeds Loan Agreement means each agreement between the Senior Unsecured Proceeds Loan Borrower and a SUN Borrower/Issuer evidencing the terms of a Senior Unsecured Proceeds Loan;

Senior Unsecured Proceeds Loan Borrower means the Company as borrower of a Senior Unsecured Proceeds Loan;

Senior Unsecured Proceeds Loan Liabilities means:

(a)	the Liabilities owed by the Senior Unsecured Proceeds Loan Borrower to a SUN Borrower/Issuer under any Senior Unsecured Proceeds Loan Agreement; and

(b)	the Senior Unsecured Security Agent Claim corresponding to the Liabilities referred to in paragraph (a) above;

Senior Unsecured Representative means:

(a)	each Senior Unsecured Agent; and

(b)	each Senior Unsecured Notes Trustee in respect of any Senior Unsecured Notes that are outstanding;

Senior Unsecured Secured Parties means Secured Parties that are Senior Unsecured Creditors, the Senior Unsecured Arrangers and the Security Agent;

Senior Unsecured Security Agent Claim has the meaning given to that term in Clause 21.4 (Senior Unsecured Security Agent Claim (Covenant to pay the Security Agent));

Senior Unsecured Security Provider means (a) Holdco; (b) a SUN Borrower/Issuer; (c) any Holding Company of Holdco or other Investor which provides Security for the benefit of the Senior Unsecured Finance Parties; and/or (d) any other person that provides Security for the benefit of the Senior Unsecured Finance Parties and accedes to this Agreement in such capacity;

Senior Unsecured Shared Security means the Security granted in favour, or for the benefit, of the Secured Parties under the Transaction Security over:

(a)	shares in the Company and/or the SUN Borrower/Issuer (if different from the Company) and shareholder debt instruments issued by the Company to any Holdco;

(b)	all receivables owed by the Company under any Senior Unsecured Proceeds Loan to the Company; and/or

(c)	Investor Liabilities owed by the Company,

which, in each case, is in accordance with the terms of this Agreement;

Senior Unsecured Standstill Period has the meaning given to it in Clause 8.12 (Senior Unsecured Standstill Period);

SFA Cash Cover has the meaning given to the term cash cover in paragraph (bb) of clause 1.2 (Construction) of this Agreement;

SFA Cash Cover Document means, in relation to any SFA Cash Cover, any Senior Finance Document which creates or evidences, or is expressed to create or evidence, the Security required to be provided over that SFA Cash Cover by paragraph (bb) of clause 1.2 (Construction) of this Agreement;

Spanish Civil Procedural Act means the Spanish Act 1/2000, of 7 January, on Civil Procedure (Ley 1/2000, de 7 de enero, de Enjuiciamiento Civil), as amended from time to time.

Spanish Insolvency Act means Royal Legislative Decree 1/2020 of 5 May (Real Decreto Legislativo 1/2020, de 5 de mayo), as amended by Law 16/2022, of 5 September (Ley 16/2022, de 5 de septiembre, de reforma del texto refundido de la Ley Concursal).

Spanish Public Document means a documento público, being either an escritura pública or a póliza mercantil.

Spanish Security means any Security governed by the laws of Spain.

Spanish Transaction Security Documents means any Transaction Security Document governed by the laws of Spain.

Specially Related Creditor shall have the meaning set forth in Clause 18.11.

SPV 2LN Borrower/Issuer has the meaning given to such term in the definition of Intra-Group Lenders;

SPV SSN Issuer has the meaning given to such term in the definition of Intra-Group Lenders;

Subsidiary has the meaning given to the term Subsidiary in the Original Senior Secured Notes Indenture;

SUN Borrower/Issuer means:

(a)	a Senior Unsecured Notes Issuer; or

(b)	a Senior Unsecured Borrower.

Super Senior Designation Date means the date designated by the Company as the Super Senior Designation Date by notice in writing to each Agent;

Super Senior Discharge Date means the later to occur of the Senior Lender Discharge Date, the Cash Management Discharge Date and the Super Senior Hedging Discharge Date;

Super Senior Hedge Counterparty means, on or after the Super Senior Designation Date, each Hedge Counterparty to the extent it is owed Super Senior Hedging Liabilities;

Super Senior Hedging Discharge Date means the first date on which all Super Senior Hedging Liabilities have been fully and finally discharged, whether or not as the result of an enforcement, and the Super Senior Hedge Counterparties (in that capacity) are under no further obligation to provide financial accommodation to any of the Debtors under the Debt Documents;

Super Senior Hedging Liabilities means, on or after the Super Senior Designation Date, all Hedging Liabilities under a Hedging Agreement entered into for the purposes of hedging any interest rate exposures and/or any foreign exchange exposures in respect of any Relevant Debt that is permitted under the terms of each of the Senior Finance Documents, the Senior Secured Notes Finance Documents and the Senior Unsecured Finance Documents (in each case, in their form as at the date of execution of the relevant Hedging Agreement) to share in the Transaction Security;

Swap Obligation means, with respect to any Debtor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a swap within the meaning of Section 1a(47) of the Commodity Exchange Act;

Swedish Security means any Transaction Security governed by Swedish law.

Tax has the meaning given to the term Tax in the Original Senior Secured Notes Indenture and Taxes shall be construed accordingly;

Term Outstandings means, at any time, the aggregate of the amounts of principal (not including any capitalised or deferred interest) then outstanding under the Senior Term Facilities;

Third Party Security Provider means:

(a)	the Original Third Party Security Provider, and

(b)	any person that has provided Transaction Security (including Senior Unsecured Shared Security) but is not a Debtor in respect of any direct Borrowing Liabilities or Guarantee Liabilities of the applicable Secured Obligations to which that Transaction Security relates and which is designated by the Company (in its discretion) in writing to the Security Agent, and, in each case, which entity has not ceased to be a Third Party Security Provider in accordance with the terms of this Agreement;

Transaction Guarantor has the meaning given to the term “Guarantor” in the Original Senior Secured Notes Indenture and any supplemental indenture to the Original Senior Secured Notes Indenture;

Transaction Security means Security other than Senior Unsecured Only Security which:

(a)	is created, or expressed to be created, in favor of the Security Agent as agent or trustee (or, for the purposes of Italian law, as mandatario con rappresentanza) for the other Secured Parties (or a class of Secured Parties) in respect of the applicable Secured Obligations; or

(b)	in the case of any jurisdiction in which effective Security cannot be granted in favor of the Security Agent as agent or trustee (or, for the purposes of Italian law, as mandatario con rappresentanza) for the Secured Parties (or a class of Secured Parties), is created, or expressed to be created, in favor of:

(i)	all the Secured Parties (or a class of Secured Parties) in respect of the applicable Secured Obligations or;

(ii)	(other than for the Security governed by Italian law) to the extent recognised and permitted by applicable law, the Security Agent under a parallel debt and/or joint and several creditorship or similar structure for the benefit of all the Secured Parties (or a class of Secured Parties) in respect of the applicable Secured Obligations.

Transaction Security Documents means each of the documents listed as being or described as a Security Document in the Original Senior Secured Notes Indenture together with any other document entered into by any Debtor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Debtor under any of the Secured Debt Documents (but excluding any Senior Unsecured Only Security Document); and

Ultimate Parent means AMC Entertainment Holdings, Inc.;

VAT means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)	any Agent, Ancillary Lender, Arranger, Cash Management Provider, the Company, Creditor, Debtor, Hedge Counterparty, Holdco, Intra-Group Lender, Investor, Issuing Bank, Party, Parallel Debt Creditor, Primary Creditor, Security Agent, Senior Arranger, Senior Agent, Senior Borrower, Senior Creditor, Senior Guarantor, Senior Lender, Senior Secured Notes Issuer, Senior Secured Notes Trustee, Senior Secured Noteholder, Senior Secured Notes Guarantor, Second Lien Arranger, Second Lien Agent, Second Lien Arranger, Second Lien Borrower, Second Lien Creditor, Second Lien Guarantor, Second Lien Lender, Second Lien Notes Issuer, Second Lien Notes Trustee, Second Lien Noteholder, Senior Unsecured Agent, Senior Unsecured Arranger, Senior Unsecured Borrower, Senior Unsecured Guarantor, Senior Unsecured Lender, Senior Unsecured Notes Issuer, Senior Unsecured Notes Trustee, Senior Unsecured Noteholder, Senior Unsecured Proceeds Loan Borrower, Senior Unsecured Representative or Senior Unsecured Security Provider shall be construed to be a reference to it in its capacity as such and not in any other capacity;

(ii)	any Agent, Ancillary Lender, Arranger, Cash Management Provider, the Company, Creditor, Debtor, Hedge Counterparty, Holdco, Intra-Group Lender, Investor, Issuing Bank, Party, Parallel Debt Creditor, Primary Creditor, Security Agent, Senior Agent, Senior Arranger, Senior Borrower, Senior Creditor, Senior Guarantor, Senior Lender, Senior Secured Notes Issuer, Senior Secured Notes Trustee, Senior Secured Noteholder, Senior Secured Notes Guarantor, Second Lien Arranger, Second Lien Agent, Second Lien Arranger, Second Lien Borrower, Second Lien Creditor, Second Lien Guarantor, Second Lien Lender, Second Lien Notes Issuer, Second Lien Notes Trustee, Second Lien Noteholder, Senior Unsecured Agent, Senior Unsecured Arranger, Senior Unsecured Borrower, Senior Unsecured Guarantor, Senior Unsecured Lender, Senior Unsecured Notes Issuer, Senior Unsecured Notes Trustee, Senior Unsecured Noteholder, Senior Unsecured Proceeds Loan Borrower, Senior Unsecured Representative, Senior Unsecured Security Provider or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with this Agreement;

(iii)	assets includes present and future properties, revenues and rights of every description;

(iv)	a Debt Document or any other agreement or instrument is (other than a reference to a Debt Document or any other agreement or instrument in original form) a reference to that Debt Document, or other agreement or instrument, as amended, novated, supplemented, extended or restated as permitted or not prohibited by this Agreement;

(v)	designated means designated in writing by the Company and the relevant Agent (or, if applicable, the relevant Hedge Counterparty or Cash Management Provider);

(vi)	enforcing (or any derivation) the Transaction Security shall include:

(A)	the appointment of an administrator (or equivalent officer) of a Debtor or Holdco by the Security Agent; and/or

(B)	the making of a demand under Clause 21.3 (Senior Secured Security Agent Claim (Covenant to pay the Security Agent)) and under Clause 21.4 (Senior Unsecured Security Agent Claim (Covenant to pay the Security Agent)) by the Security Agent;

(vii)	a group of Creditors includes all the Creditors and a group of Primary Creditors includes all the Primary Creditors;

(viii)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of borrowed money, whether present or future, actual or contingent;

(ix)	the original form of a Debt Document or any other agreement or instrument is a reference to that Debt Document, agreement or instrument as originally entered into;

(x)	permitted in respect of a document means where a matter is permitted or not prohibited by that document;

(xi)	a person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(xii)	proceeds of a Distressed Disposal includes proceeds in cash or cash equivalent investments;

(xiii)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(xiv)	shares or share capital include equivalent ownership interests (and shareholder and similar expressions shall be construed accordingly); and

(xv)	a provision of law is a reference to that provision as amended or re-enacted.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	A Default or an Event of Default is continuing if it has not been remedied or waived.

(d)	The right or requirement of any Party to take or not take any action on or following the occurrence of an Insolvency Event shall cease to apply if the relevant Insolvency Event is no longer continuing (unless an Acceleration Event has occurred and has not been revoked or otherwise ceased to be continuing in accordance with the terms of the relevant Debt Document and without prejudice to any action taken or not taken in accordance with the terms of this Agreement while that Insolvency Event is continuing).

(e)	The determination that a Second Lien Payment Stop Notice is outstanding is to be made by reference to the provisions of Clause 7.6 (Issue of Second Lien Payment Stop Notice).

(f)	The determination that a Senior Unsecured Payment Stop Notice is outstanding is to be made by reference to the provisions of Clause 8.4 (Issue of Senior Unsecured Payment Stop Notice).

(g)	Secured Parties may only benefit from Group Recoveries to the extent that the Liabilities of such Secured Parties have the benefit of the guarantees or security under which such Group Recoveries are received and provided that, in all cases, the rights of such Secured Parties shall in any event be subject to the priorities set out in Clause 18 (Application of Proceeds) and provided further, however, that this shall not prevent the Senior Secured Notes Trustee from claiming and being paid the Senior Secured Notes Trustee Amounts or the Senior Unsecured Notes Trustee from claiming and being paid the Senior Unsecured Notes Trustee Amounts. This shall not prevent a Senior Secured Creditor benefiting from such Group Recoveries where it was not legally possible for the Senior Secured Creditor to obtain the relevant guarantees or security or affect, in any way, the operation of Clause 19 (Equalisation).

(h)	Terms used in the singular include the plural of such terms and vice versa.

(i)	In determining whether or not any Liabilities have been fully and finally discharged, the relevant Agent (or, if applicable, the relevant Hedge Counterparty or Cash Management Provider and, if applicable, the Security Agent) will disregard contingent liabilities (such as the risk of claw back flowing from a preference) except to the extent the relevant Agent (or, if applicable the relevant Hedge Counterparty or Cash Management Provider and, if applicable the Security Agent) and the Company agree (in each case, acting reasonably and after taking appropriate legal advice) that there is a reasonable likelihood that those liabilities will become actual liabilities.

(j)	A reference in this Agreement to a Debtor, Third Party Security Provider or Group Company being able to make any Payment or take any other action not prohibited by the Debt Documents shall include a reference to that Debtor, Third Party Security Provider or Group Company being permitted to make any arrangement in respect of that Payment or action or take any step or enter into any transaction to facilitate the making of that Payment or the taking of that action.

(k)	If the terms of any Debt Document:

(i)	require the relevant Creditors to provide approval (or deemed approval to have been provided) for a particular matter, step or action (for the avoidance of doubt, excluding any such terms which expressly entitle the relevant Creditors to withhold their approval for that matter, step or action) and such approval has been given pursuant to the terms of that Debt Document; or

(ii)	do not seek to regulate a particular matter, step or action (which shall be the case if the relevant matter, step or action is not the subject of an express requirement or restriction in that Debt Document), for the purposes of this Agreement that matter, step or action shall not be prohibited by the terms of that Debt Document.

(l)	Where any consent is required under this Agreement from:

(i)	a Senior Lender or Senior Finance Party where such consent is required after the Senior Lender Discharge Date for the applicable Senior Finance Documents (for the purposes of this sub-paragraph (i) as if the definitions of Senior Lender Discharge Date and Senior Lender Liabilities only apply to the applicable Senior Finance Documents);

(ii)	a Senior Secured Notes Creditor where such consent is required after the Senior Secured Notes Discharge Date for the applicable Senior Secured Notes Finance Documents (for the purposes of this sub-paragraph (ii) as if the definitions of Senior Secured Notes Discharge Date and Senior Secured Notes Liabilities only apply to the applicable Senior Secured Notes Finance Documents);

(iii)	a Second Lien Lender where such consent is required after the Second Lien Lender Discharge Date for the applicable Second Lien Loan Finance Documents (for the purposes of this sub-paragraph (iii) as if the definitions of Second Lien Lender Discharge Date and Second Lien Lender Liabilities only apply to the applicable Second Lien Loan Finance Documents);

(iv)	a Second Lien Notes Creditor where such consent is required after the Second Lien Notes Discharge Date for the applicable Second Lien Notes Finance Documents (for the purposes of this sub-paragraph (iv) as if the definitions of Second Lien Notes Discharge Date and Second Lien Notes Liabilities only apply to the applicable Second Lien Notes Finance Documents);

(v)	a Senior Unsecured Notes Creditor where such consent is required after the Senior Unsecured Notes Discharge Date for the applicable Senior Unsecured Notes Finance Documents (for the purposes of this sub-paragraph (v) as if the definitions of Senior Unsecured Notes Discharge Date and Senior Unsecured Notes Liabilities only apply to the applicable Senior Unsecured Notes Finance Documents); or

(vi)	a Senior Unsecured Lender where such consent is required after the Senior Unsecured Loan Discharge Date for the applicable Senior Unsecured Loan Finance Documents (for the purposes of this sub-paragraph (vi) as if the definitions of Senior Unsecured Loan Discharge Date and Senior Unsecured Loan Liabilities only apply to the applicable Senior Unsecured Loan Finance Documents), such consent requirement will cease to apply.

(m)	A Cash Management Provider will cease to be a Party for all purposes upon the termination (in accordance with their terms) of all Cash Management Agreements in respect of which it is a Cash Management Provider.

(n)	A Hedge Counterparty will cease to be a Party for all purposes upon the termination (in accordance with their terms) of all Hedging Agreements in respect of which it is a Hedge Counterparty.

(o)	References to the Senior Agent acting on behalf of the Senior Lenders means such Senior Agent acting on behalf of the Senior Lenders which it represents or, if applicable, with the consent of the requisite number of Senior Lenders required under and in accordance with the applicable Senior Facilities Agreement. A Senior Agent will be entitled to seek instructions from the Senior Lenders which it represents to the extent required by the applicable Senior Facilities Agreement as to any action to be taken by it under this Agreement. For the avoidance of doubt, references to “the” Senior Agent include each Senior Agent then Party.

(p)	References to the Senior Secured Notes Trustee acting on behalf of the Senior Secured Noteholders means such Senior Secured Notes Trustee acting on behalf of the Senior Secured Noteholders which it represents or, if applicable, with the consent of the requisite number of Senior Secured Noteholders required under and in accordance with the applicable Senior Secured Notes Indenture. A Senior Secured Notes Trustee will be entitled to seek instructions from the Senior Secured Noteholders which it represents to the extent entitled or required by the applicable Senior Secured Notes Indenture as to any action to be taken by it under this Agreement. For the avoidance of doubt, references to “the” Senior Secured Notes Trustee include each Senior Secured Notes Trustee then Party.

(q)	References to the Second Lien Notes Trustee acting on behalf of the Second Lien Noteholders means such Second Lien Notes Trustee acting on behalf of the Second Lien Noteholders which it represents or, if applicable, with the consent of the requisite number of Second Lien Noteholders required under and in accordance with the applicable Second Lien Notes Indenture. A Second Lien Notes Trustee will be entitled to seek instructions from the Second Lien Noteholders which it represents to the extent entitled or required by the applicable Second Lien Notes Indenture as to any action to be taken by it under this Agreement. For the avoidance of doubt, references to “the” Second Lien Notes Trustee include each Second Lien Notes Trustee then Party.

(r)	References to the Second Lien Agent acting on behalf of the Second Lien Lenders means such Second Lien Agent acting on behalf of the Second Lien Lenders which it represents or, if applicable, with the consent of the requisite number of Second Lien Lenders required under and in accordance with the applicable Second Lien Facilities Agreement. A Second Lien Agent will be entitled to seek instructions from the Second Lien Lenders which it represents to the extent required by the applicable Second Lien Facilities Agreement as to any action to be taken by it under this Agreement. For the avoidance of doubt, references to “the” Second Lien Agent include each Second Lien Agent then Party.

(s)	References to the Senior Unsecured Notes Trustee acting on behalf of the Senior Unsecured Noteholders means such Senior Unsecured Notes Trustee acting on behalf of the Senior Unsecured Noteholders which it represents or, if applicable, with the consent of the requisite number of Senior Unsecured Noteholders required under and in accordance with the applicable Senior Unsecured Notes Indenture. A Senior Unsecured Notes Trustee will be entitled to seek instructions from the Senior Unsecured Noteholders which it represents to the extent entitled or required by the applicable Senior Unsecured Notes Indenture as to any action to be taken by it under this Agreement. For the avoidance of doubt, references to “the” Senior Unsecured Notes Trustee include each Senior Unsecured Notes Trustee then Party.

(t)	References to the Senior Unsecured Agent acting on behalf of the Senior Unsecured Lenders means such Senior Unsecured Agent acting on behalf of the Senior Unsecured Lenders which it represents or, if applicable, with the consent of the requisite number of Senior Unsecured Lenders required under and in accordance with the applicable Senior Unsecured Facilities Agreement. A Senior Unsecured Agent will be entitled to seek instructions from the Senior Unsecured Lenders which it represents to the extent required by the applicable Senior Unsecured Facilities Agreement as to any action to be taken by it under this Agreement. For the avoidance of doubt, references to “the” Senior Unsecured Agent include each Senior Unsecured Agent then Party.

(u)	Any consent to be given under this Agreement shall mean such consent is to be given in writing, which for the purposes of this Agreement will be deemed to include any instructions, waivers or consents provided through any applicable clearance system in accordance with the terms of the relevant Debt Document.

(v)	Until the relevant proceeds are released from escrow, the provisions of this Agreement shall not apply to, or create any restriction in respect of, any escrow arrangement pursuant to which the proceeds of any Senior Secured Notes, Second Lien Notes, Senior Unsecured Notes, Senior Secured Notes Proceeds Loan, Second Lien Proceeds Loan, and/or Senior Unsecured Proceeds Loan are subject and this Agreement shall not govern the rights and obligations of the relevant Senior Secured Noteholders, Second Lien Noteholders or Senior Unsecured Noteholders, or any creditors regarding the Senior Secured Notes Proceeds Loan Liabilities, Second Lien Proceeds Loan Liabilities, and/or Senior Unsecured Proceeds Loan Liabilities (as applicable) until such proceeds are released from such escrow arrangement in accordance with the terms thereof.

(w)	Where (i) any defined term in this Agreement refers to the definition of such term in another document or (ii) this Agreement refers to a provision in another document which, in each case, is to be entered into after the date of this Agreement (any such other document, a Future Document) and such Future Document does not contain such definition or provision, the relevant defined term or reference to such provision in this Agreement (as applicable) shall be defined by reference to the equivalent term used in the Future Document or the equivalent provision of such Future Document and, if no such equivalent term is used or provision included (as applicable), shall be ignored for the purposes of this Agreement.

(x)	Notwithstanding anything in this Agreement to the contrary, where any provision of this Agreement relates to:

(i)	any person which is not a Party at such time;

(ii)	an agreement which is not in existence at such time;

(iii)	any indebtedness which has not been committed or incurred (or an agreement in relation thereto) at such time; or

(iv)	Liabilities or Creditors (or other persons) for which the relevant Discharge Date has occurred at or prior to such time,

unless otherwise agreed or specified by the Company, any consent, approval, release, waiver, agreement notification or other step or action shall not be required (or be required from any person that is a party thereto) and no such provision shall, or shall be construed so as to in any way, prohibit or restrict the rights or actions of any Group Company. Further, for the avoidance of doubt, no references to any agreement which is not in existence (or under which debt obligations have not been committed or actually incurred by a Group Company) shall, or shall be construed so as to, in any way prohibit or restrict the rights or actions of any Group Company and, until such time as such agreement has been entered into or such indebtedness has been committed or incurred (as applicable), references in this Agreement to any such agreement or indebtedness shall be ignored for the purposes of this Agreement.

(y)	This Agreement is made in the English language. In case of doubt, however, the meaning of the German, Swedish, Finnish, Dutch, Spanish and Italian expressions and phrases used in this Agreement shall prevail over the meaning of the English expressions and phrases to which they relate.

(z)	For the avoidance of doubt, a person that becomes a co-issuer or co-obligor in respect of any Senior Secured Notes, Second Lien Notes or Senior Unsecured Notes may (if not already a Party in that capacity) accede to this Agreement as a Senior Secured Notes Issuer, Second Lien Notes Issuer or Senior Unsecured Notes Issuer (as applicable) in respect of those Senior Secured Notes, Second Lien Notes or Senior Unsecured Notes (as applicable) at that time.

(aa)	In the event of any conflict between the terms of any Transaction Security Document or Senior Unsecured Only Security Document and the terms of any other Debt Document (including the Agreed Security Principles), the terms of that Debt Document will prevail (save to the extent that to do so would result in or have the effect of any Group Company or Senior Unsecured Security Provider contravening any applicable law or regulation, or present a material risk of liability for any Group Company or Senior Unsecured Security Provider and/or (in each case) its directors or officers, or give rise to a material risk of breach of fiduciary or statutory duties), in each case notwithstanding any restriction or prohibition to the contrary, any provision expressed or purported to override any provision of any other Debt Document or the requirement to fulfil any additional conditions, in each case, in any Transaction Security or Senior Unsecured Only Security.

(bb)	A Senior Borrower providing “cash cover” for a Letter of Credit or an Ancillary Facility means a Senior Borrower paying an amount in the currency of the Letter of Credit (or, as the case may be, Ancillary Facility) to an interest-bearing account and the following conditions being met:

(i)	either:

(A)	the account is in the name of the Senior Borrower and is with the Issuing Bank or Ancillary Lender for which that cash cover is to be provided and, subject to any provisions in the Senior Facilities Agreement equivalent to paragraph (b) of Clause 7.6 (Regulation and consequences of cash cover provided by Borrower) of the LMA Reference Document, until no amount is or may be outstanding under that Letter of Credit or Ancillary Facility, withdrawals from the account may only be made to pay the relevant Senior Finance Party amounts due and payable to it under the Senior Facilities Agreement in respect of that Letter of Credit or Ancillary Facility; or

(B)	the account is in the name of the Issuing Bank or Ancillary Lender for which that cash cover is to be provided; and

(ii)	the Senior Borrower has executed documentation in form and substance satisfactory to the Senior Finance Party for which that cash cover is to be provided, creating a first ranking security interest, or other collateral arrangement, in respect of the amount of that cash cover.

1.3	German Terms

In this Agreement, where it relates to a German entity, a reference to:

(a)	winding-up, bankruptcy, administration or dissolution (and each of these terms) includes where a competent court institutes or rejects (for reason of insufficiency of its funds to implement such proceedings (Abweisung mangels Masse)) insolvency proceedings against it (Eröffnung des Insolvenzverfahrens);

(b)	a person being insolvent or unable to pay its debts includes that person being in a state of Zahlungsunfähigkeit pursuant to section 17 of the German Insolvency Code (Insolvenzordnung);

(c)	a compulsory manager, receiver, liquidator, administrator, administrative receiver includes an Insolvenzverwalter, a Zwangsverwalter or a custodian or creditor’s trustee (Sachwalter);

(d)	director includes any statutory legal representative(s) (organschaftlicher Vertreter), a managing director (Geschäftsführer) or member of the board of directors (Vorstand);

(e)	a disposal includes:

(i)	a Verfügung;

(ii)	the entry into an agreement upon a priority notice (Auflassungsvormerkung);

(iii)	an agreement on the transfer of title to a property (Auflassung) in whole or part; and

(iv)	the partition of an ownership in a property (Grundstücksteilung);

(f)	gross negligence means grobe Fahrlässigkeit and wilful misconduct means Vorsatz;

(g)	insolvency proceedings includes any insolvency proceedings (Insolvenzverfahren) pursuant to the German Insolvency Code (Insolvenzordnung); and

(h)	merger includes any corporate measure contemplated by the German Transformation Act (Umwandlungsgesetz) as well as any other corporate act by which several entities are consolidated with the result of one entity becoming the universal legal successor (Gesamtrechtsnachfolger) of the other.

1.4	Swedish Terms

(a)	In this Intercreditor Agreement, where it relates to a Swedish entity, a reference to:

(i)	a composition or arrangement with any creditor includes (A) any restructuring plan (Sw. rekonstruktionsplan) following from any procedure of ‘företagsrekonstruktion’ under the Swedish Company Restructuring Act (Sw. Lag om företagsrekonstruktion (2022:964)) (the Swedish Company RestructuringAct), or (B) any write-down of debt in bankruptcy (Sw. ackord i konkurs) under the Swedish Bankruptcy Act (Sw. Konkurslag (1987:672)) (the Swedish Bankruptcy Act);

(ii)	a compulsory manager, administrative receiver or administrator includes (A) ‘rekonstruktör’ under the Swedish Company Restructuring Act, (B) ‘konkursförvaltare’ under the Swedish Bankruptcy Act, or (C) ‘likvidator’ under the Swedish Companies Act (Sw. Aktiebolagslag (2005:551)) (the Swedish Companies Act);

(iii)	a merger, consolidation or amalgamation includes any ‘fusion’ implemented in accordance with Chapter 23 of the Swedish Companies Act and a “demerger” includes any ‘fission’ implemented in accordance with Chapter 24 of the Swedish Companies Act;

(iv)	a winding-up, administration or dissolution includes ‘frivillig likvidation’ or ‘tvångslikvidation’ under Chapter 25 of the Swedish Companies Act, a bankruptcy includes a ‘konkurs’ under the Swedish Bankruptcy Act and a company restructuring includes a ‘företagsrekonstruktion’ under the Swedish Company Restructuring Act; and

(v)	an Insolvency Event includes such member of the Group being subject to “konkurs” under the Swedish Bankruptcy Act, “företagsrekonstruktion” under the Swedish Company Restructuring Act or “tvångslikvidation” under Chapter 25 of the Swedish Companies Act.

(b)	Each reference to Swedish Security shall be interpreted as a reference to Swedish Security and/or perfected in accordance with Swedish law.

(c)	If any party to this Intercreditor Agreement that is incorporated in Sweden (the Swedish Obligated Party) is required to hold an amount on trust on behalf of another party (the Beneficiary), the Swedish Obligated Party shall hold such money as agent for the Beneficiary on a separate account in accordance with the Swedish Funds Accounting Act (Sw. Lag om redovisningsmedel (1944:181)).

(d)	If any situation occurs as described in Clause 12.6 (Sums received by Debtors, Third Party Security Providers or Senior Unsecured Security Provider) below, each Swedish Obligated Party is obliged to promptly follow the procedure described in Clause 12.7 (Saving provision).

(e)	Any transfer by novation in accordance with this Intercreditor Agreement and/or any of the other Debt Documents, shall, as regards Swedish Security and obligations owed by a Swedish Debtor, be deemed to take effect as an assignment and assumption or transfer of such rights, benefits, obligations and security interests and each such assignment and assumption or transfer shall be in relation to the proportionate part of the security interests granted under the relevant Swedish law governed Transaction Security.

(f)	Notwithstanding any other provisions in this Intercreditor Agreement and/or the other Debt Documents:

(i)	the release of any Swedish Security; and

(ii)	the disposal (including, without limitation, any conversion, set-off or forgiveness of indebtedness which is subject to perfected Swedish Security) or transfer of any asset, property and/or interests subject to perfected Swedish Security, will (unless the proceeds from a disposal of the relevant secured assets are to be immediately paid to the Security Agent and are applied in prepayment of amounts outstanding under this Intercreditor Agreement) always be subject to the prior written consent of the Security Agent (acting in its sole discretion). Each Secured Party authorises the Security Agent to release such security or consent to the disposal of any asset which is the subject of such Swedish Security at its discretion without notification or further reference to the Secured Parties, provided that such release or disposal is not prohibited under the terms of the Debt Documents, as certified by the Company to the Security Agent.

(g)	Notwithstanding any other provisions of this Agreement:

(i)	the obligations of a Swedish Debtor or a Swedish Intra-Group Lender under this Agreement shall be limited if (and only if) and to the extent required by the provisions of the Swedish Companies Act (Sw. Aktiebolagslagen (2005:551)) in force from time to time regulating (i) distribution of assets (including profits and dividends and any other form of transfer of value (Sw. värdeöverföring) within the meaning of the Swedish Companies Act) and (ii) prohibited loans, guarantees and security (Sw. närståendelåneförbudet), and (iii) unlawful financial assistance (assuming, in each case, that all steps open to each Swedish Debtor or Swedish Intra-Group Lender (as applicable) and all its shareholders to authorise its obligations under this Agreement have been taken), and it is understood that the liability and obligation of each Swedish Debtor and Swedish Intra-Group Lender under this Agreement only applies to the extent permitted by the above mentioned provisions of the Swedish Companies Act; and

(ii)	the guarantee and the obligations of NCG Holding AB (reg. no. 559094-8328), Filmstaden AB (reg. no. 556035-1651) and Filmstaden Media AB (reg. no. 556379-4014) under this Intercreditor Agreement and any other Debt Document shall be limited to its own, any wholly-owned subsidiaries’ and the Original Senior Secured Notes Issuer’s obligations and liabilities under this Intercreditor Agreement and any other Debt Document.

1.5	Finnish Terms

(a)	In this Agreement, where it relates to any party established or incorporated under the laws of Finland, a matter of Finnish law or Security governed by Finnish law, a reference to:

(i)	a bankruptcy or reorganisation includes a yrityssaneeraus or konkurssimenettely under the Finnish Bankruptcy Act (Finnish: konkurssilaki, 120/2004, as amended) or the Finnish Reorganisation Act (Finnish: laki yrityksen saneerauksesta, 47/1993, as amended) (as the case may be);

(ii)	a compulsory manager, receiver or administrator includes a pesänhoitaja, selvittäjä or selvitysmies under Finnish law, as applicable;

(iii)	gross negligence means törkeä tuottamus under Finnish law; and

(iv)	a winding up, administration or dissolution includes a purkaminen, selvitystila or rekisteristä poistaminen under Chapter 20 of the Finnish Companies Act (Finnish: osakeyhtiölaki, 624/2006, as amended);

(v)	an attachment includes a takavarikko and/or any other turvaamistoimi granted in accordance with Finnish law.

(b)	Any transfer by novation in accordance with this Intercreditor Agreement and/or any of the other Debt Documents, shall, as regards Finnish Security and obligations owed by a Finnish Obligor, be deemed to take effect as a transfer of such rights, benefits, obligations and security interests.

(c)	Notwithstanding any other provisions of this Agreement, the obligations of a Finnish Debtor or a Finnish Intra-Group Lender under this Agreement shall be limited to the extent (and only to the extent) that such obligations would result in such obligations constituting unlawful financial assistance or unlawful distribution of assets within the meaning of the mandatory provisions of Chapter 13, Section 1 or Chapter 13, Section 10 of the Finnish Companies Act (Finnish: osakeyhtiölaki, 624/2006, as amended).

1.6	Dutch Terms

Without prejudice to the generality of any provision of this Agreement, in this Agreement where it relates to an entity incorporated in the Netherlands, a reference to:

“works council” means each works council (ondernemingsraad) or central or group works council (centrale of groeps ondernemingsraad) within the meaning of the Works Councils Act of the Netherlands (Wet op de ondernemingsraden) having jurisdiction over that Dutch entity;

a “necessary action to authorise” includes any action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden) and obtaining an unconditional positive advice (advies) from the competent works council(s);

“constitutional documents” means the deed of incorporation (akte van oprichting), articles of association (statuten), and an up-to-date extract of the Trade Register of the Dutch Chamber of Commerce relating to the Dutch entity;

a “winding-up”, “administration” or “dissolution” includes the Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden);

a “moratorium” includes (voorlopig )surseance van betaling and “a moratorium is declared” includes (voorlopige) surseance verleend;

any “procedure or step” taken in connection with insolvency proceedings includes the Dutch entity having filed a notice under Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) or Section 60 of the Social Insurance Financing Act of the Netherlands (Wet Financiering Sociale Verzekeringen) in conjunction with Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990);

a “liquidator”, “receiver”, “administrative receiver”, “administrator”, “compulsory manager” or “other similar officer” includes a curator, a beoogd curator, a bewindvoerder, a beoogd bewindvoerder, a herstructureringsdeskundige or an observatory;

a “reorganisation” in the context of insolvency or insolvency proceedings includes statutory proceedings for the restructuring of debt (akkoordprocedure) under the Dutch Bankruptcy Act (Faillissementswet);

a “composition” includes an akkoord within the meaning the Dutch Bankruptcy Act (Faillissementswet);

a “security interest” or “security” includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right of reclamation (recht van reclame), and any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht); and

an “attachment” includes a conservatoir beslag or executoriaal beslag.

1.7	Spanish Terms

In this Agreement, where it relates to a Spanish entity, a reference to:

(a)	financial assistance has the meaning stated under:

(i)	(for a Spanish public company (sociedad anónima)) Article 150 of the Spanish Companies Act or in any other legal provision that may substitute such Article 150 or be applicable to any Person incorporated in Spain in respect of such financial assistance; or

(ii)	(for a Spanish limited liability company (sociedad de responsabilidad limitada)) Article 143 of the Spanish Companies Act or in any other legal provision that may substitute such Article 143 or be applicable to any Person incorporated in Spain in respect of such financial assistance;

(b)	guarantee includes any guarantee (fianza), performance bond (aval) and an on demand guarantee (garantía a primer requerimiento);

(c)	insolvency event refers to the solicitud de inicio de procedimiento de concurso and auto de declaración de concurso necesario o voluntario);

(d)	matured obligation includes, without limitation, any crédito líquido, vencido y exigible;

(e)	person being unable to pay its due and payable debts on a regular basis includes that person being in a state of insolvencia actual;

(f)	receiver, administrative receiver, administrator or the like includes administración concursal or any other person performing the same function;

(g)	security includes, without limitation, any mortgage (hipoteca), pledge (prenda) (with or without transfer of possession), financial collateral agreement (garantía financiera pignoraticia), in general, any in rem right governed by Spanish law;

(h)	set-off includes to the extent legally possible the rights to compensate under Spanish Insolvency Act; and

(i)	winding-up, administration or dissolution includes, without limitation, disolución, liquidación, or administración concursal judicial or any other similar proceedings.

1.8	Italian terms

(a)	In this Agreement a reference to (in the case of paragraphs (a), (b) or (c) below, in relation to (or to the obligation of) any Group Company incorporated in Italy):

(b)	a “liquidation”, “winding-up”, “administration” or “dissolution” includes, without limitation, any scioglimento, liquidazione and any other proceedings or legal concepts similar to the foregoing;

(c)	“insolvency” shall be construed in accordance with article 2, paragraph 1, letter b) (definizioni) of the Italian Crisis and Insolvency Code and/or article 3 of Legislative Decree No. 270 of 8 July 1999 (as amended from time to time) and any other equivalent applicable law provisions in any Relevant Jurisdiction;

(d)	an “insolvency proceeding” includes:

(e)	any voluntary or involuntary liquidation, winding-up, administration or dissolution (other than on a solvent basis), judicial liquidation, bankruptcy (to the extent applicable after 15 July 2022), insolvency, reorganisation, moratorium, compromise, composition or other relief with respect to any person or that person’s debts; or

(f)	any proceeding aimed at seeking the appointment of, or taking possession by a liquidator, commissioner, examiner, receiver, administrative receiver, administrator, insolvency administrator, trustee in bankruptcy, custodian, judicial custodian, conservator or other similar official for any person or for all or any substantial part of that person’s assets; or

(g)	any procedura concorsuale, including judicial liquidation (liquidazione giudiziale), composition with creditors (concordato preventivo) pursuant to articles 84 and ff. of the Italian Crisis and Insolvency Code, concordato nella liquidazione giudiziale pursuant to articles 240 and ff. of the Italian Crisis and Insolvency Code, forced administrative liquidation (liquidazione coatta amministrativa) pursuant to articles 293 and ff. of the Italian Crisis and Insolvency Code, crisis settlement procedure (composizione negoziata della crisi) pursuant to article 12 and ff. of the Italian Crisis and Insolvency Code, restructuring plan (piano attestato di risanamento) pursuant to article 56 of the Italian Crisis and Insolvency Code, assignment for the benefit of creditors (cessione dei beni ai creditori) pursuant to article 1977 of the Italian Civil Code, restructuring agreement (accordo di ristrutturazione dei debiti) under article 57 and ff. of the Italian Crisis and Insolvency Code, accordo di ristrutturazione agevolato pursuant to article 60 of the Italian Crisis and Insolvency Code, accordo di ristrutturazione ad efficacia estesa pursuant to article 61 of the Italian Crisis and Insolvency Code, moratorium agreement (convenzione di moratoria) pursuant to article 62 of the Italian Crisis and Insolvency Code, tax and contributions transaction (transazione su crediti tributari e contributivi) pursuant to article 63 of the Italian Crisis and Insolvency Code, restructuring plan subject to homologation (piano di ristrutturazione soggetto ad omologazione) pursuant to article 64-bis and ff. of the Italian Crisis and Insolvency Code, domanda di accesso ad uno strumento di regolazione della crisi e dell’insolvenza con riserva di deposito di documentazione pursuant to article 44 of the Italian Crisis and Insolvency Code, simplified asset liquidation procedure (concordato semplificato per la liquidazione del patrimonio) pursuant to article 25-sexies and ff. of the Italian Crisis and Insolvency Code, minor composition with creditors (concordato minore) pursuant to article 74 and ff. of the Italian Crisis and Insolvency Code, or amministrazione straordinaria delle grandi imprese in stato di insolvenza under Italian Law No. 270 of 8 July 1999, as amended, or any amministrazione straordinaria under Italian Law No. 39 of 18 February 2004, and any similar arrangements relating to a substantial part of its creditors, and shall be construed so as to include any equivalent or analogous proceedings or legal concepts similar to the foregoing. It being understood that the provisions under the Italian Insolvency Law continue to apply with reference to any proceedings commenced before 15 July 2022 and therefore the relevant tools and proceedings are intended to be included herein to the extent applicable;

(h)	a “liquidator”, “trustee in bankruptcy”, “custodian”, “judicial custodian”, “compulsory manager”, “commissioner”, “examiner”, “receiver”, “administrative receiver”, “conservator”, “administrator” or “insolvency administrator” or the like includes, without limitation, a curatore, commissario giudiziale, commissario straordinario, commissario liquidatore, liquidatore and any other person performing the same function of each of the foregoing;

(i)	a “step” or “procedure” taken in connection with insolvency proceedings in respect of any person includes such person formally making a proposal to assign its assets pursuant to article 1977 of the Italian Civil Code (cessione dei beni ai creditori), the approval by such person of a domanda di accesso ad uno strumentodi regolazione della crisi e dell’insolvenza con riserva di deposito di documentazione pursuant to article 44 of the Italian Crisis and Insolvency Code, or of simplified asset liquidation procedure (concordato semplificato per la liquidazione del patrimonio) pursuant to article 25-sexies and ff. of the Italian Crisis and Insolvency Code, or of minor composition with creditors (concordato minore) pursuant to article 74 and ff. of the Italian Crisis and Insolvency Code, or of moratorium agreement (convenzione di moratoria), or of a tax and contributions transaction (transazione su crediti tributari e contributivi) pursuant to article 63 of the Italian Crisis and Insolvency Code, or of a restructuring plan envisaged under article 56 of the Italian Crisis and Insolvency Code or of a plan subject to homologation (piano di ristrutturazione soggetto ad omologazione) pursuant to article 64-bis and ff. of the Italian Crisis and Insolvency Code. It being understood that the provisions under the Italian Insolvency Law continue to apply with reference to any proceedings commenced before 15 July 2022 and therefore any filing of documents, any executed agreement or other action adopted in order to activate the relevant tools and proceedings are intended to be included herein to the extent applicable;

(j)	an “attachment” includes a pignoramento;

(k)	a “lease” includes, without limitations, a contratto di locazione or comodato;

(l)	a “matured obligation” and “an obligation being due” includes, without limitation, any credito liquido ed esigibile and credito scaduto;

(m)	a “Security” or “lien” includes, without limitation, any pegno, ipoteca, privilegio (including the privilegio speciale created pursuant to article 46 of the Italian Banking Law, as amended from time to time), cessione del credito in garanzia and any other diritto reale di garanzia or other transactions having the same effect as each of the foregoing;

(n)	a reference to “financial assistance” means unlawful financial assistance within the meaning of articles 2358 and/or 2474 of the Italian Civil Code as applicable;

(o)	“gross negligence” shall be construed as the Italian expression colpa grave;

(p)	“wilful misconduct” shall be construed as the Italian expression dolo;

(q)	a “limited liability company” means a società a responsabilità limitata; and

(r)	a “joint stock company” means a società per azioni.

1.9	Third party rights

(a)	Unless expressly provided to the contrary in this Agreement, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Rights Act) to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of this Agreement, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

(c)	Any Receiver, Delegate or any other person described in Clause 21.12 (No proceedings) may, subject to this Clause 1.4 and the Third Parties Rights Act, rely on any Clause of this Agreement that expressly confers rights on it.

(d)	The Third Parties Rights Act shall apply to this Agreement in respect of any Noteholder which by holding a Senior Secured Note, Second Lien Note or Senior Unsecured Note has effectively agreed to be bound by the provisions of this Agreement and will be deemed to receive the benefits hereof, and be subject to the terms and conditions hereof, as if such person was a Party hereto. For purposes of this paragraph (d) and paragraph (b) above, upon any person becoming a Noteholder, such person shall be deemed a Party. In relation to any amendment or waiver of this Agreement, no such person that is deemed to be a Party by virtue of this Clause 1.4 is required to consent to or execute any amendment or waiver in order for such amendment or waiver to be effective.

1.10	Holding Company Debt

Notwithstanding any term of this Agreement but subject to Clause 9 (Investor Liabilities) and any provisions of this Agreement governing Senior Unsecured Only Security, no provision of this Agreement shall (a) regulate, restrict or prohibit a SUN Borrower/Issuer or any other Holding Company of the Company or any Subsidiary of any such Holding Company which is not a Group Company from incurring any indebtedness, granting any Security over its assets directly owned by it (which are not assets of, or shares or other financial securities in or owed by any Group Company or subject to the Transaction Security) or providing any guarantees, or (b) require any creditor in respect of such indebtedness to become a party to (or be bound by) the provisions of this Agreement other than where such creditor is a Secured Party (in such capacity).

2.	Ranking and priority

2.1	Creditor Liabilities

Each of the Parties agrees that the Liabilities owed by:

(a)	the Debtors and Third Party Security Providers to (s) the Agents, (t) the Arrangers, (u) the Primary Creditors, (v) the Senior Secured Notes Issuer (only in respect of any Senior Secured Notes Proceeds Loan Liabilities), (w) the Second Lien Borrower (only in respect of any Second Lien Proceeds Loan Liabilities), (x) the Second Lien Notes Issuer (only in respect of any Second Lien Proceeds Loan Liabilities) (y) the Senior Unsecured Borrower (only in respect of any Senior Unsecured Proceeds Loan Liabilities) or (z) the Senior Unsecured Notes Issuer (only in respect of any Senior Unsecured Proceeds Loan Liabilities) shall rank in right and priority of payment in the following order and are postponed and subordinated to any prior ranking Liabilities as follows:

(i)	first, the Senior Agent Liabilities, the Senior Unsecured Agent Liabilities, the Second Lien Agent Liabilities, the Senior Arranger Liabilities, the Senior Secured Arranger Liabilities, the Second Lien Arranger Liabilities, the Senior Lender Liabilities, the Senior Secured Notes Liabilities, the Second Lien Liabilities, the Hedging Liabilities, the Cash Management Liabilities, the Senior Secured Notes Trustee Amounts, the Second Lien Notes Trustee Amounts, the Senior Unsecured Notes Trustee Amounts, the Senior Secured Notes Proceeds Loan Liabilities, the Second Lien Proceeds Loan Liabilities and liabilities owed to the Security Agent pari passu and without any preference between them; and

(ii)	second, the Senior Unsecured Liabilities, the Senior Unsecured Arranger Liabilities and Senior Unsecured Proceeds Loan Liabilities pari passu between themselves and without any preference between them; and

(b)	a Senior Unsecured Notes Issuer or Senior Unsecured Borrower to the Primary Creditors, the Arrangers and the Agents shall rank pari passu in right and priority of payment and without any preference between each of the Senior Agent Liabilities, the Second Lien Agent Liabilities, the Senior Unsecured Agent Liabilities, the Arranger Liabilities, the Senior Lender Liabilities, the Senior Secured Notes Liabilities, the Cash Management Liabilities, the Second Lien Liabilities, the Hedging Liabilities, the Senior Secured Notes Trustee Amounts, the Second Lien Notes Trustee Amounts, the Senior Secured Notes Proceeds Loan Liabilities, the Second Lien Notes Proceeds Loan Liabilities, the Senior Unsecured Notes Trustee Amounts, the Senior Unsecured Liabilities, the Senior Unsecured Proceeds Loan Liabilities and liabilities owed to the Security Agent.

2.2	Transaction Security

(a)	Each of the Parties agrees that the Transaction Security shall rank and secure the following Liabilities (irrespective of whether the related Transaction Security Documents are themselves expressed to be first ranking or of any Lower Ranking Security but only to the extent that such Transaction Security is expressed to secure those Liabilities, but in the case of the Senior Lender Liabilities, the Senior Secured Notes Liabilities and the Hedging Liabilities (other than Excluded Swap Obligations), without prejudice to Clause 19 (Equalisation)) in the following order:

(i)	prior to the Super Senior Designation Date:

(A)	first, the Senior Agent Liabilities, the Second Lien Agent Liabilities, the Senior Unsecured Agent Liabilities, the Senior Arranger Liabilities, the Senior Lender Liabilities, the Hedging Liabilities (other than Excluded Swap Obligations), the Cash Management Liabilities, the Senior Secured Notes Liabilities, the Senior Secured Notes Trustee Amounts, the Senior Secured Arranger Liabilites, the Second Lien Notes Trustee Amounts and the Senior Unsecured Notes Trustee Amounts pari passu and without any preference between them;

(B)	second, the Second Lien Arranger Liabilities and the Second Lien Liabilities pari passu and without any preference between them; and

(C)	third (to the extent of any Senior Unsecured Shared Security), the Senior Unsecured Arranger Liabilities and the Senior Unsecured Liabilities pari passu and without any preference between them;

(ii)	on and from the Super Senior Designation Date:

(A)	first, the Senior Agent Liabilities, the Second Lien Agent Liabilities, the Senior Unsecured Agent Liabilities, the Senior Arranger Liabilities, the Senior Lender Liabilities, the Super Senior Hedging Liabilities (other than Excluded Swap Obligations), the Pari Passu Hedging Liabilities (other than Excluded Swap Obligations), the Cash Management Liabilities, the Senior Secured Notes Liabilities, the Senior Secured Notes Trustee Amounts, the Senior Secured Arranger Liabilities, the Second Lien Notes Trustee Amounts and the Senior Unsecured Notes Trustee Amounts pari passu and without any preference between them;

(B)	second, the Second Lien Arranger Liabilities and the Second Lien Liabilities pari passu and without any preference between them; and

(C)	third (to the extent of any Senior Unsecured Shared Security only), the Senior Unsecured Arranger Liabilities and the Senior Unsecured Liabilities pari passu and without any preference between them.

(b)	The Senior Unsecured Only Security created pursuant to the Senior Unsecured Only Security Documents shall rank and secure only the Senior Unsecured Arranger Liabilities and the Senior Unsecured Liabilities pari passu and without preference between them (irrespective of whether the related Senior Unsecured Only Security Documents are themselves expressed to be first ranking or of any Lower Ranking Security but only to the extent that such Senior Unsecured Only Security is expressed to secure these Liabilities).

2.3	Intra-Group Liabilities and Investor Liabilities

(a)	Each of the Parties agrees that the Intra-Group Liabilities and Investor Liabilities are postponed and subordinated to the Liabilities owed by the Debtors and Third Party Security Providers to the Primary Creditors, the Agents and the Arrangers.

(b)	This Agreement does not purport to rank any of the Intra-Group Liabilities and Investor Liabilities as between themselves.

2.4	Additional and/or Refinancing Debt

(a)	The Creditors acknowledge that the Debtors (or any of them), Holdco, a Senior Unsecured Notes Issuer and/or a Senior Unsecured Borrower may wish to (i) incur incremental Borrowing Liabilities and/or Guarantee Liabilities in respect of incremental Borrowing Liabilities or new borrowing liabilities and guarantee liabilities or (ii) refinance Borrowing Liabilities and/or incur Guarantee Liabilities in respect of any such refinancing of Borrowing Liabilities, which in any such case are intended to rank pari passu with or (other than (except in the case of, on and from the Super Senior Designation Date, the Senior Lender Liabilities, the Cash Management Liabilities and the Super Senior Hedging Liabilities) in priority to the Senior Secured Liabilities in respect of payments made by the Security Agent pursuant to Clause 18 (Application of Proceeds) only) in priority to any existing Liabilities and/or share pari passu with or (other than (except in the case of, on and from the Super Senior Designation Date, the Senior Lender Liabilities, the Cash Management Liabilities and the Super Senior Hedging Liabilities) in priority to the Senior Secured Liabilities in respect of payments made by the Security Agent pursuant to Clause 18 (Application of Proceeds) only) in priority to any existing Security and/or to rank behind any existing Liabilities and/or to share in any existing Security behind such existing Liabilities.

(b)	Without limiting the generality of any other provision of this Agreement including Clause 20 (New Debt Financings), the Creditors confirm that if and to the extent such a financing or refinancing and such ranking and such Security is permitted or not prohibited by the terms of the Debt Documents at such time, they will (at the cost of the Debtors) co-operate with the Debtors with a view to enabling such financing or refinancing and such sharing in the Security to take place. In particular, but without limitation, the Senior Lenders, the Hedge Counterparties, the Second Lien Lenders, the Senior Unsecured Lenders, the Senior Secured Noteholders, the Second Lien Noteholders and the Senior Unsecured Noteholders hereby authorise and direct its Agent and the Security Agent to execute any amendment, confirmation or other relevant document to this Agreement and such other Debt Documents required to reflect such arrangements to the extent such financing, refinancing and/or sharing is permitted or not prohibited by such Debt Documents.

3.	Senior Lender Liabilities and Senior Secured Notes Liabilities

3.1	Payments of Senior Secured Creditor Liabilities

The Debtors and Third Party Security Providers may make Payments in respect of the Senior Secured Creditor Liabilities at any time in accordance with the provisions of the applicable Senior Finance Documents and the Senior Secured Notes Finance Documents, provided that, following the occurrence of a Senior Acceleration Event, a Senior Secured Notes Acceleration Event or an Insolvency Event, no Debtor or Third Party Security Provider may make (and no Senior Secured Creditor may receive) Payments of the Senior Lender Liabilities or Senior Secured Notes Liabilities except from Group Recoveries distributed in accordance with Clause 18 (Application of Proceeds).

3.2	Amendments and waivers

(a)	Subject to paragraph (b) below and to Clause 5.6 (Amendments and waivers: Hedging Agreements), the relevant Senior Secured Creditors, the Senior Unsecured Security Providers, the Debtors and Third Party Security Providers may amend or waive the terms of the Senior Secured Finance Documents in accordance with their terms (and subject to any consent required under them) at any time.

(b)	The terms of the Senior Secured Finance Documents may not be amended or waived if such amendment or waiver would conflict with the provisions of this Agreement.

3.3	Increase of principal: Senior Lenders

The Senior Lenders may from time to time (if permitted under the terms of the Senior Facilities Agreement) effect a Senior Principal Increase in an amount which:

(a)	is not prohibited by the Senior Secured Finance Documents, the Second Lien Finance Documents and the Senior Unsecured Finance Documents; or

(b)	is otherwise approved by the Senior Agent under any other Senior Facilities Agreement, the Senior Secured Notes Trustee(s), the Second Lien Creditor Representative(s) and the Senior Unsecured Representatives (at that time), and, in each case, the amount of that Senior Principal Increase (together with interest, fees and commission on that amount) shall be treated as being part of the Senior Liabilities and the Senior Lender Liabilities.

3.4	Security and guarantees: Senior Secured Creditors

Other than as set out in Clause 3.6 (Security: Ancillary Lenders and Issuing Banks), the Senior Lenders and the Senior Secured Notes Creditors may take, accept or receive the benefit of:

(a)	any Security from any Group Company or the Senior Unsecured Security Providers or any Third Party Security Provider in respect of the Senior Lender Liabilities or the Senior Secured Notes Liabilities in addition to the Common Transaction Security if (except for any Security permitted under Clause 3.6 (Security: Ancillary Lenders and Issuing Banks)) and to the extent legally possible and subject to any Agreed Security Principles, the other Senior Secured Parties already benefit from such Security (or Security over the same assets) or at the same time it is also offered either:

(i)	to the Security Agent as security agent or trustee for (and/or, with respect to any Italian Transaction Security, as agent with representative powers (mandatario con rappresentanza) acting in the name and on behalf (in nome e per conto) of) the other Senior Secured Parties in respect of their Liabilities;

(ii)	to the Senior Secured Parties in respect of their Liabilities; or

(iii)	to the Security Agent as joint and several creditor of the Senior Secured Parties; or

(iv)	in the case of any jurisdiction in which effective Security cannot be granted in favour of the Security Agent as security agent or trustee for (and/or, for the purposes of Italian law, as agent with representative powers (mandatario con rappresentanza) acting in the name and on behalf (in nome e per conto) of) the Senior Secured Parties:

(A)	to the other Senior Secured Parties in respect of their Liabilities; or

(B)	to the extent recognised and permitted under applicable law and in any event other than for Security governed by Italian law, to the Security Agent under a parallel debt structure, joint and several creditor structure or agency structure (or otherwise) for the benefit of the other Senior Secured Parties, and ranks in the same order of priority as that contemplated in Clause 2.2 (Transaction Security), provided that all amounts received or recovered by any Senior Secured Creditor with respect to such Security are immediately paid to the Security Agent and held and applied in accordance with Clause 18 (Application of Proceeds); and

(b)	any guarantee, indemnity or other assurance against loss from any Group Company or Third Party Security Provider in respect of the Senior Lender Liabilities or the Senior Secured Notes Liabilities in addition to those in:

(i)	the Senior Facilities Agreement or the Senior Secured Notes Indenture;

(ii)	this Agreement; or

(iii)	any Common Assurance,

if (except for any guarantee, indemnity or other assurance against loss permitted under Clause 3.6 (Security: Ancillary Lenders and Issuing Banks)) and to the extent legally possible and subject to any Agreed Security Principles, the other Senior Secured Parties already benefit from such a guarantee, indemnity or other assurance against loss, or at the same time it is also offered to the other Senior Secured Parties in respect of their Liabilities and ranks in the same order of priority as that contemplated in Clause 2 (Ranking and Priority).

(c)	For the avoidance of doubt, this Clause 3.4 shall:

(i)	not require any security or guarantee to be granted in respect of any Senior Unsecured Liabilities;

(ii)	not prevent any security to be granted in respect of any Senior Unsecured Liabilities under the Senior Unsecured Only Security Documents; and

(iii)	not constitute or create any Security or guarantee.

3.5	New Security: Senior Lender Liabilities

Without prejudice to Clause 2 (Ranking and Priority) and Clause 18 (Application of Proceeds), upon entering into any Senior Finance Document at any time after the date hereof and at the request of the relevant Senior Secured Creditor, the relevant Debtor or Third Party Security Provider or Senior Unsecured Security Provider may grant, to the relevant Senior Secured Creditor, Transaction Security securing the Senior Lender Liabilities arising under the relevant Senior Finance Document.

3.6	Security: Ancillary Lenders and Issuing Banks

No Ancillary Lender or Issuing Bank will, unless the prior consent of the Majority Senior Creditors and (unless otherwise permitted or not prohibited by the Senior Secured Notes Indenture) the Senior Secured Notes Trustee(s) is obtained, take, accept or receive from any Group Company or Third Party Security Provider or Senior Unsecured Security Provider the benefit of any Security, guarantee, indemnity or other assurance against loss in respect of any of the Liabilities owed to it other than:

(a)	the Common Transaction Security;

(b)	each guarantee, indemnity or other assurance against loss contained in:

(i)	a Senior Facilities Agreement;

(ii)	this Agreement; or

(iii)	any Common Assurance;

(c)	in the case of an Ancillary Lender, indemnities and assurances against loss contained in the Ancillary Documents no greater in extent than any of those referred to in paragraph (b) above;

(d)	any SFA Cash Cover permitted under the Senior Facilities Agreement relating to any Ancillary Facility or for any Letter of Credit issued by the Issuing Bank;

(e)	in the case of a Hedging Ancillary Lender, the indemnities or any netting or set-off arrangement contained in an ISDA Master Agreement (or equivalent indemnities or arrangements in the case of a Hedging Ancillary Document which is not based on an ISDA Master Agreement); or

(f)	in the case of an Ancillary Lender, any Security, guarantee, indemnity or other assurance against loss giving effect to, or arising as a result of the effect of, any netting or set-off arrangement relating to the Ancillary Facilities for the purpose of netting debit and credit balances arising under the Ancillary Facilities.

3.7	Restriction on enforcement: Senior Lenders and Senior Secured Notes Creditors

No Senior Lender or Senior Secured Notes Creditor may take any Enforcement Action under paragraph (c) of the definition thereof without the prior written consent of an Instructing Group.

3.8	Restriction on enforcement: Ancillary Lenders and Issuing Banks

Subject to Clause 3.9 (Permitted enforcement: Ancillary Lenders and Issuing Banks), so long as any of the Senior Liabilities (other than any Liabilities owed to the Ancillary Lenders or Issuing Banks) are or may be outstanding, none of the Ancillary Lenders nor the Issuing Banks shall be entitled to take any Enforcement Action in respect of any of the Liabilities owed to it.

3.9	Permitted enforcement: Ancillary Lenders and Issuing Banks

(a)	The Ancillary Lenders and Issuing Banks may take Enforcement Action if:

(i)	at the same time as, or prior to, that action, Enforcement Action has been taken in respect of the Senior Lender Liabilities (excluding the Liabilities owing to Ancillary Lenders and the Issuing Banks), in which case the Ancillary Lenders and the Issuing Banks may take the same Enforcement Action as has been taken in respect of those Senior Lender Liabilities;

(ii)	that action is contemplated by, and can be taken by the Ancillary Lenders and Issuing Banks under, the Senior Facilities Agreement or Clause 3.6 (Security: Ancillary Lenders and Issuing Banks);

(iii)	that Enforcement Action is taken in respect of SFA Cash Cover which has been provided in accordance with the Senior Facilities Agreement;

(iv)	at the same time as or prior to that action, the consent of the Majority Senior Creditors to that Enforcement Action is obtained; or

(v)	an Insolvency Event has occurred in relation to any Group Company or Third Party Security Provider, in which case, after the occurrence of that Insolvency Event, each Ancillary Lender and each Issuing Bank shall be entitled (if it has not already done so) to exercise any right it may otherwise have in respect of that Group Company or Third Party Security Provider to:

(A)	accelerate any of that Group Company’s or Third Party Security Provider’s Senior Lender Liabilities or declare them prematurely due and payable on demand;

(B)	make a demand under any guarantee, indemnity or other assurance against loss given by that Group Company or Third Party Security Provider in respect of any Senior Lender Liabilities;

(C)	exercise any right of set-off or take or receive any Payment in respect of any Senior Lender Liabilities of that Group Company or Third Party Security Provider; or

(D)	claim and prove in the liquidation of that Group Company or Third Party Security Provider for the Senior Lender Liabilities owing to it.

(b)	Clause 3.8 (Restriction on enforcement: Ancillary Lenders and Issuing Banks) shall not restrict any right of an Ancillary Lender to net or set off in relation to a Multi-account Overdraft Facility, in accordance with the terms of the Senior Facilities Agreement, to the extent that the netting or set-off represents a reduction from a Permitted Gross Amount of that Multi-account Overdraft Facility to or towards its Designated Net Amount.

3.10	Option to purchase: Senior Secured Notes Creditors

(a)	The Senior Secured Notes Creditors (or those thereof that wish to make the relevant purchase) may, after a Distress Event, by giving not less than ten days’ notice to the Security Agent, require the transfer to them (or to a nominee or nominees), in accordance with provisions in the Senior Facilities Agreement equivalent to clause 29.3 (Other conditions of assignment or transfer) of the LMA Reference Document, of all, but not part, of the rights, benefits and obligations in respect of the Senior Lender Liabilities if:

(i)	that transfer is lawful and, subject to paragraph (ii) below, otherwise permitted by the terms of the Senior Facilities Agreement;

(ii)	any conditions relating to such a transfer contained in the Senior Facilities Agreement are complied with, other than any requirement to obtain the consent of, or consult with, a Debtor relating to such transfer, which consent or consultation shall not be required;

(iii)	the Senior Agent, on behalf of the Senior Lenders, is paid an amount equal to the aggregate of:

(A)	all of the Senior Lender Liabilities at that time (whether or not due), including all amounts that would have been payable under the Senior Facilities Agreement if the Senior Facilities were being prepaid by the relevant Debtors on the date of that payment; and

(B)	all costs and expenses (including legal fees) incurred by the Senior Agent and/or the Senior Lenders and/or the Security Agent as a consequence of giving effect to that transfer;

(iv)	as a result of that transfer, the Senior Lenders have no further actual or contingent liability to a Debtor under the relevant Debt Documents (or to the extent such actual or contingent liabilities remain outstanding the relevant Senior Agent on behalf of the Senior Lenders is holding cash collateral in an amount equal to the aggregate of such actual or contingent liabilities in an account and on such terms reasonably satisfactory to the relevant Senior Lenders);

(v)	an indemnity is provided from each purchasing Senior Secured Notes Creditor (but, for the avoidance of doubt, this does not include a Senior Secured Notes Trustee) or from another third party acceptable to all the Senior Lenders in a form reasonably satisfactory to each Senior Lender in respect of all losses which may be sustained or incurred by any Senior Lender in consequence of any sum received or recovered by any Senior Lender from any person being required (or it being alleged that it is required) to be paid back by or clawed back from any Senior Lender for any reason;

(vi)	the transfer is made without recourse to, or representation or warranty from, the Senior Lenders, except that each Senior Lender shall be deemed to have represented and warranted on the date of that transfer that it has the corporate power to effect that transfer and it has taken all necessary action to authorise the making by it of that transfer; and

(vii)	the Second Lien Creditors or the Senior Unsecured Creditors have not exercised their rights under Clause 7.17 (Option to purchase: Second Lien Creditors) or Clause 8.15 (Option to purchase: Senior Unsecured Creditors) (as applicable) or, having exercised such rights, have failed to complete the acquisition of the Senior Lender Liabilities and Senior Secured Notes Liabilities in accordance with Clause 7.17 (Option to purchase: Second Lien Creditors) or Clause 8.15 (Option to purchase: Senior Unsecured Creditors) (as applicable).

(b)	Subject to paragraph (b) of Clause 3.11 (Hedge Transfer: Senior Secured Notes Creditors), the purchasing Senior Secured Notes Creditors may only require a Senior Lender Liabilities Transfer if, at the same time, they require a Hedge Transfer in accordance with Clause 3.11 (Hedge Transfer: Senior Secured Notes Creditors) and if, for any reason, a Hedge Transfer cannot be made in accordance with Clause 3.11 (Hedge Transfer: Senior Secured Notes Creditors), no Senior Lender Liabilities Transfer may be required to be made.

(c)	The Senior Agent(s) shall, at the request of the purchasing Senior Secured Notes Creditors (acting as a whole) notify such Senior Secured Notes Creditors of the sum of the amounts described in paragraphs (a)(iii)(A) and (a)(iii)(B) above.

3.11	Hedge Transfer: Senior Secured Notes Creditors

(a)	The Senior Secured Notes Trustees (on behalf of the purchasing Senior Secured Noteholders) may, by giving not less than ten days’ notice to the Security Agent, require a Hedge Transfer:

(i)	if either:

(A)	some or all of the Senior Secured Notes Creditors require, at the same time, a Senior Lender Liabilities Transfer under Clause 3.10 (Option to purchase: Senior Secured Notes Creditors); or

(B)	some or all of the Senior Secured Notes Creditors require that Hedge Transfer at any time on or after the Senior Lender Discharge Date; and

(ii)	if:

(A)	that transfer is lawful and otherwise permitted by the terms of the Hedging Agreements in which case no Debtor, Third Party Security Provider or other Group Company shall be entitled to withhold its consent to that transfer;

(B)	any conditions (other than the consent of, or any consultation with, any Debtor, Third Party Security Provider or other Group Company) relating to that transfer contained in the Hedging Agreements are complied with;

(C)	each Hedge Counterparty is paid (in the case of a positive number) or pays (in the case of a negative number) an amount equal to the aggregate of (I) the Hedging Purchase Amount in respect of the hedging transactions under the relevant Hedging Agreement at that time and (II) all costs and expenses (including legal fees) incurred as a consequence of giving effect to that transfer;

(D)	as a result of that transfer, the Hedge Counterparties have no further actual or contingent liability to any Debtor under the Hedging Agreements;

(E)	an indemnity is provided from each purchasing Senior Secured Notes Creditor (but, for the avoidance of doubt, this does not include any Senior Secured Notes Trustee) which is receiving (or for which a nominee is receiving) that transfer (or from another third party acceptable to the relevant Hedge Counterparty) in a form reasonably satisfactory to the relevant Hedge Counterparty in respect of all losses which may be sustained or incurred by that Hedge Counterparty in consequence of any sum received or recovered by that Hedge Counterparty being required (or it being alleged that it is required) to be paid back by or clawed back from the Hedge Counterparty for any reason;

(F)	that transfer is made without recourse to, or representation or warranty from, the relevant Hedge Counterparty, except that the relevant Hedge Counterparty shall be deemed to have represented and warranted on the date of that transfer that it has the corporate power to effect that transfer and it has taken all necessary action to authorise the making by it of that transfer; and

(G)	the Second Lien Creditors have not exercised their rights under Clause 7.18 (Hedge Transfer: Second Lien Creditors) or Clause 8.16 (Hedge Transfer: Senior Unsecured Creditors) (as applicable) or, having exercised such rights, have failed to complete the Hedge Transfer concerned in accordance with Clause 7.18 (Hedge Transfer: Second Lien Creditors) or Clause 8.15 (Option to purchase: Senior Unsecured Creditors) (as applicable).

(b)	The Senior Secured Notes Trustees (acting on behalf of all the purchasing Senior Secured Noteholders, acting as a whole) and any Hedge Counterparty may agree (in respect of the Hedging Agreements (or one or more of them) to which that Hedge Counterparty is a party) that a Hedge Transfer required by all the purchasing Senior Secured Notes Creditors (acting as a whole) pursuant to paragraph (a) above shall not apply to that Hedging Agreement(s) or to the Hedging Liabilities and Hedge Counterparty Obligations under that Hedging Agreement(s).

3.12	Payment obligations continue

Any failure to make a Payment of the Senior Secured Creditor Liabilities at any time in accordance with the provisions of the applicable Senior Finance Documents and Senior Notes Finance Documents, in each case following the occurrence of a Senior Acceleration Event, a Senior Secured Notes Acceleration Event or an Insolvency Event, shall not prevent the occurrence of a Event of Default as a consequence of that failure to make a Payment in relation to the relevant Senior Finance Documents and Senior Notes Finance Documents.

4.	Cash Management Providers and Cash Management Liabilities

4.1	Restriction on Payment: Cash Management Liabilities

Prior to the Senior Secured Discharge Date, the Debtors and Third Party Security Providers shall not, and shall procure that no other Group Company will, make any Payment of the Cash Management Liabilities at any time unless:

(a)	that Payment is permitted under Clause 4.2 (Permitted Payments: Cash Management Liabilities): or

(b)	the taking or receipt of that Payment is permitted under Clause 4.5 (Permitted enforcement: Cash Management Providers).

4.2	Permitted Payments: Cash Management Liabilities

Unless a Senior Acceleration Event, a Senior Secured Notes Acceleration Event or an Insolvency Event has occurred, the Debtors and Third Party Security Providers may make Payments to any Cash Management Provider in respect of the Cash Management Liabilities then due to that Cash Management Provider under any Cash Management Agreement in accordance with the terms of the applicable Cash Management Agreement.

4.3	Payment obligations continue

No Debtor or Third Party Security Provider shall be released from the liability or obligation to make any Payment (including of default interest, which shall continue to accrue) under any Cash Management Agreement by the operation of Clauses 4.1 (Restriction on Payment: Cash Management Liabilities) and 4.2 (Permitted Payments: Cash Management Liabilities) even if its obligation to make that Payment is restricted at any time by the terms of any of those Clauses.

4.4	Security: Cash Management Providers

No Cash Management Provider will, unless the prior written consent of the Instructing Group is obtained, take, accept or receive from any Group Company or Third Party Security Provider or Senior Unsecured Security Provider the benefit of any Security, guarantee, indemnity or other assurance against loss in respect of any of the Cash Management Liabilities owed to it other than:

(a)	the Common Transaction Security;

(b)	each guarantee, indemnity or other assurance against loss contained in:

(i)	this Agreement; or

(ii)	any Common Assurance; or

(iii)	the Cash Management Agreements to the extent no greater in extent than any of those referred to in paragraphs (i) and (ii) above;

(c)	prior to the occurrence of an Acceleration Event, any cash cover to the extent required pursuant to the terms of the relevant Cash Management Agreement;

(d)	any Security, guarantee, indemnity or other assurance against loss giving effect to, or arising as a result of the effect of, any netting or set-off arrangement relating to the Cash Management Liabilities for the purpose of netting debit and credit balances arising under the Cash Management Liabilities; and

(e)	account pledges created under the relevant Cash Management Provider’s general terms and conditions in the ordinary course of business.

4.5	Permitted enforcement: Cash Management Providers

(a)	The Cash Management Providers may take Enforcement Action in respect of the Cash Management Liabilities if:

(i)	it is any action falling within paragraph (a)(iii) of the definition of Enforcement Action, provided that it is taken prior to the occurrence of an Acceleration Event;

(ii)	at the same time as, or immediately prior to, that action, Enforcement Action has been taken in respect of the Senior Lender Liabilities, in which case the Cash Management Providers may take the same Enforcement Action as has been taken in respect of those Senior Lender Liabilities;

(iii)	that Enforcement Action is taken in respect of cash collateral which has been provided in accordance with any Cash Management Agreement;

(iv)	at the same time as or prior to, that action, the consent of the Instructing Group to that Enforcement Action is obtained; or

(v)	an Insolvency Event has occurred in relation to any Group Company or Third Party Security Provider, in which case, after the occurrence of that Insolvency Event, each Cash Management Provider shall be entitled (if it has not already done so) to exercise any right it may otherwise have in respect of such Group Company or Third Party Security Provider to:

(A)	accelerate any of that Group Company’s or Third Party Security Provider’s Cash Management Liabilities or declare them prematurely due and payable on demand;

(B)	make a demand under any guarantee, indemnity or other assurance against loss given by that Group Company or Third Party Security Provider in respect of any Cash Management Liabilities;

(C)	exercise any right of set-off or take or receive any Payment in respect of any Cash Management Liabilities of that Group Company or Third Party Security Provider; or

(D)	claim and prove in the liquidation of that Group Company or Third Party Security Provider for the Cash Management Liabilities owing to it.

(b)	This Clause 4.5 shall not restrict any right of a Cash Management Provider to net or set-off in relation to a Cash Management Liability, in accordance with the terms of the Cash Management Agreement, to the extent that the netting or set-off represents a reduction from a Permitted Gross Amount of that Cash Management Liability to or towards its Designated Net Amount.

4.6	Guarantee of Cash Management Liabilities

Each Cash Management Guarantor irrevocably and unconditionally jointly and severally guarantees to each Cash Management Provider performance by each Debtor of all that Debtor’s obligations under the Cash Management Agreements on the same terms and subject to the same limitations (if any) as are set out in Article XI (Guarantee) of the Original Senior Secured Notes Indenture and, if applicable, the supplemental indenture to the Original Senior Secures Notes Indenture by which that Cash Management Guarantor became a guarantor of the Original Senior Secured Notes as though they were set out in full in this Agreement.

5.	Hedge Counterparties and Hedging Liabilities

5.1	Identity of Hedge Counterparties

(a)	Subject to paragraph (b) below, no person providing hedging arrangements to any Debtor shall be entitled to share in any of the Transaction Security nor shall those liabilities be treated as Hedging Liabilities unless that person is or becomes a Party as a Hedge Counterparty.

(b)	Paragraph (a) above shall not apply to a Hedging Ancillary Lender.

5.2	Restriction on Payment: Hedging Liabilities

Prior to the later of (a) the Senior Lender Discharge Date and (b) the Senior Secured Notes Discharge Date, the Debtors and Third Party Security Provider shall not, and the Company shall procure that no other Group Company will, make any Payment of the Hedging Liabilities at any time unless:

(a)	that Payment is permitted under Clause 5.3 (Permitted Payments: Hedging Liabilities); or

(b)	the taking or receipt of that Payment is permitted under paragraph (c) of Clause 5.10 (Permitted enforcement: Hedge Counterparties).

5.3	Permitted Payments: Hedging Liabilities

(a)	Subject to paragraph (b) below, the Debtors and Third Party Security Providers may make Payments to any Hedge Counterparty in respect of the Hedging Liabilities then due to that Hedge Counterparty under any Hedging Agreement in accordance with the terms of that Hedging Agreement:

(i)	if the Payment is a scheduled Payment arising under the relevant Hedging Agreement;

(ii)	to the extent that the relevant Debtor’s obligation to make the Payment arises as a result of the operation of:

(A)	any of sections 2(d) (Deduction or Withholding for Tax), 2(e) (Default Interest; Other Amounts), 8(a) (Payment in the Contractual Currency), 8(b) (Judgments) and 11 (Expenses) of the 1992 ISDA Master Agreement (if the Hedging Agreement is based on a 1992 ISDA Master Agreement);

(B)	any of sections 2(d) (Deduction or Withholding for Tax), 8(a) (Payment in the Contractual Currency), 8(b) (Judgments), 9(h)(i) (Prior to Early Termination) and 11 (Expenses) of the 2002 ISDA Master Agreement of that Hedging Agreement (if the Hedging Agreement is based on a 2002 ISDA Master Agreement); or

(C)	any provision of a Hedging Agreement which is similar in meaning and effect to any provision listed in sub-paragraph (A) or (B) above (if the Hedging Agreement is not based on an ISDA Master Agreement);

(iii)	to the extent that the relevant Debtor’s or Third Party Security Provider’s obligation to make the Payment arises from a Non-Credit Related Close-Out;

(iv)	to the extent that:

(A)	the relevant Debtor’s or Third Party Security Provider’s obligation to make the Payment arises from a Credit Related Close-Out in relation to that Hedging Agreement; and

(B)	no Senior Default or Senior Secured Notes Default is continuing at the time of that Payment;

(v)	if the Payment is a Payment pursuant to Clause 18.1 (Order of application of Group Recoveries);

(vi)	subject to Clause 5.14 (On or after the Senior Lender Discharge Date/Senior Secured Notes Discharge Date/Second Lien Discharge Date), if the Majority Senior Creditors give prior consent to the Payment being made; or

(vii)	to the extent that the relevant Debtor’s or Third Party Security Provider’s obligation to make the Payment arises out of a reduction in the hedged amount in accordance with Clause 5.13 (Terms of Hedging Agreements).

(b)	No Payment may be made to a Hedge Counterparty under paragraph (a) above if:

(i)	any scheduled Payment due from that Hedge Counterparty to a Debtor under a Hedging Agreement to which they are both party is due and unpaid; or

(ii)	a Senior Acceleration Event, a Senior Secured Notes Acceleration Event or an Insolvency Event has occurred except from Group Recoveries distributed in accordance with Clause 18 (Application of Proceeds).

(c)	Failure by a Debtor to make a Payment to a Hedge Counterparty which results solely from the operation of paragraph (b)(i) above shall, without prejudice to Clause 5.4 (Payment obligations continue), not result in a default (however described) in respect of that Debtor or Third Party Security Provider under that Hedging Agreement or any other Senior Finance Document.

(d)	Nothing in this Agreement obliges a Hedge Counterparty to make a payment to a Debtor or Third Party Security Provider under a Hedging Agreement to which they are both party if any scheduled Payment due from that Debtor or Third Party Security Provider to the Hedge Counterparty under that Hedging Agreement is due and unpaid. For the avoidance of doubt, this provision shall not affect any Payment which is due from a Hedge Counterparty to a Debtor or Third Party Security Provider as a result of a Hedging Agreement to which they are both a party being terminated or closed out.

5.4	Payment obligations continue

No Debtor or Third Party Security Provider shall be released from the liability to make any Payment (including of default interest, which shall continue to accrue) under any Debt Document by the operation of Clauses 5.2 (Restriction on Payment: Hedging Liabilities) and 5.3 (Permitted Payments: Hedging Liabilities) even if its obligation to make that Payment is restricted at any time by the terms of any of those Clauses.

5.5	No acquisition of Hedging Liabilities

Without prejudice to Clause 5.6 (Amendments and waivers: Hedging Agreements), no Debtor or Third Party Security Provider shall, and the Company shall procure that no other Group Company will:

(a)	enter into any Liabilities Acquisition; or

(b)	beneficially own all or any part of the share capital of a company that is party to a Liabilities Acquisition,

in respect of any of the Hedging Liabilities unless, subject to Clause 5.14 (On or after the Senior Lender Discharge Date/Senior Secured Notes Discharge Date/Second Lien Discharge Date), the prior consent of the Majority Senior Creditors is obtained.

5.6	Amendments and waivers: Hedging Agreements

(a)	Subject to paragraph (b) below, the Hedge Counterparties may not, at any time, amend or waive any term of the Hedging Agreements.

(b)	A Hedge Counterparty may amend or waive any term of a Hedging Agreement in accordance with the terms of that Hedging Agreement if:

(i)	that amendment or waiver does not breach another term of this Agreement; and

(ii)	that amendment or waiver would not (and, if so requested by that Hedge Counterparty in writing, the Company shall confirm to that Hedge Counterparty in writing that such amendment or waiver would not) result in a breach of the Senior Facilities Agreement, the Senior Secured Notes Indenture(s), the Second Lien Facilities Agreement, the Second Lien Notes Indenture(s), the Senior Unsecured Facilities Agreement or the Senior Unsecured Notes Indenture(s).

5.7	Security: Hedge Counterparties

The Hedge Counterparties may not take, accept or receive the benefit of any Security, guarantee, indemnity or other assurance against loss from any Group Company or Third Party Security Provider or Senior Unsecured Security Provider in respect of the Hedging Liabilities other than:

(a)	the Common Transaction Security;

(b)	any guarantee, indemnity or other assurance against loss contained in:

(i)	a Senior Facilities Agreement;

(ii)	this Agreement;

(iii)	any Common Assurance; or

(iv)	the relevant Hedging Agreement no greater in extent than any of those referred to in paragraphs (i) to (iii) above;

(c)	as otherwise contemplated by Clause 3.4 (Security and guarantees: Senior Secured Creditors) or Clause 7.1 (Security and guarantees: Second Lien Creditors); and

(d)	the indemnities contained in the ISDA Master Agreements (in the case of a Hedging Agreement which is based on an ISDA Master Agreement) or any indemnities which are similar in meaning and effect to those indemnities (in the case of a Hedging Agreement which is not based on an ISDA Master Agreement).

Notwithstanding the above, no Hedging Liabilities which constitute Excluded Swap Obligations shall take, accept or receive the benefit of any Security, guarantee, indemnity or other assurance against loss from any Group Company, Third Party Security Provider or Senior Unsecured Security Provider in respect thereof

5.8	New Security: Hedging Liabilities

Without prejudice to Clause 2 (Ranking and Priority) and Clause 18 (Application of Proceeds), upon entering into any Hedging Agreement at any time after the date hereof and at the request of the relevant Hedge Counterparty and the Security Agent and subject to the Agreed Security Principles, the relevant Debtor or Senior Unsecured Security Provider shall grant, to the relevant Hedge Counterparty, Transaction Security securing (in either case) Hedging Liabilities (other than Excluded Swap Obligations) arising under the relevant Hedging Agreement on terms agreed between the Security Agent and the relevant Debtor (each acting reasonably).

5.9	Restriction on enforcement: Hedge Counterparties

Subject to Clause 5.10 (Permitted enforcement: Hedge Counterparties) and Clause 5.11 (Required enforcement: Hedge Counterparties) and without prejudice to each Hedge Counterparty’s rights under Clauses 14.4 (Enforcement instructions) and 14.5 (Manner of enforcement) or Clauses 15.5 (Enforcement instructions) and 15.6 (Manner of enforcement) (as applicable), the Hedge Counterparties shall not take any Enforcement Action in respect of any of the Hedging Liabilities or any of the hedging transactions under any of the Hedging Agreements at any time.

5.10	Permitted enforcement: Hedge Counterparties

(a)	To the extent it is able to do so under the relevant Hedging Agreement, a Hedge Counterparty may terminate or close-out in whole or in part any hedging transaction under that Hedging Agreement prior to its stated maturity:

(i)	if, prior to a Distress Event, the Company has certified to that Hedge Counterparty that that termination or close-out would not result in a breach of the Senior Facilities Agreement or the Senior Secured Notes Indenture(s) pursuant to which any Senior Secured Notes remain outstanding, the Second Lien Facilities Agreement, the Second Lien Notes Indenture(s) pursuant to which any Second Lien Notes remain outstanding, the Senior Unsecured Facility Agreement or the Senior Unsecured Notes Indenture(s) pursuant to which any Senior Unsecured Notes remain outstanding, provided that the Company shall not withhold its certification for any reason other than where such breach would occur as a result of such termination or close-out;

(ii)	if a Distress Event has occurred;

(iii)	if:

(A)	in relation to a Hedging Agreement which is based on the 1992 ISDA Master Agreement:

(I)	an Illegality or Tax Event or Tax Event Upon Merger (each as defined in the 1992 ISDA Master Agreement); or

(II)	an event similar in meaning and effect to a Force Majeure Event (as referred to in paragraph (B) below),

has occurred in respect of that Hedging Agreement;

(B)	in relation to a Hedging Agreement which is based on the 2002 ISDA Master Agreement, an Illegality or Tax Event, Tax Event Upon Merger or a Force Majeure Event (each as defined in the 2002 ISDA Master Agreement) has occurred in respect of that Hedging Agreement; or

(C)	in relation to any Hedging Agreement which is not based on an ISDA Master Agreement, any event similar in meaning and effect to an event described in sub-paragraph (A) or (B) above has occurred under and in respect of that Hedging Agreement;

(iv)	if an Event of Default has occurred under provisions in the Senior Facilities Agreement equivalent to either clause 27.6 (Insolvency), clause 27.7 (Insolvency Proceedings) of the LMA Reference Document or under any similar provisions in the Second Lien Facilities Agreement in each case in relation to a Debtor which is party to that Hedging Agreement or an equivalent event similar in meaning and effect has occurred under the equivalent provisions of any Senior Secured Notes Indenture, Second Lien Notes Indenture, Senior Unsecured Facilities Agreement or Senior Unsecured Notes Indenture;

(v)	subject to Clause 5.14 (On or after the Senior Lender Discharge Date/Senior Secured Notes Discharge Date/Second Lien Discharge Date), if the Majority Senior Creditors give prior consent to that termination or close-out being made; or

(vi)	on or immediately following a refinancing (or repayment) and/or cancellation in full of the Senior Lender Liabilities relating to the same Senior Finance Documents, the Senior Secured Notes Liabilities relating to the same Senior Secured Notes Finance Documents or the Senior Unsecured Liabilities relating to the same Senior Unsecured Finance Documents or the Second Lien Liabilities relating to the same Second Lien Finance Documents, to the extent that the relevant Hedging Agreement was entered into to hedge such Liabilities.

(b)	If a Debtor has defaulted on any Payment due under a Hedging Agreement (after allowing any applicable notice or grace periods) and the default has continued unwaived for more than five Business Days after notice of that default has been given to the Security Agent pursuant to paragraph (m) of Clause 26.3 (Notification of prescribed events), the relevant Hedge Counterparty:

(i)	may, to the extent it is able to do so under the relevant Hedging Agreement, terminate or close out in whole or in part any hedging transaction under that Hedging Agreement; and

(ii)	until such time as the Security Agent has given notice to that Hedge Counterparty that the Transaction Security is being enforced (or that any formal steps are being taken to enforce the Transaction Security), shall be entitled to exercise any right it might otherwise have to sue for, commence or join legal or arbitration proceedings against any Debtor to recover any Hedging Liabilities due under that Hedging Agreement.

(c)	After the occurrence of an Insolvency Event in relation to any Group Company or Third Party Security Provider, each Hedge Counterparty shall be entitled to exercise any right it may otherwise have in respect of that Group Company or Third Party Security Provider to:

(i)	prematurely close out or terminate any Hedging Liabilities of that Group Company or Third Party Security Provider;

(ii)	make a demand under any guarantee, indemnity or other assurance against loss given by that Group Company or Third Party Security Provider in respect of any Hedging Liabilities;

(iii)	exercise any right of set-off or take or receive any Payment in respect of any Hedging Liabilities of that Group Company or Third Party Security Provider; or

(iv)	claim and prove in the liquidation of that Group Company or Third Party Security Provider for the Hedging Liabilities owing to it.

5.11	Required enforcement: Hedge Counterparties

(a)	Subject to paragraph (b) below, a Hedge Counterparty shall promptly terminate or close out in full any hedging transaction under all or any of the Hedging Agreements to which it is party prior to their stated maturity, following:

(i)	the occurrence of a Senior Acceleration Event or a Senior Secured Notes Acceleration Event and delivery to it of a notice from the Security Agent that that Senior Acceleration Event or Senior Secured Notes Acceleration Event (as applicable) has occurred; and

(ii)	delivery to it of a subsequent notice from the Security Agent (acting on the instructions of an Instructing Group) instructing it to do so.

(b)	Paragraph (a) above shall not apply to the extent that that Senior Acceleration Event or Senior Secured Notes Acceleration Event (as applicable) occurred as a result of an arrangement made between any Debtor or Third Party Security Provider and any Primary Creditor with the purpose of bringing about that Senior Acceleration Event or Senior Secured Notes Acceleration Event (as applicable).

(c)	If a Hedge Counterparty is entitled to terminate or close out any hedging transaction under paragraph (b) of Clause 5.10 (Permitted enforcement: Hedge Counterparties) (or would have been able to if that Hedge Counterparty had given the notice referred to in that paragraph) but has not terminated or closed out each such hedging transaction, that Hedge Counterparty shall promptly terminate or close out in full each such hedging transaction following a request to do so by the Security Agent (acting on the instructions of an Instructing Group).

5.12	Treatment of Payments due to Debtors on termination of hedging transactions

(a)	If, on termination of any hedging transaction under any Hedging Agreement occurring after a Distress Event, a settlement amount or other amount (following the application of any Close-Out Netting, Payment Netting or Inter-Hedging Agreement Netting in respect of that Hedging Agreement) falls due from a Hedge Counterparty to the relevant Debtor, then that amount shall be paid by that Hedge Counterparty to the Security Agent, treated as the proceeds of enforcement of the Transaction Security and applied in accordance with the terms of this Agreement.

(b)	The payment of that amount by the Hedge Counterparty to the Security Agent in accordance with paragraph (a) above shall discharge the Hedge Counterparty’s obligation to pay that amount to that Debtor.

5.13	Terms of Hedging Agreements

The Hedge Counterparties (to the extent party to the Hedging Agreement in question) and the Debtors party to the Hedging Agreements shall ensure that, at all times:

(a)	each Hedging Agreement documents only hedging arrangements entered into for the purpose of hedging the types of liabilities described in the definition of Hedging Agreement and that no other hedging arrangements are carried out under or pursuant to a Hedging Agreement;

(b)	each Hedging Agreement is based on an ISDA Master Agreement or another framework agreement which is similar in effect to an ISDA Master Agreement;

(c)	in the event of a termination of the hedging transaction entered into under a Hedging Agreement, as a result of a Termination Event or an Event of Default, each as defined in the relevant Hedging Agreement, that Hedging Agreement will:

(i)	if it is based on a 1992 ISDA Master Agreement, provide for payments under the “Second Method” and will make no material amendment to section 6(e) (Payments on Early Termination) of the ISDA Master Agreement; or

(ii)	if it is based on a 2002 ISDA Master Agreement, make no material amendment to the provisions of section 6(e) (Payments on Early Termination) of the ISDA Master Agreement; or

(iii)	if it is not based on an ISDA Master Agreement, provide for any other method the effect of which is that the party to which that event is referable will be entitled to receive payment under the relevant termination provisions if the net replacement value of all terminated transactions entered into under that Hedging Agreement is in its favour; and

(d)	each Hedging Agreement will provide that the relevant Hedge Counterparty will be entitled to designate an Early Termination Date (as defined in the relevant ISDA Master Agreement) or otherwise be able to terminate each transaction under such Hedging Agreement if so required pursuant to Clause 5.11 (Required enforcement: Hedge Counterparties).

5.14	On or after the Senior Lender Discharge Date/Senior Secured Notes Discharge Date/Second Lien Discharge Date

At any time on or after the later of:

(a)	the Senior Lender Discharge Date; and

(b)	the Senior Secured Notes Discharge Date,

any action which is permitted under any of Clause 5.3 (Permitted Payments: Hedging Liabilities), Clause 5.5 (No acquisition of Hedging Liabilities) or Clause 5.10 (Permitted enforcement: Hedge Counterparties) by reason of the prior consent of the Majority Senior Creditors will only be permitted to the extent that that action would not result in a breach of any clause contained in (prior to the Second Lien Discharge Date) the Second Lien Finance Documents (unless the prior consent of the relevant Second Lien Creditor Representative(s) is obtained) or the Senior Unsecured Finance Documents (unless the prior consent of the relevant Senior Unsecured Representative(s) is obtained) or following the Second Lien Discharge Date, the Senior Unsecured Finance Documents (unless the prior consent of the relevant Senior Unsecured Representative(s) is obtained) or unless the Senior Unsecured Discharge Date has occurred.

5.15	Guarantee of Hedging Liabilities

Each Hedging Guarantor irrevocably and unconditionally jointly and severally guarantees to each Hedge Counterparty performance by each Debtor of all that Debtor’s obligations under the Hedging Agreements on the same terms and subject to the same limitations (if any) as are set out in Article XI (Guarantee) of the Original Senior Secured Notes Indenture and, if applicable, the supplemental indenture to the Original Senior Secured Notes Indenture by which that Hedging Guarantor became a guarantor of the Original Senior Secured Notes as though they were set out in full in this Agreement.

6.	Issue of Senior Secured Notes

Except as otherwise approved in writing by the Majority Senior Lenders, no Group Company shall enter into any Senior Secured Notes Indenture or issue any Senior Secured Notes, unless:

(a)	the Senior Agent receives copies of the relevant Senior Secured Notes Finance Documents as soon as practicable after the relevant Senior Secured Notes are issued;

(b)	if prior to the Senior Lender Discharge Date, the net proceeds of the issue of such Senior Secured Notes are applied in accordance with the requirements (if any) of the Senior Facilities Agreement;

(c)	the terms of such Senior Secured Notes will not result in a breach of the Senior Facilities Agreement and/or any other Senior Secured Notes Indenture (as applicable) or, to the extent those terms would result in a breach of the Senior Facilities Agreement and/or any other Senior Secured Notes Indenture (as applicable), are otherwise approved by the Majority Senior Lenders under the respective Senior Facilities Agreement(s) and/or each applicable Senior Secured Notes Trustee in respect of any other Senior Secured Notes Indenture (as applicable);

(d)	the relevant Senior Secured Notes Guarantees comply with the provisions of this Agreement or such other terms approved by the Senior Agent under the Senior Facilities Agreement (acting reasonably);

(e)	each Senior Secured Notes Guarantor is (to the extent a Senior Facilities Agreement is then in place) a Senior Guarantor;

(f)	if not already a Party, the Senior Secured Notes Issuer, the Senior Secured Notes Trustee in respect of such Senior Secured Notes and each of the Senior Secured Notes Guarantors have either executed this Agreement or signed a Debtor/Third Party Security Provider Accession Deed or Accession Undertaking (as appropriate) before or concurrently with the issuance of such Senior Secured Notes; and

(g)	if the Senior Lender Discharge Date has not occurred, such issue of Senior Secured Notes and the application of the proceeds thereof is not otherwise in breach of the Senior Facilities Agreement.

7.	Second Lien Creditors and Second Lien Liabilities

7.1	Security and guarantees: Second Lien Creditors

At any time prior to the Senior Secured Discharge Date, no Second Lien Creditor will, unless the prior consent of the Majority Senior Secured Creditors is obtained, take, accept or receive from any Group Company or Third Party Security Provider or Senior Unsecured Security Provider the benefit of any Security, guarantee, indemnity or other assurance against loss in respect of any of the Second Lien Liabilities owed to it other than:

(a)	the Common Transaction Security;

(b)	each guarantee, indemnity or other assurance against loss contained in:

(i)	the Second Lien Facilities Agreement or the Second Lien Notes Indenture;

(ii)	this Agreement; or

(iii)	any Common Assurance; or

(c)	as otherwise contemplated by Clause 3.4 (Security and guarantees: Senior Secured Creditors);

(d)	any guarantee, indemnity or other assurance against loss from any Group Company or Third Party Security Provider in respect of the Second Lien Liabilities in addition to those in:

(i)	the Second Lien Facilities Agreement or the Second Lien Notes Indenture;

(ii)	this Agreement; or

(iii)	any Common Assurance,

if and to the extent legally possible and subject to any Agreed Security Principles, the other Senior Secured Parties already benefit from such a guarantee, indemnity or other assurance against loss, or at the same time it is also offered to the other Senior Secured Parties in respect of their Liabilities and ranks in the same order of priority as that contemplated in Clause 2 (Ranking and Priority).

7.2	Issue of Second Lien Notes

Except as otherwise approved in writing by the Majority Senior Secured Creditors, no Group Company or Senior Unsecured Security Provider shall enter into any Second Lien Notes Finance Documents or issue any Second Lien Notes unless:

(a)	the Senior Secured Creditor Representative(s) receive copies of the Second Lien Notes Finance Documents as soon as practicable after the relevant Second Lien Notes are issued;

(b)	the net proceeds of the issue of the Second Lien Notes are applied before the Senior Secured Discharge Date, in accordance with the requirements (if any) of the Senior Secured Finance Documents;

(c)	the terms of the Second Lien Notes Finance Documents are not prohibited by the terms of the Senior Secured Finance Documents, any other Second Lien Finance Documents or the Senior Unsecured Finance Documents or are otherwise approved by the Majority Senior Creditors, the Majority Second Lien Lenders, the Majority Senior Unsecured Creditors, the Senior Secured Notes Trustee(s) in respect of any then outstanding Senior Secured Notes, the Second Lien Notes Trustee(s) in respect of any then outstanding Second Lien Notes and the Senior Unsecured Notes Trustee(s) in respect of any then outstanding Senior Unsecured Notes (as applicable);

(d)	the Second Lien Guarantees comply with the provisions of this Agreement or such other terms approved by the Majority Senior Lenders and the Senior Secured Notes Trustee(s) and notified to the Second Lien Notes Trustee(s);

(e)	each Second Lien Guarantor is (to the extent a Senior Facilities Agreement is then in place) a Senior Guarantor and (to the extent that any Senior Secured Notes are then outstanding) a Senior Secured Notes Guarantor; and

(f)	the Second Lien Notes Issuer, the Second Lien Notes Trustee(s) and each of the Second Lien Guarantors execute this Agreement or sign an Accession Undertaking before or concurrently with the issuance of the Second Lien Notes.

7.3	Borrowing of Second Lien Lender Liabilities

Except as otherwise approved in writing by the Majority Senior Secured Creditors, no Group Company or Senior Unsecured Security Provider will enter into any Second Lien Loan Finance Documents or incur any Second Lien Lender Liabilities unless:

(a)	the Senior Secured Creditor Representative(s) receive copies of the Second Lien Finance Documents as soon as practicable after the relevant Second Lien Facilities Agreement is entered into;

(b)	the terms of the Second Lien Finance Documents are not prohibited by the terms of Senior Secured Finance Documents, any other Second Lien Finance Documents or the Senior Unsecured Finance Documents or are otherwise approved by the Majority Senior Creditors, the Majority Second Lien Lenders, the Majority Senior Unsecured Creditors, the Senior Secured Notes Trustee(s) in respect of any then outstanding Senior Secured Notes the Second Lien Notes Trustee(s) in respect of any then outstanding Second Lien Notes and the Senior Unsecured Notes Trustee(s) in respect of any then outstanding Senior Unsecured Notes (as applicable);

(c)	the Second Lien Guarantees comply with the provisions of this Agreement or such other terms approved by the Majority Senior Lenders and the Senior Secured Notes Trustee(s) and notified to the Second Lien Agent;

(d)	each Second Lien Guarantor is (to the extent a Senior Facilities Agreement is then in place) a Senior Guarantor and (to the extent that any Senior Secured Notes are then outstanding) a Senior Secured Notes Guarantor; and

(e)	the Second Lien Agent, the Second Lien Borrower, each of the Second Lien Guarantors and each of the Second Lien Lenders are party to this Agreement or sign an Accession Undertaking before or concurrently with the entry into the Second Lien Facilities Agreement.

7.4	Restriction on Payment and dealings: Second Lien Liabilities

Until the Senior Secured Discharge Date, except with the prior consent of the Senior Agent under the Senior Facilities Agreement and (to the extent otherwise prohibited under the Senior Secured Notes Indenture(s)) the Senior Secured Notes Trustee(s) under such Senior Secured Notes Finance Document, the Debtors and Third Party Security Providers shall not (and the Company shall ensure that no Group Company will):

(a)	pay, repay, prepay, redeem, acquire or defease any principal, interest or other amount on or in respect of, or make any distribution in respect of, any Second Lien Liabilities in cash or in kind or apply any such money or property in or towards discharge of any Second Lien Liabilities except as permitted by Clause 2.4 (Additional and/or Refinancing Debt), Clause 7.5 (Permitted Second Lien Payments), Clause 7.13 (Permitted Second Lien Enforcement), Clause 11.5 (Filing of claims) or Clause 20.1 (New Debt Financing); or

(b)	exercise any set-off against any Second Lien Liabilities, except as permitted by Clause 7.5 (Permitted Second Lien Payments), Clause 7.12 (Restrictions on enforcement by Second Lien Creditors) or Clause 11.5 (Filing of claims).

7.5	Permitted Second Lien Payments

(a)	In respect of the Second Lien Liabilities, the Debtors and Third Party Security Providers may:

(i)	prior to the Senior Secured Discharge Date, make Payments to the Second Lien Creditors in respect of the Second Lien Liabilities then due in accordance with the Second Lien Finance Documents if the Payment is:

(A)	of any of the principal amount or capitalised interest in respect of the Second Lien Liabilities which is either:

(I)	(1) (x) not prohibited by any prior ranking financing agreements (in respect of the Senior Secured Liabilities, including (without limitation) any principal amount of Second Lien Liabilities that constitute a scheduled nominal amortisation of Second Lien Liabilities), or any required consents to permit such payment have been obtained or (y) permitted as a Non-Distressed Transaction or the result of any claim which is subject to Transaction Security;

(II)	paid on or after the final maturity date of the Second Lien Liabilities (provided that such maturity date is no earlier than that contained in the original form of the relevant Second Lien Finance Document as of the first date of borrowing or issuance (as the case may be) of the applicable Second Lien Liabilities); or

(III)	is paid in accordance with the provisions of the Second Lien Facilities Agreement that are equivalent to the following provisions of the LMA Reference Document:

(aa)	clause 11.1 (Illegality) of the LMA Reference Document; or

(bb)	clause 11.8 (Right of cancellation and repayment in relation to a single Lender or Issuing Bank) of the LMA Reference Document; or

(cc)	clause 40.7 (Replacement of Lender) of the LMA Reference Document; or

(B)	of any principal amount of the Second Lien Liabilities in an amount, when aggregated with the amount paid pursuant to paragraph (a)(i)(A)(III)(bb) of this Clause 7.5, not exceeding the amount of a Senior Mandatory Prepayment that is the subject of a Senior Mandatory Prepayment Waiver;

(C)	of any amount which is not an amount of principal or, for the avoidance of doubt, capitalised interest including all scheduled interest payments (including, if applicable, special interest or liquidated damages), the accrual of cash interest otherwise payable in respect of the Second Lien Liabilities during a period when a Second Lien Payment Stop Notice was outstanding and default interest on the Second Lien Liabilities accrued and payable in accordance with the terms of the relevant Second Lien Finance Document (as at the date of issue of the same or as amended in accordance with the terms of this Agreement and the other Debt Documents), additional amounts payable as a result of the tax-gross up provisions relating to the Second Lien Liabilities and amounts in respect of currency indemnities in any Second Lien Finance Document;

(D)	in respect of commercially reasonable advisory and professional fees for restructuring advice and valuations (including legal advice and the advice of other appropriate financial and/or restructuring advisers) and any fees or expenses of the Second Lien Agent and/or Second Lien Trustee not covered by paragraph (a)(i)(E) below in an aggregate amount not exceeding €1,500,000 (or its equivalent in other currencies) since the date of this Agreement, but excluding any fees incurred in connection with any litigation against any Senior Secured Creditor or any Affiliate of a Senior Secured Creditor;

(E)	of any amount due under the original form of any Fee Letters relating to (and as defined in) the Second Lien Finance Documents but in any case only with respect to ongoing fees;

(F)	of any Second Lien Agent Liabilities and/or any Second Lien Notes Trustee Amount;

(G)	of any necessary costs and expenses of any holder of Security in relation to the protection, preservation or enforcement of such Security;

(H)	made in pursuance of a debt buy-back programme in relation to Second Lien Liabilities that is not prohibited by the terms of the Senior Secured Finance Documents or was established with the approval of the Majority Senior Lenders and the Senior Secured Notes Trustees in respect of any then outstanding Senior Secured Notes;

(I)	of any amount due under any syndication strategy letter relating to any Second Lien Facility Agreement or any Second Lien Notes Indenture (as applicable);

(J)	of any consent and/or waiver fee in respect of any consent granted under, or waiver or amendment of any provision of, a Second Lien Finance Document, and provided a corresponding amendment, consent and/or waiver fee has been paid to the Senior Secured Creditors, in an amount which, when expressed as a percentage of the principal amount of the relevant Second Lien Liabilities (or the affected principal amount), does not exceed the amount of the corresponding amendment, consent and/or waiver fee paid to the Senior Secured Creditors (when expressed as a percentage of the principal amount of the Senior Secured Liabilities (or the affected principal amount)); or of any costs, commissions, taxes, premiums, amendment, fees (including any original issue discount and other consent and/or waiver fees) and any expenses reasonably and properly incurred in good faith in respect of (or reasonably incidental to) the Second Lien Finance Documents (including in relation to any reporting or listing requirements under the Second Lien Finance Documents);

(K)	following the occurrence of an Event of Default which is continuing under the Senior Secured Finance Documents or the Second Lien Finance Documents and provided that the payment is of all or part of the Second Lien Liabilities as a result of those Second Lien Liabilities being released or otherwise discharged solely in consideration of the issue of shares in the Company or any Holding Company of the Company (each a Debt for Equity Swap) provided that:

(I)	no cash or cash equivalent payment is made in respect of the Second Lien Liabilities;

(II)	any Liabilities owed by a Group Company to another Group Company, the Company or any Holding Company of the Company that arise as a result of any such Debt for Equity Swap are subordinated to the Senior Secured Liabilities and otherwise subject to the terms of this Agreement on the same basis as the Intra-Group Liabilities or Investor Liabilities (as applicable);

(III)	(without prejudice to the provisions of the Senior Finance Documents in connection with such Change of Control) no Change of Control (as defined in the Senior Finance Documents or any equivalent definition having the same commercial effect) would arise as a result of such Debt for Equity Swap; and

(IV)	any such shares in the Company are subject to Transaction Security;

(L)	of non-cash interest provided payment is made by means of capitalisation of interest or the issue of an instrument evidencing the same and ranking with the Senior Secured Liabilities on the same terms as the Second Lien Liabilities;

(M)	funded directly or indirectly with the proceeds of Second Lien Liabilities or Senior Unsecured Liabilities incurred respectively under or pursuant to any Second Lien Finance Document and/or Senior Unsecured Finance Document;

(N)	of the Second Lien Liabilities outstanding which would have been payable but for the issue of a Second Lien Payment Stop Notice (which has since expired and where no new Second Lien Payment Stop Notice is outstanding) which has been capitalised and added to the principal amount of the Second Lien Liabilities or where that amount is outstanding as a result of the accrual of cash interest payable in respect of the Second Lien Liabilities during a period when a Second Lien Payment Stop Notice was outstanding or any other amount referred to in the paragraphs which are not Entrenched Second Lien Permitted Payments, provided that no such Payment may be made if any Material Event of Default is continuing or would occur as a result of making such Payment;

(O)	of underwriters or lead managers fees (including original issue discounts) costs, commissions, taxes, premiums and any expenses incurred in respect of (or reasonably incidental to) any refinancing of the Second Lien Liabilities in compliance with this Agreement and the Senior Secured Finance Documents; and

(P)	of any payments under the Second Lien Finance Documents that in aggregate do not exceed €3,750,000 per annum,

and if no Second Lien Payment Stop Notice is outstanding and no Senior Secured Payment Default has occurred and is continuing save and except for any Entrenched Second Lien Permitted Payments (provided that if a payment under paragraph (H) above is prohibited due to a Second Lien Payment Stop Notice being issued or a Senior Payment Default having occurred and continuing (1) no Event of Default (including any cross-default or similar provision under any other Debt Document) shall arise under the Debt Documents and (2) the Second Lien Creditors agree that no breach of any documents evidencing such debt buy-back transactions would arise thereunder) or if the Majority Senior Secured Creditors and Majority Senior Creditors give prior consent to that Payment being made and provided further that any payments pursuant to paragraph (A)(II) above shall not be prohibited or stopped solely in relation to or as a consequence of a Second Lien Payment Stop Notice; and

(ii)	on or after the Senior Secured Discharge Date, make Payments to the Second Lien Creditors in respect of the Second Lien Liabilities in accordance with the Second Lien Finance Documents.

7.6	Issue of Second Lien Payment Stop Notice

(a)	Until the Senior Secured Discharge Date (except with the prior consent of the Senior Agent under the Senior Facilities Agreement and (to the extent otherwise prohibited under the Senior Secured Notes Indenture(s) pursuant to which any Senior Secured Notes are outstanding) the consent of the Senior Secured Notes Trustee(s) under such Senior Secured Notes Finance Documents and subject to Clause 11 (Effect of Insolvency Event)), the Debtors and Third Party Security Providers shall not make (and the Company shall procure that no Group Company shall), and no Second Lien Creditor may receive from any Group Company or Third Party Security Provider any Permitted Second Lien Payment (other than any Entrenched Second Lien Permitted Payments) if:

(i)	a Senior Secured Payment Default is continuing; or

(ii)	a Material Event of Default (other than a Senior Secured Payment Default) is continuing, from the date on which any Senior Secured Creditor Representative delivers a notice (a Second Lien Payment Stop Notice) specifying the event or circumstance in relation to that Material Event of Default to the Company, the Security Agent and the Second Lien Creditor Representative(s) until the earliest of:

(A)	the date falling 120 days after delivery of that Second Lien Payment Stop Notice;

(B)	if a Second Lien Standstill Period is in effect at any time after delivery of that Second Lien Payment Stop Notice, the date on which that Second Lien Standstill Period expires;

(C)	the date on which the relevant Material Event of Default has been remedied or waived in accordance with the relevant Senior Secured Finance Documents;

(D)	the date on which the relevant Senior Agent or Senior Secured Notes Trustee delivers a notice to the Company, the Security Agent and the Second Lien Creditor Representative(s) cancelling the Second Lien Payment Stop Notice;

(E)	the Senior Secured Discharge Date;

(F)	the date on which the Security Agent or a Second Lien Creditor Representative(s) takes Enforcement Action permitted under this Agreement against a Debtor; and

(G)	the date on which a Second Lien Event of Default occurs for a failure to pay the principal on the original scheduled maturity under the Second Lien Finance Documents;

(b)	Unless the Second Lien Creditor Representative(s) waive this requirement:

(i)	a new Second Lien Payment Stop Notice may not be delivered unless and until 365 days have elapsed since the delivery of the immediately prior Second Lien Payment Stop Notice; and

(ii)	no Second Lien Payment Stop Notice may be delivered in reliance on a Material Event of Default more than 45 days after the date on which the relevant Senior Secured Creditor Representative(s) received notice of that Material Event of Default.

(c)	The Senior Secured Creditor Representative(s) (together) may only serve one Second Lien Payment Stop Notice with respect to the same event or set of circumstances. Subject to paragraph (b) above, this shall not affect the right of the Senior Secured Creditor Representative(s) to issue a Second Lien Payment Stop Notice in respect of any other event or set of circumstances.

(d)	No Second Lien Payment Stop Notice may be served by a Senior Secured Creditor Representative(s) in respect of a Material Event of Default which had been notified to it at the time at which an earlier Second Lien Payment Stop Notice was issued.

(e)	For the avoidance of doubt, this Clause 7.6:

(i)	acts as a suspension of payment and not as a waiver of the right to receive payment on the date such payments are due;

(ii)	will not prevent the accrual or capitalisation of interest (including default interest) in accordance with the Second Lien Finance Documents;

(iii)	will not prevent the payment of any Second Lien Notes Trustee Amounts; and

(iv)	will not prevent the payment of audit fees, directors’ fees, taxes and other proper and incidental expenses required to maintain existence.

7.7	Effect of Second Lien Payment Stop Notice or Senior Secured Payment Default

Any failure to make a Payment due under the Second Lien Finance Documents as a result of the issue of a Second Lien Payment Stop Notice or the occurrence of a Senior Secured Payment Default shall not prevent:

(a)	the occurrence of a Second Lien Event of Default as a consequence of that failure to make a Payment in relation to the relevant Second Lien Finance Document; or

(b)	the issue of a Second Lien Enforcement Notice on behalf of the Second Lien Creditors.

7.8	Payment obligations and capitalisation of interest continue

(a)	No Debtor or Third Party Security Provider shall be released from the liability to make any Payment (including of default interest, which shall continue to accrue) under any Second Lien Finance Document by the operation of Clauses 7.4 (Restriction on Payment and dealings: Second Lien Liabilities) to 7.7 (Effect of Second Lien Payment Stop Notice or Senior Secured Payment Default) even if its obligation to make that Payment is restricted at any time by the terms of any of those Clauses.

(b)	The accrual and capitalisation of interest (if any) in accordance with the Second Lien Finance Documents shall continue notwithstanding the issue of a Second Lien Payment Stop Notice.

7.9	Cure of Payment Stop: Second Lien Creditors

If:

(a)	at any time following the issue of a Second Lien Payment Stop Notice or the occurrence of a Senior Secured Payment Default, that Second Lien Payment Stop Notice ceases to be outstanding and/or (as the case may be) the Senior Secured Payment Default ceases to be continuing; and

(b)	the relevant Debtor or Third Party Security Provider then promptly pays to the Second Lien Creditors an amount equal to any Payments which had accrued under the Second Lien Finance Documents and which would have been payable as Permitted Second Lien Payments but for that Second Lien Payment Stop Notice or Senior Secured Payment Default,

then any Event of Default (including any cross default or similar provision under any other Debt Document) which may have occurred as a result of that suspension of Payments shall be automatically waived and any Second Lien Enforcement Notice which may have been issued as a result of that Event of Default shall be automatically waived, in each case without any further action being required on the part of the Second Lien Creditors or any other Creditors.

7.10	Amendments and Waivers: Second Lien Creditors

(a)	Subject to paragraph (b) below, the Second Lien Creditors may amend or waive the terms of the Second Lien Finance Documents (other than this Agreement or any Security Document) in accordance with their terms at any time.

(b)	Prior to the Senior Secured Discharge Date, the Second Lien Creditors, the Senior Unsecured Security Providers and the Debtors and any relevant Group Company (as appropriate) may not, except with the prior consent of the Senior Agent under the Senior Facilities Agreement, (to the extent otherwise prohibited under the relevant Senior Secured Notes Indenture(s)) the relevant Senior Secured Notes Trustee, under such Senior Secured Notes Indenture, the Second Lien Agent under any other Second Lien Facilities Agreement and (to the extent otherwise prohibited under the any other Second Lien Notes Indenture(s)) the relevant Second Lien Notes Trustee under such Second Lien Notes Indenture, amend or waive the terms of the Second Lien Finance Documents if the amendment or waiver would result in such Second Lien Finance Documents being inconsistent with any requirements in respect thereof set out in any Senior Finance Document, Senior Secured Notes Finance Document, any other Second Lien Loan Finance Document or any other Second Lien Notes Finance Document.

7.11	Designation of Second Lien Finance Documents

The Second Lien Creditor Representative(s) and the Company agree that they will not designate a document a Finance Document for the purposes of the Second Lien Finance Documents without the prior consent of the Senior Agent under the Senior Facilities Agreement or (to the extent otherwise prohibited under the Senior Secured Notes Indenture(s) pursuant to which any Senior Secured Notes remain outstanding) the Senior Secured Notes Trustee(s) if the terms of that document effect a change which would otherwise require the consent of the Senior Agent under the Senior Facilities Agreement or (as applicable) the Senior Secured Notes Trustee(s) under Clause 7.10 (Amendments and Waivers: Second Lien Creditors).

7.12	Restrictions on enforcement by Second Lien Creditors

Until the Senior Secured Discharge Date, except with the prior consent of or as required by an Instructing Group, no Second Lien Creditor shall take or require the taking of any Enforcement Action in relation to the Second Lien Liabilities, against any member of the Group or a Third Party Security Provider except as permitted under Clause 7.13 (Permitted Second Lien Enforcement) provided, however, that no such action required by an Instructing Group need be taken except to the extent an Instructing Group otherwise is entitled under this Agreement to direct such action.

7.13	Permitted Second Lien Enforcement

(a)	Subject to Clause 7.16 (Enforcement on behalf of Second Lien Creditors), the restrictions in Clause 7.12 (Restrictions on enforcement by Second Lien Creditors) will not apply in respect of the Second Lien Liabilities or the Security Documents which secure Second Lien Liabilities, if:

(i)	at the same time as, or prior to, that action, Enforcement Action has been taken in respect of the Senior Secured Liabilities, in which case the Second Lien Creditors may take the same Enforcement Action as has been taken in respect of those Senior Secured Liabilities; or

(ii)

(A)	a Second Lien Event of Default (the Relevant Second Lien Default) is continuing;

(B)	each Senior Secured Creditor Representative has received a notice of the Relevant Second Lien Default specifying the event or circumstance in relation to the Relevant Second Lien Default from the relevant Second Lien Creditor Representative(s);

(C)	a Second Lien Standstill Period has elapsed; and

(D)	the Relevant Second Lien Default is continuing at the end of the relevant Second Lien Standstill Period.

(b)	Promptly upon becoming aware of a Relevant Second Lien Default, the Second Lien Creditor Representative(s) may by notice (a Second Lien Enforcement Notice) in writing notify the Security Agent of the existence of such Relevant Second Lien Default.

(c)	After the occurrence of an Insolvency Event in relation to any Group Company or Third Party Security Provider, each Second Lien Creditor may (unless otherwise directed by the Security Agent or unless the Security Agent has taken, or has given notice that it intends to take, action on behalf of that Second Lien Creditor in accordance with Clause 11.5 (Filing of claims)) exercise any right it may otherwise have against that Group Company or Third Party Security Provider to:

(i)	accelerate any of that Group Company’s or Third Party Security Provider’s Second Lien Liabilities or declare them prematurely due and payable or payable on demand;

(ii)	make a demand under any guarantee, indemnity or other assurance against loss given by that Group Company or Third Party Security Provider in respect of any Second Lien Liabilities;

(iii)	exercise any right of set–off or take or receive any Payment or claim in respect of any Second Lien Liabilities of that Group Company or Third Party Security Provider; or

(iv)	claim and prove in the liquidation of that Group Company or Third Party Security Provider for the Second Lien Liabilities owing to it.

7.14	Second Lien Standstill Period

In relation to a Relevant Second Lien Default, a Second Lien Standstill Period shall mean the period beginning on the date (the Second Lien Standstill Start Date) any Second Lien Creditor Representative(s) serves a Second Lien Enforcement Notice on the Security Agent in respect of such Relevant Second Lien Default and ending on the earliest to occur of:

(a)	the date falling 90 days after the Second Lien Standstill Start Date in respect of such Relevant Second Lien Default relating to a failure to pay amounts of principal, interest and fees and other amounts;

(b)	the date falling 120 days after the Second Lien Standstill Start Date in respect of such Relevant Second Lien Default relating to a breach of any financial covenant;

(c)	the date falling 150 days after the Second Lien Standstill Start Date for any other Relevant Second Lien Default;

(d)	the date the Senior Secured Creditors take any Enforcement Action in relation to a particular Debtor or Third Party Security Provider provided, however, that if a Second Lien Standstill Period ends pursuant to this paragraph (d), the Second Lien Creditors may only take the same Enforcement Action in relation to the Debtor or Third Party Security Provider as the Enforcement Action taken by the Senior Secured Creditors against such Debtor and not against any other Group Company;

(e)	the date of an Insolvency Event in relation to a particular Debtor against whom Enforcement Action is to be taken (in which case the Second Lien Standstill Period shall end only in relation to that Debtor);

(f)	the expiry of any other Second Lien Standstill Period outstanding at the date such first mentioned Second Lien Standstill Period commenced (unless that expiry occurs as a result of a cure, waiver or other permitted remedy); and

(g)	the date on which the Majority Senior Lenders and the Senior Secured Notes Trustee(s) give their prior consent to the termination of the relevant Second Lien Standstill Period.

7.15	Subsequent Second Lien Defaults

The Second Lien Creditors may take Enforcement Action under Clause 7.13 (Permitted Second Lien Enforcement) in relation to a Relevant Second Lien Default even if, at the end of any relevant Second Lien Standstill Period or at any later time, a further Second Lien Standstill Period has begun as a result of any other Second Lien Event of Default.

7.16	Enforcement on behalf of Second Lien Creditors

(a)	If the Security Agent has notified the Second Lien Creditor Representative(s) that it is enforcing Security created pursuant to any Security Document over shares of a Debtor, no Second Lien Creditor may take any action referred to in Clause 7.13 (Permitted Second Lien Enforcement) against that Debtor or direct Holding Company or any Restricted Subsidiary of that Debtor or Third Party Security Provider while the Security Agent is taking steps to enforce that Security in accordance with the instructions of the Instructing Group where such action might be reasonably likely to adversely affect such enforcement or the amount of proceeds to be derived therefrom provided that steps regarding such enforcement have been commenced within 3 months of such notification and the Second Lien Liabilities are fully repaid and discharged in cash within 6 months of such notification.

(b)	If the Second Lien Creditors are permitted to give instructions to the Security Agent to require the enforcement of the Security constituted pursuant to any Security Document in accordance with the provisions of this Clause 7.16 (Enforcement on behalf of Second Lien Creditors), such Enforcement Action must require the realisation of the relevant Security by way of a sale or disposal conducted in compliance with Clause 17.3 (Second Lien and Senior Unsecured Debt Protection).

7.17	Option to purchase: Second Lien Creditors

(a)	Subject to paragraphs (b) and (c) below, the Second Lien Creditor Representative(s) may after a Distress Event, or the issue of a Second Lien Payment Stop Notice that is continuing or a Senior Secured Payment Default that is continuing by giving not less than 10 days’ prior written notice to the Security Agent, require the transfer to the Second Lien Creditors (or to a nominee or nominees), in accordance with the terms of the applicable Debt Documents, of all, but not part, of the rights, benefits and obligations in respect of the Senior Lender Liabilities and the Senior Secured Notes Liabilities if:

(i)	that transfer is lawful and subject to paragraph (ii) below, otherwise permitted by the terms of the Senior Facilities Agreement (in the case of the Senior Lender Liabilities) and the Senior Secured Notes Indenture(s) pursuant to which any Senior Secured Notes remain outstanding, as applicable (in the case of the Senior Secured Notes Liabilities);

(ii)	any conditions relating to such a transfer contained in the Senior Facilities Agreement (in the case of the Senior Lender Liabilities) and the Senior Secured Notes Indenture(s) pursuant to which any Senior Secured Notes remain outstanding, as applicable (in the case of the Senior Secured Notes Liabilities) are complied with, other than:

(A)	any requirement to obtain the consent of, or consult with, any Debtor, Third Party Security Provider or other Group Company relating to such transfer, which consent or consultation shall not be required; and

(B)	to the extent to which all the Second Lien Creditors (acting as a whole) provide cash cover for any Letter of Credit, the consent of the relevant Issuing Bank relating to such transfer;

(iii)

(A)	the Senior Agent, on behalf of the Senior Lenders, is paid an amount equal to the aggregate of:

(I)	any amounts provided as cash cover by the Second Lien Creditors for any Letter of Credit (as envisaged in paragraph (ii)(B) above);

(II)	all of the Senior Liabilities (other than the Hedging Liabilities) at that time (whether or not due), including all amounts that would have been payable under the Senior Facilities Agreement if such Senior Liabilities were being prepaid by the relevant Debtors on the date of that payment; and

(III)	all costs and expenses (including legal fees) incurred by the Senior Agent and/or the Senior Lenders as a consequence of giving effect to that transfer;

(B)	the Senior Secured Notes Trustee(s), on behalf of the Senior Secured Notes Creditors are paid an amount equal to the aggregate of:

(I)	all of the Senior Secured Notes Liabilities at that time (whether due or not due), including all amounts that would have been payable under the Senior Secured Notes Indenture(s) if the Senior Secured Notes were being redeemed by the relevant Debtors on the date of that payment; and

(II)	all costs and expenses (including legal fees) incurred by the Senior Secured Notes Trustee(s), and/or the Senior Secured Notes Creditors as a consequence of giving effect to that transfer;

(iv)	as a result of that transfer the Senior Lenders and Senior Secured Notes Creditors have no further actual or contingent liability to any Debtor under the relevant Debt Documents;

(v)	an indemnity is provided from each Second Lien Creditor (but, for the avoidance of doubt, this does not include a Second Lien Creditor Representative(s)) (or from another third party acceptable to all the Senior Lenders and Senior Secured Notes Creditors) in a form reasonably satisfactory to each Senior Lender and each Senior Secured Notes Creditor in respect of all losses which may be sustained or incurred by any Senior Lender or Senior Secured Notes Creditor in consequence of any sum received or recovered by any Senior Lender or Senior Secured Notes Creditor from any person being required (or it being alleged that it is required) to be paid back by or clawed back from any Senior Lender or Senior Secured Notes Creditor for any reason; and

(vi)	the transfer is made without recourse to, or representation or warranty from, the Senior Lenders or the Senior Secured Notes Creditors, except that each Senior Lender and Senior Secured Notes Creditor shall be deemed to have represented and warranted on the date of that transfer that it has the corporate power to effect that transfer and it has taken all necessary action to authorise the making by it of that transfer.

(b)	Subject to paragraph (b) of Clause 7.18 (Hedge Transfer: Second Lien Creditors), the Second Lien Creditor Representative(s) (on behalf of all the Second Lien Creditors) may only require a Senior Secured Creditor Liabilities Transfer if, at the same time, they require a Hedge Transfer in accordance with Clause 7.18 (Hedge Transfer: Second Lien Creditors) and if, for any reason, a Hedge Transfer cannot be made in accordance with Clause 7.18 (Hedge Transfer: Second Lien Creditors), no Senior Secured Creditor Liabilities Transfer may be required to be made.

(c)	At the request of the Second Lien Creditor Representative(s) (on behalf of all the Second Lien Creditors):

(i)	the Senior Agent shall notify the Second Lien Creditors of:

(A)	the sum of the amounts described in paragraphs (a)(iii)(A)(I), (a)(iii)(A)(II) and (a)(iii)(A)(III) of this Clause 7.17 (Option to purchase: Second Lien Creditors); and

(B)	the amount of each Letter of Credit for which cash cover is to be provided by all the Second Lien Creditors (acting as a whole); and

(ii)	the Senior Secured Notes Trustee(s) shall notify the Second Lien Creditors of the sum of amounts described in paragraphs (a)(iii)(B)(I) and (a)(iii)(B)(II) of this Clause 7.17 (Option to purchase: Second Lien Creditors) respectively.

7.18	Hedge Transfer: Second Lien Creditors

(a)	The Second Lien Creditor Representative(s) (on behalf of all the Second Lien Creditors, acting as a whole) may, by giving not less than ten days’ notice to the Security Agent, require a Hedge Transfer:

(i)	if either:

(A)	the Second Lien Creditors require, at the same time, a Senior Secured Creditor Liabilities Transfer under Clause 7.17 (Option to purchase: Second Lien Creditors); or

(B)	all the Second Lien Lenders and the Second Lien Noteholders (acting as a whole) require that Hedge Transfer at any time on or after the Senior Secured Discharge Date; and

(ii)	if:

(A)	that transfer is lawful and otherwise permitted by the terms of the Hedging Agreements in which case no Debtor or other Group Company or Third Party Security Provider shall be entitled to withhold its consent to that transfer;

(B)	any conditions (other than the consent of, or any consultation with, any Debtor, Third Party Security Provider or other Group Company) relating to that transfer contained in the Hedging Agreements are complied with;

(C)	each Hedge Counterparty is paid (in the case of a positive number) or pays (in the case of a negative number) an amount equal to the aggregate of: (I) the Hedging Purchase Amount in respect of the hedging transactions under the relevant Hedging Agreement at that time; and (II) all costs and expenses (including legal fees) incurred as a consequence of giving effect to that transfer;

(D)	as a result of that transfer, the Hedge Counterparties have no further actual or contingent liability to any Debtor or Third Party Security Provider under the Hedging Agreements;

(E)	an indemnity is provided from each Second Lien Creditor (but for the avoidance of doubt this does not include the Second Lien Creditor Representative(s)) which is receiving (or for which a nominee is receiving) that transfer (or from another third party acceptable to the relevant Hedge Counterparty) in a form reasonably satisfactory to the relevant Hedge Counterparty in respect of all losses which may be sustained or incurred by that Hedge Counterparty in consequence of any sum received or recovered by that Hedge Counterparty being required (or it being alleged that it is required) to be paid back by or clawed back from the Hedge Counterparty for any reason; and

(F)	that transfer is made without recourse to, or representation or warranty from, the relevant Hedge Counterparty, except that the relevant Hedge Counterparty shall be deemed to have represented and warranted on the date of that transfer that it has the corporate power to effect that transfer and it has taken all necessary action to authorise the making by it of that transfer.

(b)	The Second Lien Creditor Representative(s) (acting on behalf of the Second Lien Creditors) and any Hedge Counterparty may agree (in respect of the Hedging Agreements (or one or more of them) to which that Hedge Counterparty is a party) that a Hedge Transfer required by all the Second Lien Creditors (acting as a whole) pursuant to paragraph (a) above shall not apply to that Hedging Agreement(s) or to the Hedging Liabilities and Hedge Counterparty Obligations under that Hedging Agreement(s).

(c)	If the Second Lien Creditor Representative(s) are entitled to require a Hedge Transfer under this Clause 7.18, the Hedge Counterparties shall at the request of the Second Lien Creditor Representative(s) provide details of the amounts referred to in paragraph (a)(ii)(C) above.

8.	Senior Unsecured Creditors and Senior Unsecured Liabilities

8.1	Issue of Senior Unsecured Notes and borrowing of Senior Unsecured Loans

No Group Company, Holdco or Senior Unsecured Notes Issuer or Senior Unsecured Borrower shall enter into any Senior Unsecured Notes Indenture or issue any Senior Unsecured Notes or enter into a Senior Unsecured Facilities Agreement or incur any Senior Unsecured Loan Liabilities unless:

(a)	if not already a Party, the Senior Unsecured Notes Issuer or Senior Unsecured Borrower has acceded to this Agreement as the Senior Unsecured Notes Issuer or the Senior Unsecured Borrower (as applicable) (as a Creditor) in accordance with Clause 23.8 (Accession of Senior Unsecured Notes Issuer) or Clause 23.9 (Accession of Senior Unsecured Borrower) (as applicable);

(b)	the Senior Secured Creditor Representative(s) and the Second Lien Creditor Representative(s) receive copies of the relevant Senior Unsecured Notes Finance Documents and the Senior Unsecured Loan Finance Documents (as applicable) as soon as practicable after the relevant Senior Unsecured Notes are issued or as soon as practicable after the relevant Senior Unsecured Facilities Agreement is entered into;

(c)	the net proceeds of the issue of the Senior Unsecured Notes are applied before the Senior Secured Discharge Date, in accordance with the requirements (if any) of the Senior Secured Finance Documents and/or the Second Lien Finance Documents;

(d)	the terms of the Senior Unsecured Notes and terms of the Senior Unsecured Loan Finance Documents are not prohibited by the terms of the Senior Secured Finance Documents, the Second Lien Finance Documents and the Senior Unsecured Finance Documents or are otherwise approved by the Majority Senior Creditors, the Majority Second Lien Lenders, the Majority Senior Unsecured Lenders or, the Senior Secured Notes Trustee(s) in respect of any then outstanding Senior Secured Notes, the Second Lien Notes Trustee in respect of any then outstanding Second Lien Notes and the Senior Unsecured Notes Trustee(s) in respect of any then outstanding Senior Unsecured Notes (as applicable);

(e)	the Senior Unsecured Guarantees comply with the provisions of this Agreement or such other terms approved by the Majority Senior Lenders, the Senior Secured Notes Trustee(s), the Majority Second Lien Creditors and the Second Lien Notes Trustee(s);

(f)	each Senior Unsecured Guarantor at that time is (to the extent a Senior Facilities Agreement is then in place) a Senior Guarantor, (to the extent that any Senior Secured Notes are then outstanding) a Senior Secured Notes Guarantor and (to the extent any Second Lien Facilities Agreement is then in place and/or any Second Lien Notes are then outstanding) a Second Lien Guarantor;

(g)	if not already a Party, the Senior Unsecured Agent, any Senior Unsecured Arranger, the Senior Unsecured Notes Trustee, each Senior Unsecured Lender and each of the Senior Unsecured Guarantors execute this Agreement or sign a Debtor/Third Party Security Provider Accession Deed or Accession Undertaking (as appropriate) before or concurrently with the issuance of the Senior Unsecured Notes or entry into the Senior Unsecured Facilities Agreement (as applicable); and

(h)	such issue of Senior Unsecured Notes or the borrowing of a Senior Unsecured Facility and, in each case, the application of the proceeds thereof is not otherwise in breach of the Senior Secured Finance Documents and/or the Second Lien Finance Documents.

8.2	Restriction on Payment and dealings: Senior Unsecured Liabilities

Until the later of the Senior Secured Discharge Date and the Second Lien Discharge Date, except with the prior consent of the Senior Agent under the Senior Facilities Agreement, (to the extent otherwise prohibited under the relevant Senior Secured Notes Indenture(s)) the relevant Senior Secured Notes Trustee under such Senior Secured Notes Finance Document, the Second Lien Agent under the Second Lien Facilities Agreement and (to the extent otherwise prohibited under the relevant Second Lien Notes Indenture(s)) the relevant Second Lien Notes Trustee under such Second Lien Notes Finance Document, the Debtors, each Senior Unsecured Borrower, Senior Unsecured Issuer and the Third Party Security Providers shall not (and the Company shall ensure that no Group Company or (in the case of paragraph (c) below, any Senior Unsecured Security Provider) will):

(a)	pay, repay, prepay, redeem, acquire or defease any principal, interest or other amount on or in respect of, or make any distribution in respect of, any Senior Unsecured Group Liabilities in cash or in kind or apply any such money or property in or towards discharge of any Senior Unsecured Group Liabilities except as permitted by Clause 8.3 (Permitted Senior Unsecured Payments), Clause 8.11 (Permitted Senior Unsecured Enforcement), Clause 11.5 (Filing of claims) or Clause 20.1 (New Debt Financing);

(b)	exercise any set-off against any Senior Unsecured Group Liabilities, except as permitted by Clause 8.3 (Permitted Senior Unsecured Payments), Clause 8.10 (Restrictions on enforcement by Senior Unsecured Finance Party) or Clause 11.5 (Filing of claims); or

(c)	(i) create or permit to subsist any Security over any assets of any Group Company, Third Party Security Provider or a Senior Unsecured Security Provider other than the Senior Unsecured Shared Security and/or the Senior Unsecured Only Security; or (ii) give any guarantee (and the Senior Unsecured Representative may not and no Senior Unsecured Creditor may, accept the benefit of any such Security or guarantee) from any Group Company or Third Party Security Provider for, or in respect of, any Senior Unsecured Liabilities other than the Senior Unsecured Guarantees.

8.3	Permitted Senior Unsecured Payments

The Debtors and Third Party Security Providers may:

(a)	prior to the later of the Senior Secured Discharge Date and the Second Lien Discharge Date, make Payments to the Senior Unsecured Creditors in respect of the Senior Unsecured Liabilities or any Senior Unsecured Borrower or Senior Unsecured Notes Issuer (each in respect of the Senior Unsecured Proceeds Loan Liabilities only) then due in accordance with the Senior Unsecured Finance Documents:

(i)	if:

(A)	the Payment is of:

(I)	any of the principal amount of the Senior Unsecured Liabilities or capitalized interest which is either: (1) permitted or not prohibited to be paid by the Senior Facilities Agreement and the Second Lien Facilities Agreement and is not prohibited from being paid by the Senior Secured Notes Indenture(s) and the Second Lien Notes Indentures pursuant to which any Senior Secured Notes or Second Lien Notes (as applicable) are outstanding; (2) permitted as a Non-Distressed Transaction or the result of any claim which is subject to Transaction Security, or (3) paid on or after the final maturity date of the Senior Unsecured Liabilities (provided that such maturity date complies with the terms of the Senior Secured Finance Documents and the Second Lien Finance Documents);

(II)	any other amount which is not an amount of principal (including capitalised interest) or

(III)	an amount under a Senior Unsecured Proceeds Loan to fund an amount referred to in (I) or (II) above;

(B)	no Senior Unsecured Payment Stop Notice is outstanding;

(C)	no Senior Secured Payment Default has occurred and is continuing; and

(D)	no Second Lien Payment Default has occurred and is continuing; or

(ii)	if the Majority Senior Creditors, the Majority Second Lien Creditors, the Senior Secured Notes Trustee(s) and the Second Lien Notes Trustee(s) give prior consent to that Payment being made; or

(iii)	if the Payment is of any Senior Unsecured Agent Liabilities or any Senior Unsecured Notes Trustee Amounts; or

(iv)	if the Payment relates to any Permitted Administrative Costs and Notes Security Costs; or

(v)	if the Payment is of fees, costs, commissions, taxes (including gross-up amounts), consent fees and expenses incurred in respect of (or reasonably incidental to) the Senior Unsecured Finance Documents (including in relation to any reporting or listing requirements under the Senior Unsecured Notes Finance Documents); or

(vi)	if the Payment is of costs, commissions, taxes, premiums and any expenses incurred in respect of (or reasonably incidental to) any refinancing of the Senior Unsecured Notes or the Senior Unsecured Facilities Agreement in compliance with this Agreement; or

(vii)	to the extent that the Senior Unsecured Notes Issuer or the Senior Unsecured Borrower (as applicable) is not a Group Company only, if the Payment is by such Senior Unsecured Notes Issuer or such Senior Unsecured Borrower of any of its obligations under the Senior Unsecured Finance Documents from its own assets if such payment is not financed by a Payment to such Senior Unsecured Notes Issuer or such Senior Unsecured Borrower from a Group Company that was prohibited by this Agreement or any other Senior Secured Finance Documents at the time made.

(b)	on or after the later of the Senior Secured Discharge Date and the Second Lien Discharge Date, make Payments to the Senior Unsecured Creditors in respect of the Senior Unsecured Liabilities and to the Senior Unsecured Borrower and the Senior Unsecured Notes Issuer in respect of the Senior Unsecured Proceeds Loan Liabilities in accordance with the Senior Unsecured Finance Documents and the Senior Unsecured Proceeds Loan Agreement (as applicable).

8.4	Issue of Senior Unsecured Payment Stop Notice

(a)	Until the later of the Senior Secured Discharge Date and the Second Lien Discharge Date, except with the prior consent of the Senior Agent under each Senior Facilities Agreement, (to the extent otherwise prohibited under the Senior Secured Notes Indenture(s) pursuant to which any Senior Secured Notes are outstanding) the consent of the relevant Senior Secured Notes Trustee(s) under such Senior Secured Notes Finance Documents, the Second Lien Agent under each Second Lien Facilities Agreement and (to the extent otherwise prohibited under the Second Lien Notes Indenture(s) pursuant to which any Second Lien Notes are outstanding) the consent of the relevant Second Lien Notes Trustee(s) under such Second Lien Notes Finance Documents and subject to Clause 11 (Effect of Insolvency Event), the Debtors and Third Party Security Provider shall not make (and the Company shall procure that no Group Company shall) and no Senior Unsecured Finance Party (or in respect of a Senior Unsecured Proceeds Loan, any Senior Unsecured Borrower or Senior Unsecured Notes Issuer) may receive from a Debtor, Third Party Security Provider or any other Group Company, any Permitted Senior Unsecured Payment, pursuant to clause 8.3(a)(i) above, if:

(i)	a Senior Secured Payment Default is continuing; or

(ii)	a Second Lien Payment Default is continuing; or

(iii)	either: (A) a Senior Secured Event of Default (other than a Senior Secured Payment Default) is continuing, from the date on which a Senior Agent(s) or the Senior Secured Notes Trustee(s) (as the case may be) delivers a notice; or (B) a Second Lien Event of Default (other than a Second Lien Payment Default) is continuing, from the date on which a Second Lien Agent(s) or the Second Lien Notes Trustee(s) (as the case may be) delivers a notice (any such notice under (A) or (B) above being a Senior Unsecured Payment Stop Notice) specifying the event or circumstance in relation to that Senior Secured Event of Default or Second Lien Event of Default (as applicable) to the Company, the Security Agent and the Senior Unsecured Representative(s) until the earliest of:

(A)	the date falling 179 days after delivery of that Senior Unsecured Payment Stop Notice;

(B)	if a Senior Unsecured Standstill Period commences after delivery of that Senior Unsecured Payment Stop Notice, the date on which that Senior Unsecured Standstill Period expires;

(C)	the date on which the relevant Senior Secured Event of Default or Second Lien Event of Default (as applicable) has been remedied or waived in accordance with the Senior Secured Finance Documents or with the Second Lien Finance Documents (as applicable);

(D)	the date on which the Senior Agent or the relevant Senior Secured Notes Trustee(s) (as applicable) or the relevant Second Lien Creditor Representative (as applicable) delivers a notice to the Company (or the applicable Senior Unsecured Borrower or Senior Unsecured Notes Issuer), the Security Agent and the Senior Unsecured Representative(s) cancelling the Senior Unsecured Payment Stop Notice;

(E)	the date on which the Security Agent(s) or a Senior Unsecured Representative takes Enforcement Action permitted under this Agreement against a Debtor; and

(F)	the later of the Senior Secured Discharge Date and the Second Lien Discharge Date.

(b)	Unless the Senior Unsecured Representative(s) waive this requirement:

(i)	no new Senior Unsecured Payment Stop Notice may be delivered unless and until 365 days have elapsed since the delivery of the immediately prior Senior Unsecured Payment Stop Notice;

(ii)	no Senior Unsecured Payment Stop Notice may be delivered in reliance on a Senior Secured Event of Default more than 45 days after each Senior Agent and each Senior Secured Notes Trustee (as applicable) received notice of that Senior Secured Event of Default; and

(iii)	no Senior Unsecured Payment Stop Notice may be delivered in reliance on a Second Lien Event of Default more than 45 days after each Second Lien Agent and each Second Lien Notes Trustee (as applicable) received notice of that Second Lien Event of Default.

(c)	The Senior Agent(s), Senior Secured Notes Trustee(s) or Second Lien Creditor Representative(s) may only serve one Senior Unsecured Payment Stop Notice with respect to the same event or set of circumstances (provided that if a Senior Unsecured Payment Stop Notice has been served as a result of a breach of any express provisions of the Senior Facilities Agreement directly relating to maintenance financial covenants (for the avoidance of doubt, excluding any incurrence financial covenant test) (or any equivalent provision under any Senior Secured Finance Document or Second Lien Finance Document), any subsequent breach of such clause shall constitute a new event or set of circumstances). Subject to paragraph (b) above, this shall not affect the right of the Senior Agent(s), the Senior Secured Notes Trustee(s) or the Second Lien Creditor Representative(s) to issue a Senior Unsecured Payment Stop Notice in respect of any other event or set of circumstances.

(d)	No Senior Unsecured Payment Stop Notice may be served by a Senior Agent, a Senior Secured Notes Trustee or a Second Lien Creditor Representative in respect of a Senior Secured Event of Default or Second Lien Event of Default which had been notified to the Senior Agent(s), Senior Secured Notes Trustee(s) or Second Lien Creditor Representative(s) at the time at which an earlier Senior Unsecured Payment Stop Notice was issued.

(e)	This Clause 8.4:

(i)	acts as a suspension of payment and not as a waiver of the right to receive payment on the date such payments are due;

(ii)	will not prevent the accrual or capitalisation of interest (including default interest) in accordance with the Senior Unsecured Finance Documents;

(iii)	will not prevent the payment of any Senior Unsecured Notes Trustee Amounts or any Senior Unsecured Agent Liabilities; and

(iv)	will not prevent the payment of audit fees, directors’ fees, taxes and other proper and incidental expenses required to maintain existence.

(f)	Notwithstanding paragraph (a) above to the extent that the Senior Unsecured Notes Issuer or the Senior Unsecured Borrower (as applicable) is not a Group Company only, no Senior Unsecured Payment Stop Notice will prevent such Senior Unsecured Notes Issuer or such Senior Unsecured Borrower from making a Payment from its own assets if such Payment is of any of such Senior Unsecured Notes Issuer’s obligations under the Senior Unsecured Notes Finance Documents or any payment of such Senior Unsecured Borrower under the Senior Unsecured Loan Finance Documents and, for the avoidance of doubt, such Payment is not financed by a payment to such Senior Unsecured Notes Issuer or such Senior Unsecured Borrower from a Group Company that was either:

(i)	prohibited by the Senior Secured Finance Documents; or

(ii)	prohibited by paragraph (a) above (without application of this paragraph (f)),

in each case, at the time such payment to such Senior Unsecured Notes Issuer or Senior Unsecured Borrower was made.

8.5	Effect of Senior Unsecured Payment Stop Notice, Senior Secured Payment Default or Second Lien Payment Default

Any failure to make a Payment due under the Senior Unsecured Finance Documents or Senior Unsecured Proceeds Loan Agreement as a result of the issue of a Senior Unsecured Payment Stop Notice or the occurrence of a Senior Secured Payment Default or Second Lien Payment Default shall not prevent:

(a)	the occurrence of an Event of Default as a consequence of that failure to make a Payment in relation to the relevant Senior Unsecured Finance Document or Senior Unsecured Proceeds Loan Agreement; or

(b)	the issue of a Senior Unsecured Enforcement Notice on behalf of the Senior Unsecured Creditors.

8.6	Payment obligations and capitalisation of interest continue

(a)	No Debtor or Third Party Security Provider shall be released from the liability to make any Payment (including of default interest, which shall continue to accrue) under any Senior Unsecured Finance Document or Senior Unsecured Proceeds Loan Agreement by the operation of Clauses 8.2 (Restriction on Payment and dealings: Senior Unsecured Liabilities) to 8.5 (Effect of Senior Unsecured Payment Stop Notice, Senior Secured Payment Default or Second Lien Payment Default) even if its obligation to make that Payment is restricted at any time by the terms of any of those Clauses.

(b)	The accrual and capitalisation of interest (if any) in accordance with the Senior Unsecured Finance Documents or a Senior Unsecured Proceeds Loan Agreement shall continue notwithstanding the issue of a Senior Unsecured Payment Stop Notice.

8.7	Cure of Payment Stop: Senior Unsecured Creditors

If:

(a)	at any time following the issue of a Senior Unsecured Payment Stop Notice or the occurrence of a Senior Secured Payment Default or a Second Lien Payment Default, that Senior Unsecured Payment Stop Notice ceases to be outstanding and/or (as the case may be) the Senior Secured Payment Default and/or Second Lien Payment Default (as applicable) ceases to be continuing; and

(b)	the relevant Debtor, Senior Unsecured Borrower, Senior Unsecured Issuer or Third Party Security Provider then promptly pays to the Senior Unsecured Creditors (or, in respect of the Senior Unsecured Proceeds Loan Liabilities only, the Senior Unsecured Borrower or Senior Unsecured Notes Issuer) an amount equal to any Payments which had accrued under the Senior Unsecured Finance Documents or the Senior Unsecured Proceeds Loan Agreement and which would have been payable as Permitted Senior Unsecured Payments but for that Senior Unsecured Payment Stop Notice, Senior Secured Payment Default or Second Lien Payment Default, as the case may be, then any Event of Default which may have occurred as a result of that suspension of Payments shall be waived and any Senior Unsecured Enforcement Notice which may have been issued as a result of that Event of Default shall be waived, in each case without any further action being required on the part of the Senior Unsecured Creditors (or, in respect of the Senior Unsecured Proceeds Loan Liabilities only, the Senior Unsecured Borrower or Senior Unsecured Notes Issuer).

8.8	Amendments and Waivers: Senior Unsecured Creditors

(a)	Subject to paragraph (b) below, the Senior Unsecured Creditors may amend or waive the terms of the Senior Unsecured Finance Documents (other than this Agreement or any Security Document) in accordance with their terms at any time.

(b)	Prior to the later of the Senior Secured Discharge Date and the Second Lien Discharge Date, the Senior Unsecured Finance Parties, the Senior Unsecured Security Providers and the Debtors and any relevant Group Company (as appropriate) may not, except with the prior consent of the Senior Agent under the Senior Facilities Agreement, (to the extent otherwise prohibited under the relevant Senior Secured Notes Indenture(s)) the relevant Senior Secured Notes Trustee, under such Senior Secured Notes Indenture, the Second Lien Agent under any Second Lien Facilities Agreement and (to the extent otherwise prohibited under the relevant Second Lien Notes Indenture(s)) the relevant Second Lien Notes Trustee under such Second Lien Notes Indenture, amend or waive the terms of the Senior Unsecured Finance Documents if the amendment or waiver would result in such Senior Unsecured Finance Documents being inconsistent with any requirements in respect thereof set out in any Senior Finance Document, Senior Secured Notes Finance Document, Second Lien Loan Finance Document or Second Lien Notes Finance Document.

8.9	Designation of Senior Unsecured Finance Documents

The Senior Unsecured Representative(s) and the Company agree that they will not designate a document a Finance Document (or equivalent term thereto) for the purposes of the Senior Unsecured Facilities Agreement or the Senior Unsecured Notes (as applicable) without the prior consent of the Senior Agent under the Senior Facilities Agreement, the relevant Senior Secured Notes Trustee (acting on behalf of the Senior Secured Noteholders) under any Senior Secured Notes Finance Documents, the Second Lien Agent under any Second Lien Facilities Agreement and the relevant Second Lien Notes Trustee (acting on behalf of the Second Lien Noteholders) under any Second Lien Notes Finance Documents, if the terms of that document effect a change which would otherwise require their respective consents under Clause 8.8 (Amendments and Waivers: Senior Unsecured Creditors).

8.10	Restrictions on enforcement by Senior Unsecured Finance Party

Until the later of the Senior Secured Discharge Date and the Second Lien Discharge Date, except with the prior consent of or as required by an Instructing Group:

(a)	no Senior Unsecured Finance Party shall direct the Security Agent to enforce or otherwise (to the extent applicable), require the enforcement of, any Security Documents;

(b)	no Senior Unsecured Finance Party shall take or require the taking of any Enforcement Action in relation to the Senior Unsecured Guarantees; and

(c)	no Senior Unsecured Finance Party, Senior Unsecured Borrower or Senior Unsecured Notes Issuer shall require the taking of any Enforcement Action in relation to the Senior Unsecured Proceeds Loan Liabilities, except as permitted under Clause 8.11 (Permitted Senior Unsecured Enforcement) provided, however, that no such action required by the Senior Agent need be taken except to the extent the Senior Agent otherwise is entitled under this Agreement to direct such action.

8.11	Permitted Senior Unsecured Enforcement

(a)	Subject to Clause 8.14 (Enforcement on behalf of Senior Unsecured Finance Parties), the restrictions in Clause 8.10 (Restrictions on enforcement by Senior Unsecured Finance Party) will not apply in respect of the Senior Unsecured Group Liabilities or the Security Documents (if any) which secure Senior Unsecured Liabilities as permitted by Clause 8.2(c) (Restriction on Payment and dealings: Senior Unsecured Liabilities), if:

(i)	a Senior Unsecured Event of Default or an event of default under a Senior Unsecured Proceeds Loan Agreement (the Relevant Senior Unsecured Default) is continuing;

(ii)	the Senior Agent(s), the Senior Secured Notes Trustee(s) and the Second Lien Creditor Representative(s) have received a notice of the Relevant Senior Unsecured Default specifying the event or circumstance in relation to the Relevant Senior Unsecured Default from the relevant Senior Unsecured Representative;

(iii)	a Senior Unsecured Standstill Period has elapsed; and

(iv)	the Relevant Senior Unsecured Default is continuing at the end of the relevant Senior Unsecured Standstill Period.

(b)	Promptly upon becoming aware of a Senior Unsecured Default, the relevant Senior Unsecured Representative(s) may by notice (a Senior Unsecured Enforcement Notice) in writing notify the Senior Agent(s) and the Senior Secured Notes Trustee(s) and the Second Lien Creditor Representative(s) of the existence of such Senior Unsecured Default.

(c)	After the occurrence of an Insolvency Event in relation to any Group Company or Third Party Security Provider, each Senior Unsecured Creditor and each Senior Unsecured Borrower and Senior Unsecured Notes Issuer (in respect of any rights it may have against a Senior Unsecured Proceeds Loan Borrower only) may (unless otherwise directed by the Security Agent or unless the Security Agent has taken, or has given notice that it intends to take, action on behalf of that Senior Unsecured Creditor (or Senior Unsecured Borrower or Senior Unsecured Notes Issuer, as applicable) in accordance with Clause 11.5 (Filing of claims)) exercise any right it may otherwise have against that Group Company or Third Party Security Provider to:

(i)	accelerate any of that Group Company’s or Third Party Security Provider’s Senior Unsecured Liabilities (or Senior Unsecured Proceeds Loan Liabilities, as applicable) or declare them prematurely due and payable or payable on demand;

(ii)	make a demand under any guarantee, indemnity or other assurance against loss given by that Group Company or Third Party Security Provider in respect of any Senior Unsecured Liabilities (or Senior Unsecured Proceeds Loan Liabilities, as applicable);

(iii)	exercise any right of set–off or take or receive any Payment or claim in respect of any Senior Unsecured Liabilities (or Senior Unsecured Proceeds Loan Liabilities, as applicable) of that Group Company or Third Party Security Provider; or

(iv)	claim and prove in the liquidation of that Group Company or Third Party Security Provider for the Senior Unsecured Liabilities (or Senior Unsecured Proceeds Loan Liabilities, as applicable) owing to it.

8.12	Senior Unsecured Standstill Period

In relation to a Relevant Senior Unsecured Default, a Senior Unsecured Standstill Period shall mean the period beginning on the date (the Senior Unsecured Standstill Start Date) the relevant Senior Unsecured Representative(s) serves a Senior Unsecured Enforcement Notice on the Senior Agent(s), the Senior Secured Notes Trustee(s), the Second Lien Agent(s) and the Second Lien Notes Trustee(s) in respect of such Relevant Senior Unsecured Default and ending on the earliest to occur of:

(a)	the date falling 179 days after the Senior Unsecured Standstill Start Date (the Senior Unsecured Standstill Period);

(b)	the date the Senior Secured Creditors or the Second Lien Creditors take any Enforcement Action in relation to a particular Debtor, Third Party Security Provider or (in respect of the Senior Unsecured Shared Security) Senior Unsecured Security Provider provided, however, that:

(i)	if a Senior Unsecured Standstill Period ends pursuant to this paragraph (b), the Senior Unsecured Finance Parties (or Senior Unsecured Borrower and/or Senior Unsecured Issuer in respect of the Senior Unsecured Proceeds Loan Liabilities only) may only take the same Enforcement Action in relation to the Debtor or (in respect of the Senior Unsecured Shared Security) Third Party Security Provider or Senior Unsecured Security Provider as the Enforcement Action taken by the Senior Secured Creditors or Second Lien Creditors (as applicable) against such Debtor or (in respect of the Senior Unsecured Shared Security) Senior Unsecured Security Provider or a Third Party Security Provider and not against any other Group Company; and

(ii)	Enforcement Action for the purpose of this Clause 8.12(b) shall not include action taken to preserve or protect any Security as opposed to realise it;

(c)	the date of an Insolvency Event in relation to a particular Debtor against whom Enforcement Action is to be taken (in which case the Senior Unsecured Standstill Period shall end only in relation to that Debtor);

(d)	the expiry of any other Senior Unsecured Standstill Period outstanding at the date such first mentioned Senior Unsecured Standstill Period commenced (unless that expiry occurs as a result of a cure, waiver or other permitted remedy); and

(e)	the date on which the Senior Secured Creditors and Second Lien Creditors consent to an enforcement in respect of the Relevant Senior Unsecured Default by the relevant Senior Unsecured Finance Parties.

8.13	Subsequent Senior Unsecured Defaults

The Senior Unsecured Finance Parties (or Senior Unsecured Borrower and/or Senior Unsecured Notes Issuer in respect of the Senior Unsecured Proceeds Loan Liabilities only) may take Enforcement Action under Clause 8.11 (Permitted Senior Unsecured Enforcement) in relation to a Relevant Senior Unsecured Default even if, at the end of any relevant Senior Unsecured Standstill Period or at any later time, a further Senior Unsecured Standstill Period has begun as a result of any other Senior Unsecured Default.

8.14	Enforcement on behalf of Senior Unsecured Finance Parties

(a)	If the Security Agent has notified the Senior Unsecured Representatives that it is enforcing Security created pursuant to any Security Document over shares of a Debtor, no Senior Unsecured Finance Party (or Senior Unsecured Borrower and/or Senior Unsecured Notes Issuer in respect of the Senior Unsecured Proceeds Loan Liabilities only) may take any action referred to in Clause 8.11 (Permitted Senior Unsecured Enforcement) against that Debtor or any Restricted Subsidiary of that Debtor or Third Party Security Provider while the Security Agent is taking steps to enforce that Security in accordance with the instructions of the Instructing Group where such action might be reasonably likely to adversely affect such enforcement or the amount of proceeds to be derived therefrom.

(b)	If the Senior Unsecured Creditors are permitted to give instructions to the Security Agent to require the enforcement of the Security constituted pursuant to any Security Document in accordance with the provisions of this Clause 8.14, such Enforcement Action must require the realisation of the relevant Security by way of a sale or disposal conducted in compliance with the provisions of Clause 17.3 (Second Lien and Senior Unsecured Debt Protection).

8.15	Option to purchase: Senior Unsecured Creditors

(a)	Subject to paragraph (b) and (c) below, the Senior Unsecured Representative(s) (on behalf of the Senior Unsecured Creditors or those Senior Unsecured Creditors who wish to make the relevant purchase) may after a Distress Event, by giving not less than ten days’ notice to the Security Agent, require the transfer to the Senior Unsecured Creditors (or to a nominee or nominees), in accordance with Clause 23.11 (Change of Senior Lender, Second Lien Lender or Senior Unsecured Lender), of all, but not part, of the rights, benefits and obligations in respect of the Senior Lender Liabilities, the Senior Secured Notes Liabilities and the Second Lien Liabilities if:

(i)	that transfer is lawful and subject to paragraph (ii) below, otherwise permitted by the terms of the Senior Facilities Agreement (in the case of the Senior Lender Liabilities), the Senior Secured Notes Indenture(s) pursuant to which any Senior Secured Notes remain outstanding (in the case of the Senior Secured Notes Liabilities), the Second Lien Facilities Agreement (in the case of the Second Lien Lender Liabilities) and the Second Lien Notes Indenture(s) pursuant to which any Second Lien Notes remain outstanding (in the case of the Second Lien Notes Liabilities), as applicable;

(ii)	any conditions relating to such a transfer contained in the Senior Facilities Agreement (in the case of the Senior Lender Liabilities), the Senior Secured Notes Indenture(s) pursuant to which any Senior Secured Notes remain outstanding (in the case of the Senior Secured Notes Liabilities), the Second Lien Facilities Agreement (in the case of the Second Lien Lender Liabilities) and the Second Lien Notes Indenture(s) pursuant to which any Second Lien Notes remain outstanding (in the case of the Second Lien Notes Liabilities), as applicable are complied with, other than:

(A)	any requirement to obtain the consent of, or consult with, any Debtor or other Group Company or Third Party Security Provider relating to such transfer, which consent or consultation shall not be required; and

(B)	to the extent to which all the purchasing Senior Unsecured Creditors (acting as a whole) provide cash cover for any Letter of Credit, the consent of the relevant Issuing Bank relating to such transfer;

(iii)

(A)	the Senior Agent(s), on behalf of the Senior Lenders, is paid an amount equal to the aggregate of:

(I)	any amounts provided as cash cover by the Senior Unsecured Creditors for any Letter of Credit (as envisaged in paragraph (ii)(B) above);

(II)	all of the Senior Liabilities (other than the Hedging Liabilities) at that time (whether or not due), including all amounts that would have been payable under the Senior Facilities Agreement if the Senior Facilities were being prepaid by the relevant Debtors on the date of that payment; and

(III)	all costs and expenses (including legal fees) incurred by the Senior Agent(s) and/or the Senior Lenders as a consequence of giving effect to that transfer;

(B)	the Senior Secured Notes Trustee(s), on behalf of the Senior Secured Noteholders, are paid an amount equal to the aggregate of:

(I)	all of the Senior Secured Notes Liabilities at that time (whether due or not due), including all amounts that would have been payable under the Senior Secured Notes Indenture if the Senior Secured Notes where being redeemed (as applicable) by the relevant Debtors on the date of that payment; and

(II)	all costs and expenses (including legal fees) incurred by the Senior Secured Notes Trustee(s) and/or the Senior Secured Notes Creditors as a consequence of giving effect to that transfer;

(C)	the Second Lien Agent(s), on behalf of the Second Lien Lenders, are paid an amount equal to the aggregate of:

(I)	all of the Second Lien Lender Liabilities at that time (whether due or not due), including all amounts that would have been payable under the Second Lien Facilities Agreement if the Second Lien Facility where being prepaid by the relevant Debtors on the date of that payment; and

(II)	all costs and expenses (including legal fees) incurred by the Second Lien Agent(s) and/or the Second Lien Lenders as a consequence of giving effect to that transfer; and

(D)	the Second Lien Notes Trustee(s), on behalf of the Second Lien Noteholders, are paid an amount equal to the aggregate of:

(I)	all of the Second Lien Notes Liabilities at that time (whether due or not due), including all amounts that would have been payable under the Second Lien Notes Indenture if the Second Lien Notes where being redeemed (as applicable) by the relevant Debtors on the date of that payment; and

(II)	all costs and expenses (including legal fees) incurred by the Second Lien Notes Trustee(s) and/or the Second Lien Notes Creditors as a consequence of giving effect to that transfer;

(iv)	as a result of that transfer the Senior Lenders, Senior Secured Notes Creditors, the Second Lien Lenders and the Second Lien Noteholders have no further actual or contingent liability to any Debtor under the relevant Debt Documents (or to the extent such actual or contingent liabilities remain outstanding the relevant Senior Agent, Senior Secured Notes Trustee, Second Lien Agent and Second Lien Notes Trustee on behalf of the Senior Lenders, the Senior Secured Notes Creditors, the Second Lien Lenders and the Second Lien Notes Creditors (as applicable) is holding cash collateral in an amount equal to the aggregate of such actual or contingent liabilities in an account and on such terms, reasonably satisfactory to the relevant Senior Lenders, the Senior Secured Notes Creditors, the Second Lien Lenders and the Second Lien Notes Creditors (as applicable));

(v)	an indemnity is provided from each purchasing Senior Unsecured Creditor (but, for the avoidance of doubt, this does not include a Senior Unsecured Representative) (or from another third party acceptable to all the Senior Lenders, Senior Secured Notes Creditors, Second Lien Lenders and Second Lien Notes Creditors) in a form reasonably satisfactory to each Senior Lender, Senior Secured Notes Creditors, Second Lien Lenders and Second Lien Notes Creditors in respect of all losses which may be sustained or incurred by any Senior Lender, Senior Secured Notes Creditor, Second Lien Lender or Second Lien Notes Creditor in consequence of any sum received or recovered by any Senior Lender, Senior Secured Notes Creditor, Second Lien Lender or Second Lien Notes Creditor from any person being required (or it being alleged that it is required) to be paid back by or clawed back from any Senior Lender, Senior Secured Notes Creditor, Second Lien Lender or Second Lien Notes Creditor for any reason; and

(vi)	the transfer is made without recourse to, or representation or warranty from, the Senior Lenders, the Senior Secured Notes Creditors, Second Lien Lender or Second Lien Notes Creditor, except that each Senior Lender, Senior Secured Notes Creditor, Second Lien Lender or Second Lien Notes Creditor shall be deemed to have represented and warranted on the date of that transfer that it has the corporate power to effect that transfer and it has taken all necessary action to authorise the making by it of that transfer.

(b)	Subject to paragraph (b) of Clause 8.16 (Hedge Transfer: Senior Unsecured Creditors), the Senior Unsecured Representative (on behalf of all the purchasing Senior Unsecured Creditors) may only require a Senior Secured Creditor Liabilities Transfer and a Second Lien Creditor Liabilities Transfer if, at the same time, they require a Hedge Transfer in accordance with Clause 8.16 (Hedge Transfer: Senior Unsecured Creditors) and if, for any reason, a Hedge Transfer cannot be made in accordance with Clause 8.16 (Hedge Transfer: Senior Unsecured Creditors), no Senior Secured Creditor Liabilities Transfer and no Second Lien Creditor Liabilities Transfer may be required to be made.

(c)	At the request of the Senior Unsecured Notes Trustee (on behalf of all the purchasing Senior Unsecured Creditors):

(i)	the Senior Agent(s) shall notify the purchasing Senior Unsecured Creditors of:

(A)	the sum of the amounts described in paragraphs (a)(iii)(A)(II) and (a)(iii)(A)(III) above; and

(B)	the amount of each Letter of Credit for which cash cover is to be provided by all the purchasing Senior Unsecured Creditors (acting as a whole);

(ii)	the Senior Secured Notes Trustee(s) shall notify the purchasing Senior Unsecured Creditors of the sum of amounts described in paragraphs (a)(iii)(B)(I) and (a)(iii)(B)(II) above;

(iii)	the Second Lien Agent(s) shall notify the purchasing Senior Unsecured Creditors of the sum of amounts described in sub-paragraphs (a)(iii)(C)(I) and (a)(iii)(C)(II) above; and

(iv)	the Second Lien Notes Trustee(s) shall notify the purchasing Senior Unsecured Creditors of the sum of amounts described in sub-paragraphs (a)(iii)(D)(I) and (a)(iii)(D)(II) above.

8.16	Hedge Transfer: Senior Unsecured Creditors

(a)	The Senior Unsecured Representative(s) (on behalf of all the purchasing Senior Unsecured Creditors, acting as a whole) may, by giving not less than ten days’ notice to the Security Agent, require a Hedge Transfer:

(i)	if either:

(A)	some or all of the Senior Unsecured Creditors require, at the same time, a Senior Secured Creditor Liabilities Transfer and a Second Lien Creditor Liabilities Transfer under Clause 8.15 (Option to purchase: Senior Unsecured Creditors); or

(B)	some or all of the Senior Unsecured Creditors require that Hedge Transfer at any time on or after the later of the Senior Lender Discharge Date, the Senior Secured Notes Discharge Date and the Second Lien Discharge Date; and

(ii)	if:

(A)	that transfer is lawful and otherwise permitted by the terms of the Hedging Agreements in which case no Debtor, Third Party Security Provider or other Group Company shall be entitled to withhold its consent to that transfer;

(B)	any conditions (other than the consent of, or any consultation with, any Debtor, Third Party Security Provider or other Group Company) relating to that transfer contained in the Hedging Agreements are complied with;

(C)	each Hedge Counterparty is paid (in the case of a positive number) or pays (in the case of a negative number) an amount equal to the aggregate of: (I) the Hedging Purchase Amount in respect of the hedging transactions under the relevant Hedging Agreement at that time; and (II) all costs and expenses (including legal fees) incurred as a consequence of giving effect to that transfer;

(D)	as a result of that transfer, the Hedge Counterparties have no further actual or contingent liability to any Debtor under the Hedging Agreements;

(E)	an indemnity is provided from each purchasing Senior Unsecured Creditor (but for the avoidance of doubt this does not include a Senior Unsecured Representative) which is receiving (or for which a nominee is receiving) that transfer (or from another third party acceptable to the relevant Hedge Counterparty) in a form reasonably satisfactory to the relevant Hedge Counterparty in respect of all losses which may be sustained or incurred by that Hedge Counterparty in consequence of any sum received or recovered by that Hedge Counterparty being required (or it being alleged that it is required) to be paid back by or clawed back from the Hedge Counterparty for any reason; and

(F)	that transfer is made without recourse to, or representation or warranty from, the relevant Hedge Counterparty, except that the relevant Hedge Counterparty shall be deemed to have represented and warranted on the date of that transfer that it has the corporate power to effect that transfer and it has taken all necessary action to authorise the making by it of that transfer.

(b)	The Senior Unsecured Representative(s) (acting on behalf of all the purchasing Senior Unsecured Creditors) and any Hedge Counterparty may agree (in respect of the Hedging Agreements (or one or more of them) to which that Hedge Counterparty is a party) that a Hedge Transfer required by all the purchasing Senior Unsecured Creditors (acting as a whole) pursuant to paragraph (a) above shall not apply to that Hedging Agreement(s) or to the Hedging Liabilities and Hedge Counterparty Obligations under that Hedging Agreement(s).

(c)	If the Senior Unsecured Representative(s) are entitled to require a Hedge Transfer under this Clause 8.16, the Hedge Counterparties shall at the request of the Senior Unsecured Representative(s) provide details of the amounts referred to in paragraph (a)(ii)(C) above.

9.	Investor Liabilities

9.1	Restriction on Payment: Investor Liabilities

Prior to the Final Discharge Date, the Debtors and Third Party Security Providers shall not, and shall procure that no other Group Company will, make any Payment of Investor Liabilities at any time unless that Payment is permitted under Clause 9.2 (Permitted Payments: Investor Liabilities).

9.2	Permitted Payments: Investor Liabilities

(a)	Any Group Company and Third Party Security Provider may make Payments in respect of Investor Liabilities owed by it (whether of principal, interest or otherwise) if:

(i)	(A) prior to the Senior Discharge Date, the Payment is permitted or not prohibited by the Senior Facilities Agreement or (where not permitted or where prohibited under the Senior Facilities Agreement) the requisite percentage of the Senior Lenders under the relevant Senior Facilities Agreement consent to that Payment being made; (B) prior to the Senior Secured Notes Discharge Date, the payment is not prohibited by the Senior Secured Notes Indenture (as applicable) or the relevant Senior Secured Notes Trustee(s) consent to the payment being made; (C) prior to the Second Lien Lender Discharge Date, the Payment is permitted or not prohibited by the Second Lien Facilities Agreement or (where not permitted or where prohibited under a Second Lien Facilities Agreement) the requisite percentage of the Second Lien Lenders under the relevant Second Lien Facilities Agreement consent to that Payment being made; and (D) prior to the Second Lien Notes Discharge Date, the Payment is not prohibited by the Second Lien Notes Indenture (as applicable) or the relevant Second Lien Notes Trustee(s) consent to the Payment being made; or

(ii)	in addition to the permission in paragraph (i) above, the Payment is made before the Senior Unsecured Discharge Date and is equal to the amount of a payment in respect of Senior Unsecured Liabilities which is then due by the relevant Investor or other Holding Company of the Company in its capacity as the Senior Unsecured Notes Issuer or the Senior Unsecured Borrower and which is a payment referred to in Clause 8.3(a)(i) to (vi) (Permitted Senior Unsecured Payments) and paragraph (a) of Clause 8.4 (Issue of Senior Unsecured Payment Stop Notice) to be made at the time such payment of Investor Liabilities is made by the relevant Group Company to the relevant Investor.

(b)	Nothing in this Clause 9 will restrict:

(i)	the roll-up or capitalisation of interest on the Investor Liabilities or the payment of interest on Investor Liabilities by the issue of payment-in-kind instruments provided that, in any such case, there is no payment in cash or Cash Equivalent Investments (as defined in the Original Senior Secured Notes Indenture);

(ii)	any transfer, novation, assignment or assumption of Investor Liabilities between Investors;

(iii)	the capitalisation, contribution to share capital or share premium or waiver of any Investor Liabilities; or

(iv)	the acquisition or purchase of any Investor Liabilities by the borrower or issuer of those Investor Liabilities in exchange for the issuance to Holdco of shares or other equity interests in the Company.

9.3	Payment obligations continue

Neither the Company nor any other Debtor or Third Party Security Provider shall be released from the liability to make any Payment (including of default interest, which shall continue to accrue) under any Debt Document by the operation of Clauses 9.1 (Restriction on Payment: Investor Liabilities) and 9.2 (Permitted Payments: Investor Liabilities) even if its obligation to make that Payment is restricted at any time by the terms of any of those Clauses.

9.4	No acquisition of Investor Liabilities

Subject to paragraph (b) of Clause 9.2 above, prior to the Final Discharge Date, the Debtors, Third Party Security Providers and the Investors shall not, and the Company shall procure that no other Group Company will:

(a)	enter into any Liabilities Acquisition; or

(b)	beneficially own all or any part of the share capital of a company that is party to a Liabilities Acquisition,

in respect of any Investor Liabilities, unless:

(i)	prior to the Senior Discharge Date, the prior consent of the Majority Senior Creditors is obtained and prior to the Senior Secured Notes Discharge Date (to the extent otherwise prohibited under the Senior Secured Notes Indenture(s) pursuant to which any Senior Secured Notes remain outstanding), the prior consent of the relevant Senior Secured Notes Trustee(s) is obtained; and

(ii)	prior to the Second Lien Discharge Date, the prior consent of the Majority Second Lien Lenders is obtained and prior to the Second Lien Notes Discharge Date (to the extent otherwise prohibited under the Second Lien Notes Indenture(s) pursuant to which any Second Lien Notes remain outstanding), the prior consent of the relevant Second Lien Notes Trustee(s) is obtained.

9.5	Amendments and Waivers: Investor Liabilities

Prior to the Final Discharge Date, the Debtors and the Investors shall not (and the Company shall ensure that no Group Company shall) amend or waive the terms of any agreement evidencing the terms of the Investor Liabilities unless:

(a)	the amendment or waiver is of a minor or administrative nature or is not prejudicial to the Primary Creditors (and provided that such amendment or waiver does not conflict with the provisions of this Agreement);

(b)	permitted, not prohibited or required under the terms of this Agreement or the Senior Facilities Agreement or the Second Lien Facilities Agreement and not prohibited by the Senior Unsecured Facilities Agreement, the Senior Secured Notes Indenture(s) pursuant to which any Senior Secured Notes remain outstanding, the Second Lien Notes Indenture(s) pursuant to which any Second Lien Notes remain outstanding or the Senior Unsecured Notes Indenture(s) pursuant to which any Senior Unsecured Notes remain outstanding; or

(c)

(i)	prior to the Senior Discharge Date, the prior consent of the Majority Senior Creditors is obtained and prior to the Senior Secured Notes Discharge Date (to the extent otherwise prohibited under the Senior Secured Notes Indenture(s) pursuant to which any Senior Secured Notes remain outstanding), the prior consent of the relevant Senior Secured Notes Trustee(s) is obtained; and/or

(ii)	prior to the Second Lien Lender Discharge Date, the prior consent of the Majority Second Lien Lenders is obtained and prior to the Second Lien Notes Discharge Date (to the extent otherwise prohibited under the Second Lien Notes Indenture(s) pursuant to which any Second Lien Notes remain outstanding), the prior consent of the relevant Second Lien Notes Trustee(s) is obtained.

9.6	Security: Investor Liabilities

Prior to the Final Discharge Date, no Investor may take, accept or receive the benefit of any Security, guarantee, indemnity or other assurance against loss in respect of Investor Liabilities unless:

(a)	that Security, guarantee, indemnity or other assurance against loss is permitted or not prohibited under the terms of the Senior Facilities Agreement and the Second Lien Facilities Agreement and is not prohibited by the Senior Secured Notes Indenture, the Senior Unsecured Facilities Agreement or the Senior Unsecured Notes Indenture or the Second Lien Notes Indenture; or

(b)

(i)	prior to the Senior Secured Discharge Date, the prior consent of the Majority Senior Creditors and (to the extent otherwise prohibited under the Senior Secured Notes Indenture(s) pursuant to which any Senior Secured Notes remain outstanding) the relevant Senior Secured Notes Trustee is obtained; and/or

(ii)	prior to the Second Lien Lender Discharge Date, the prior consent of the Majority Second Lien Lenders is obtained and prior to the Second Lien Notes Discharge Date (to the extent otherwise prohibited under the Second Lien Notes Indenture(s) pursuant to which any Second Lien Notes remain outstanding), the prior consent of the relevant Second Lien Notes Trustee(s) is obtained; or

(c)	prior to the Senior Secured Discharge Date, the prior consent of the Majority Senior Creditors and (to the extent otherwise prohibited under the Senior Secured Notes Indenture(s) pursuant to which any Senior Secured Notes remain outstanding) the relevant Senior Secured Notes Trustee is obtained.

9.7	Restriction on Enforcement: Investor Liabilities

Subject to Clause 9.8 (Permitted Enforcement Investor Liabilities), no Investor shall be entitled to take any Enforcement Action (other than making a demand (but not any other Enforcement Action) in respect of a Permitted Investor Payment) in respect of any Investor Liabilities at any time prior to the Final Discharge Date unless otherwise directed by the Security Agent.

9.8	Permitted Enforcement: Investor Liabilities

After the occurrence of an Insolvency Event in relation to any Group Company or Third Party Security Provider, each Investor may (unless otherwise directed by the Security Agent or unless the Security Agent has taken, or has given notice that it intends to take, action on behalf of that Investor in accordance with Clause 11.5 (Filing of claims)) exercise any right it may otherwise have against that Group Company or Third Party Security Provider to:

(a)	accelerate any of that Group Company’s or Third Party Security Provider’s Investor Liabilities or declare them prematurely due and payable or payable on demand;

(b)	make a demand under any guarantee, indemnity or other assurance against loss given by that Group Company or Third Party Security Provider in respect of any Investor Liabilities;

(c)	exercise any right of set-off or take or receive any Payment in respect of any Investor Liabilities of that Group Company or Third Party Security Provider; or

(d)	claim and prove in the liquidation of that Group Company or Third Party Security Provider for the Investor Liabilities owing to it.

9.9	Representations: Investors

Each Investor represents and warrants to the Primary Creditors, the Security Agent and the Agents that on the date of this Agreement (or such later date that such Investor accedes as a Party):

(a)	it is duly incorporated (or, as the case may be, organised) and validly existing under the laws of its jurisdiction of incorporation (or, as the case may be, organisation);

(b)	subject to the Legal Reservations and the Perfection Requirements, the obligations expressed to be assumed by it in this Agreement are valid, legally binding and enforceable obligations; and

(c)	the entry into and performance by it of, and the transactions contemplated by, this Agreement do not contravene:

(i)	any law or regulation applicable to it in any material respect;

(ii)	its constitutional documents in any material respect; or

(iii)	any agreement or instrument binding upon it or any of its assets to an extent that has or is reasonably likely to have a Material Adverse Effect (as defined in the Original Senior Secured Notes Indenture).

10.	Intra-Group Lenders and Intra-Group Liabilities

10.1	Restriction on Payment: Intra-Group Liabilities

Prior to the Final Discharge Date, the Debtors and or Third Party Security Providers shall not, and the Company shall procure that no other Group Company will, make any Payments of the Intra-Group Liabilities at any time unless:

(a)	that Payment is permitted under Clause 10.2 (Permitted Payments: Intra-Group Liabilities); or

(b)	the taking or receipt of that Payment is permitted under paragraph (c) of Clause 10.7 (Permitted Enforcement: Intra-Group Lenders).

10.2	Permitted Payments: Intra-Group Liabilities

(a)	Subject to paragraph (b) below and the terms of Swedish Security, the Debtors and or Third Party Security Providers may make Payments in respect of the Intra-Group Liabilities (whether of principal, interest or otherwise) from time to time.

(b)	Payments in respect of the Intra-Group Liabilities may not be made pursuant to paragraph (a) above if, at the time of the Payment, an Acceleration Event has occurred unless:

(i)	prior to the Senior Secured Discharge Date:

(A)	(if paragraph (B) below or paragraph (C) below does not apply) the Majority Senior Creditors and the Senior Secured Notes Trustee(s) consent to that Payment being made; or

(B)	if, at that time, the Security Agent is obliged to give effect to instructions from the Majority Second Lien Creditors as to the manner of enforcement of the Transaction Security pursuant to paragraph (b) of Clause 14.5 (Manner of enforcement) or, on and from the Super Senior Designation Date, paragraph (b) of Clause 15.6 (Manner of enforcement), the Majority Second Lien Creditors consent to that Payment being made; or

(C)	if, at that time, the Security Agent is obliged to give effect to instructions from the Majority Senior Unsecured Creditors as to the manner of enforcement of the Transaction Security pursuant to paragraph (c) of Clause 14.5 (Manner of enforcement) or, on and from the Super Senior Designation Date, paragraph (c) of Clause 15.6 (Manner of enforcement), the Majority Senior Unsecured Creditors consent to that Payment being made;

(ii)	on or after the Second Lien Discharge Date but prior to the Senior Unsecured Discharge Date:

(A)	(if paragraph (i)(B) above does not apply) the Majority Second Lien Lenders and the Second Lien Notes Trustee(s) consent to that Payment being made; or

(B)	if, at that time, the Security Agent is obliged to give effect to instructions from the Majority Senior Unsecured Creditors as to the manner of enforcement of the Transaction Security pursuant to paragraph (c) of Clause 14.5 (Manner of enforcement) or, on and from the Super Senior Designation Date, paragraph (c) of Clause 15.6 (Manner of enforcement), the Majority Senior Unsecured Creditors consent to that Payment being made;

(iii)	on or after the later of the Senior Secured Discharge Date and the Second Lien Discharge Date, Senior Unsecured Representative(s) consent to the payment being made or it is otherwise permitted or not prohibited by the Senior Unsecured Facilities Agreement or the Senior Unsecured Notes Indenture (as applicable);

(iv)	that Payment is made to facilitate Payment of the Senior Secured Liabilities, Senior Secured Notes Trustee Amounts, Second Lien Notes Trustee Amounts or Senior Unsecured Notes Trustee Amounts; or

(v)	any of the Debtors or Third Party Security Providers incorporated in Germany is required to make or to demand Payment of the relevant Intra-Group Liabilities in order to avoid personal civil and/or criminal liability of any of its managing directors (Geschäftsführer) (or in case of a Group Company or Third Party Security Provider established in Germany as a limited partnership with a limited liability company incorporated under German law as its sole general partner (GmbH & Co KG), the managing directors (Geschäftsführer) of its general partner) (including without limitation according to Sections 30, 43 German Limited Liability Companies Act (GmbHG)).

10.3	Payment obligations continue

No Debtor or Third Party Security Provider shall be released from the liability to make any Payment (including of default interest, which shall continue to accrue) under any Debt Document by the operation of Clauses 10.1 (Restriction on Payment: Intra-Group Liabilities) and 10.2 (Permitted Payments: Intra-Group Liabilities) even if its obligation to make that Payment is restricted at any time by the terms of any of those Clauses.

10.4	Acquisition of Intra-Group Liabilities

(a)	Subject to paragraph (b) below, each Debtor and Third Party Security Provider may, and may permit any other Group Company to:

(i)	enter into any Liabilities Acquisition; or

(ii)	beneficially own all or any part of the share capital of a company that is party to a Liabilities Acquisition,

in respect of any Intra-Group Liabilities at any time.

(b)	Subject to paragraph (c) below, no action described in paragraph (a) above may take place in respect of any Intra-Group Liabilities if:

(i)	that action would result in a breach of: (A) (prior to the Senior Discharge Date) the Senior Facilities Agreement; (B) (prior to the Senior Secured Notes Discharge Date) a Senior Secured Notes Indenture(s) pursuant to which any Senior Secured Notes remain outstanding (as applicable), (C) (prior to the Second Lien Discharge Date) the Second Lien Facilities Agreement or the Second Lien Notes Indenture(s) pursuant to which any Second Lien Notes remain outstanding; or (D) (prior to the Senior Unsecured Discharge Date) the Senior Unsecured Facilities Agreement or the Senior Unsecured Notes Indenture(s) pursuant to which any Senior Unsecured Notes remain outstanding (as applicable); or

(ii)	at the time of that action, an Acceleration Event has occurred.

(c)	The restrictions in paragraph (b) above shall not apply if:

(i)	prior to the Senior Secured Discharge Date:

(A)	(if paragraphs (B) or (C) below do not apply) an Instructing Group consents to that action; or

(B)	if at that time, the Security Agent is obliged to give effect to instructions from the Majority Second Lien Creditors to enforce the Transaction Security pursuant to, paragraph (b) of Clause 14.5 (Manner of enforcement) or, on and from the Super Senior Designation Date, paragraph (b) of Clause 15.6 (Manner of enforcement), the Majority Second Lien Creditors consent to that action; or

(C)	if at that time, the Security Agent is obliged to give effect to instructions from the Majority Senior Unsecured Creditors to enforce the Transaction Security pursuant to, paragraph (c) of Clause 14.5 (Manner of enforcement) or, on and from the Super Senior Designation Date, paragraph (c) of Clause 15.6 (Manner of enforcement), the Majority Senior Unsecured Creditors consent to that action; or

(ii)	on or after the Senior Secured Discharge Date but prior to the Second Lien Discharge Date:

(A)	(if paragraph (B) above does not apply) the Majority Second Lien Lenders and the Second Lien Notes Trustee(s) consent to that Payment being made; or

(B)	if, at that time, the Security Agent is obliged to give effect to instructions from the Majority Senior Unsecured Creditors as to the manner of enforcement of the Transaction Security pursuant to paragraph (c) of Clause 14.5 (Manner of enforcement) or, on and from the Super Senior Designation Date, paragraph (c) of Clause 15.6 (Manner of enforcement), the Majority Senior Unsecured Creditors consent to that Payment being made; or

(iii)	on or after the later of the Senior Secured Discharge Date and the Second Lien Discharge Date, the Majority Senior Unsecured Creditors consent to the payment being made; or

(iv)	that action is taken to facilitate Payment of the Senior Secured Liabilities, Senior Unsecured Notes Trustee Amounts, Second Lien Notes Trustee Amounts or Senior Secured Notes Trustee Amounts or, to the extent permitted by this Agreement to be paid, the Second Lien Liabilities and/or the Senior Unsecured Liabilities.

10.5	Security: Intra-Group Lenders

Prior to the Final Discharge Date, the Intra-Group Lenders may not take, accept or receive the benefit of any Security, guarantee, indemnity or other assurance against loss in respect of the Intra-Group Liabilities unless:

(a)	prior to the Senior Secured Discharge Date, that Security, guarantee, indemnity or other assurance against loss is permitted or not prohibited by the terms of the Senior Facilities Agreement and is not prohibited by the terms of the Senior Secured Notes Indenture or the prior consent of the Majority Senior Creditors and (to the extent otherwise prohibited under a Senior Secured Notes Indenture) the Senior Secured Notes Trustee(s) is obtained; or

(b)	after the Senior Secured Discharge Date but prior to the Second Lien Discharge Date, that Security, guarantee, indemnity or other assurance against loss is permitted or not prohibited by the terms of the Second Lien Facilities Agreement and is not prohibited by the terms of the Second Lien Notes Indenture or the prior consent of the Majority Second Lien Lenders and (to the extent otherwise prohibited under a Second Lien Notes Indenture) the Second Lien Notes Trustee(s) is obtained; or

(c)	on or after the later of the Senior Secured Discharge Date and the Second Lien Discharge Date, (to the extent otherwise prohibited under the Senior Unsecured Facilities Agreement or a Senior Unsecured Notes Indenture) the prior consent of the Senior Unsecured Representative(s) (as applicable) is obtained.

10.6	Restriction on enforcement: Intra-Group Lenders

Subject to Clause 10.7 (Permitted Enforcement: Intra-Group Lenders), none of the Intra-Group Lenders shall be entitled to take any Enforcement Action (other than making a demand (but not any other Enforcement Action) in respect of a Permitted Intra-Group Payment) in respect of any of the Intra-Group Liabilities at any time prior to the Final Discharge Date unless:

(a)	otherwise directed by the Security Agent; or

(b)	an Enforcement Action by any Debtor or Third Party Security Provider incorporated in Germany is required to procure Payment of the relevant Intra-Group Liabilities in order to avoid personal civil and/or criminal liability of any of its managing directors (Geschäftsführer) (or in case of a Group Company or Third Party Security Provider established in Germany as a limited partnership with a limited liability company incorporated under German law as its sole general partner (GmbH & Co KG), the managing directors (Geschäftsführer) of its general partner) (including without limitation according to Sections 30, 43 German Limited Liability Companies Act (GmbHG).

10.7	Permitted Enforcement: Intra-Group Lenders

After the occurrence of an Insolvency Event in relation to any Group Company or Third Party Security Provider, each Intra-Group Lender may (unless otherwise directed by the Security Agent or unless the Security Agent has taken, or has given notice that it intends to take, action on behalf of that Intra-Group Lender in accordance with Clause 11.5 (Filing of claims)) exercise any right it may otherwise have against that Group Company or Third Party Security Provider to:

(a)	accelerate any of that Group Company’s or Third Party Security Provider’s Intra-Group Liabilities or declare them prematurely due and payable or payable on demand;

(b)	make a demand under any guarantee, indemnity or other assurance against loss given by that Group Company or Third Party Security Provider in respect of any Intra-Group Liabilities;

(c)	exercise any right of set-off or take or receive any Payment in respect of any Intra-Group Liabilities of that Group Company or Third Party Security Provider; or

(d)	claim and prove in the liquidation of that Group Company or Third Party Security Provider for the Intra-Group Liabilities owing to it,

provided that if the managing directors (Geschäftsführer) of any Intra-Group Lender incorporated in Germany (or in case of a Group Company or Third Party Security Provider that is established in Germany as limited partnership with a limited liability company incorporated under German law as its sole general partner (GmbH& Co KG), the managing directors (Geschäftsführer) of its general partner) are required by law (including without limitation according to Sections 30, 43 German Limited Liability Companies Act (GmbHG)) to exercise any of its rights referred to in paragraphs (a) to (d) above in order to avoid personal civil and/or criminal liability, they may exercise those rights at any time.

10.8	Representations: Intra-Group Lenders

Each Intra-Group Lender which is not a Debtor represents and warrants to the Primary Creditors, the Security Agent and the Agents that on the date of this Agreement (or such later date that such Intra-Group Lender accedes as a Party):

(a)	it is duly incorporated, registered or established and validly existing under the laws of its jurisdiction of incorporation;

(b)	subject to the Legal Reservations, the obligations expressed to be assumed by it in this Agreement are valid, legally binding and enforceable obligations; and

(c)	the entry into and performance by it of, and the transactions contemplated by, this Agreement does not and will not conflict with:

(i)	any law or regulation applicable to it in any material respect;

(ii)	its constitutional documents in any material respect; or

(iii)	any agreement or instrument binding upon it or any of its assets to an extent that has or is reasonably likely to have a Material Adverse Effect (as defined in the Original Senior Secured Notes Indenture).

10.9	Notice and acknowledgement of Transaction Security

Each Debtor (or Intra-Group Lender, as applicable), by its entry into this Agreement (or, as the case may be, by its entry into an Accession Undertaking as a Debtor and/or an Intra-Group Lender), notifies each other Debtor that pursuant to one or more Transaction Security Documents it has created or, as the case may be, will create, Transaction Security in respect of all present and future receivables owed to it by that Debtor. Each Debtor acknowledges receipt of notice given under this paragraph.

11.	Effect of Insolvency Event

11.1	SFA Cash Cover

This Clause 11 is subject to Clause 18.4 (Treatment of SFA Cash Cover and Senior Lender Cash Collateral) and, in the case of each Notes Trustee, to paragraphs (a) and (c) of Clause 30.1 (Liability).

11.2	Payment of distributions

(a)	After the occurrence of an Insolvency Event in relation to any Group Company, Third Party Security Provider or Senior Unsecured Security Provider, any Party entitled to receive a distribution out of the assets of that member of Group or a Third Party Security Provider or (in respect of the assets which are subject to the Senior Unsecured Shared Security Only) Senior Unsecured Security Provider (in the case of a Senior Secured Creditor on or after the Super Senior Designation Date, only to the extent that such amount constitutes Enforcement Proceeds) in respect of Liabilities owed to that Party shall, to the extent it is able to do so, direct the person responsible for the distribution of the assets of that Group Company or Third Party Security Provider or (in respect of a Senior Unsecured Security Provider) the assets which are subject to the Senior Unsecured Shared Security only to pay that distribution to the Security Agent until the Liabilities owing to the Secured Parties have been paid in full.

(b)	The Security Agent shall apply distributions paid to it under paragraph (a) above in accordance with Clause 18 (Application of Proceeds).

11.3	Set-Off

(a)	Subject to paragraph (b) below, to the extent that any Group Company’s or Third Party Security Provider’s Liabilities are discharged by way of set-off (mandatory or otherwise) after the occurrence of an Insolvency Event in relation to that Group Company or Third Party Security Provider, any Creditor which benefited from that set-off shall (in the case of a Senior Secured Creditor on or after the Super Senior Designation Date, only to the extent that such amount constitutes Enforcement Proceeds), subject (in respect of any Intra-Group Lender) to any Guarantee Limitations which are (or would be if such Intra-Group Lender was a guarantor) applicable, pay an amount equal to the amount of the Liabilities owed to it which are discharged by that set-off to the Security Agent for application in accordance with Clause 18 (Application of Proceeds).

(b)	Paragraph (a) above shall not apply to:

(i)	any such discharge of the Multi-account Overdraft Liabilities to the extent that the relevant discharge represents a reduction from a Permitted Gross Amount of a Multi-account Overdraft Facility to or towards its Designated Net Amount;

(ii)	any Close-Out Netting by a Hedge Counterparty, a Hedging Ancillary Lender or a Cash Management Facility Hedging Creditor;

(iii)	any Payment Netting by a Hedge Counterparty or a Hedging Ancillary Lender or a Cash Management Facility Hedging Creditor;

(iv)	any Inter-Hedging Agreement Netting by a Hedge Counterparty;

(v)	any Inter-Hedging Ancillary Document Netting by a Hedging Ancillary Lender;

(vi)	any Inter-Cash Management Facility Hedging Document Netting by a Cash Management Facility Hedging Creditor; and

(vii)	any set-off which constitutes or gives effect to a Permitted Payment pursuant to Clause 10.2 (Permitted Payments: Intra-Group Liabilities) and the payment to the Security Agent pursuant to paragraph (a) above would cause the managing directors (Geschäftsführer) of any Group Company or Third Party Security Provider incorporated in Germany (or in case of a Group Company or Third Party Security Provider established in Germany as a limited partnership with a limited liability company incorporated under German law as its sole general partner (GmbH & Co KG), the managing directors (Geschäftsführer) of its general partner) to incur personal civil and/or criminal liability (including without limitation according to Sections 30, 43 German Limited Liability Companies Act (GmbHG)).

11.4	Non-cash distributions

If the Security Agent or any other Secured Party receives a distribution in a form other than in cash in respect of any of the Liabilities, the Liabilities will not be reduced by that distribution until and except to the extent that the realisation proceeds are actually applied towards the Liabilities.

11.5	Filing of claims

Without prejudice to any Ancillary Lender’s or Cash Management Provider’s right of netting or set-off relating to a Multi-account Overdraft Facility (to the extent that the netting or set-off represents a reduction from a Permitted Gross Amount of that Multi-account Overdraft Facility to or towards its Designated Net Amount), after the occurrence of an Insolvency Event in relation to any Group Company, Third Party Security Provider or (in respect of paragraph (a) below only) a Senior Unsecured Security Provider, each Creditor irrevocably authorises and empowers the Security Agent (acting in accordance with Clause 11.7 (Security Agent instructions) and, to the extent legally permissible, with express faculty of self-contracting, sub-empowering or multiple representation), on its behalf, to:

(a)	take any Enforcement Action (in accordance with the terms of this Agreement) against that Group Company, Third Party Security Provider or (in respect of any Enforcement Action under paragraph (c) of that definition only) a Senior Unsecured Security Provider;

(b)	demand, sue, prove and give receipt for any or all of that Group Company’s or Third Party Security Provider’s Liabilities;

(c)	collect and receive all distributions on, or on account of, any or all of that Group Company’s or Third Party Security Provider’s Liabilities; and

(d)	file claims, take proceedings and do all other things the Security Agent considers reasonably necessary to recover that Group Company’s or Third Party Security Provider’s Liabilities.

11.6	Creditors’ actions

(a)	Each Creditor will:

(i)	do all things that the Security Agent (acting in accordance with Clause 11.7 (Security Agent instructions)) reasonably requests in order to give effect to this Clause 11; and

(ii)	if the Security Agent is not entitled to take any of the actions contemplated by this Clause 11 or if the Security Agent (acting in accordance with Clause 11.7 (Security Agent instructions)) requests that a Creditor take that action, undertake that action itself in accordance with the instructions of the Security Agent (acting in accordance with Clause 11.7 (Security Agent instructions)) or grant a power of attorney to the Security Agent (on such terms as the Security Agent (acting in accordance with Clause 11.7 (Security Agent instructions)) may reasonably require, although no Notes Trustee shall be under any obligation to grant such powers of attorney) to enable the Security Agent to take such action.

(b)	Each Creditor (each as creditor of any Group Company or Third Party Security Provider and not as shareholder of the Company, as the case may be), each Senior Unsecured Security Provider, each Debtor and or Third Party Security Provider agrees that it shall not (and the Company shall ensure that no other Group Company shall) intentionally take, encourage, assist or support (or procure that any other person takes, encourages, assists or supports) any action which would, or would reasonably be expected to, breach or be inconsistent with this Agreement, or delay, impede or prevent the implementation or consummation of the matters contemplated by this Agreement.

11.7	Security Agent instructions

For the purposes of Clause 11.5 (Filing of claims) and Clause 11.6 (Creditors’ actions) the Security Agent:

(a)	shall act on the instructions of the group of Primary Creditors entitled, at that time, to give instructions under, prior to the Super Senior Designation Date, Clause 14.4 (Enforcement instructions) or Clause 14.5 (Manner of enforcement) or, on and from the Super Senior Designation Date, Clause 15.5 (Enforcement instructions) or Clause 15.6 (Manner of enforcement); or

(b)	may act (but, for the avoidance of doubt, will not be obliged to act), in the absence of any such instructions, as the Security Agent sees fit.

11.8	Limitation by Applicable Laws

Each of the provisions of this Clause 11 shall apply only to the extent permitted by applicable laws.

12.	Turnover of Receipts

12.1	SFA Cash Cover

This Clause 12 is subject to Clause 18.4 (Treatment of SFA Cash Cover and Senior Lender Cash Collateral) and, in the case of each Notes Trustee, to paragraphs (a) and (c) of Clause 30.1 (Liability).

12.2	Turnover by the Primary Creditors

Subject to Clause 12.4 (Exclusions), Clause 12.5 (Permitted assurance and receipts) and Clause 20.1 (New Debt Financing) and, in the case of Notes Trustee Amounts, to paragraphs (a) and (c) of Clause 30.1 (Liability):

(a)	if (at any time prior to the Final Discharge Date) a Primary Creditor (other than a Senior Secured Creditor on or after the Super Senior Designation Date only) receives or recovers from any Debtor, Group Company, Third Party Security Provider or Senior Unsecured Security Provider:

(i)	any Payment or distribution of, or on account of or in relation to, any of the Liabilities which is not either:

(A)	a Permitted Payment; or

(B)	made in accordance with Clause 18 (Application of Proceeds);

(ii)	other than where Clause 11.3 (Set-Off) applies, any amount by way of set-off in respect of any of the Liabilities owed to it which does not give effect to a Permitted Payment;

(iii)	notwithstanding paragraphs (i) and (ii) above, and other than where Clause 11.3 (Set-Off) applies, any amount:

(A)	on account of, or in relation to, any of the Liabilities:

(I)	after the occurrence of a Distress Event; or

(II)	as a result of any other litigation or proceedings against a Group Company, Third Party Security Provider or Senior Unsecured Security Provider (other than after the occurrence of an Insolvency Event in respect of that Group Company, Third Party Security Provider or Senior Unsecured Security Provider); or

(B)	by way of set-off in respect of any of the Liabilities owed to it after the occurrence of a Distress Event;

other than in the case of any amount received in accordance with Clause 18 (Application of Proceeds);

(iv)	Enforcement Proceeds or the proceeds of any Distressed Disposal, except where received or recovered in accordance with Clause 18 (Application of Proceeds); or

(v)	other than where Clause 11.3 (Set-Off) or Clause 20 (New Debt Financings) applies, any distribution in cash or in kind or Payment of, or on account of or in relation to, any of the Liabilities owed by any member of Group which is not in accordance with Clause 18 (Application of Proceeds) and which is made as a result of, or after, the occurrence of an Insolvency Event in respect of that member of Group, Debtor, Third Party Security Provider or Senior Unsecured Security Provider,

other than, in each case, (x) any amount received or recovered in accordance with Clause 18 (Application of Proceeds) or (y) in the case of a Payment by a Senior Unsecured Notes Issuer or a Senior Unsecured Borrower to a Senior Unsecured Creditor, any amount received that is a Permitted Senior Unsecured Payment or (z) any amount received or recovered by a Senior Unsecured Creditor in accordance with Clause 18.5 (Treatment of Senior Unsecured Only Security), that Primary Creditor will:

(A)	in relation to receipts and recoveries not received or recovered by way of set-off:

(I)	hold an amount of that receipt or recovery equal to the Relevant Liabilities (or if less, the amount received or recovered) on trust for (or otherwise on behalf of and for the account of) the Security Agent and promptly pay that amount to the Security Agent for application in accordance with the terms of this Agreement; and

(II)	promptly pay an amount equal to the amount (if any) by which the receipt or recovery exceeds the Relevant Liabilities to the Security Agent for application in accordance with the terms of this Agreement; and

(B)	in relation to receipts and recoveries received or recovered by way of set-off, promptly pay an amount equal to that recovery to the Security Agent for application in accordance with the terms of this Agreement; or

(b)	if, at any time on or after the Super Senior Designation Date but prior to the Final Discharge Date, any Senior Secured Creditor receives or recovers any Enforcement Proceeds or any other amounts which should otherwise be received or recovered by the Security Agent for application under Clause 18 (Application of Proceeds) (whether before or after an Insolvency Event) except in accordance with Clause 18 (Application of Proceeds), that Senior Secured Creditor will:

(i)	in relation to receipts and recoveries not received or recovered by way of set-off:

(A)	hold an amount of that receipt or recovery equal to the Relevant Liabilities (or, if less, the amount received or recovered) on trust (or, as banker if the Senior Agent) for the Security Agent and promptly pay that amount to the Security Agent for application in accordance with the terms of this Agreement; and

(B)	promptly pay an amount equal to the amount (if any) by which the receipt or recovery exceeds the Relevant Liabilities to the Security Agent for application in accordance with the terms of this Agreement; and

(ii)	in relation to receipts and recoveries received or recovered by way of set-off, promptly pay an amount equal to that recovery to the Security Agent for application in accordance with the terms of this Agreement.

(c)	It is hereby agreed that, in relation to any jurisdiction the courts of which would not recognise or give effect to the trust expressed to be created by this Clause 12.2, the relationship of the Security Agent to the Primary Creditors shall be construed as one of principal and agent.

12.3	Turnover by other Creditors

Subject to Clause 12.4 (Exclusions) and Clause 12.5 (Permitted assurance and receipts) and (in respect of any Intra-Group Lender) to any Guarantee Limitations which are (or would be if such Intra-Group Lender was a guarantor) applicable, if at any time prior to the Final Discharge Date, any Creditor (other than a Primary Creditor) receives or recovers from any Group Company, Third Party Security Provider or Senior Unsecured Security Provider:

(a)	any Payment or distribution of, or on account of or in relation to, any of the Liabilities which is not either:

(i)	a Permitted Payment; or

(ii)	made in accordance with Clause 18 (Application of Proceeds);

(b)	other than where Clause 11.3 (Set-Off) applies, any amount by way of set-off in respect of any of the Liabilities owed to it which does not give effect to a Permitted Payment;

(c)	notwithstanding paragraphs (a) and (b) above, and other than where Clause 11.3 (Set-Off) applies, any amount:

(i)	on account of, or in relation to, any of the Liabilities:

(A)	after the occurrence of a Distress Event; or

(B)	as a result of any other litigation or proceedings against a Group Company, Third Party Security Provider or Senior Unsecured Security Provider (other than after the occurrence of an Insolvency Event in respect of that Group Company, Third Party Security Provider or Senior Unsecured Security Provider); or

(ii)	by way of set-off in respect of any of the Liabilities owed to it after the occurrence of a Distress Event;

(d)	Enforcement Proceeds or the proceeds of any Distressed Disposal, except where received or recovered in accordance with Clause 18 (Application of Proceeds); or

(e)	other than where Clause 11.3 (Set-Off) or Clause 20.1 (New Debt Financing) applies, any distribution in cash or in kind or Payment of, or on account of or in relation to, any of the Liabilities owed by any Group Company or Third Party Security Provider which is not in accordance with Clause 18 (Application of Proceeds) and which is made as a result of, or after, the occurrence of an Insolvency Event in respect of that Group Company or Third Party Security Provider, other than, in each case, any amount received or recovered in accordance with Clause 18 (Application of Proceeds), that Creditor (other than a Primary Creditor) will:

(i)	in relation to receipts and recoveries not received or recovered by way of set-off:

(A)	hold an amount of that receipt or recovery equal to the Relevant Liabilities (or if less, the amount received or recovered) on trust for the Security Agent and promptly pay that amount to the Security Agent for application in accordance with the terms of this Agreement; and

(B)	promptly pay an amount equal to the amount (if any) by which the receipt or recovery exceeds the Relevant Liabilities to the Security Agent for application in accordance with the terms of this Agreement; and

(ii)	in relation to receipts and recoveries received or recovered by way of set-off, promptly pay an amount equal to that recovery to the Security Agent for application in accordance with the terms of this Agreement.

(f)	It is hereby agreed that, in relation to any jurisdiction the courts of which would not recognise or give effect to the trust expressed to be created by this Clause 12.3, the relationship of the Security Agent to the Creditors shall be construed as one of principal and agent.

12.4	Exclusions

Clause 12.2 (Turnover by the Primary Creditors) and Clause 12.3 (Turnover by other Creditors) shall not apply to any receipt or recovery:

(a)	by way of:

(i)	Close-Out Netting by a Hedge Counterparty, a Hedging Ancillary Lender or a Cash Management Facility Hedging Creditor;

(ii)	Payment Netting by a Hedge Counterparty or a Hedging Ancillary Lender or a Cash Management Facility Hedging Creditor;

(iii)	Inter-Hedging Agreement Netting by a Hedge Counterparty;

(iv)	Inter-Hedging Ancillary Document Netting by a Hedging Ancillary Lender; or

(v)	Inter-Cash Management Facility Hedging Document Netting by a Cash Management Facility Hedging Creditor;

(b)	by an Ancillary Lender or Cash Management Provider by way of that Ancillary Lender’s or Cash Management Provider’s right of netting or set-off relating to a Multi-account Overdraft Facility (to the extent that that netting or set-off represents a reduction from a Permitted Gross Amount of that Multi-account Overdraft Facility to or towards its Designated Net Amount);

(c)	any refinancing subject to Clause 20.1 (New Debt Financing); or

(d)	made in accordance with Clause 19 (Equalisation).

12.5	Permitted assurance and receipts

Nothing in this Agreement shall restrict the ability of any Primary Creditor to:

(a)	arrange with any person which is not a Group Company or Third Party Security Provider any assurance against loss in respect of, or reduction of its credit exposure to, a Debtor (including assurance by way of credit based derivative or sub-participation); or

(b)	make any assignment or transfer permitted by Clause 23 (Changes to the Parties), which:

(i)	is permitted or not prohibited by the Senior Facilities Agreement, the Senior Secured Notes Indenture(s) pursuant to which any Senior Secured Notes remain outstanding, the Second Lien Facilities Agreement, the Second Lien Notes Indenture(s) pursuant to which any Second Lien Notes remain outstanding, the Senior Unsecured Facilities Agreement or the Senior Unsecured Notes Indenture(s) pursuant to which any Senior Unsecured Notes remain outstanding (as applicable); and

(ii)	is not in breach of Clause 5.5 (No acquisition of Hedging Liabilities) or any provision of (if prior to the Senior Secured Discharge Date) the Senior Facilities Agreement and the Senior Secured Notes Indenture(s) pursuant to which any Senior Secured Notes remain outstanding, (if prior to the Second Lien Discharge Date) the Second Lien Facilities Agreement or the Second Lien Notes Indenture(s) pursuant to which and Second Lien Notes remain outstanding or (if prior to the Senior Unsecured Discharge Date) the Senior Unsecured Facilities Agreement and the Senior Unsecured Notes Indenture(s) pursuant to which any Senior Unsecured Notes remain outstanding (as applicable), and that Primary Creditor shall not be obliged to account to any other Party for any sum received by it as a result of that action.

12.6	Sums received by Debtors, Third Party Security Providers or Senior Unsecured Security Providers

(a)	If any of the Debtors, Third Party Security Providers or Senior Unsecured Security Providers receives or recovers any sum which, under the terms of any of the Debt Documents, should have been paid to the Security Agent, that Debtor, Third Party Security Provider or Senior Unsecured Security Provider will:

(i)	hold an amount of that receipt or recovery equal to the Relevant Liabilities (or, if less, the amount received or recovered) on trust for the Security Agent and promptly pay that amount to the Security Agent for application in accordance with the terms of this Agreement; and

(ii)	promptly pay an amount equal to the amount (if any) by which the receipt or recovery exceeds the Relevant Liabilities to the Security Agent for application in accordance with the terms of this Agreement.

(b)	It is hereby agreed that, in relation to any jurisdiction the courts of which would not recognise or give effect to the trust expressed to be created by this Clause 12.6, the relationship of the Security Agent to the Debtors and the Senior Unsecured Security Providers shall be construed as one of principal and agent.

12.7	Saving provision

If, for any reason, any of the trusts expressed to be created in this Clause 12 (Turnover of Receipts) should fail or be unenforceable, the affected Creditor, Debtor, Third Party Security Provider or Senior Unsecured Security Provider will promptly pay an amount equal to that receipt or recovery to the Security Agent to be held on trust by the Security Agent for application in accordance with the terms of this Agreement.

12.8	Non-creation of charge

Nothing in this Clause 12 or any other provision of this Agreement is intended to or shall create a charge or any other security.

13.	Redistribution

13.1	Recovering Creditor’s rights

(a)	Any amount paid by a Creditor (a Recovering Creditor) to the Security Agent under Clause 11 (Effect of Insolvency Event) or Clause 12 (Turnover of Receipts) shall be treated as having been paid by the relevant Debtor, Third Party Security Provider or Senior Unsecured Security Provider and distributed to the Security Agent, Agents, Arrangers and Primary Creditors (each, a Sharing Creditor) in accordance with the terms of this Agreement.

(b)	On a distribution by the Security Agent under paragraph (a) above of a Payment received by a Recovering Creditor from a Debtor, Third Party Security Provider or Senior Unsecured Security Provider:

(i)	as between the relevant Debtor, Third Party Security Provider or Senior Unsecured Security Provider and the Recovering Creditor an amount equal to the amount received or recovered by the Recovering Creditor and paid to the Security Agent (as the case may be) (the Shared Amount) will be treated as not having been paid by that Debtor, Third Party Security Provider or Senior Unsecured Security Provider to the greatest extent permitted by law; or

(ii)	otherwise, to the greatest extent permitted by law, each Recovering Creditor will be subrogated in the rights of the Sharing Creditor(s) and each Debtor, Third Party Security Provider and Senior Unsecured Security Provider agrees that those subrogation rights will accrue interest at a rate which would have been applicable to the Liabilities which, pursuant to paragraph (i) above, should have been treated as not having been paid, immediately before the date of such subrogation.

13.2	Reversal of redistribution

(a)	If any part of the Shared Amount received or recovered by a Recovering Creditor becomes repayable to a Debtor, Third Party Security Provider or Senior Unsecured Security Provider and is repaid by that Recovering Creditor to that Debtor, Third Party Security Provider or Senior Unsecured Security Provider, then:

(i)	each Sharing Creditor shall (subject in the case of Notes Trustee Amounts to paragraphs (a) and (c) of Clause 30.1 (Liability)), upon request of the Security Agent, pay to the Security Agent for the account of that Recovering Creditor an amount equal to the appropriate part of its share of the Shared Amount (together with an amount as is necessary to reimburse that Recovering Creditor for its proportion of any interest on the Shared Amount which that Recovering Creditor is required to pay) (the Redistributed Amount); and

(ii)	as between the relevant Debtor, Third Party Security Provider or Senior Unsecured Security Provider and each relevant Sharing Creditor, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Debtor, Third Party Security Provider or Senior Unsecured Security Provider.

(b)	The Security Agent shall not be obliged to pay any Redistributed Amount to a Recovering Creditor under sub-paragraph (a)(i) above until it has been able to establish to its satisfaction that it has actually received that Redistributed Amount from the relevant Sharing Creditor.

13.3	Deferral of Subrogation

(a)	No Creditor, Debtor, Third Party Security Provider nor Senior Unsecured Security Provider will exercise any rights which it may have by reason of the performance by it of its obligations under the Debt Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights under the Debt Documents of any Creditor which ranks ahead of it in accordance with the priorities set out in Clause 2 (Ranking and Priority) until such time as all of the Liabilities owing to each prior ranking Creditor (or, in the case of any Debtor, Third Party Security Provider or Senior Unsecured Security Provider, owing to each Creditor) have been irrevocably paid in full.

(b)	No Intra-Group Lender, Company, Senior Unsecured Security Provider, (with respect to Investor Liabilities only) Investor, Senior Unsecured Notes Issuer or Senior Unsecured Borrower (as applicable) will exercise any rights which it may have to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights under the Debt Documents of any prior ranking Creditor until such time as all of the Liabilities owing to each Primary Creditor have been irrevocably paid or discharged in full.

14.	Enforcement of Transaction Security prior to the Super Senior Designation Date

14.1	Super Senior Designation Date

The provisions of this Clause 14 shall only apply to any instruction given or action taken prior to the Super Senior Designation Date. On or after the Super Senior Designation Date, the provisions of Clause 15 (Enforcement of Transaction Security on or after the Super Senior Designation Date) shall apply in substitution for the provisions of this Clause 14 for any instructions or action thereafter and this Clause 14 shall cease to apply.

14.2	SFA Cash Cover

This Clause 14 is subject to Clause 18.4 (Treatment of SFA Cash Cover and Senior Lender Cash Collateral).

14.3	Consultation Period

(a)	Subject to paragraph (b) below, before giving any instructions to the Security Agent to enforce the Transaction Security or to take any other Enforcement Action, the Creditor Representative(s) of the Creditors represented in the Instructing Group or, as applicable, the Majority Second Lien Creditors or the Majority Senior Unsecured Creditors shall consult with each other Creditor Representative and the Security Agent in good faith about the instructions to be given by the Instructing Group or, as applicable, the Majority Second Lien Creditors or the Majority Senior Unsecured Creditors for a period of up to 10 Business Days (or such shorter period as each Creditor Representative and the Security Agent shall agree) (the Consultation Period), and only following the expiry of a Consultation Period, the Instructing Group or, as applicable, the Majority Second Lien Creditors or the Majority Senior Unsecured Creditors shall be entitled to give any instructions to the Security Agent to enforce the Transaction Security or take any other Enforcement Action.

(b)	No Creditor Representative shall be obliged to consult in accordance with paragraph (a) above and the Instructing Group or, as applicable, the Majority Second Lien Creditors or the Majority Senior Unsecured Creditors shall be entitled to give any instructions to the Security Agent to enforce the Transaction Security or take any other Enforcement Action prior to the end of a Consultation Period if:

(i)	the Transaction Security has become enforceable as a result of an Insolvency Event; or

(ii)	the Instructing Group or, as applicable, the Majority Second Lien Creditors or the Majority Senior Unsecured Creditors or any Creditor Representative of the Creditors represented in the Instructing Group determines in good faith (and notifies each Creditor Representative and the Security Agent in writing thereof) that to enter into such consultations and thereby delay the commencement of enforcement of the Transaction Security could reasonably be expected to have a material adverse effect on:

(A)	the Security Agent’s ability to enforce any of the Transaction Security; or

(B)	the realisation proceeds of any enforcement of the Transaction Security.

14.4	Enforcement instructions

(a)	The Security Agent may refrain from enforcing the Transaction Security or taking other Enforcement Action unless instructed otherwise by:

(i)	the Instructing Group;

(ii)	if required under paragraph (c) below, the Second Lien Creditor Representative(s) (acting on the instructions of the Majority Second Lien Creditors); or

(iii)	if required under paragraph (d) below, the Senior Unsecured Representative(s) (acting on the instructions of the Majority Senior Unsecured Creditors).

(b)	Subject to the Transaction Security having become enforceable in accordance with its terms:

(i)	the Instructing Group;

(ii)	to the extent permitted to enforce or to require the enforcement of the Transaction Security prior to the Senior Secured Discharge Date under Clause 7.13 (Permitted Second Lien Enforcement) and subject to paragraph (c) below, the Second Lien Creditor Representative(s) (acting on the instructions of the Majority Second Lien Creditors); or

(iii)	to the extent permitted to enforce or to require the enforcement of the Senior Unsecured Shared Security prior to the Senior Secured Discharge Date under Clause 8.11 (Permitted Senior Unsecured Enforcement) and subject to paragraph (d) below, the Senior Unsecured Representative(s) (acting on the instructions of the Majority Senior Unsecured Creditors), may give or refrain from giving instructions to the Security Agent to enforce or refrain from enforcing the Transaction Security or (as applicable) the Senior Unsecured Shared Security as they see fit.

(c)	Prior to the Senior Secured Discharge Date:

(i)	if the Instructing Group has instructed the Security Agent not to enforce or to cease enforcing the Transaction Security; or

(ii)	in the absence of instructions from the Instructing Group,

and, in each case, the Instructing Group has not required any Debtor, Third Party Security Provider or Senior Unsecured Security Provider to make a Distressed Disposal, the Security Agent shall give effect to any instructions to enforce the Transaction Security which the Second Lien Creditor Representative(s) (acting on the instructions of the Majority Second Lien Creditors) are then entitled to give to the Security Agent under Clause 7.13 (Permitted Second Lien Enforcement).

(d)	Prior to the later of the Senior Secured Discharge Date and the Second Lien Discharge Date:

(i)	if the Instructing Group has instructed the Security Agent not to enforce or to cease enforcing the Transaction Security; or

(ii)	in the absence of instructions from the Instructing Group,

and, in each case, (A) the Instructing Group has not required any Debtor, Third Party Security Provider or Senior Unsecured Security Provider to make a Distressed Disposal; and (B) the Second Lien Creditor Representative(s) have not exercised their right to give instructions to enforce the Transaction Security under paragraph (c) above, the Security Agent shall give effect to any instructions to enforce the Senior Unsecured Shared Security which the Senior Unsecured Representative(s) (acting on the instructions of the Majority Senior Unsecured Creditors) are then entitled to give to the Security Agent under Clause 8.11 (Permitted Senior Unsecured Enforcement) respectively.

(e)	Notwithstanding the preceding paragraphs (c) and (d), if at any time the Second Lien Creditor Representative(s) or the Senior Unsecured Representative(s) (as applicable) is then entitled to give the Security Agent instructions to enforce the Transaction Security pursuant to the preceding paragraph (c) or the Senior Unsecured Shared Security pursuant to the preceding paragraph (d) (as applicable) and the Second Lien Creditor Representative(s) or the Senior Unsecured Representative(s) (as applicable) does not give such instruction or does not indicate any intention to give such instruction, then the Instructing Group may give instructions to the Security Agent to enforce the Transaction Security as the Instructing Group sees fit in lieu of any instructions to enforce given by the Second Lien Creditor Representative(s) under Clause 7.13 (Permitted Second Lien Enforcement) or the Senior Unsecured Representative(s) under Clause 8.11 (Permitted Senior Unsecured Enforcement) (as applicable) and the Security Agent shall act on such instructions received from the Instructing Group.

(f)	The Security Agent is entitled, without further inquiry, to rely on and comply with instructions given, or deemed to be given, in accordance with this Clause 14.4 (Enforcement instructions).

(g)	No Secured Party shall have any independent power to enforce, or to have recourse to, any Transaction Security or to exercise any rights or powers arising under the Security Documents except through the Security Agent. Any decision to enforce the Transaction Security will be taken by the Instructing Group in accordance with this Clause 14 (Enforcement of Transaction Security prior to the Super Senior Designation Date) or Clause 15 (Enforcement of Transaction Security on or after the Super Senior Designation Date), as applicable, and will be binding on all of the Secured Parties.

(h)	Each Secured Party (other than the Security Agent) unconditionally and irrevocably agrees to grant a full power of attorney in favour of the Security Agent so that the Security Agent may enforce the Transaction Security pursuant to this Agreement or any other Debt Document.

14.5	Manner of enforcement

If the Transaction Security is being enforced or other action as to Enforcement is being taken pursuant to Clause 14.4 (Enforcement instructions), the Security Agent shall enforce the Transaction Security or take such other action as to Enforcement in such manner (including, without limitation, the selection of any administrator (or any analogous officer in any jurisdiction) of any Debtor, Third Party Security Provider or Senior Unsecured Security Provider to be appointed by the Security Agent) as:

(a)	the Instructing Group;

(b)	prior to the Senior Secured Discharge Date, if:

(i)	the Security Agent has, pursuant to paragraph (c) of Clause 14.4 (Enforcement instructions), received instructions given by the Majority Second Lien Creditors to enforce the Transaction Security; and

(ii)	the Instructing Group has not given instructions as to the manner of enforcement of the Transaction Security,

the Majority Second Lien Creditors; or

(c)	prior to the later of the Senior Secured Discharge Date and the Second Lien Discharge Date, if:

(i)	the Security Agent has, pursuant to paragraph (c) of Clause 14.4 (Enforcement instructions), received instructions given by the Majority Senior Unsecured Creditors to enforce the Senior Unsecured Shared Security; and

(ii)	the Instructing Group has not given instructions as to the manner of enforcement of the Transaction Security,

the Majority Senior Unsecured Creditors,

shall instruct or, in the absence of any such instructions, the Security Agent may (but, for the avoidance of doubt, will not be obliged to) act as it sees fit.

14.6	Exercise of voting rights

(a)	Following the occurrence of an Insolvency Event in respect of any Debtor or Third Party Security Provider, each Creditor:

(i)	agrees (to the fullest extent permitted by law at the relevant time) with the Security Agent that it will cast its vote in any proposal put to the vote by or under the supervision of any judicial or supervisory authority in respect of any insolvency, pre-insolvency or rehabilitation or similar proceedings relating to any Group Company or Third Party Security Provider as instructed by the Security Agent; and

(ii)	irrevocably authorises the Security Agent, to the extent permitted by law and in relation to that Creditor’s claims, to exercise all powers of voting and representation in relation to that Debtor or Third Party Security Provider in respect of any such proceedings, and on that Creditor’s behalf and will provide (promptly and in any event within 3 Business Days following request by the Security Agent) all forms of proxy and representation and/or irrevocable powers of attorney (including by way of security) requested by the Security Agent for such purpose.

(b)	The Security Agent shall give instructions for the purposes of paragraph (a) of this Clause 14.6 as directed by an Instructing Group.

(c)	Each Creditor shall, following the occurrence of an Insolvency Event in respect of any Debtor, promptly and in any event within 3 Business Days following request by the Security Agent, inform any relevant court, administrator, liquidator, or similar officer of the right of the Security Agent to act on behalf of that Creditor as provided herein and to send a notice to such court, administrator, liquidator, or similar officer to confirm that the Security Agent is acting on behalf of the relevant Creditor, and inviting them to send any letter or convening notice relating to the Insolvency Event of the Creditor directly to the Security Agent (with a copy to such Creditor). A copy of such notice shall be sent as soon as reasonably practicable to the Security Agent.

(d)	Each Creditor irrevocably undertakes not to challenge, in any manner:

(i)	the terms of this Clause 14.6 (Exercise of voting rights);

(ii)	any vote or representation made, or any position taken by, the Security Agent; or

(iii)	any restructuring plan or any judgment or court decision approving any restructuring plan, undertaken in accordance with this Agreement and in particular the provisions of this Clause 14.6 (Exercise of voting rights).

(e)	Each Creditor which is an Affiliated Lender (each a Disenfranchised Creditor) agrees that in respect of its Senior Secured Liabilities, Second Lien Liabilities and Senior Unsecured Liabilities:

(i)	it shall abstain from casting its vote and from exercising any of its voting rights in respect of such Liabilities in any proposal put to the vote of creditors by or under the supervision of any judicial or supervisory authority in respect of any Insolvency Event relating to any Debtor or any Material Company; or

(ii)	solely if requested to do so by the Security Agent, it shall cast its vote and exercise its voting rights in respect of such Liabilities in any proposal put to the vote of creditors by or under the supervision of any judicial or supervisory authority in respect of any Insolvency Event relating to any Debtor or any Material Company as instructed by the Security Agent.

(f)	The Security Agent shall give instructions for the purposes of paragraph (e) above in accordance with any instructions given to it by the Instructing Group (excluding for the purpose hereof the Disenfranchised Creditors).

14.7	Waiver of rights

To the extent permitted under applicable law and subject to Clause 14.4 (Enforcement instructions), Clause 14.5 (Manner of enforcement), paragraph (a) of Clause 17.2 (Distressed Disposals) and Clause 18 (Application of Proceeds), each of the Secured Parties, each Senior Unsecured Security Provider and the Debtors and Third Party Security Providers waives all rights it may otherwise have to require that the Transaction Security be enforced in any particular order or manner or at any particular time or that any sum received or recovered from any person, or by virtue of the enforcement of any of the Transaction Security or of any other security interest, which is capable of being applied in or towards discharge of any of the Secured Obligations is so applied.

14.8	Duties owed

(a)	Each of the Secured Parties, the Senior Unsecured Security Providers, the Debtors and or the Third Party Security Providers acknowledges that, in the event that the Security Agent enforces or is instructed to enforce the Transaction Security prior to the Senior Secured Discharge Date, the duties of the Security Agent and of any Receiver or Delegate owed to any Second Lien Creditor and/or Senior Unsecured Finance Party (as applicable) in respect of the method, type and timing of that enforcement or of the exploitation, management or realisation of any of that Transaction Security shall, subject to paragraph (a) of Clause 17.2 (Distressed Disposals), be no different to or greater than the duty that is owed by the Security Agent, Receiver or Delegate to the Debtors and the Senior Unsecured Security Providers under general law.

(b)	Each of the Secured Parties, the Senior Unsecured Security Providers, the Debtors and or the Third Party Security Providers acknowledges that, in the event that the Security Agent enforces or is instructed to enforce the Transaction Security after the Senior Secured Discharge Date but prior to the Second Lien Discharge Date, the duties of the Security Agent and of any Receiver or Delegate owed to any Senior Unsecured Finance Party in respect of the method, type and timing of that enforcement or of the exploitation, management or realisation of any of that Transaction Security shall, subject to paragraph (a) of Clause 17.2 (Distressed Disposals), be no different to or greater than the duty that is owed by the Security Agent, Receiver or Delegate to the Debtors and Senior Unsecured Security Providers under general law.

14.9	Security held by other Creditors

If any Transaction Security is held by a Creditor other than the Security Agent, then such Creditors may only enforce that Transaction Security in accordance with instructions given by an Instructing Group in accordance with this Clause 14 (and, for this purpose, references to the Security Agent shall be construed as references to that Creditor).

15.	Enforcement of Transaction Security on or after the Super Senior Designation Date

15.1	Super Senior Designation Date

The provisions of this Clause 15 shall only apply on and from the Super Senior Designation Date (without prejudice to the continuing validity of any instruction given or action taken prior to such date).

15.2	SFA Cash Cover

This Clause 15 is subject to Clause 18.4 (Treatment of SFA Cash Cover and Senior Lender Cash Collateral).

15.3	Consultation Period

(a)	Subject to paragraph (b) below, before giving any instructions to the Security Agent to enforce the Transaction Security or to take any other Enforcement Action, the Creditor Representative(s) of the Creditors represented in the Instructing Group or, as applicable, the Majority Second Lien Creditors or the Majority Senior Unsecured Creditors shall consult with each other Creditor Representative in good faith about the instructions to be given by the Instructing Group or, as applicable, the Majority Second Lien Creditors or the Majority Senior Unsecured Creditors for a period of up to 10 Business Days (or such shorter period as each of the Creditor Representatives shall agree) (the Consultation Period), and only following the expiry of a Consultation Period, the Instructing Group or, as applicable, the Majority Second Lien Creditors or the Majority Senior Unsecured Creditors shall be entitled to give any instructions to the Security Agent to enforce the Transaction Security or take any other Enforcement Action.

(b)	No Creditor Representative shall be obliged to consult in accordance with paragraph (a) above and the Instructing Group or, as applicable, the Majority Second Lien Creditors or the Majority Senior Unsecured Creditors shall be entitled to give any instructions to the Security Agent to enforce the Transaction Security or take any other Enforcement Action prior to the end of a Consultation Period if:

(i)	the Transaction Security has become enforceable as a result of an Insolvency Event; or

(ii)	the Instructing Group or, as applicable, the Majority Second Lien Creditors or the Majority Senior Unsecured Creditors or any Creditor Representative of the Creditors represented in the Instructing Group determines in good faith (and notifies each Creditor Representative and the Security Agent in writing thereof) that to enter into such consultations and thereby delay the commencement of enforcement of the Transaction Security could reasonably be expected to have a material adverse effect on:

(A)	the Security Agent’s ability to enforce any of the Transaction Security; or

(B)	the realisation proceeds of any enforcement of the Transaction Security.

15.4	Instructions to enforce

(a)	If either the Majority Senior Creditors or the Majority Pari Passu Creditors wish to issue Enforcement Instructions, the Agents (and, if applicable, Hedge Counterparties) representing the Primary Creditors comprising the Majority Senior Creditors or Majority Pari Passu Creditors (as the case may be) shall deliver a copy of those proposed Enforcement Instructions (an Initial Enforcement Notice) to the Security Agent, each Agent and each Hedge Counterparty which did not deliver such Initial Enforcement Notice.

(b)	Subject to paragraphs (c), (d) and (e) below, the Security Agent will act in accordance with Enforcement Instructions received from the Majority Pari Passu Creditors.

(c)	If:

(i)	the Majority Pari Passu Creditors have not either:

(A)	made a determination as to the method of Enforcement they wish to instruct the Security Agent to pursue (and notified the Security Agent of that determination in writing); or

(B)	appointed a Financial Adviser to assist them in making such a determination,

within three months of the date of the Initial Enforcement Notice; or

(ii)	the Super Senior Discharge Date has not occurred within six months of the date of the Initial Enforcement Notice,

then the Security Agent will act in accordance with Enforcement Instructions received from the Majority Senior Creditors until the Super Senior Discharge Date has occurred.

(d)	If an Insolvency Event is continuing with respect to a Debtor, a Third Party Security Provider or a Senior Unsecured Security Provider (other than an Insolvency Event directly caused by any Enforcement Action taken at the request of a Senior Creditor) then the Security Agent will, to the extent the Majority Senior Creditors elect to provide such Enforcement Instructions, act in accordance with Enforcement Instructions received from the Majority Senior Creditors until the Super Senior Discharge Date has occurred.

(e)	If the Majority Pari Passu Creditors have not either:

(i)	made a determination as to the method of Enforcement they wish to instruct the Security Agent to pursue (and notified the Security Agent of that determination in writing); or

(ii)	appointed a Financial Adviser to assist them in making such a determination, and the Majority Senior Creditors:

(A)	determine in good faith (and notify the other Agents, the Hedge Counterparties and the Security Agent) that a delay in issuing Enforcement Instructions could reasonably be expected to have a material adverse effect on the ability to effect a Distressed Disposal or on the expected realisation proceeds of any Enforcement; and

(B)	deliver Enforcement Instructions which they reasonably believe to be consistent with the Enforcement Principles and necessary or advisable to enhance the prospects of achieving the Enforcement Objective before the Security Agent has received any Enforcement Instructions from the Majority Pari Passu Creditors, then the Security Agent will act in accordance with the Enforcement Instructions received from the Majority Senior Creditors until the Super Senior Discharge Date has occurred.

15.5	Enforcement instructions

(a)	The Security Agent may refrain from enforcing the Transaction Security or taking any other action as to Enforcement unless instructed otherwise by the Instructing Group in accordance with Clause 15.4 (Instructions to enforce).

(b)	Subject to Clause 15.4 (Instructions to enforce), the Instructing Group may give or refrain from giving instructions to the Security Agent to take action as to Enforcement in accordance with the Enforcement Principles as they see fit by way of the issuance of Enforcement Instructions.

(c)	Prior to the Senior Secured Discharge Date:

(i)	if the Instructing Group has instructed the Security Agent not to enforce or to cease enforcing the Transaction Security; or

(ii)	in the absence of instructions from the Instructing Group,

and, in each case, the Instructing Group has not required any Debtor or Third Party Security Provider or Senior Unsecured Security Provider to make a Distressed Disposal, the Security Agent shall give effect to any instructions to enforce the Transaction Security which the Second Lien Creditor Representative(s) (acting on the instructions of the Majority Second Lien Creditors) are then entitled to give to the Security Agent under Clause 7.13 (Permitted Second Lien Enforcement).

(d)	Prior to the later of the Senior Secured Discharge Date or the Second Lien Discharge Date:

(i)	if the Instructing Group has instructed the Security Agent not to enforce or to cease enforcing the Transaction Security; or

(ii)	in the absence of instructions from the Instructing Group,

and, in each case, (A) the Instructing Group has not, and has (in case of sub-paragraph (i) above) confirmed in its instructions to the Security Agent that it has not, required any Debtor or Third Party Security Provider or Senior Unsecured Security Provider to make a Distressed Disposal; and (B) the Second Lien Creditor Representative(s) have not exercised their right to give instructions to enforce the Transaction Security under paragraph (c) above, the Security Agent shall give effect to any instructions to enforce the Transaction Security which the Senior Unsecured Creditors are then entitled to give to the Security Agent under Clause 8.11 (Permitted Senior Unsecured Enforcement).

(e)	Notwithstanding the preceding paragraphs (c) and (d), if at any time the Second Lien Creditor Representative(s) or the Senior Unsecured Representative(s) (as applicable) is then entitled to give the Security Agent instructions to enforce the Transaction Security pursuant to the preceding paragraph (c) or the Senior Unsecured Shared Security pursuant to the preceding paragraph (d) (as applicable) and the Second Lien Creditor Representative(s) or the Senior Unsecured Representative(s) (as applicable) either does not give such instruction or does not indicate any intention to give such instruction, then the Instructing Group may give instructions to the Security Agent to enforce the Transaction Security as the Instructing Group sees fit in lieu of any instructions to enforce given by the Second Lien Creditor Representative(s) under Clause 7.13 (Permitted Second Lien Enforcement) or the Senior Unsecured Representative(s) under Clause 8.11 (Permitted Senior Unsecured Enforcement) (as applicable) and the Security Agent shall act on such instructions received from the Instructing Group.

(f)	The Security Agent is entitled, without further inquiry, to rely on and comply with instructions given in accordance with this Clause 15.5.

(g)	The Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any right, power, authority or discretion arising under the Security Documents except through the Security Agent. Any decision to enforce the Transaction Security will be taken by the Instructing Group in accordance with Clause 14 (Enforcement of Transaction Security prior to the Super Senior Designation Date) or this Clause 15 (Enforcement of Transaction Security on or after the Super Senior Designation Date), as applicable, and will be binding on all of the Secured Parties.

(h)	Each Secured Party (other than the Security Agent) unconditionally and irrevocably agrees to grant a full power of attorney in favour of the Security Agent so that the Security Agent may enforce the Transaction Security pursuant to this Agreement or any other Debt Document.

15.6	Manner of enforcement

If the Transaction Security is being enforced pursuant to Clause 15.5 (Enforcement instructions), the Security Agent shall enforce the Transaction Security in such manner (including, without limitation, the selection of any administrator (or any analogous officer in any jurisdiction) of any Debtor or Third Party Security Provider or Senior Unsecured Security Provider to be appointed by the Security Agent) as:

(a)	the Instructing Group; or

(b)	prior to the Senior Secured Discharge Date, if:

(i)	the Security Agent has, pursuant to paragraph (c) of Clause 15.5 (Enforcement instructions), received instructions given by the Majority Second Lien Creditors to enforce the Transaction Security; and

(ii)	the Instructing Group has not given instructions as to the manner of enforcement of the Transaction Security,

the Majority Second Lien Creditors; or

(c)	prior to the later of the Senior Secured Discharge Date and the Second Lien Discharge Date, if:

(i)	the Security Agent has, pursuant to paragraph (d) of Clause 15.5 (Enforcement instructions), received instructions given by the Majority Senior Unsecured Creditors to enforce the Transaction Security which benefits the Senior Unsecured Creditors; and

(ii)	the Instructing Group has not given instructions as to the manner of enforcement of the Transaction Security,

the Majority Senior Unsecured Creditors,

shall instruct (in a manner consistent with the Enforcement Principles) or, in the absence of any such instructions, as the Security Agent may (but, for the avoidance of doubt, will not be obliged to) consider in its discretion to be appropriate and consistent with the Enforcement Principles.

15.7	Exercise of voting rights

(a)	Following the occurrence of an Insolvency Event in respect of any Debtor, each Creditor:

(i)	agrees (to the fullest extent permitted by law at the relevant time) with the Security Agent that it will cast its vote in any proposal put to the vote by or under the supervision of any judicial or supervisory authority in respect of any insolvency, pre-insolvency or rehabilitation or similar proceedings relating to any Group Company or Third Party Security Provider as instructed by the Security Agent; and

(ii)	irrevocably authorises the Security Agent, to the extent permitted by law and in relation to that Creditor’s claims, to exercise all powers of voting and representation in relation to that Debtor in respect of any such proceedings, and on that Creditor’s behalf and will provide (promptly and in any event within 3 Business Days following request by the Security Agent) all forms of proxy and representation and/or irrevocable powers of attorney (including by way of security) requested by the Security Agent for such purpose.

(b)	The Security Agent shall give instructions for the purposes of paragraph (a) of this Clause 15.7 as directed by an Instructing Group.

(c)	Each Creditor shall, following the occurrence of an Insolvency Event in respect of any Debtor, promptly and in any event within 3 Business Days following request by the Security Agent, inform any relevant court, administrator, liquidator, or similar officer of the right of the Security Agent to act on behalf of that Creditor as provided herein and to send a notice to such court, administrator, liquidator, or similar officer to confirm that the Security Agent is acting on behalf of the relevant Creditor, and inviting them to send any letter or convening notice relating to the Insolvency Event of the Creditor directly to the Security Agent (with a copy to such Creditor). A copy of such notice shall be sent as soon as reasonably practicable to the Security Agent.

(d)	Each Creditor irrevocably undertakes not to challenge, in any manner:

(i)	the terms of this Clause 15.7 (Exercise of voting rights);

(ii)	any vote or representation made, or any position taken by, the Security Agent; or

(iii)	any restructuring plan or any judgment or court decision approving any restructuring plan, undertaken in accordance with this Agreement and in particular the provisions of this Clause 15.7 (Exercise of voting rights).

(e)	Each Creditor which is an Affiliated Lender (each a Disenfranchised Creditor) agrees that in respect of its Senior Secured Liabilities, Second Lien Liabilities and Senior Unsecured Liabilities:

(i)	it shall abstain from casting its vote and from exercising any of its voting rights in respect of such Liabilities in any proposal put to the vote of creditors by or under the supervision of any judicial or supervisory authority in respect of any Insolvency Event relating to any Debtor or any Material Company; or

(ii)	solely if requested to do so by the Security Agent, it shall cast its vote and exercise its voting rights in respect of such Liabilities in any proposal put to the vote of creditors by or under the supervision of any judicial or supervisory authority in respect of any Insolvency Event relating to any Debtor or any Material Company as instructed by the Security Agent.

(f)	The Security Agent shall give instructions for the purposes of paragraph (e) above in accordance with any instructions given to it by the Instructing Group (excluding for the purpose hereof the Disenfranchised Creditors).

15.8	Waiver of rights

To the extent permitted under applicable law and subject to Clause 15.5 (Enforcement instructions), Clause 15.6 (Manner of enforcement), paragraph (a) of Clause 17.2 (Distressed Disposals) and Clause 18 (Application of Proceeds), each of the Secured Parties, the Senior Unsecured Security Providers, the Debtors and or the Third Party Security Providers waives all rights it may otherwise have to require that the Transaction Security be enforced in any particular order or manner or at any particular time or that any amount received or recovered from any person, or by virtue of the enforcement of any of the Transaction Security or of any other security interest, which is capable of being applied in or towards discharge of any of the Secured Obligations is so applied.

15.9	Duties owed

(a)	Each of the Secured Parties, the Senior Unsecured Security Providers, the Debtors and or the Third Party Security Providers acknowledges that, in the event that the Security Agent enforces or is instructed to enforce the Transaction Security prior to the Senior Secured Discharge Date, the duties of the Security Agent and of any Receiver or Delegate owed to any Second Lien Creditor or Senior Unsecured Finance Party (as applicable) in respect of the method, type and timing of that enforcement or of the exploitation, management or realisation of any of that Transaction Security shall, subject to paragraph (a) of Clause 17.2 (Distressed Disposals), be no different to or greater than the duty that is owed by the Security Agent, Receiver or Delegate to the Debtors, Third Party Security Provider or the Senior Unsecured Security Providers under general law.

(b)	Each of the Secured Parties, the Senior Unsecured Security Providers, the Debtors and the Third Party Security Providers acknowledges that, in the event that the Security Agent enforces or is instructed to enforce the Transaction Security after the Senior Secured Discharge Date but prior to the Second Lien Discharge Date, the duties of the Security Agent and of any Receiver or Delegate owed to any Senior Unsecured Finance Party in respect of the method, type and timing of that enforcement or of the exploitation, management or realisation of any of that Transaction Security shall, subject to paragraph (a) of Clause 17.2 (Distressed Disposals), be no different to or greater than the duty that is owed by the Security Agent, Receiver or Delegate to the Debtors or Third Party Security Providers or Senior Unsecured Security Providers under general law.

15.10	Security held by other Creditors

If any Transaction Security is held by a Creditor other than the Security Agent, then such Creditors may only enforce that Transaction Security in accordance with instructions given by an Instructing Group in accordance with this Clause 15 (and, for this purpose, references to the Security Agent shall be construed as references to that Creditor).

15.11	Alternative Enforcement Actions

After the Security Agent has commenced Enforcement, it shall not accept any subsequent instructions as to Enforcement (save for any subsequent instructions in accordance with paragraph (e) of Clause 15.4 (Instructions to enforce) applies) from anyone other than the Instructing Group that instructed it to commence such enforcement of the Transaction Security, regarding any other enforcement of the Transaction Security over or relating to shares or assets directly or indirectly the subject of the enforcement of the Transaction Security which has been commenced (and, for the avoidance of doubt, during any enforcement of the Transaction Security only paragraph (b)(i)(B) of the definition of Instructing Group shall be applicable in relation to any instructions given to the Security Agent by the Instructing Group under this Agreement).

16.	Enforcement of Senior Unsecured Only Security

16.1	Enforcement of Senior Unsecured Only Security

The Senior Unsecured Creditors shall not give instructions to the Security Agent as to the Enforcement of the Senior Unsecured Only Security other than in accordance with this Agreement.

16.2	Enforcement Instructions with respect to Senior Unsecured Only Security

(a)	The Security Agent may refrain from enforcing the Senior Unsecured Only Security or taking any other Enforcement Action in respect of the Senior Unsecured Liabilities unless instructed otherwise by the Majority Senior Unsecured Creditors.

(b)	Subject to the Senior Unsecured Only Security having become enforceable in accordance with its terms, the Senior Unsecured Representative(s) (acting on the instructions of the Majority Senior Unsecured Creditors) may give or refrain from giving instructions to the Security Agent to enforce or refrain from enforcing the Senior Unsecured Only Security as they see fit.

(c)	The Security Agent is entitled to rely on and comply with instructions given in accordance with this Clause 16.2 (Enforcement Instructions with respect to Senior Unsecured Only Security).

(d)	No Senior Unsecured Finance Party shall have any independent power to enforce, or to have recourse to, any Senior Unsecured Only Security or to exercise any rights or powers arising under the Senior Unsecured Only Security Documents except through the Security Agent. Any decision to enforce the Senior Unsecured Only Security will be taken by the Majority Senior Unsecured Creditors in accordance with this Clause 16 (Enforcement of Senior Unsecured Only Security) and will be binding on all of the Senior Unsecured Creditors.

16.3	Manner of enforcement with respect to Senior Unsecured Only Security

If the Senior Unsecured Only Security is being enforced or other action as to Enforcement is being taken pursuant to Clause 16.2 (Enforcement Instructions with respect to Senior Unsecured Only Security), the Security Agent shall enforce the Senior Unsecured Only Security or take such other action as to Enforcement in respect thereof in such manner (including, without limitation, the selection of any administrator (or any analogous officer in any jurisdiction) of any Senior Unsecured Security Provider to be appointed by the Security Agent) as the Majority Senior Unsecured Creditors shall instruct or, in the absence of such instructions, the Security Agent may (but, for the avoidance of doubt, will not be obliged to) act as it sees fit.

16.4	Duties owed with respect to Senior Unsecured Only Security

Each of the Senior Creditors, the Senior Unsecured Security Providers and the Debtors acknowledges that, in the event that the Security Agent enforces or is instructed to enforce the Senior Unsecured Only Security prior to the Senior Unsecured Discharge Date, the duties of the Security Agent and of any Receiver or Delegate owed to any Senior Unsecured Finance Party in respect of the method, type and timing of that enforcement or of the exploitation, management or realisation of any of that Senior Unsecured Only Security shall be no different to or greater than the duty that is owed by the Security Agent, Receiver or Delegate to the Debtors or the Senior Unsecured Security Providers under general law.

16.5	Waiver of rights

To the extent permitted under applicable law and subject to Clause 16.2 (Enforcement Instructions with respect to Senior Unsecured Only Security), Clause 16.3 (Manner of enforcement with respect to Senior Unsecured Only Security), paragraph (a) of Clause 17.2 (Distressed Disposals) and Clause 18 (Application of Proceeds), each of the Senior Creditors, the Senior Unsecured Security Providers and the Debtors waives all rights it may otherwise have to require that the Senior Unsecured Only Security be enforced in any particular order or manner or at any particular time or that any sum received or recovered from any person, or by virtue of the enforcement of any of the Senior Unsecured Only Security or of any other security interest, which is capable of being applied in or towards discharge of any of the Senior Liabilities which benefit from Senior Unsecured Only Security is so applied.

16.6	Senior Unsecured Only Security held by other Creditors

If any Senior Unsecured Only Security is held by a Creditor other than the Security Agent, then such Creditors may only enforce that Senior Unsecured Only Security in accordance with instructions given by the Senior Unsecured Representative(s) (acting on the instructions of the Majority Senior Unsecured Creditors) in accordance with this Clause 16 (and for this purpose references to the Security Agent shall be construed as references to that Creditor).

16.7	Alternative Enforcement Actions with respect to Senior Unsecured Only Security

(a)	After the Security Agent has commenced an Enforcement of the Senior Unsecured Only Security it shall not accept any subsequent instructions as to Enforcement thereof from anyone other than the Majority Senior Unsecured Creditors that instructed it in respect of such Enforcement regarding any other Enforcement over or relating to the Senior Unsecured Only Security the subject of the Enforcement which has been commenced.

(b)	This Clause 16.7 shall not restrict the right of any other Senior Unsecured Creditors to instruct the Security Agent as to Enforcement of the Senior Unsecured Only Security over shares or assets which are not directly or indirectly the subject of a prior instruction as to Enforcement.

17.	Proceeds of Disposals and adjustment of Mandatory Prepayments

17.1	Non-Distressed Transactions

(a)	In this Clause 17.1:

Disposal Proceeds means the proceeds of a disposal which constitutes a Non-Distressed Transaction (as defined in paragraph (b) below).

(b)	If, in respect of:

(i)	a disposal of an asset by a Debtor;

(ii)	a disposal of an asset which is subject to the Transaction Security;

(iii)	a disposal of an asset which is subject to the Senior Unsecured Only Security;

(iv)	any merger, liquidation, consolidation, reorganisation or transaction whereby a release of an asset is required to effect such merger, liquidation, consolidation, reorganisation or transaction (subject to any obligation under the Secured Debt Documents to re-take such Security);

(v)	the resignation of a person as a borrower and/or guarantor in respect of any Debt Document; or

(vi)	the entry by a Debtor into any recourse or non-recourse sales or disposals pursuant to factoring, receivables financing or similar arrangements not prohibited by the terms of any Debt Documents whereby a release of receivables the subject of such transaction and/or the bank account into which such receivables are payable is required or desirable, which, in each case, is not prohibited by any provision of the Senior Finance Documents, Senior Secured Notes Finance Documents, Second Lien Finance Documents or Senior Unsecured Finance Documents (each, a Permitted Transaction) and the Company (or Holdco in respect of any Senior Unsecured Security Provider) certifies for the benefit of the Security Agent that:

(A)	(prior to the Senior Lender Discharge Date) that Permitted Transaction is permitted under (or is not prohibited by) the Senior Facilities Agreement (for the avoidance of doubt without prejudice to any obligation thereunder to retake any Transaction Security in the case of any intra-Group transaction);

(B)	(on and from the first date of incurrence of Senior Secured Notes Liabilities but prior to the Senior Secured Notes Discharge Date) that Permitted Transaction is permitted under (or is not prohibited by) the Senior Secured Notes Finance Documents or the relevant Senior Secured Notes Trustee(s) authorises the release of the Transaction Security described below in accordance with the terms of the Senior Secured Notes Finance Documents;

(C)	(prior to the Second Lien Lender Discharge Date) that Permitted Transaction is permitted under (or is not prohibited by) the Second Lien Facilities Agreement (for the avoidance of doubt without prejudice to any obligation thereunder to retake any Transaction Security in the case of any intra-Group transaction);

(D)	(on and from the first date of incurrence of Second Lien Notes Liabilities but prior to the Second Lien Notes Discharge Date) that Permitted Transaction is permitted under (or is not prohibited by) the Second Lien Notes Finance Documents or the relevant Second Lien Notes Trustee(s) authorises the release of the Transaction Security described below in accordance with the terms of the Second Lien Notes Finance Documents;

(E)	(on and from the first date of incurrence of Senior Unsecured Liabilities but prior to the Senior Unsecured Discharge Date) that Permitted Transaction is permitted under (or is not prohibited by) the Senior Unsecured Finance Documents or the relevant Senior Unsecured Representative(s) authorises the release of Senior Unsecured Shared Security and/or Senior Unsecured Only Security in accordance with the terms of the Senior Unsecured Finance Documents (to the extent the relevant asset is subject to Senior Unsecured Shared Security or Senior Unsecured Only Security); and

(F)	in the case of a disposal, that disposal is not a Distressed Disposal,

(a Non-Distressed Transaction),

the Security Agent (for the purposes of Italian law, as mandatario con rappresentanza also in the name and on behalf (in nome e per conto) of itself and the other Secured Parties) is irrevocably authorised and empowered (at the cost of the relevant Debtor, Senior Unsecured Security Provider or the Company and without any consent, sanction, authority or further confirmation from any Creditor, Senior Unsecured Security Provider or Debtor) but subject to paragraph (c) below:

(I)	to release the Transaction Security and/or Senior Unsecured Only Security and any other claim (relating to a Debt Document) over that asset;

(II)	where that asset consists of shares in the capital of a Debtor, to release the Transaction Security and any other claim, including without limitation any Guarantee Liabilities or Other Liabilities (relating to a Debt Document) over (or owed by) that Debtor or its assets and (if any) the Restricted Subsidiaries of that Debtor and their respective assets; and

(III)	to execute and deliver or enter into any release of the Transaction Security and/or Senior Unsecured Only Security or any claim described in paragraphs (I), and (II) above and issue any certificates of non-crystallisation of any floating charge or any consent to dealing that may be reasonably requested by the Company (or Holdco in respect of any Senior Unsecured Security Provider), and, to the extent legally permissible, is released from the restrictions set out in section 181 of the German Civil Code and any equivalent restriction under any other applicable law.

(c)	If that Non-Distressed Transaction is not implemented, each release of Transaction Security, Senior Unsecured Only Security or any claim described in paragraph (b) above shall have no effect and the Transaction Security, Senior Unsecured Only Security or claim subject to that release shall continue in such force and effect as if that release had not been effected.

(d)	If any Disposal Proceeds are required to be applied in mandatory prepayment of the Senior Lender Liabilities, the Senior Secured Notes Liabilities, the Second Lien Liabilities and/or the Senior Unsecured Liabilities (as applicable) then, subject to Clause 17.7 (Adjustment of Mandatory Prepayments), the Disposal Proceeds shall be applied in or towards Payment or (to the extent provided for in the relevant Debt Document) the making of an offer of Payment of:

(i)	first, the Senior Lender Liabilities in accordance with the terms of the Senior Facilities Agreement (without any obligation to apply those amounts towards the Senior Secured Notes Liabilities, Second Lien Lender Liabilities, Second Lien Notes Liabilities, Senior Unsecured Loan Liabilities or Senior Unsecured Notes Liabilities);

(ii)	second, the Senior Secured Notes Liabilities in accordance with the terms of the Senior Secured Notes Indenture (as applicable) (without any obligation to pay those amounts towards the Second Lien Lender Liabilities, Second Lien Notes Liabilities, Senior Unsecured Loan Liabilities or Senior Unsecured Notes Liabilities);

(iii)	third, the Second Lien Lender Liabilities in accordance with the terms of the Second Lien Facilities Agreement (without any obligation to pay those amounts towards the Second Lien Notes Liabilities, Senior Unsecured Loan Liabilities or Senior Unsecured Notes Liabilities);

(iv)	fourth, the Second Lien Notes Liabilities in accordance with the terms of the Second Lien Notes Indenture (as applicable) (without any obligation to pay those amounts towards the Senior Unsecured Loan Liabilities or Senior Unsecured Notes Liabilities); and

(v)	then, after the discharge in full of the Senior Lender Liabilities, the Senior Secured Notes Liabilities, the Second Lien Lender Liabilities and the Second Lien Notes Liabilities, the Senior Unsecured Liabilities in accordance with the terms of the Senior Unsecured Finance Documents, and the consent of any other Party shall not be required for that application and this paragraph (d) shall override any requirement for application of such proceeds in any Debt Document and no default or event of default shall be deemed to occur to the extent arising by the Company, any Senior Unsecured Borrower, any Senior Unsecured Notes Issuer and/or any Debtor’s compliance with this paragraph (d).

17.2	Distressed Disposals

(a)	Subject to paragraph (b) below and Clauses 17.3 (Second Lien and Senior Unsecured Debt Protection), 17.4 (Restriction on enforcement by Second Lien Creditors and Senior Unsecured Creditors) and 17.5 (Instructions to the Security Agent), if a Distressed Disposal of any asset is being effected, the Security Agent (and for the purposes of Italian law, as mandatario con rappresentanza also in the name and on behalf (in nome e per conto) of itself and the other Secured Parties) is, to the extent legally permissible, irrevocably released from the restrictions set out in section 181 of the German Civil Code and any equivalent restriction under any other applicable law and authorised and empowered (at the cost of the relevant Debtor, Third Party Security Provider, or the Company and without any consent, sanction, authority or further confirmation from any Creditor, Third Party Security Provider, or other Secured Party, Senior Unsecured Security Provider or Debtor):

(i)	release of Security/non-crystallisation certificates: to release the Transaction Security and/or any other claim over that asset which is subject to a Distressed Disposal and execute and deliver or enter into any release of that Transaction Security or claim and issue any letters of non-crystallisation of any floating charge or any consent to dealing that may, in the discretion of the Security Agent, be considered necessary or desirable;

(ii)	release of liabilities and Security on a share sale (Debtor): if that asset which is disposed of consists of shares in the capital of a Debtor to release:

(A)	that Debtor and/or any Restricted Subsidiary of that Debtor from all or any part of:

(I)	its Borrowing Liabilities;

(II)	its Guarantee Liabilities; and

(III)	its Other Liabilities;

(B)	any Transaction Security granted by that Debtor and/or any Restricted Subsidiary of that Debtor over any of its assets; and

(C)	any other claim of an Intra-Group Lender, an Investor, a Creditor in respect of any Senior Unsecured Proceeds Loan Liabilities or another Debtor over that Debtor’s assets or over the assets of any Restricted Subsidiary of that Debtor or Third Paryty Security Provider, on behalf of the relevant Creditors, the Senior Agent(s), the Arrangers, the Debtors, Third Party Security Providers, Senior Unsecured Security Providers, the Senior Secured Notes Trustee(s), the Second Lien Creditor Representative(s) and the Senior Unsecured Representative(s) (and, if and to the extent the Security Agent acts in accordance with this sub-paragraph (ii), (x) (AA) each relevant Creditor and/or Debtor having its centre of main interest in Germany (a German Creditor) hereby (or at the time of its accession) irrevocably declares the release (Erlass) (or similar waiver of claims under a different jurisdiction) of the Borrowing Liabilities, Guarantee Liabilities or Other Liabilities owed to it by that Debtor or any Restricted Subsidiary of that Debtor, subject to the conditions precedent that the shares being disposed of are transferred to a third party purchaser or a Secured Party as a result of the Distressed Disposal, and (BB) any Debtor being released from any Borrowing Liabilities, Guarantee Liabilities or Other Liabilities governed by German law hereby (or at the time of its accession) irrevocably accepts the release (or similar waiver of claims under a different jurisdiction) of such Liabilities by the Security Agent or German Creditor and undertakes to use its best efforts to procure the acceptance of the release of such Liabilities by its Restricted Subsidiaries); and (y) each Debtor which has transferred title of or assigned any of its assets located in Germany under any Transaction Security Document hereby (or at the time of its accession) accepts any re-transfer or re-assignment of that asset by the Security Agent and undertakes to procure the acceptance of such re-transfer or re-assignment by its Restricted Subsidiaries);

(iii)	release of liabilities and Security on a share sale (Holding Company): if the asset which is disposed of consists of shares in the capital of any Holding Company of a Debtor to release:

(A)	that Holding Company and any Subsidiary of that Holding Company from all or any part of:

(I)	its Borrowing Liabilities;

(II)	its Guarantee Liabilities; and

(III)	its Other Liabilities;

(B)	any Transaction Security granted by that Holding Company and/or any Subsidiary of that Holding Company over any of its assets; and

(C)	any other claim of an Intra-Group Lender, an Investor, a Creditor in respect of any Senior Unsecured Proceeds Loan Liabilities or another Debtor or Third Party Security Provider over the assets of that Holding Company and/or any Subsidiary of that Holding Company, on behalf of the relevant Creditors, Senior Agent, Arrangers, Debtors, or Third Party Security Providers, Senior Secured Notes Trustee(s), Second Lien Creditor Representative(s) and the Senior Unsecured Representative(s) (and, if and to the extent the Security Agent acts in accordance with this sub-paragraph (iii), (x) (AA) each German Creditor hereby (or at the time of its accession) irrevocably declares the release (Erlass) (or similar waiver of claims under a different jurisdiction) of the Borrowing Liabilities, Guarantee Liabilities or Other Liabilities owed to it by that Debtor or any Restricted Subsidiary of that Debtor, subject to the conditions precedent that the shares being disposed of are transferred to a third party purchaser or a Secured Party as a result of the Distressed Disposal, and (BB) any Debtor being released from any Borrowing Liabilities, Guarantee Liabilities or Other Liabilities governed by German law hereby (or at the time of its accession) irrevocably accepts the release (or similar waiver of claims under a different jurisdiction) of such Liabilities by the Security Agent or German Creditor and undertakes to use its best efforts to procure the acceptance of the release of such Liabilities by its Restricted Subsidiaries); and (y) each Debtor which has transferred title of or assigned any of its assets located in Germany under any Transaction Security Document hereby (or at the time of its accession) accepts any re-transfer or re-assignment of that asset by the Security Agent and undertakes to procure the acceptance of such re-transfer or re-assignment by its Restricted Subsidiaries);

(iv)	disposal of liabilities on a share sale: if the asset which is disposed of consists of shares in the capital of a Debtor or the Holding Company of a Debtor and the Security Agent decides to dispose of all or any part of:

(A)	the Liabilities; or

(B)	the Debtor Liabilities,

owed by that Debtor or Holding Company or any Restricted Subsidiary of that Debtor or Subsidiary of that Holding Company:

(I)	(if the Security Agent (acting in accordance with Clause 17.5 (Instructions to the Security Agent)) does not intend that any transferee of those Liabilities or Debtor Liabilities (the Transferee) will be treated as a Primary Creditor or a Secured Party for the purposes of this Agreement), to execute and deliver or enter into any agreement to dispose of all or part of those Liabilities or Debtor Liabilities provided that notwithstanding any other provision of any Debt Document the Transferee shall not be treated as a Primary Creditor or a Secured Party for the purposes of this Agreement; and

(II)	if the Security Agent (acting in accordance with Clause 17.5 (Instructions to the Security Agent) does intend that any Transferee will be treated as a Primary Creditor or a Secured Party for the purposes of this Agreement), to execute and deliver or enter into any agreement to dispose of:

(aa)	all (and not part only) of the Liabilities owed to the Primary Creditors; and

(bb)	all or part of any other Liabilities and the Debtor Liabilities, on behalf of, in each case, the relevant Creditors and Debtors; and

(v)	transfer of obligations in respect of liabilities on a share sale: if the asset which is disposed of consists of shares in the capital of a Debtor or the Holding Company of a Debtor (the Disposed Entity) and the Security Agent (acting in accordance with Clause 17.5 (Instructions to the Security Agent)) decides to transfer to another Debtor (the Receiving Entity) all or any part of the Disposed Entity’s obligations or any obligations of any Restricted Subsidiary of that Disposed Entity in respect of:

(A)	the Intra-Group Liabilities; or

(B)	the Debtor Liabilities,

to execute and deliver or enter into any agreement to:

(I)	agree to the transfer of all or part of the obligations in respect of those Intra-Group Liabilities or Debtor Liabilities on behalf of the relevant Intra-Group Lenders and Debtors to which those obligations are owed and on behalf of the Debtors which owe those obligations; and

(II)	(provided the Receiving Entity is a Holding Company of the Disposed Entity which is also a guarantor of Senior Secured Liabilities) to accept the transfer of all or part of the obligations in respect of those Intra-Group Liabilities or Debtor Liabilities on behalf of the Receiving Entity or Receiving Entities to which the obligations in respect of those Intra-Group Liabilities or Debtor Liabilities are to be transferred,

(and (x) each Intra-Group Lender and Debtor to which those obligations are owed and which has its centre of main interest in Germany hereby (or at the time of its accession) irrevocably agrees to the transfer of all or part of the obligations in respect of those Intra-Group Liabilities or Debtor Liabilities and all Debtors undertake to procure the consent to that transfer by any other Disposed Entity or Restricted Subsidiary and (y) each Receiving Entity to which the obligations in respect of those Intra-Group Liabilities or Debtor Liabilities are to be transferred which has its centre of main interest in Germany hereby (or at the time of its accession) irrevocably accepts the transfer of all or part of the obligations in respect of those Intra-Group Liabilities or Debtor Liabilities).

(b)	The net proceeds of each Distressed Disposal (and the net proceeds of any disposal of Liabilities or Debtor Liabilities pursuant to paragraph (a)(iv) above) shall be paid to the Security Agent for application in accordance with Clause 18 (Application of Proceeds) as if those proceeds were the proceeds of an enforcement of the Transaction Security and, to the extent that any disposal of Liabilities or Debtor Liabilities has occurred pursuant to paragraph (a)(iv)(B)(II) above, as if that disposal of Liabilities or Debtor Liabilities had not occurred.

(c)	Where Borrowing Liabilities in respect of any Senior Secured Liabilities or any Second Lien Liabilities (as applicable) would otherwise be released pursuant to paragraph (a) above, the Senior Secured Creditor or the Second Lien Creditor (as applicable) concerned may (to the extent legally possible) elect to have those Borrowing Liabilities transferred to the Company or Holdco, in which case the Security Agent (for the purposes of Italian law, also in the name and on behalf (in nome e per conto) of itself and the other Secured Parties) is irrevocably authorised and empowered (at the cost of the relevant Debtor or the Company and without any consent, sanction, authority or further confirmation from any Creditor or Debtor) to execute such documents as are required to so transfer those Borrowing Liabilities.

17.3	Second Lien and Senior Unsecured Debt Protection

(a)	In the case of a Distressed Disposal (or a disposal of Liabilities pursuant to sub-paragraph (a)(iv) of Clause 17.2 (Distressed Disposals)) effected by, or at the request of, the Security Agent, the Security Agent shall take reasonable care to obtain a fair market price having regard to the prevailing market conditions (though the Security Agent shall have no obligation to postpone (or request the postponement of) any Distressed Disposal or disposal of Liabilities in order to achieve a higher price).

(b)	If on or after the first date of incurrence of Second Lien Liabilities (but prior to the Second Lien Discharge Date) or on or after the first date of incurrence of Senior Unsecured Liabilities (but prior to the Senior Unsecured Discharge Date), unless the Agents of the Second Lien Creditors and/or the Senior Unsecured Creditors (as applicable) agree otherwise, any Distressed Disposal or disposal of Liabilities which results in the release of any Borrowing Liabilities or Guarantee Liabilities in respect of Second Lien Liabilities or Senior Unsecured Liabilities or the release of any Transaction Security securing the Second Lien Liabilities or the Senior Unsecured Liabilities may, in each case, only be made if (and the requirement in paragraph (a) above shall be satisfied (and as between the Creditors, the Senior Unsecured Security Providers and the Debtors shall be conclusively presumed to be satisfied) and the Security Agent will be taken to have discharged all its obligations in this respect under this Agreement, the other Debt Documents and generally at law only if):

(i)

(A)	the consideration in respect of such Distressed Disposal or disposal of Liabilities is paid or payable in cash (or substantially all in cash); or

(B)	the consideration in respect of such Distressed Disposal or disposal of Liabilities does not comprise cash (or substantially all cash) in circumstances where the Security Agent (acting reasonably), having received an opinion described in paragraph (b)(ii)(B) below and in accordance with the advice of a Financial Adviser, determines that the cash consideration payable under the highest of the other bona fide and fully committed offers made in relation to that Distressed Disposal or disposal of Liabilities is less than the outstanding Senior Secured Liabilities, in which case the non-cash consideration can, without limitation, take the form of the Senior Secured Creditors (or any of them acting alone or together) bidding by any appropriate mechanic all or part of their Senior Secured Liabilities (such that the Senior Secured Liabilities would, on completion, be discharged to the extent of an amount equal to the amount of the offer made by the relevant Senior Secured Creditors), and the proceeds of such Distressed Disposal or disposal of Liabilities are applied in accordance with Clause 18 (Application of Proceeds); and

(ii)

(A)

(I)	the sale, disposal or transfer is made pursuant to a public auction or a competitive bid process (which auction or process, without prejudice to the requirements of sub-paragraph (b)(i) above, may be (but does not have to be) completed by a process or proceedings approved by or supervised by, or on behalf of, any court of law) or any other process agreed to by the Agent(s) of the Second Lien Creditors and (to the extent that Guarantee Liabilities owed to the Senior Unsecured Creditors have been, or are proposed to be, released by the Security Agent in connection with the relevant Distressed Disposal or disposal of Liabilities) the Senior Unsecured Creditors in each case in which:

(aa)	the Second Lien Creditors and the relevant Senior Unsecured Creditors (on the basis of equal information and access rights as other bidders and financiers in the process); and

(bb)	if such auction or process attracts, or could reasonably be expected to result in attracting, no bidders or a bona fide and fully committed cash bid the cash consideration in relation to which is determined by the Security Agent (acting reasonably) to be less than the outstanding amount of the Senior Secured Liabilities, the Senior Secured Creditors (or any of them acting alone or together), are (subject to applicable law) entitled to participate as bidders or financiers to the potential purchaser(s) or, following the sale, disposal or transfer, the Group; and

(II)	the Security Agent (or the relevant Group Company, Third Party Security Provider or Senior Unsecured Security Provider) shall have, in respect of such auction or process, consulted with a Financial Adviser selected by the Security Agent (acting reasonably) with respect to the procedures which may reasonably be expected to be used to obtain a fair market price in the then prevailing market conditions (taking into account all relevant circumstances and with a view to facilitating a prompt and expeditious sale at a fair value or price in the prevailing market conditions although there shall be no obligation to postpone any such sale in order to achieve a higher price), and shall have implemented (to the extent permitted by law) in all material respects the procedures recommended by such bank or firm in relation to such auction or process; or;

(B)	in circumstances where the Security Agent has determined that a competitive sales process is not practicable and the Security Agent has received an opinion (including an enterprise valuation of the Group and which can be relied upon by the Security Agent (acting on the instructions of the Instructing Group) and disclosed to the Senior Secured Creditors, the Second Lien Creditors and the Senior Unsecured Creditors on a non-reliance basis) from a Financial Adviser selected by the Security Agent confirming that the sale, disposal or transfer price is fair from a financial point of view taking into account all relevant circumstances including the method of enforcement (it being acknowledged that the Security Agent has no obligation to select or engage any Financial Adviser unless it has been indemnified and/or secured and/or prefunded to its satisfaction), although there shall be no obligation to postpone any such sale, disposal or transfer in order to achieve a higher price; and

(iii)	at the time of completion of the sale, disposal or transfer: (aa) the Borrowing Liabilities, Guarantee Liabilities and (to the extent permitted by this Agreement) Other Liabilities owing to each of the Senior Secured Creditors, the Second Lien Creditors and the Senior Unsecured Creditors by the Debtors being disposed of (each a Relevant Claim) are (to the same extent) unconditionally released and discharged or sold or disposed of (and are not assumed by the purchaser and/or its Affiliates); and (bb) all the Transaction Security granted in favour of all the Secured Parties over the assets sold or disposed of is unconditionally released and discharged unless:

(A)	the Agents of the Senior Secured Creditors, acting reasonably and in good faith, determine that a sale, disposal or transfer of a Relevant Claim will facilitate a recovery by the Senior Secured Creditors that is greater than the one they would achieve if such Relevant Claim was released or discharged but is nevertheless less than the outstanding Senior Secured Liabilities, which shall be deemed to be the case if there are no bidders or if the Agents of the Senior Secured Creditors (acting reasonably) determines that there are no bona fide and fully committed cash bids in excess of the amount of the Senior Secured Liabilities; and

(B)	the Agents of the Senior Secured Creditors give notice of their determination to the Security Agent,

in which case the Security Agent shall be entitled immediately to sell and transfer the Relevant Claims to such purchaser (or an Affiliate of such purchaser) (or, if sub-paragraph (ii)(A)(I)(bb) above applies and a Senior Secured Creditor is the successful bidder (or financier) or beneficiary of the relevant disposal as contemplated in paragraph (ii) above, such Senior Secured Creditor shall be able to retain its Relevant Claim or any part thereof (which shall be valued at par)).

17.4	Restriction on enforcement by Second Lien Creditors and Senior Unsecured Creditors

(a)	If, prior to the Senior Secured Discharge Date, a Distressed Disposal or a disposal of rights in respect of Liabilities or Debtor Liabilities pursuant to Clause 17.2 (Distressed Disposals) is being effected at a time when the Majority Second Lien Creditors are entitled to give, and have given, instructions, prior to the Super Senior Designation Date, under paragraph (c) of Clause 14.4 (Enforcement instructions) and/or Clause 14.5 (Manner of enforcement), or, on and from the Super Senior Designation Date, under paragraph (c) of Clause 15.5 (Enforcement instructions) or Clause 15.6 (Manner of enforcement) on which the Security Agent is acting:

(i)	the Security Agent is not authorised and empowered to release any Debtor, Third Party Security Provider, Restricted Subsidiary or Holding Company from any Borrowing Liabilities or Guarantee Liabilities or Other Liabilities owed to any Senior Secured Creditor unless those Borrowing Liabilities, Guarantee Liabilities or Other Liabilities and any other Senior Secured Liabilities will be paid (or repaid) in full (or, in the case of any contingent Liability relating to a Letter of Credit, an Ancillary Facility or a Cash Management Facility, made the subject of cash collateral arrangements acceptable to the relevant Senior Creditor), following that release; and

(ii)	no Distressed Disposal or disposal of rights in respect of Liabilities or Debtor Liabilities pursuant to Clause 17.2 (Distressed Disposals) may be made for non-cash consideration unless the prior consent of the Instructing Group is obtained.

(b)	If, prior to the later of the Senior Secured Discharge Date and the Second Lien Discharge Date, a Distressed Disposal or a disposal of rights in respect of Liabilities or Debtor Liabilities pursuant to Clause 17.2 (Distressed Disposals) is being effected at a time when the Majority Senior Unsecured Creditors are entitled to give, and have given, instructions under Clause 14.4 (Enforcement instructions) and/or 14.5 (Manner of enforcement) or, on and from the Super Senior Designation Date, Clause 14.4 (Enforcement instructions) and/or Clause 14.5 (Manner of enforcement) on which the Security Agent is acting:

(i)	the Security Agent is not authorised to release any Debtor, Third Party Security Provider, Restricted Subsidiary or Holding Company from any Borrowing Liabilities or Guarantee Liabilities or Other Liabilities owed to any Senior Secured Creditor and Second Lien Creditor unless those Borrowing Liabilities, Guarantee Liabilities or Other Liabilities and any other Senior Secured Liabilities and Second Lien Liabilities will be paid (or repaid) in full (or, in the case of any contingent Liability relating to a Letter of Credit, an Ancillary Facility or Cash Management Facility, made the subject of cash collateral arrangements acceptable to the relevant Senior Creditor), following that release; and

(ii)	no Distressed Disposal or disposal of rights in respect of Liabilities or Debtor Liabilities pursuant to Clause 17.2 (Distressed Disposals) may be made for non-cash consideration unless the prior consent of the Instructing Group is obtained.

17.5	Instructions to the Security Agent

For the purposes of Clauses 17.2 (Distressed Disposals) and 17.3 (Second Lien and Senior Unsecured Debt Protection), the Security Agent shall act:

(a)	if the relevant Distressed Disposal is being effected by way of enforcement of the Transaction Security, the Security Agent shall act in accordance with, until the Super Senior Designation Date, Clause 15.6 (Manner of enforcement) and, on and from the Super Senior Designation Date, Clause 15.6 (Manner of enforcement); and

(b)	in any other case:

(i)	on the instructions of the Instructing Group; or

(ii)	in the absence of any such instructions, as the Security Agent sees fit.

17.6	Insurance Proceeds (before Distress Event)

(a)	In this Clause:

Casualty Event means an event that gives rise to a receipt by the Company or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) in respect of the damage or destruction of such equipment, fixed assets or real property; and

Insurance Proceeds means the net cash proceeds received by a Group Company as a result of a Casualty Event.

(b)	So long as the requirements of paragraph (c) below are met, if any insurance claim is to be made, or is made, by a Debtor prior to a Distress Event and that insurance claim (or the Insurance Proceeds of that insurance claim ) is or are expressed to be subject to the Transaction Security, the Security Agent (for the purposes of Italian law, also in the name and on behalf (in nome e per conto) of itself and the other Secured Parties) is irrevocably authorised and empowered (at the cost of the relevant Debtor or the Company and without need of any letter of authority or further confirmation from any Creditor or Debtor) to:

(i)	give a consent under or release the Transaction Security, or any other claim, over the relevant insurance policy solely to the extent necessary to allow that Debtor to make that insurance claim and to comply with that Debtor’s obligations in respect of those Insurance Proceeds under any mandatory prepayment clause (to the extent permitted by the Senior Secured Finance Documents) in the Senior Facilities Agreement, Second Lien Facilities Agreement or the Senior Unsecured Facilities Agreement; and

(ii)	execute and deliver or enter into any such consent under or release of that Transaction Security, or claim, that may, in the discretion of the Security Agent, be considered necessary or desirable.

(c)	If any Insurance Proceeds are required to be applied in mandatory prepayment of the Senior Lender Liabilities (or after the Senior Lender Discharge Date or as otherwise permitted by the Senior Secured Finance Documents, the Second Lien Liabilities or the Senior Unsecured Loan Liabilities) then, subject to Clause 17.7 (Adjustment of Mandatory Prepayments), those Insurance Proceeds shall be applied in or towards Payment of:

(i)	first, the Senior Lender Liabilities in accordance with the terms of the Senior Facilities Agreement (without any obligation to apply those amounts towards the Second Lien Lender Liabilities or the Senior Unsecured Loan Liabilities);

(ii)	second, the Second Lien Lender Liabilities in accordance with the terms of the Second Lien Facilities Agreement (without any obligation to apply those amounts towards the Senior Unsecured Loan Liabilities); and

(iii)	then, after the discharge in full of the Senior Lender Liabilities and the Second Lien Lender Liabilities, the Senior Unsecured Loan Liabilities in accordance with the terms of the Senior Unsecured Facilities Agreement, and the consent of any other Party shall not be required for that application.

17.7	Adjustment of Mandatory Prepayments

(a)	For the avoidance of doubt, each Senior Secured Creditor agrees that, in relation to any Senior Mandatory Prepayment, such prepayment shall be applied to the Senior Secured Creditors (other than a Hedge Counterparty) (to the extent required by the terms of the Senior Secured Finance Documents to which such Senior Secured Creditors are a party) on a pro rata basis (and any requirement in any Senior Secured Finance Document to make such Senior Mandatory Prepayment shall be reduced accordingly).

(b)	For the avoidance of doubt, each Second Lien Creditor agrees that, in relation to any mandatory prepayment under any Second Lien Finance Document, such prepayment shall be applied to the Second Lien Creditors (to the extent required by the terms of the Second Lien Finance Documents to which such Second Lien Creditors are a party) on a pro rata basis (and any requirement in any Second Lien Finance Document to make such Mandatory Prepayment shall be reduced accordingly).

(c)	For the avoidance of doubt, each Senior Unsecured Creditor agrees that in relation to any mandatory prepayment under any Senior Unsecured Finance Document, such prepayment shall be applied to the Senior Unsecured Creditors (to the extent required by the terms of the Senior Unsecured Finance Documents to which such Senior Unsecured Creditors are a party) on a pro rata basis (and any requirement in any Senior Unsecured Finance Document to make such Mandatory Prepayment shall be reduced accordingly).

17.8	Creditors’, Senior Unsecured Security Providers’ and Debtors’ actions

Each Creditor, Senior Unsecured Security Provider, Debtor and Third Party Security Provider will:

(a)	do all things that the Security Agent reasonably requests in order to give effect to this Clause 17 (which shall include, without limitation, the execution of any assignments, transfers, releases or other documents that the Security Agent may reasonably consider to be necessary to give effect to the releases or disposals contemplated by this Clause 17); and

(b)	if the Security Agent is not entitled to take any of the actions contemplated by this Clause 17 or if the Security Agent requests that any Creditor, Senior Unsecured Security Provider, Debtor or Third Party Security Provider take any such action, take that action itself in accordance with the reasonable instructions of the Security Agent, provided that the proceeds of those disposals are applied in accordance with Clause 17.1 (Non-Distressed Transactions) or Clause 17.2 (Distressed Disposals) as the case may be.

18.	Application of proceeds

18.1	Order of application of Group Recoveries

Subject to Clause 18.2 (Prospective liabilities) and Clause 18.4 (Treatment of SFA Cash Cover and Senior Lender Cash Collateral), all amounts from time to time received or recovered by the Security Agent pursuant to the terms of any Debt Document (excluding any Senior Unsecured Only Security) or in connection with the realisation or enforcement of all or any part of the Transaction Security (for the purposes of this Clause 18, the Group Recoveries) shall be held by the Security Agent on trust as trustee or as security agent, to the extent legally permitted, to apply them at any time as the Security Agent (in its discretion) sees fit, to the extent permitted by applicable law (and subject to the provisions of this Clause 18 (Application of Proceeds)), in the following order of priority:

(a)	in discharging any sums owing to any Senior Agent (in respect of the Senior Agent Liabilities), any Second Lien Agent (in respect of the Second Lien Agent Liabilities), any Senior Unsecured Agent (in respect of the Senior Unsecured Agent Liabilities), the Security Agent, any Receiver or any Delegate and any Senior Secured Notes Trustee Amounts, Second Lien Notes Trustee Amounts or Senior Unsecured Notes Trustee Amounts on a pari passu basis;

(b)	in payment of all costs and expenses incurred by any Agent or Primary Creditor in connection with any realisation or enforcement of the Transaction Security taken in accordance with the terms of this Agreement or any action taken at the request of the Security Agent under Clause 11.6 (Creditors’ actions);

(c)	if the Super Senior Designation Date has occurred, in payment to:

(i)	each Senior Agent on behalf of the Senior Arrangers and the Senior Lenders;

(ii)	the Cash Managemrent Providers; and

(iii)	the Super Senior Hedge Counterparties,

for application towards the discharge of:

(A)	the Senior Arranger Liabilities and the Senior Lender Liabilities (in accordance with the terms of the Senior Finance Documents);

(B)	the Cash Management Facility Liabilities; and

(C)	the Super Senior Hedging Liabilities which are not Excluded Swap Obligations (on a pro rata basis between the Super Senior Hedging Liabilities of each Super Senior Hedge Counterparty),

on a pro rata basis and ranking pari passu between paragraphs (A) to (B) above;

(d)	if the Super Senior Designation Date has occurred and the distributions have been made under paragraph (c) above, in payment to:

(i)	each Senior Secured Notes Trustee on behalf of the other Senior Secured Notes Creditors and any Senior Secured Arrangers; and

(ii)	the Pari Passu Hedge Counterparties,

for the application towards the discharge of:

(A)	the Senior Secured Arranger Liabilities and the Senior Secured Notes Liabilities (in accordance with the terms of the Senior Secured Notes Finance Documents); and

(B)	the Pari Passu Hedging Liabilities which are not Excluded Swap Obligations (on a pro rata basis between the Pari Passu Hedging Liabilities of each Pari Passu Hedge Counterparty),

on a pro rata basis and ranking pari passu between paragraph (A) and paragraph (B) above;

(e)	if the Super Senior Designation Date has not occurred, in payment to:

(i)	the Senior Agent on behalf of the Senior Arrangers and the Senior Lenders;

(ii)	each Senior Secured Notes Trustee on behalf of the other Senior Secured Notes Creditors;

(iii)	the Cash Management Providers; and

(iv)	the Hedge Counterparties,

for application towards the discharge of:

(A)	the Senior Arranger Liabilities and the Senior Lender Liabilities (in accordance with the terms of the Senior Finance Documents);

(B)	the Senior Secured Notes Liabilities (in accordance with the terms of the Senior Secured Notes Finance Documents);

(C)	the Cash Management Liabilities (on a pro rata basis between the Cash Management Liabilities of each Cash Management Provider); and

(D)	the Hedging Liabilities which are not Excluded Swap Obligations (on a pro rata basis between the Hedging Liabilities of each Hedge Counterparty),

on a pro rata basis and ranking pari passu between paragraphs (A) to (D) above.

(f)	in payment to:

(i)	the Second Lien Agent on behalf of the Second Lien Arrangers and the Second Lien Loan Creditors for application (in accordance with the terms of the Second Lien Finance Documents) towards the discharge of the Second Lien Lender Liabilities and the Second Lien Arranger Liabilities on a pro rata pari passu basis; and

(ii)	the Second Lien Notes Trustee(s) on behalf of the Second Lien Notes Creditors for application (in accordance with the terms of the Second Lien Notes Finance Documents) towards the discharge of the Second Lien Notes Liabilities on a pro rata pari passu basis, on a pro rata basis and ranking pari passu between paragraphs (i) and (ii) above;

(g)	to the extent attributable to the Senior Unsecured Shared Security, the Senior Unsecured Guarantees or a Senior Unsecured Proceeds Loan, in payment to each Senior Unsecured Representative on its own behalf and on behalf of the Senior Unsecured Finance Parties and Senior Unsecured Arrangers for application (in accordance with the terms of the Senior Unsecured Finance Documents) towards the discharge of the Senior Unsecured Liabilities and the Senior Unsecured Arranger Liabilities;

(h)	if none of the Debtors or Third Party Security Providers is under any further actual or contingent liability in respect of the Senior Secured Liabilities and the Second Lien Liabilities and (to the extent it is Senior Unsecured Shared Security) the Senior Unsecured Liabilities, in payment to any other person whom the Security Agent is obliged to pay in priority to any Debtor or Third Party Security Provider; and

(i)	the balance, if any, in payment to the relevant Debtor or Third Party Security Praoviders or (to the extent attributable to the Senior Unsecured Shared Security) Senior Unsecured Security Provider,

provided that all amounts from time to time received or recovered by the Security Agent from or in respect of a SUN Borrower/Issuer pursuant to the terms of any Debt Document (other than in connection with the realisation or enforcement of all or any part of the Transaction Security or Senior Unsecured Only Security) shall be held by the Security Agent on trust to apply them at any time as the Security Agent (in its discretion) sees fit, to the extent permitted by applicable law (and subject to the provisions of this Agreement), in the following order of priority:

(i)	in accordance with paragraph (a) above;

(ii)	in accordance with paragraph (b) above;

(iii)	in accordance with paragraphs (c) (or, as the case may be), (d), (e), (f), (g) and (h) above (in each case, only to the extent there are Liabilities due from the relevant SUN Borrower/Issuer to such Creditors), provided that payments will be made on a pro rata and pari passu basis across all Liabilities subject to such paragraphs; and

(iv)	the balance, if any, in payment to the relevant Debtor.

18.2	Equitably Subordinated Creditors

(a)	Notwithstanding Clause 18.1 (Order of application of Group Recoveries), to the extent that the Group Recoveries held by the Security Agent are insufficient to discharge the Liabilities owed to all the Creditors in any priority class and this is due to any Equitably Subordinated Creditor being part of that class of Creditors, the amount to be applied by the Security Agent in discharge of the Liabilities of that class of Creditors shall be distributed to the other Creditors of that class and the Equitably Subordinated Creditor shall not be entitled to receive any part of that amount.

(b)	An Equitably Subordinated Creditor shall not have the benefit, but only the obligations, of any sharing provisions under the Debt Documents and shall not be entitled to receive any payment, and neither the Security Agent nor the Agent shall be required to make any payment to the Equitably Subordinated Creditor, under or in connection with the Debt Documents in respect of any Equitably Subordinated Liabilities.

(c)	To the extent that any Equitably Subordinated Liabilities would result in the subordination of Liabilities towards any (other) Creditors under any Debt Document pursuant to Section 39 paragraph 1 no. 5 of the German Insolvency Code (Insolvenzordnung) or prejudice the validity or enforceability of any Transaction Security or guarantee and/or indemnity provided to any Creditor pursuant to the Debt Documents in any way the relevant Equitably Subordinated Creditor shall be deemed not to be a Secured Party under any Transaction Security Document and shall not benefit from the guarantee and/or indemnity.

18.3	Prospective liabilities

Following a Distress Event or any enforcement of the Senior Unsecured Only Security, the Security Agent may, in its discretion, hold any amount of the Group Recoveries (or, as applicable, any Senior Unsecured Only Recoveries) not in excess of the Expected Amount (as defined below) in an interest bearing suspense or impersonal account(s) in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit until otherwise directed by an Instructing Group (or the Majority Senior Unsecured Creditors in the case of Senior Unsecured Only Recoveries) (the interest being credited to the relevant account) for later application under Clause 18.1 (Order of application of Group Recoveries) in respect of:

(a)	any sum due to any Security Agent, any Receiver or any Delegate; and

(b)	any part of the Liabilities, the Agent Liabilities or the Arranger Liabilities (in each case only to the extent entitled to share in such Group Recoveries or Senior Unsecured Only Recoveries),

that the Security Agent reasonably considers (having received legal advice to such effect), in each case, might become due or owing at any time in the future (the Expected Amount).

18.4	Treatment of SFA Cash Cover, Cash Management Facility Cash Cover and Senior Lender Cash Collateral

(a)	Nothing in this Agreement shall prevent:

(i)	any Issuing Bank or Ancillary Lender taking any Enforcement Action in respect of any SFA Cash Cover which has been provided for it in accordance with the Senior Facilities Agreement; or

(ii)	any Cash Management Provider taking any Enforcement Action in respect of any Cash Management Facility Cash Cover which has been provided for it in accordance with the relevant Cash Management Agreement.

(b)	To the extent that any SFA Cash Cover is not held with the Relevant Issuing Bank or Relevant Ancillary Lender, all amounts from time to time received or recovered in connection with the realisation or enforcement of that SFA Cash Cover shall be paid to the Security Agent and shall be held by the Security Agent on trust as trustee or as security agent, to the extent legally permitted, to apply them at any time as the Security Agent (in its discretion) sees fit, to the extent permitted by applicable law, in the following order of priority:

(i)	to the Relevant Issuing Bank or Relevant Ancillary Lender towards the discharge of the Senior Lender Liabilities for which that SFA Cash Cover was provided; and

(ii)	the balance, if any, in accordance with Clause 18.1 (Order of application of Group Recoveries).

(c)	To the extent that any SFA Cash Cover is held with the Relevant Issuing Bank or Relevant Ancillary Lender, nothing in this Agreement shall prevent that Relevant Issuing Bank or Relevant Ancillary Lender receiving and retaining any amount in respect of that SFA Cash Cover.

(d)	To the extent that any Cash Management Facility Cash Cover is held with the Relevant Cash Management Facility Creditor, nothing in this Agreement shall prevent that Relevant Cash Management Facility Creditor receiving and retaining any amount in respect of that Cash Management Facility Cash Cover.

(e)	Nothing in this Agreement shall prevent any Issuing Bank receiving and retaining any amount in respect of any Senior Lender Cash Collateral provided for it in accordance with the terms of the Senior Facilities Agreement.

18.5	Treatment of Senior Unsecured Only Security

(a)	The Majority Senior Unsecured Creditors shall not be prevented by the terms of any Debt Documents from taking any Enforcement Action in respect of any Senior Unsecured Only Security which is taken in accordance with the terms set out in this Agreement.

(b)	Subject to Clause 18.2 (Prospective liabilities), all amounts from time to time received or recovered by the Security Agent in connection with the realisation or Enforcement of all or any part of the Senior Unsecured Only Security (for the purposes of this Clause 18, the Senior Unsecured Only Recoveries) shall be held by the Security Agent on trust, to the extent legally permitted, to apply them at any time as the Security Agent (in its discretion) sees fit, to the extent permitted by applicable law (and subject to the provisions of this Clause 18 (Application of Proceeds)), in the following order of priority:

(i)	first, in payment of the following amounts in the following order: (i) pari passu and pro rata any sums owing to the Security Agent, any Receiver or any Delegate and any Senior Unsecured Notes Trustee Amounts, as the case may be; and then (ii) pari passu and pro rata to each Senior Unsecured Representative of the costs and expenses of each such Senior Unsecured Representative and any receiver, attorney or agent appointed by such Senior Unsecured Representative under any Senior Unsecured Only Security Document or this Agreement;

(ii)	second, pari passu and pro rata in or towards payment to the Senior Unsecured Agent on behalf of the Senior Unsecured Lenders, (as applicable) each Senior Unsecured Notes Trustee on behalf of the Senior Unsecured Noteholders or the Senior Unsecured Arrangers for application towards any unpaid costs and expenses incurred by or on behalf of any Senior Unsecured Lenders, Senior Unsecured Noteholders and Senior Unsecured Arrangers in connection with any realisation or enforcement of the Senior Unsecured Only Security taken in accordance with the terms of the Senior Unsecured Only Security Documents and this Agreement or any action taken at the request of the Security Agent;

(iii)	third, to the Senior Unsecured Agent on behalf of the Senior Unsecured Lenders, (as applicable) each Senior Unsecured Notes Trustee on behalf of the Senior Unsecured Noteholders or each Senior Unsecured Arranger for application towards the discharge of the Senior Unsecured Liabilities (in accordance with the relevant Senior Unsecured Finance Document) or Senior Unsecured Arranger Liabilities on a pro rata basis;

(iv)	if none of the Debtors or Third Party Security Providers under any further actual or contingent liability in respect of the Senior Unsecured Liabilities (to the extent it is Senior Unsecured Only Security), in payment to any other person whom the Security Agent is obliged to pay in priority to any Debtor or Third Party Security Provider; and

(v)	then, after the Senior Unsecured Discharge Date, in payment of the surplus (if any) to the relevant Senior Unsecured Borrower and/or Senior Unsecured Notes Issuer or other person entitled to it.

18.6	Investment of proceeds

(a)	Prior to the application of the proceeds of the Security Property in accordance with Clause 18.1 (Order of application of Group Recoveries), the Security Agent may, in its discretion, hold all or part of those proceeds (but not in excess of the amounts due or to become due and while so held the excess of the interest charged on the Liabilities shall not exceed the interest earned on such suspense or impersonal account(s)) in an interest bearing suspense or impersonal account(s) in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit until otherwise directed by an Instructing Group (the interest being credited to the relevant account) pending the application from time to time of those moneys in the Security Agent’s discretion in accordance with the provisions of this Clause 18.

(b)	Prior to the application of the proceeds of the Senior Unsecured Only Security Property in accordance with paragraph (b) of Clause 18.5 (Treatment of Senior Unsecured Only Security), the Security Agent may, in its discretion, hold all or part of those proceeds (but not in excess of the amounts due or to become due and while so held the excess of the interest charged on the Liabilities shall not exceed the interest earned on such suspense or impersonal account(s)) in an interest bearing suspense or impersonal account(s) in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit until otherwise directed by the Majority Senior Unsecured Creditors (the interest being credited to the relevant account) pending the application from time to time of those monies in the Security Agent’s discretion in accordance with the provisions of this Clause 18.

18.7	Currency Conversion

(a)	For the purpose of, or pending the discharge of, any of the Secured Obligations the Security Agent may convert any moneys received or recovered by it from one currency to another, at the Security Agent’s Spot Rate of Exchange.

(b)	The obligations of any Debtor or Third Party Security Provider to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

18.8	Permitted Deductions

The Security Agent shall be entitled, in its discretion: (a) to set aside by way of reserve amounts required to meet; and (b) to make and pay, any deductions and withholdings (on account of Taxes or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Agreement, and to pay all Taxes which may be assessed against it in respect of any of the Charged Property, or as a consequence of performing its duties, or by virtue of its capacity as Security Agent under any of the Debt Documents or otherwise (other than in connection with its remuneration for performing its duties under this Agreement).

18.9	Good Discharge

(a)	Any payment to be made in respect of the Secured Obligations by the Security Agent:

(i)	may be made to the relevant Agent on behalf of its Creditors;

(ii)	may be made to the Relevant Issuing Bank or Relevant Ancillary Lender in accordance with paragraph (b)(i) of Clause 18.4 (Treatment of SFA Cash Cover and Senior Lender Cash Collateral);

(iii)	shall be made directly to the Cash Management Provider; or

(iv)	shall be made directly to the Hedge Counterparties,

and any payment made in that way shall be a good discharge, to the extent of that payment, by the Security Agent.

(b)	The Security Agent is not under any obligation to make the payments to the Agents, the Cash Management Providers or the Hedge Counterparties under paragraph (a) above in the same currency as that in which the Liabilities owing to the relevant Creditor are denominated.

18.10	Calculation of Amounts

For the purpose of calculating any person’s share of any sum payable to or by it, the Security Agent shall be entitled to:

(a)	notionally convert the Liabilities owed to any person into a common base currency (decided in its discretion by the Security Agent), that notional conversion to be made at the spot rate at which the Security Agent is able to purchase the notional base currency with the actual currency of the Liabilities owed to that person at the time at which that calculation is to be made; and

(b)	assume that all moneys received or recovered as a result of the enforcement or realisation of the Security Property and the Senior Unsecured Only Security Property are applied in discharge of the Liabilities in accordance with the terms of the Debt Documents under which those Liabilities have arisen.

18.11	Spanish Insolvency Act

After the occurrence of an Insolvency Event in relation to any Group Company, Third Party Security Provider or Senior Unsecured Security Provider having its centre of main interest (as that term is used in Article 3(1) of the Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings) in Spain, Creditors are allowed to receive a higher amount than other Creditors held to be a “specially related person” pursuant to articles 282 and ff of the Spanish Insolvency Act in relation to article 281 thereof (which shall be distributed preferentially among the Creditors that have not been considered as a “specially related person” to the relevant Group Company, Third Party Security Provider or Senior Unsecured Security Provider).

19.	Equalisation

19.1	Equalisation definitions

For the purposes of this Clause 19:

Enforcement Date means the first date (if any) on which a Senior Secured Creditor takes enforcement action of the type described in paragraphs (a)(i), (a)(iii), (a)(iv) or (c) of the definition of Enforcement Action, to the extent not prohibited by this Agreement;

Exposure means:

(a)	in relation to a Senior Lender, the aggregate amount of its participation (if any, and without double counting) in all Utilisations (as defined below) outstanding under the Senior Facilities Agreement at the Enforcement Date (assuming all contingent liabilities which have become actual liabilities since the Enforcement Date to have been actual liabilities at the Enforcement Date (but not including, for these purposes only, any interest that would have accrued from the Enforcement Date to the date of actual maturity in respect of those liabilities) and assuming any transfer of claims between Senior Lenders pursuant to any loss sharing arrangement in the Senior Finance Documents which has taken place since the Enforcement Date to have taken place at the Enforcement Date) together with the aggregate amount of all accrued interest, fees and commission owed to it under the Senior Facilities Agreement and amounts owed to it by a Debtor or Third Party Security Provider in respect of any Ancillary Facility but excluding:

(i)	any amount owed to it by a Debtor or Third Party Security Provider in respect of any Ancillary Facility to the extent that that amount would not be outstanding but for a breach by that Senior Lender of any provision in the Senior Facilities Agreement equivalent to clause 9 (Ancillary Facilities) of the LMA Reference Document;

(ii)	any amount owed to it by a Debtor or Third Party Security Provider in respect of any Ancillary Facility to the extent (and in the amount) that SFA Cash Cover has been provided by a Debtor in respect of that amount and is available to that Senior Lender pursuant to the relevant SFA Cash Cover Document; and

(iii)	any amount outstanding in respect of a Letter of Credit to the extent (and in the amount) that SFA Cash Cover has been provided by a Debtor in respect of that amount and is available to the relevant Senior Finance Party pursuant to the relevant SFA Cash Cover Document;

(b)	in relation to a Senior Secured Notes Creditor, the Senior Secured Notes Liabilities owed by the Debtors or Third Party Security Providers to that Senior Secured Notes Creditor;

(c)	in relation to a Cash Management Provider, the Cash Management Liabilities owed by the Debtors or Third Party Security Providers to that Cash Management Provider (that amount to be certified by the relevant Cash Management Provider and as calculated in accordance with the relevant Cash Management Agreement); and

(d)	in relation to a Hedge Counterparty:

(i)	if that Hedge Counterparty has terminated or closed out any hedging transaction under any Hedging Agreement in accordance with the terms of this Agreement on or prior to the Enforcement Date, the amount, if any, payable to it under that Hedging Agreement in respect of that termination or close-out as of the date of termination or close-out (taking into account any interest accrued on that amount) to the extent that amount is unpaid at the Enforcement Date (that amount to be certified by the relevant Hedge Counterparty and as calculated in accordance with the relevant Hedging Agreement); and

(ii)	if that Hedge Counterparty has not terminated or closed out any hedging transaction under any Hedging Agreement on or prior to the Enforcement Date the amount, if any, which would be payable to it under that Hedging Agreement in respect of that hedging transaction if the Enforcement Date was deemed to be an Early Termination Date (as defined in the relevant ISDA Master Agreement) for which the relevant Debtor is the Defaulting Party (as defined in the relevant ISDA Master Agreement) (or the equivalent thereto in the case of any Hedging Agreement not based on an ISDA Master Agreement), that amount, in each case, to be certified by the relevant Hedge Counterparty and as calculated in accordance with the relevant Hedging Agreement;

Second Lien Exposure means:

(a)	in relation to a Second Lien Lender, the Second Lien Lender Liabilities owed by the Debtors or Third Party Security Providers to that Second Lien Lender; and

(b)	in relation to a Second Lien Notes Creditor, the Second Lien Notes Liabilities owed by the Debtors or Third Party Security Providers to that Second Lien Notes Creditor;

Senior Unsecured Exposure means:

(a)	in relation to a Senior Unsecured Lender, the Senior Unsecured Loan Liabilities owed by the Debtors or Third Party Security Providers to that Senior Unsecured Lender; and

(b)	in relation to a Senior Unsecured Notes Creditor, the Senior Unsecured Notes Liabilities owed by the Debtors or Third Party Security Providers to that Senior Unsecured Notes Creditor; and

Utilisation has the meaning given to the term Utilisation in the Senior Facilities Agreement.

19.2	Implementation of equalisation

The provisions of this Clause 19 shall be applied at such time or times after the Enforcement Date as the Security Agent shall consider appropriate. Without prejudice to the generality of the preceding sentence, if the provisions of this Clause 19 have been applied before all the Liabilities have matured and/or been finally quantified, the Security Agent may elect to re-apply those provisions on the basis of: (a) revised Exposures and the relevant Senior Secured Creditors shall make appropriate adjustment payments amongst themselves; (b) revised Second Lien Exposures and the relevant Second Lien Creditors shall make appropriate adjustment payments amongst themselves; and (c) revised Senior Unsecured Exposures and the relevant Senior Unsecured Creditors shall make appropriate adjustment payments amongst themselves.

19.3	Equalisation

If:

(a)	the Enforcement Date occurs prior to the Super Senior Designation Date and if, for any reason (other than by reason of the application of Clause 18.2 (Equitably Subordinated Creditors)), any Senior Secured Liabilities remain unpaid after the Enforcement Date and the resulting losses are not borne by the Senior Secured Creditors (other than the applicable Agents) in the proportions which their respective Exposures at the Enforcement Date bore to the aggregate Exposures of all the Senior Secured Creditors (other than the applicable Agents) at the Enforcement Date, the Senior Secured Creditors (other than the applicable Agents) will make such payments amongst themselves as the Security Agent shall require to put the Senior Secured Creditors (other than the applicable Agents) in such a position that (after taking into account such payments) those losses are borne in those proportions provided that no Senior Secured Creditor shall be obliged to make any payment under this Clause 19 in respect of any amount received by it from a person who is not a Group Company (other than a Senior Unsecured Security Provider in respect of any amounts received in respect of the Senior Unsecured Shared Security);

(b)	the Enforcement Date occurs on or after the Super Senior Designation Date and:

(i)	if, for any reason (other than by reason of the application of Clause 18.2 (Equitably Subordinated Creditors)), any Senior Liabilities remain unpaid after the Enforcement Date and the resulting losses are not borne by the Senior Creditors in the proportions which their respective Exposures at the Enforcement Date bore to the aggregate Exposures of all the Senior Creditors (other than the applicable Agent) at the Enforcement Date, the Senior Creditors (other than the applicable Agents) will make such payments amongst themselves as the Security Agent shall require to put the Senior Creditors (other than the applicable Agents) in such a position that (after taking into account such payments) those losses are borne in those proportions; or

(ii)	if, for any reason (other than by reason of the application of Clause 18.2 (Equitably Subordinated Creditors)), any Senior Secured Notes Liabilities and/or any Pari Passu Hedging Liabilities remain unpaid after the Enforcement Date and the resulting losses are not borne by the Senior Secured Notes Creditors (other than the applicable Agents) and Pari Passu Hedge Counterparties (as applicable) in the proportions which their respective Exposures at the Enforcement Date bore to the aggregate Exposures of all the Senior Secured Notes Creditors (other than the applicable Agents) and Pari Passu Hedge Counterparties (as applicable) at the Enforcement Date, the Senior Secured Notes Creditors (other than the applicable Agents) and the Pari Passu Hedge Counterparties (as applicable) will make such payments amongst themselves as the Security Agent shall require to put the Senior Secured Notes Creditors and Pari Passu Hedge Counterparties (as applicable) in such a position that (after taking into account such payments) those losses are borne in those proportions, provided that, in each case, no Senior Secured Creditor shall be obliged to make any payment under this Clause 19 in respect of any amount received by it from a person who is not a Group Company (other than a Senior Unsecured Security Provider in respect of any amounts received in respect of the Senior Unsecured Shared Security);

(c)	for any reason (other than by reason of the application of Clause 18.2 (Equitably Subordinated Creditors)), any Second Lien Liabilities remain unpaid after the Enforcement Date and the resulting losses are not borne by the Second Lien Creditors in the proportions which their respective Exposures at the Enforcement Date bore to the aggregate Exposures of all the Second Lien Creditors at the Enforcement Date, the Second Lien Creditors will make such payments amongst themselves as the Security Agent shall require to put the Second Lien Creditors in such a position that (after taking into account such payments) those losses are borne in those proportions provided that no Second Lien Creditor shall be obliged to make any payment under this Clause 19 in respect of any amount received by it from a person who is not a Group Company (other than a Senior Unsecured Security Provider in respect of any amounts received in respect of the Senior Unsecured Shared Security); and

(d)	for any reason (other than by reason of the application of Clause 18.2 (Equitably Subordinated Creditors)), any Senior Unsecured Liabilities remain unpaid after the Enforcement Date and the resulting losses are not borne by the Senior Unsecured Creditors in the proportions which their respective Senior Unsecured Exposures at the Enforcement Date bore to the aggregate Senior Unsecured Exposures of all the Senior Unsecured Creditors at the Enforcement Date, the Senior Unsecured Creditors will make such payments amongst themselves as the Security Agent shall require to put the Senior Unsecured Creditors in such a position that (after taking into account such payments) those losses are borne in those proportions provided that no Senior Unsecured Creditor shall be obliged to make any payment under this Clause 19 in respect of any amount received by it from a person who is not a Group Company (other than a Senior Unsecured Security Provider in respect of any amounts received in respect of the Senior Unsecured Shared Security).

19.4	Turnover of enforcement proceeds

(a)	If:

(i)	prior to the Super Senior Designation Date:

(A)	the Security Agent, the Senior Agent(s) or the Senior Secured Notes Trustee(s) is not entitled, for reasons of applicable law, to pay amounts received pursuant to the making of a demand under any guarantee, indemnity or other assurance against loss or the enforcement of the Transaction Security to the Senior Secured Creditors but is entitled to distribute those amounts to Creditors (such Creditors, for the purpose of this paragraph (a) the Receiving Creditors) who, in accordance with the terms of this Agreement, are subordinated in right and priority of payment to the Senior Secured Creditors or, to the extent Clause 18.1 (Order of Application of Group Recoveries) would have applied to such amounts, who would not be entitled to receive those proceeds prior to the Senior Secured Creditors in accordance with that clause; and

(B)	the Senior Secured Discharge Date has not yet occurred (nor would occur after taking into account such payments),

then the Receiving Creditors shall make such payments to the Senior Secured Creditors as the Security Agent shall require to place the Senior Secured Creditors in the position they would have been in had such amounts been available for application against the Senior Secured Liabilities; and

(ii)	on or after the Super Senior Designation Date:

(A)	the Security Agent, the Senior Agent or the Senior Secured Notes Trustee is not entitled, for reasons of applicable law, to pay amounts received pursuant to the making of a demand under any guarantee, indemnity or other assurance against loss or the enforcement of the Transaction Security to the Senior Creditors or, as the case may be, to the Senior Secured Notes Creditors and Pari Passu Hedge Counterparties, but is entitled to distribute those amounts to Creditors (such Creditors, for the purposes of this paragraph (ii), the Receiving Creditors) who, in accordance with the terms of this Agreement, are subordinated in right and priority of payment to the Senior Creditors or, as the case may be, Senior Secured Notes Creditors and Pari Passu Hedge Counterparties or, to the extent Clause 18.1 (Order of Application of Group Recoveries) would have applied to such amounts, who would not be entitled to receive those proceeds prior to the Senior Creditors or, as the case may be, Senior Secured Notes Creditors and Pari Passu Hedge Counterparties in accordance with that clause; and

(B)	the Senior Secured Discharge Date has not yet occurred (nor would occur after taking into account such payments),

then the Receiving Creditors shall make such payments to the relevant Senior Creditors or, as the case may be, the relevant Senior Secured Notes Creditors and Pari Passu Hedge Counterparties, as the Security Agent shall require to place the relevant Senior Creditors or, as the case may be, the relevant Senior Secured Notes Creditors and Pari Passu Hedge Counterparties, in the position they would have been in had such amounts been available for application against the Senior Liabilities or, as the case may be, the Senior Secured Notes Liabilities and Pari Passu Hedging Liabilities.

(b)	If:

(i)	the Security Agent or any Second Lien Creditor Representative(s) is not entitled, for reasons of applicable law, to pay amounts received pursuant to the making of a demand under any guarantee, indemnity or other assurance against loss or the enforcement of the Transaction Security to the Second Lien Creditors but is entitled to distribute those amounts to Creditors (such Creditors, for the purpose of this paragraph (b), the Receiving Creditors) who, in accordance with the terms of this Agreement, are subordinated in right and priority to the Second Lien Creditors or, to the extent Clause 18.1 (Order of Application of Group Recoveries) would have applied to such amounts, who would not be entitled to receive those proceeds prior to the Second Lien Creditors in accordance with that clause; and

(ii)	the Second Lien Discharge Date has not yet occurred (nor would occur after taking into account such payments),

then the Receiving Creditors shall make such payments to the Second Lien Creditors as the Security Agent shall require to place the Second Lien Creditors in the position they would have been in had such amounts been available for application against the Second Lien Liabilities.

(c)	If:

(i)	the Security Agent or any Senior Unsecured Representative is not entitled, for reasons of applicable law, to pay amounts received pursuant to the making of a demand under any guarantee, indemnity or other assurance against loss or the enforcement of the Senior Unsecured Shared Security or the Senior Unsecured Only Security to the Senior Unsecured Creditors but is entitled to distribute those amounts to Creditors (such Creditors, for the purpose of this paragraph (d), the Receiving Creditors) who, in accordance with the terms of this Agreement, are subordinated in right and priority to the Senior Unsecured Creditors or, to the extent Clause 18.1 (Order of Application of Group Recoveries) would have applied to such amounts, who would not be entitled to receive those proceeds prior to the Senior Unsecured Creditors in accordance with that clause; and

(ii)	the Senior Unsecured Discharge Date has not yet occurred (nor would occur after taking into account such payments),

then the Receiving Creditors shall make such payments to the Senior Unsecured Creditors as the Security Agent shall require to place the Senior Unsecured Creditors in the position they would have been in had such amounts been available for application against the Senior Unsecured Liabilities.

19.5	Notification of Exposure

Before each occasion on which it intends to implement the provisions of this Clause 19, the Security Agent shall send notice to:

(a)	in respect of the Exposure only, each Hedge Counterparty, the Senior Agent(s) (on behalf of the Senior Lenders) and the Senior Secured Notes Trustee(s) (on behalf of the Senior Secured Noteholders) requesting that it notify the Security Agent of, respectively, its Exposure, the Exposure of each Senior Lender and the Exposure of each Senior Secured Notes Creditor (if any);

(b)	in respect of the Second Lien Exposure only, the Second Lien Agent(s) (on behalf of the Second Lien Lenders) and the Second Lien Notes Trustee(s) (on behalf of the Second Lien Noteholders) requesting that it notify the Security Agent of, respectively, the Second Lien Exposure of each Second Lien Lender and the Second Lien Exposure of each Second Lien Notes Creditor (if any); and

(c)	in respect of the Senior Unsecured Exposure only, the Senior Unsecured Agent(s) (on behalf of the Senior Unsecured Lenders) and the Senior Unsecured Notes Trustee(s) (on behalf of the Senior Unsecured Noteholders) requesting that it notify the Security Agent of, respectively, the Senior Unsecured Exposure of each Senior Unsecured Lender and the Senior Unsecured Exposure of each Senior Unsecured Notes Creditor (if any).

19.6	Default in payment

If a Creditor fails to make a payment due from it under this Clause 19, the Security Agent shall be entitled (but not obliged) to take action on behalf of the relevant Senior Secured Creditor(s), Second Lien Creditor(s) or Senior Unsecured Creditor(s) (as applicable) to whom such payment was to be redistributed (subject to being indemnified or secured (whether by way of payment in advance or otherwise) to its satisfaction by such Senior Secured Creditor(s), Second Lien Creditor(s) or Senior Unsecured Creditor(s) (as applicable) in respect of costs) but shall have no liability or obligation towards such Senior Secured Creditor(s), Second Lien Creditor(s) or Senior Unsecured Creditor(s) (as applicable), or any other Senior Secured Creditor, Second Lien Creditor, Senior Unsecured Creditor or Creditor as regards such default in payment and any loss suffered as a result of such default shall lie where it falls.

20.	New Debt Financings

20.1	New Debt Financings

(a)	Each party irrevocably consents and agrees that the Company, a Senior Unsecured Security Provider, a Senior Unsecured Borrower, a Senior Unsecured Notes Issuer or any Group Company may enter into and incur any New Debt Financing provided that:

(i)	the Company (or, in respect of any Senior Unsecured Finance Documents, Holdco) certifies to each Agent and Security Agent that it is not prohibited under any Debt Document and it otherwise complies with the requirements (if any) of the then existing Debt Documents relating thereto (including that the issue and application of proceeds is not in breach of the then existing Debt Documents);

(ii)	the borrower or issuer (as applicable) in respect of, and the Agent or Notes Trustee under and any arranger or lender under the relevant New Debt Financing and each of the guarantors in respect of any New Debt Financing execute this Agreement or sign a new Debtor/Third Party Security Provider Accession Deed and/or Creditor/Agent Accession Undertaking (as applicable) before or concurrently with becoming a guarantor under the relevant New Debt Financing or the borrowing or issuance of the relevant New Debt Financing; and

(iii)	the New Debt Financing (and any related Security Documents, Senior Unsecured Only Security Documents and other Debt Documents) is expressed to be subject to the terms of this Agreement and certain of the rights and benefits of the parties thereto are regulated accordingly.

(b)	Subject to compliance with the requirements of paragraph (a) above, the Company, a Senior Unsecured Security Provider, a Senior Unsecured Borrower, a Senior Unsecured Notes Issuer or any Group Company may enter into a New Debt Financing and all Liabilities under:

(i)	any new Senior Secured Finance Documents shall be deemed to be Senior Secured Liabilities and rank pari passu in all respects with all existing Senior Secured Liabilities;

(ii)	any new Second Lien Finance Documents shall be deemed to be Second Lien Liabilities and rank pari passu in all respects with all existing Second Lien Liabilities; or

(iii)	any new Senior Unsecured Finance Documents shall be deemed to be Senior Unsecured Liabilities and rank pari passu in all respects with all existing Senior Unsecured Liabilities,

for the purposes of this Agreement and the other Debt Documents.

(c)	Each Debtor, Third Party Security Provider and each Senior Unsecured Security Provider (and the Company shall ensure that each other relevant security provider) shall grant or re-grant any Transaction Security or, if applicable, Senior Unsecured Only Security (including, if applicable, Lower Ranking Security) and/or agrees to any amendment of a Security Document or Senior Unsecured Only Security Document required under the terms of that New Debt Financing or as may be required under any applicable law in order to give effect to the ranking set out in Clause 2.2 (Transaction Security), in each case, subject to, the provisions of the Agreed Security Principles and the requirements of Clause 20.2 (Transaction Security: New Debt Financings).

(d)	Subject to paragraph (e) below, the Super Senior Designation Date shall occur on the delivery by the Company of a notice in writing to each Agent specifying such Super Senior Designation Date.

(e)	Senior Lender Liabilities may only continue to be designated by the Company as Senior Lender Liabilities on the Super Senior Designation Date if such ranking for such Liabilities is not prohibited under any Senior Secured Finance Document. For the avoidance of doubt, upon the occurrence of the Super Senior Designation Date, any Senior Lender Liabilities incurred under Senior Finance Documents entered into prior to the occurrence of the Super Designation Date shall either continue to be treated as Senior Lender Liabilities or shall be designated by the Company as Senior Secured Notes Liabilities in accordance with this Agreement.

20.2	Transaction Security: New Debt Financings

Notwithstanding any other term, condition or restriction in any other Debt Document, the Parties agree that, in connection with and in order to facilitate a New Debt Financing, each Agent and the Security Agent (and any other Creditor party to a Security Document or Senior Unsecured Only Security Document) are authorised and instructed by all Creditors (and in each case are obliged at the request of the Company or, in respect of any Senior Unsecured Finance Documents, Holdco) to enter into promptly any new Security Document or Senior Unsecured Only Security Document, promptly amend or waive any terms of an existing Security Document or Senior Unsecured Only Security Document and/or promptly release any asset from Transaction Security or Senior Unsecured Only Security subject to the following conditions:

(a)	any new Transaction Security shall be:

(i)	subject to the Agreed Security Principles, Guarantee Limitations, applicable law and the other terms of this Agreement, granted in favour of the Security Agent for and on behalf of the providers and/or agents and/or trustees of a New Debt Financing and the then existing Secured Parties; and

(ii)	unless otherwise required by the Company, on terms substantially the same (except that it shall also secure any New Debt Financing) as the terms of the existing Transaction Security over equivalent asset(s);

(b)	any new Senior Unsecured Only Security shall be:

(i)	subject to any agreed security principles, guarantee limitations, applicable law and the other terms of this Agreement, granted in favour of the Security Agent for and on behalf of the providers and/or agents and/or trustees of a New Debt Financing and the then existing Senior Unsecured Creditors; and

(ii)	unless otherwise required by Holdco, on terms substantially the same (except that it shall secure any New Debt Financing) as the terms of the existing Senior Unsecured Only Security over equivalent asset(s);

(c)	any amendment or waiver of a Transaction Security Document or Senior Unsecured Only Security Document or release and re-grant of Transaction Security or Senior Unsecured Only Security shall only be undertaken if required by the terms or conditions of the New Debt Financing or to the extent necessary under applicable law in order to give effect to the ranking set out in Clause 2.2 (Transaction Security); and (if legally possible and in the opinion of the Company (acting reasonably) it is not commercially detrimental to do so and without breach of any term or condition of any New Debt Financing) where the Transaction Security or Senior Unsecured Only Security is intended to secure any relevant Liabilities, second or further priority (if applicable) Transaction Security or Senior Unsecured Only Security (the Additional Security Documents) will be taken instead of releasing and re-granting the existing Transaction Security or Senior Unsecured Only Security on the basis that such Liabilities will nonetheless be deemed and treated for the purposes of this Agreement as secured by the existing Transaction Security Documents or Senior Unsecured Only Security Documents and the Additional Security Documents pari passu with other Liabilities which would otherwise have the same ranking; and

(d)	if any asset is to be released from Transaction Security or Senior Unsecured Only Security, promptly upon giving effect to that release, replacement Transaction Security or Senior Unsecured Only Security (as applicable) is, subject to applicable law, the Debt Documents, the Agreed Security Principles, Guarantee Limitations and other terms of this Agreement, granted in favour of the Security Agent for and on behalf of the providers and/or agents and/or trustees of the New Debt Financing and the existing Secured Parties benefitting from the Security on substantially the same terms as the Transaction Security or Senior Unsecured Only Security released (except that it shall also secure any New Debt Financing).

20.3	Ranking of Pari Passu Debt

Nothing in this Clause 20 (New Debt Financings) or any other Debt Document shall restrict the Company, any other Group Company, any Senior Unsecured Borrower, any Senior Unsecured Notes Issuer, any Holdco or any Holding Company of the Company from agreeing with the Creditors (or any of them) and the providers of any Senior Secured Liabilities, Second Lien Liabilities and/or Senior Unsecured Liabilities (or any of them) which rank pari passu the ranking of their respective claims among themselves in documentation separate to this Agreement and entered into solely between such parties (or on their behalf by an Agent) provided that, for the avoidance of doubt, no such agreement shall bind or apply to any Creditor which is not a Party to such agreement.

20.4	Further assurance

Each Senior Unsecured Representative, each Second Lien Creditor Representative, each Senior Secured Notes Trustee, each Senior Agent and the Security Agent will and is hereby authorised, empowered and directed to enter into such agreement or agreements with the Debtors, Third Party Security Providers, the Senior Unsecured Security Providers and/or the holders of the Liabilities pursuant to Clause 20.1 (New Debt Financing) and/or their agents and trustees, whether by way of supplement, amendment or restatement of the terms of this Agreement or by a separate deed, as may be necessary to give effect to the terms of Clause 20.1 (New Debt Financing). Any such amendment shall not require the consent of any Creditor and shall be effective and binding on all Parties upon the execution thereof by the Debtors, Third Party Security Providers, each Senior Unsecured Security Provider, each Second Lien Creditor Representative, each Senior Unsecured Representative, each Senior Secured Notes Trustee, each Senior Agent and the Security Agent.

21.	The Security Agent

21.1	Appointment by Secured Parties

(a)	Subject to paragraph (f) below, each Secured Party irrevocably appoints the Security Agent in accordance with the following provisions of this Clause 21.1 to act as its security agent, mandatario con rappresentanza, trustee, joint and several creditor or, to the extent recognized and permitted by the applicable law, beneficiary of a parallel debt (as the case may be and other than for Security governed by Italian law) under or in connection with this Agreement and with respect to the other Debt Documents and (if applicable) the Senior Unsecured Only Security Documents, and irrevocably authorises and empowers the Security Agent (to the extent legally permissible with express faculty of self-contracting, sub-empowering or multiple representation, including, for the avoidance of doubt, the release from the restrictions set out in section 181 of the German Civil Code and any equivalent restriction under any other applicable law) on its behalf to:

(i)	execute each Security Document and (if applicable) each Senior Unsecured Only Security Document expressed to be executed by the Security Agent on its behalf; and

(ii)	perform such duties and exercise such rights and powers under this Agreement and the Security Documents and (if applicable) the Senior Unsecured Only Security Documents as are specifically delegated to the Security Agent by the terms thereof, together with such rights, powers and discretions as are reasonably incidental thereto.

(b)	Each Secured Party confirms that:

(i)	the Security Agent has authority to accept on its behalf the terms of any reliance letter or engagement letter relating to the Reports or any other reports or letters provided in connection with the Secured Debt Documents or the transactions contemplated by the Secured Debt Documents, to bind it in respect of those Reports, reports or letters and to sign that reliance letter or engagement letter on its behalf and to the extent that reliance letter, or engagement letter has already been entered into it, ratifies those actions; and

(ii)	it accepts the terms and qualifications set out in that reliance letter or engagement letter.

(c)	The Security Agent shall have only those duties, obligations and responsibilities which are expressly specified in this Agreement and/or the Security Documents and/or the Senior Unsecured Only Security Documents to which the Security Agent is a Party (and no others shall be implied). The Security Agent’s duties under this Agreement and/or the Security Documents and/or the Senior Unsecured Only Security Documents to which the Security Agent is a Party are solely of a mechanical and administrative nature.

(d)	Each Secured Party releases the Security Agent from any applicable restrictions on entering into any transaction as a representative of:

(i)	two or more principals contracting with each other; and

(ii)	one or more principals with whom it is contracting in its own name,

including, without limitation, the restrictions set out in section 181 of the German Civil Code and any equivalent restriction under any other applicable law.

(e)	The Security Agent shall be entitled to grant sub-power of attorney including the release of any sub attorney from the restrictions referred to in paragraph (d) above.

(f)	The Security Agent shall not have or be deemed to have assumed any fiduciary relationship with any Party other than those for which specific provision is made by this Agreement, the Security Documents and (if applicable) the Senior Unsecured Only Security Documents.

(g)	Notwithstanding anything contained herein, no provision of this Agreement shall alter or otherwise affect the rights and obligations of any Debtor or Third Party Security Provider to make payments in respect of the Agent Liabilities owed to the Security Agent as and when the same are due and payable pursuant to the applicable Debt Documents or the receipt and retention by the Security Agent of the same or the taking of any step or action by the Security Agent in respect of its rights under the Debt Documents to the same.

(h)	In respect of any Security Property governed by Italian law or created or expressed to be created under or pursuant to any Italian Security Document, the Security Agent declares that it shall (to the extent possible under applicable law) hold such Security Property as agent with representative power (mandatario con rappresentanza) of the relevant Secured Parties on the terms contained in this Agreement.

(i)	Each of the Secured Parties appoints the Security Agent to act as its agent (for the purposes of Italian law, mandatario con rappresentanza) under and in connection with the Debt Documents, (for the purposes of Italian law, with the express consent pursuant to Article 1395 of the Italian Civil Code to execute agreements with itself (contratti con sè stesso) in accordance with Article 1395 of Italian Civil Code, even if acting under Article 1394 of the Italian Civil Code in conflict of interests (conflitto d'interessi)).

(j)	Each of the Secured Parties authorises the Security Agent to perform the duties, obligations and responsibilities and to exercise (also in the name and on behalf of the Secured Parties) the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Debt Documents together with any other incidental rights, powers, authorities and discretions.

(k)	For the purposes of the Italian Security Documents, each of the Secured Parties (other than the Security Agent) hereby:

(i)	appoints, with the express consent pursuant to Articles 1394 and 1395 of the Italian Civil Code, the Security Agent to act as its agent with representative powers (con potere di rappresentanza) pursuant to Article 1723 of the Italian Civil Code and procuratore speciale (special attorney-in-fact) so that, acting in the name and on behalf of each Secured Party, but also in its own name and on its own interest, it takes all the actions that it considers proper or necessary as provided under this Agreement and executes and perfects in the name and on behalf of the Secured Parties the Italian Security Documents;

(ii)	grants the Security Agent the power to negotiate and approve the terms and conditions of the Italian Security Documents and any amendment thereof, execute any other agreement or instrument, give or receive any notice or declaration, identify and specify to third parties the names of the Secured Parties at any given date, and, acting upon the instructions of the relevant Finance Parties, take any other action in relation to the creation, perfection, maintenance, enforcement, cancellation and discharge of the security created thereunder in the name and on behalf of the Secured Parties;

(iii)	confirms that the Security Agent may enter into the Italian Security Documents on its own behalf and/or as attorney-in-fact for other parties and expressly authorises the Security Agent to do so also pursuant to article 1395 of the Italian Civil Code;

(iv)	confirms that the Security Agent is entitled to release any Italian Security Documents, also for an on behalf of the Secured Parties, in accordance with the provisions, and subject to the conditions, set forth under this Agreement, the Debt Documents and the relevant Italian Security Document;

(v)	confirms that in the event that any Transaction Security created under the Italian Security Documents remains registered in the name of a Secured Party after it has ceased to be a Secured Party then the Security Agent shall remain empowered to execute a release of such security in its name and on its behalf;

(vi)	undertakes to ratify and approve any such action taken in the name and on behalf of the Secured Parties by the Security Agent acting in its appointed capacity;

(vii)	undertakes to grant any additional power of attorney as it might be needed or appropriate for the Security Agent to act in accordance with and within the limits of this Agreement and the Italian Security Documents;

(viii)	confirms that, in relation to this agency with representative powers (con potere di rappresentanza) and to the special power of attorney granted hereunder, the Security Agent may be in a situation of conflict of interests and waives its rights to the exercise of any remedies relating to such conflict (including the ones set out in Article 1394 of the Italian Civil Code) and also waives any rights to take action against the Security Agent as a result of such conflict; and

(ix)	authorises the Security Agent to, in its name and on its behalf, exercise such rights, powers and discretions as are delegated to the Security Agent by the terms of this Agreement, the Debt Documents and the Italian Security Documents together with all rights, powers and discretions as are incidental thereto or necessary to give effect to the provisions contained in this Agreement.

21.2	Appointment as agent and administrator in relation to German Transaction Security

(a)	In relation to any Security governed by German law (the German Transaction Security), the Security Agent shall:

(i)	hold, administer and (subject to the same having become enforceable and to the terms of this Agreement) realise any such German Transaction Security which is Security transferred or assigned (Sicherungseigentum/Sicherungsabtretung) or otherwise granted under a non-accessory security right (nicht-akzessorische Sicherheit) to it in its own name as trustee (treuhänderisch) for the benefit of the Secured Parties;

(ii)	administer and (subject to the same having become enforceable and to the terms of this Agreement) realise in the name of and on behalf of the Secured Parties any German Transaction Security which is pledged (Verpfändung) to any Secured Party under an accessory security right (akzessorische Sicherheit) in the name and on behalf of the Secured Parties; and

(iii)	if and when acting in its capacity as creditor of the Senior Secured Security Agent Claim, hold:

(A)	any German Transaction Security which is created in favour of the Security Agent as creditor of the Senior Secured Security Agent Claim by way of a pledge (Verpfändung) orany other German law accessory security right (akzessorische Sicherheit);

(B)	any proceeds of such German Security; and

(C)	the benefit of this sub-paragraph (iii) and of the Senior Secured Security Agent Claim,

as creditor in its own right but (also) for the benefit of the (other) Secured Parties in accordance with this Agreement.

(b)	Each Secured Party (other than the Security Agent) hereby authorises the Security Agent to:

(i)	accept as its representative (Stellvertreter) any pledge or other creation of any accessory security right made to such Secured Party in relation to the Debt Documents and to act and execute on its behalf as its representative (Stellvertreter), subject to the terms of the Debt Documents, amendments or releases of, accessions and alterations to, and to carry out similar dealings with regard to any German Transaction Security which creates a pledge or any other accessory security right;

(ii)	act on its behalf and in its name in connection with the preparation, execution and delivery of the German Transaction Security and the perfection and monitoring of the German Transaction Security;

(iii)	execute on behalf of itself and each other Party where relevant without the need for any further referral to, or authority from, any other person all necessary releases or confirmations of any Security created under the German Transaction Security in relation to the disposal of any asset which is permitted under the German Transaction Security or consented or agreed upon in accordance with the Debt Documents; and

(iv)	make all statements necessary or appropriate in connection with the foregoing paragraphs.

(c)	Each Secured Party which becomes a party to this Agreement ratifies and approves all acts and declarations previously done by the Security Agent on such Secured Party’s behalf (including for the avoidance of doubt any declarations made by the Security Agent as representative (offenes Geschäft für den, den es angeht)) in relation to the creation of any pledge (Pfandrecht) on behalf and for the benefit of any Secured Party in respect of the German Security Documents.

21.3	Trust and Security Agent

(a)	Subject to paragraph (f) of Clause 21.1 (Appointment by Secured Parties) and paragraph (c) below, other than in respect of any Security Property created or expressed to be created under or pursuant to any Italian Security Documents, German Transaction Security or any other Security Documents where the relevant Security Property cannot be granted to the Security Agent by way of trust, the Security Agent declares that it shall (to the extent possible under applicable law and unless otherwise stated in the relevant Security Document) hold the Security Property and the Senior Unsecured Only Security Property on trust in its capacity as security trustee for the relevant Secured Parties on the terms contained in this Agreement.

(b)	In respect of any Security Property created or expressed to be created under or pursuant to any Italian Security Documents or any other Security Documents where the relevant Security Property cannot be granted to the Security Agent by way of trust, the Security Agent declares that, in respect of such Security Document other than the Italian Security Documents, it shall (to the extent possible under applicable law) hold such Security Property as agent for, and, in respect of the Italian Security Documents, it shall (to the extent possible under applicable law) hold such Security Property as mandatario con rappresentanza of, the relevant Secured Parties on the terms contained in this Agreement. In no event will any “parallel debt” provisions apply to any Italian Security Documents.

(c)	Unless expressly provided to the contrary in any Debt Document and subject to paragraph (f) of Clause 21.1 (Appointment by Secured Parties), the Security Agent in its capacity as security agent declares that it holds the Security Property and Senior Unsecured Only Security Property as security agent for the relevant Secured Parties on the terms contained in this Agreement and such relationship shall be construed as one of principal and agent.

(d)	Each of the Parties to this Agreement agrees that the Security Agent shall have only those duties, obligations and responsibilities expressly specified in this Agreement or in the other Debt Documents to which the Security Agent is expressed to be a party (and no others shall be implied).

(e)	Without prejudice to the generality of (but in addition to) paragraph (d) above, each relevant Secured Party agrees that the Security Agent shall in addition have those duties, obligations and responsibilities expressly specified in the Senior Unsecured Only Security Documents to which the Security Agent is expressed to be a party (and no others shall be implied).

21.4	Senior Secured Security Agent Claim (Covenant to pay the Security Agent)

(a)	In this Clause 21.3:

Senior Secured Creditor Claim means, in relation to a Debtor or Third Party Security Provider, any amount which that Debtor or Third Party Security Provider owes to a Senior Secured Party under or in connection with the Secured Debt Documents other than the Senior Unsecured Finance Documents; and

Senior Secured Security Agent Claim has the meaning given to it in paragraph (b) below.

(b)	Each Debtor and Third Party Security Provider must pay the Security Agent, as an independent and separate creditor, an amount equal to each of its Senior Secured Creditor Claims on its due date (each a Senior Secured Security Agent Claim).

(c)	Each Debtor, Third Party Security Provider and the Security Agent acknowledges that the obligations of each Debtor or each Third Party Security Provider under paragraph (a) above are several and are separate and independent from, and shall not in any way limit or affect, the corresponding obligations of that Debtor or that Third Party Security Provider to any Secured Party under any Finance Document (its Corresponding Debt), nor shall it constitute the Security Agent and any Finance Party as joint creditors of any Corresponding Debt, nor shall the amounts for which each Debtor is liable under paragraph (a) above (its Parallel Debt) be limited or affected in any way by its Corresponding Debt provided that:

(i)	the Parallel Debt of each Debtor shall be decreased and the Security Agent shall not demand payment to the extent that its Corresponding Debt has been paid or (in the case of guarantee obligations) discharged; and

(ii)	the Corresponding Debt of each Debtor shall be decreased and the Security Agent shall not demand payment to the extent that its Parallel Debt has been paid or (in the case of guarantee obligations) discharged.

(d)	Each Senior Secured Security Agent Claim is created on the understanding that the Security Agent must:

(i)	share the proceeds of each Senior Secured Security Agent Claim with the other Senior Secured Parties; and

(ii)	pay those proceeds to the Senior Secured Parties, in accordance with this Agreement.

(e)	The Security Agent shall have its own independent right to demand payment of the amounts payable by each Debtor and Third Party Security Provider under the Senior Secured Security Agent Claim at any point in time.

(f)	The Security Agent may enforce performance of any Senior Secured Security Agent Claim in its own name as an independent and separate right. This includes any suit, execution, enforcement of security, recovery of guarantees and applications for and voting in respect of any kind of insolvency proceeding.

(g)	Each Senior Secured Party must, at the request of the Security Agent:

(i)	perform any act required in connection with the enforcement of any Senior Secured Security Agent Claim. This includes joining in any proceedings as co-claimant with the Security Agent; and

(ii)	enforce its Senior Secured Creditor Claim.

(h)

(i)	Discharge by a Debtor and Third Party Security Provider of a Senior Secured Creditor Claim will automatically discharge the corresponding Senior Secured Security Agent Claim in the same amount.

(ii)	Discharge by a Debtor and Third Party Security Provider of a Senior Secured Security Agent Claim will automatically discharge the corresponding Senior Secured Creditor Claim in the same amount.

(i)	The aggregate amount of the Senior Secured Security Agent Claims will never exceed the aggregate amount of Senior Secured Creditor Claims.

(j)

(i)	A defect affecting a Senior Secured Security Agent Claim against a Debtor will not affect any Senior Secured Creditor Claim.

(ii)	A defect affecting a Senior Secured Creditor Claim against a Debtor will not affect any Senior Secured Security Agent Claim.

(k)	Each Debtor irrevocably waives any right it may have to require a Senior Secured Party to join in any proceedings as co-claimant with the Security Agent in respect of any Senior Secured Security Agent Claim.

(l)	If the Security Agent returns to any Debtor, whether in any kind of insolvency proceedings or otherwise, any recovery in respect of which it has made a payment to a Senior Secured Party, that Senior Secured Party must repay an amount equal to that recovery to the Security Agent (as the case may be).

(m)	Any limitation of any guarantee and/or indemnity in relation to any claim of a Senior Secured Party set out in any Debt Document shall apply mutatis mutandis to the respective Senior Secured Security Agent Claim (to the extent the respective Senior Secured Security Agent Claim is not so limited automatically by operation of such limitation of such guarantee and/or indemnity).

21.5	Senior Unsecured Security Agent Claim (Covenant to pay the Security Agent)

In this Clause 21.4:

Senior Unsecured Creditor Claim means, in relation to a Debtor, any amount which that Debtor owes to a Senior Unsecured Finance Party under or in connection with the Senior Unsecured Finance Documents; and

Senior Unsecured Security Agent Claim has the meaning given to it in paragraph (a) below.

(a)	Each Debtor must pay the Security Agent as an independent and separate creditor an amount equal to each of its Senior Unsecured Creditor Claims on its due date (each a Senior Unsecured Security Agent Claim).

(b)	Each Senior Unsecured Security Agent Claim is created on the understanding that the Security Agent must:

(i)	share the proceeds of each Senior Unsecured Security Agent Claim with the other Senior Unsecured Finance Parties; and

(ii)	pay those proceeds to the Senior Unsecured Finance Parties, in accordance with this Agreement.

(c)	The Security Agent shall have its own independent right to demand payment of the amounts payable by each Debtor under the Senior Unsecured Security Agent Claims at any point in time.

(d)	The Security Agent may enforce performance of any Senior Unsecured Security Agent Claim in its own name as an independent and separate right. This includes any suit, execution, enforcement of security, recovery of guarantees and applications for and voting in respect of any kind of insolvency proceeding.

(e)	Each Senior Unsecured Finance Party must, at the request of the Security Agent:

(i)	perform any act required in connection with the enforcement of any Senior Unsecured Security Agent Claim. This includes joining in any proceedings as co-claimant with the Security Agent; and

(ii)	enforce its Senior Unsecured Creditor Claim.

(f)

(i)	Discharge by a Debtor of a Senior Unsecured Creditor Claim will automatically discharge the corresponding Senior Unsecured Security Agent Claim in the same amount.

(ii)	Discharge by a Debtor of a Senior Unsecured Security Agent Claim will automatically discharge the corresponding Senior Unsecured Creditor Claim in the same amount.

(g)	The aggregate amount of the Senior Unsecured Security Agent Claims will never exceed the aggregate amount of Senior Unsecured Creditor Claims.

(h)

(i)	A defect affecting a Senior Unsecured Security Agent Claim against a Debtor will not affect any Senior Unsecured Creditor Claim.

(ii)	A defect affecting a Senior Unsecured Creditor Claim against a Debtor will not affect any Senior Unsecured Security Agent Claim.

(iii)	If the Security Agent returns to any Debtor, whether in any kind of insolvency proceedings or otherwise, any recovery in respect of which it has made a payment to a Senior Unsecured Finance Party, that Senior Unsecured Finance Party must repay an amount equal to that recovery to the Security Agent (as the case may be).

(i)	Each Debtor irrevocably waives any right it may have to require a Senior Unsecured Finance Party to join in any proceedings as co-claimant with the Security Agent in respect of any Senior Unsecured Security Agent Claim.

(j)	Any limitation of any guarantee and/or indemnity in relation to any claim of a Senior Unsecured Finance Party set out in any Debt Document shall apply mutatis mutandis to the respective Senior Unsecured Security Agent Claim (to the extent the respective Senior Unsecured Security Agent Claim is not so limited automatically by operation of such limitation of such guarantee and/or indemnity).

21.6	No independent power

(a)	Subject to Clause 18.4 (Treatment of SFA Cash Cover and Senior Lender Cash Collateral), the Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any rights or powers arising under the Security Documents except through the Security Agent. Any decision to enforce the Transaction Security will be taken by the Instructing Group in accordance with Clause 14 (Enforcement of Transaction Security prior to the Super Senior Designation Date) or Clause 15 (Enforcement of Transaction Security on or after the Super Senior Designation Date), as applicable, and would be binding on all of the Secured Parties.

(b)	The relevant Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Senior Unsecured Only Security or to exercise any rights or powers arising under the Senior Unsecured Only Security Documents except through the Security Agent. Any decision to enforce the Senior Unsecured Only Security will be taken by the Majority Senior Unsecured Creditors in accordance with Clause 16 (Enforcement of Senior Unsecured Only Security) and would be binding on all of the Senior Unsecured Creditors.

21.7	Instructions to Security Agent and exercise of discretion

(a)	The Security Agent shall, subject to paragraphs (e) and (f) below, act in accordance with any instructions given to it by an Instructing Group or the Majority Second Lien Creditors or the Majority Senior Unsecured Creditors (as applicable) to the extent they are entitled to give instructions under Clauses 14 (Enforcement of Transaction Security prior to the Super Senior Designation Date) or 15 (Enforcement of Transaction Security on or after the Super Senior Designation Date) (as applicable) or, if so instructed by an Instructing Group or the Majority Second Lien Creditors or the Majority Senior Unsecured Creditors (as applicable) to the extent they are entitled to give instructions under Clauses 14 (Enforcement of Transaction Security prior to the Super Senior Designation Date) or 15 (Enforcement of Transaction Security on or after the Super Senior Designation Date) (as applicable), refrain from exercising any right, power, authority or discretion vested in it as Security Agent, or as holder of a Security Agent Claim, and shall be entitled to assume that:

(i)	any instructions received by it from an Instructing Group, the Agent, the Creditors or a group of Creditors are duly given in accordance with the terms of the Debt Documents (including whether an Instructing Group constitutes the requisite majority); and

(ii)	unless it has received actual notice of revocation, that those instructions or directions have not been revoked.

(b)	The Security Agent shall not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (a) above (or, if this Agreement stipulates the matter is a decision for any other Creditor or group of Creditors, in accordance with the instructions given by that Creditor or group of Creditors).

(c)	The Security Agent shall be entitled to request instructions, or clarification of any direction or instruction, from an Instructing Group or from the Majority Second Lien Creditors or the Majority Senior Unsecured Creditors (as applicable) to the extent they are entitled to give instructions to the Security Agent pursuant to, prior to the Super Senior Designation Date, Clause 14 (Enforcement of Transaction Security prior to the Super Senior Designation Date) or, on and from the Super Senior Designation Date, Clause 15 (Enforcement of Transaction Security on or after the Super Senior Designation Date) or Clause 16 (Enforcement of Senior Unsecured Only Security) as to whether, and in what manner, it should exercise or refrain from exercising any rights, powers, authorities and discretions and the Security Agent may refrain from acting (and shall not be liable if it refrains from acting) unless and until those instructions or clarification are received by it.

(d)	Save as provided in, prior to the Super Senior Designation Date, Clause 14 (Enforcement of Transaction Security prior to the Super Senior Designation Date), Clause 15 (Enforcement of Transaction Security on or after the Super Senior Designation Date) or Clause 16 (Enforcement of Senior Unsecured Only Security), any instructions given to the Security Agent by an Instructing Group shall override any conflicting instructions given by any other Parties.

(e)	Paragraph (a) above shall not apply:

(i)	where a contrary indication appears in this Agreement (including, for the avoidance of doubt, with respect to the Senior Unsecured Only Security Documents where instructions shall be obtained solely from the Majority Senior Unsecured Creditors);

(ii)	where this Agreement or applicable law or regulation requires the Security Agent to act in a specified manner or to take a specified action;

(iii)	in respect of any provision which protects the Security Agent’s own position in its personal capacity as opposed to its role of Security Agent for the Secured Parties including, without limitation, the provisions set out in Clause 21.8 (Security Agent’s discretions) to Clause 21.23 (Disapplication);

(iv)	in respect of the exercise of the Security Agent’s discretion to exercise a right, power or authority under any of:

(A)	Clause 17.1 (Non-Distressed Transactions);

(B)	Clause 18.1 (Order of application of Group Recoveries);

(C)	Clause 18.2 (Prospective liabilities);

(D)	Clause 18.4 (Treatment of SFA Cash Cover and Senior Lender Cash Collateral); and

(E)	Clause 18.8 (Permitted Deductions).

(f)	If giving effect to instructions given by an Instructing Group would (in the Security Agent’s good faith opinion) have an effect equivalent to an Intercreditor Amendment, the Security Agent shall not act in accordance with those instructions unless consent to it so acting is obtained from each Party (other than the Security Agent whose consent would have been required in respect of that Intercreditor Amendment). Nothing in this paragraph (f) shall oblige the Security Agent to consider or monitor the effect of any instruction delivered to it in accordance with this Agreement and the Security Agent shall have no liability to any Party whatsoever (including as a result of any corresponding delay) if, in fact, such instructions do or do not have the effect of an Intercreditor Amendment.

(g)	In exercising any discretion to exercise a right, power or authority under this Agreement where either:

(i)	it has not received any instructions from an Instructing Group (or the Majority Second Lien Creditors or the Majority Senior Unsecured Creditors (as applicable) to the extent they are entitled to give instructions under Clauses 14 (Enforcement of Transaction Security prior to the Super Senior Designation Date) or 15 (Enforcement of Transaction Security on or after the Super Senior Designation Date)) as to the exercise of that discretion; or

(ii)	the exercise of that discretion is subject to paragraph (e)(iv) above,

the Security Agent shall:

(A)	other than where paragraph (B) below applies, do so having regard to the interests of all the Secured Parties (when taken as a whole and without reference to the specific interests of any individual Secured Party); or

(B)	if (in its opinion) there is a Creditor Conflict in relation to the matter in respect of which the discretion is to be exercised, do so having regard only to: (1) prior to the Senior Secured Discharge Date, the interests of all the Senior Secured Creditors; and (2) after the Senior Secured Discharge Date, the interests of all the Second Lien Creditors.

21.8	Security Agent’s Actions

(a)	Without prejudice to the provisions of Clause 14 (Enforcement of Transaction Security prior to the Super Senior Designation Date), Clause 15 (Enforcement of Transaction Security on or after the Super Senior Designation Date), Clause 16 (Enforcement of Senior Unsecured Only Security) and Clause 21.6 (Instructions to Security Agent and exercise of discretion), the Security Agent may (but shall not be obliged to), in the absence of any instructions to the contrary, take such action (or refrain from taking such action) in the exercise of any of its powers and duties under the Debt Documents as it considers in its good faith discretion to be appropriate.

(b)	The Security Agent may carry out what in its discretion it considers to be administrative acts, or acts which are incidental to any instruction, without any instructions (though not contrary to any such instruction), but so that no such instruction shall have any effect in relation to any administrative or incidental act performed prior to actual receipt of such instruction by the Security Agent.

21.9	Security Agent’s discretions

(a)	The Security Agent may:

(i)	assume that: (i) (unless it has received actual notice to the contrary from a Hedge Counterparty or from one of the Agents) no Default has occurred and no Debtor is in breach of or default under its obligations under any of the Debt Documents; (ii) any right, power, authority or discretion vested by any Debt Document in any person has not been exercised; and (iii) each notice or request given or made by a Debtor which is expressed to be given on behalf of that Debtor and/or one or more other Group Companies is made on behalf of and with the consent and knowledge of all the Group Companies on whose behalf it is expressed to be given;

(ii)	if it receives any instructions or directions under Clause 14 (Enforcement of Transaction Security prior to the Super Senior Designation Date) or Clause 15 (Enforcement of Transaction Security on or after the Super Senior Designation Date) or Clause 16 (Enforcement of Senior Unsecured Only Security) to take any action in relation to the Transaction Security or the Senior Unsecured Only Security, assume that all applicable conditions under the Debt Documents for taking that action have been satisfied;

(iii)	at the expense of the Company, engage, pay for and rely on the advice or services of any legal advisers, accountants, tax advisers, surveyors or other experts (whether obtained by the Security Agent or by any other Secured Party) whose advice or services may at any time seem necessary, expedient or desirable, and the Security Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of such reliance;

(iv)	act under the Debt Documents through its personnel and agents;

(v)	rely upon any communication or document believed by it to be genuine and, as to any matters of fact which might reasonably be expected to be within the knowledge of a Secured Party, any Creditor, any Senior Unsecured Security Provider or any Debtor, upon a certificate signed by or on behalf of that person;

(vi)	refrain from acting (including in accordance with the instructions of any Party and including bringing any legal action or proceeding arising out of or in connection with the Debt Documents) until it has received any indemnification and/or security that it may in its discretion require (whether by way of payment in advance or otherwise) for all costs, losses and liabilities which it believes it may incur in so acting and such indemnification or security, in the case of the Senior Secured Notes Creditors, the Second Lien Notes Creditor and the Senior Unsecured Noteholders, being granted by the ultimate beneficial owners of the Senior Secured Notes, Second Lien Notes or Senior Unsecured Notes, and not by the relevant Notes Trustee; and

(vii)	unless this Agreement expressly specifies otherwise disclose to any other Party any information it reasonably believes it has received as security agent under this Agreement.

(b)	Notwithstanding any provision of any Debt Document to the contrary, the Security Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion, if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not assured to it.

(c)	Notwithstanding anything in any Debt Document to the contrary, the Security Agent shall not do, or be authorised or required to do, anything which might constitute a regulated activity for the purpose of the Financial Services and Markets Act 2000 (the FSMA), unless it is authorised under FSMA to do so.

(d)	The Security Agent shall have the discretion at any time:

(i)	to delegate any of the functions which fall to be performed by an authorised person under FSMA to any other agent or person which also has the necessary authorisations and licences; and

(ii)	to apply for authorisation under FSMA and perform any or all such functions itself if, in its absolute discretion, it considers it necessary, desirable or appropriate to do so.

21.10	Security Agent’s obligations

The Security Agent shall promptly:

(a)	copy to (i) each Agent and (ii) each Hedge Counterparty the contents of any notice or document received by it from any Debtor or Senior Unsecured Security Provider under any Debt Document;

(b)	forward to a Party the original or a copy of any document which is delivered to the Security Agent for that Party by any other Party provided that the Security Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party;

(c)	inform (i) each Agent and (ii) each Hedge Counterparty of the occurrence of any Default or any default by a Debtor or Senior Unsecured Security Provider in the due performance of or compliance with its obligations under any Debt Document of which the Security Agent has received notice from any other Party; and

(d)	to the extent that a Party (other than the Security Agent) is required to calculate a Common Currency Amount, and upon a request by that Party, promptly ascertain the Security Agent’s Spot Rate of Exchange and notify that Party of the relevant Security Agent’s Spot Rate of Exchange.

21.11	Excluded obligations

Notwithstanding anything to the contrary expressed or implied in the Debt Documents, the Security Agent shall not:

(a)	be bound to enquire as to (i) whether or not any Default has occurred or (ii) the performance, default or any breach by a Debtor or Senior Unsecured Security Provider of its obligations under any of the Debt Documents;

(b)	be bound to account to any other Party for any sum or the profit element of any sum received by it for its own account;

(c)	be bound to disclose to any other person (including but not limited to any Secured Party) (i) any confidential information or (ii) any other information if disclosure would, or might in its reasonable opinion, constitute a breach of any law or be a breach of fiduciary duty; and

(d)	have or be deemed to have any relationship of trust or agency with any Debtor or Senior Unsecured Security Provider.

21.12	Exclusion of liability

(a)	None of the Security Agent, any Receiver nor any Delegate shall accept responsibility or be liable for:

(i)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Security Agent or any other person in or in connection with any Debt Document or the transactions contemplated in the Debt Documents, or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Debt Document;

(ii)	the legality, validity, effectiveness, adequacy or enforceability of any Debt Document, the Security Property, the Senior Unsecured Only Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Debt Document or the Security Property or the Senior Unsecured Only Security Property;

(iii)	any determination as to whether any information provided or to be provided to any Secured Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise;

(iv)	any damages, costs or losses to any person or any liability arising as a result of taking or refraining from taking any action in relation to any of the Debt Documents, the Security Property, the Senior Unsecured Only Security Property or otherwise, whether in accordance with an instruction from an Agent or otherwise unless directly caused by its gross negligence or wilful misconduct;

(v)	the exercise of, or the failure to exercise, any judgement, discretion or power given to it by or in connection with any of the Debt Documents, the Security Property, the Senior Unsecured Only Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with the Debt Documents or the Security Property or the Senior Unsecured Only Security Property;

(vi)	any shortfall which arises on the enforcement or realisation of the Security Property or the Senior Unsecured Only Security Property; or

(vii)	without prejudice to the generality of the above paragraphs, any damages, costs, losses, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets; breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	Without prejudice to any provision of any Debt Document excluding or limiting the liability of the Security Agent, any Receiver or Delegate, any liability of the Security Agent, any Receiver or Delegate arising under or in connection with any Debt Document, the Security Property or the Senior Unsecured Only Security Property shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Security Agent, Receiver or Delegate (as the case may be) or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Security Agent, Receiver or Delegate (as the case may be) at any time which increases the amount of that loss. In no event shall the Security Agent, any Receiver or Delegate be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, or consequential damages, whether or not the Security Agent, Receiver or Delegate (as the case may be) has been advised of the possibility of such loss or damages.

21.13	No proceedings

No Party (other than the Security Agent, that Receiver or that Delegate) may take any proceedings against any officer, employee or agent of the Security Agent, a Receiver or a Delegate in respect of any claim it might have against the Security Agent, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Debt Document or any Security Property or the Senior Unsecured Only Security Property and any officer, employee or agent of the Security Agent, a Receiver or a Delegate may rely on this Clause 21.12 subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Rights Act.

21.14	Own responsibility

Without affecting the responsibility of any Debtor for information supplied by it or on its behalf in connection with any Debt Document, each Secured Party (other than any Notes Trustee) confirms to the Security Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Debt Document including but not limited to:

(a)	any “know your customer” checks or other checks in relation to any person;

(b)	the financial condition, status and nature of each Group Company or Senior Unsecured Security Provider;

(c)	the legality, validity, effectiveness, adequacy and enforceability of any Debt Document, the Security Property, the Senior Unsecured Only Security Property and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Debt Document or the Security Property or the Senior Unsecured Only Security Property;

(d)	whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Debt Document, the Security Property, the Senior Unsecured Only Security Property the transactions contemplated by the Debt Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Debt Document or the Security Property or the Senior Unsecured Only Security Property;

(e)	the adequacy, accuracy and/or completeness of any information (whether oral or written) provided by the Security Agent or by any other person under or in connection with any Debt Document, the transactions contemplated by any Debt Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Debt Document; and

(f)	the right or title of any person in or to, or the value or sufficiency of, any part of the Charged Property, the priority of any of the Transaction Security or the Senior Unsecured Only Security or the existence of any Security affecting the Charged Property, and each Secured Party warrants to the Security Agent that it has not relied on and will not at any time rely on the Security Agent in respect of any of these matters.

21.15	No responsibility to perfect Transaction Security

The Security Agent shall have no responsibility for perfecting the Transaction Security and shall not be liable for any failure to:

(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Debtor or Senior Unsecured Security Provider to any of the Charged Property;

(b)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any of the Debt Documents or the Transaction Security or the Senior Unsecured Only Security;

(c)	register, file or record or otherwise protect any of the Transaction Security or the Senior Unsecured Only Security (or the priority of any of the Transaction Security or the Senior Unsecured Only Security) under any applicable laws or regulations in any jurisdiction or to give notice to any person of the execution of any of the Debt Documents or of the Transaction Security or the Senior Unsecured Only Security;

(d)	take, or to require any of the Debtors or Senior Unsecured Security Providers to take, any steps to perfect its title to any of the Charged Property or to render the Transaction Security or the Senior Unsecured Only Security effective or to secure the creation of any ancillary Security under the laws of any jurisdiction; or

(e)	require any further assurances in relation to any of the Security Documents or the Senior Unsecured Only Security Documents.

21.16	Insurance by Security Agent

(a)	The Security Agent shall be under no obligation to insure any of the Charged Property, to require any other person to maintain any insurance or to verify any obligation to arrange or maintain insurance contained in the Debt Documents. The Security Agent shall not be responsible for any loss which may be suffered by any person as a result of the lack of or inadequacy of any such insurance.

(b)	Where the Security Agent is named on any insurance policy as an insured party and/or loss payee, the Security Agent shall not be responsible for any loss which may be suffered by reason of, directly or indirectly, its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless an Agent shall have requested it to do so in writing and the Security Agent shall have failed to do so within 14 days after receipt of that request.

21.17	Custodians and nominees

The Security Agent may (to the extent legally permitted) appoint and pay any person to act as a custodian or nominee on any terms in relation to any assets of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement, and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

21.18	Acceptance of title

The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any Debtor, Third Party Security Provider or Senior Unsecured Security Provider may have to any of the Charged Property and shall not be liable for or bound to require any Debtor, Third Party Security Provider or Senior Unsecured Security Provider to remedy any defect in its right or title.

21.19	Refrain from illegality

Notwithstanding anything to the contrary expressed or implied in the Debt Documents, the Security Agent may refrain from doing anything which in its opinion will or may be contrary to any relevant law, directive or regulation of any jurisdiction or which would breach any of its fiduciary duties or duties of confidentiality and the Security Agent may do anything which is, in its opinion, necessary to comply with any such law, directive, regulation, fiduciary duties or duties of confidentiality. In particular, and for the avoidance of doubt, nothing in any Debt Document shall be construed so as to constitute an obligation of the Security Agent to perform any services which it would not be entitled to render pursuant to the provisions of the German Act on Rendering Legal Services (Rechtsdienstleistungsgesetz) or pursuant to the provisions of the German Tax Advisory Act (Steuerberatungsgesetz) or any other services that require an express official approval, licence or registration, unless the Security Agent holds the required approval, licence or registration.

21.20	Business with the Debtors or Senior Unsecured Security Providers

The Security Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any of the Debtors, Third Party Security Provider or Senior Unsecured Security Providers.

21.21	Winding up of trust

(a)	If the Security Agent, with the approval of each of the Agents and each Hedge Counterparty, determines that (i) all of the Secured Obligations and all other obligations secured by the Security Documents have been fully and finally discharged and (ii) none of the Secured Parties is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Debtor or Third Party Security Provider pursuant to the Secured Debt Documents:

(i)	the trusts set out in this Agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent under each of the Security Documents; and

(ii)	any Retiring Security Agent shall release, without recourse or warranty, all of its rights under each of the Security Documents.

(b)	If the Security Agent, with the approval of each of Senior Unsecured Representative for each Senior Unsecured Creditor, determines that (i) all of the Senior Unsecured Liabilities and all other obligations secured by the Senior Unsecured Only Security Documents have been fully and finally discharged and (ii) none of the relevant Secured Parties is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Debtor pursuant to the Senior Unsecured Finance Documents:

(i)	the trusts set out in this Agreement in relation to the Senior Unsecured Only Security shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Senior Unsecured Only Security and the rights of the Security Agent under each of the Senior Unsecured Only Security Documents; and

(ii)	any Retiring Security Agent shall release, without recourse or warranty, all of its rights under each of the Senior Unsecured Only Security Documents.

21.22	Powers supplemental

The rights, powers and discretions conferred upon the Security Agent by this Agreement shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Agent by general law or otherwise.

21.23	Trustee division separate

(a)	In acting as trustee, agent or mandatario con rappresentanza for the Secured Parties, the Security Agent shall be regarded as acting through its trustee or agency division (as applicable) which shall be treated as a separate entity from any of its other divisions or departments.

(b)	If information is received by another division or department of the Security Agent, it may be treated as confidential to that division or department and the Security Agent shall not be deemed to have notice of it.

21.24	Disapplication

Section I of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent allowed by law, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

21.25	Intra-Group Lenders, Investors and Debtors: Power of Attorney

(a)	Each Intra-Group Lender, Investor, Senior Unsecured Security Provider and Debtor by way of security for its obligations under this Agreement irrevocably appoints the Security Agent (with express faculty of self-contracting, sub-empowering or multiple representation) to be its attorney to do anything which that IntraGroup Lender, Investor, Senior Unsecured Security Provider or Debtor has authorised the Security Agent or any other Party to do under this Agreement or is itself required to do under this Agreement but has failed to do (and the Security Agent may delegate that power on such terms as it sees fit) provided that written notice shall be given to the grantor prior to the exercise of any rights under such powers of attorney. To this end, each Intra-Group Lender, Investor, Senior Unsecured Security Provider and Debtor, to the extent legally permissible, relieves the Security Agent from the restrictions of section 181 of the German Civil Code and any equivalent restriction under any other applicable law.

(b)	This power of attorney is granted in the interest and for the benefit of all the Secured Parties and is necessary for the fulfilment of the obligations assumed by each Debtor or Senior Unsecured Security Provider under this Agreement and all the Debt Documents, and therefore this power of attorney is irrevocable and shall remain in full force and effect until the earlier of (i) the date on which each Debtor ceases to be a Debtor under this Agreement and (b) the Final Discharge Date. Any unilateral revocation of this power of attorney by any Debtor or Senior Unsecured Security Provider shall not have any effect until the earlier of (i) the date on which each Debtor ceases to be a Debtor under this Agreement and (b) the Final Discharge Date.

21.26	Appointment of the Security Agent as agent and administrator in relation to Spanish Security; powers of attorney in favour of the Security Agent; Spanish law particularities

(a)	Each Secured Party hereby irrevocably authorises and empowers the Security Agent (with full power to appoint and to substitute and to delegate) to act on its behalf and if required under applicable law, or if otherwise appropriate, in its name and on its behalf in connection with the following:

(i)	to appear before a notary public and to notarize or to raise to the status of a Spanish Public Document of any Secured Debt Documents (including any Creditor/Agent Accession Undertaking under this Intercreditor Agreement or any transfer certificate or assignment agreement under any Secured Debt Document);

(ii)	to appear before a notary public and to accept any type of guarantee and security, whether personal or real or promissory, granted in favor of the relevant Secured Parties (whether in its own capacity or as agent of other parties) over any and all shares, rights, receivables, intellectual property, goods and chattels, fixing their price for the purposes of an auction and the address for serving of notices and submitting to the jurisdiction of law courts by waiving its own forum, and to amend, to extend, to ratify, to achieve its registration and to release such guarantees or security, all of the foregoing under the terms and conditions which the attorney may freely agree, signing the notarial deeds (escrituras públicas o pólizas) that the attorney may deem fit;

(iii)	to appear before a notary public and to exercise a promissory security interest for the purposes of creating the underlying security interest in favour of the relevant Secured Parties (whether in its own capacity or as agent of other parties);

(iv)	to ratify, if necessary or convenient, any such escrituras públicas or pólizas executed by an orally appointed representative in the name or on behalf of the Secured Parties;

(v)	to execute and/or do any and all deeds, documents, acts and things, required in connection with the execution of the Secured Debt Documents, and/or the execution of any further Notarial deed, including any notarial deed of amendment (escritura pública de rectificación o subsanación) that may be required or convenient for the purpose or in connection with these powers;

(vi)	to execute in the name of any of the Secured Parties (whether in its own capacity or as agent of other parties) any novation, amendment, ratification, release, cancellation or revocation of any Secured Debt Document and appear before a notary public and raise into the status of a public document such documents;

(vii)	to declare payment and discharge acknowledgment (carta de pago) of any debt due under the Secured Debt Documents;

(viii)	upon enforcement in Spain of any security interests created by any Debtor under the Secured Debt Document, to carry out any action which may be necessary for the enforcement of the Transaction Security subject to Spanish law (including the appointment of procuradores and appearance before the relevant courts).

The Security Agent is authorised to make all statements necessary or appropriate in connection with the foregoing and to collect all amounts payable to any party as Secured Party under a Spanish Transaction Security Document, in respect of any Spanish Transaction Security Document in one or more accounts opened by the Security Agent for such purposes, and the Security Agent shall thereafter distribute any such amounts due to the relevant Secured Parties in accordance with the provisions of the Secured Debt Documents.

The Security Agent is also entitled to exercise these faculties by delegation or empowerment to any representative and with the possibility of simultaneously representing all or some of the Secured Parties.

(b)	In relation to the Spanish Transaction Security Documents, and subject to the terms and conditions of such Spanish Transaction Security Documents, each Secured Party (other than the Security Agent) hereby irrevocably authorises and empowers the Security Agent (with full power to appoint and to substitute and to delegate) to:

(i)	accept, hold, administer and (subject to the same having become enforceable and to the terms of this Intercreditor Agreement) realise any such Spanish Security granted, transferred, assigned or otherwise granted under a non-accessory security right to the Secured Parties or to the Security Agent in its own name as security agent for benefit of the Secured Parties or on behalf of the Secured Parties; and

(ii)	(ii) administer, enforce and (subject to the same having become enforceable and to the terms of this Agreement) realise in the name of and on behalf of the Secured Parties any Spanish Security which is pledged, mortgaged or otherwise transferred to any Secured Party under an accessory security right in the name and on behalf of the Secured Parties.

(c)	Each Secured Party hereby authorises and empowers the Security Agent to accept as its representative any Spanish Transaction Security Document (namely, pledge with or without transfer of possession, mortgage or other creation of any accessory security right) made to such Secured Party in relation to the Secured Debt Documents, and to act and execute on its behalf as its representative, subject to the terms of the Secured Debt Documents, acceptance, amendments, novations, extensions, confirmations, notarisations, cancellations or releases thereof, accessions and alterations or extensions thereto, and to carry out similar dealings with regard to any Spanish Transaction Security Document which creates a pledge with or without transfer of possession, a mortgage or any other accessory security right.

(d)	The Security Agent is hereby authorised and empowered by each of the Secured Parties (and to the extent it may have any interest therein, every other Party hereto) to execute on behalf of itself and each other party where relevant without the need for any further referral to, or authority from, any other person all necessary releases or confirmations of any security created under the Spanish Transaction Security Documents in relation to the disposal of any asset which is permitted under the Spanish Transaction Security Documents or consented or agreed upon in accordance with the Secured Debt Documents.

(e)	It is hereby agreed that, in relation to Spanish jurisdiction, the relationship of the Secured Parties, as Secured Parties under the Spanish Transaction Security Documents and as Parties to the Secured Debt Documents, to the Security Agent in relation to any Spanish Security shall be construed as one of principal and agent. The Security Agent shall not have, or be deemed to have, assumed any fiduciary obligations to or fiduciary relationship with, any Party to this Intercreditor Agreement.

(f)	To the extent any Secured Party is unable to grant such powers referred to above or in any other provision of this Intercreditor Agreement to the Security Agent, each such Secured Party undertakes to exercise in conjunction with the Security Agent and in the same act those powers which otherwise would have been conferred on the Security Agent.

(g)	The Spanish Security granted under the Spanish Transaction Security Documents will be granted in favour of each and every Secured Party to secure the Secured Obligations (expressly excluding any parallel debt structure) and shall not be held on trust unless expressly permitted by law. Nevertheless, and the Security Agent shall be entitled to accept the Spanish Security granted under the Spanish Transaction Security Documents in the name and on behalf of the Secured Parties by virtue of the powers granted in this Clause 21.25.

(h)	In furtherance of this Clause 21.25, each of the Secured Parties hereby undertakes to the Security Agent that, promptly upon request, such Secured Parties will ratify and confirm all transactions entered into and other actions by the Security Agent (or any of its substitutes or delegates) in the proper exercise of the power granted to it hereunder.

22.	Change of Security Agent

22.1	Resignation of the Security Agent

(a)	The Security Agent may resign and appoint one of its affiliates acting through an office in the United Kingdom (or any other jurisdiction agreed by the Company) as successor (as Security Agent and Parallel Debt Creditor) by giving notice to the Company, the Senior Secured Creditors, the Second Lien Creditor Representative(s) and the Senior Unsecured Representatives.

(b)	Alternatively the Security Agent may resign by giving notice to the other Parties in which case the Majority Senior Creditors and the Senior Secured Notes Trustee(s) (or, after the Senior Secured Discharge Date, the Senior Unsecured Representative(s)) may appoint a successor Security Agent and Parallel Debt Creditor (in each case, acting through an office in the United Kingdom or any other jurisdiction agreed by the Company).

(c)	If the Majority Senior Creditors and the Senior Secured Notes Trustee(s) (or, after the Senior Discharge Date, the Senior Unsecured Representative(s)) have not appointed a successor Security Agent in accordance with paragraph (b) above within 30 days after the notice of resignation was given, the Security Agent (after consultation with the Agents) may appoint a successor Security Agent.

(d)	The retiring Security Agent (the Retiring Security Agent) shall, at its cost:

(i)	make available to the successor Security Agent such documents and records and provide such assistance as the successor Security Agent may reasonably request for the purposes of performing its functions as Security Agent under the Debt Documents; and

(ii)	enter into and deliver to the successor Security Agent those documents and effect any registrations as may be required for the transfer or assignment of all of its rights and benefits under the Debt Documents to the successor Security Agent.

(e)	A Debtor or Senior Unsecured Security Provider must, at its own reasonable cost (or in respect of a Senior Unsecured Security Provider, at the reasonable cost of the Company), take any action and enter into and deliver any document which is reasonably required by the retiring Security Agent to ensure that a Security Document provides for effective and perfected Security in favour of any successor Security Agent.

(f)	The Security Agent’s resignation notice shall only take effect upon (i) the appointment of a successor and (ii) the transfer of all of the Security Property and the Senior Unsecured Only Security Property (including, in each case, any rights in respect of the Security Agent Claims) to that successor (whether as Parallel Debt Creditor, trustee or security agent for the relevant Secured Parties).

(g)	Upon the appointment of a successor, the Retiring Security Agent shall be discharged from any further obligation in respect of the Debt Documents (other than its obligations under paragraph (b) of Clause 21.20 (Winding up of trust) and under paragraph (d) above) but shall, in respect of any act or omission by it while it was the Security Agent, remain entitled to the benefit of Clauses 21 (The Security Agent), 25.1 (Debtors’ indemnity) and 25.3 (Primary Creditors’ indemnity). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if that successor had been an original Party.

(h)	The Majority Senior Creditors and the Senior Secured Notes Trustee(s) (or, after the Senior Discharge Date, the Senior Unsecured Representative(s)) may, in consultation with the Company, by notice to the Security Agent, require it to resign in accordance with paragraph (b) above. In this event, the Security Agent shall resign in accordance with paragraph (b) above but the cost referred to in paragraph (d) above shall be for the account of the Company or any other Debtor (and each such Debtor shall, subject to any Guarantee Limitations which are applicable, accordingly indemnify the Security Agent in respect of all acts and expenses reasonably incurred by it in the making available of documents and records and otherwise providing assistance to its successor as contemplated by that paragraph).

22.2	Resignation of appointment with respect to Senior Unsecured Only Security

(a)	In the event of an actual or (in the opinion of the Security Agent, acting in its sole discretion) potential conflict of interest between the Senior Secured Parties and the other Secured Parties, the Security Agent may resign its appointment only with respect to the Senior Unsecured Only Security (in such capacity, the Senior Unsecured Security Agent) by giving notice to the other Parties in which case the Majority Senior Unsecured Creditors may appoint a successor Security Agent in respect of the Senior Unsecured Only Security.

(b)	If the Majority Senior Unsecured Creditors have not appointed a successor Senior Unsecured Security Agent in accordance with paragraph (a) above within 30 days after the notice of resignation was given, the Security Agent (after consultation with the Senior Unsecured Representatives) may appoint a successor Senior Unsecured Security Agent acting through an office in the United Kingdom (or any other jurisdiction agreed by the Company).

(c)	The retiring Senior Unsecured Security Agent (the Retiring Senior Unsecured Security Agent) shall, at its cost:

(i)	make available to the successor Senior Unsecured Security Agent such documents and records and provide such assistance as the successor Senior Unsecured Security Agent may reasonably request for the purposes of performing its functions as Senior Unsecured Security Agent under the Debt Documents; and

(ii)	enter into and deliver to the successor Senior Unsecured Security Agent those documents and effect any registrations as may be required for the transfer or assignment of all of its rights and benefits under the Debt Documents to the successor Senior Unsecured Security Agent.

(d)	A Debtor must, at its own reasonable cost, take any action and enter into and deliver any document which is reasonably required by the retiring Senior Unsecured Security Agent to ensure that a Senior Unsecured Only Security Document provides for effective and perfected Security in favour of any successor Senior Unsecured Security Agent.

(e)	The Senior Unsecured Security Agent’s resignation notice shall only take effect upon (i) the appointment of a successor and (ii) the transfer of all of the Senior Unsecured Only Security Property (including, in each case, any rights in respect of the Security Agent Claim) to that successor (whether as Parallel Debt Creditor, trustee or agent for the relevant Secured Parties).

(f)	Upon the appointment of a successor, the Retiring Senior Unsecured Security Agent shall be discharged from any further obligation in respect of the Debt Documents (other than its obligations under paragraph (b) of Clause 21.20 (Winding up of trust) and under paragraph (c) above) but shall, in respect of any act or omission by it while it was the Senior Unsecured Security Agent, remain entitled to the benefit of Clauses 21 (The Security Agent), 25.1 (Debtors’ indemnity) and 25.3 (Primary Creditors’ indemnity). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if that successor had been an original Party.

22.3	Delegation

(a)	Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person, for any period, all or any of the rights, powers and discretions vested in it by any of the Debt Documents (including for the purposes of conforming to any legal requirements, restrictions or conditions which the Security Agent deems to be relevant (acting reasonably)).

(b)	That delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit in the interests of the Secured Parties and it shall not be bound to supervise, or be in any way responsible for any loss incurred by reason of any misconduct or default on the part of, any such delegate or su-bdelegate.

22.4	Additional Security Agents

(a)	The Security Agent may at any time appoint (and subsequently remove), to the extent legally permitted, any person to act as a separate trustee or security agent (or, for the purposes of any Italian Transaction Security, as agent with representative powers (mandatario con rappresentanza)) or as a co-trustee or co-security agent (but not as a Parallel Debt Creditor) jointly with it (i) if it in good faith considers that appointment to be in the interests of the Secured Parties or (ii) for the purposes of conforming to any legal requirements, restrictions or conditions which the Security Agent deems to be relevant (acting reasonably) or (iii) for obtaining or enforcing any judgment in any jurisdiction, and the Security Agent shall give prior notice to the Company and each of the Agents of that appointment.

(b)	Any person so appointed shall have the rights, powers and discretions (not exceeding those conferred on the Security Agent by this Agreement) and the duties and obligations that are conferred or imposed by the instrument of appointment.

(c)	The remuneration that the Security Agent may pay to that person, and any costs and expenses (together with any applicable VAT) incurred by that person in performing its functions pursuant to that appointment, shall, for the purposes of this Agreement, be treated as costs and expenses reasonably incurred by the Security Agent.

23.	Changes to the Parties

23.1	Assignments and transfers

No Party may assign any of its rights and benefits or transfer any of its rights, benefits and obligations in respect of any Debt Documents or the Liabilities except as permitted by this Clause 23 provided that any Group Company or Senior Unsecured Security Provider may assign any of its rights and benefits or transfer any of its rights, benefits and obligations:

(a)	pursuant to any reorganisation, consolidation, merger or other transaction not prohibited by the terms of each of the Debt Documents (and for the avoidance of doubt provided that such assignment or transfer is not expressly prohibited by the terms of each Debt Document); and/or

(b)	as otherwise contemplated or not prohibited by each Debt Document.

23.2	Accession of Investor

Any person in its discretion may accede to this Agreement in the capacity of an Investor pursuant to Clause 23.20 (Creditor/Agent Accession Undertaking) and any Investor may assign any of its rights and benefits or transfer any of its rights, benefits and obligations in respect of the Investor Liabilities owed to it if such person, assignee or transferee has executed and delivered to the Security Agent a Creditor/Agent Accession Undertaking agreeing to be bound by all the terms of this deed as if it had originally been party to this Agreement as an Investor.

23.3	Accession of Holdco

(a)	The Company shall procure that, unless otherwise permitted under the Secured Debt Documents, any person (other than the Original Holdco) which is a direct holder of any shares issued by the Company (a New Holdco) accedes to this Agreement as a Holdco in accordance with paragraph (b) below.

(b)	With effect from the date of acceptance by the Security Agent of a Debtor/Third Party Security Provider Accession Deed duly executed and delivered to the Security Agent by the New Holdco or, if later, the date specified in the Debtor/Third Party Security Provider Accession Deed, the New Holdco shall assume the same obligations and become entitled to the same rights as if it had been an original Party to this Agreement as a Holdco.

23.4	Accession of Senior Unsecured Security Provider

(a)	The Company shall procure that each Senior Unsecured Security Provider accedes to this Agreement as a Senior Unsecured Security Provider in accordance with paragraph (b) below.

(b)	With effect from the date of acceptance by the Security Agent of a Debtor/Third Party Security Provider Accession Deed duly executed and delivered to the Security Agent by the Senior Unsecured Security Provider or, if later, the date specified in the Debtor/Third Party Security Provider Accession Deed, the Senior Unsecured Security Provider shall assume the same obligations and become entitled to the same rights as if it had been an original Party to this Agreement as a Senior Unsecured Security Provider.

23.5	Accession of Senior Secured Notes Issuer

The Company shall procure that, prior to or concurrently with a Senior Secured Notes Issue Date in respect of Senior Secured Notes issued by a Senior Secured Notes Issuer, that Senior Secured Notes Issuer has completed, signed and delivered to the Security Agent a Debtor/Third Party Security Provider Accession Deed (as issuer of the Senior Secured Notes) and, if applicable, as a Creditor with respect to the Senior Secured Notes Proceeds Loan Liabilities (in respect of a Senior Secured Notes Issuer within the definition of paragraph (c) of the definition of Senior Secured Notes Issuer) pursuant to which it agrees to be bound by this Agreement as a Senior Secured Notes Issuer, as a Debtor and (as applicable) as a Creditor with respect to the Senior Secured Notes Proceeds Loan Liabilities, in each case, as if it had originally been a Party in such capacity.

23.6	Accession of Second Lien Notes Issuer

The Company shall procure that, prior to or concurrently with a Second Lien Notes Issue Date in respect of Second Lien Notes issued by a Second Lien Notes Issuer, that Second Lien Notes Issuer has completed, signed and delivered to the Security Agent a Debtor/Third Party Security Provider Accession Deed (as issuer of the Second Lien Notes and if applicable, as a Creditor with respect to the Second Lien Proceeds Loan Liabilities (in respect of a Second Lien Notes Issuer within the definition of paragraph (b)(ii) of the definition of Second Lien Notes Issuer)) pursuant to which it agrees to be bound by this Agreement as the Second Lien Notes Issuer as a Debtor and (as applicable) as a Creditor with respect to the Second Lien Proceeds Loan Liabilities, in each case, as if it had originally been a Party in such capacity.

23.7	Accession of Second Lien Borrower

The Company shall procure that prior to or concurrently with the incurrence of any Second Lien Lender Liabilities, the Second Lien Borrower has completed, signed and delivered to the Security Agent a Debtor/Third Party Security Provider Accession Deed (as borrower of the Second Lien Facility and, if applicable, as a Creditor with respect to any Second Lien Proceeds Loan Liabilities (in respect of a Second Lien Borrower within paragraph (b)(ii) of that definition)) pursuant to which it agrees to be bound by this Agreement as a Second Lien Borrower as a Debtor and, if applicable, as a Creditor with respect to the Second Lien Proceeds Loan Liabilities, in each case, as if it had originally been a Party in such capacity.

23.8	Accession of Senior Unsecured Notes Issuer

The Company shall procure that, prior to or concurrently with a Senior Unsecured Notes Issue Date in respect of a Senior Unsecured Notes issued by a Senior Unsecured Notes Issuer, the Senior Unsecured Notes Issuer has completed, signed and delivered to the Security Agent an Accession Undertaking pursuant to which it agrees to be bound by this Agreement as a Senior Unsecured Notes Issuer in respect of any Senior Unsecured Proceeds Loan Liabilities.

23.9	Accession of Senior Unsecured Borrower

The Company shall procure that prior to or concurrently with the incurrence of any Senior Unsecured Lender Liabilities, the Senior Unsecured Borrower has completed, signed and delivered to the Security Agent an Accession Undertaking pursuant to which it agrees to be bound by this Agreement as a Senior Unsecured Borrower in respect of any Senior Unsecured Proceeds Loan Liabilities.

23.10	Change of Investor

No Investor may assign any of its rights and benefits or transfer any of its rights, benefits and obligations in respect of Investor Liabilities until after the Final Discharge Date other than:

(a)	as envisaged by Clause 9.4 (No acquisition of Investor Liabilities); or

(b)	to a person that is not a Group Company that (if not already Party as an Investor) has acceded to this Agreement as an Investor pursuant to Clause 23.20 (Creditor/Agent Accession Undertaking).

23.11	Change of Senior Lender, Second Lien Lender or Senior Unsecured Lender

(a)	A Senior Lender, Second Lien Lender or Senior Unsecured Lender may assign any of its rights and benefits or transfer any of its rights, benefits and obligations in respect of any Debt Documents or the Liabilities if:

(i)	that assignment or transfer is in accordance with the terms of the Facilities Agreement to which it is a party; and

(ii)	subject to paragraph (b) below, any assignee or transferee has (if not already Party as a Senior Lender, Second Lien Lender or Senior Unsecured Lender (as the case may be)) acceded to this Agreement, as a Senior Lender, Second Lien Lender or Senior Unsecured Lender (as the case may be), pursuant to Clause 23.20 (Creditor/Agent Accession Undertaking).

(b)	Paragraph (a)(ii) above shall not apply in respect of:

(i)	any Senior Debt Purchase Transaction permitted by the Senior Facilities Agreement;

(ii)	any Second Lien Debt Purchase Transaction permitted by the Second Lien Facilities Agreement; and

(iii)	any Senior Unsecured Debt Purchase Transaction permitted by the equivalent clause (if any) in the Senior Unsecured Facilities Agreement entered into by a Senior Borrower or Senior Unsecured Lender (as the case may be), and effected in accordance with the terms of the Debt Documents.

(c)	Any Senior Secured Noteholder, Second Lien Noteholder or Senior Unsecured Noteholder may assign, transfer or novate any of its rights and obligations to any person without the need for such person to execute and deliver to a Security Agent a duly completed Creditor/Agent Accession Undertaking, provided that such person is subject to the terms and conditions of this Agreement as provided under the terms of the relevant Notes Indenture.

(d)	If a person becomes a Senior Lender, a Second Lien Lender or a Senior Unsecured Lender in accordance with the terms of the applicable Facilities Agreement other than by way of an assignment or transfer, such person (if not already Party as a Senior Lender, Second Lien Lender or Senior Unsecured Lender (as the case may be)) shall accede to this Agreement as a Senior Lender, Second Lien Lender or Senior Unsecured Lender (as the case may be) pursuant to Clause 23.20 (Creditor/Agent Accession Undertaking).

23.12	Change of Cash Management Provider

A Cash Management Provider may assign any of its rights and benefits or transfer by novation any of its rights, benefits and obligations in respect of any Debt Documents or the Liabilities if:

(a)	that assignment or transfer is in accordance with the terms of the relevant Cash Management Agreement to which it is a party; and

(b)	any assignee or transferee has (if not already party to this Agreement as a Cash Management Provider) acceded to this Agreement, as a Cash Management Provider, pursuant to Clause 23.20 (Creditor/Agent Accession Undertaking).

23.13	Change of Hedge Counterparty

A Hedge Counterparty may (in accordance with the terms of the relevant Hedging Agreement and subject to any consent required under that Hedging Agreement) transfer any of its rights and benefits or obligations in respect of the Hedging Agreements to which it is a party if any transferee has (if not already Party as a Hedge Counterparty) acceded to this Agreement as a Hedge Counterparty pursuant to Clause 23.20 (Creditor/Agent Accession Undertaking).

23.14	Change of Agent

No person shall become a Senior Agent, Second Lien Agent or Senior Unsecured Agent unless, at the same time, it accedes to this Agreement in such capacity pursuant to Clause 23.20 (Creditor/Agent Accession Undertaking).

23.15	Change of Intra-Group Lender

Subject to Clause 10.4 (Acquisition of Intra-Group Liabilities) and to the terms of the other Debt Documents, any Intra-Group Lender may assign any of its rights and benefits or transfer any of its rights, benefits and obligations in respect of the Intra-Group Liabilities to another Group Company if that Group Company has (if not already Party as an Intra-Group Lender) acceded to this Agreement as an Intra-Group Lender, pursuant to Clause 23.20 (Creditor/Agent Accession Undertaking) (provided that such Group Company will not be required to accede to this Agreement as an Intra-Group Lender under this Clause 23.15 if it would otherwise not have been required to do so under the terms of Clause 23.16 (New Intra-Group Lender) if it had been the original creditor of such Intra-Group Liability).

23.16	New Intra-Group Lender

If any Intra-Group Lender or any Group Company makes any loan to or grants any credit to or makes any other financial arrangement having similar effect with, in each case, any Debtor (but excluding (x) any trade credit in the ordinary course of trading, (y) any such loans, credit or arrangements which is outstanding for a period of 364 days or less or (z) any loans, credit or other arrangements relating to the cash pooling arrangements of the group in the ordinary course of business), and the aggregate amount of all such loans, credits and financial arrangements from such Intra-Group Lender or Group Company to that Debtor and/or any other Debtor at any time equals or exceeds €10,000,000 the Company will procure that the person giving that loan, granting that credit or making that other financial arrangement (if not already Party as an Intra-Group Lender and provided that the aggregate amount of all such loans, credits and financial arrangements has not been reduced to an amount below €10,000,000 prior to it becoming Party as an Intra-Group Lender) accedes to this Agreement as an Intra Group Lender pursuant to Clause 23.20 (Creditor/Agent Accession Undertaking) as soon as reasonably practicable after, and in any event within 20 Business Day of, making any such loan to, granting any such credit or making any other such financial arrangement except that where such accession would result in a significant risk to the officers of the relevant Intra-Group Lender or Group Company of contravention of their statutory or fiduciary duties or of contravention of any legal prohibition or result in a material risk of civil, personal or criminal liability on the part of any officer of such Intra-Group Lender or Group Company, provided that the relevant Intra-Group Lender or Group Company shall use all reasonable endeavours to overcome any such obstacle. Notwithstanding the previous sentence, if the person giving that loan, granting that credit or making that other financial arrangement is expressly required to become a guarantor under the Original Senior Secures Notes Indenture or the Senior Facilities Agreement within the specified time frame specified in that document, the Company shall only be required to procure that such person accedes to this Agreement as an Intra-Group Lender no later than the earlier of the date on which it becomes such a guarantor and the last date by which it is so required to become such a guarantor in accordance with that paragraph.

23.17	New Ancillary Lender

If any Affiliate of a Senior Lender becomes an Ancillary Lender in accordance with a provision in the Senior Facilities Agreement equivalent to clause 9.8 (Affiliates of Lenders as Ancillary Lenders) of the LMA Reference Document, it shall not be entitled to share in any of the Transaction Security or in the benefit of any guarantee or indemnity in respect of any of the liabilities arising in relation to its Ancillary Facilities unless it has (if not already Party as a Senior Lender) acceded to this Agreement as a Senior Lender and to the Senior Facilities Agreement as an Ancillary Lender pursuant to Clause 23.20 (Creditor/Agent Accession Undertaking).

23.18	New Cash Management Provider

No person shall be entitled to share in any of the Transaction Security or in the benefit of any guarantee or indemnity in respect of any Cash Management Liabilities unless the Company has consented to such person becoming a Cash Management Provider and that person has acceded to this Agreement as a Cash Management Provider pursuant to Clause 23.20 (Creditor/Agent Accession Undertaking).

23.19	New Creditor in respect of Post-Closing Secured Liabilities

If a person or entity becomes a Primary Creditor of any Post-Closing Secured Liabilities it shall not be entitled to share in any of the Transaction Security (to the extent it would otherwise be entitled to share pursuant to the terms of this Agreement) or in the benefit of any guarantee or indemnity in respect of any of the liabilities arising in relation to its Post-Closing Secured Liabilities respectively unless: (a) it has (if not already a Party as a Creditor) acceded to this Agreement as a Senior Lender, Senior Secured Notes Creditor, Second Lien Notes Creditor, Second Lien Loan Creditor, Senior Unsecured Notes Creditor, Hedge Counterparty, Senior Agent, Senior Secured Notes Trustee, Senior Unsecured Notes Trustee or Arranger (as applicable) pursuant to Clause 23.20 (Creditor/Agent Accession Undertaking); or (b) in the case of a Senior Secured Noteholder or a Senior Unsecured Noteholder, it is subject to the terms and conditions of this Agreement as provided under the terms of the relevant Notes Indenture.

23.20	Creditor/Agent Accession Undertaking

With effect from the date of acceptance by the Security Agent and, in the case of a Hedge Counterparty or an Affiliate of a Senior Lender, the relevant Senior Agent of a Creditor/Agent Accession Undertaking duly executed and delivered to the Security Agent by the relevant acceding party or, if later, the date specified in that Creditor/Agent Accession Undertaking:

(a)	any Party ceasing entirely to be a Creditor or Agent shall be discharged from further obligations towards the Security Agent and other Parties under this Agreement and their respective rights against one another shall be cancelled (except in each case for those rights which arose prior to that date);

(b)	as from that date, the replacement or new Creditor or Agent shall assume the same obligations and become entitled to the same rights, as if it had been an original Party in that capacity; and

(c)	any new Ancillary Lender (which is an Affiliate of a Senior Lender) shall also become party to the Senior Facilities Agreement as an Ancillary Lender and shall assume the same obligations and become entitled to the same rights as if it had been an original party to the Senior Facilities Agreement as an Ancillary Lender.

23.21	Accession of Second Lien Notes Trustee

(a)	The Second Lien Notes Issuer and the Company shall procure that, prior to or concurrently with any Second Lien Notes Issue Date, the relevant Second Lien Notes Trustee (and, if such entity ceases to act as trustee in relation to the Second Lien Notes for any reason, any successor or other person which is appointed or acts as trustee under the relevant Second Lien Notes Indenture) shall, if not already a Party as such, promptly complete, sign and deliver to the Security Agent an Accession Undertaking under which such Second Lien Notes Trustee agrees to be bound by this Agreement as a Second Lien Notes Trustee as if it had originally been a Party in such capacity. In connection with the foregoing, the Security Agent shall make such changes to the terms hereof relating to the rights and duties of such Second Lien Notes Trustee and any other Party as are required by such Second Lien Notes Trustee without the consent of any other Party provided that such changes would not have a material adverse effect on the other Parties.

(b)	Each Party (other than the relevant proposed trustee under paragraph (a) above) irrevocably authorises and empowers the Security Agent (to the extent legally permissible with express faculty of self-contracting, sub-empowering or multiple representation) to execute on its behalf any Accession Undertaking which has been duly completed and signed on behalf of that person.

23.22	Accession of Senior Unsecured Notes Trustee

(a)	The Senior Unsecured Notes Issuer and the Company shall procure that, prior to or concurrently with any Senior Unsecured Notes Issue Date, the relevant trustee in respect of the proposed Senior Unsecured Notes (and, if such entity ceases to act as Senior Unsecured Notes Trustee for any reason, any successor or other person which is appointed or acts as trustee under the relevant Senior Unsecured Notes Indenture) shall, if not already a Party as such, promptly complete, sign and deliver to the Security Agent an Accession Undertaking under which such trustee agrees to be bound by this Agreement as a Senior Unsecured Notes Trustee as if it had originally been a Party in such capacity. In connection with the foregoing, the Security Agent shall make such changes to the terms hereof relating to the rights and duties of such Senior Unsecured Notes Trustee and any other Party as are required by such Senior Unsecured Notes Trustee without the consent of any other Party provided that such changes would not have a material adverse effect on the other Parties.

(b)	Each Party (other than the relevant proposed trustee under paragraph (a) above) irrevocably authorises and empowers the Security Agent (to the extent legally permissible with express faculty of self-contracting, sub-empowering or multiple representation) to execute on its behalf any Accession Undertaking which has been duly completed and signed on behalf of that person.

23.23	Accession of Senior Secured Notes Trustee

(a)	The Senior Secured Notes Issuer and the Company shall procure that, prior to any Senior Secured Notes Issue Date, the relevant Senior Secured Notes Trustee (and, if such entity ceases to act as trustee in relation to the Senior Secured Notes for any reason, any successor or other person which is appointed or acts as trustee under the relevant Senior Secured Notes Indenture) shall, if not already a Party as such, promptly complete, sign and deliver to the Security Agent an Accession Undertaking under which such Senior Secured Notes Trustee agrees to be bound by this Agreement as a Senior Secured Notes Trustee as if it had originally been a Party in such capacity. In connection with the foregoing, the Security Agent shall make such changes to the terms hereof relating to the rights and duties of such Senior Secured Notes Trustee and any other Party as are required by such Senior Secured Notes Trustee without the consent of any other Party provided that such changes would not have a material adverse effect on the other Parties.

(b)	Each Party (other than the relevant proposed trustee under paragraph (a) above) irrevocably authorises and empowers the Security Agent (to the extent legally permissible with express faculty of self-contracting, sub-empowering or multiple representation) to execute on its behalf any Accession Undertaking which has been duly completed and signed on behalf of that person.

23.24	New Debtor

(a)	If any Group Company or Third Party Security Provider:

(i)	incurs any Liabilities (other than Intra-Group Liabilities); or

(ii)	gives any security, guarantee, indemnity or other assurance against loss in respect of any such Liabilities,

the Debtors will procure that the person incurring those Liabilities or giving that assurance accedes to this Agreement as a Debtor or Third Party Security Provider, in accordance with paragraph (b) below, no later than contemporaneously with the incurrence of those Liabilities or the giving of that assurance, unless the Liability incurred or security, guarantee, indemnity or other assurance against loss given in respect of any of the Liabilities does not meet or exceed €10,000,000 in aggregate. Notwithstanding the previous sentence, the Company shall not be required to procure that such person accedes to this Agreement as a Debtor prior to the date which is 60 days after (but not including) the Issue Date (as defined in the Original Senior Secured Notes Indenture).

(b)	With effect from the date of acceptance by the Security Agent of a Debtor/Third Party Security Provider Accession Deed duly executed and delivered to the Security Agent by the new Debtor or new Third Party Security Provider, or, if later, the date specified in the Debtor/Third Party Security Provider Accession Deed, the new Debtor or new Third Party Security Provider shall assume the same obligations and become entitled to the same rights as if it had been an original Party as a Debtor or Third Party Security Provider.

23.25	Additional parties

(a)	Each of the Parties appoints the Security Agent to receive on its behalf each Debtor/Third Party Security Provider Accession Deed and Creditor/Agent Accession Undertaking delivered to the Security Agent and the Security Agent shall, as soon as reasonably practicable after receipt by it, sign and accept the same if it appears on its face to have been completed, executed and, where applicable, delivered in the form contemplated by this Agreement or, where applicable, by the relevant Facilities Agreement.

(b)	In the case of a Creditor/Agent Accession Undertaking delivered to the Security Agent by any new Ancillary Lender (which is an Affiliate of a Senior Lender) or any party acceding to this Agreement as a Hedge Counterparty:

(i)	the Security Agent shall, as soon as practicable after signing and accepting that Creditor/Agent Accession Undertaking in accordance with paragraph (a) above, deliver that Creditor/Agent Accession Undertaking to the relevant Senior Agent; and

(ii)	that Senior Agent shall, as soon as practicable after receipt by it, sign and accept that Creditor/Agent Accession Undertaking if it appears on its face to have been completed, executed and delivered in the form contemplated by this Agreement.

23.26	Resignation of a Debtor

(a)	The Company may request that a Debtor (other than the Company) ceases to be a Debtor by delivering to the Security Agent a Debtor Resignation Request.

(b)	The Security Agent shall accept a Debtor Resignation Request and notify the Company and each other Party of its acceptance if:

(i)	the Company has confirmed that no Default is continuing or would result from the acceptance of the Debtor Resignation Request;

(ii)	to the extent that the Senior Lender Discharge Date has not occurred, each Senior Agent notifies the Security Agent that that Debtor is not, or has ceased to be, a Senior Borrower and a Senior Guarantor;

(iii)	the Company has confirmed that there are no amounts due and payable (and that are unpaid) owing by that Debtor to any Hedge Counterparty in respect of the Hedging Liabilities;

(iv)	to the extent the Senior Secured Notes Discharge Date has not occurred, the Senior Secured Notes Trustee notifies the Security Agent that that Debtor is not, or has ceased to be, a borrower or an issuer of Senior Secured Notes or a Senior Secured Notes Guarantor;

(v)	to the extent that the Cash Management Discharge Date has not occurred, the Company has confirmed that that Debtor is not, or has ceased to be, a borrower or a guarantor under the any Cash Management Agreement made available by a Cash Management Provider;

(vi)	to the extent the Second Lien Discharge Date has not occurred, the Second Lien Creditor Representative(s) notifies the Security Agent that that Debtor is not, or has ceased to be, a borrower or an issuer of Second Lien Liabilities or a Second Lien Guarantor; and

(vii)	to the extent the Senior Unsecured Discharge Date has not occurred, the Senior Unsecured Representative(s) notifies the Security Agent that the Debtor is not, or has ceased to be, a borrower or an issuer of Senior Unsecured Liabilities or a Senior Unsecured Guarantor.

(c)	Upon notification by the Security Agent to the Company of its acceptance of the resignation of a Debtor (other than the Company), that Group Company shall cease to be a Debtor and shall have no further rights or obligations under this Agreement as a Debtor.

23.27	Resignation of Holdco / Investor

Any Holdco or Investor (the Resigning Holdco / Investor) may request that it cease to be a party to this Agreement by delivering to the Security Agent a request notice in writing that it resign as a party to this Agreement as a Holdco or Investor (as applicable) with effect from the relevant date specified in such notice and confirming that with effect from such date (i) it will not own any shares in the Company; and (ii) there are no Investor Liabilities owed to such Resigning Holdco / Investor. Provided those conditions are fulfilled on the relevant date, such resignation shall take effect on that date.

23.28	Resignation of Senior Unsecured Security Provider

Any Senior Unsecured Security Provider may request that it cease to be a party to this Agreement by delivering to the Security Agent a request notice in writing that it resign as a party to this Agreement with effect from the relevant date specified in such notice and confirming that with effect from such date it is no longer required to provide any Senior Unsecured Only Security and/or Senior Unsecured Shared Security in accordance with the Debt Documents.

24.	Costs and expenses

24.1	Security Agent’s ongoing costs

In the event of:

(a)	an Event of Default (other than in relation to a Debt Document evidencing Intra-Group Liabilities or Investor Liabilities); or

(b)	the Security Agent being requested by a Debtor, a Third Party Security Provider, a Senior Unsecured Security Provider or an Instructing Group or the Majority Senior Unsecured Creditors (as applicable) to undertake duties which the Security Agent and the Company agree to be of an exceptional nature and/or outside the scope of the normal duties of the Security Agent under the Debt Documents, the Company shall (or another Debtor so elected shall) pay to the Security Agent any additional remuneration (together with any applicable VAT) that may be agreed between them (each acting reasonably).

24.2	Transaction expenses

The Company shall (or another Debtor so elected shall), or in relation to any Senior Unsecured Only Security, Holdco shall (or shall procure that), within five Business Days of demand, pay the Security Agent the amount of all reasonable costs and expenses (including legal fees (as may be separately agreed) and notarial, registration or administrative fees) (together with any applicable VAT) properly incurred by the Security Agent and any Receiver or Delegate in connection with the negotiation, preparation, printing, execution, notarisation, syndication and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement, the Transaction Security and the Senior Unsecured Only Security; and

(b)	any other Debt Documents executed after the date of this Agreement.

24.3	Amendment Costs

If a Debtor requests an amendment, waiver or consent, the Company shall (or another Debtor so elected shall) within fifteen Business Days of demand, reimburse the Security Agent for the amount of all costs and expenses (including legal fees subject to pre-agreement) (together with any applicable VAT) reasonably incurred by the Security Agent (and by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement, provided that the Company has been provided with information in writing and in reasonable detail as to the nature of such costs and expenses.

24.4	Stamp taxes

The Company shall (or another Debtor so elected shall) pay and, within five Business Days of demand, indemnify the Security Agent against any cost, loss or liability the Security Agent incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Debt Document.

24.5	Interest on demand

Without duplication of any default interest payable under any Debt Document, if any Creditor or Debtor or Third Party Security Provider fails to pay any amount payable by it under this Agreement on its due date, interest shall (to the extent such accrual does not result in any double counting under the provisions of this Agreement and the provisions of the other Secured Debt Documents) accrue on the overdue amount (and be compounded with it (to the extent permitted under applicable law and regulations, including under article 1283 of the Italian Civil Code and/or article 120 of the Italian Banking Law, as applicable) from the due date up to the date of actual payment (both before and after judgment and to the extent interest at a default rate is not otherwise being paid on that sum) at the rate which is 1 % per annum over the rate at which the Security Agent was being offered, by leading banks in the London interbank market, deposits in an amount comparable to the unpaid amounts in the currencies of those amounts for any period(s) that the Security Agent may from time to time select.

24.6	Enforcement and preservation costs

The Company shall (or another Debtor so elected shall), or in relation to any Senior Unsecured Only Security, Holdco shall (or shall procure that) within five Business Days of demand, pay to the Security Agent the amount of all costs and expenses (including legal, notarial, registration, court representative and administrative fees and together with any applicable VAT) incurred by it in connection with the enforcement of or the preservation of any rights under any Debt Document, the Transaction Security, any Senior Unsecured Only Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or Senior Unsecured Only Security or enforcing these rights (but excluding any costs and expenses arising as a result of the Security Agent’s gross negligence or wilful default).

24.7	No Issue Date, no payable costs and expenses

Notwithstanding any provision of this Clause 24 or any obligation in any other Debt Document, no costs and expenses of the Secured Parties of any kind (other than reasonable legal costs (subject to any agreed caps)) shall be payable unless and until the Issue Date (as defined in the Original Senior Secured Notes Indenture) occurs. For the avoidance of doubt, this Clause 24.6 shall not limit any amount payable on or after the Issue Date under Clause 24.5 (Enforcement and preservation costs).

25.	Indemnities

25.1	Debtors’ indemnity

Each Debtor shall, subject to any Guarantee Limitations which are applicable or in relation to any Senior Unsecured Only Security, Holdco shall, promptly indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability (together with any applicable VAT) incurred (but excluding any costs and expenses arising as a result of its gross negligence or wilful default) by any of them:

(a)	in relation to or as a result of:

(i)	any failure by the Company to comply with its obligations under Clause 24 (Costs and Expenses);

(ii)	the taking, holding, protection or enforcement of the Transaction Security;

(iii)	the exercise of any of the rights, powers, discretions and remedies vested in the Security Agent, each Receiver and each Delegate by the Debt Documents or by law; or

(iv)	any default by any Debtor or Third Party Security Provider in the performance of any of the obligations expressed to be assumed by it in the Debt Documents; or

(v)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(vi)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; or

(b)	which otherwise relates to any of the Security Property, the Senior Unsecured Only Security Property or the performance of the terms of this Agreement (otherwise than as a result of its gross negligence or wilful misconduct), provided that no such payment shall be due or payable on or prior to the expiry of the Certain Funds Period (as defined in the Senior Facilities Agreement or any equivalent definition having the same commercial effect) (for the avoidance of doubt, without prejudice to any claim hereunder that is made or is due and payable after the expiry of the Certain Funds Period).

Each Debtor expressly acknowledges and agrees that the continuation of its indemnity obligations under this Clause 25.1 (Debtors’ indemnity) will not be prejudiced by any release or disposal under Clause 17.2 (Distressed Disposals) taking into account the operation of that Clause 17.2.

25.2	Priority of indemnity

The Security Agent and every Receiver and Delegate may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in Clause 25.1 (Debtors’ indemnity) and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it, in each case in accordance with Clause 18.1 (Order of application of Group Recoveries).

25.3	Primary Creditors’ indemnity

(a)	Each Primary Creditor (other than the Notes Trustees and the Security Agent) shall (in the proportion that the Liabilities due to it bear to the aggregate of the Liabilities due to all the Primary Creditors for the time being (or, if the Liabilities due to each of those Primary Creditors are zero, immediately prior to their being reduced to zero)), indemnify the Security Agent and every Receiver and every Delegate, within three Business Days of demand, against any cost, loss or liability incurred by any of them (otherwise than by reason of the relevant Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct) in acting as Security Agent, Parallel Debt Creditor, Receiver or Delegate under, or exercising any authority conferred under, the Debt Documents (unless the relevant Security Agent, Parallel Debt Creditor, Receiver or Delegate has been reimbursed by a Debtor pursuant to a Debt Document) and the Debtors shall, subject to any Guarantee Limitations which are applicable, jointly and severally indemnify each Primary Creditor against any payment made by it under this Clause 25.

(b)	For the purposes only of paragraph (a) above, to the extent that any hedging transaction under a Hedging Agreement has not been terminated or closed out, the Hedging Liabilities due to any Hedge Counterparty in respect of that hedging transaction will be deemed to be the amount, if any, which would be payable to it under that Hedging Agreement in respect of those hedging transactions, if the date on which the calculation is made was deemed to be an Early Termination Date (as defined in the relevant ISDA Master Agreement) for which the relevant Debtor is the Defaulting Party (as defined in the relevant ISDA Master Agreement) (or the equivalent thereto in the case of any Hedging Agreement not based on an ISDA Master Agreement), that amount, in each case, to be certified by the relevant Hedge Counterparty and as calculated in accordance with the relevant Hedging Agreement.

26.	Information

26.1	Information and dealing

(a)	The Creditors shall provide to the Security Agent from time to time (through their respective Agents in the case of a Senior Lender, a Senior Secured Noteholder, a Second Lien Creditor or a Senior Unsecured Creditor) any information that the Security Agent may reasonably specify as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent, trustee and as mandatario con rappresentanza.

(b)	Subject to any provision in the Senior Facilities Agreement, the Second Lien Facilities Agreement, and/or the Senior Unsecured Facilities Agreement that is equivalent to clause 35.5 (Communication when Agent is Impaired Agent) of the LMA Reference Document, each Senior Lender, each Second Lien Lender and Senior Unsecured Lender shall deal with the Security Agent exclusively through its Agent and the Hedge Counterparties shall deal directly with the Security Agent and shall not deal through any Agent.

(c)	No Agent shall be under any obligation to act as agent or otherwise on behalf of any Hedge Counterparty except as expressly provided for in, and for the purposes of, this Agreement.

26.2	Disclosure

Notwithstanding any agreement to the contrary, each of the Debtors, each of the Third Party Security Providers and each of the Senior Unsecured Security Providers consents, until the Final Discharge Date, to the disclosure by any of the Primary Creditors, the Agents, the Arrangers and the Security Agent to each other (whether or not through an Agent and/or the Security Agent) of such information concerning the Debtors or Third Party Security Providers or Senior Unsecured Security Providers as any Primary Creditor, any Agent, any Arranger or the Security Agent shall see fit and (a) which does not breach any applicable law or regulation, and (b) prior to the taking of any Enforcement Action, would result in any Senior Unsecured Noteholder, Second Lien Noteholder or Senior Secured Noteholder receiving any material non-public information.

26.3	Notification of prescribed events

(a)	If a Senior Default or a Senior Secured Notes Default either occurs or ceases to be continuing the Senior Agent(s) or the Senior Secured Notes Trustee(s) (as applicable) shall, upon becoming aware of that occurrence or cessation, notify the Security Agent and the Security Agent shall, upon receiving that notification, notify the Second Lien Creditor Representative(s), the Senior Unsecured Representative(s) and each Hedge Counterparty.

(b)	If a Senior Acceleration Event occurs the relevant Senior Agent(s) shall notify the Security Agent and the Security Agent shall, upon receiving that notification, notify each other Party.

(c)	If a Senior Secured Notes Acceleration Event occurs the Senior Secured Notes Trustee shall notify the Security Agent and the Security Agent shall, upon receiving that notification, notify each other Party.

(d)	If a Second Lien Default or a Second Lien Event of Default either occurs or ceases to be continuing the Second Lien Agent(s) or the Second Lien Notes Trustee(s) (as applicable) shall, upon becoming aware of that occurrence or cessation, notify the Security Agent and the Security Agent shall, upon receiving that notification, notify the Senior Agent(s), the Senior Secured Notes Trustee(s), the Senior Unsecured Representative(s) and each Hedge Counterparty.

(e)	If a Second Lien Acceleration Event occurs the relevant Second Lien Creditor Representative (as applicable) shall notify the Security Agent and the Security Agent shall, upon receiving that notification, notify each other Party.

(f)	If the Security Agent receives a Second Lien Enforcement Notice under paragraph (a) of Clause 7.13 (Permitted Second Lien Enforcement) it shall, upon receiving that notice, notify, and send a copy of that notice to, each Senior Agent, each Senior Secured Notes Trustee and each Hedge Counterparty.

(g)	If a Second Lien Payment Stop Notice is outstanding or ceases to be continuing, the relevant Second Lien Creditor Representative (as applicable) shall notify the Security Agent and the Security Agent shall, upon receiving that notification, notify each other Party.

(h)	If a Senior Unsecured Default or a Senior Unsecured Event of Default either occurs or ceases to be continuing the Senior Unsecured Agent(s) or the Senior Unsecured Notes Trustee(s) (as applicable) shall, upon becoming aware of that occurrence or cessation, notify the Security Agent and the Security Agent shall, upon receiving that notification, notify the Senior Agent(s), the Senior Secured Notes Trustee(s), the Second Lien Creditor Representative(s) and each Hedge Counterparty.

(i)	If a Senior Unsecured Acceleration Event occurs the Senior Unsecured Representative shall notify the Security Agent and the Security Agent shall, upon receiving that notification, notify each other Party.

(j)	If the Security Agent receives a Senior Unsecured Enforcement Notice under paragraph (b) of Clause 8.11 (Permitted Senior Unsecured Enforcement) it shall, upon receiving that notice, notify, and send a copy of that notice to, each Senior Agent, each Senior Secured Notes Trustee, each Hedge Counterparty and each Second Lien Creditor Representative.

(k)	If the Security Agent enforces, or takes formal steps to enforce, any of the Transaction Security it shall notify each Party of that action.

(l)	If any Primary Creditor exercises any right it may have to enforce, or to take formal steps to enforce, any of the Transaction Security it shall notify the Security Agent and the Security Agent shall, upon receiving that notification, notify each other Party of that action.

(m)	If a Debtor defaults on any Payment due under a Hedging Agreement, the Hedge Counterparty which is party to that Hedging Agreement shall, upon becoming aware of that default, notify the Security Agent and the Security Agent shall, upon receiving that notification, notify the Senior Agent(s), the relevant Senior Secured Notes Trustee(s), each other Hedge Counterparty, the relevant Second Lien Creditor Representative(s) and the relevant Senior Unsecured Representative(s).

(n)	If a Hedge Counterparty terminates or closes out, in whole or in part, any hedging transaction under any Hedging Agreement under Clause 5.10 (Permitted enforcement: Hedge Counterparties) it shall notify the Security Agent and the Security Agent shall, upon receiving that notification, notify each Agent and each other Hedge Counterparty.

(o)	If the Security Agent receives a notice under paragraph (a) of Clause 3.10 (Option to purchase: Senior Secured Notes Creditors) it shall, upon receiving that notice, notify, and send a copy of that notice to, each Senior Agent.

(p)	If the Security Agent receives a notice under paragraph (a) of Clause 3.11 (Hedge Transfer: Senior Secured Notes Creditors) it shall, upon receiving that notice, notify, and send a copy of that notice to, each Hedge Counterparty.

(q)	If the Security Agent receives a notice under paragraph (a) of Clause 8.15 (Option to purchase: Senior Unsecured Creditors) it shall, upon receiving that notice, notify, and send a copy of that notice to, each Senior Agent and each Senior Secured Notes Trustee.

(r)	If the Security Agent receives a notice under paragraph (a) of Clause 8.16 (Hedge Transfer: Senior Unsecured Creditors) it shall, upon receiving that notice, notify, and send a copy of that notice to, each Hedge Counterparty.

(s)	If the Security Agent receives a notice under paragraph (a) of Clause 7.17 (Option to purchase: Second Lien Creditors) it shall, upon receiving that notice, notify, and send a copy of that notice to, each Senior Agent and each Senior Secured Notes Trustee.

(t)	If the Security Agent receives a notice under paragraph (a) of Clause 7.18 (Hedge Transfer: Second Lien Creditors) it shall, upon receiving that notice, notify, and send a copy of that notice to, each Hedge Counterparty.

27.	Notices

27.1	Communications in writing

Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by electronic mail or letter.

27.2	Security Agent’s communications with Primary Creditors

The Security Agent shall be entitled to carry out all dealings:

(a)	with the Senior Lenders, the Arrangers, the Senior Secured Noteholders, the Second Lien Creditors and the Senior Unsecured Creditors through their respective Agents and may give to the Agents, as applicable, any notice or other communication required to be given by the Security Agent to a Senior Lender, an Arranger, the Senior Secured Noteholders, the Second Lien Creditors or the Senior Unsecured Creditors; and

(b)	with each Hedge Counterparty directly with that Hedge Counterparty.

27.3	Addresses

The address and electronic mail address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Agreement is:

(a)	in the case of the Company (acting in any capacity under this Agreement), that identified with its name below;

(b)	in the case of Original Holdco (acting in any capacity under this Agreement), that identified with its name below;

(c)	in the case of the Security Agent, that identified with its name below; and

(d)	in the case of each other Party, that notified in writing to the Security Agent on or prior to the date on which it becomes a Party,

or any substitute address, electronic mail address or department or officer which that Party may notify to the Security Agent (or the Security Agent may notify to the other Parties, if a change is made by the Security Agent) by not less than five Business Days’ notice.

27.4	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with this Agreement will only be effective:

(i)	if by way of electronic mail, when received; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 27.3 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Security Agent or any Notes Trustee will be effective only when actually received by it and then only if it is expressly marked for the attention of the department or officer identified with the Security Agent’s or any Notes Trustee’s signature below (or any substitute department or officer as the Security Agent or any Notes Trustee shall specify for this purpose).

(c)	Any communication or document made or delivered to the Company or Third Party Security Provider in accordance with this Clause 27.4 will be deemed to have been made or delivered to each of the Debtors and each of the Creditors (other than a Primary Creditor).

27.5	Notification of address and electronic mail address

Promptly upon receipt of notification of an address or electronic mail address or change of address or electronic mail address pursuant to Clause 27.3 (Addresses) or changing its own address or electronic mail address, the Security Agent shall notify the other Parties.

27.6	English language

(a)	Any notice given under or in connection with this Agreement must be in English.

(b)	All other documents provided under or in connection with this Agreement must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Security Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

27.7	Notices to all Senior Creditors

(a)	Where any request for a consent, amendment or waiver which requires the consent of all the Parties to this Agreement or any class of creditors (or percentage thereof) (as the case may be) is received by an Agent from a Debtor, the relevant Agent shall provide notice of such request to such Parties or the relevant class of Creditors at the same time.

(b)	Where an instruction is required by an Agent from a class of Creditors (or a percentage thereof), notice of such instruction shall be provided to each Creditor in the relevant class at the same time.

28.	Preservation

28.1	Partial invalidity

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of that provision under the law of any other jurisdiction will in any way be affected or impaired.

28.2	No impairment

If, at any time after its date, any provision of a Debt Document (including this Agreement) is not binding on or enforceable in accordance with its terms against a person expressed to be a party to that Debt Document, neither the binding nature nor the enforceability of that provision or any other provision of that Debt Document will be impaired as against the other party(ies) to that Debt Document.

28.3	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Party, any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

28.4	Waiver of defences

The provisions of this Agreement will not be affected by an act, omission, matter or thing which, but for this Clause 28.4, would reduce, release or prejudice the subordination and priorities expressed to be created by this Agreement, including (without limitation and whether or not known to any Party):

(a)	any time, waiver or consent granted to, or composition with, any Debtor or Senior Unsecured Security Provider or other person;

(b)	the release of any Debtor, Senior Unsecured Security Provider or any other person under the terms of any composition or arrangement with any creditor of any Senior Unsecured Security Provider or any Group Company;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Debtor, Senior Unsecured Security Provider or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any Debtor, Senior Unsecured Security Provider or other person;

(e)	any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case, however fundamental and of whatsoever nature, and whether or not more onerous) or replacement of a Debt Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Debt Document or any other document or security;

(g)	any intermediate Payment of any of the Liabilities owing to the Primary Creditors in whole or in part; or

(h)	any insolvency or similar proceedings.

28.5	Priorities not affected

Except as otherwise provided in this Agreement, the priorities referred to in Clause 2 (Ranking and Priority) will:

(a)	not be affected by any reduction or increase in the principal amount secured by the Transaction Security or the Senior Unsecured Only Security in respect of the Liabilities owing to the Primary Creditors or by any intermediate reduction or increase in, amendment or variation, to any of the Debt Documents, or by any variation or satisfaction of, any of the Liabilities or any other circumstances;

(b)	apply regardless of the order in which or dates upon which this Agreement and the other Debt Documents are executed or registered or notice of them is given to any person; and

(c)	secure the Liabilities owing to the Primary Creditors in the order specified, regardless of the date upon which any of the Liabilities arise or of any fluctuations in the amount of any of the Liabilities outstanding.

29.	Consents, Amendments and Override

29.1	Required consents

(a)	Subject to paragraphs (b) to (k) below, to Clause 29.4 (Exceptions), to Clause 29.5 (Snooze/Lose), to Clause 29.6 (Disenfranchisement of Affiliated Lenders) and to Clause 29.7 (Disenfranchisement of Defaulting Lenders), this Agreement may be amended or waived only with the consent of the Company and (to the extent a Party) the Agents, the relevant Senior Secured Notes Trustee(s), the Second Lien Creditor Representative(s), the relevant Senior Unsecured Representative(s) and the Security Agent.

(b)	Subject to paragraphs (c) to (k) below, Clause 29.4 (Exceptions), Clause 29.5 (Snooze/Lose), Clause 29.6 (Disenfranchisement of Affiliated Lenders) and Clause 29.7 (Disenfranchisement of Defaulting Lenders), an amendment or waiver of this Agreement that has the effect of changing or which relates to:

(i)	Clause 13 (Redistribution), Clause 18 (Application of proceeds) or this Clause 29 (Consents, Amendments and Override);

(ii)	paragraphs (e)(iii), (f) and (g) of Clause 21.6 (Instructions to Security Agent and exercise of discretion); and

(iii)	the order of priority or subordination under this Agreement,

shall not be made without the consent of (to the extent they or (if applicable) their Agent is a Party):

(A)	the Agents;

(B)	the Senior Lenders (unless a lower consent threshold is expressly provided for in the relevant Debt Document in respect of the relevant matter, in which case that lower consent threshold shall apply);

(C)	the Senior Secured Noteholders (unless a lower consent threshold is expressly provided for in the relevant Debt Document in respect of the relevant matter, in which case that lower consent threshold shall apply) (to the extent that the amendment or waiver would materially and adversely affect such Creditors);

(D)	the Second Lien Lenders (unless a lower consent threshold is expressly provided for in the relevant Debt Document in respect of the relevant matter, in which case that lower consent threshold shall apply);

(E)	the Second Lien Noteholders (unless a lower consent threshold is expressly provided for in the relevant Debt Document in respect of the relevant matter, in which case that lower consent threshold shall apply) (to the extent that the amendment or waiver would materially and adversely affect such Creditors);

(F)	the Senior Unsecured Creditors (unless a lower consent threshold is expressly provided for in the relevant Debt Document in respect of the relevant matter, in which case that lower consent threshold shall apply) (to the extent that the amendment or waiver would materially and adversely affect such Creditors);

(G)	each Hedge Counterparty (to the extent that the amendment or waiver would adversely affect the Hedge Counterparty);

(H)	the Security Agent; and

(I)	the Company.

(c)	Without prejudice to Clause 3 (Senior Lender Liabilities and Senior Secured Notes Liabilities), paragraph (b) above shall not apply to any amendment or waiver of this Agreement required to:

(i)	implement a Structural Adjustment under and as defined in the Senior Facilities Agreement (or any equivalent definition having the same commercial effect) to the extent it does not confer an ability to make more extensive changes than a Structural Adjustment (as defined in the Senior Facilities Agreement or any equivalent definition having the same commercial effect); or

(ii)	give effect to any New Commitments, Incremental Equivalent Debt, Permitted Refinancing, Refinancing Amendment or Credit Agreement Refinancing Indebtedness (each as defined in (or having any equivalent definition with the same commercial effect) and to the extent permitted under the Senior Facilities Agreement).

(d)	In relation to any Transaction Security over a bank account of a Debtor, the Security Agent is hereby authorised, empowered and instructed by the Secured Parties (without any requirement for any further consents to be granted under the Secured Debt Documents) to release any Security granted in favour of the Security Agent and held over any bank account of such Debtor (a Pledged Account) provided that prior to such release the relevant Debtor has transferred the balance standing to the credit of such Pledged Account to another bank account held by it (a Recipient Account) and that the relevant Debtor has provided valid and effective Transaction Security over such Recipient Account consistent with the Agreed Security Principles.

(e)	In relation to any Senior Unsecured Only Security over a bank account of a Senior Unsecured Security Provider, the Security Agent is hereby authorised, empowered and instructed by the Secured Parties (without any requirement for any further consents to be granted under the Secured Debt Documents) to release any Security granted in favour of the Security Agent and held over any bank account of such Senior Unsecured Security Provider (a Senior Unsecured Pledged Account) provided that prior to such release the relevant Senior Unsecured Security Provider has transferred the balance standing to the credit of such Senior Unsecured Pledged Account to another bank account held by it (a Senior Unsecured Recipient Account) and that the relevant Senior Unsecured Security Provider has provided valid and effective Senior Unsecured Only Security over such Senior Unsecured Recipient Account consistent with the Agreed Security Principles.

(f)	The Security Agent is hereby authorised, empowered and instructed by the Secured Parties (without any requirement for any further consents to be granted under the Secured Debt Documents) to release any Transaction Security granted in favour of the Security Agent which is no longer required to be the subject of any Transaction Security under the Agreed Security Principles.

(g)	The Security Agent is hereby authorised, empowered and instructed by the Senior Unsecured Creditors to release any Senior Unsecured Only Security granted in favour of the Security Agent which is no longer required to be the subject of any Senior Unsecured Only Security under the Senior Unsecured Finance Documents.

(h)	This Agreement and any Security Document may be amended by (to the extent a Party) the Senior Agent, the Second Lien Agent, the Senior Secured Notes Trustee(s), the Second Lien Notes Trustee, the Second Lien Creditor Representative(s), the Senior Unsecured Representative(s), the Security Agent and the Company without the consent of any other Party to cure defects, resolve ambiguities or reflect changes in each case of a minor, technical or administrative nature in the Transaction Security or Senior Unsecured Only Security, to ensure consistency with the Agreed Security Principles or as otherwise prescribed by the relevant Debt Documents.

(i)	Each Notes Trustee shall, to the extent consented to by the requisite percentage of Noteholders in accordance with the relevant Notes Indenture, act on such instructions in accordance therewith unless to the extent any amendments so consented to relate to any provision affecting the rights and obligations of a Notes Trustee in its capacity as such.

(j)	Notwithstanding any other term of this Agreement, other than in respect of an amendment, waiver or consent that requires the consent of a Cash Management Provider pursuant to paragraph (b) of Clause 29.4 (Exceptions), each Cash Management Provider agrees and acknowledges that their consent is not required, and that it shall have no right to vote or give any instruction, in each case, in relation to any request for a Consent, vote, approval or other action under, or in connection with, this Agreement.

(k)	The Company and Security Agent shall enter into (and the Security Agent is authorised, empowered and instructed by the Secured Parties (without any requirement for any further consents to be granted under the Secured Debt Documents)) to enter into any amendment to this Agreement which the Company and the Security Agent reasonably consider is required as a result of the laws of the jurisdiction of incorporation of any Debtor or Senior Unsecured Security Provider in connection with the creation of Transaction Security or Senior Unsecured Only Security by that Debtor or Senior Unsecured Security Provider or to appoint the Security Agent in any additional capacity in connection with the creation of such Transaction Security or Senior Unsecured Only Security as required under such laws.

29.2	Amendments and waivers: Security Documents and Senior Unsecured Only Security Documents

(a)	Subject to paragraph (b) below, paragraphs (f) and (h) of Clause 29.1 (Required consents), Clause 29.4 (Exceptions) and Clause 20.2 (Transaction Security: New Debt Financings) and unless the provisions of any Debt Document expressly provide otherwise, the Security Agent may, if authorised by an Instructing Group, and if the Company (or, in relation to the Senior Unsecured Shared Security, the relevant Senior Unsecured Security Provider) consents, amend the terms of, waive any of the requirements of or grant consents under, any of the Security Documents which shall be binding on each Party.

(b)	Subject to paragraphs (b) and (c) of Clause 29.4 (Exceptions) and to Clause 20.2 (Transaction Security: New Debt Financings), the prior consent of each Senior Agent, Senior Secured Notes Trustee, Second Lien Creditor Representative and (in the case of a Security Document under which Senior Unsecured Shared Security has been granted) the Senior Unsecured Representative (in each case, acting with the consent of the requisite percentage of Creditors under the relevant Debt Document) and the Company is required to authorise any release of the Transaction Security or any amendment or waiver of, or consent under, any Security Document which would adversely affect the nature or scope of the relevant Charged Property or the manner in which the proceeds of enforcement thereof are distributed.

(c)	Subject to Clause 29.4 (Exceptions) and Clause 20.2 (Transaction Security: New Debt Financings) and unless the provisions of any Senior Unsecured Finance Document expressly provide otherwise, the Security Agent may, if authorised by the Majority Senior Unsecured Creditors, and if the relevant Senior Unsecured Security Provider consents, amend the terms of, waive any of the requirements of or grant consents under, any of the Senior Unsecured Only Security Documents which shall be binding on each Party.

29.3	Effectiveness

Any amendment, waiver or consent given in accordance with this Clause 29 (Consents, Amendments and Override) will be binding on all Parties and the Security Agent may effect, on behalf of any Agent, Arranger or Creditor, any amendment, waiver or consent permitted by this Clause 29 (Consents, Amendments and Override).

29.4	Exceptions

(a)	Subject to paragraphs (c) and (d) below, if the amendment, waiver or consent may impose new or additional obligations on or withdraw or reduce the rights of any Party other than:

(i)	in the case of a Primary Creditor, in a way which affects or would affect Primary Creditors of that Party’s class generally; or

(ii)	in the case of a Debtor, to the extent consented to by the Company under paragraph (a) of Clause 29.2 (Amendments and waivers: Security Documents and Senior Unsecured Only Security Documents),

the consent of that Party is required.

(b)	Subject to paragraphs (c) and (d) below, an amendment, waiver, consent or release of Transaction Security (save for any release which is permitted under the Secured Debt Documents (excluding any Hedging Agreements)) which relates to the rights or obligations of an Agent, an Arranger, the Security Agent (including, without limitation, any ability of the Security Agent to act in its discretion under this Agreement), a Cash Management Provider or a Hedge Counterparty may not be effected without the consent of that Agent or, as the case may be, that Arranger, the Security Agent, that Cash Management Provider or that Hedge Counterparty.

(c)	Neither paragraph (a) nor (b) above, nor paragraph (b) of Clause 29.2 (Amendments and waivers: Security Documents and Senior Unsecured Only Security Documents) shall apply:

(i)	to any release of Transaction Security, Senior Unsecured Only Security, claim or Liabilities; or

(ii)	to any consent,

which, in each case, the Security Agent gives in accordance with Clause 17 (Proceeds of Disposals and Adjustment of Mandatory Prepayments).

(d)	Paragraphs (a) and (b) above shall apply to an Arranger only to the extent that Arranger Liabilities are then owed to that Arranger.

29.5	Snooze/Lose

(a)	Subject to paragraph (b) below, if in relation to:

(i)	a request for a Consent in relation to any of the terms of this Agreement;

(ii)	a request to participate in any other vote of the Senior Creditors, the Senior Secured Notes Creditors, the Second Lien Creditors or the Senior Unsecured Creditors under the terms of this Agreement;

(iii)	a request to approve any other action under this Agreement; or

(iv)	a request to provide any confirmation or notification under this Agreement,

any Primary Creditor:

(A)	fails to respond to that request within 10 Business Days of that request being made; or

(B)	that is a Senior Lender which fails to provide details of its Senior Secured Credit Participation to the Security Agent within the timescale specified by the Security Agent or that is a Second Lien Lender which fails to provide details of its Second Lien Credit Participation to the Security Agent within the timescale specified by the Security Agent or that is a Senior Unsecured Lender which fails to provide details of its Senior Unsecured Credit Participation to the Security Agent within the timescale specified by the Security Agent:

(I)	in the case of paragraphs (i) to (iii) above, that Primary Creditor’s Senior Secured Credit Participation, Second Lien Credit Participation or Senior Unsecured Credit Participation (as applicable) shall be deemed to be zero for the purpose of calculating the Senior Secured Credit Participation, Second Lien Credit Participations or Senior Unsecured Credit Participations (as applicable) when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Senior Credit Participations, Second Lien Credit Participations or Senior Unsecured Credit Participations (as applicable) has been obtained to give that Consent, carry that vote or approve that action;

(II)	in the case of paragraphs (i) to (iii) above, that Primary Creditor’s status as a Senior Secured Creditor, Second Lien Creditor or Senior Unsecured Creditor (as applicable) shall be disregarded for the purposes of ascertaining whether the agreement of any specified group of Primary Creditors has been obtained to give that Consent, carry that vote or approve that action; and

(III)	in the case of paragraph (iv) above, that confirmation or notification shall be deemed to have been given.

(b)	Paragraph (a)(A) shall not apply to:

(i)	an amendment or waiver referred to in paragraph (b)(i), (b)(ii) or paragraph (b)(iii)of Clause 29.1 (Required consents); or

(ii)	a vote of the Senior Unsecured Creditors under Clause 8.15 (Option to purchase: Senior Unsecured Creditors) or Clause 8.16 (Hedge Transfer: Senior Unsecured Creditors).

29.6	Disenfranchisement of Affiliated Lenders

(a)	Subject to paragraphs (c) and (d) below, for so long as an Affiliated Lender (i) beneficially owns a Commitment, a participation in the Senior Secured Notes Outstandings, a participation in the Second Lien Liabilities Outstandings or a participation in the Senior Unsecured Notes Outstandings or (ii) has entered into a sub-participation agreement relating to a Commitment, a participation in the Senior Secured Notes Outstandings, a participation in the Second Lien Liabilities Outstandings, or a participation in the Senior Unsecured Notes Outstandings or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated, in ascertaining whether:

(i)	any relevant percentage (including, for the avoidance of doubt, unanimity) of Senior Secured Credit Participations, Second Lien Credit Participations or Senior Unsecured Credit Participations; or

(ii)	the agreement of any specified group of Primary Creditors,

has been obtained to approve any request for a Consent or to carry any other vote or approve any action under this Agreement, that Commitment, participation in the Senior Secured Notes Outstandings, participation in the Second Lien Liabilities Outstandings or participation in the Senior Unsecured Notes Outstandings shall be deemed to be zero and that Affiliated Lender (or the person with whom it has entered into that sub-participation, other agreement or arrangement (a Counterparty)) shall, for any other purpose under this Agreement, be deemed not to be:

(A)	a Senior Lender (in the case of a Senior Commitment or Senior Credit Participation);

(B)	a Senior Secured Noteholder (in the case of the Senior Secured Notes Outstandings);

(C)	a Second Lien Lender (in the case of a Second Lien Commitment or Second Lien Credit Participation);

(D)	a Second Lien Noteholder (in the case of the Second Lien Liabilities Outstandings);

(E)	a Senior Unsecured Lender (in the case of a Senior Unsecured Commitment or Senior Unsecured Credit Participation); or

(F)	a Senior Unsecured Noteholder (in the case of the Senior Unsecured Notes Outstandings).

(b)	Each Affiliated Lender that is a Senior Lender, Senior Secured Noteholder, Second Lien Lender, Second Lien Noteholder, Senior Unsecured Lender or Senior Unsecured Noteholder agrees that:

(i)	in relation to any meeting or conference call to which all the Senior Secured Creditors, all the Senior Creditors, all the Primary Creditors, all the Senior Secured Noteholders, all the Second Lien Lenders, all the Second Lien Noteholders, all the Senior Unsecured Lenders or all the Senior Unsecured Noteholders or any combination of those groups of Primary Creditors are invited to attend or participate, it shall not attend or participate in the same if so requested by the Security Agent or, unless the Security Agent otherwise agrees, be entitled to receive the agenda or any minutes of the same; and

(ii)	it shall not, unless the Security Agent otherwise agrees, be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Security Agent or one or more of the Primary Creditors.

(c)	Notwithstanding paragraph (a) above, Affiliated Lenders shall have the right to vote on any request for a Consent or to carry any other vote or approve any action under paragraph (b) of Clause 29.1 (Required Consents) or any other provision of this Agreement requiring the consent of all Creditors (or all Creditors in a given class) or of each Creditor (or class of Creditors) directly and adversely affected thereby.

(d)	Notwithstanding paragraph (a) above, no Consent or other action with respect to any of the terms of any Debt Document or any departure by any Creditor therefrom may affect any Affiliated Lender in a manner that is disproportionate to the effect on any Creditor of the same class or that would deprive such Affiliated Lender of its pro rata share of any payments to which it is entitled.

29.7	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment:

(i)	in ascertaining whether:

(A)	any relevant percentage (including, for the avoidance of doubt, unanimity) of Senior Credit Participations;

(B)	any relevant percentage (including, for the avoidance of doubt, unanimity) of Second Lien Credit Participations;

(C)	any relevant percentage (including, for the avoidance of doubt, unanimity) of Senior Unsecured Credit Participations; or

(D)	the agreement of any specified group of Primary Creditors,

has been obtained to approve any request for a Consent or to carry any other vote or approve any action under this Agreement, that Defaulting Lender’s Commitments and Senior Credit Participations or Second Lien Credit Participations or Senior Unsecured Credit Participations (as applicable) will be reduced to zero and that Defaulting Lender shall be deemed not to be a Senior Lender, Second Lien Lender or Senior Unsecured Lender (as the case may be).

(b)	For the purposes of this Clause 29.7, the Security Agent may assume that the following Creditors are Defaulting Lenders:

(i)	any Senior Lender, Second Lien Lender or Senior Unsecured Lender which has notified the Security Agent that it has become a Defaulting Lender;

(ii)	any Senior Lender, Second Lien Lender or Senior Unsecured Lender if the relevant Agent has notified the Security Agent that that Senior Lender, Second Lien Lender or Senior Unsecured Lender is a Defaulting Lender; and

(iii)	any Senior Lender, Second Lien Lender or Senior Unsecured Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of Defaulting Lender in the relevant Facilities Agreement has occurred, unless it has received notice to the contrary from the Senior Lender, Second Lien Lender or Senior Unsecured Lender concerned (together with any supporting evidence reasonably requested by the Security Agent) or the Security Agent is otherwise aware that the Senior Lender, Second Lien Lender or Senior Unsecured Lender has ceased to be a Defaulting Lender.

29.8	Calculation of Credit Participations

(a)	For the purpose of ascertaining whether any relevant percentage of Senior Secured Credit Participations, Second Lien Credit Participations or Senior Unsecured Credit Participations has been obtained under this Agreement, the Security Agent may notionally convert the Senior Secured Credit Participations, Second Lien Credit Participations or Senior Unsecured Credit Participations into their Common Currency Amounts.

(b)	Each Senior Secured Notes Trustee will, upon the request of the Security Agent, promptly provide the Security Agent with details of the Senior Secured Credit Participations of the Senior Secured Creditors whom it represents and (if applicable) details of the extent to which such Senior Secured Credit Participations have been voted for or against any request.

(c)	Each Second Lien Creditor Representative will, upon the request of the Security Agent, promptly provide the Security Agent with details of the Second Lien Credit Participations of the Second Lien Creditors whom it represents and (if applicable) details of the extent to which such Second Lien Credit Participations have been voted for or against any request.

(d)	Each Senior Unsecured Representative will, upon the request of the Security Agent, promptly provide the Security Agent with details of the Senior Unsecured Notes Outstandings and/or aggregate Senior Unsecured Commitments, in each case, of the Senior Unsecured Creditors whom it represents and (if applicable) details of the extent to which such Senior Unsecured Notes Outstandings or Senior Unsecured Commitments have been voted for or against any request.

29.9	Deemed consent

(a)	If, at any time prior to the Senior Discharge Date, the Senior Lenders give a Consent in respect of the Senior Finance Documents then, if that action was permitted by the terms of this Agreement, the Intra-Group Lenders, the Investors and the Company will (or will be deemed to):

(i)	give a corresponding Consent in equivalent terms in relation to each of the Debt Documents to which they are a party; and

(ii)	do anything (including executing any document) that the Senior Lenders may reasonably require to give effect to this paragraph (a).

(b)	If, at any time on or after the Senior Discharge Date and before the Senior Secured Notes Discharge Date, the Senior Secured Notes Creditors give a Consent in respect of the Senior Secured Notes Finance Documents then, if that action was permitted by the terms of this Agreement, the Intra-Group Lenders and the Investors will (or will be deemed to):

(i)	give a corresponding Consent in equivalent terms in relation to each of the Debt Documents to which they are a party; and

(ii)	do anything (including executing any document) that the Senior Secured Notes Creditors may reasonably require to give effect to paragraph (b).

(c)	If, at any time on or after the Senior Secured Discharge Date and before the Second Lien Discharge Date, the Second Lien Creditors give a Consent in respect of the Second Lien Finance Documents then, if that action was permitted by the terms of this Agreement, the Intra-Group Lenders and the Investors will (or will be deemed to):

(i)	give a corresponding Consent in equivalent terms in relation to each of the Debt Documents to which they are a party; and

(ii)	do anything (including executing any document) that the Second Lien Creditors may reasonably require to give effect to paragraph (c) of this Clause 29.9.

(d)	If, at any time on or after the later of the Senior Secured Discharge Date and the Second Lien Discharge Date, but before the Senior Unsecured Discharge Date, the Senior Unsecured Creditors give a Consent in respect of the Senior Unsecured Finance Documents then, if that action was permitted by the terms of this Agreement, the Intra-Group Lenders, the Investors and the Company will (or will be deemed to):

(i)	give a corresponding Consent in equivalent terms in relation to each of the Debt Documents to which they are a party; and

(ii)	do anything (including executing any document) that the Senior Unsecured Creditors may reasonably require to give effect to paragraph (d) of this Clause 29.9.

29.10	Excluded consents

Clause 29.9 (Deemed consent) does not apply to any Consent which has the effect of:

(a)	increasing or decreasing the Liabilities;

(b)	changing the basis upon which any Permitted Payments are calculated (including the timing, currency or amount of such Payments); or

(c)	changing the terms of this Agreement or of any Security Document or any Senior Unsecured Only Security Document.

29.11	Second Lien and Senior Unsecured Creditors administrative consents

(a)	If the Senior Agent(s) (or Majority Senior Lenders) or Senior Secured Notes Trustee(s) at any time in respect of the Senior Finance Documents or Senior Secured Finance Documents (as applicable) gives or give any Consent of a minor, technical or administrative nature which does not adversely affect the interests of the Second Lien Creditors or the Senior Unsecured Creditors or change the commercial terms contained in the Second Lien Finance Documents or the Senior Unsecured Finance Documents then, if that action was permitted or not prohibited by the terms of this Agreement, the Second Lien Creditors or the Senior Unsecured Creditors (as applicable) will (or will be deemed to):

(i)	give a corresponding Consent in equivalent terms in relation to each of the Debt Documents to which they are a party; and

(ii)	do anything (including executing any document) that the Senior Lenders may reasonably require to give effect to this Clause 29.11.

(b)	After the Senior Secured Discharge Date, if the Second Lien Agent(s) (or Majority Second Lien Lenders) or Second Lien Notes Trustee(s) at any time in respect of the Second Lien Finance Documents gives or give any Consent of a minor, technical or administrative nature which does not adversely affect the interests of the Senior Unsecured Creditors or change the commercial terms contained in the Senior Unsecured Finance Documents then, if that action was permitted or not prohibited by the terms of this Agreement, the Senior Unsecured Creditors will (or will be deemed to):

(i)	give a corresponding Consent in equivalent terms in relation to each of the Debt Documents to which they are a party; and

(ii)	do anything (including executing any document) that the Second Lien Lenders may reasonably require to give effect to this Clause 29.11.

29.12	No liability

None of the Senior Lenders, the Senior Agent(s), the Senior Secured Notes Creditors, the Senior Secured Notes Trustee(s), the Second Lien Lenders, the Second Lien Agent(s), the Second Lien Notes Creditor, the Second Lien Notes Trustee(s), the Senior Unsecured Creditors, the Senior Unsecured Representatives or the Hedge Counterparties will be liable to any other Creditor, Agent, Senior Unsecured Security Provider or Debtor for any Consent given or deemed to be given under this Clause 29.

29.13	Agreement to override

(a)	Unless expressly stated otherwise in this Agreement, this Agreement overrides anything in the Debt Documents (to the extent legally possible and except for the Transaction Security Documents or Senior Unsecured Only Security Documents to the extent that they have been notarised) to the contrary.

(b)	Notwithstanding anything to the contrary in this Agreement, the preceding paragraph (a) as between any Creditor and any Debtor, any Senior Unsecured Security Provider or any Group Company will not cure, postpone, waive or negate any breach, Default or Event of Default under any Debt Document (or any event that would but for paragraph (a) above constitute a breach, Default or Event of Default) as provided in the relevant Debt Document.

29.14	Guarantee limitation

Any guarantee or indemnity or hold harmless obligation provided by a Debtor or Intra-Group Lender (as the case may be) under this Agreement shall be provided on the same terms and subject to the same limitations as are set out in the Original Senior Secured Notes Indenture and in any supplemental indenture to the Original Senior Secures Notes Indenture.

30.	Notes Trustees

30.1	Liability

(a)	It is expressly understood and agreed by the Parties that this Agreement is executed and delivered by each Notes Trustee not individually or personally but solely in its capacity as trustee in the exercise of the powers and authority conferred and vested in it under the relevant Notes Finance Documents for and on behalf of the Noteholders only for which such Notes Trustee acts as trustee (and it shall have no liability for acting for itself or in any capacity other than as trustee), and nothing in this Agreement shall impose on it any obligation to pay any amount out of its personal assets. Notwithstanding any other provision of this Agreement, its obligations hereunder (if any) to make any payment of any amount or to hold any amount on trust shall be only to make payment of such amount to or hold any such amount on trust to the extent that (i) it has actual knowledge that such obligation has arisen and (ii) it has received and, on the date on which it acquires such actual knowledge, has not distributed to the Noteholders for which it acts as trustee in accordance with the relevant Notes Indenture (in relation to which it is trustee) any such amount.

(b)	It is further understood and agreed by the Parties that in no case shall any Notes Trustee be (i) personally responsible or accountable in damages or otherwise to any other Party for any loss, damage or claim incurred by reason of any act or omission performed or omitted by that Notes Trustee in good faith in accordance with this Agreement or any of the Notes Finance Documents in a manner that such Notes Trustee believed to be within the scope of the authority conferred on it by this Agreement or any of the Notes Finance Documents or by law, or (ii) personally liable for or on account of any of the statements, representations, warranties, covenants or obligations stated to be those of any other Party, all such liability, if any, being expressly waived by the Parties and any person claiming by, through or under such Party; provided, however, that each Notes Trustee shall be personally liable under this Agreement for its own gross negligence or wilful misconduct. It is also acknowledged and agreed that no Notes Trustee shall have any responsibility for the actions of any individual Creditor or Noteholder (save in respect of its own actions).

(c)	The Parties acknowledge and agree that the Notes Trustee shall not be charged with knowledge or existence of facts that would impose an obligation on it hereunder to make any payment or prohibit it from making any payment unless, not less than two Business Days prior to the date of such payment, a Responsible Officer of the Notes Trustee receives written notice satisfactory to it that such payments are required or prohibited by this Agreement.

(d)	Notwithstanding anything contained herein, no provision of this Agreement shall alter or otherwise affect the rights and obligations of the Senior Secured Notes Issuer(s), Second Lien Notes Issuer(s), Senior Unsecured Notes Issuer(s) or any Debtor to make payments in respect of Notes Trustee Amounts as and when the same are due and payable pursuant to the applicable Notes Finance Documents or the receipt and retention by the Notes Trustee of the same or the taking of any step or action by the Notes Trustee in respect of its rights under the Notes Finance Documents to the same.

(e)	The Notes Trustee is not responsible for the appointment or for monitoring the performance of the Security Agent.

(f)	The Security Agent agrees and acknowledges that it shall have no claim against the Notes Trustee in respect of any fees, costs, expenses and liabilities due and payable to, or incurred by, the Security Agent.

(g)	The Notes Trustee shall be under no obligation to instruct or direct the Security Agent to take any Enforcement Action unless it shall have been instructed to do so by the Noteholders and if it shall have been indemnified and/or secured and/or prefunded to its satisfaction.

30.2	No action

(a)	Notwithstanding any other provision of this Agreement, no Notes Trustee shall have any obligation to take any action under this Agreement unless it is indemnified and/or secured and/or prefunded to its satisfaction in respect of all costs, expenses and liabilities which it would in its opinion thereby incur (together with any associated VAT). No Notes Trustee shall have an obligation to indemnify (out of its personal assets) any other person, whether or not a Party, in respect of any of the transactions contemplated by this Agreement. In no event shall the permissive rights of a Notes Trustee to take action under this Agreement be construed as an obligation to do so.

(b)	Prior to taking any action under this Agreement, any Notes Trustee may request and rely upon an opinion of counsel or opinion of another qualified expert, at the expense of the Company or another Debtor.

(c)	Notwithstanding any other provisions of this Agreement or any other Notes Finance Document to which a Notes Trustee is a party to, in no event shall a Notes Trustee be liable to any person for special, indirect, punitive or consequential loss or damages of any kind whatsoever (including but not limited to loss of business, goodwill, opportunity or profits) whether or not foreseeable even if such Notes Trustee has been advised of the likelihood of such loss or damage and regardless of whether the claim for loss or damage is made in negligence, for breach of contract or otherwise.

30.3	Reliance on certificates

The Notes Trustee shall at all times be entitled to and may rely on any notice, consent or certificate given or granted by any Party without being under any obligation to enquire or otherwise determine whether any such notice, consent or certificate has been given or granted by such Party properly acting in accordance with the provisions of this Agreement.

30.4	No fiduciary duty

No Notes Trustee shall be deemed to owe any fiduciary duty to any Creditor (save in respect of such persons for whom it acts as trustee) and shall not be personally liable to any Creditor if it shall in good faith mistakenly pay over or distribute to any Creditor or to any other person cash, property or securities to which any other Creditor shall be entitled by virtue of this Agreement or otherwise. With respect to the Creditors, each Notes Trustee undertakes to perform or to observe only such of its covenants or obligations as are specifically set forth in the Notes Finance Documents pursuant to which it acts as trustee, and this Agreement and no implied agreement, covenants or obligations with respect to the other Creditors shall be read into this Agreement against the Notes Trustee.

30.5	Debt assumptions

(a)	The Senior Secured Notes Trustee is entitled to assume that:

(i)	no Senior Payment Default or Second Lien Payment Default has occurred;

(ii)	no Senior Default, Second Lien Default or Senior Unsecured Default has occurred;

(iii)	none of the Senior Secured Creditor Liabilities, Second Lien Liabilities or Senior Unsecured Liabilities have been accelerated;

(iv)	no Default, Event of Default or termination event (however described) has occurred; and

(v)	none of the Senior Discharge Date, the Senior Secured Notes Discharge Date, the Second Lien Discharge Date or the Senior Unsecured Discharge Date has occurred,

unless a Responsible Officer of the Senior Secured Notes Trustee has actual knowledge to the contrary.

(b)	The Second Lien Notes Trustee is entitled to assume that:

(i)	no Senior Payment Default or Second Lien Payment Default has occurred;

(ii)	no Senior Default, Second Lien Default or Senior Unsecured Default has occurred;

(iii)	none of the Senior Secured Creditor Liabilities, Second Lien Liabilities or Senior Unsecured Liabilities have been accelerated;

(iv)	no Default, Event of Default or termination event (however described) has occurred; and

(v)	none of the Senior Discharge Date, the Second Lien Discharge Date or the Senior Unsecured Discharge Date has occurred,

unless a Responsible Officer of the Second Lien Notes Trustee has actual knowledge to the contrary,

(c)	The Senior Unsecured Notes Trustee is entitled to assume that:

(i)	no Senior Payment Default or Second Lien Payment Default has occurred;

(ii)	no Senior Default, Second Lien Default or Senior Secured Note Default has occurred;

(iii)	none of the Senior Secured Liabilities, the Senior Secured Notes Discharge Date, Second Lien Liabilities or Senior Unsecured Liabilities have been accelerated;

(iv)	no Default, Event of Default or termination event (however described) has occurred; and

(v)	none of the Senior Discharge Date, the Second Lien Discharge Date or the Senior Unsecured Discharge Date has occurred,

unless a Responsible Officer of the Senior Unsecured Notes Trustee has actual knowledge to the contrary.

(d)	No Notes Trustee is obliged to monitor or enquire whether any Default or Event of Default has occurred.

30.6	Senior Lenders, Hedge Counterparties or Senior Secured Notes Creditors/Second Lien Creditors/Senior Unsecured Creditors

In acting pursuant to this Agreement and the Notes Indenture, no Notes Trustee is required to have any regard to the interests of:

(a)	the Senior Lenders, the Second Lien Lenders or the Senior Unsecured Lenders;

(b)	the Hedge Counterparties;

(c)	the Cash Management Providers;

(d)	(in the case of the Senior Secured Notes Trustee) the Second Lien Notes Creditors or the Senior Unsecured Notes Creditors;

(e)	(in the case of the Second Lien Notes Trustee) the Senior Secured Notes Creditors or the Senior Unsecured Notes Creditors; or

(f)	(in the case of the Senior Unsecured Notes Trustee) the Senior Secured Notes Creditors or the Second Lien Notes Creditors.

30.7	Claims of Security Agent

The Security Agent agrees and acknowledges that it shall have no claim against the Notes Trustees in respect of any fees, costs, expenses and liabilities due and payable to, or incurred by, the Security Agent.

30.8	Reliance and advice

Each Notes Trustee may:

(a)	rely (without enquiry) on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)	rely (without enquiry) on any statement made by any person regarding any matters which may be assumed to be within its knowledge or within its powers to verify; and

(c)	engage, pay for and rely on professional advisers selected by it (including those representing a person other than the Notes Trustee).

30.9	Provisions survive termination

The provisions of this Clause 30 shall survive any termination or discharge of this Agreement or the resignation or termination of the appointment of any Notes Trustee.

30.10	Other Parties not affected

No provision of this Clause 30.10 shall alter or change the rights and obligations as between the other Parties in respect of each other. This Clause 30.10 is intended to afford protection to the Notes Trustees only.

30.11	Instructions

In acting under this Agreement, the Notes Trustees are acting on behalf of the Senior Secured Noteholders, the Second Lien Noteholders or the Senior Unsecured Noteholders, as applicable and are entitled to seek instructions from the relevant Noteholders at any time and, where it acts on the instructions of such Noteholders, such Notes Trustee shall not incur any liability to any person for so acting. No Notes Trustee shall be liable to any person for any loss suffered as a result of any delay caused as a result of it seeking instructions from the relevant Noteholders.

30.12	Responsibility of Notes Trustee

(a)	No Notes Trustee shall be responsible to any other Senior Finance Party, Hedge Counterparty, Senior Secured Notes Finance Party, Second Lien Notes Finance Party or Senior Unsecured Finance Party for the legality, validity, effectiveness, enforceability, adequacy, accuracy, completeness or performance of:

(i)	any Senior Finance Document, Senior Secured Notes Finance Document, Hedging Agreement, Second Lien Finance Document, Senior Unsecured Finance Document or any other document;

(ii)	any statement or information (whether written or oral) made in or supplied in connection with any Senior Finance Document, Senior Secured Notes Finance Document, Hedging Agreement, Second Lien Finance Document, Senior Unsecured Finance Document or any other document; or

(iii)	any observance by any Debtor of its obligations under any Debt Document or any other document.

(b)	Each Notes Trustee may rely and shall be fully protected in acting or refraining from acting upon any notice, certificate or other document reasonably believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person.

30.13	Confirmation

Without affecting the responsibility of any Debtor or the Company for information supplied by it or on its behalf in connection with any Senior Finance Document, Senior Secured Notes Finance Document, Second Lien Finance Document, Senior Unsecured Finance Document or Hedging Agreement, each Senior Finance Party, Hedge Counterparty, Senior Secured Notes Finance Party, Second Lien Loan Finance Party, Second Lien Notes Finance Party, Senior Unsecured Loan Finance Party and Senior Unsecured Notes Finance Party (other than the Notes Trustee (in its personal capacity) and the Security Agent) confirms that it:

(a)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Senior Finance Documents, the Senior Secured Notes Finance Documents, the Second Lien Finance Documents, the Senior Unsecured Finance Documents or the Hedging Agreements (including the financial condition and affairs of each Debtor or their related entities and the nature and extent of any recourse against any Party or its assets); and

(b)	has not relied on any information provided to it by any Notes Trustee in connection with any Senior Finance Document, Senior Secured Notes Finance Document, Second Lien Finance Document, Senior Unsecured Finance Document or Hedging Agreement.

30.14	Provision of information

No Notes Trustee is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party. No Notes Trustee is responsible for:

(a)	providing any Senior Lender, Senior Secured Notes Creditor, Hedge Counterparty, Second Lien Lender, Second Lien Notes Creditor, Cash Management Provider or Senior Unsecured Creditor with any credit or other information concerning the risks arising under or in connection with the Debt Documents (including any information relating to the financial condition or affairs of any Debtor or their related entities or the nature or extent of recourse against any Party or its assets) whether coming into its possession before, on or after the date of this Agreement; or

(b)	obtaining any certificate or other document from any Debtor or the Company.

30.15	Departmentalism

In acting as the Notes Trustee, each Notes Trustee shall be treated as acting through its agency division which shall be treated as a separate entity from its other divisions and departments. Any information received or acquired by a Notes Trustee which, in its opinion, is received or acquired by some other division or department or otherwise than in its capacity as the Notes Trustee may be treated as confidential by the Notes Trustee and will not be treated as information possessed by the Notes Trustee in its capacity as such.

30.16	Disclosure of information

Each Debtor irrevocably authorises any Notes Trustee to disclose to any Senior Finance Party, Hedge Counterparty, Senior Secured Notes Finance Party, Second Lien Loan Finance Party, Second Lien Notes Finance Party, Senior Unsecured Loan Finance Party and Senior Unsecured Notes Finance Party any information that is received by such Notes Trustee in its capacity as a Notes Trustee.

30.17	Illegality

(a)	Each Notes Trustee may refrain from doing anything (including disclosing any information) which might, in its opinion, constitute a breach of any law or regulation and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.

(b)	Furthermore, each Notes Trustee may also refrain from taking such action if it would otherwise render it liable to any person in that jurisdiction or if, in its opinion based upon such legal advice, it would not have the power to do the relevant thing in that jurisdiction by virtue of any applicable law in that jurisdiction or if it is determined by any court or other competent authority in that jurisdiction that it does not have such power.

30.18	Resignation of Notes Trustee

Each Notes Trustee may resign or be removed in accordance with the terms of the applicable Notes Indenture, provided that a replacement Notes Trustee agrees with the Parties to become the replacement trustee under this Agreement by the execution of an Accession Undertaking.

30.19	Notes Trustee assumptions

(a)	The Notes Trustee is entitled to assume that:

(i)	any payment or other distribution made pursuant to this Agreement in respect of the Senior Unsecured Notes Liabilities, Second Lien Notes Liabilities or Senior Secured Notes Liabilities (as the case may be) has been made in accordance with the ranking in Clause 2 (Ranking and Priority) and is not prohibited by any provisions of this Agreement and is made in accordance with these provisions;

(ii)	the proceeds of enforcement of any Security conferred by the Security Documents or Senior Unsecured Only Security Documents have been applied in the order set out in Clause 18 (Application of Proceeds);

(iii)	any Security, collateral, guarantee or indemnity or other assurance granted to it has been done so in compliance with Clause 3.4 (Security and guarantees: Senior Secured Creditors), Clause 7.1 (Security and guarantees: Second Lien Creditors) or paragraph (c) of Clause 8.2 (Restriction on Payment and dealings: Senior Unsecured Liabilities); and

(iv)	any Senior Secured Notes, Second Lien Notes or Senior Unsecured Notes issued comply with the provisions of this Agreement including, without limitation, Clauses 6 (Issue of Senior Secured Notes), 7 (Second Lien Creditors and Second Lien Liabilities) and 8 (Senior Unsecured Creditors and Senior Unsecured Liabilities).

(b)	The Notes Trustee is entitled to assume that any payment or distribution made in respect of the Senior Unsecured Notes Liabilities, Second Lien Notes Liabilities or Senior Secured Notes Liabilities (as the case may be) is not prohibited by this Agreement, unless it has actual knowledge to the contrary provided, however, that the Notes Trustee shall be liable under this Agreement for its own gross negligence or wilful misconduct.

(c)	A Notes Trustee shall not have any obligation under Clause 11 (Effect of Insolvency Event) or Clause 13 (Redistribution) in respect of amounts received or recovered by it unless (i) it has actual knowledge that the receipt or recovery falls within paragraphs (a) or (b) above, and (ii) it has not distributed to the relevant Noteholders in accordance with the Notes Indenture any amount so received or recovered.

(d)	A Notes Trustee shall not be obliged to monitor performance by the Debtors, the Security Agent or any other Party or the Noteholders of their respective obligations under, or compliance by them with, the terms of this Agreement.

30.20	Agents

Each Notes Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any attorney or agent appointed with due care by it hereunder.

30.21	No Requirement for Bond or Surety

No Notes Trustee shall be required to give any bond or surety with respect to the performance of its duties or the exercise of its powers under this Agreement.

30.22	Notes Trustee Liabilities and payments

No provision of this Agreement shall alter or otherwise affect the rights and obligations of any Debtor to make payments in respect of the Notes Trustee Amounts as and when the same are due and payable and demand, receipt and retention by any Notes Trustee of the same or taking of any step or action by any Notes Trustee in respect of its rights under the Notes Finance Documents to the same.

30.23	Business with Debtors

Any Notes Trustee may accept deposits from, lend money to, and generally engage in any kind of banking or other business with any of the Debtors.

31.	Contractual recognition of bail in

Notwithstanding any other term of any Debt Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with any Debt Document may be subject to Bail In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any such Debt Document to the extent necessary to give effect to any Bail In Action in relation to any such liability.

For the purposes of this Clause:

Article 55 BRRD means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

Bail In Action means the exercise of any Write-down and Conversion Powers.

Bail In Legislation means:

(a)	in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail In Legislation Schedule from time to time;

(c)	in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write down and Conversion Powers contained in that law or regulation; and

(d)	in relation to the United Kingdom, the UK Bail-In Legislation.

EEA Member Country means any member state of the European Union, Iceland, Liechtenstein and Norway.

EU Bail In Legislation Schedule means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

Resolution Authority means any body which has authority to exercise any Write down and Conversion Powers.

UK Bail-In Legislation means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable to the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

Write down and Conversion Powers means:

(a)	in relation to any Bail In Legislation described in the EU Bail In Legislation Schedule from time to time, the powers described as such in relation to that Bail In Legislation in the EU Bail In Legislation Schedule;

(e)	in relation to any other applicable Bail In Legislation other than the UK Bail-In Legislation:

(i)	any powers under that Bail In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail In Legislation; and

(f)	in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or an affiliate of a bank, investment firm or financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under the UK Bail-In Legislation that are related to or ancillary to any of those powers.

32.	Acknowledgement Regarding any Supported QFCs

(a)	To the extent that the Debt Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, QFC Credit Support and each such QFC a Supported QFC), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the U.S. Special Resolution Regimes) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Debt Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States or the laws of any other jurisdiction) in the event a Covered Entity that is party to a Supported QFC (each, a Covered Party) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States.

(b)	In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Debt Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Debt Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(c)	In this Clause 31, the following terms have the following meanings:

BHC Act Affiliate of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

Covered Entity means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

Default Right has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

QFC has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

33.	Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

34.	Governing law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law, except for Clause 21.2 (Appointment as agent and administrator in relation of German Transaction Security) which shall be governed by German law.

35.	Enforcement

35.1	Jurisdiction

(a)	The courts of England have exclusive jurisdiction to decide any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or the consequences of its nullity or non-contractual obligations arising out of or in connection with this Agreement) (a Dispute).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to decide Disputes and accordingly no Party will argue to the contrary.

35.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Debtor and Senior Unsecured Security Provider (unless, in each case, incorporated in England and Wales):

(i)	irrevocably appoints TMF Global Services (UK) Limited as its agent for service of process (and, for the purposes of Italian law, as agent with representative powers (mandatario con rappresentanza)) in relation to any proceedings before the English courts in connection with this Agreement; and

(ii)	agrees that failure by a process agent to notify the relevant Debtor of the process will not invalidate the proceedings concerned.

(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Company (on behalf of all the Debtors and Senior Unsecured Security Providers) must promptly (and in any event within 14 days of such event taking place) notify the Agents and appoint another agent on terms acceptable to:

(i)	the Senior Agent(s);

(ii)	after the Senior Discharge Date, the Senior Secured Notes Trustee(s);

(iii)	after the Senior Secured Notes Discharge Date, the Second Lien Agent;

(iv)	after the Second Lien Lender Discharge Date, the Second Lien Notes Trustee(s); or

(v)	after the Second Lien Discharge Date, the Senior Unsecured Representative(s).

Failing this, the Senior Agent(s), the Senior Secured Notes Trustee(s), the Second Lien Agent, the Second Lien Notes Trustee(s) or the Senior Unsecured Representative(s) (as the case may be) may appoint another agent for this purpose.

(c)	Each Debtor and Senior Unsecured Security Provider expressly agrees and consents to the provisions of this Clause 35 and Clause 34 (Governing Law).

36.	Special Provisions Regarding Enforcement under the Laws of Spain

36.1	Agent accounting

Each Agent (in relation to the Secured Parties to which it is a Senior Secured Creditor Representative) shall open and maintain in its book a special credit account for each creditor party under the applicable Secured Debt Document (a Creditor Party). In each of such accounts the relevant Agent shall debit the amounts owed by a Debtor to the applicable Creditor Party, including the interest, fees, expenses, default interest, additional costs and any other amounts that are payable by a Debtor pursuant to the relevant Secured Debt Document. Likewise, all amounts received by an Agent from a Debtor pursuant the applicable Secured Debt Document shall be credited in that account, so that the sum of the balance of the credit account represents the amount owed by a Debtor to the applicable Creditor Party at any time. For the sake of clarity, the account shall credit any amount received by the Agent from any third party to the extent such payments are done in compliance with applicable law, KYC and AML requirements.

36.2	Individual account of each Creditor Party and Hedge Counterparty

In addition to the special unified account referred to in Clause 36.1 (Agent Accounting) above, each Creditor Party and each Hedge Counterparty shall open and maintain in its books a special credit account from which the interest, fees, expenses, default interest, additional costs and any other amounts that a Debtor owes to such Creditor Party or such Hedge Counterparty (as applicable) hereunder shall be debited and in which all amounts received by the Creditor Party or the Hedge Counterparty (as applicable) from the Debtor under the relevant Secured Debt Document shall be credited, so that the sum of the balance of the credit account represents the amount owed by a Debtor to the Creditor Party at any time. For the sake of clarity, the account shall credit any amount received by the Agent from any third party to the extent such payments are done in compliance with applicable law, KYC and AML requirements.

36.3	Determination of balance due in the event of enforcement before the Spanish courts

In the event of enforcement of a Secured Debt Document before the Spanish courts, the Security Agent shall settle the credit accounts referred to above in Clauses 36.1 above (Agent accounting) and 36.2 (Individual account of each Creditor Party and Hedge Counterparty). It is expressly agreed for purposes of enforceability via judicial or out-of- court methods pursuant to Spanish Law, that the balance due from the accounts referred to in Clauses 36.1 (Agent accounting) and 36.2 (Individual account of each Creditor Party and Hedge Counterparty) resulting from the certificate issued for such purpose by the Security Agent shall be deemed a liquid, due and payable amount enforceable against a Debtor, provided that it is evidenced in a notarial document that the settlement was made in the form agreed to by the parties in the enforceable instrument documenting this Agreement (título ejecutivo) and that the balance due matches with the balance that appears in the corresponding open account of the Creditor Party in connection with the relevant Secured Debt Document.

36.4	Enforcement before the Spanish courts

In the event that a Creditor Party decides, for the purposes of the enforcement of a Secured Debt Document (which has been raised to the status of Spanish Public Document) before the Spanish courts, to commence the ordinary enforcement proceeding set forth in Articles 517, et seq., of the Spanish Civil Procedural Act, the Parties expressly agree for purposes of Article 571, et seq., of such Civil Procedural Act that the settlement to determine the summarily enforceable debt be made by the Security Agent. Therefore, the following will be sufficient for the commencement of the summary proceedings: (i) an original notarial first or authentic copy of the notarial deed (escritura de elevación a público) evidencing this Agreement (or the relevant Secured Debt Document that has been raised to the status of public document in Spain); (ii) the notarial document (acta notarial) which incorporates the certificate, issued by the Security Agent, of the debt for which the Debtor is liable, as well as the extract of the debit and credit entries and the entries corresponding to the application of interest that determines the actual balance for which enforcement is requested and the document providing evidence (documento fehaciente) that the settlement of the debt has been carried out in the form agreed to in this Agreement; and (iii) a notarial document (acta notarial) providing evidence of the prior notice to the Debtor of the amount due as a result of the settlement.

37.	Spanish Public Document

This Agreement and the Accession Deed shall be raised to a Spanish Public Document in the form of an escritura pública for, among others, the purposes contemplated in Article 517 et seq., Spanish Civil Procedural Act and other related provisions.

For the avoidance of doubt, any Group Company, Third Party Security Provider or Senior Unsecured Security Provider shall assume any cost relating to the notarization in Spain of any Finance Document (other than this Agreement and the Accession Deed to be executed by the Spanish Debtor) nor of any Security Document (other than the Spanish Transaction Security Documents).

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement and executed as a deed by the Company, the Intra-Group Lender, Original Holdco and the Original Debtor and is intended to be and is delivered by them as a deed on the date specified above.

Schedule 1
Form of debtor/third party security provider accession deed

THIS AGREEMENT is made on [•] and made between:

(1)	[[Insert full name of New Debtor//Third Party Security Provider] (the Acceding Debtor)] / [[Insert full name of New Holdco] (the Acceeding Holdco)] / [[Insert full name of Senior Unsecured Security Provider] (the Acceeding Senior Unsecured Security Provider)];; and

(2)	[Insert full name of current Security Agent] (the Security Agent), for itself and each of the other parties to the intercreditor agreement referred to below.

This agreement is made on [date] by the [Acceding Debtor / Acceding Holdco / Acceding Senior Unsecured Security Provider] in relation to an intercreditor agreement (the Intercreditor Agreement) dated [•] 2021 between, amongst others, [•] as company, [•] as security agent, [•] as senior agent, [•], the other Creditors and the other Debtors (each as defined therein).

The [Acceding Debtor / Acceding Holdco / Acceding Senior Unsecured Security Provider] intends to [incur Liabilities under the following documents]/[give a guarantee, indemnity or other assurance against loss in respect of Liabilities under the following documents]/[grant Security (as defined in the Intercreditor Agreement) in respect of Liabilities under the following documents]:

[Insert details (date, parties and description) of relevant documents]

the Relevant Documents.

IT IS AGREED as follows:

1.	Terms defined in the Intercreditor Agreement shall, unless otherwise defined in this Agreement, bear the same meaning when used in this Agreement.

2.	The [Acceding Debtor / Acceding Holdco / Acceding Senior Unsecured Security Provider] and the Security Agent agree that the Security Agent shall hold:

(a)	any Security in respect of Liabilities created or expressed to be created pursuant to the Relevant Documents;

(b)	all proceeds of that Security; and

(c)	all obligations expressed to be undertaken by the [Acceding Debtor / Acceding Holdco / Acceding Senior Unsecured Security Provider] to pay amounts in respect of the Liabilities to the Security Agent as trustee, security agent or otherwise for the benefit of the Secured Parties (in the Relevant Documents or otherwise and including any Security Agent Claims) and secured by the [Transaction Security] / [Senior Unsecured Only Security] together with all representations and warranties expressed to be given by the [Acceding Debtor / Acceding Holdco / Acceding Senior Unsecured Security Provider] (in the Relevant Documents or otherwise) in favour of the Secured Parties (as represented by the Security Agent) as trustee, security agent or otherwise for the benefit of the Secured Parties, on trust or, as the case may be, as trustee, security agent or as agent or otherwise for the benefit of the Secured Parties on the terms and conditions contained in the Intercreditor Agreement.

3.	The [Acceding Debtor / Acceding Holdco / Acceding Senior Unsecured Security Provider] confirms that it intends to be party to the Intercreditor Agreement as a [Debtor/ Third Party Security Provider / Holdco / Senior Unsecured Security Provider], undertakes to perform all the obligations expressed to be assumed by a [Debtor / Third Party Security Provider / Holdco / Senior Unsecured Security Provider] under the Intercreditor Agreement and agrees that it shall be bound by all the provisions of the Intercreditor Agreement as if it had been an original party to the Intercreditor Agreement as a [Debtor / Third Party Security Provider / Holdco / Senior Unsecured Security Provider].

4.	[In consideration of the Acceding Debtor being accepted as an Intra-Group Lender for the purposes of the Intercreditor Agreement, the Acceding Debtor also confirms that it intends to be party to the Intercreditor Agreement as an Intra-Group Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by an Intra-Group Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement as an Intra-Group Lender].[1]

5.	[The [Acceding Debtor / Acceding Holdco / Acceding Senior Unsecured Security Provider] unconditionally ratifies the power of attorney granted to the Security Agent pursuant to clause 21.24 (Intra-Group Lenders, Investors and Debtors: Power of Attorney) of the Intercreditor Agreement.]

6.	[The [Acceding Debtor / Acceding Holdco / Acceding Senior Unsecured Provider] expressly confirms that it [can/cannot] relieve the Security Agent from the restrictions of section 181 of the German Civil Code and any equivalent restriction under any other applicable law.]

7.	[6]/[7] This Agreement and any non-contractual obligations arising out of or in connection with it are is governed by, English law.

This Agreement will be formalised in a Spanish Public Document at the cost of the Acceding Debtor, so that it may have the status of a Spanish Public Document and for all purposes contemplated in Article 517, number 4 of the Spanish Civil Procedural Act. The public deed raising this Accession Deed to the status of Spanish Public Document shall reproduce in Spanish the terms and conditions of Clause 36 of the Intercreditor Agreement (Special Provisions regarding enforcement under the Laws of Spain) and the granting of authority by the Secured Parties to the Security Agent under Clause 21.25 of the Intercreditor Agreement (Appointment of the Security Agent as agent and administrator in relation to Spanish Security; powers of attorney in favour of the Security Agent; Spanish law particularities).]2

[1]	Include this paragraph in the relevant Debtor/Third Party Security Provider Accession Deed if the Acceding Debtor is also to accede as an Intra-Group Lender to the Intercreditor Agreement.

[2]	Include this paragraph if the Acceding Debtor is a company incorporated under the laws of Spain

THIS AGREEMENT has been signed on behalf of the Security Agent and executed as a deed by the [Acceding Debtor / Acceding Holdco / Acceding Senior Unsecured Security Provider] and is delivered on the date stated above.

The Acceding [Debtor] / [Holdco] / [Senior Unsecured Security Provider

EXECUTED	)
as a DEED by	)
[FULL NAME OF ACCEDING	)
DEBTOR / ACCEDING HOLDCO / ACCEDING SENIOR UNSECURED SECURITY PROVIDER] )

Directory:

Directory/Secretary:

OR

EXECUTED	)
as a DEED by	)
[FULL NAME OF ACCEDING	)
DEBTOR / ACCEDING HOLDCO]	)

Signature of Director:

Name of Director:

in the presence of:

Signature of witness

Name of witness

Address of witness

The Security Agent

SIGNED	)
for and on behalf of	)
[FULL NAME OF CURRENT	)
SECURITY AGENT]	)

Signature:

Name:

Date:

Schedule 2
Form of Creditor/Agent Accession Undertaking

To:	[Insert full name of current Security Agent] for itself and each of the other parties to the Intercreditor Agreement referred to below.

[To:	[Insert full name of current Senior Agent] as Senior Agent]

From:	[Acceding Creditor/Agent]

THIS UNDERTAKING is made on [date] by [insert full name of new Arranger/Senior Lender/Second Lien Lender/Hedge Counterparty/Senior Agent/Second Lien Agent/Second Lien Arranger/Intra-Group Lender/Investor/Senior Secured Noteholder/Senior Secured Notes Trustee/Second Lien Notes Trustee/Senior Unsecured Notes Trustee/Senior Unsecured Borrower/Senior Unsecured Notes Issuer/Senior Secured Notes Issuer/ Second Lien Notes Issuer/ Senior Unsecured Arranger/Senior Unsecured Lender/Senior Unsecured Agent/ Cash Management Provider] (the Acceding [Arranger/Senior Lender/Second Lien Lender/Hedge Counterparty/Senior Agent/Second Lien Agent/Second Lien Arranger/Intra-Group Lender/Investor/Senior Secured Noteholder/Senior Secured Notes Trustee/Senior Unsecured Notes Trustee/Second Lien Notes Trustee/Senior Unsecured Borrower/Senior Unsecured Notes Issuer/Senior Secured Notes Issuer/ Second Lien Notes Issuer/ Senior Unsecured Arranger/Senior Unsecured Lender/Senior Unsecured Agent/Cash Management Provider]) in relation to the intercreditor agreement (the Intercreditor Agreement) dated [•] 2021 between, amongst others, [•] as company, [•] as security agent, [•] as senior agent, [•], the other Creditors and the other Debtors (each as defined therein). Terms defined in the Intercreditor Agreement shall, unless otherwise defined in this Undertaking, bear the same meanings when used in this Undertaking.

In consideration of the Acceding [Arranger/Senior Lender/Second Lien Lender/Hedge Counterparty/Senior Agent/Second Lien Lender/Second Lien Arranger/Intra-Group Lender/Investor/Senior Secured Noteholder/Senior Secured Notes Trustee/Second Lien Notes Trustee/Senior Unsecured Notes Trustee/Senior Unsecured Borrower/Senior Unsecured Notes Issuer/Senior Secured Notes Issuer/Second Lien Notes Issuer/Senior Unsecured Arranger/Senior Unsecured Lender/Senior Unsecured Agent] being accepted as a [Arranger/Senior Lender/Second Lien Lender/Hedge Counterparty/Second Lien Agent/Second Lien Arranger/Intra-Group Lender/Senior Agent/Investor/Senior Secured Noteholder/Senior Secured Notes Trustee/Second Lien Notes Trustee/Senior Unsecured Notes Trustee/Senior Unsecured Borrower/Senior Unsecured Notes Issuer/Senior Secured Notes Issuer/Second Lien Notes Issuer/Senior Unsecured Arranger/Senior Unsecured Lender/Senior Unsecured Agent/Cash Management Provider] for the purposes of the Intercreditor Agreement, the Acceding [Arranger/Senior Lender/Second Lien Lender/Hedge Counterparty/Senior Agent/Second Lien Agent/Second Lien Arranger/Intra-Group Lender/Investor/Senior Secured Noteholder/Senior Secured Notes Trustee/Second Lien Notes Trustee/Senior Unsecured Notes Trustee/Senior Unsecured Borrower/Senior Unsecured Notes Issuer/Senior Secured Notes Issuer/Second Lien Notes Issuer/Senior Unsecured Arranger/Senior Unsecured Lender/Senior Unsecured Agent/Cash Management Provider] confirms that, as from [date], it intends to be party to the Intercreditor Agreement as a [Arranger/Senior Lender/Second Lien Lender/Hedge Counterparty/Senior Agent/Second Lien Agent/Second Lien Arranger/Intra-Group Lender/Investor/Senior Secured Noteholder/Senior Secured Notes Trustee/Second Lien Notes Trustee/Senior Unsecured Notes Trustee/Senior Unsecured Borrower/Senior Unsecured Notes Issuer/Senior Secured Notes Issuer/Second Lien Notes Issuer/Senior Unsecured Arranger/Senior Unsecured Lender/Senior Unsecured Agent/Cash Management Provider] and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a [Arranger/Senior Lender/Second Lien Lender/Hedge Counterparty/Senior Agent/Second Lien Agent/Second Lien Arranger/Intra-Group Lender/Investor/Senior Secured Noteholder/Senior Secured Notes Trustee/Second Lien Notes Trustee/Senior Unsecured Notes Trustee/Senior Unsecured Borrower/Senior Unsecured Notes Issuer/Senior Secured Notes Issuer/Second Lien Notes Issuer/Senior Unsecured Arranger/Senior Unsecured Lender/Senior Unsecured Agent/Cash Management Provider] and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

[The Acceding Senior Lender is an Affiliate of a Senior Lender and has become a provider of an Ancillary Facility. In consideration of the Acceding Senior Lender being accepted as an Ancillary Lender for the purposes of the Senior Facilities Agreement, the Acceding Senior Lender confirms, for the benefit of the parties to the Senior Facilities Agreement, that, as from [date], it intends to be party to the Senior Facilities Agreement as an Ancillary Lender, and undertakes to perform all the obligations expressed in the Senior Facilities Agreement to be assumed by a Senior Finance Party and agrees that it shall be bound by all the provisions of the Senior Facilities Agreement, as if it had been an original party to the Senior Facilities Agreement as an Ancillary Lender.]

[The Acceding Hedge Counterparty has become a provider of hedging arrangements to [certain Group Companies].

The Acceding [Arranger/Senior Lender/Second Lien Lender/Hedge Counterparty/Senior Agent/Second Lien Agent/Second Lien Arranger/Intra-Group Lender/Investor/Senior Secured Noteholder/Senior Secured Notes Trustee/Senior Unsecured Notes Trustee/Second Lien Notes Trustee/Senior Unsecured Borrower/Senior Unsecured Notes Issuer/Senior Secured Notes Issuer/Second Lien Notes Issuer/Senior Unsecured Arranger/Senior Unsecured Lender/Senior Unsecured Agent/Cash Management Provider] hereby expressly ratifies and approves any and all acts done by the Security Agent on its behalf prior to execution by the Acceding [Arranger/Senior Lender/Second Lien Lender/Hedge Counterparty/Senior Agent/Second Lien Agent/Second Lien Arranger/Intra-Group Lender/Investor/Senior Secured Noteholder/Senior Secured Notes Trustee/Second Lien Notes Trustee/Senior Unsecured Notes Trustee/Senior Unsecured Borrower/Senior Unsecured Notes Issuer/Senior Secured Notes Issuer/Second Lien Notes Issuer/Senior Unsecured Arranger/Senior Unsecured Lender/Senior Unsecured Agent/Cash Management Provider] of this Creditor/Agent Accession Undertaking.

The [Acceding Creditor/Agent] unconditionally ratifies the power of attorney granted to the Security Agent pursuant to clause 21.1 of the Intercreditor Agreement.

The [Acceding Creditor/Agent] expressly confirms that it [can/cannot] relieve the Security Agent from the restrictions of section 181 of the German Civil Code and any equivalent restriction under any other applicable law.

[The Investor Documents are as follows: [ ]]3

This Undertaking and any non-contractual obligations arising out of or in connection with it are governed by English law.

THIS UNDERTAKING has been entered into on the date stated above [and is executed as a deed by the Acceding Creditor, if it is acceding as an Intra-Group Lender and is delivered on the date stated above].

3 Relevant to an Acceding Investor

Acceding [Creditor/Agent]

[EXECUTED AS A DEED]

[insert full name of Acceding Creditor/Agent]

By:

Address:

E-mail:

Accepted by the Security Agent [Accepted by the Senior Agent]

for and on behalf of                                    for and on behalf of

[Insert full name of current Security Agent] [Insert full name of Senior Agent]

Schedule 3
Form of Debtor Resignation Request

To:	[•] as Security Agent

From:	[resigning Debtor] and [Company]

Dated:

Dear Sir or Madam

Intercreditor agreement (the Intercreditor Agreement) dated [•] 2021 between, amongst others, [•] as company, [•] as security agent, [•] as senior agent, [•], the other Creditors and the other Debtors (each as defined therein)

1.	We refer to the Intercreditor Agreement. This is a Debtor Resignation Request. Terms defined in the Intercreditor Agreement have the same meaning in this Debtor Resignation Request unless given a different meaning in this Debtor Resignation Request.

2.	Pursuant to Clause 23.26 (Resignation of a Debtor), we request that [resigning Debtor] be released from its obligations as a Debtor under the Intercreditor Agreement.

3.	We confirm that no Default is continuing or would result from the acceptance of this request.

4.	This letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

[Company]	[resigning Debtor]

By:	By:

Schedule 4
Enforcement Principles

1.	In this Schedule 4:

Enforcement Objective means maximising, to the extent consistent with a prompt and expeditious realisation of value, the value realised from Enforcement;

Fairness Opinion means, in respect of any Enforcement, an opinion from a Financial Adviser that the proceeds received or recovered in connection with that Enforcement are fair from a financial point of view taking into account all relevant circumstances;

Financial Adviser means any reputable, independent and internationally recognised investment bank, firm of accountants or third-party professional firm which is regularly engaged in such sale processes (and, in each case, not being an auditor or administrator or other relevant officer of the applicable company).

2.	Any Enforcement shall be consistent with the Enforcement Objective.

3.	Without prejudice to the Enforcement Objective, the Transaction Security will be enforced and other action as to Enforcement will be taken such that either:

(a)	to the extent the Instructing Group is the Majority Senior Creditors, all proceeds of Enforcement are received by the Security Agent in cash for distribution in accordance with Clause 18 (Application of Proceeds); or

(b)	to the extent the Instructing Group is the Majority Pari Passu Creditors, either:

(i)	all proceeds of enforcement are received by the Security Agent in cash for distribution in accordance with Clause 18 (Application of Proceeds); or

(ii)	sufficient proceeds from Enforcement will be received by the Security Agent in cash to ensure that, when the proceeds are applied in accordance with Clause 18 (Application of Proceeds), the Super Senior Discharge Date will occur (unless the Majority Senior Creditors agree otherwise).

4.	On:

(a)	a proposed Enforcement in relation to assets comprising Charged Property other than shares in a Group Company over which Transaction Security exists, where the aggregate book value of such assets exceeds €2,500,000 (or its equivalent in any other currency or currencies); or

(b)	a proposed Enforcement in relation to Charged Property comprising some or all of the shares in a Group Company over which Transaction Security exists,

which, in either case, is not being effected through a Competitive Process, the Security Agent shall, if requested by the Majority Senior Creditors or the Majority Pari Passu Creditors, appoint a Financial Adviser to provide a Fairness Opinion in relation to that Enforcement, provided that the Security Agent shall not be required to appoint a Financial Adviser nor obtain a Fairness Opinion if a proposed Enforcement:

(i)	would result in the receipt of sufficient Enforcement Proceeds in cash by the Security Agent to ensure that, after application in accordance with Clause 18 (Application of Proceeds):

(A)	in the case of an Enforcement requested by the Majority Senior Creditors, the Final Discharge Date would occur; or

(B)	in the case of an Enforcement requested by the Majority Pari Passu Creditors, the Super Senior Discharge Date would occur;

(ii)	is in accordance with any applicable law; and

(iii)	complies with Clause 17.2 (Distressed Disposals).

5.	A Fairness Opinion shall not be required if a proposed Enforcement:

(i)	would result in the receipt of sufficient Enforcement Proceeds in cash by the Security Agent to ensure that:

(A) after application in accordance with Clause 18 (Application of Proceeds) in the case of an Enforcement by the Majority Senior Creditors, would result in the Senior Secured Discharge Date, and

(B) after application in accordance with Clause 18 (Application of Proceeds) in the case of an Enforcement requested by the Majority Pari Passu Creditors would result in the Super Senior Discharge Date;

(ii)	is in accordance with any applicable law; and

(iii)	complies with the provisions in this Agreement regarding a Distressed Disposal.

6.	The Security Agent shall be under no obligation to appoint a Financial Adviser or to seek the advice of a Financial Adviser unless expressly required to do so by this Schedule 4 or any other provision of this Agreement.

7.	The Fairness Opinion will be conclusive evidence that the Enforcement Objective has been met.

Schedule 5
Original Debtors

1.	Odeon Cinemas Group Limited

2.	Odeon and UCI Cinemas Holdings Limited

3.	Odeon Cinemas Holdings Limited

4.	United Cinemas International Acquisitions Limited

5.	United Cinemas International (UK) Limited

6.	Odeon Cinemas Limited

7.	ABC Cinemas Limited

8.	Odeon Cinemas (RL) Limited

Schedule 6
Original Intra-Group Lenders

1.	Odeon Cinemas Group Limited

2.	Odeon and UCI Cinemas Holdings Limited

3.	Odeon Cinemas Holdings Limited

4.	United Cinemas International Acquisitions Limited

5.	United Cinemas International (UK) Limited

6.	Odeon Cinemas Limited

7.	ABC Cinemas Limited

8.	Odeon Cinemas (RL) Limited

Signatories to Intercreditor Agreement

THE COMPANY

EXECUTED as a DEED by

ODEON CINEMAS GROUP LIMITED acting by:

Name:

Title: Director

Name:

Title: Director

1

THE ORIGINAL SENIOR SECURED NOTES ISSUER

EXECUTED as a DEED by

ODEON FINCO PLC acting by:

Name:

Title: Director

Name:

Title: Director

2

THE ORIGINAL DEBTORS

EXECUTED as a DEED by

ODEON CINEMAS GROUP LIMITED acting by:

Name:

Title: Director

Name:

Title: Director

EXECUTED as a DEED by

ODEON AND UCI CINEMAS HOLDINGS LIMITED acting by:

Name:

Title: Director

Name:

Title: Director

3

EXECUTED as a DEED by

ODEON CINEMAS HOLDINGS LIMITED acting by:

Name:

Title: Director

Name:

Title: Director

EXECUTED as a DEED by

UNITED CINEMAS INTERNATIONAL ACQUISITIONS LIMITED acting by:

Name:

Title: Director

Name:

Title: Director

4

EXECUTED as a DEED by

UNITED CINEMAS INTERNATIONAL (UK) LIMITED acting by:

Name:

Title: Director

Name:

Title: Director

EXECUTED as a DEED by

ODEON CINEMAS LIMITED acting by:

Name:

Title: Director

Name:

Title: Director

5

EXECUTED as a DEED by

ABC CINEMAS LIMITED acting by:

Name:

Title: Director

Name:

Title: Director

EXECUTED as a DEED by

ODEON CINEMAS (RL) LIMITED acting by:

Name:

Title: Director

Name:

Title: Director

6

THE ORIGINAL INTRA-GROUP LENDERS

EXECUTED as a DEED by

ODEON CINEMAS GROUP LIMITED acting by:

Name:

Title: Director

Name:

Title: Director

EXECUTED as a DEED by

ODEON AND UCI CINEMAS HOLDINGS LIMITED acting by:

Name:

Title: Director

Name:

Title: Director

7

EXECUTED as a DEED by

ODEON CINEMAS HOLDINGS LIMITED acting by:

Name:

Title: Director

Name:

Title: Director

EXECUTED as a DEED by

UNITED CINEMAS INTERNATIONAL ACQUISITIONS LIMITED acting by:

Name:

Title: Director

Name:

Title: Director

8

EXECUTED as a DEED by

UNITED CINEMAS INTERNATIONAL (UK) LIMITED acting by:

Name:

Title: Director

Name:

Title: Director

EXECUTED as a DEED by

ODEON CINEMAS LIMITED acting by:

Name:

Title: Director

Name:

Title: Director

9

EXECUTED as a DEED by

ABC CINEMAS LIMITED acting by:

Name:

Title: Director

Name:

Title: Director

EXECUTED as a DEED by

ODEON CINEMAS (RL) LIMITED acting by:

Name:

Title: Director

Name:

Title: Director

10

THE ORIGINAL INVESTORS

AMERICAN MULTI-CINEMA, INC acting by:

Name:

Title:

EXECUTED as a DEED by

AMC UK HOLDING LIMITED acting by:

Name:

Title: Director

Name:

Title: Director

11

THE ORIGINAL THIRD PARTY SECURITY PROVIDER

EXECUTED as a DEED by

AMC UK HOLDING LIMITED acting by:

Name:

Title: Director

Name:

Title: Director

12

THE ORIGINAL HOLCO

EXECUTED as a DEED by

AMC UK HOLDING LIMITED acting by:

Name:

Title: Director

Name:

Title: Director

13

THE ORIGINAL SENIOR SECURED NOTES TRUSTEE

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION acting by:

Name:

Title:

14

THE SECURITY AGENT

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION acting by:

Name:

Title:

15